SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

ECHOSTAR COMMUNICATIONS CORPORATION

(Name of Registrant as Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such State.

PRELIMINARY DRAFT DATED MARCH 18, 2002, SUBJECT TO COMPLETION

Solicitation of Written Consent of General Motors Corporation Common Stockholders	Information Statement for EchoStar Communications Corporation Common Stockholders

The Separation of Hughes from GM

and the Merger of Hughes and EchoStar

GM is asking GM $1 2/3 par value common stockholders and GM Class H common stockholders to approve certain matters relating to the following transactions:

•	the separation of Hughes Electronics from GM; and

•	the combination of Hughes with EchoStar Communications by a merger immediately after the separation.

As a result of these transactions, GM Class H common stockholders will receive one share of Class C common stock of the new company in exchange for each share of GM Class H common stock they own and EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of Class A common stock of the new company in exchange for each share of EchoStar Class A common stock they own.

The combination of Hughes and EchoStar will create one of the nation’s largest subscription television platforms.

The Class A common stock and Class C common stock of the new company, which is currently named “HEC Holdings, Inc.” but which will be renamed “EchoStar Communications Corporation” as part of the transactions, will be listed on either the New York Stock Exchange or the Nasdaq Stock Market under the symbols “          ” and “          ,” respectively.

WE URGE YOU TO READ THIS DOCUMENT CAREFULLY, INCLUDING

THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 47.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued in connection with these transactions. In addition, neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document, which is dated                     , 2002, is a combined Consent Solicitation Statement of GM and Information Statement of EchoStar, as well as a Prospectus of the new company, and is first being mailed to the stockholders of General Motors and EchoStar on or about                     , 2002.

To the GM $1 2/3 par value common stockholders and the GM Class H common stockholders:

      General Motors is proposing to split off its Hughes Electronics subsidiary to its GM Class H common stockholders. Immediately after the separation of Hughes from GM, the businesses of Hughes and EchoStar will be combined pursuant to a merger and the surviving corporation of that merger will be named “EchoStar Communications Corporation.” The new EchoStar formed by the merger will continue to provide multi-channel subscription television service under the DIRECTV brand name. The Hughes/EchoStar merger will create one of the nation’s largest subscription television platforms, with about 17 million subscribers based upon the number of subscribers of each of Hughes and EchoStar as of December 31, 2001.

      GM Class H common stockholders will receive as part of the transactions one share of the new EchoStar Class C common stock in exchange for each share of GM Class H common stock they own. Upon the completion of the transactions, based on assumptions described in this document, the former GM Class H common stockholders would hold about           % of the outstanding common stock of the new EchoStar, representing about           % of the new EchoStar’s total voting power. As a result of the transactions, the GM Class H common stock will be eliminated and GM will no longer have “tracking stock.” The GM $1 2/3 par value common stock will remain outstanding and will be GM’s only class of common stock after the transactions.

      As part of these transactions, GM will receive significant liquidity and value from its current retained economic interest of about           % in the financial performance of Hughes. Immediately before the split-off of Hughes, GM will receive a dividend of up to $4.2 billion and GM’s retained economic interest will be reduced by a commensurate amount. If GM continues to hold any retained economic interest in Hughes after the dividend, it may seek to benefit from debt reduction by distributing shares of Class C common stock of the new EchoStar in exchange for outstanding GM debt after the Hughes/ EchoStar merger. If permitted by the IRS, GM will retain any remaining ownership interest in the new EchoStar after the transactions. Based on assumptions described in this document, subject to IRS approval, after the transactions General Motors would retain shares of the new EchoStar Class C common stock equal to about           % of the outstanding common stock of the new EchoStar, representing about           % of the new EchoStar’s total voting power.

THE BOARD OF DIRECTORS OF GENERAL MOTORS HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THE PROPOSALS RELATING TO THE TRANSACTIONS BY EXECUTING AND RETURNING THE ENCLOSED CONSENT.

      GM has already approved this merger as the sole stockholder of Hughes and a newly formed company that will hold all of the outstanding stock of Hughes immediately prior to the Hughes/EchoStar merger. However, other aspects of the transactions require GM common stockholder approval and, accordingly, none of the transactions will be completed unless such approval is obtained. If the GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, do not approve the transactions, Hughes will remain a wholly owned subsidiary of GM and neither the Hughes/EchoStar merger nor the GM/Hughes separation transactions will occur. Therefore, your vote on these matters is very important.

      This document contains important information about the GM/Hughes separation transactions and the Hughes/EchoStar merger. We urge you to read this document carefully, including the section entitled “Risk Factors” that begins on page 47.

      We strongly support the separation of Hughes from GM and the combination of Hughes and EchoStar, and we join with the board of directors of General Motors in enthusiastically recommending that you vote in favor of the transactions.

G. Richard Wagoner, Jr. President and Chief Executive Officer General Motors Corporation	Jack A. Shaw President and Chief Executive Officer Hughes Electronics Corporation

To the common stockholders of EchoStar Communications Corporation:

      We intend to combine our business with the business of Hughes Electronics pursuant to a merger that will be completed immediately following the separation of Hughes from its current parent company, General Motors. The surviving corporation in the Hughes/EchoStar merger will be named “EchoStar Communications Corporation” and will continue to provide multi-channel subscription television service under the DIRECTV brand name. The Hughes/EchoStar merger will create one of the nation’s largest subscription television platforms, with about 17 million subscribers based upon the number of subscribers of each of Hughes and EchoStar as of December 31, 2001.

      In connection with the Hughes/EchoStar merger, each of you who holds EchoStar Class A common stock will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock you own and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own. You should understand that a trust which I control currently owns all of the outstanding shares of EchoStar Class B common stock. You should also understand that you will not receive any fractional share of common stock in the new EchoStar. Instead, you will receive a cash payment for your fractional share. Upon the completion of the Hughes/EchoStar merger, based on assumptions described in this document, you, together with the other former EchoStar common stockholders, would hold about           % of the outstanding common stock of the new EchoStar, representing about           % of the new EchoStar’s total voting power.

      The boards of directors of EchoStar, Hughes and a newly formed company that will hold all of the outstanding stock of Hughes immediately prior to the Hughes/EchoStar merger have already approved the Hughes/EchoStar merger. In addition, General Motors, as the sole stockholder of Hughes and the Hughes holding company, and a trust controlled by me, as the holder of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, have already approved the Hughes/EchoStar merger. As a result, no further action on your part is required to approve the Hughes/EchoStar merger. However, we believe that it is important for you to be informed about the Hughes/ EchoStar merger. Thus, this document is being sent to you for your information only.

THE HUGHES/ECHOSTAR MERGER HAS ALREADY BEEN APPROVED BY THE STOCKHOLDERS OF ECHOSTAR. AS A RESULT, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      This document contains important information about the Hughes/EchoStar merger. We urge you to read this document carefully, including the section entitled “Risk Factors” that begins on page 47.

      I am excited about the opportunities that the Hughes/ EchoStar merger will create for us, for you and for our customers.

Charles W. Ergen
Chairman of the Board of Directors and
Chief Executive Officer
EchoStar Communications Corporation

ADDITIONAL INFORMATION

      This document incorporates important business and financial information about GM, Hughes, PanAmSat Corporation (which is currently approximately 81% owned by certain subsidiaries of Hughes) and EchoStar from other documents that are not included in or delivered with this document. You may obtain some of the documents about GM, Hughes, PanAmSat and EchoStar at the SEC’s website, “www.sec.gov”, or at the following websites:

•	GM: At GM’s website, “www.gm.com” by selecting “Investor Information”, then selecting “Financial Data” and finally selecting “SEC Filings”;

•	Hughes: At Hughes’ website, “www.hughes.com” by selecting “Investor Relations” and then selecting “SEC Filings”;

•	PanAmSat: At PanAmSat’s website, “www.panamsat.com” by selecting “Investor Relations” and then selecting “SEC Filings/ Annual Report”; and

•	EchoStar: At EchoStar’s website, “www.echostar.com” by selecting “about us”, then selecting “Investor Relations” and finally selecting “SEC Filings”.

We are not incorporating the contents of the websites of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document.

      This information is available to you without charge upon your written or oral request as described below. Written and telephone requests by GM common stockholders for any of the documents about GM, Hughes, PanAmSat or EchoStar should be directed to GM as indicated below:

GM Fulfillment Center

MC 480-000-FC1
30200 Stephenson Hwy.
Madison Heights, MI 48071
Telephone: (       )        -

      Written and telephone requests by EchoStar common stockholders for any of the documents about EchoStar, GM, Hughes or PanAmSat should be directed to EchoStar as indicated below:

EchoStar Communications Corporation

5701 South Santa Fe Drive
Littleton, Colorado 80120
Attention: Kim Culig
Telephone: (       )        -

      If you would like to request copies of any documents, please do so no later than                     , 2002 in order to ensure timely delivery.

      For additional information about where to obtain copies of documents, see “Where You Can Find More Information” that begins on page 303.

i

Page

Book Entry; Uncertificated Shares	263
Transfer Agent and Registrar	263

COMPARISON OF RIGHTS OF HOLDERS OF GM CLASS H COMMON STOCK, ECHOSTAR COMMON STOCK AND NEW ECHOSTAR COMMON STOCK	264
Introduction	264
Comparison	265

SHARES ELIGIBLE FOR FUTURE SALE	282
The Transactions	282
GM Employee Benefit Plans	282
Charles W. Ergen	283
General Motors	283
AOL Time Warner	283

MARKET PRICE AND DIVIDEND DATA	285
GM Class H Common Stock	285
EchoStar Class A Common Stock	286
New EchoStar Class A Common Stock and New EchoStar Class C Common Stock	286

GM CONSENT SOLICITATION MATTERS	287
Solicitation of Written Consent of GM Common Stockholders	287
Security Ownership of Certain Beneficial Owners and Management of General Motors	291
Interests of Executive Officers and Directors of GM and Hughes	293

ECHOSTAR STOCKHOLDER APPROVAL MATTERS	295
EchoStar Stockholder Approval	295
Security Ownership of Certain Beneficial Owners and Management of EchoStar	295
Interests of Executive Officers and Directors of EchoStar	298

LEGAL MATTERS	300

EXPERTS	300

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	301

WHERE YOU CAN FIND MORE INFORMATION	303

APPENDIX A: THE FIRST GM CHARTER AMENDMENT—ARTICLE FOURTH OF THE GM AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE FIRST CHARTER AMENDMENT TO EFFECT THE TRANSACTIONS	A-1

APPENDIX B: THE SECOND GM CHARTER AMENDMENT—ARTICLE FOURTH OF THE GM AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE SECOND CHARTER AMENDMENT REFLECTING THE COMPLETION OF THE TRANSACTIONS
B-1

      You should rely only on the information contained in, or incorporated by reference into, this document. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this document. This does not constitute any offer to sell, nor any solicitation of an offer to buy, the securities offered by this document in any jurisdiction where offers and sales are not permitted under the laws of such jurisdiction. In addition, this does not constitute a solicitation of a consent or vote to approve the GM/ Hughes separation transactions or any other matter in any jurisdiction where such a solicitation is not permitted under the laws of such jurisdiction. The information contained in, or incorporated by reference into, this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

      DIRECTV®, DirecWay®, Galaxy®, NET-36™, PRIMESTAR® and SPACEWAY® are trademarks of Hughes. EchoStar™ and DISH Network™ are trademarks of EchoStar. All other trademarks are properties of their respective owners.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q1.	What are the GM/ Hughes separation transactions?

A1.	The GM/ Hughes separation transactions are a series of proposed transactions involving General Motors and Hughes that provide for the separation of Hughes from General Motors. As a result of these transactions, a company holding the stock of Hughes will become an independent, publicly owned company, separate from GM, and can then complete the proposed merger with EchoStar.

There are two principal components to the GM/ Hughes separation transactions:

•	Hughes Recapitalization. Immediately before the separation of Hughes from GM, Hughes will distribute to General Motors a dividend of up to $4.2 billion and GM’s retained economic interest in Hughes will be reduced by a commensurate amount, as explained further in Question 2 below.

Immediately after the Hughes recapitalization and an internal reorganization that will result in the formation of a holding company above Hughes, GM will hold a number of shares of common stock of the new Hughes holding company equal to the number of then outstanding shares of GM Class H common stock plus a number of shares of the Hughes holding company common stock representing GM’s remaining retained economic interest in Hughes, if any, after the reduction pursuant to the Hughes recapitalization described above.

•	Hughes Split-Off. Immediately after the Hughes recapitalization, General Motors will cause Hughes to be separated from GM by distributing to the GM Class H common stockholders one share of Class C common stock of the Hughes holding company in exchange for each share of GM Class H common stock they own. As a result, all outstanding shares of GM Class H common stock will be redeemed and canceled. Any shares of Class C common stock of the Hughes holding company that are not distributed to the GM Class H common stockholders in the Hughes split-off will continue to be held by General Motors upon the completion of the Hughes split-off. All or a portion of any such shares may be subject to GM debt-for-equity exchanges as described in Question 12 below and, if permitted by the IRS, any remaining portion of such shares would be retained by General Motors.

The number of shares, if any, to be held by GM after the Hughes split-off will be based on GM’s retained economic interest in Hughes after that interest has been reduced to reflect the dividend pursuant to the Hughes recapitalization described above. Whether and to what extent GM will hold any such shares, so that it would be able to engage in any GM debt-for-equity exchanges after the transactions and/or retain any ownership interest in the new EchoStar after the transactions, will depend upon a number of factors that will not be known until the time of the completion of the transactions, including the actual amount of the Hughes dividend and the average market price of GM Class H common stock during a specified period preceding that time. If the IRS does not permit GM to retain those shares of Class C common stock of the Hughes holding company, if any, that are held by GM after the Hughes split-off, GM will distribute those shares to the GM $1 2/3 par value common stockholders on a pro rata basis to the extent required by the transaction agreements.

The GM/ Hughes separation transactions also include certain other related transactions that generally address matters relating to the separation of Hughes from GM.

GM does not currently have the ability to exchange shares of the Hughes holding company for shares of GM Class H common stock. One of the effects of the amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to authorize the GM board of directors to make this exchange on the terms described in this document.

For more information, see pages 76, 169 and 183.

Q2.	How will the Hughes recapitalization reduce GM’s retained economic interest in Hughes?

A2.	While GM currently owns all of the outstanding stock of Hughes, a fraction determined under the GM restated certificate of incorporation allocates Hughes’ earnings between the two classes of GM common stock: the GM Class H common stock and the GM $1 2/3 par value common stock. The percentage of Hughes’ earnings that is allocable to the GM $1 2/3 par value common stock represents what we sometimes refer to as GM’s retained economic interest in Hughes. The reduction of GM’s retained economic interest in Hughes will occur by adjusting this fraction based on the actual amount of the Hughes dividend described in Question 1 above and the average market price of GM Class H common stock during a specified period preceding the time of the completion of the proposed transactions. The GM board of directors does not currently have the ability to make this adjustment. One of the effects of the amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to authorize the GM board of directors to make this adjustment on the terms described in this document.

In order to illustrate the effect of the Hughes recapitalization on this fraction (and, as a result, on GM’s retained economic interest in Hughes), we have calculated the fraction based on the number of shares of GM Class H common stock outstanding as of , 2002 and the number of shares of GM Class H common stock that would be issued, based on certain assumptions, upon the mandatory conversion of GM’s Series H preference stock. Based on the fraction so calculated, about % of Hughes’ earnings would have been allocable to the GM Class H common stock for purposes of determining earnings per share and amounts available for the payment of dividends. The remaining portion of Hughes’ earnings, about %, would have been allocable to the GM $1 2/3 par value common stock. In this example, this percentage would represent what we sometimes refer to as GM’s retained economic interest in Hughes prior to the Hughes recapitalization. After the payment of a $4.2 billion dividend from Hughes to GM and the related adjustment of the fraction pursuant to the Hughes recapitalization (based on the average market price of GM Class H common stock during a specified period ending on , 2002), the fraction calculated as of , 2002 as described above would have resulted in the allocation of about % of Hughes’ earnings to the GM Class H common stock. The balance of about % would have been allocated to the GM $1 2/3 par value common stock. In this example, this percentage would represent GM’s retained economic interest in Hughes after the Hughes recapitalization.

Thus, as illustrated above, GM’s retained economic interest in Hughes would have been reduced by an amount commensurate with the amount of the dividend, or about %, based on the average market price of GM Class H common stock during a specified period ending on , 2002. The actual amount of the Hughes dividend, as well as the reduction of GM’s retained economic interest in Hughes and the amount, if any, of GM’s retained economic interest in Hughes after the reduction, will not be known until immediately before the completion of the transactions and could vary materially from this illustrative calculation based on a number of factors, including the average market price of GM Class H common stock during a specified period preceding the time of the completion of the proposed transactions. The number of shares of Class C common stock of the new Hughes holding company, if any, that GM will hold immediately after the completion of the Hughes split-off will be based on the amount of GM’s retained economic interest in Hughes, if any, after that interest has been reduced to reflect the dividend.

For more information, see page 76.

Q3.	What is the Hughes/ EchoStar merger?

A3.	The Hughes/EchoStar merger is the proposed transaction that will combine the businesses of Hughes and EchoStar. Immediately after the completion of the GM/ Hughes separation transactions, EchoStar will merge with the Hughes holding company, which will be the surviving corporation in the merger. This surviving company will be renamed “EchoStar Communications Corporation,” which we sometimes refer to as the new EchoStar.

For more information, see pages 83 and 190.

Q4.	What are the purposes of the transactions?

A4.	There are two principal purposes of the transactions:

First, the transactions are expected to better position the businesses of Hughes and EchoStar to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry. After the transactions, the new EchoStar will be one of the nation’s largest subscription television platforms. The transactions will provide the combined company with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to realize significant economies of scale and generate substantial cost and revenue synergies. In particular, among other things, the new EchoStar will seek to:

•	eliminate duplicate programming and utilize reclaimed broadcast spectrum to deliver more program and service offerings;

•	standardize the EchoStar and DIRECTV set-top boxes, which is expected to both reduce manufacturing costs and enable improved anti-piracy protection;

•	combine and improve the distribution networks of EchoStar and DIRECTV;

•	consolidate customer service and other facilities and infrastructure;

•	reduce subscriber acquisition costs, subscriber churn, programming costs and eliminate duplicative overhead;

•	introduce local-into-local broadcast channel service in all designated market areas;

•	expand two-way high-speed broadband;

•	expand high-definition television, video-on-demand, pay-per-view and educational programming offerings; and

•	generate new sources of local and national advertising revenue.

We believe that the new EchoStar’s broadband offerings could play an important role in spanning the “digital divide” between urban and suburban customers with multiple choices for high-speed Internet access and rural customers with limited choices for high-speed Internet access. Furthermore, EchoStar and Hughes recently announced a new proposal that, subject to the completion of the merger, is designed to enable the new EchoStar to deliver local broadcast television channels in all 210 designated market areas in the United States as soon as 24 months following the completion of the merger.

Second, the transactions are designed to provide significant liquidity and value to General Motors, which will help to support the credit position of General Motors after the transactions. This anticipated liquidity and value will result from:

•	GM’s receipt of the dividend of up to $4.2 billion from Hughes;

•	GM’s benefit from debt reduction resulting from any GM debt-for-equity exchanges as described below in Question 12; and

•	GM’s retention of any shares of stock in the new EchoStar following the completion of any GM debt-for-equity exchanges.

The actual amount and form of liquidity to be provided to GM in connection with the transactions will depend upon the value of GM’s retained economic interest in Hughes before the completion of the transactions and ownership interest, if any, in the new EchoStar after the completion of the transactions and the circumstances under which GM achieves liquidity with regard to such interest.

For more information, see pages 93 and 151.

Q5.	What will I receive if the transactions occur?

A5.	GM Class H Common Stockholders. In the GM/ Hughes separation transactions, GM Class H common stockholders will receive one share of Class C common stock of the Hughes holding company in exchange for each share of GM Class H common stock they own. In the Hughes/ EchoStar merger, each of these shares will remain outstanding and become a share of Class C common stock of the new EchoStar. Accordingly, the former GM Class H common stockholders will no longer be holders of the Class H “tracking stock” of General Motors, which is a stock of GM designed to provide holders with financial returns based on the financial performance of GM’s Hughes subsidiary, but instead will be holders of a more conventional common stock of the new EchoStar.

GM $1 2/3 Par Value Common Stockholders. Unless as a result of the IRS ruling GM is required under the transaction agreements to distribute to the GM $1 2/3 par value common stockholders shares of Class C common stock of the Hughes holding company, if any, that are held by GM after the Hughes split-off, GM $1 2/3 par value common stockholders will not receive any shares of the Hughes holding company or the new EchoStar. If and to the extent that, as a result of the IRS ruling, GM is required by the transaction agreements to distribute shares of Class C common stock of the Hughes holding company, GM $1 2/3 par value common stockholders would receive a pro rata distribution of such shares. After the transactions, GM $1 2/3 par value common stockholders will retain their shares of GM $1 2/3 par value common stock, which will be GM’s only class of common stock at that time. Accordingly, as a result of these transactions, GM will no longer have “tracking stock” and will be primarily focused on its core automotive and related businesses. Except to the extent of any ownership interest in the new EchoStar held by GM after the transactions (assuming that the IRS permits GM to retain such an interest), GM $1 2/3 par value common stockholders will no longer have any derivative interest in the financial performance of Hughes. However, GM $1 2/3 par value common stockholders will benefit from the significant liquidity and value that is anticipated to be provided to GM as a result of the transactions.

EchoStar Common Stockholders. Common stockholders of EchoStar will receive the following in the Hughes/EchoStar merger:

•	EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own; and

•	EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of the new EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock.

For more information, see pages 83 and 191.

Q6.	What are the U.S. federal income tax consequences of the transactions?

A6.	General Motors has submitted a request for an IRS ruling to the effect that the Hughes split-off will be tax-free to GM and its stockholders. If GM receives this ruling, then, for U.S. federal income tax purposes, neither GM common stockholders nor General Motors will recognize gain or loss as a result of the Hughes split-off.

In addition, it is a condition to the completion of the Hughes/ EchoStar merger that the Hughes holding company and EchoStar receive opinions from their respective counsel to the effect that the Hughes/ EchoStar merger will be treated as a tax-free reorganization. If the Hughes/EchoStar merger qualifies as a tax-free reorganization, then neither Hughes nor EchoStar nor their respective stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the Hughes/ EchoStar merger, except in connection with cash received by EchoStar common stockholders instead of fractional shares of Class A common stock or Class B common stock of the new EchoStar, as applicable. We currently expect that the companies will receive these opinions in connection with the completion of the transactions.

For more information, see page 165.

Q7.	What are the terms of the common stock of the new EchoStar that I will receive in the transactions?

A7.	The new EchoStar will issue shares of three different classes of common stock in the transactions: Class A common stock, Class B common stock and Class C common stock. Except as to voting rights, the Class A common stock and the Class C common stock of the new EchoStar will be identical. The new EchoStar Class B common stock will have special voting rights, will be convertible into Class A common stock or Class C common stock of the new EchoStar and will be subject to certain transfer restrictions. However, in all respects other than voting rights, convertibility and the transfer restrictions, the Class B common stock of the new EchoStar will be substantially the same as the Class A common stock and Class C common stock of the new EchoStar. Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar and the current beneficial owner of all of the outstanding shares of Class B common stock of EchoStar, is expected to be the beneficial owner of all of the outstanding shares of new EchoStar Class B common stock immediately after the transactions.

The common stock of the new EchoStar will have the following voting rights:

•	each share of the new EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval;

•	each share of the new EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval; and

•	each share of the new EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the new EchoStar Class C common stock held by GM (other than stock that is subject to GM debt-for-equity exchanges) and the new EchoStar Class C common stock issued to certain of GM’s historical stockholders together possess 50.5% of the aggregate voting power of the new EchoStar immediately following the Hughes/EchoStar merger. The calculation of the exact number of votes per share of the new EchoStar Class C common stock will not be made until the time of the completion of the transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. We estimate that the holders of the Class C common stock of the new EchoStar would be entitled to between three and five votes per share.

Based on assumptions described elsewhere in this document, Mr. Ergen would hold about % of the total voting power of the new EchoStar upon the completion of the transactions. As a result, Mr. Ergen will have significant influence over actions of the new EchoStar that require stockholder approval.

Directors will be elected on the basis of cumulative voting. On all other matters, the shares of the new EchoStar Class A common stock, Class B common stock and Class C common stock will vote together as a single class based on their respective per share voting power. In addition, if permitted by the IRS, the approval of the new EchoStar Class B common stock voting separately as a class will be required to approve certain specified matters, including, among other things, extraordinary matters for which a stockholder vote is required under state law (such as mergers, charter amendments, including changes in the rights of the shares of the new EchoStar Class B common stock and any increase in the authorized number of shares of the new EchoStar Class B common stock or the new EchoStar Class C common stock, and dissolution) or under the rules of the NYSE or the Nasdaq, as applicable, any sale or acquisition of a significant business of the new EchoStar, any amendment by stockholders to the bylaws of the new EchoStar, certain issuances of common stock (or equivalents) of the new EchoStar and the adoption by the new EchoStar of certain equity-based benefit plans.

For more information, see page 258.

Q8.	Why will there be three different classes of the new EchoStar common stock?

A8.	The new EchoStar will have three different classes of common stock, with each class having different voting powers, in order to address two important objectives with respect to the transactions:

•	to preserve the tax-free status of the Hughes split-off to GM for U.S. federal income tax purposes; and

•	to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock.

GM and Hughes would not agree to complete the transactions unless they were assured that the Hughes split-off would be tax-free to GM and its stockholders for U.S. federal income tax purposes. In fact, GM’s receipt of a ruling from the IRS confirming the tax-free nature of the Hughes split-off is a condition to the obligation of GM and Hughes to complete the transactions. The Hughes split-off will only be tax-free to GM for these purposes if, among other things, General Motors and certain of its historical stockholders hold stock possessing more than 50% of the total voting power of the stock of the new EchoStar in the transactions. Accordingly, the terms of the various classes of common stock of the new EchoStar are designed to ensure that the stock of new EchoStar held by GM (other than stock that is subject to GM debt-for-equity exchanges) and the stock of the new EchoStar issued to certain of GM’s historical stockholders together possess at least 50.5% of the voting power of the new EchoStar for at least the first two years after the Hughes split-off.

At the same time, EchoStar wanted to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock. This was particularly important given that Mr. Ergen, as the beneficial owner of all of the EchoStar Class B common stock and about 90% of the total voting power of EchoStar, was required to reduce substantially his current voting power in the new EchoStar in order to address the tax objectives of GM and Hughes with respect to the transactions. Mr. Ergen agreed to such a substantial reduction of his own voting power, including giving up voting control of EchoStar, in order to provide the holders of EchoStar Class A common stock the opportunity to participate in the potential benefits expected to accrue to them as a result of the completion of the Hughes/ EchoStar merger.

For more information, see page 83.

Q9.	When will the transactions be completed?

A9.	We are working diligently to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger as soon as reasonably possible. However, we will not complete the proposed transactions unless certain important conditions are satisfied. These conditions are described in Question 10 below. Assuming that these conditions are satisfied within the time frame we currently anticipate, we expect to complete the transactions during the second half of 2002.

For more information, see page 72.

Q10.	What are the principal conditions to the transactions?

A10.	The GM/ Hughes separation transactions and the Hughes/ EchoStar merger are subject to a number of conditions which must be satisfied before the transactions can be completed. These conditions include, among others:

•	the receipt of the requisite GM common stockholder approval of each of the proposals relating to the transactions, as described in Question 14 below;

•	the expiration or termination of the waiting periods applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions;

•	the absence of any effective injunction or order which prevents the completion of the transactions;

•	the receipt of Federal Communications Commission approval for the transfer of licenses and other authorizations in connection with the Hughes/ EchoStar merger and the Hughes split-off;

•	the receipt of all other approvals of, or the making of all other filings with, governmental authorities required to complete the transactions, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on the new EchoStar;

•	the receipt by General Motors of a ruling by the IRS to the effect that the Hughes split-off will be tax-free to GM and its stockholders for U.S. federal income tax purposes;

•	the availability of financing for the Hughes/ EchoStar merger;

•	the approval for listing on either the NYSE or the Nasdaq of the Class A common stock and Class C common stock of the new EchoStar that will be outstanding after the transactions; and

•	the ability of the new EchoStar to issue a minimum amount of equity immediately following the Hughes/ EchoStar merger without violating certain agreements with General Motors that are designed to preserve the tax-free status of the Hughes split-off to GM.

Satisfaction of the condition relating to new EchoStar’s ability to issue a minimum amount of equity will depend upon a number of factors that will not be known until immediately before the completion of the transactions, including the average market price of GM Class H common stock during a specified period preceding such time. In addition, if necessary in order to satisfy this condition, the terms of the transaction agreements require that GM make certain reductions to the number of shares of the new EchoStar Class C common stock eligible for GM debt-for-equity exchanges after the transactions and/or to the amount of the dividend that Hughes would pay to GM in connection with the Hughes recapitalization. You should understand, however, that, as indicated in Question 1 above, the number of shares of the new EchoStar Class C common stock available for GM debt-for-equity exchanges under the terms of the transaction agreements could be reduced automatically if the value of GM’s retained economic interest in Hughes following the Hughes dividend would result in GM holding less than 100 million shares of the new EchoStar Class C common stock after the Hughes/EchoStar merger.

We estimate that, were the circumstances at the time of the transactions to conform to certain assumptions described elsewhere in this document, after giving effect to the required reductions, this condition would be satisfied as long as the average price of GM Class H common stock during such specified period were to exceed $ per share.

However, GM may also choose voluntarily to reduce further the number of such GM debt-for-equity shares and/or the dividend amount in order to satisfy this condition so that the transactions can be completed. Any such voluntary reductions by GM would have the effect of further reducing the average market price of GM Class H common stock necessary to satisfy this condition, but also reducing the amount of liquidity to be provided to GM in the transactions. We cannot assure you that GM would make any such voluntary reductions, and a failure by GM to make such voluntary reductions could result in the transactions not being completed.

For more information, see pages 72, 187 and 196.

Q11.	What is the PanAmSat stock sale?

A11.	This transaction is the potential sale by certain subsidiaries of Hughes of their approximately 81% interest in PanAmSat to EchoStar. This transaction would only occur if the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions to complete the Hughes/ EchoStar merger have not been satisfied. GM, Hughes and EchoStar have agreed that, under these circumstances, EchoStar will be required to purchase Hughes’ indirect common stock holding in PanAmSat for a purchase price of $22.47 per share, or about $2.7 billion in the aggregate. This purchase price is payable, depending on the circumstances, either solely in cash or in a combination of cash and either debt or equity securities of EchoStar. If the Hughes/EchoStar merger does occur, the new EchoStar will indirectly hold the approximately 81% interest in PanAmSat.

You should understand that the PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed. These conditions include, among other things,

the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act, the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale and the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale.

If the PanAmSat stock sale were to occur, Hughes would remain a wholly owned subsidiary of General Motors, and GM Class H common stockholders would remain stockholders of GM, but Hughes would sell its indirect interest in PanAmSat to EchoStar.

For more information, see pages 92 and 204.

Q12.	What are the GM debt-for-equity exchanges?

A12.	Between now and the date that is six months after the completion of the Hughes/ EchoStar merger, GM has the ability to issue or distribute a specified number of shares of GM Class H common stock and/or shares of the new EchoStar Class C common stock that it may hold after the Hughes/ EchoStar merger by exchanging such shares for the satisfaction of GM’s outstanding liabilities to certain of GM’s creditors. Any such GM debt-for-equity exchanges would provide liquidity to GM by allowing GM to benefit from debt reduction. GM debt-for-equity exchanges occurring prior to the Hughes split-off also would have the effect of reducing GM’s retained economic interest in Hughes and increasing the number of outstanding shares of GM Class H common stock by the number of shares issued in the transaction. GM debt-for-equity exchanges occurring after the Hughes/ EchoStar merger would have the effect of reducing GM’s ownership interest in the new EchoStar by the number of shares distributed in the transaction. Whether and to what extent GM will hold any shares of the new EchoStar Class C common stock such that it would be able to engage in GM debt-for-equity exchanges after the transactions will depend upon a number of factors that will not be known until immediately before the completion of the transactions, including, among other things, the actual amount of the Hughes dividend and the average market price of GM Class H common stock during a specified period preceding that time.

For more information, see pages 89 and 173.

Q13.	Do any GM stockholders or EchoStar stockholders have appraisal rights in connection with the transactions?

A13.	No. Under applicable corporation law and the companies’ governing documents, neither GM stockholders nor EchoStar stockholders are entitled to appraisal rights in connection with the GM/ Hughes separation transactions or the Hughes/ EchoStar merger.

For more information, see page 164.

Q14.	What stockholder approvals are needed for the transactions?

A14.	The transactions will not be completed unless GM obtains the approval of the proposals relating to the transactions by the holders of:

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and

•	a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power as set forth in the GM restated certificate of incorporation.

Certain aspects of the GM/Hughes separation transactions require the approval of GM common stockholders under applicable corporation law. The Hughes/ EchoStar merger, however, already has received all required stockholder approvals. GM, as the sole stockholder of Hughes and the Hughes holding company, has approved the Hughes/ EchoStar merger for Hughes and Hughes Holdings. In addition, a trust controlled by Charles W. Ergen, as the holder of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, has approved the Hughes/ EchoStar merger for EchoStar. Furthermore, the boards of directors of Hughes, the Hughes holding company and EchoStar have each unanimously approved the Hughes/EchoStar merger. Accordingly, the Hughes/EchoStar merger does not require any further stockholder approval under the applicable corporation law. However, even though such approval is not legally required, GM is submitting all aspects of the transactions, including the Hughes/ EchoStar merger, to GM common stockholders for their approval. Thus, by voting to approve the proposals relating to the transactions, GM common stockholders will be ratifying all aspects of the transactions, including, among other things, the Hughes/ EchoStar merger.

You should understand that the completion of the Hughes/ EchoStar merger is conditioned on the completion of the GM/ Hughes separation transactions. This means that if GM’s common stockholders do not approve the proposals relating to the transactions, neither the Hughes/ EchoStar merger nor the GM/ Hughes separation transactions will occur. The transactions have been structured so that, immediately after the completion of the Hughes split-off, the businesses of Hughes and EchoStar will be combined pursuant to the Hughes/ EchoStar merger.

The GM board of directors has unanimously approved the GM/ Hughes separation transactions and the Hughes/EchoStar merger and recommends that GM common stockholders, including GM $1 2/3 par value common stockholders and GM Class H common stockholders, vote to approve each of the proposals described in this document by executing and returning the enclosed consent card as soon as possible.

For more information, see pages 171 and 288.

Q15.	What matters are being submitted to GM common stockholders for their approval?

A15.	GM $1 2/3 par value common stockholders and GM Class H common stockholders are being asked to:

•	approve an amendment to the GM restated certificate of incorporation to, among other things, enable the GM board of directors to reduce the denominator of the fraction in connection with the Hughes recapitalization and make the GM Class H common stock redeemable in exchange for shares of Class C common stock of the Hughes holding company; and

•	ratify all other aspects of the transactions, including, among other things, the Hughes recapitalization and the Hughes dividend distribution, the Hughes split-off, the Hughes/EchoStar merger and other related transactions.

Although these two proposals are separate matters to be voted upon by GM common stockholders, these proposals are expressly conditioned on each other. This means that BOTH of these proposals must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the transactions.

In addition to these two proposals, GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve a third proposal, which is a further amendment to the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after the completion of the transactions. However, the completion of the transactions is not conditioned upon the requisite GM common stockholder approval of this proposal.

For more information, see pages 81 and 287.

Q16.	Why are EchoStar common stockholders not being asked to vote on the proposed transactions?

A16.	Approval of the Hughes/ EchoStar merger by EchoStar requires the approval of a majority of the voting power of all outstanding shares of EchoStar common stock. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of all outstanding shares of EchoStar common stock, has already executed a written consent approving the Hughes/ EchoStar merger. This action alone was sufficient to obtain the vote of the EchoStar common stockholders necessary to approve the Hughes/ EchoStar merger.

As a result, the EchoStar common stockholders are not being asked to vote on the Hughes/ EchoStar merger or any other matters and no submission of a proxy or other action is required on the part of the EchoStar common stockholders. However, we believe that it is important for EchoStar common stockholders to be informed about the Hughes/ EchoStar merger. Thus, this document is being sent to EchoStar common stockholders for their information only.

For more information, see pages 154 and 295.

Q17.	What should I do now?

A17.	GM Common Stockholders. GM $1 2/3 par value common stockholders and GM Class H common stockholders should complete, date, sign and return the enclosed consent card as directed in this document and in the related materials as soon as possible. Before doing so, we urge GM common stockholders to review and carefully consider the information contained in and incorporated by reference into this document, including the factors described in the section entitled “Risk Factors” beginning on page .

Under the rules of the NYSE, on which GM’s common stock is listed, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as the approval of the transactions without specific instructions from those customers. If your shares of GM $1 2/3 par value common stock and/or GM Class H common stock are held in street name by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares of GM common stock will not be voted in connection with the transactions, which will have the same effect as voting against the transactions.

EchoStar Common Stockholders. EchoStar common stockholders do not need to take any action because a trust controlled by Charles W. Ergen, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of EchoStar, has already executed a written consent approving the Hughes/ EchoStar merger. However, we believe that it is important for EchoStar common stockholders to be informed about the Hughes/ EchoStar merger. Thus, this document, which we urge EchoStar common stockholders to review carefully, is being sent to EchoStar common stockholders for their information only.

For more information, see pages 289 and 295.

Q18.	What happens if a GM common stockholder does not send in the consent card?

A18.	If a GM $1 2/3 par value common stockholder or a GM Class H common stockholder does not send in the consent card, it will have the same effect as a vote against the proposals relating to the transactions, which approval is a condition to the completion of the Hughes/ EchoStar merger. Therefore, we urge all GM $1 2/3 par value common stockholders and GM Class H common stockholders to please complete, date, sign and return the enclosed consent card as soon as possible.

For more information, see pages 289.

Q19.	Can GM common stockholders revoke their approval once the consent card is mailed?

A19.	Yes. Any GM $1 2/3 par value common stockholder or GM Class H common stockholder can revoke his or her consent, or any withholding of consent, at any time prior to the requisite GM common stockholder approval of the transactions. GM common stockholder approval of the proposals relating to the transactions will occur as soon as consents representing the requisite GM common stockholder approval described above in Question 14 are delivered to General Motors in accordance with applicable law, but no sooner than 20 business days after the date this document is mailed to GM common stockholders. However, if General Motors does not receive the number of consents required within 60 days of the earliest dated consent delivered to General Motors in accordance with the applicable corporation law, the requisite GM common stockholder approval of the proposals relating to the transactions will not have occurred.

You can revoke your consent by filing with the Secretary of General Motors a written notice stating that you would like to revoke your consent. You can also revoke your consent, or any withholding of consent, by filing with the Secretary of General Motors another consent bearing a later date. You should send any revocations to the Secretary of General Motors at the following address:

General Motors Corporation

Renaissance Center
P.O. Box 300
Mail Code 482-C38-B71
Detroit, Michigan 48265-3000
Attention: Secretary

For more information, see page 289.

Q20.	Should I send in my stock certificates now?

A20.	No. You should NOT send in your stock certificates at this time. You will receive further correspondence regarding the exchange of shares after the transactions have been completed.

Q21.	Are there different procedures if I hold my GM shares through an employee savings plan?

A21.	Yes. If you are a GM $1 2/3 par value common stockholder or GM Class H common stockholder and you participate in certain employee savings plans identified elsewhere in this document, your consent will serve as a voting instruction for the plan trustees, plan committees or independent fiduciaries of those plans, who will vote your shares in accordance with your instructions. Procedures differ among these employee savings plans with respect to the voting of shares for which no voting instructions are received and these procedures are explained in greater detail elsewhere in this document.

For more information, see page 290.

Q22.	What should I do if I have other questions?

A22.	If you are a GM $1 2/3 par value common stockholder or GM Class H common stockholder and you have any questions about the GM/ Hughes separation transactions or the Hughes/ EchoStar merger, or how to complete and submit your consent card, or if you would like to request additional copies of this document, contact the GM consent solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue
5th Floor
New York, New York 10022
(       )        -          (Toll-Free) for calls in the United States, Canada and Mexico
(       )        -          (Collect) for calls outside the United States, Canada and Mexico

If you are an EchoStar common stockholder and have any questions about the Hughes/ EchoStar merger, or if you would like to request additional copies of this document, contact EchoStar as follows:

EchoStar Communications Corporation

Investor Relations
5701 South Santa Fe Drive
Littleton, Colorado 80120
Telephone: (       )        -

You may also obtain free copies of documents publicly filed by GM, Hughes, PanAmSat and EchoStar at the SEC’s website at “www.sec.gov”, at GM’s website at “www.gm.com”, at Hughes’ website at “www.hughes.com”, at PanAmSat’s website at “www.panamsat.com” or at EchoStar’s website at “www.echostar.com”. We are not incorporating the contents of the websites of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document, but are providing this information for your convenience.

For more information on how to obtain copies of documents, see “Where You Can Find More Information” on page 303.

SUMMARY

      In this summary, we highlight selected information which we describe in greater detail elsewhere in this document. This summary does not contain all of the important information contained in this document. You should read carefully this entire document and the other documents we refer to for a more complete understanding of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. In addition, we incorporate by reference into this document important business and financial information about GM, Hughes, PanAmSat and EchoStar that is set forth in other documents which these companies have filed publicly with the SEC. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page           .

      As used in this document, unless the context requires otherwise:

•	“General Motors” or “GM” means General Motors Corporation and its consolidated subsidiaries, including Hughes.

•	“Hughes” means Hughes Electronics Corporation and its consolidated subsidiaries.

•	“Hughes Holdings” means HEC Holdings, Inc., which is currently a wholly owned subsidiary of General Motors. This company will become the parent company of Hughes in connection with the GM/ Hughes separation transactions and will be merged with EchoStar in the Hughes/ EchoStar merger. Hughes Holdings will be the issuer of the securities that will be issued in these transactions and that are described in this document.

•	“EchoStar” means EchoStar Communications Corporation and its consolidated subsidiaries.

•	“New EchoStar” means the surviving company of the merger of Hughes Holdings and EchoStar and its consolidated subsidiaries.

•	“we” means GM, Hughes, Hughes Holdings and EchoStar, as the context requires.

The Companies

     General Motors Corporation

      General Motors is primarily engaged in the automotive and, through its wholly owned Hughes subsidiary, the telecommunications industries. General Motors is the world’s largest manufacturer of automotive vehicles. GM also has financing and insurance operations and, to a lesser extent, is engaged in other industries.

      GM’s automotive operations are comprised of four regions:

      • GM North America;

      • GM Europe;

      • GM Latin America/Africa/Mid-East; and

      • GM Asia Pacific.

      GM North America designs, manufactures and markets vehicles primarily in North America under the following nameplates:

• Chevrolet	• GMC	• Buick	• Saturn
• Pontiac	• Oldsmobile	• Cadillac	• Hummer

      GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and marketed under the following nameplates:

• Opel	• Holden	• Saab	• GMC	• Buick
• Vauxhall	• Isuzu	• Chevrolet	• Cadillac

      GM’s financing and insurance operations primarily relate to General Motors Acceptance Corporation, a wholly owned subsidiary of GM which we sometimes refer to as “GMAC,” which provides a broad range of financial services, including consumer vehicle financing, full-service leasing and fleet leasing, dealer financing, car and truck extended service contracts, residential and commercial mortgage services, commercial vehicle and homeowners’ insurance and asset-based lending.

      GM’s other operations include the designing, manufacturing and marketing of locomotives and other heavy-duty transmissions.

      GM’s principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000 and GM’s telephone number is (313) 556-5000.

     Hughes Electronics Corporation

      Hughes is a leading global provider of digital entertainment, information and communications services and satellite-based private business networks. Hughes has been a pioneer in many aspects of the satellite communications industry, and its technologies have driven the creation of new services and markets and have established Hughes as a leader in each of the markets it serves.

      Hughes provides advanced communications services on a global basis. Hughes has developed a wide range of entertainment, information and communications services for home and business use, including video, data, voice, multimedia and Internet services. Hughes’ businesses include:

•	DIRECTV. DIRECTV includes businesses in the United States and Latin America and, with DIRECTV Broadband, Inc., formerly known as Telocity Delaware, Inc., constitutes Hughes’ direct-to-home broadcast segment. As of December 31, 2001, DIRECTV had about 10.7 million subscribers in the United States and 1.6 million subscribers in Latin America.

•	Hughes Network Systems. Hughes Network Systems, which has more than a 50% share of the global market for very small aperture terminal private business networks and 101,000 DIRECWAY broadband consumer customers as of December 31, 2001, constitutes the network systems segment of Hughes. Hughes Network Systems is one of the two largest manufacturers of DIRECTV® subscriber equipment, having shipped over 8.0 million units. Hughes Network Systems is also leading the development of SPACEWAY®, a next-generation satellite-based broadband communications platform that is expected to provide customers with high-speed, two-way data communications on a more cost-efficient basis than systems that are currently available. SPACEWAY is expected to launch service in North America in 2004.

•	PanAmSat. PanAmSat, a publicly held company of which subsidiaries of Hughes own approximately 81%, constitutes Hughes’ satellite services segment. PanAmSat owns and operates 21 satellites that are capable of transmitting signals to geographic areas covering a substantial portion of the world’s population. PanAmSat provides satellite capacity for the transmission of cable and broadcast television programming from the content source to the consumer’s home or to the cable operator.

      Hughes is currently a wholly owned subsidiary of General Motors.

      Hughes’ principal executive offices are located at 200 North Sepulveda Boulevard, El Segundo, California 90245 and Hughes’ telephone number is (310) 662-9688.

     EchoStar Communications Corporation

      EchoStar operates two business units:

•	The DISH Network. The DISH Network is a direct broadcast satellite subscription television service in the United States. As of December 31, 2001, EchoStar had about 6.83 million DISH Network subscribers; and

•	EchoStar Technologies Corporation. EchoStar Technologies Corporation is engaged in the design, development, distribution and sale of direct broadcast satellite set-top boxes, antennae and other digital equipment for the DISH Network and the design, development and distribution of similar equipment for international satellite service providers.

      EchoStar’s principal executive offices are located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and EchoStar’s telephone number is (303) 723-1000.

     New EchoStar

      Hughes Holdings, which will become New EchoStar as a result of the Hughes/EchoStar merger, is a newly formed company that has not yet conducted any significant activities other than those relating to its formation, matters relating to the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and the preparation and filing of this document. Hughes Holdings, which is currently a wholly owned subsidiary of General Motors, is the company which will eventually hold all of the capital stock of Hughes and be separated from GM pursuant to the Hughes split-off. Pursuant to the Hughes/ EchoStar merger, EchoStar will be merged with Hughes Holdings, with Hughes Holdings as the surviving corporation. As a result of the Hughes/ EchoStar merger, the name of Hughes Holdings will be changed to “EchoStar Communications Corporation” and Hughes will become a wholly owned subsidiary of New EchoStar. Immediately after the Hughes/ EchoStar merger, the business of New EchoStar will consist of the combined businesses currently conducted separately by Hughes and EchoStar.

      The combination of the businesses of Hughes and EchoStar pursuant to the Hughes/ EchoStar merger will create one of the nation’s largest subscription television platforms, with about 17 million subscribers based on the number of subscribers of each of Hughes and EchoStar as of December 31, 2001. The Hughes/ EchoStar merger is expected to provide New EchoStar with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to realize significant economies of scale and generate substantial cost and revenue synergies.

      Hughes Holdings’ principal executive offices are currently located at 200 North Sepulveda Boulevard, El Segundo, California 90245 and Hughes Holdings’ phone number is currently (310) 662-9688. After the completion of the transactions, New EchoStar’s principal executive offices will be located at 5701 South Santa Fe Drive, Littleton, Colorado 80120 and New EchoStar’s telephone number will be (303) 723-1000.

Description of the Transactions

(See pages 71 and 169)

      We describe in this document certain proposed transactions relating to the separation of Hughes from GM, which we refer to as the “GM/ Hughes separation transactions.” We also describe the proposed merger of the businesses of Hughes and EchoStar, which we refer to as the “Hughes/ EchoStar merger.” These transactions are structured so that the Hughes/ EchoStar merger will occur immediately after the completion of the GM/ Hughes separation transactions. We sometimes refer to these transactions, and to the other transactions that will occur pursuant to the agreements among GM, Hughes and EchoStar in connection with the GM/Hughes separation transactions and the Hughes/ EchoStar merger, collectively as the “Transactions.” Certain matters relating to the Transactions are being submitted to GM $1 2/3 par value common stockholders and GM Class H common stockholders for their approval pursuant to this consent solicitation.

      Let us tell you more about the Transactions:

     The GM/ Hughes Separation Transactions (See pages 76, 169 and 183)

      The proposed GM/ Hughes separation transactions consist of several transactions involving General Motors and Hughes that are generally designed to prepare Hughes to complete the proposed combination with EchoStar by separating the Hughes business from General Motors. As a result of the GM/Hughes separation transactions, Hughes Holdings, which will be the parent company of Hughes at the time of the completion of the Hughes split-off, will become an independent, publicly owned company, separate from GM (except for any shares that may be retained or otherwise disposed of by GM, as described below), immediately prior to the Hughes/ EchoStar merger.

      The GM/ Hughes separation transactions will, among other things, provide significant liquidity and value to General Motors, which will help to support the credit position of General Motors after the Transactions. This anticipated liquidity and value will result from:

•	GM’s receipt of a dividend of up to $4.2 billion from Hughes;

•	as and to the extent applicable, GM’s benefit from debt reduction resulting from any GM debt-for-equity exchanges; and

•	as and to the extent applicable, GM’s retention of shares of New EchoStar Class C common stock following the completion of any GM debt-for-equity exchanges.

You should understand that the aggregate amount of liquidity and value to be provided to GM pursuant to the Transactions will depend upon the value of GM’s retained economic interest in Hughes before the Hughes split-off or GM’s ownership interest in New EchoStar after the Hughes/EchoStar merger, as applicable, and the circumstances under which GM achieves liquidity with regard to that interest. For example, GM would have the ability to engage in GM debt-for-equity exchanges and/or hold a continuing ownership interest in New EchoStar after the Hughes/EchoStar merger only if and to the extent that the value of GM’s retained economic interest in Hughes at the time of the Hughes recapitalization were to exceed the amount of the Hughes dividend distribution and GM was not otherwise required to distribute shares to the GM $1 2/3 par value common stockholders pursuant to the transaction agreements. The value of GM’s retained economic interest at that time for this purpose will depend upon the average market price of GM Class H common stock during a specified period preceding that time.

      The GM/ Hughes separation transactions will not occur unless and until all of the conditions to the completion of the Hughes/ EchoStar merger, other than the completion of the Hughes recapitalization and the Hughes split-off, have been satisfied or waived. Unless the companies are prepared to complete the Hughes/EchoStar merger immediately thereafter, the Hughes business will not be separated from GM pursuant to the GM/Hughes separation transactions. Additionally, the GM/Hughes separation transactions are subject to the satisfaction or waiver of other conditions, including a condition that the amount of the Hughes dividend to GM may not exceed the value of GM’s retained economic interest in Hughes at the time of the dividend.

•	Hughes Recapitalization. Immediately before the split-off of Hughes from General Motors, Hughes will declare and pay a dividend of up to $4.2 billion to General Motors in exchange for a commensurate reduction of GM’s retained economic interest in Hughes. This reduction of GM’s retained economic interest in Hughes will be effected by adjusting the GM Class H fraction, as described in greater detail elsewhere in this document. We sometimes refer to the payment of this dividend as the “Hughes dividend distribution.”

After the Hughes dividend distribution, GM will contribute all of the outstanding stock of Hughes to Hughes Holdings, which will result in Hughes Holdings becoming the parent company of Hughes. After this contribution, General Motors will hold a number of shares of Hughes Holdings Class C common stock equal to the number of outstanding shares of GM Class H common stock plus a number of shares representing the remaining portion of GM’s retained economic interest in Hughes. We sometimes refer to these transactions collectively as the “Hughes recapitalization.”

•	Hughes Split-Off. Immediately after the Hughes dividend distribution and the reduction of GM’s retained economic interest in Hughes pursuant to the Hughes recapitalization, General Motors will distribute to each GM Class H common stockholder one share of Hughes Holdings Class C common stock in exchange for each share of GM Class H common stock they own. As a result of this exchange, all outstanding shares of GM Class H common stock will be redeemed and canceled. Any shares of Hughes Holdings Class C common stock that are not distributed to GM Class H common stockholders will continue to be held by General Motors immediately upon the completion of the Hughes split-off. The number of shares of Hughes Holdings Class C common stock, if any, held by GM after the

Hughes split-off will be based upon GM’s retained economic interest in Hughes after the reduction pursuant to the Hughes recapitalization. Up to 100 million of any such shares held by General Motors may be subject to GM debt-for-equity exchanges as described below and, if and to the extent permitted by the IRS, any remaining portion of the shares held by General Motors would be retained by General Motors. If and to the extent required by the IRS and the transaction agreements, GM will distribute shares of Hughes Holdings Class C common stock, if any, that are held by GM after the Hughes split-off to the GM $1 2/3 par value common stockholders on a pro rata basis by means of a dividend. In connection with the redemption of the GM Class H common stock, any then outstanding shares of GM Series H preference stock would be exchanged for shares of Hughes Holdings preference stock. We sometimes refer to these transactions collectively as the “Hughes split-off.”

•	Other Separation-Related Arrangements. Certain other related transactions are contemplated in connection with the completion of the GM/ Hughes separation transactions. As described in greater detail elsewhere in this document, these other transactions generally address matters relating to the separation of Hughes from General Motors pursuant to the Hughes split-off. Among other things, GM and Hughes have entered into arrangements with respect to indemnification matters, the allocation and sharing of taxes, intellectual property and the administration of certain employee matters.

      After the completion of the GM/ Hughes separation transactions, Hughes Holdings will be an independent, publicly owned company, separate from GM (except for any shares that may be retained or otherwise disposed of by GM, as described in this document), and ready to complete the proposed Hughes/EchoStar merger. As a result of the separation of Hughes from GM and the elimination of the GM Class H common stock, General Motors will no longer have “tracking stock” and will be primarily focused on its core automotive and related businesses.

      To accomplish the Hughes recapitalization and the Hughes split-off, General Motors is proposing to amend the GM restated certificate of incorporation:

•	to enable the GM board of directors to reduce the denominator of the GM Class H fraction to effect the reduction of GM’s retained economic interest in Hughes in consideration of GM’s receipt of the Hughes dividend distribution; and

•	to make the GM Class H common stock redeemable in exchange for Hughes Holdings Class C common stock and to ensure that the completion of the GM/ Hughes separation transactions will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for in the GM restated certificate of incorporation under certain circumstances.

     The Hughes/ EchoStar Merger (See pages 83 and 190)

      The Transactions have been structured so that, immediately after the completion of the Hughes split-off, the businesses of Hughes and EchoStar will be combined pursuant to the Hughes/ EchoStar merger. This means that GM and Hughes must complete the GM/ Hughes separation transactions before the Hughes/ EchoStar merger can be completed. As part of the Hughes/ EchoStar merger, EchoStar will be merged with Hughes Holdings, with Hughes Holdings as the surviving corporation. As a result of the Hughes/ EchoStar merger, the name of Hughes Holdings will be changed to “EchoStar Communications Corporation.” Immediately following the Hughes/ EchoStar merger, Hughes will be a wholly owned subsidiary of New EchoStar and, as a result of the Hughes/EchoStar merger, former GM Class H common stockholders, General Motors (or the GM $1 2/3 par value common stockholders, as applicable) and former EchoStar common stockholders will be stockholders of New EchoStar.

      The Hughes/ EchoStar merger will, among other things, better position the businesses of Hughes and EchoStar to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry, and provide New EchoStar with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to realize significant economies of scale and generate substantial cost and revenue synergies. In particular, among other things, New EchoStar will seek to:

•	eliminate duplicate programming and utilize reclaimed broadcast spectrum to deliver more program and service offerings;

•	standardize the EchoStar and DIRECTV set-top boxes, which is expected to both reduce manufacturing costs and enable improved anti-piracy protection;

•	combine and improve the distribution networks of EchoStar and DIRECTV;

•	consolidate customer service and other facilities and infrastructure;

•	reduce subscriber acquisition costs, subscriber churn, programming costs and eliminate duplicative overhead;

•	introduce local-into-local broadcast channel service in all designated market areas;

•	expand two-way high-speed broadband;

•	expand high-definition television, video-on-demand, pay-per-view and educational programming offerings; and

•	generate new sources of local and national advertising revenue.

We believe that New EchoStar’s broadband offerings could play an important role in spanning the “digital divide” between urban and suburban customers with multiple choices for high-speed Internet access and rural customers with limited choices for high-speed Internet access. Upon the completion of the Hughes/ EchoStar merger, New EchoStar will be one of the nation’s largest subscription television platforms. Furthermore, EchoStar and Hughes recently announced a new proposal that, subject to the completion of the Hughes/ EchoStar merger, is designed to enable New EchoStar to deliver local broadcast television channels in all 210 designated market areas in the United States as soon as 24 months following the completion of the Hughes/EchoStar merger.

      In the Hughes/ EchoStar merger, EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock. The former GM Class H common stockholders will retain the shares of Hughes Holdings Class C common stock distributed to them in the GM/ Hughes separation transactions and, if and to the extent permitted by the IRS, General Motors will retain all of its holdings of Hughes Holdings Class C common stock, if any, other than shares of Hughes Holdings Class C common stock that GM distributes in GM debt-for-equity exchanges. As described in greater detail elsewhere in this document, whether and to what extent GM will hold any shares after the Hughes split-off such that it would be able to engage in GM debt-for-equity exchanges after the Hughes/ EchoStar merger or retain any ownership interest in New EchoStar after the Transactions will depend upon a number of factors that will not be known until the time of the completion of the Transactions, including, among other things, the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding that time. In the Hughes/ EchoStar merger, Hughes Holdings Class C common stock will become New EchoStar Class C common stock.

      Immediately following the completion of the Hughes/ EchoStar merger, based on assumptions about certain variable factors described elsewhere in this document, we estimate that former GM Class H common stockholders and General Motors would together hold about           % of the outstanding common stock of New EchoStar, representing about           % of New EchoStar’s total voting power, and the former common stockholders of EchoStar would hold about           % of the outstanding common stock of New EchoStar, representing about           % of New EchoStar’s total voting power. For a description of the assumptions on which these percentages are based, see “The Transactions— Description of the Transactions— The Hughes/ EchoStar Merger— Assumptions Used in Minimum Hughes Recapitalization Price and Pro Forma Percentages of Outstanding Shares and Voting Power Calculations.”

     GM Debt-for-Equity Exchanges (See pages 89 and 173)

      Between now and the date that is six months after the completion of the Hughes/ EchoStar merger, the transaction agreements permit GM to issue new shares of GM Class H common stock, or distribute any shares of New EchoStar Class C common stock it holds after the Hughes/ EchoStar merger, as applicable, by exchanging such shares for the satisfaction of GM’s outstanding liabilities to certain of GM’s creditors in one or more transactions. These transactions would provide liquidity and value to GM as a result of debt reduction. We sometimes refer to these transactions as the “GM debt-for-equity exchanges.”

      Any GM debt-for-equity exchanges completed prior to the Hughes split-off would be completed by GM issuing new shares of GM Class H common stock. Any such GM debt-for-equity exchanges would have the effect of reducing GM’s retained economic interest in Hughes and increasing the number of outstanding shares of GM Class H common stock by the number of shares issued in the transaction. After the Hughes/ EchoStar merger, any GM debt-for-equity exchanges would be completed by GM distributing a portion of the shares of New EchoStar Class C common stock that GM may hold after the Hughes/ EchoStar merger. Any such GM debt-for-equity exchanges would have the effect of reducing GM’s ownership interest in New EchoStar by the number of shares distributed in the transaction. GM has agreed with EchoStar that it will not issue or distribute, as applicable, more than 100 million shares of GM Class H common stock and New EchoStar Class C common stock, in the aggregate, during the specified period. Whether and to what extent GM would hold any shares of New EchoStar Class C common stock such that it would be able to engage in GM debt-for-equity exchanges after the completion of the Hughes/ EchoStar merger will depend upon a number of factors that will not be known until immediately before the completion of the Hughes split-off, including, among other things, the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding that time. In addition, the aggregate number of shares subject to the GM debt-for-equity exchanges is subject to reduction under certain circumstances as described in greater detail elsewhere in this document.

     Financings and Related Matters (See pages 90 and 91)

      Hughes has completed certain financings, and expects to engage in additional financings and related activities, intended to enable it to pay the Hughes dividend distribution to GM and to fund its business during the period prior to the completion of the proposed Hughes split-off. In February 2002, PanAmSat repaid a $1.725 billion loan from Hughes using cash on hand at PanAmSat and debt financings. Hughes deposited $1.5 billion of the proceeds of the PanAmSat loan repayment into a segregated cash collateral account with GMAC. Hughes then borrowed $1.875 billion under a $2.0 billion aggregate credit facility provided by GMAC and repaid borrowings under certain of Hughes’ other credit facilities. Hughes’ existing revolving credit facility was amended and increased from $750 million to $1.235 billion. In addition, Hughes intends to enter into a new term loan facility in March of 2002 of about $600 million. Prior to the completion of the Hughes split-off, Hughes also plans to obtain additional financing of up to $2.7 billion and to use the proceeds from this financing, together with its financing arrangements with GMAC, to pay the Hughes dividend distribution to GM.

      The completion of the proposed Hughes/EchoStar merger and related transactions will require about $7.025 billion of cash. At the time of the signing of the Hughes/ EchoStar merger agreement, EchoStar had about $1.5 billion of available cash on hand and, accordingly, EchoStar and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes/ EchoStar merger and related transactions. These bridge financing commitments have been reduced to $3.325 billion as a result of the sale of $700 million of aggregate principal amount 9 1/8% Senior Notes due 2009 issued by EchoStar’s wholly owned indirect subsidiary, EchoStar DBS Corporation on December 20, 2001, which we sometimes refer to as the “EchoStar DBS Senior Notes,” and the $1.5 billion investment by Vivendi Universal in EchoStar Series D convertible preferred stock. Any other financings that EchoStar completes prior to the completion of the Hughes/ EchoStar merger would further reduce the bridge financing commitments on a dollar-for-dollar basis. The remaining about $3.325 billion of cash required in connection with the Hughes/ EchoStar merger, which we refer to as the “Hughes/ EchoStar merger financing,” is expected to come from new cash to be raised by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/ EchoStar merger through public or private debt or equity offerings, bank debt or a combination thereof. To the extent that such cash is not raised in these ways, the bridge financing commitments are designed to fund the amount of the shortfall. The amount of the Hughes/ EchoStar merger financing that may be raised by EchoStar prior to the Hughes/ EchoStar merger is severely restricted by the agreements among GM, Hughes and EchoStar and the terms of the bridge financing commitment.

      We currently expect that a portion of the proceeds of the Hughes/ EchoStar merger financing will be used to satisfy up to $2.7 billion of indebtedness expected to be incurred by Hughes in order to pay the Hughes dividend distribution to GM in connection with the Hughes recapitalization, and the remainder of the Hughes/EchoStar merger financing, together with about $3.7 billion or more from EchoStar’s cash reserves, will be used to pay off other obligations of Hughes and to fund the operations of New EchoStar after the completion of the Transactions. The Hughes/EchoStar merger financing is not intended or expected to be sufficient for the funding requirements of the operations of New EchoStar for any substantial period of time after the completion of the Hughes/ EchoStar merger. These funding requirements are expected to be significant. See “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar.” In addition, the agreements among EchoStar, GM and Hughes will severely restrict New EchoStar’s ability to issue any additional equity or equity-linked securities for two years after the completion of the Hughes/ EchoStar merger absent possible favorable IRS rulings. See “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off” and “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/ EchoStar Merger.”

     PanAmSat Stock Sale (See pages 92 and 204)

      If the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions have not been satisfied, EchoStar would be required to purchase the approximately 81% interest in PanAmSat held by Hughes’ subsidiaries for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion. This purchase price is payable, depending on the circumstances, either solely in cash or in a combination of cash and either debt or equity securities of EchoStar. If the PanAmSat stock sale were to occur, Hughes would remain a wholly owned subsidiary of General Motors, but Hughes would no longer hold its indirect interest in PanAmSat. It is currently expected that the proceeds of any PanAmSat stock sale would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed, including, among other things, the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act, the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale and the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale. If the Hughes/ EchoStar merger does occur, New EchoStar will indirectly hold the approximately 81% interest in PanAmSat.

     EchoStar Regulatory Termination Fee (See pages 87 and 203)

      EchoStar will be required to pay Hughes a $600 million termination fee, as described in greater detail elsewhere in this document, if:

•	EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the Hughes/ EchoStar merger in an action brought by a federal, state or local authority under U.S. antitrust laws or FCC regulations; or

•	Hughes terminates the Hughes/ EchoStar merger agreement because the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act does not expire or terminate or because of a failure to obtain FCC approval, in each case by about January 2003 (subject to extension under certain circumstances).

It is currently expected that any proceeds received by Hughes in payment of this fee would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations.

     GM/Hughes Termination Fee (See pages 87 and 203)

      Hughes will be required to pay to EchoStar a $600 million termination fee, as described in greater detail elsewhere in this document, if:

•	EchoStar terminates the Hughes/ EchoStar merger agreement because GM fails to obtain the requisite GM common stockholder approval of the Transactions, but only under certain circumstances where GM or Hughes enters into an agreement with respect to a “competing transaction” to the Hughes/EchoStar merger, which generally refers to an alternative strategic transaction involving Hughes; or

•	EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement pursuant to the relevant provisions relating to the GM board of directors’ recommendation of the Transactions to GM common stockholders for their approval or pursuant to the relevant provisions relating to GM’s pursuit of a competing transaction to the Hughes/EchoStar merger.

Structure of the Transactions

      In order to help you better understand the Transactions and how they will affect GM, Hughes and EchoStar, the charts below illustrate, in simplified form, the following:

•	BEFORE THE TRANSACTIONS: the organizational structures of GM, Hughes Holdings, Hughes and EchoStar before the Transactions;

•	THE HUGHES RECAPITALIZATION: the steps involved in and the effects of the Hughes recapitalization on GM and Hughes; and

•	AFTER THE TRANSACTIONS: the organizational structures of GM, Hughes Holdings, Hughes and New EchoStar immediately after the Transactions.

BEFORE THE TRANSACTIONS

THE HUGHES RECAPITALIZATION

AFTER THE TRANSACTIONS

Recommendation of the GM Board of Directors

(See page 110)

      The GM board of directors has carefully reviewed the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. An important part of that review included the oversight of the development of the terms of the Transactions by the GM capital stock committee, which consists of three independent directors of GM. Hughes participated with GM in the development of the terms of the Transactions and its board of directors has also carefully reviewed the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and has approved the GM/ Hughes separation transactions and the Hughes/ EchoStar merger.

      The GM board of directors has received opinions from several investment banking firms in connection with its review of the Transactions. The GM board of directors has received opinions from two independent investment banking firms, Merrill Lynch and Bear Stearns, financial advisors to GM in connection with the Transactions, to the effect that, on the basis of and subject to the assumptions, conditions, limitations and other matters described in those opinions, as of October 28, 2001, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of GM $1 2/3 par value common stock, if applicable, and to the holders of GM Class H common stock in the GM/ Hughes separation transactions is fair, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively.

      The GM board of directors has also received opinions from two other independent investment banking firms, Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the Transactions, to the effect that, based upon and subject to the matters described in those opinions and other matters as Credit Suisse First Boston and Goldman Sachs considered relevant, as of October 28, 2001 and based on market conditions as of that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement are fair, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable.

      We have included the full text of the fairness opinions received by the GM board of directors in Appendix C to this document. We urge you to read each of these opinions carefully.

      Based on the above, among other considerations, the GM board of directors has determined that the Transactions are advisable and in the best interests of General Motors and its common stockholders and that the Transactions are fair to the holders of both classes of GM common stock. The GM board of directors has unanimously approved the Transactions and recommends that the GM $1 2/3 par value common stockholders and GM Class H common stockholders vote to approve each of the proposals described in this document by executing and returning the enclosed consent card as soon as possible.

EchoStar Board of Directors and Stockholder Approvals

(See page 154)

      The EchoStar board of directors has carefully reviewed the Hughes/ EchoStar merger. The EchoStar board of directors has received an opinion from an independent investment banking firm, Deutsche Banc Alex. Brown, as to the fairness, from a financial point of view, of the exchange ratio in the Hughes/ EchoStar merger to the holders of EchoStar Class A common stock. We have included the full text of the financial advisor fairness opinion received by EchoStar in Appendix C to this document. We urge you to read this opinion carefully.

      A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of shares of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, has already approved the Hughes/ EchoStar merger. As a result, no further action is required on the part of any other EchoStar common stockholders. However, we believe that it is important for EchoStar common stockholders to be informed about the Hughes/ EchoStar merger. Thus, this document is being sent to EchoStar common stockholders for their information only.

Regulatory Matters

(See page 162)

      Under U.S. antitrust laws, the Hughes/ EchoStar merger may not be completed until GM, Hughes and EchoStar have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the Hughes/ EchoStar merger and filed the necessary report forms, and until the required waiting period has terminated or expired. We filed the notifications required by the Hart-Scott-Rodino Act in November 2001. The Department of Justice’s Antitrust Division is currently conducting an investigation of the Transactions, and, as anticipated, has requested additional information from the companies. We are now in the process of compiling this information. The Department of Justice’s Antitrust Division may fail to approve the Hughes/ EchoStar merger on a timely basis or it could bring an action seeking to prevent the Hughes/ EchoStar merger or impose onerous conditions in connection with its approval. The attorneys general of a number of states are also conducting an investigation of the Transactions under federal and state antitrust laws and could bring an action seeking to prevent the Hughes/ EchoStar merger or attempt to impose onerous conditions.

      To complete the Hughes/ EchoStar merger, we must also obtain the approval of the FCC for the transfer of licenses in connection with the Hughes split-off and the Hughes/ EchoStar merger. We filed an application for this FCC approval of the transfer of licenses in December 2001. Shortly following this filing, the FCC placed the application on public notice and invited petitions and other comments in respect of the application. Numerous parties have filed petitions to deny the application or comments, and EchoStar and Hughes have filed a consolidated opposition. Currently, the application remains pending before the FCC. We have updated the application to reflect the completion of the $1.5 billion investment by Vivendi Universal in EchoStar Series D convertible preferred stock. In February 2002, the FCC issued to the applicants an initial information and document request, and stated that it would appreciate receiving responses to that request no later than March 6, 2002. On March 5, 2002, the applicants requested a 15-day extension of that date. By letter released on March 7, 2002, the FCC “stopped” its self-imposed 180-day “clock” for merger review, until such time as the applicants submit the requested documents and information. We are making significant efforts to respond to the FCC requests. The FCC’s March 7, 2002 decision, however, will result in delay in its consideration of the Hughes/EchoStar merger application until we have completed our response to their request. The FCC may fail to approve the Hughes/ EchoStar merger on a timely basis. It may also agree with the views of parties opposing the application and deny its approval of the Hughes/ EchoStar merger or impose onerous conditions. Also, in February 2002, EchoStar and Hughes filed an application requesting on behalf of New EchoStar authority to launch and operate a new state-of-the-art, spot beam direct broadcast satellite. Grant of this authority would allow New EchoStar to offer local broadcast channels in all 210 designated market areas. This satellite application remains pending and has not yet been placed on notice for public comment. The FCC may fail to grant this application or may delay action on the application.

      The Transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including clearances for the Hughes/EchoStar merger from competition and telecommunications authorities in certain foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. We are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Transactions.

      Although we currently expect to receive all governmental approvals required in order to complete the Transactions, we cannot assure you that we will obtain all such governmental approvals or that the granting of these approvals will be timely or will not involve the imposition of conditions on the completion of the Transactions or require changes to the terms of the Transactions. These conditions or changes could result in the conditions to the Transactions not being satisfied.

No Appraisal Rights

(See page 164)

      Under applicable corporation law, GM stockholders are not entitled to appraisal rights in connection with the GM/ Hughes separation transactions because no merger transaction is involved in the GM/Hughes separation transactions . Similarly, no appraisal rights will be available to the GM stockholders in connection with the Hughes/ EchoStar merger because GM has approved the Hughes/ EchoStar merger in its capacity as the sole stockholder of Hughes and Hughes Holdings and General Motors is not a constituent corporation in the Hughes/EchoStar merger.

      Under applicable corporation law and the EchoStar articles of incorporation, EchoStar stockholders are not entitled to appraisal rights in connection with the Hughes/ EchoStar merger.

New EchoStar Common Stock

(See page 258)

      In connection with the Hughes split-off, GM Class H common stockholders and General Motors (or GM $1 2/3 par value common stockholders, as applicable) will receive shares of Hughes Holdings Class C common stock. Pursuant to the Hughes/ EchoStar merger, this stock will remain outstanding and become shares of New EchoStar Class C common stock. In addition, EchoStar’s Class A common stockholders will receive shares of New EchoStar Class A common stock, and EchoStar’s Class B common stockholders will receive shares of New EchoStar Class B common stock, pursuant to the Hughes/ EchoStar merger. As a result, based on assumptions about certain variable factors described elsewhere in this document, we estimate that immediately after the completion of the Hughes/EchoStar merger:

•	former GM Class H common stockholders and General Motors (or GM $1 2/3 par value common stockholders, as applicable) would together hold about % of the outstanding common stock of New EchoStar, representing about % of New EchoStar’s total voting power; and

•	the former common stockholders of EchoStar would hold about % of the outstanding common stock of New EchoStar, representing about % of New EchoStar’s total voting power.

For a description of the assumptions on which these percentages are based, see “The Transactions— Description of the Transactions— The Hughes/ EchoStar Merger— Assumptions Used in Minimum Hughes Recapitalization Price and Pro Forma Percentages of Outstanding Shares and Voting Power Calculations.”

      Except as to voting rights, the New EchoStar Class A common stock and New EchoStar Class C common stock will be identical. The New EchoStar Class B common stock will have special voting rights, will be convertible into New EchoStar Class A common stock or New EchoStar Class C common stock and will be subject to certain transfer restrictions. However, in all respects other than voting rights, convertibility and transfer restrictions, the New EchoStar Class B common stock will be substantially the same as the New EchoStar Class A common stock and New EchoStar Class C common stock. Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar and the current beneficial owner of all of the outstanding shares of EchoStar Class B common stock, is expected to be the beneficial owner of all of the outstanding shares of New EchoStar Class B common stock after the Transactions.

      The New EchoStar common stock will have the following voting rights:

•	each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval;

•	each share of New EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval, subject to reduction under certain circumstances during the first two years after the completion of the Hughes split-off to preserve the tax-free status to GM of the Hughes split-off; and

•	each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM debt-for-equity exchanges) and the shares of New EchoStar Class C common stock that are issued to certain of GM’s historical stockholders together possess 50.5% of the aggregate voting power of New EchoStar immediately following the completion of the Hughes/ EchoStar merger.

The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the Transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. We estimate that the holders of New EchoStar Class C common stock would be entitled to between three and five votes per share.

      Based on assumptions about certain variable factors described elsewhere in this document, Mr. Ergen would hold about      % of the total voting power of New EchoStar upon the completion of the Transactions. As a result, Mr. Ergen will have significant influence over actions of New EchoStar that require stockholder approval.

      Directors of New EchoStar will be elected on the basis of cumulative voting. On all other matters, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote together as a single class on the basis of their respective per share voting power. In addition, if and to the extent permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve certain specified matters, including, among other things:

•	extraordinary matters for which a stockholder vote is required under applicable corporation law, such as mergers, amendments to the New EchoStar certificate of incorporation (including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock) and dissolution;

•	matters for which a stockholder vote will be required by the rules of the NYSE or the Nasdaq, as applicable, including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption by New EchoStar of any equity-based benefit plan for directors and employees.

      New EchoStar will have three different classes of common stock, with each class having different voting powers, in order to address two important objectives with respect to the transactions:

•	to preserve the tax-free status of the Hughes split-off to GM for U.S. federal income tax purposes; and

•	to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock.

      General Motors and Hughes would not agree to complete the Transactions unless they were assured that the Hughes split-off would be tax-free to GM and its stockholders for U.S. federal income tax purposes. GM’s receipt of a ruling from the IRS confirming the tax-free nature of the Hughes split-off is a condition to the obligation of GM and Hughes to complete the Transactions. The Hughes split-off will be tax-free to GM for these purposes only if, among other things, General Motors and certain of GM’s historical stockholders hold stock possessing more than 50% of the aggregate voting power of the stock of New EchoStar in the Transactions. Accordingly, the terms of the various classes of common stock of New EchoStar are designed to ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM debt-for-equity exchanges) and the shares of New EchoStar Class C common stock that are issued to certain of GM’s historical stockholders, which we refer to collectively as the “GM group shares,” possess at least 50.5% of the aggregate voting power of New EchoStar for at least the first two years after the Hughes split-off.

      At the same time, EchoStar wanted to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock. This was particularly important given that Mr. Ergen, as the beneficial owner of all of the EchoStar Class B common stock and about 90% of the total voting power of EchoStar, was required to reduce substantially his current voting power in New EchoStar in order to address the tax objectives of GM and Hughes with respect to the Transactions. Mr. Ergen agreed to such a substantial reduction of his own voting power, including giving up voting control of EchoStar, in order to provide the holders of EchoStar Class A common stock the opportunity to participate in the potential benefits expected to accrue to them as a result of the completion of the Hughes/ EchoStar merger.

      In order to preserve the tax-free status of the Hughes split-off to GM, the GM group shares will possess at least 50.5% of the aggregate voting power of New EchoStar for at least the first two years following the completion of the Hughes split-off. To ensure that the GM group shares possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off, the number of votes per share of New EchoStar Class B common stock will be reduced as necessary during this two-year period. At the end of this two year period, the number of votes per share of New EchoStar Class B common stock generally will no longer be subject to adjustment pursuant to the immediately preceding sentence and the voting power of each share of New EchoStar Class B common stock will be fixed at the same percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock is entitled as of such time.

      In order to preserve the relatively greater voting power that shares of EchoStar Class B common stock currently have compared to shares of EchoStar Class A common stock, each share of New EchoStar Class A common stock will entitle the holder thereof to one vote per share in the election of directors and on all other matters submitted to the stockholders of New EchoStar for approval and each share of New EchoStar Class B common stock initially will entitle the holder thereof to 10 votes per share on those same matters, subject to reduction during the first two years following the completion of the Hughes/EchoStar merger as described above. In addition, if and to the extent permitted by the IRS, as described above, under New EchoStar’s certificate of incorporation, certain specified matters will require a separate class vote of the holders of New EchoStar Class B common stock for approval, as described above.

New EchoStar Board of Directors and Officers

(See page 237)

      We have agreed that the New EchoStar board of directors will initially have 11 members, eight of whom are current directors and/or officers of EchoStar and three of whom are current directors and/or officers of Hughes. For the first three years following the completion of the Hughes/ EchoStar merger, at least six of the members of the New EchoStar board of directors will be independent directors as determined in accordance with NYSE or Nasdaq standards, as applicable.

      Charles W. Ergen, the current Chairman of the Board of Directors and Chief Executive Officer of EchoStar, will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar, and David K. Moskowitz, the current Senior Vice President, General Counsel and Secretary of EchoStar will be the Senior Vice President, General Counsel and Secretary of New EchoStar. The other officers of New EchoStar will be determined by a management transition committee prior to the completion of the Hughes/ EchoStar merger.

      The management transition committee is comprised of two management personnel affiliated with EchoStar and two management personnel affiliated with Hughes and will be responsible for facilitating a smooth and fair transition of the management of Hughes and EchoStar to a combined management team. The management transition committee will make recommendations regarding New EchoStar officers and other management team members and their responsibilities, with the objective of choosing the best person for each position while achieving a fair balance of personnel selected from each of Hughes and EchoStar. The New EchoStar board of directors will have the ultimate decision-making authority with respect to all matters referred to or discussed by the management transition committee.

Interests of Directors and Executive Officers of GM, Hughes and EchoStar

(See pages 293 and 298)

      You should be aware that some of the directors and executive officers of General Motors, Hughes and EchoStar have interests in connection with the GM/Hughes separation transactions and the Hughes/ EchoStar merger that are different from, or in addition to, the interests of other stockholders of GM and EchoStar, including, among other things, stock options held by various executive officers and directors, interests under certain employee benefit plans and membership of certain directors and/or executive officers on the New EchoStar board of directors. The GM board of directors, the Hughes board of directors and the EchoStar board of directors were aware of these interests and considered them, among other matters, in approving the GM/Hughes separation transactions and the Hughes/ EchoStar merger, as applicable.

Timing

(See page 72)

      We are working diligently to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger as soon as reasonably possible. However, we will not complete the proposed Transactions unless certain conditions described below are satisfied or waived. Assuming that these conditions are satisfied within the time frame we currently anticipate, we expect to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger during the second half of 2002.

Conditions to Completing the Transactions

(See pages 72, 187 and 196)

      The GM/ Hughes separation transactions and the Hughes/ EchoStar merger are subject to a number of conditions which must be satisfied or waived before the transactions can be completed. These conditions include, among others:

•	the receipt of the requisite GM common stockholder approval of each of the proposals relating to the Transactions;

•	the expiration or termination of the waiting periods applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions;

•	the absence of any effective injunction or order which prevents the completion of the transactions;

•	the receipt of FCC approval for the transfer of licenses and other authorizations in connection with the Hughes/ EchoStar merger and the Hughes split-off;

•	the receipt of all other approvals of, or the making of all filings with, governmental authorities required to complete the Transactions, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on New EchoStar;

•	the receipt by General Motors of a ruling by the IRS to the effect that the Hughes split-off will be tax-free to GM and its stockholders for U.S. federal income tax purposes;

•	the availability of financing for the Hughes/ EchoStar merger;

•	the approval for listing on either the NYSE or the Nasdaq of the New EchoStar Class A common stock and New EchoStar Class C common stock that will be outstanding after the Transactions; and

•	the ability of New EchoStar to issue a minimum amount of equity immediately following the Hughes/ EchoStar merger without violating certain agreements with General Motors that are designed to preserve the tax-free status of the Hughes split-off.

For more information about this minimum equity headroom condition and how it may affect the number of shares of New EchoStar Class C common stock eligible for GM debt-for-equity exchanges and/or the amount of the Hughes dividend distribution under certain circumstances, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Satisfaction of the Minimum Headroom Condition.”

Considerations Relating to Time Interval Between GM Common Stockholder

Approval and Completion of the Transactions
(See pages 88, 112 and 174)

      The consequences of the Transactions for GM $1 2/3 par value common stockholders and GM Class H common stockholders will differ in certain important respects, as described in this document. Despite these differences, the GM board of directors has determined that the Transactions are in the best interests of GM and its common stockholders as a whole and fair to the holders of both classes of GM common stock and has unanimously approved the Transactions and recommends that the GM common stockholders of each class vote to approve each of the proposals described in this document. If the proposals relating to the Transactions were to receive the requisite GM common stockholder approval but all other applicable conditions to the Transactions were not satisfied or waived as of that time, it is possible that the Transactions would not be completed for a significant period of time after the receipt of the requisite GM common stockholder approval. During any such time interval between the receipt of the requisite GM common stockholder approval and the satisfaction or waiver of all other conditions to the completion of the Transactions, it is possible that circumstances relating to the business or financial condition of EchoStar or Hughes or financial, economic or other circumstances could change significantly and in a manner not considered at the time that the GM board of directors approved the Transactions. GM common stockholders should understand that, despite any such change in circumstances that might occur during this period, it is not a condition to completion of the Transactions that the GM board of directors conclude that, at the time that the Transactions are to be completed or at any earlier time during such period, the Transactions will be fair to both classes of GM common stockholders.

      Under the terms of the transaction agreements, General Motors and Hughes have agreed not to solicit any proposals from third parties, or engage in discussions with or furnish information to any third party, with respect to a broad range of “competing transactions” to the Hughes/EchoStar merger, which generally refer to alternative strategic transactions involving Hughes. However, until the requisite GM common stockholder approval of the proposals relating to the Transactions has been received, GM and Hughes are permitted to engage in such discussions and provide such information (but not solicit proposals) with regard to a superior proposal, subject to certain conditions described at “Description of Principal Transaction Agreements— Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes”, if the GM board of directors determines that in order to comply with its fiduciary duties it is necessary for GM to do so. Similarly, subject to certain conditions, until the requisite GM common stockholder approval has been received, the GM board of directors may change or revoke its recommendation that GM common stockholders approve the proposals relating to the Transactions, if it determines that it is required to do so in accordance with its fiduciary duties and based on a proposed competing transaction or any other factor that may affect its views regarding the Transactions. In such event, GM, Hughes or EchoStar may terminate the transaction agreements (in which event Hughes would be required to pay EchoStar a $600 million termination fee). GM common stockholders should understand that, if they vote to approve the proposals recommended by the GM board of directors, that action will result in the termination of the ability of GM to pursue superior proposals in this manner, which would mean that GM would have no practical ability to enter into any agreement or arrangement with respect to a competing transaction without breaching the non-solicitation covenant. However, if GM stockholders fail to approve the proposals recommended by the GM board of directors, the Transactions could not be completed and GM common stockholders would not have the opportunity to participate in the benefits of the Transactions as described in this document and, under certain circumstances in which GM or Hughes enters into or completes a competing transaction, EchoStar would be entitled to a $600 million termination fee. Further, in either case, there can be no assurance that any proposal for a competing transaction would be available to Hughes and GM or, if available, would result in any agreement or arrangement for a competing transaction. Accordingly, for all of the reasons described elsewhere in this document, the GM board recommends that GM common stockholders vote to approve each of the proposals.

      Following the receipt of the requisite GM common stockholder approval of the proposals relating to the Transactions, the key transaction agreements providing for the terms of the separation of Hughes from GM pursuant to the GM/Hughes separation transactions cannot be amended if:

•	such amendment would alter or change the amount or kind of securities, cash, property or rights GM common stockholders will receive in the Transactions; or

•	such amendment would adversely affect the GM common stockholders, unless their further approval, if required, is obtained.

Required Stockholder Approvals

(See pages 171 and 288)

      We will not complete the GM/ Hughes separation transactions or the Hughes/ EchoStar merger unless we obtain approval of specified matters relating to the Transactions by the holders of:

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and

•	a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to provisions set forth in the GM restated certificate of incorporation.

If the first two GM common stockholder approvals described above are obtained, then the third GM common stockholder approval described above will also have been obtained.

      Only GM $1 2/3 par value common stockholders and GM Class H common stockholders who held shares on the record date,                     , 2002, are entitled to vote on the Transactions. GM common stockholders should be aware that certain of the directors and officers of General Motors hold GM common stock. However, based on the number of shares outstanding on February 28, 2002, the directors and officers of General Motors, individually and the group as a whole, held less than one percent of the outstanding shares and voting power of both classes of GM common stock.

      Certain aspects of the GM/Hughes separation transactions require the approval of GM common stockholders under applicable corporation law. Neither the approval of the GM common stockholders nor any further approval of the EchoStar common stockholders is required under applicable corporation law to complete the Hughes/ EchoStar merger because it has already received all required approvals. GM, as the sole stockholder of Hughes and Hughes Holdings, has approved the Hughes/ EchoStar merger for Hughes and Hughes Holdings. In addition, a trust controlled by Charles W. Ergen, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of EchoStar, has approved the Hughes/ EchoStar merger for EchoStar. However, even though such approval is not legally required, GM is submitting all aspects of the Transactions, including the Hughes/ EchoStar merger, to GM common stockholders for their approval. Thus, by voting to approve the proposals being submitted to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be ratifying all aspects of the Transactions, including, among other things, the Hughes/EchoStar merger.

      No vote on the GM/ Hughes separation transactions, the Hughes/ EchoStar merger or any other matters is being solicited from EchoStar common stockholders.

Matters To Be Approved by GM Common Stockholders

(See page 287)

      GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, are being asked to approve the following two proposals in connection with the Transactions:

•	Approval of GM Charter Amendment. This proposal consists of the approval of an amendment to Article Fourth of the GM restated certificate of incorporation which would, among other things, add a provision that will enable the GM board of directors to reduce the denominator of the GM Class H fraction in connection with the Hughes recapitalization and add a redemption feature to the terms of the GM Class H common stock to make such stock redeemable in exchange for shares of Hughes Holdings Class C common stock pursuant to the Hughes split-off. In addition, this proposal includes the approval of an amendment to Article Fourth to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation.

•	Ratification of All Other Aspects of the Transactions. This proposal consists of the ratification of all other aspects of the Transactions, including, among other things, the Hughes recapitalization and the Hughes dividend distribution, the Hughes split-off, the Hughes/ EchoStar merger and other related transactions.

Although these two proposals are separate matters to be voted upon by GM common stockholders, these proposals are expressly conditioned on each other. This means that BOTH of these proposals must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the proposals relating to the Transactions. Accordingly, if you wish to approve the proposals relating to the Transactions, you should vote to approve BOTH of these proposals.

      In addition to the two proposals relating to the Transactions described above, GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve a third proposal, which consists of the approval of a further amendment to the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after the completion of the Hughes split-off. However, you should understand that the completion of the Transactions is NOT conditioned on the approval by GM common stockholders of this third proposal.

GM Consent Mechanics

(See pages 81 and 287)

      GM $1 2/3 par value common stockholders and GM Class H common stockholders should complete, date, sign and return the enclosed consent card as soon as possible. Your vote is important regardless of the number of shares that you own.

      GM common stockholders can revoke their consent, or any withholding of consent, at any time prior to GM common stockholder approval of the proposals relating to the Transactions. This will occur as soon as consents representing the requisite GM common stockholder approval described above are delivered to General Motors in accordance with applicable law, but no sooner than 20 business days from the date this document is mailed to stockholders. However, if General Motors does not receive the number of consents required within 60 days of the earliest dated consent delivered to General Motors, the requisite GM common stockholder approval will not have occurred.

      You can revoke your consent by filing with the Secretary of General Motors a written notice stating that you would like to revoke your consent. You can also revoke your consent, or any withholding of consent, by filing with the Secretary of General Motors another consent bearing a later date. You should send any revocations to the Secretary of General Motors at the following address:

General Motors Corporation

Renaissance Center
P.O. Box 300
Mail Code 482-C38-B71
Detroit, Michigan 48265-3000
Attention: Secretary

      You should NOT send in your stock certificates at this time. You will receive further correspondence regarding the exchange of shares after the proposed Transactions have been completed.

Tax Consequences of the Transactions

(See page 165)

      General Motors has requested an IRS ruling to the effect that the Hughes split-off will be treated as a tax-free reorganization and distribution for U.S. federal income tax purposes. Based on this ruling, for U.S. federal income tax purposes, neither the GM common stockholders nor General Motors will recognize gain or loss as a result of the Hughes split-off.

      In addition, it is a condition to the completion of the Hughes/EchoStar merger that Hughes Holdings and EchoStar receive opinions from their respective counsel to the effect that the Hughes/ EchoStar merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Assuming such treatment, none of Hughes Holdings, EchoStar or the GM common stockholders will recognize gain or loss for U.S. federal income tax purposes as a result of the Hughes/ EchoStar merger, and the EchoStar common stockholders will recognize gain or loss only in respect of cash received instead of fractional shares of New EchoStar common stock. We currently expect that Hughes Holdings and EchoStar will receive these tax opinions in connection with the completion of the Hughes/EchoStar merger.

Accounting Treatment

(See page 165)

      GM will record the Hughes dividend distribution of up to $4.2 billion as a reduction in GM’s investment in Hughes. GM will record the Hughes split-off at fair value at the time of the Hughes split-off. Based on the closing price of EchoStar Class A common stock on December 31, 2001 and certain other assumptions, the Hughes split-off would have resulted in an after-tax gain of about $14.0 billion based on the net book value of Hughes at such date. As a result of the Hughes split-off, GM anticipates that there would be a net reduction to GM’s stockholders’ equity reflecting adjustments based on the fair value and the net book value of Hughes at that time. The Hughes/ EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired Hughes Holdings.

Comparative Market Price Data

(See page 285)

      Presented below are the per share closing prices for the GM $1 2/3 par value common stock (symbol: GM), as quoted on the NYSE, GM Class H common stock (symbol: GMH), as quoted on the NYSE, and the EchoStar Class A common stock (symbol: DISH), as quoted on the Nasdaq National Market, on the following dates:

•	October 26, 2001, the last trading day before the public announcement of the signing of the transaction agreements among GM, Hughes and EchoStar relating to the Transactions; and

•	March 14, 2002, the latest practicable date before the initial filing of this document.

      The table below also presents implied equivalent per share values for:

•	shares of GM Class H common stock by multiplying the price per share of EchoStar Class A common stock on each of the two dates by the implied exchange ratio of 0.73, which is the inverse of the exchange ratio in the Hughes/EchoStar merger of 1/0.73; and

•	shares of EchoStar Class A common stock by multiplying the price per share of GM Class H common stock on each of the two dates by the exchange ratio of 1/0.73.

				Share Price	Share Price
				Equivalent	Equivalent
	GM $1 2/3	GM	EchoStar	(EchoStar Class A	(GM Class H
	Par Value	Class H	Class A	Common Stock) for	Common Stock) for
	Common Stock	Common Stock	Common Stock	GM Class H	EchoStar Class A
	Price	Price	Price	Common Stock	Common Stock

October 26, 2001	$45.40	$15.35	$25.26	$18.44	$21.03
March 14, 2002	$59.90	$15.90	$27.55	$20.11	$21.78

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

GM Selected Historical and Pro Forma Financial Data

      The following statements of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from GM’s consolidated financial statements incorporated into this document by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from GM’s audited consolidated financial statements which have not been incorporated into this document by reference.

      You should read the data below in conjunction with GM’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the GM 2001 Form 10-K, which is incorporated into this document by reference. Certain amounts for 2000 and prior years have been reclassified to conform with the 2001 classifications.

      The column below entitled “Pro Forma 2001(a)” presents pro forma operating results information for the year ended December 31, 2001 giving effect to the GM/ Hughes separation transactions as if they had occurred on January 1, 2001 and balance sheet data as of December 31, 2001 giving effect to the GM/ Hughes separation transactions as if they had occurred as of that date.

      The column below entitled “Pro Forma 2001(b)” presents pro forma operating results information for the year ended December 31, 2001 giving effect to the PanAmSat stock sale and Hughes’ acquisition of Telocity as of April 3, 2001, as if those transactions had occurred on January 1, 2001 and balance sheet data as of December 31, 2001 giving effect to the PanAmSat stock sale as if that transaction had occurred as of that date.

      The pro forma financial data are not intended to be indicative of either future results of operations or results that might have been achieved had the GM/Hughes separation transactions or the PanAmSat stock sale occurred on the dates specified. In the opinion of GM’s management, all adjustments necessary to fairly present such pro forma condensed financial data have been made based upon the proposed terms of the GM/Hughes separation transactions or the PanAmSat stock sale.

	As of and for the years ended December 31,

	Pro Forma	Pro Forma
	2001(a)	2001(b)	2001	2000	1999	1998	1997

	(in millions except per share amounts)
Statement of Operations Data:
Total net sales and revenues	$169,039	$176,624	$177,260	$184,632	$176,558	$155,445	$172,580
Total costs and expenses	166,488	175,208	175,742	177,468	167,511	150,501	165,011

Income from continuing operations before income taxes and minority interests	2,551	1,416	1,518	7,164	9,047	4,944	7,569
Income tax expense	1,131	722	768	2,393	3,118	1,636	1,025
Equity income (loss) and minority interests	(138)	(143)	(149)	(319)	(353)	(259)	(61)

Income from continuing operations	1,282	551	601	4,452	5,576	3,049	6,483
Income (loss) from discontinued operations	—	—	—	—	426	(93)	215

Net Income	1,282	551	601	4,452	6,002	2,956	6,698
Dividends on preference stocks	(99)	(99)	(99)	(110)	(80)	(63)	(98)

Earnings attributable to common stocks	$1,183	$452	$502	$4,342	$5,922	$2,893	$6,600

Earnings Per Share:
GM $1 2/3 par value common stock(1)
Basic earnings per share (EPS) from continuing operations	$2.15	$1.76	$1.78	$6.80	$8.70	$4.40	$8.52
Diluted EPS from continuing operations	2.13	1.74	1.77	6.68	8.53	4.32	8.45
Cash dividends declared per share	2.00	2.00	2.00	2.00	2.00	2.00	2.00
GM Class H common stock subsequent to the Hughes restructuring transactions(1), (2), (3)
Basic EPS from continuing operations	—	(0.59)	(0.55)	0.56	(0.26)	0.23	0.01
Diluted EPS from continuing operations	—	(0.59)	(0.55)	0.55	(0.26)	0.23	0.01
GM Class H common stock prior to the Hughes restructuring transactions(1), (2), (4)
Basic EPS from continuing operations	—	—	—	—	—	—	0.77
Diluted EPS from continuing operations	—	—	—	—	—	—	0.77
Cash dividends declared per share	—	—	—	—	—	—	0.33

	As of and for the years ended December 31,

	Pro Forma	Pro Forma
	2001(a)	2001(b)	2001	2000	1999	1998	1997

	(in millions except per share amounts)
Balance Sheet Data:
Cash and cash equivalents(5)	$11,932	$8,931	$8,432	$9,119	$9,730	$9,728	$9,696
Current assets(5)	37,923	39,185	37,063	41,147	41,909	40,399	39,326
Total assets	313,201	320,359	323,969	303,100	274,730	246,688	221,767
Current liabilities(5)	52,049	55,032	56,346	55,740	53,100	46,110	44,681
Long-term debt(5)	9,737	9,795	10,726	7,410	7,415	7,118	5,669
Minority interests	215	247	746	707	596	563	671
Stockholders’ equity	15,838	19,677	19,707	30,175	20,644	15,052	17,584

(1)	Earnings per share attributable to the GM Class H common stock are determined based on the relative amounts of Hughes net income available for the payment of dividends to holders of GM Class H common stock and to holders of GM $1 2/3 par value common stock. The manner in which this allocation is made is described further at “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Dividends.”

(2)	The amounts for GM Class H common stock have been adjusted to reflect the three-for-one stock split, in the form of a 200% stock dividend, paid on June 30, 2000.

(3)	The amounts for GM Class H common stock subsequent to its recapitalization, as part of the Hughes restructuring transactions, present the earnings attributable to GM Class H common stock subsequent to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its digital entertainment services, satellite communications services and satellite-based private business networks businesses.

(4)	The amounts for GM Class H common stock prior to its recapitalization, as part of the Hughes restructuring transactions, present the earnings attributable to GM Class H common stock prior to its recapitalization on December 17, 1997 related to Hughes, consisting principally of its defense electronics, automotive electronics and telecommunications and space business.

(5)	Amounts represent GM’s automotive, communications services and other operations only.

Hughes Selected Historical and Pro Forma Financial Data

      The following selected historical financial data have been derived from, and should be read in conjunction with Hughes’ consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Hughes 2001 Form 10-K, which is incorporated into this document by reference, and the “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements” section of this document. The following consolidated statements of operations data for each of the three years in the period ended December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from Hughes’ financial statements incorporated into this document by reference, which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from Hughes’ audited financial statements which have not been incorporated into this document by reference.

      On December 17, 1997, Hughes’ predecessor and GM completed the Hughes restructuring transactions, a series of transactions which restructured Hughes’ predecessor and which were designed to address strategic challenges facing Hughes’ three principal businesses. These transactions included:

•	the tax-free spin-off of Hughes’ defense electronics business to holders of GM $1 2/3 par value common stock and old GM Class H common stock;

•	the transfer of Delco Electronics Corporation, Hughes’ automotive electronics business, to GM’s Delphi Automotive Systems business sector, which is now a separate corporation; and

•	the recapitalization of the old GM Class H common stock into the GM Class H common stock that is currently outstanding.

      These transactions were followed immediately by the merger of Hughes’ defense electronics business with Raytheon Company.

      In connection with the Hughes restructuring transactions, the telecommunications and space business of Hughes’ predecessor, consisting principally of its digital direct-to-home broadcast, satellite services, network systems and satellite systems manufacturing businesses, were contributed to the recapitalized Hughes. These telecommunications and space businesses, both before and after the recapitalization, are referred to as Hughes. The financial information presented for Hughes, unless otherwise noted, represents the financial information of the recapitalized Hughes.

      On October 6, 2000, Hughes completed the sale of its satellite systems manufacturing businesses to The Boeing Company. As a result, the financial results for those businesses are treated as discontinued operations for all periods presented herein through the date of sale. Consequently, revenues, operating costs and expenses, and other non-operating results for the satellite systems manufacturing businesses are excluded from Hughes’ results from continuing operations.

      The column entitled “Pro Forma 2001” presents pro forma operating results information for the year ended December 31, 2001 giving effect to the PanAmSat stock sale and Hughes’ acquisition of Telocity as of April 3, 2001, as if those transactions had occurred on January 1, 2001 and balance sheet data as of December 31, 2001 giving effect to the PanAmSat stock sale as if that transaction had occurred as of that date.

      The pro forma financial data are not intended to be indicative of either future results of operations or results that might have been achieved had the PanAmSat stock sale occurred on the dates specified. In the opinion of Hughes’ management, all adjustments necessary to fairly present such pro forma condensed financial data have been made based upon the proposed terms of the PanAmSat stock sale.

	As of and for the years ended December 31

	Pro Forma
	2001	2001	2000	1999	1998	1997

	(in millions)
Consolidated Statements of Operations Data:
Total revenues	$7,561	$8,262	$7,288	$5,560	$3,481	$2,839
Total operating costs and expenses	8,548	9,020	7,642	5,975	3,522	2,824

Operating profit (loss)	(987)	(758)	(354)	(415)	(41)	15
Other income (expense), net	(106)	(233)	(462)	(246)	(62)	359
Income tax benefit (expense)	372	326	406	237	142	(162)
Minority interests in net losses of subsidiaries	57	51	55	33	25	25

Income (loss) from continuing operations before extraordinary item and cumulative effect of accounting change	(664)	(614)	(355)	(391)	64	237
Income from discontinued operations, net of taxes	—	—	36	100	196	171
Gain on sale of discontinued operations, net of taxes	—	—	1,132	—	—	63
Extraordinary item, net of taxes	—	—	—	—	—	(21)
Cumulative effect of accounting change, net of taxes	(7)	(7)	—	—	(9)	—

Net income (loss)	(671)	(621)	813	(291)	251	450
Adjustment to exclude the effect of GM purchase accounting	—	3	17	21	21	21
Preferred stock dividends	(96)	(96)	(97)	(51)	—	—

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)	$(767)	$(714)	$733	$(321)	$272	$471

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,199	$700	$1,508	$238	$1,342	$2,784
Total current assets	5,463	3,341	4,154	3,858	4,075	5,179
Total assets	15,600	19,210	19,279	18,597	12,617	12,142
Total current liabilities	3,093	4,407	2,691	2,642	1,346	1,007
Long-term debt	58	989	1,292	1,586	779	638
Minority interests	32	531	554	544	482	608
Total stockholder’s equity	11,042	11,072	12,326	11,681	8,412	8,340
Other Data:
EBITDA(1)		$390	$594	$264	$372	$297
Depreciation and amortization		1,148	948	679	413	282
Capital expenditures		1,744	1,716	1,665	1,329	713
Net cash flows from:
Operating activities		190	1,091	380	612	91
Investing activities		(1,741)	2,211	(3,942)	(2,129)	(2,116)
Financing activities		743	(850)	2,578	(64)	5,014

Certain prior period amounts have been reclassified to conform to the current year presentation.

(1) For purposes of the Hughes selected historical and pro forma financial data, Hughes defines “EBITDA” as operating profit (loss), plus depreciation and amortization. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes management believes it is a meaningful measure of performance and is commonly used by other communications, entertainment and media service providers. EBITDA does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

EchoStar Selected Historical and Pro Forma Financial Data

      The following statements of operations data for each of the three years in the period ending December 31, 2001 and the balance sheet data as of December 31, 2001 and 2000 have been derived from EchoStar’s audited consolidated financial statements incorporated into this document by reference. The statement of operations data for the years ended December 31, 1998 and 1997 and the balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from EchoStar’s audited consolidated financial statements which have not been incorporated into this document by reference.

      You should read the data below in conjunction with EchoStar’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EchoStar 2001 Form 10-K, which is incorporated into this document by reference.

      The column of pro forma operating results information for the year ended December 31, 2001 gives effect to the PanAmSat stock sale as if that transaction had occurred on January 1, 2001 and balance sheet data as of December 31, 2001 gives effect to the PanAmSat stock sale as if that transaction had occurred as of that date.

      The selected unaudited condensed pro forma financial data is not intended to be indicative of future results of operations or results that might have been achieved had the PanAmSat stock sale occurred on the date specified. In the opinion of EchoStar’s management, all adjustments necessary to fairly present such selected unaudited condensed pro forma financial data have been made based upon the proposed terms of the PanAmSat stock sale.

	As of and for the years ended December 31,

	Pro Forma
	2001	2001	2000	1999	1998	1997

	(unaudited)
		(in millions)
Statements of Operations Data:
Revenue:
DISH Network	$3,606	$3,606	$2,352	$1,353	$683	$344
Operating leases, satellite services and other	802	—	—	—	—	—
Outright sales and sales-type leases	68	—	—	—	—	—
DTH equipment sales and integration services	271	271	260	184	256	92
Other	124	124	103	66	44	41

Total revenue	4,871	4,001	2,715	1,603	983	477
Costs and Expenses:
DISH Network operating expenses	1,758	1,758	1,266	733	395	193
Cost of outright sales and sales-type leases and other direct operating costs	166	—	—	—	—	—
Cost of sales— DTH equipment and integration services	188	188	195	149	173	62
Cost of sales— other	82	82	33	17	17	24
Selling, general and administrative	1,586	1,462	1,409	877	418	249
Non-cash, stock-based compensation	20	20	51	61	—	—
Depreciation and amortization	629	279	185	113	103	173

Total costs and expenses	4,429	3,789	3,139	1,950	1,106	701

Operating income (loss)	$442	$212	$(424)	$(347)	$(123)	$(224)

Net loss	$(179)	$(215)	$(650)	$(793)	$(261)	$(313)

	As of and for the years ended December 31,

	Pro Forma
	2001	2001	2000	1999	1998	1997

	(unaudited)
		(in millions)
Balance Sheet Data:
Cash, cash equivalents and marketable investment securities	$1,939	$2,828	$1,464	$1,254	$324	$421
Cash reserved for satellite insurance	122	122	82	—	—	—
Restricted cash and marketable investment securities	1	1	3	3	78	188
Total assets	11,494	6,520	4,637	3,898	1,807	1,806
Long-term debt (less current portion):
1994 Notes	—	—	—	2	572	500
1996 Notes	—	—	—	1	498	439
1997 Notes	—	—	—	—	375	375
9 1/4% Senior Notes due 2006	375	375	375	375	—	—
9 3/8% Senior Notes due 2009	1,625	1,625	1,625	1,625	—	—
10 3/8% Senior Notes due 2007	1,000	1,000	1,000	—	—	—
9 1/8% Senior Notes due 2009	700	700	—	—	—	—
4 7/8% Convertible Notes due 2008	1,000	1,000	1,000	1,000	—	—
5 3/4% Convertible Notes due 2008	1,000	1,000	—	—	—	—
Other long-term debt	2,475	—	—	—	—	—
Mortgages and other notes payable, net of current portion	6	6	15	28	43	52
Series B Preferred Stock	—	—	—	—	226	199
Total stockholders’ deficit	$(876)	$(777)	$(657)	$(48)	$(372)	$(89)

	As of and for the years ended December 31,

	2001	2000	1999	1998	1997

	(in millions, except subscriber and per subscriber data)
Other Data:
DISH Network subscribers (in thousands)	6,830	5,260	3,410	1,940	1,040
Average monthly revenue per subscriber	$49.32	$45.33	$42.71	$39.25	$38.50
EBITDA(1)	511	(187)	(173)	(20)	(51)
Less amortization of subscriber acquisition costs	—	—	—	(19)	(122)
EBITDA, as adjusted to exclude amortization of subscriber acquisition costs	511	(187)	(173)	(39)	(173)
Net cash flows from:
Operating activities	489	(119)	(59)	(17)	—
Investing activities	(1,279)	(912)	(63)	(8)	(597)
Financing activities	1,611	982	920	(14)	703

(1)	EchoStar believes it is common practice in the telecommunications industry for investment bankers and others to use various multiples of current or projected EBITDA (operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation) for purposes of estimating current or prospective enterprise value and as one of many measures of operating performance. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, because EBITDA is independent of the actual leverage employed by the business; but EBITDA ignores funds needed for capital expenditures and expansion. Some investment analysts track the relationship of EBITDA to total debt as one measure of financial strength. However, EBITDA does not purport to represent cash provided or used by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flows from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash (vs. accrual) basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. EchoStar is not aware of any uniform standards for determining EBITDA and it believes presentations of EBITDA may not be calculated consistently by different entities in the same or similar businesses. EBITDA is shown before and after amortization of subscriber acquisition costs, which were deferred through September 1997 and amortized over one year. EBITDA for 1999, 2000 and 2001 also excludes approximately $61 million, $51 million and $20 million in non-cash, stock-based compensation expense resulting from significant post-grant appreciation of stock options granted to employees, respectively. In addition, EBITDA does not include the impact of amounts capitalized under EchoStar’s Digital Home Plan of approximately $65.4 million and $338 million during 2000 and 2001, respectively.

New EchoStar Selected Unaudited Pro Forma Condensed Consolidated Financial Data

      In the table below, we provide you with selected unaudited pro forma condensed consolidated financial data for New EchoStar as if the Transactions had been completed on January 1, 2001 for statement of operations purposes and on December 31, 2001 for balance sheet purposes.

      For more information about the assumptions made in determining the pro forma data, see the notes to “New EchoStar Unaudited Pro Forma Condensed Consolidated Financial Statements” appearing later in this document.

      The selected unaudited pro forma condensed consolidated financial data is derived from the more detailed unaudited pro forma financial statements appearing later in this document and should be read together with the separate historical financial statements and accompanying notes of Hughes and EchoStar, which we incorporate by reference in this document. The selected unaudited pro forma financial data is presented for comparative purposes only and is not necessarily indicative of the future financial position or results of operations of New EchoStar or of the financial position or the results of operations that would have been achieved had the Hughes/ EchoStar merger been completed during the periods or as of the dates for which the pro forma information is presented or after completion of the Hughes/ EchoStar merger. In the opinion of EchoStar’s and Hughes’ management, all adjustments necessary to fairly present such selected unaudited pro forma condensed consolidated financial data have been made based upon the proposed terms of the Hughes/EchoStar merger.

As of and for
the year ended
December 31,
2001

(in millions)
Statement of Operations Data:
Total revenues	$12,271

Total operating costs and expenses	13,180
Operating profit (loss)	$(909)

Net loss attributable to common stockholders	$(1,301)

Balance Sheet Data:
Total assets	$46,831
Long-term debt	11,639
Stockholders’ equity	25,296

UNAUDITED COMPARATIVE PER SHARE INFORMATION

      We present below per common share data regarding the income, cash dividends declared and book value of General Motors and EchoStar on both historical and unaudited pro forma consolidated bases. We have derived the unaudited pro forma per share information from the unaudited pro forma financial statements presented elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of GM, Hughes and EchoStar that are incorporated by reference into this document.

GM Common Stock Historical Per Share Data

      This table shows historical per share information for each of the two classes of GM common stock. Book value per share is calculated based on the liquidation rights of each class.

	As of and for
	the year ended
	December 31, 2001

	GM $1 2/3	GM
	Par Value	Class H
	Common Stock	Common Stock

Basic earnings per share from continuing operations	$1.78	$(0.55)
Diluted earnings per share from continuing operations	1.77	(0.55)
Cash dividends per share	2.00	—
Book value per share	24.79	4.96

GM Common Stock Pro Forma Per Share Data

      This table shows pro forma information for each of the two classes of GM common stock giving effect to the GM/Hughes separation transactions and the PanAmSat stock sale.

	As of and for
	the year ended
	December 31, 2001

	GM $1 2/3	GM
	Par Value	Class H
	Common Stock	Common Stock

Giving Effect to the GM/ Hughes Separation Transactions:
Basic earnings per share from continuing operations	$2.15	$—
Diluted earnings per share from continuing operations	2.13	—
Cash dividends per share	2.00	—
Book value per share	25.65	—

Giving Effect to the PanAmSat Stock Sale:
Basic earnings per share from continuing operations	$1.76	$(0.59)
Diluted earnings per share from continuing operations	1.74	(0.59)
Cash dividends per share	2.00	—
Book value per share	24.75	4.95

EchoStar Common Stock Historical Per Share Data

      This table shows historical per share information for the outstanding EchoStar common stock.

As of and for
the year ended
December 31, 2001

Loss per share	$(0.45)
Cash dividends per share	—
Book value per share	(1.62)

EchoStar Common Stock Equivalent Pro Forma Per Share Data

      This table shows equivalent pro forma per share data for the outstanding EchoStar common stock calculated by multiplying the New EchoStar per share amounts by the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock, and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock for each share of EchoStar Class B common stock.

As of and for
the year ended
December 31, 2001

Loss per share	$(0.97)
Cash dividends per share	—
Book value per share	18.97

New EchoStar Common Stock Pro Forma Per Share Data

      This table shows pro forma per share information for the outstanding New EchoStar common stock giving effect to the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. The pro forma book value per share at December 31, 2001 was calculated by dividing the pro forma book value of the net assets of New EchoStar by the total number of outstanding shares of New EchoStar common stock expected to be outstanding upon the completion of the Transactions.

As of and for
the year ended
December 31, 2001

Loss per share	$(0.71)
Cash dividends per share	—
Book value per share	13.85

EchoStar Common Stock Pro Forma Per Share Data

      This table shows pro forma information for the outstanding EchoStar common stock giving effect to the PanAmSat stock sale.

As of and for
the year ended
December 31, 2001

Loss per share	$(0.36)
Cash dividends per share	—
Book value per share	(1.75)

Recent Developments

     “Local Channels, All Americans” Plan for New EchoStar

      On February 26, 2002, EchoStar and Hughes announced a new proposal that is designed to enable New EchoStar to deliver local broadcast television channels in all 210 designated market areas in the United States as soon as 24 months following the completion of the Hughes/ EchoStar merger. In their joint satellite application filed with the FCC, the companies detailed a technically and commercially feasible “Local Channels, All Americans” plan developed by EchoStar and DIRECTV engineers that is designed to allow New EchoStar to offer every consumer in the continental United States, Alaska and Hawaii access to satellite-delivered local television channels.

      In the filing, the companies seek authority to launch and operate a new spot-beam satellite that, when combined with four existing and under-construction EchoStar and DIRECTV spot-beam satellites and spectrum efficiencies achieved by combining frequencies from three of the companies’ orbital locations, is designed to enable New EchoStar to broadcast local television channels in all 210 designated market areas, including full compliance with federal “must carry” requirements. Currently, EchoStar and DIRECTV deliver local broadcast channels via satellite to consumers in a total of only 42 metropolitan designated market areas. The Hughes/ EchoStar merger is expected to eliminate carriage of duplicative content— a total of more than 500 identical channels— from the EchoStar and DIRECTV satellites which, when coupled with advanced spot-beam satellites and efficiencies expected to be created by the Hughes/ EchoStar merger, would enable local channel delivery in all U.S. designated market areas.

     GM Convertible Debt Offering

      On March 6, 2002, GM issued $3.75 billion of convertible debt securities as part of a comprehensive effort to improve its financial flexibility. The offering included $1.15 billion principal amount of 4.5% Series A convertible senior debentures due 2032 and $2.6 billion principal amount of 5.25% Series B convertible senior debentures due 2032. The securities mature in 30 years and are convertible into GM $1 2/3 par value common stock once specific conditions are satisfied. The proceeds of the offering, combined with other cash generation initiatives, will be used to rebuild GM’s liquidity position, reduce its underfunded pension liability and fund its post retirement health care obligations.

     Matters Pertaining to Arthur Andersen

      EchoStar’s independent certified public accountant, Arthur Andersen, has informed EchoStar that on March 14, 2002, it was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron. Arthur Andersen has indicated that it intends to contest vigorously the indictment. EchoStar’s Audit Committee has been carefully monitoring this situation. As a public company, EchoStar is required to file with the SEC periodic financial statements audited or reviewed by an independent, certified public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. EchoStar’s access to the capital markets and its ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations to EchoStar or if for any other reason Arthur Andersen is unable to perform required audit-related services for EchoStar. In such a case, EchoStar would promptly seek to engage new independent certified public accountants or take such other actions as may be necessary to enable EchoStar to maintain access to the capital markets and timely financial reporting.

RISK FACTORS

      In addition to the other information contained in or incorporated by reference into this document, including the risks and uncertainties relating to GM, Hughes, PanAmSat and EchoStar that are contained in their respective 2001 Forms 10-K and incorporated by reference into this document, you should carefully consider each of the factors set forth below. Certain of the following factors are relevant to both the GM $1 2/3 par value common stockholders and GM Class H common stockholders in connection with their consideration of whether to approve the Transactions. Others are relevant principally to EchoStar Class A common stockholders and GM Class H common stockholders in connection with their investment in New EchoStar Class A common stock and New EchoStar Class C common stock, respectively. The following risks and uncertainties relate principally to:

•	the Transactions, including the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, and how they will impact GM, Hughes, EchoStar and New EchoStar and your investment in these companies;

•	GM after the Transactions; and

•	New EchoStar after the Transactions, including with respect to its business, liquidity, financing activities, regulatory matters and capital stock.

      The risks and uncertainties described below are not the only ones facing GM, Hughes, EchoStar, New EchoStar and the GM $1 2/3 par value common stockholders’ investment in GM or the EchoStar Class A common stockholders’ and the GM Class H common stockholders’ investment in New EchoStar. You should carefully review the information set forth elsewhere in this document and in the documents incorporated by reference into this document, including the risks and uncertainties relating to GM, Hughes, PanAmSat and EchoStar that are contained in their respective 2001 Forms 10-K and incorporated by reference into this document. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially adversely affect GM, Hughes, EchoStar, New EchoStar and your investment.

      If any of the following risks or uncertainties develops into actual events, the business, financial condition or results of operations of GM, Hughes, EchoStar and/or New EchoStar could be materially adversely affected. If that happens, the trading prices of the GM $1 2/3 par value common stock, GM Class H common stock, EchoStar Class A common stock, New EchoStar Class A common stock and/or New EchoStar Class C common stock could decline, and you could lose all or part of your investment.

      This document contains forward-looking statements that involve risks and uncertainties. New EchoStar’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by New EchoStar described below and elsewhere in this document.

Risk Factors Relating to the Transactions

     Risks Relating to New EchoStar

      New EchoStar May Not Realize the Benefits Expected From the Hughes/ EchoStar Merger. The success of the Hughes/ EchoStar merger will depend, in part, upon the ability of New EchoStar to develop an expanded competitive business and realize significant economies of scale and substantial cost and revenue synergies from combining the businesses of Hughes and EchoStar. New EchoStar may not be able to successfully integrate these operations and realize the cost and revenue synergies it currently anticipates. The difficulties of combining the operations of two previously separate businesses include, among other things, the necessity of:

•	coordinating geographically separated organizations;

•	integrating technologies (including the development of a cost-effective integrated receiver);

•	integrating personnel with diverse business backgrounds; and

•	combining different corporate cultures.

      The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of New EchoStar’s business and the loss of key personnel. The diversion of New EchoStar management’s attention and any delays or difficulties encountered in connection with the integration of Hughes’ and EchoStar’s operations could have a material adverse effect on New EchoStar’s business, results of operations or financial condition.

      New EchoStar May Incur Significant Expenses Related to Integration and the Hughes/ EchoStar Merger. New EchoStar is expected to incur substantial expenses in connection with the integration of the businesses of Hughes and EchoStar and their policies, procedures, operations and technologies. These expenses could, particularly in the near term, exceed the savings that New EchoStar expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost and revenue synergies related to the integration of the businesses following the completion of the Hughes/ EchoStar merger. In addition, in connection with the Transactions, New EchoStar will incur certain expenses, including the fees and expenses of financial, legal and accounting advisors, a portion of the cost of the SEC registration process and other regulatory costs. These integration-related and merger-related expenses could be significant.

      Regulatory Approval of the Transactions May Require Hughes and/or EchoStar to Agree to Onerous Conditions. Under U.S. antitrust laws, the Hughes/ EchoStar merger may not be completed until the required waiting period under the Hart-Scott-Rodino Act has terminated or expired. To complete the Hughes/ EchoStar merger, the companies must also obtain the approval of the FCC for the transfer of licenses and other authorizations in connection with the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. The Transactions may be subject to certain regulatory requirements of other governmental agencies and authorities, including clearances for the Hughes/ EchoStar merger from competition and telecommunications authorities in certain foreign jurisdictions and requirements relating to the regulation of the offer and sale of securities. Many of these governmental entities from which approvals and clearances are required may seek to condition their approval or clearance of the Hughes/ EchoStar merger, or of the transfer to New EchoStar of licenses and other entitlements, on the companies’ compliance with certain conditions, including the divestiture of assets or other onerous conditions, that may have the effect of imposing additional costs on New EchoStar or of limiting New EchoStar’s revenues or otherwise having a material adverse effect on the business of New EchoStar. Rather than agreeing to such onerous conditions, the companies may determine to terminate the Hughes/ EchoStar merger agreement instead. For more information, see “The Transactions— Regulatory Requirements.”

      Any Delay in Completing the Proposed Hughes/ EchoStar Merger May Reduce or Eliminate the Benefits Expected. In addition to the required regulatory clearances and approvals, the Hughes/ EchoStar merger is subject to a number of other conditions beyond the control of the companies that may prevent, delay or otherwise materially adversely affect the completion of the Transactions. We cannot predict whether and when these clearances and approvals can be obtained, and the requirement for such clearances and approvals could delay the completion of the Hughes/ EchoStar merger for a significant period of time or prevent it from occurring. Any delay in completing the Hughes/ EchoStar merger could cause New EchoStar not to realize some or all of the economies of scale and cost and revenue synergies that New EchoStar expects to achieve if EchoStar successfully completes the Hughes/ EchoStar merger and integrates its business with the Hughes business.

      New EchoStar May Have to Indemnify General Motors if It Fails to Abide by the Restrictions That It Will Be Subject to with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/EchoStar Merger. Under the terms of the implementation agreement, New EchoStar has agreed to indemnify GM and its affiliates against any taxes resulting from the Hughes split-off if the taxes arise from actions or failures to act by New EchoStar that disqualify the Hughes split-off from being tax-free to GM. Specifically, New EchoStar is required to indemnify GM and its affiliates if New EchoStar enters into any transaction or series of transactions (or fails to take any action within its control) that causes the Hughes split-off to be taxable to GM by reason of the 50% limitation described at “— Risks Relating to Liquidity and Financing Activities of New EchoStar — New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/EchoStar Merger”. As a result, if New EchoStar does not abide by these limitations, it may be subject to substantial liabilities under the indemnification provisions of the implementation agreement. For a more detailed discussion, see “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-free Status of the Hughes Split-off.”

     Risks Relating to Hughes and EchoStar

      The Failure to Complete the Proposed Hughes/ EchoStar Merger as Planned Could Result in the Payment of a Termination Fee by either Hughes or EchoStar and Could Materially Adversely Affect the Financial Condition of Hughes or EchoStar, As the Case May Be. Under the terms of the Hughes/ EchoStar merger agreement, Hughes has agreed to pay a termination fee of $600 million to EchoStar if the Hughes/ EchoStar merger is not completed for certain reasons. In addition, if the Hughes/ EchoStar merger is not completed for certain other reasons, EchoStar has agreed to pay a termination fee of $600 million to Hughes. See “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement.” The financial burden that such a payment would have on Hughes or EchoStar could materially adversely affect that company’s ability to raise new capital, or otherwise have a material adverse effect on its financial condition, and each of Hughes and EchoStar will have incurred substantial transaction-related expenses and devoted substantial management resources to the Transactions without realizing the anticipated benefits.

      Some Credit Facilities of Hughes Mature Prior to the Termination Date of the Hughes/EchoStar Merger Agreement and Hughes May Have Difficulty Refinancing That Debt. The Hughes/EchoStar merger agreement contains a January 21, 2003 termination date, which may be extended in limited circumstances. Some credit facilities of Hughes mature at the earlier of the effective time of the Hughes/ EchoStar merger and December 2002. If the Hughes/ EchoStar merger has not been completed prior to December 2002, Hughes would likely seek to refinance, or obtain an extension of the maturity dates of, those facilities. There can be no assurance that Hughes would be able to refinance those facilities on acceptable terms or at all or that the lenders under those facilities would extend the maturity dates. In addition, Hughes would be subject to the terms of the Hughes/ EchoStar merger agreement which contains some limitations on its ability to issue certain securities prior to the termination of the Hughes/ EchoStar merger agreement. Hughes’ inability to refinance the facilities on acceptable terms or at all or to extend the maturity dates could have a material adverse effect on its business, financial condition and results of operations. For a further discussion of these facilities, see the Hughes 2001 Form 10-K, which is incorporated by reference into this document.

      EchoStar May Be Required to Acquire the Approximately 81% Interest Held by Hughes’ Subsidiaries in PanAmSat and Offer to Purchase the Remaining Minority Interest in PanAmSat under Certain Circumstances. If the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions have not been satisfied, EchoStar would be required to purchase the approximately 81% interest in PanAmSat held by Hughes’ subsidiaries for a purchase price of $22.47 per share, or an aggregate amount of about $2.7 billion, and will be required to offer to purchase the remaining publicly-traded shares of PanAmSat in an exchange offer at a price of $22.47 per share payable, at the option of each holder of such remaining shares, either in cash or shares of EchoStar Class A common stock, unless EchoStar has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding shares of PanAmSat at an equivalent or greater price per share. The financial burden such purchases would have on EchoStar could materially adversely affect its ability to raise new capital, or otherwise have a material adverse effect on its financial condition, and EchoStar will have incurred substantial transaction-related expenses and devoted substantial management resources to the proposed Hughes/ EchoStar merger without realizing the anticipated benefits. See “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement.” Moreover, EchoStar would then have business interests that would be substantially subject to those risks disclosed in PanAmSat’s 2001 Form 10-K, which is incorporated herein by reference, and those risks related to international satellite business operations. See “—Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to the Business of New EchoStar— New EchoStar Will Be Subject to Other Risks Related to its International Operations.”

      EchoStar’s Obligation to Acquire the Approximately 81% Interest Held by Hughes’ Subsidiaries in PanAmSat under Certain Circumstances Is Subject to Certain Conditions and, if Not Completed, Could

Materially Adversely Affect Hughes’ Financial Condition. If the Hughes/ EchoStar merger does not occur because certain financing or regulatory-related conditions have not been satisfied, EchoStar will be required to purchase the approximately 81% interest in PanAmSat held by Hughes’ subsidiaries. However, the PanAmSat stock sale is subject to a number of conditions beyond the control of GM, Hughes and EchoStar which must be satisfied before the transaction could be completed, including, among other things:

•	the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act;

•	the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale; and

•	the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale.

If these conditions were not fulfilled, EchoStar would not be obligated to complete the purchase, even though the Hughes/ EchoStar merger was not completed for the specified reasons. If this were to happen, Hughes would remain a wholly owned subsidiary of GM, and GM and Hughes would not have the benefit of the liquidity represented by the sale of Hughes’ indirect interest in PanAmSat to EchoStar. See “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement.”

      Hughes and EchoStar Are Each Prohibited from Pursuing Certain Other Opportunities Prior to the Termination of the Transaction Agreements. Pursuant to the terms of the Hughes/ EchoStar merger agreement, subject to certain exceptions, certain transactions involving Hughes or EchoStar are prohibited prior to the termination of the applicable transaction agreements among GM, Hughes Holdings, Hughes and EchoStar. These prohibited transactions generally include any merger or consolidation of Hughes or EchoStar, which is material to it and its subsidiaries as a whole, with an entity other than EchoStar or Hughes, respectively. These prohibitions may prevent GM, Hughes and EchoStar from pursuing attractive strategic alliances or combinations in the event that such opportunities arise before the termination of the Transaction agreements.

      The Pendency of the Hughes/ EchoStar Merger Could Negatively Affect the Stock Price of GM Class H Common Stock and EchoStar Class A Common Stock As Well As the Future Business and Operations of Each of Hughes and EchoStar. In response to the announcement of the Hughes/ EchoStar merger, the customers and strategic partners of each of Hughes and EchoStar may delay or defer decisions, which could have a material adverse effect on the businesses of each of Hughes and EchoStar, regardless of whether the Hughes/ EchoStar merger is ultimately completed. Similarly, current and prospective employees of Hughes and EchoStar may experience uncertainty about their future roles with the combined company, which may adversely affect the ability of each of Hughes and EchoStar to attract and retain key management, sales, marketing and technical personnel. In addition, some rating agencies that provide security ratings on Hughes’ debt have also downgraded their ratings on Hughes’ long-term debt since the announcement of the Hughes/EchoStar merger. A downgrade could adversely affect the ability of Hughes to finance its operations, including the cost of obtaining financing. For information regarding security ratings on Hughes’ debt, see Hughes 2001 Form 10-K, which is incorporated by reference into this document. Finally, if the Hughes/ EchoStar merger is terminated and GM and Hughes determine to seek another transaction involving Hughes, we cannot assure you that they will be able to negotiate a transaction with another company on terms comparable to the Transactions.

Risk Factors Relating to GM After the Transactions

      The Amount of Liquidity and Value To Be Provided to GM Pursuant to the Transactions Could Vary Significantly Based on a Number of Factors. The aggregate amount of liquidity and value to be provided to GM in connection with the Transactions could vary significantly. It will depend upon the value of GM’s retained economic interest in Hughes before the Hughes split-off or GM’s ownership interest in New EchoStar after the Hughes/EchoStar merger, as applicable, and the circumstances under which GM achieves liquidity with regard to that interest.

      Depending upon certain variable factors that will not be known until immediately before the completion of the Hughes split-off, GM’s retained economic interest in Hughes may be reduced in connection with the payment of the Hughes dividend distribution to GM to such an extent that:

•	GM would hold fewer than 100 million shares (or no shares) of New EchoStar Class C common stock after the completion of the Hughes recapitalization, which would limit GM’s ability to engage in debt-for-equity exchanges after the Hughes/ EchoStar merger to such lower number of shares, if any; and/or

•	GM would retain few shares (or no shares) of New EchoStar Class C common stock after the completion of the Transactions (including the completion of any GM debt-for-equity exchanges).

The variable factors that could affect these outcomes include, among other things, the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding that time.

      In addition, the transaction agreements provide that both the aggregate number of shares subject to the GM debt-for-equity exchanges and/or the amount of the Hughes dividend distribution are subject to mandatory reduction under certain circumstances in order to satisfy the minimum equity headroom condition to the completion of the Hughes/ EchoStar merger or to satisfy a requirement that the amount of the $4.2 billion Hughes dividend distribution does not exceed the value of GM’s retained economic interest at the time of payment of the Hughes dividend distribution.

      The companies have agreed that, if and to the extent necessary in order to satisfy the minimum equity headroom condition, which is set forth in the Hughes/ EchoStar merger agreement and described elsewhere in this document, the aggregate number of shares of New EchoStar Class C common stock that General Motors may distribute pursuant to GM debt-for-equity exchanges after the completion of the Hughes/ EchoStar merger will be reduced to as few as 60 million shares. Furthermore, in order to cause the minimum equity headroom condition to be satisfied, GM may elect, but is not required, to further reduce the aggregate number of shares of New EchoStar Class C common stock subject to such GM debt-for-equity exchanges. We cannot assure you whether, or to what extent, GM would make any such voluntary reductions to the number of shares subject to such GM debt-for-equity exchanges. GM currently expects that it would make any determination regarding any such voluntary reductions immediately prior to the time of the completion of the Hughes split-off, based on factors it determines relevant as of such time.

      The companies have also agreed that if, after giving effect to any required or voluntary reductions to the number of shares subject to the GM debt-for-equity exchanges as described above, either the minimum equity headroom condition is still not satisfied or the $4.2 billion Hughes dividend distribution would otherwise exceed the value of GM’s retained economic interest in Hughes at the time of the payment of the Hughes dividend distribution, then under certain circumstances the amount of the Hughes dividend distribution would be reduced by up to $700 million. Under such circumstances, the amount of the Hughes dividend distribution could be reduced to an amount as low as $3.5 billion. See “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— The Hughes Recapitalization— Reduction in the Shares Subject to GM Debt-for-Equity Exchanges; Reduction of the Hughes Dividend Distribution.”

      In order to cause either of these conditions to be satisfied, GM may elect, but is not required, to further reduce the amount of the Hughes dividend distribution to an amount less than $3.5 billion. We cannot assure you whether, or to what extent, GM may consider any voluntary reduction to the amount of the Hughes dividend distribution. GM currently expects that it would make any determination regarding any such voluntary reduction immediately prior to completion of the GM/Hughes separation transactions, based on factors it determines relevant as of such time. If GM were to determine not to make any such voluntary reductions to the aggregate number of shares subject to the debt-for-equity exchanges and/or the amount of the Hughes dividend distribution, which determination would be within GM’s sole discretion, such that the specified conditions would not be satisfied, then the Hughes split-off and the Hughes/EchoStar merger would not occur unless such conditions were waived. Any such voluntary reductions would, however, reduce the amount of liquidity to be provided to GM in connection with the Transactions.

      Also, depending upon the terms of the IRS ruling, GM could be required to distribute to the holders of GM $1 2/3 par value common stock shares of New EchoStar Class C common stock, if any, that GM would otherwise retain following the Hughes split-off to the extent required by the transaction agreements.

      In addition, the amount of liquidity and value, if any, that GM may realize as a result of:

•	any issuance of shares of GM Class H common stock in GM debt-for-equity exchanges before the Hughes split-off; or

•	any shares of New EchoStar Class C common stock that it holds, whether such shares are distributed in GM debt-for-equity exchanges within six months of the Hughes/EchoStar merger or are retained thereafter;

would generally depend upon, among other things, the trading prices of shares of GM Class H common stock or New EchoStar Class C common stock, as applicable, at the time of GM’s disposition of any such shares.

      The amount of liquidity and value to be provided to GM pursuant to the Transactions could vary materially as a result of the factors described above, which could under certain circumstances materially adversely affect GM’s credit position after the completion of the Transactions.

      The Assets of Hughes Will Not Support GM’s Financial Position and Credit Ratings After the GM/Hughes Separation Transactions. Following the completion of the Transactions, Hughes will no longer be a subsidiary of GM. Although the Transactions are expected to provide General Motors with significant liquidity and value as described in greater detail elsewhere in this document, after the Hughes split-off General Motors will be unable to rely upon the assets of Hughes to support its financial position and credit ratings, including in times of economic downturn or cyclical changes in the automotive industry. As a result of the Hughes split-off, GM anticipates that there would be a net reduction of GM’s stockholders’ equity, reflecting an increase based on the difference between the fair market value and the net book value of Hughes at the time of the Hughes split-off and a reduction based on the fair market value at such time of the shares distributed in the Hughes split-off. This reduction would have been about $3.9 billion based on the EchoStar Class A common stock price and the net book value of Hughes at December 31, 2001 and certain other assumptions. For additional information, see “The Transactions— Accounting Treatment” below. We cannot assure you that, after the Transactions, operating results and market conditions will not result in lower credit ratings or a weaker financial condition for GM than if the Transactions had not occurred.

      Any Appreciation or Depreciation in the Value of the New EchoStar Class C Common Stock Will Affect the Level of GM’s Pension Expense. About 21% of the outstanding GM Class H common stock is currently held by certain GM employee benefit plans. As GM Class H common stockholders, those GM employee benefit plans will receive shares of New EchoStar Class C common stock in the Transactions. In connection with the Transactions, those GM employee benefit plans agreed to some restrictions on their ability to sell their shares. See “Shares Eligible For Future Sale— GM Employee Benefit Plans.” After the completion of the Transactions, during any period in which those GM employee benefit plans continue to own New EchoStar Class C common stock, appreciation or depreciation in the value of New EchoStar Class C common stock will affect the level of GM’s pension expense, which is actuarially determined and computed in accordance with accounting principles generally accepted in the United States. We can provide no assurance as to whether the trading value of New EchoStar Class C common stock after the Transactions will be equal to or greater than the trading value of GM Class H common stock before the Transactions or if the Transactions had not occurred.

Risk Factors Relating to New EchoStar After the Transactions

     Risks Relating to the Business of New EchoStar

      New EchoStar Will Compete With Other Subscription Television Providers, Which Could Materially Adversely Affect New EchoStar’s Ability to Grow and Increase Earnings. New EchoStar will compete in the highly competitive subscription television industry against cable television and other land-based and satellite-based system operators offering video, audio and data programming and entertainment services. Many of these competitors have substantially greater financial, marketing and other resources than New EchoStar will have.

New EchoStar’s ability to increase earnings will depend, in part, upon its ability to compete with these other operators.

      Cable television operators have a large, established customer base, and many cable operators have significant investments in, and access to, programming. Of the about 97% of U.S. television households in which cable television service is currently available, about 67% currently subscribe to cable. Cable television operators have advantages relative to EchoStar and Hughes by, among other things:

•	providing service to multiple television sets within the same household at a lesser incremental cost to the consumer;

•	providing local and other programming in a larger number of geographic areas; and

•	bundling their analog video service with expanded digital video services delivered terrestrially or via satellite, efficient two-way high-speed Internet access, and telephone service on upgraded cable systems.

As a result of these and other factors, New EchoStar may not be able to continue to expand its subscriber base or compete effectively against cable television operators.

      New technologies also could have a material adverse effect on the demand for New EchoStar’s direct broadcast satellite services. For example, new and advanced local multi-point distribution services are currently being implemented. Other terrestrial wireless video and data distribution services have been proposed at the FCC. In addition, entities such as regional telephone companies, which are likely to have greater resources than New EchoStar will have, are implementing and supporting digital video compression over existing telephone lines. While these entities are not currently providing digital “wireless cable,” many have the capabilities for such services. Moreover, mergers, joint ventures, and alliances among franchise, wireless or private cable television operators, regional Bell operating companies and others may result in providers capable of offering bundled cable television and telecommunications services in competition with New EchoStar. As a result, New EchoStar may not be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

      Other companies in the United States have conditional permits or have leased transponders for direct broadcast satellite assignments that can be used to provide service to portions of the United States. Also, C-band satellite providers and other low and medium power satellite operators continue to compete in the market for subscription television services, particularly in rural areas.

      In addition, the FCC has proposed to allocate additional spectrum for direct broadcast satellite services, which could create significant additional competition in the market for subscription television services.

      New EchoStar Will Depend Upon Others to Produce Programming. New EchoStar will depend upon third parties to provide it with programming services. The programming agreements of DIRECTV and EchoStar generally have remaining terms ranging from less than one and up to 10 years and contain various renewal and cancellation provisions. New EchoStar may not be able to renew these agreements on favorable terms, or at all, or these agreements may be canceled prior to expiration of their original term. If New EchoStar were unable to renew any of these agreements or the other parties cancel the agreements, we cannot assure you that New EchoStar would be able to obtain substitute programming, or that such substitute programming would be comparable in quality or cost to the existing programming of DIRECTV and EchoStar. In addition, programming costs may continue to increase. New EchoStar may be unable to pass programming costs on to its customers which could have a material adverse impact on its cash flow and operating margins. New EchoStar’s ability to compete successfully will depend upon its ability to continue to obtain desirable programming and offer it attractively to its customers at competitive prices.

      Increased Subscriber Turnover Could Harm New EchoStar’s Financial Performance. Turnover of customers, or “churn,” is a significant cost element for any subscription television provider. DIRECTV and EchoStar have historically had significant levels of churn. Any development which, among other things, increases costs to existing customers of New EchoStar, materially adversely impacts the quality of the product or service, increases the desirability of competing products or increases uncertainty about whether the Hughes/EchoStar merger will be completed may increase churn. Thus, any of the risks described in this document which potentially have a material adverse impact on cost or quality could also result in an increase in churn which would harm the financial performance of New EchoStar. Churn can also increase due to factors beyond the control of New EchoStar, including a slowing economy, significant signal compromise, a maturing subscriber base and competitive offers. There can be no assurance that New EchoStar will be able to manage its churn rates to achieve a reasonable level of financial performance.

      Increased Subscriber Acquisition Costs Could Affect New EchoStar’s Financial Performance. Both DIRECTV and EchoStar subsidize the cost and installation of their receiver systems in order to attract new subscribers and it is contemplated that New EchoStar will continue this practice. New EchoStar’s subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that it continues or expands current sales promotion activities, or introduces other more aggressive promotions. Any material increase in subscriber acquisition costs from current levels could have a material adverse effect on New EchoStar’s business, financial condition and results of operations.

      Satellite Programming Signals Have Been Compromised, Which Could Cause New EchoStar to Lose Subscribers and Revenue. The delivery of subscription programming requires the use of encryption technology to assure that only those who pay can receive the programming. It is illegal to create, sell or otherwise distribute mechanisms or devices to circumvent that encryption. Theft of cable and satellite programming has been widely reported and DIRECTV’s and EchoStar’s signal encryption has been compromised and could be further compromised in the future. New EchoStar will respond to compromises of its encryption system with measures intended to make signal theft of its programming commercially uneconomical. We currently anticipate that New EchoStar will utilize a variety of tools to continue to accomplish this goal. Ultimately, if other measures are not successful, it could be necessary for New EchoStar to incur significant expense to replace the conditional access card that controls the security of each consumer set-top box. If New EchoStar can not promptly correct a compromise of its encryption technology, New EchoStar’s revenue and its ability to contract for video and audio services provided by programmers could be materially adversely affected.

      New EchoStar May Be Unable to Manage Rapidly Expanding Operations. If New EchoStar is unable to manage its growth effectively, its business and results of operations could be materially adversely affected. To manage its growth effectively, we believe that New EchoStar must continue to:

•	develop its internal and external sales forces;

•	develop installation capability;

•	develop customer service operations and information systems;

•	maintain the existing relationships of Hughes and EchoStar with third party vendors; and

•	expand, train and manage its employee base.

Furthermore, its management personnel must assume even greater levels of responsibility. If New EchoStar is unable to effectively manage growth, New EchoStar may experience a decrease in subscriber growth, an increase in churn, an increase in expenses or other adverse results, any one of which could have a material adverse effect on its business.

      We Expect That New EchoStar Will Experience Net Losses For the Foreseeable Future and We Cannot Be Certain That New EchoStar Will Achieve or Sustain Profitability. Hughes and EchoStar have sustained significant losses and have significant amounts of debt. In addition, New EchoStar will need to incur even more debt in connection with the Hughes/EchoStar merger financing and related transactions, and expects to incur substantial amounts of debt after the Hughes/EchoStar merger in order to operate its business. Further, if EchoStar’s and Hughes’s application for authority to launch and operate a new spot-beam satellite in connection with the delivery of local broadcast TV channels in all 210 designated market areas in the United States is approved by the FCC, New EchoStar is expected to expend substantial resources to construct and launch this satellite. If New EchoStar does not have sufficient income or other sources of cash, it could eventually affect its ability to service its debt and pay its other obligations. Improvements in New EchoStar’s results of operations will depend largely upon its ability to successfully integrate the Hughes and EchoStar businesses while increasing its customer base, maintaining its price structure, effectively managing its costs and controlling churn. We cannot assure you that New EchoStar will be effective with regard to these matters. We currently anticipate that New EchoStar will continue to experience net losses for the foreseeable future.

      New EchoStar’s Future Growth Will Depend Upon its Ability to Implement its Business Strategy. New EchoStar’s business strategy will be focused on becoming a premier provider of integrated entertainment, information and communications services. We cannot assure you that the implementation of these initiatives will not be delayed, or that they will ever be fully implemented, or, if implemented, will allow New EchoStar to successfully capitalize on the emerging communications services markets it will target. Further, we cannot assure you that New EchoStar will be successful in implementing these new initiatives, or any other new initiatives.

      New EchoStar Will Be Subject to Other Risks Related to its International Operations. Hughes and, in particular, DIRECTV Latin America and PanAmSat conduct a material portion of their businesses outside the United States. On a consolidated basis, excluding revenues from Hughes’ former subsidiary, Hughes Space and Communications, for the years ended December 31, 2001, 2000 and 1999, about 20%, 18% and 21%, respectively, of Hughes’ revenues were generated from customers outside of the United States. All of DIRECTV Latin America’s revenues were generated from customers outside the United States. With respect to PanAmSat on a stand-alone basis for years ended December 31, 2001, 2000 and 1999, about 60%, 51% and 57%, respectively, of PanAmSat’s revenues were generated from customers outside of the United States. International operations are subject to risks inherent in international business activities, including:

•	limitations and disruptions resulting from the imposition of government controls;

•	difficulties meeting export license requirements;

•	obtaining and/or maintaining licenses necessary to conduct its business;

•	economic or political instability;

•	trade restrictions;

•	changes in tariffs;

•	currency fluctuations;

•	greater difficulty in pursuing legal remedies against foreign business partners or customers;

•	greater difficulty in safeguarding intellectual property; and

•	difficulties in managing overseas subsidiaries and international operations.

These risks could have a material adverse effect on New EchoStar’s business.

      New EchoStar’s New or Proposed Satellites Will Be Subject To Construction Delays. The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures, as discussed below. A significant delay in the future delivery of any satellite would also materially adversely affect the marketing plan for, or use of, the satellite. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Certain delays in satellite construction could also jeopardize satellite authorizations that are conditioned on timely construction and launch of the satellite. The failure to implement the New EchoStar satellite deployment plan on schedule could have a material adverse effect on New EchoStar’s financial condition and results of operations.

      New EchoStar’s Satellites Will Be Subject to Risks Relating to Launch. Satellite launches are subject to significant risks, including launch failure, incorrect orbital placement or improper commercial operation. About 15% of all commercial geostationary satellite launches have resulted in a total or constructive total loss. Certain launch vehicles that may be used by New EchoStar have either unproven track records or have experienced launch failures in the past. The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and obtain other launch opportunities. Such significant delays could materially adversely affect the operations and revenues of New EchoStar. If New EchoStar were unable to obtain launch insurance, or obtain launch insurance at rates it deemed commercially reasonable, and a significant launch failure were to occur, it could have a material adverse effect on its financial condition and results of operations. In addition, the occurrence of future launch failures may materially adversely affect the ability of New EchoStar to insure the launch of its satellites at commercially reasonable premiums, if at all. See “— New EchoStar May Not Have Traditional Commercial Insurance Coverage on Certain of its Satellites at the Time of the Completion of the Hughes/EchoStar Merger and New EchoStar May Determine to Self-Insure Additional Satellites After the Completion of the Hughes/EchoStar Merger.”

      Once Launched and Properly Deployed, New EchoStar’s Satellites Will Be Subject to Significant Operational Risks Due to Various Types of Potential Anomalies. Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in EchoStar, Hughes and PanAmSat satellites and the satellites of other operators as a result of various factors, such as satellite manufacturer’s error, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh space environment.

      Although New EchoStar will work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of critical components in the satellites, we cannot assure you that New EchoStar will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

      Any single anomaly or series of anomalies could materially adversely affect the operations and revenues of New EchoStar and its relationships with current customers, as well as its ability to attract new customers for its direct broadcast satellites and other satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites. Finally, the occurrence of anomalies may materially adversely affect the ability of New EchoStar to insure its satellites at commercially reasonable premiums, if at all. While some anomalies are currently covered by existing insurance policies, others are not now covered or may not be covered in the future.

      Meteoroid events pose a potential threat to all in-orbit satellites. The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by various comets. Due to the current peak in the 11-year solar cycle, increased solar activity is likely for the next year. Occasionally, increased solar activity poses a potential threat to all in-orbit satellites. The probability that the effects from this activity will damage New EchoStar’s satellites or cause service interruptions is generally very small.

      Some decommissioned spacecraft are in uncontrolled orbits which pass through the geostationary belt at various points, and present hazards to operational spacecraft, including New EchoStar’s satellites. New EchoStar may be required to perform maneuvers to avoid collisions which may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers. The loss, damage or destruction of any of New EchoStar’s satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event would have a material adverse effect on the business of New EchoStar. As is common in the industry, New EchoStar’s in-orbit insurance, if any, will not cover damage to satellites that occurs as a result of collisions with meteoroids, decommissioned spacecraft or other space debris.

      New EchoStar’s Satellites Could Fail Earlier Than Their Expected Useful Lives. New EchoStar’s ability to earn revenue depends on the usefulness of its satellites. Each satellite has a limited useful life. A number of factors affect the useful lives of the satellites, including, among other things:

•	the quality of their construction;

•	the durability of their component parts;

•	the ability to continue to maintain proper orbit and control over the satellite’s functions;

•	the efficiency of the launch vehicle used; and

•	the remaining on-board fuel following orbit insertion.

Generally, the minimum design life of the satellites in the New EchoStar fleet is 12 years. New EchoStar can provide no assurance, however, as to the actual useful lives of the satellites.

      In the event of a failure or loss of any of its satellites, New EchoStar may relocate another satellite and use it as a replacement for the failed or lost satellite. Such a relocation would require prior FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite. We cannot be certain that New EchoStar could obtain such FCC approval. If New EchoStar chooses to use a satellite in this manner, we cannot assure you that this use would not materially adversely affect its ability to meet the operation deadlines associated with its authorizations. Failure to meet those deadlines could result in the loss of such authorizations, which would have a material adverse effect on New EchoStar’s operations.

      New EchoStar May Not Have Traditional Commercial Insurance Coverage on Certain of its Satellites at the Time of the Completion of the Hughes/ EchoStar Merger and New EchoStar May Determine to Self-Insure Additional Satellites After the Completion of the Hughes/ EchoStar Merger. The price, terms and availability of insurance fluctuate significantly. In the last several years, the cost of obtaining launch and in-orbit policies on satellites reached historic lows but has recently begun to return to the higher levels for such policies that were common in the early 1990’s. We currently expect the cost of obtaining insurance to continue to rise and the availability to be limited as a result of recent satellite failures and general conditions in the insurance industry, including the effects of the September 11, 2001 terrorist attacks. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods and additional satellite health-related policy exclusions.

      The indentures related to certain of EchoStar’s and its subsidiaries’ outstanding notes contain restrictive covenants that require EchoStar to maintain satellite insurance with respect to specified numbers of the satellites it owns or leases. To date, EchoStar has been unable to obtain insurance on many of its satellites on terms acceptable to EchoStar. As a result, EchoStar is currently self-insuring all of its satellites. To satisfy insurance covenants related to EchoStar’s and its subsidiaries’ outstanding notes, EchoStar has reclassified an amount equal to the depreciated cost of three of its satellites from cash and cash equivalents to cash reserved for satellite insurance on its balance sheet. As of December 31, 2001, cash reserved for satellite insurance totaled about $122 million, which could be increased upon the occurrence of certain events as described in EchoStar’s 2001 Form 10-K, which is incorporated herein by reference. The reclassifications will continue until such time, if ever, as EchoStar can again insure its satellites on acceptable terms and for acceptable amounts. EchoStar believes that it has in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of its satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity cannot be assured in the event of multiple satellite losses.

      Hughes and PanAmSat use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. Although the insurance generally does not compensate for business interruption or loss of future revenues or customers, Hughes relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on Hughes’ ability to provide service. If Hughes’ insurance policies contain a coverage exclusion for a satellite with known anomalies or insurance costs for a particular satellite are prohibitively expensive, Hughes self-insures with respect to those anomalies or satellites. The book value of satellites that were insured with coverage exclusions amounted to $699.3 million and the book value of the satellites that were self-insured was $668.5 million at December 31, 2001. The instruments governing certain PanAmSat indebtedness also contain restrictive covenants that require it to maintain satellite insurance with respect to specified numbers of the satellites they own or lease.

      New EchoStar may not be able to obtain commercial insurance covering the launch and/or in-orbit operation of new satellites or renew coverage on existing satellites at rates acceptable to it and for the full amount necessary to construct, launch and insure replacement satellites. In that event, New EchoStar will be forced to self-insure all or a portion of the launch and/or in-orbit operation of each affected satellite, which could require New EchoStar to reserve material amounts of additional cash on its balance sheet, which could materially adversely affect New EchoStar’s financial condition and results of operations given the significant funding requirements New EchoStar is expected to have following the completion of the Hughes/EchoStar merger and the restrictions New EchoStar will have on its ability to engage in equity and debt financings. See “—Risks Relating to Liquidity and Financing Activities of New EchoStar— We Cannot Assure You That There Will Be Sufficient Funding For New EchoStar” and “—New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/EchoStar Merger.” Any launch vehicle failure, or loss or destruction of any of New EchoStar’s satellites for which it does not have commercial insurance for the full replacement cost of such satellites could have a material adverse effect on its business, financial condition and results of operations and on its ability to comply with “must-carry” and other regulatory obligations. In addition, higher premiums on insurance policies would increase New EchoStar’s costs, thereby reducing its operating income.

      New EchoStar’s Ability to Maintain Leading Technological Capabilities is Uncertain. New EchoStar’s operating results will depend to a significant extent upon its ability to continue to introduce new products and services on a timely basis and to reduce costs of its existing products and services. We cannot assure you that New EchoStar will successfully identify new product or service opportunities or develop and market these opportunities in a timely or cost-effective manner. The success of new product development depends on many factors, including proper identification of customer needs, cost, timely completion and introduction, differentiation from offerings of competitors and market acceptance.

      Technology in the subscription television and satellite services industries changes rapidly as new technologies are developed, which could cause the services and products of New EchoStar to become obsolete. We cannot assure you that New EchoStar and its suppliers will be able to keep pace with technological developments. If the new technologies on which New EchoStar intends to focus its research and development investments fail to achieve acceptance in the marketplace, New EchoStar would suffer a material adverse effect on its future competitive position and, accordingly, in its financial condition and results of operations. In addition, delays in the delivery of components or other unforeseen problems in New EchoStar’s direct broadcast satellite system or other satellite services may occur that could materially adversely affect performance or operations and, thus, have a material adverse effect on its business.

      Technological innovation is important to New EchoStar’s success and depends, to a significant degree, on the work of technically skilled employees. Competition for the services of these types of employees is vigorous. We cannot assure you that New EchoStar will be able to attract and retain these employees. If New EchoStar were unable to attract and maintain technically skilled employees, its competitive position could be materially adversely affected.

      The Benefits of Hughes’ Subsidiary Relationship with GM Will Not Be Available to New EchoStar Following the Transactions. As a wholly owned subsidiary of GM, Hughes has been able to benefit from GM’s extensive network of business relationships with companies and other contacts around the world. Hughes has historically drawn upon this resource in the course of developing its own contacts and business relationships. After the Transactions, New EchoStar will be an independent, publicly owned company, separate from GM, and thus will no longer be able to benefit from GM’s relationships in the same manner.

      New EchoStar Will Rely on Key Personnel. New EchoStar’s future success will depend to a significant extent upon the performance of Charles W. Ergen, who will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. The loss of Mr. Ergen or of certain other key executives could have a material adverse effect on New EchoStar’s business. New EchoStar does not expect to maintain “key man” insurance. Although all of its executives will execute agreements limiting their ability to work for or consult with competitors if they leave New EchoStar, New EchoStar will not have any employment agreements with any of them, other than with Charles W. Ergen.

     Risks Relating to Liquidity and Financing Activities of New EchoStar

      New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of Its Equity Securities for a Two-Year Period Following the Hughes/ EchoStar Merger. In order to preserve the tax-free status of the Hughes split-off to General Motors, New EchoStar has agreed to be subject to certain restrictions on issuances of its stock and other securities that are convertible or exchangeable into its stock. Under applicable provisions of the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the “Code,” the Hughes split-off will not be tax-free to General Motors if it is part of a plan under which one or more persons, other than General Motors and, in general, its historical stockholders, acquire stock possessing at least 50% of the voting power or at least 50% of the value of the outstanding stock of New EchoStar. We sometimes refer to the shares of New EchoStar stock that will count toward this 50% limitation as “tainted” stock. The New EchoStar Class A common stock and New EchoStar Class B common stock issued in the Hughes/ EchoStar merger will be treated as tainted stock that counts toward the 50% limitation, as will shares of New EchoStar Class C common stock exchanged in the Hughes split-off for shares of GM Class H common stock issued in any GM debt-for-equity exchange and shares of New EchoStar Class C common stock distributed in any subsequent GM debt-for-equity exchange. In addition, any stock that is issued by New EchoStar, other than stock issued upon the exercise of compensatory stock options, during the two-year period following the Hughes split-off generally will be presumed to be tainted stock absent an IRS ruling or tax opinion to the contrary. Under the implementation agreement, General Motors has broad rights to prevent New EchoStar from taking any action that might jeopardize the tax-free status of the Hughes split-off. As a result, New EchoStar’s ability to issue any equity capital or other securities convertible or exchangeable into equity capital in the two-year period following the Hughes/ EchoStar merger will be severely restricted, absent possible favorable IRS rulings, which could materially adversely affect New EchoStar’s financial condition and results of operations, particularly given the fact that the funding requirements of the operations of New EchoStar after the completion of the Hughes/EchoStar merger are expected to be significant, as described at “The Transactions— Description of the Transactions — Hughes/EchoStar Merger Financings.”

      New EchoStar Will Have Substantial Indebtedness, Will Require Substantial Additional Indebtedness and Will Depend Upon Its Subsidiaries’ Earnings To Make Payments on Its Indebtedness. New EchoStar will assume substantial indebtedness of EchoStar, Hughes and PanAmSat upon the completion of the Hughes/ EchoStar merger, including the Hughes/EchoStar merger financing described at “The Transactions— Description of the Transactions— Hughes/EchoStar Merger Financings,” and will likely incur or assume substantial indebtedness in connection with financing the cash required to complete the Hughes/ EchoStar merger, which will make it vulnerable to changes in general economic conditions. In addition, New EchoStar is currently expected to require substantial additional financing following completion of the Hughes/ EchoStar merger to fund capital expenditures and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and the repayment of indebtedness, particularly in light of the significant cash requirements of certain parts of the Hughes business. Because New EchoStar’s ability to raise equity capital for two years following completion of the Hughes/ EchoStar merger will be severely restricted, it is currently expected that it will be necessary for New EchoStar to incur additional indebtedness to finance its activities. The indentures and other agreements governing the debt of

New EchoStar and its subsidiaries will restrict its and its subsidiaries’ ability to incur additional debt. Thus, it may be difficult for New EchoStar to obtain additional debt at all or on acceptable terms.

      Moreover, because it is currently expected that New EchoStar will conduct substantially all of its operations through its subsidiaries, its ability to service its debt obligations will be dependent upon the earnings of its subsidiaries and the payment of funds by its subsidiaries to it in the form of loans, dividends or other payments. It is currently expected that New EchoStar will have few assets of significance other than the capital stock of its subsidiaries. New EchoStar’s subsidiaries will be separate legal entities. Furthermore, New EchoStar’s subsidiaries will not be obligated to make funds available to it, and creditors of New EchoStar’s subsidiaries will have a superior claim to its subsidiaries’ assets. In addition, New EchoStar’s subsidiaries’ ability to make any payments to it will depend upon their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. We cannot assure you that New EchoStar or its subsidiaries will be able to pay dividends or otherwise distribute funds to New EchoStar in an amount sufficient to pay the principal of or interest on the indebtedness owed by New EchoStar, including the Hughes/EchoStar merger financing described at “The Transactions— Description of the Transactions— Hughes/EchoStar Merger Financings.”

      Any additional debt incurred by New EchoStar and its subsidiaries will subject it to higher interest costs and decrease its cash flows and earnings.

      We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar. New EchoStar may not be able to raise adequate capital to fund some or all of its business and growth strategies on favorable terms, or at all, or to react rapidly to changes in technology, products, services or the competitive landscape. We believe that key success factors in the subscription television industry include superior access to capital and financial flexibility. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. For example, as a result of the competitive environment in the subscription television industry, New EchoStar may have to incur increased subscriber acquisition costs.

      New EchoStar expects the global subscription television industry to continue to grow due to the high demand for communications infrastructure and the opportunities created by industry deregulation. Many of New EchoStar’s competitors are committing substantial capital and, in many instances, are forming alliances to acquire and maintain market leadership. New EchoStar’s strategy will be to be a leader in providing entertainment, information and communications products and services by building on its experience in satellite technology and by making acquisitions and establishing, maintaining and restructuring strategic alliances as appropriate. This strategy will require substantial investments of capital over the next several years. In addition, the industry in which New EchoStar will compete is capital intensive requiring significant investment in, among other things, infrastructure, research and marketing. The construction, launch and insurance for new satellites and new satellite systems planned by Hughes, PanAmSat and EchoStar will generate significant capital requirements for New EchoStar. There can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future. We cannot assure you that New EchoStar will be able to satisfy its capital requirements in the future, whether through lack of competitive access to capital markets, due to restrictions under agreements relating to the Transactions or otherwise. See “—Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/ EchoStar Merger.”

      In addition, New EchoStar’s ability to increase earnings and to make interest and principal payments on its outstanding debt will depend in part upon its ability to continue growing its business by maintaining and increasing its subscriber base, which in turn may require significant additional capital that may not be available to New EchoStar.

      The Actual Amount of Funds Necessary to Implement New EchoStar’s Strategy and Business Plan May Materially Exceed its Current Estimates, Which Could Have a Material Adverse Effect on its Financial Condition and Results of Operations. The actual amount of funds necessary to implement New EchoStar’s strategy and business plan may materially exceed the current estimates of Hughes and EchoStar in the event of various factors including, among other things:

•	unanticipated additional financing requirements to fund capital expenditures and costs and expenses in connection with funding its operations, domestic and international investments and its growth strategy and the repayment of indebtedness;

•	departures from Hughes’ and EchoStar’s respective current business plan;

•	unforeseen delays;

•	cost overruns;

•	unanticipated expenses;

•	regulatory developments; and

•	technological and other risks.

If actual costs do materially exceed Hughes’ and EchoStar’s current estimates for these and other reasons, this could have a material adverse effect on New EchoStar’s financial condition and results of operations.

      New EchoStar’s Indebtedness May Contain Terms That Could Limit the Operational and Financial Flexibility of New EchoStar. New EchoStar will assume certain of the indebtedness of Hughes, PanAmSat and EchoStar and may incur additional indebtedness in the future. The terms of the indebtedness assumed by New EchoStar and incurred by New EchoStar in connection with, or following, the Hughes/ EchoStar merger will contain restrictions and covenants that limit the operational and financial flexibility of New EchoStar. These restrictions and covenants could prevent New EchoStar from taking advantage of strategic opportunities that it could have taken advantage of, or otherwise limit its financing or operational flexibility in a manner that would not otherwise be required, in the absence of those restrictions and covenants and could also limit the ability of New EchoStar to:

•	incur additional indebtedness;

•	issue preferred stock;

•	sell assets;

•	create, incur or assume liens;

•	merge, consolidate or sell assets;

•	determine not to self-insure certain of its satellites;

•	enter into transactions with affiliates; and

•	pay dividends and make other distributions.

     Risks Relating to Regulatory Matters Affecting New EchoStar

      New EchoStar Will Be Subject to Domestic and Foreign Regulations and May Be Materially Adversely Affected by Such Regulations. New EchoStar will be subject to various regulations, including substantial regulation by the FCC. FCC rules and regulations are subject to change in response to industry developments, new technology and political considerations. In addition, New EchoStar will also be subject to the regulatory authority of the U.S. government and the national communications authorities of the countries in which it operates. These authorities regulate the construction, launch and operation of its satellites and the orbital slots planned for these satellites.

      New EchoStar’s business could be materially adversely affected by the adoption of new laws, policies and regulations. We cannot assure you that it will succeed in obtaining all requisite regulatory approvals for its operations without the imposition of restrictions on, or material adverse consequences to, its businesses. We also cannot assure you that material adverse changes in regulations affecting New EchoStar will not occur in the future.

      New EchoStar’s Business Will Depend Substantially Upon FCC Licenses That May Not be Renewed or May be Revoked or Modified, Applications That May Not Be Granted and Other Regulatory Approvals That May Not be Obtained. New EchoStar will be subject to the regulatory authority of the U.S. government, primarily the FCC, and the national communications authorities of the countries in which it will operate. If New EchoStar does not obtain all requisite regulatory approvals for the construction, launch and operation of any of its future satellites and for the orbital slots planned for these satellites, or the licenses obtained impose operational restrictions on New EchoStar, its business, financial condition and results of operations could be materially adversely affected. In addition, under certain circumstances, existing licenses are subject to revocation or modification and renewal of licenses that have an expiration date may not be permitted. If existing licenses are not renewed, or are revoked or materially modified, the business, financial condition and results of operations of New EchoStar could be materially adversely affected.

      Moreover, we cannot assure you that New EchoStar will continue to coordinate successfully any or all of its satellites under FCC procedures domestically and under procedures of the International Telecommunication Union internationally. That coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. More specifically, the risks of government regulation include:

•	the relocation of satellites to different orbital locations if the FCC determines that re-location is in the public interest;

•	the rejection by the FCC of the replacement of an existing satellite with a new satellite;

•	regulation by governments, including the U.S. government, of satellite transmissions that have the potential to interfere with government operations, or other satellite or terrestrial commercial operations, which could interfere with New EchoStar’s contractual obligations to customers or other business operations; and

•	revocation of currently unused orbital slots provided to New EchoStar if not utilized prior to certain expiration dates.

      At the effective time of the Hughes/ EchoStar merger, New EchoStar will have pending at the FCC various matters, including matters of the following types:

•	potential loss of currently allocated frequencies if those frequencies are not used by a certain date or if other obligations with respect to those frequencies are determined by the FCC not to have been met;

•	potential loss of frequencies available pursuant to a “special temporary authority” granted for up to 180 days which the FCC may refuse to grant or renew and that may be subject to restrictive conditions, including special temporary authority for EchoStar II and EchoStar III;

•	third party opposition against some of New EchoStar’s authorizations or pending and future requests to the FCC;

•	relocation of satellites either within or slightly outside the “cluster” of a particular orbital location, or from one orbital location to another, where New EchoStar has various types of authorizations, which requires FCC approval;

•	requests by the states of Alaska and Hawaii that the FCC impose conditions relating to certain aspects of EchoStar’s and DIRECTV’s service, which the FCC has denied for specified conditions but has cautioned that it may impose similar requirements as a result of a pending rulemaking;

•	arguments from the states of Alaska and Hawaii that EchoStar’s and DIRECTV’s service to these states from various orbital locations does not comply with FCC-imposed obligations to serve those states;

•	required approvals from the FCC for the launch and operation of additional satellites at specified orbital locations;

•	inadvertent failure to file with the FCC the necessary application to transfer control over certain Earth station authorizations in connection with an acquisition;

•	foreign government objection to use of certain C-band spectrum for certain telemetry, tracking and control operations;

•	lapse of authorizations for use of certain extended C-band spectrum for certain telemetry, tracking and control operations, for which EchoStar has timely applied for an extension of that authorization;

•	an FCC ruling that will allow commercial terrestrial services and hamper future satellite operations in the extended C-band frequencies;

•	proceeding regarding the FCC’s interpretation of the “must carry” requirements; and

•	several other pending requests, applications and petitions on various matters.

      All of New EchoStar’s FCC authorizations are subject to conditions imposed by the FCC in addition to the FCC’s authority to modify, cancel or revoke them. Use of FCC licenses and conditional authorizations are often subject to certain technical and due diligence requirements, including the requirement to construct and launch satellites. EchoStar has not filed, or not timely filed, some of the required reports. The FCC has indicated that it may revoke, terminate, condition or decline to extend or renew such authorizations if EchoStar fails to comply with applicable Communications Act requirements. Failure to comply with such requirements, or comply in a timely manner, could lead to the revocation of authorizations which could have a material adverse effect on the financial condition and results of operation of New EchoStar.

      In addition, many of New EchoStar’s authorizations and pending applications are subject to petitions and oppositions filed by several companies and we cannot be certain that New EchoStar’s authorizations will not be cancelled, revoked or modified or that its applications will not be denied.

      New EchoStar’s projects to construct and launch Ku-band, extended Ku-band and Ka-band satellites are in the early stages of development and are currently being challenged by several companies with interests adverse to New EchoStar’s. We cannot assure you that the FCC will sustain these licenses, or grant the pending applications, or that New EchoStar will be able to successfully capitalize on any resulting business opportunities.

      Because regulatory schemes vary by country, New EchoStar may be subject to regulations in foreign countries of which New EchoStar is not presently aware. If that were to be the case, New EchoStar could be subject to sanctions by a foreign government that could materially adversely affect operations in that country. We cannot assure you that any current regulatory approvals held by New EchoStar are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which New EchoStar wishes to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on the business, financial condition and results of operations of New EchoStar.

      New EchoStar, its customers and companies with which it does business may be required to have authority from each country in which it provides services or provides its customers use of its satellites. Because regulations in each country are different, New EchoStar may not be aware if some of its customers and/or companies with which it does business do not hold the requisite licenses and approvals.

      Foreign Ownership Restrictions Could Affect New EchoStar’s Business Plans. The Communications Act and the FCC’s implementing regulations provide that when subsidiaries of a holding company hold certain types of FCC licenses, foreign nationals or their representatives may not own or vote more than 25% of the total equity of the holding company, except upon an FCC public interest determination. There is some ambiguity about the extent to which these restrictions apply to direct broadcast satellite licenses.

      EchoStar believes that a subsidiary of The News Corporation Limited, a South Australia corporation, currently owns about 2.2% of EchoStar’s total outstanding stock, representing less than one percent of EchoStar’s total voting power. In addition, Vivendi Universal’s recent investment in EchoStar Series D convertible preferred stock represents about 10.7% of EchoStar’s total outstanding stock and about 2.2% of EchoStar’s total voting power. While EchoStar believes that the current levels of foreign ownership are below any applicable limit, additional foreign ownership in New EchoStar may implicate these limits and require a prior FCC determination that such ownership is in the public interest.

      New EchoStar Will Depend Upon the Cable Act For Access to Others’ Programming. We currently anticipate that New EchoStar will purchase a substantial percentage of its programming from cable-affiliated programmers. Any change in the Cable Act and the FCC’s rules that would permit the cable industry or cable-affiliated programmers to refuse to provide such programming or impose detrimental terms or conditions could materially adversely affect New EchoStar’s ability to acquire programming on a cost-effective basis, or at all. Currently, cable-affiliated programmers generally must offer programming they have developed to all multi-channel video programming distributors on non-discriminatory terms and conditions.

      The Cable Act and the FCC’s rules also prohibit some types of exclusive programming contracts involving cable-affiliated programming. This prohibition on exclusivity will expire in October 2002. The FCC has commenced a proceeding to determine whether to extend the period of exclusivity beyond October 2002. If the FCC allows the exclusivity prohibition to expire, many popular programs may become unavailable to New EchoStar.

      Certain cable providers have denied access to certain cable-affiliated sports programming. The cable providers are asserting that they are not required to provide such programming under the Cable Act. Challenges to this interpretation of the Cable Act have not been successful and New EchoStar may continue to be precluded from obtaining this regional sports programming which could materially adversely affect its ability to compete in regions serviced by these cable providers.

      New EchoStar’s Local Programming Strategy Will Face Uncertainty. The Satellite Home Viewer Improvement Act generally gives satellite companies a statutory copyright license to retransmit local-into-local broadcast channel programming, subject to obtaining the retransmission consent of the local broadcast station. Retransmission consent agreements will be important to New EchoStar because a failure to reach such agreements with broadcasters who elect retransmission consents instead of mandatory “must carry” carriage means it cannot carry these broadcasters’ signals, and the absence of these channels could have an material adverse effect on its strategy to compete with cable, which provides local signals. While DIRECTV and EchoStar have been able to reach retransmission consent agreements with most of the local broadcast stations in areas where they provide local service, any additional roll-out of local channels in more cities will require additional agreements, especially in light of the current plan for New EchoStar to provide local television stations to all 210 designated market areas in the United States. We cannot be certain that New EchoStar will secure these agreements or new agreements upon the expiration of the current retransmission consent agreements, some of which are short term.

      “Must Carry” Requirements May Negatively Affect New EchoStar’s Ability to Offer Local Broadcast Stations. Many other provisions of the Satellite Home Viewer Improvement Act could materially adversely affect the business of New EchoStar. Among other things, the law includes the imposition of “must carry” requirements on direct broadcast satellite service providers. The FCC has implemented the “must carry” requirement and adopted detailed “must carry” rules covering both commercial and non-commercial broadcast stations. These “must carry” rules generally require that, commencing in January 2002, satellite distributors carry all the local broadcast stations requesting carriage in a timely and appropriate manner in areas where they choose to offer any local programming. EchoStar and Hughes have announced that, contingent upon the launch of additional planned satellites, New EchoStar will carry local broadcast stations, and fully comply with “must carry” obligations, in every local television market in the United States. In the near term, following completion of the Hughes/EchoStar merger, however, New EchoStar will have limited capacity, and the projected number of markets in which it can offer local programming will continue to be constrained because of the “must-carry” requirement and may be reduced depending on the FCC’s interpretation of its rules in a pending proceeding. The legislation also includes provisions which could expose New EchoStar to federal copyright infringement lawsuits, material monetary penalties, and permanent prohibitions on the sale of all local and distant network channels, based on inadvertent violations of the legislation, prior law, or the FCC rules. Imposition of these penalties would have a material adverse effect on New EchoStar’s business operations generally.

      While Hughes’ and EchoStar’s proposal to provide local broadcast channels in all 210 designated market areas will improve New EchoStar’s ability to comply with “must carry” requirements, New EchoStar’s application for authority to launch and operate the spot-beam direct broadcast satellite may not be granted by the FCC. Additionally, because the proposed satellite employs advanced spot-beam technology, the likelihood of performance reductions may be heightened. There can be no assurance that the technology and equipment will operate to anticipated performance levels. Such failures and reductions in performance levels could materially adversely affect New EchoStar’s ability to meet its “must carry” requirements.

      Several “must carry” complaints by broadcasters against DIRECTV and EchoStar have been filed at the FCC. We cannot be sure that the FCC will not rule against New EchoStar in those proceedings, resulting in carriage of many additional stations in the markets where it will offer local stations. In addition, we cannot be sure that the FCC will not interpret or implement its rules in such a manner as to inhibit New EchoStar’s current near-term plan for compliance with the “must carry” requirements. In fact, the National Association of Broadcasters and Association of Local Television Stations filed an emergency petition January 4, 2002 asking the FCC to modify or clarify its rules to prohibit or hamper EchoStar’s compliance plan. On January 8, 2002, the FCC placed the petition on public notice and stated that it may be able to resolve the issue by means of a declaratory ruling without the need for further rulemaking. Any such FCC action could result in a decrease in the number of local areas where New EchoStar will offer local network programming until new satellites are launched. New EchoStar will also be exposed to court actions and damage claims if EchoStar is found by any court to have violated the “must carry” requirements.

      In addition, while the FCC has decided for now not to impose dual digital/analog carriage obligations (i.e., additional requirements in connection with the carriage of digital television stations that go beyond carriage of one signal, whether analog or digital, for each station), the FCC has also issued a further notice of proposed rulemaking on this matter. We cannot be sure that this rulemaking will not result in further signal carriage requirements.

      New EchoStar’s Retransmission of Distant Signals Will Be Subject to Considerable Litigation Risk. The Copyright Act, as amended by the Satellite Home Viewer Improvement Act, permits satellite retransmission of distant network channels only to “unserved households.” Interpretation and implementation of the Satellite Home Viewer Improvement Act by the FCC could hamper New EchoStar’s ability to retransmit distant network and superstation signals, reduce the number of New EchoStar existing or future customers that can qualify for receipt of these signals and impose testing costs on New EchoStar in connection with the qualification process. In implementing the Satellite Home Viewer Improvement Act’s directive, the FCC has required satellite carriers to delete certain programming, including sports programming from certain stations. These requirements have significantly hampered EchoStar’s ability, and may further hamper New EchoStar’s ability, to retransmit distant network and superstation signals, and the burdens from the rules upon EchoStar and New EchoStar may become so onerous that EchoStar and/or New EchoStar may be required to substantially alter, or stop retransmitting, many or all superstation signals. In addition, the FCC’s sports blackout requirements, which apply to all distant network signals, may require costly upgrades to New EchoStar’s system.

      Television Networks Oppose New EchoStar’s Anticipated Strategy of Delivering Distant Network Signals. Until July 1998, EchoStar obtained distant network channels (ABC, NBC, CBS and FOX) for distribution to its customers through PrimeTime 24. In December 1998, the U.S. District Court for the Southern District of Florida entered a nationwide permanent injunction requiring PrimeTime 24 to shut off distant network channels to many of its customers, and to sell those channels to consumers in accordance with certain stipulations in the injunction.

      In December 1998, the networks filed a motion for preliminary injunction directly against EchoStar. In September 2000, the District Court granted this motion and made several amendments to it. The injunction required EchoStar to terminate distant network programming to certain of its subscribers. The U.S. Court of Appeals for the Eleventh Circuit stayed the injunction pending EchoStar’s appeal. In September 2001, the

U.S. Court of Appeals for the Eleventh Circuit vacated the District Court’s injunction, finding, among other things, that it was too broad and remanded the case back to the District Court for an evidentiary hearing. If after the trial or an evidentiary hearing the injunction is reinstated, it could force EchoStar to terminate delivery of distant network channels to a substantial portion of its distant network subscriber base, which could also cause many of these subscribers to cancel their subscription to EchoStar’s other services. EchoStar’s management has determined that such termination would result in a small reduction in EchoStar’s reported average monthly revenue per subscriber and could result in a temporary increase in churn. If EchoStar loses the case at trial, the judge could, among other remedies, prohibit all future sales of distant network programming by EchoStar, which would have a material adverse effect on New EchoStar’s business. In order, among other things, to plan for the potential re-implementation of the injunction, EchoStar may terminate the delivery of distant network channels to certain subscribers.

      The Regulatory Regime Under Which New EchoStar Will Operate Could Change Materially Adversely. The FCC imposes different rules for “subscription” and “broadcast” services. We believe that because New EchoStar will offer a subscription programming service, it will not be subject to many of the regulatory obligations imposed upon broadcast licensees. However, we cannot be certain whether the FCC will find in the future that it should comply with regulatory obligations as a broadcast licensee with respect to its operations, and certain parties have requested that direct broadcast satellite service providers be treated as “broadcasters.” If the FCC determines that New EchoStar is a broadcast licensee, the FCC may require it to comply with all regulatory obligations imposed upon broadcast licensees, which are generally subject to more burdensome regulation than subscription service providers.

      Under a requirement of the Cable Act, the FCC imposed public interest requirements on direct broadcast satellite licensees, such as EchoStar and DIRECTV, to set aside four percent of channel capacity exclusively for noncommercial programming for which EchoStar and DIRECTV must charge programmers below-cost rates and for which EchoStar and DIRECTV may not impose additional charges on subscribers. This could displace programming for which New EchoStar could earn commercial rates and could materially adversely affect its financial results. The FCC has not reviewed EchoStar’s methodology for computing the channel capacity it must set aside or for determining the rates that it charges public interest programmers, and we cannot be sure that, if the FCC were to review these methodologies, it would find them in compliance with the public interest requirements.

      The FCC has also commenced an inquiry into distribution of high-speed Internet access services and a rulemaking concerning interactive television services. In these proceedings, the FCC is considering whether to impose on distributors, including possibly satellite distributors like New EchoStar, various types of “open access” obligations, such as required carriage of independent content providers. New EchoStar cannot be sure that the FCC will not ultimately impose such obligations, which could be onerous, and could materially adversely impact its available capacity and ability to provide other services.

      The FCC has commenced a rulemaking which seeks to streamline and revise its rules governing direct broadcast satellite service operators. This rulemaking involves many proposed direct broadcast satellite service rules. There can be no assurance about the content and effect of any new direct broadcast satellite service rules passed by the FCC, and the rules may include expanded geographic service requirements for Alaska, Hawaii and Puerto Rico. The FCC has also released a notice of proposed rulemaking regarding the current restrictions on the flexibility of direct broadcast satellite service operators to provide services other than direct broadcast satellite service, and may change these restrictions.

      The FCC has adopted a proposal to allow non-geostationary orbit fixed satellite services to operate on a co-primary basis in the same frequency as direct broadcast satellite and Ku-band-based FSS services, and is currently finalizing rules to govern these services. These satellite operations could provide global high-speed data services. In the same rulemaking, the FCC has been considering a terrestrial service, Northpoint Technology, Inc., that would retransmit local television or other video and data services to direct broadcast satellite service subscribers or others in the same direct broadcast satellite service spectrum that New EchoStar will use throughout the United States.

      EchoStar has submitted numerous pleadings jointly with DIRECTV to the FCC objecting to the Northpoint request, which may cause harmful and substantial interference to the service provided to direct broadcast satellite service customers. Furthermore, other entities have now filed applications similar to the one filed by Northpoint, and at least one other entity has also obtained a license from the FCC to conduct experimental operations. If Northpoint or other entities become authorized to use New EchoStar’s spectrum, they could cause harmful and substantial interference with its service.

      On December 8, 2000, the FCC released a Report and Order and Further Notice of Proposed Rulemaking in this proceeding that concluded that a terrestrial “point-to-multipoint” service can share the spectrum with direct broadcast satellite service on a no interference basis, a conclusion that may have a material adverse impact on New EchoStar’s operations. At the same time, the FCC initiated a further notice of proposed rulemaking to determine the appropriate interference standards and technical rules with which such a terrestrial service must comply. The FCC also requested proposals on how to process applications for licenses for the new service, and tentatively proposed excluding satellite companies from such licenses. EchoStar has filed a petition for reconsideration of the FCC’s conclusion and comments on its proposals.

      In addition, recent appropriations legislation required independent testing of the Northpoint technology, and created a rural loan guarantee program for providers of certain types of services. The tests mandated by that law have been completed. MITRE, the independent testing entity, concluded that the new terrestrial service “poses a significant interference threat to [direct broadcast satellite service] operation in many realistic operational situations”; “a wide variety of mitigation techniques exist that . . . can greatly reduce, or eliminate, the geographical extent of the regions of potential . . . interference into [direct broadcast satellite service]”; and that “bandsharing appears feasible if and only if suitable mitigation measures are applied.” The independent study left open the question of whether the potential costs of such mitigation measures together with the impact of residual interference outweighed the benefit of allowing the new terrestrial service in the band used by direct broadcast satellite service. DIRECTV and EchoStar have asserted to the FCC that MITRE’s findings constitute additional grounds for reconsidering the FCC’s conclusion on sharing, while Northpoint has argued that MITRE confirms Northpoint’s ability to share with direct broadcast satellite service. We cannot be sure whether and when these processes will result in the licensing of Northpoint and/or companies proposing a similar service to operate in the spectrum licensed to New EchoStar, what the interference standards will be, and how significant the interference into New EchoStar’s operations will be. On December 3, 2001, DIRECTV and EchoStar filed with the FCC a request that it assign spectrum to these new proposed terrestrial systems other than that currently allocated for use by direct broadcast satellite service. We cannot be sure whether the FCC will take any action on this request, or whether the request will be granted.

      On February 28, 2002, the FCC initiated a proceeding to examine and revise its licensing process for orbital locations or spectrum used for the provision of international or global satellite communications services. The extent to which any changes in the satellite licensing process could affect New EchoStar is unclear.

     Risks Relating to the Capital Stock of New EchoStar

      One Principal Stockholder is Expected to Have Significant Influence Over Actions Requiring Stockholder Approval as a Result of Its Significant Voting Power in New EchoStar. We expect that all of the outstanding shares of New EchoStar Class B common stock will be held initially by a trust controlled by Charles W. Ergen, who will also be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. Based on assumptions about certain variable factors described elsewhere in the document, we expect that Mr. Ergen would hold about           % of the outstanding common stock of New EchoStar, which would represent about           % of the total voting power of New EchoStar. As a result, Mr. Ergen will have significant influence over actions of New EchoStar that require stockholder approval.

      In addition, if and to the extent permitted by the IRS, extraordinary matters for which a stockholder vote is required under state law (such as mergers, charter amendments, including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock, and dissolution) or under the rules of the NYSE or the Nasdaq, as applicable, any sale or acquisition of a significant business of New EchoStar, any amendment by stockholders to the bylaws of New EchoStar, certain issuances of New EchoStar common stock (or equivalents) and the adoption of certain equity-based benefit plans will require a separate class vote of the holders of New EchoStar Class B common stock for approval. As a result, Mr. Ergen will have the right to veto these matters, which may be favored by a majority of stockholders. The interests of Mr. Ergen may not always coincide with the interests of other stockholders, and these veto rights will effectively grant Mr. Ergen a greater degree of control over New EchoStar than might otherwise be the case.

      For more information about the voting rights of the three classes of New EchoStar common stock, see “New EchoStar Capital Stock—Common Stock—Voting Rights.”

      New EchoStar Does Not Expect to Pay Dividends on its Common Stock in the Foreseeable Future. The New EchoStar board of directors will determine whether to pay dividends on the New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock primarily based upon its financial condition, results of operations and business requirements. We do not currently anticipate that New EchoStar will pay dividends on the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock for the foreseeable future.

      You May Receive Shares of New EchoStar Common Stock Having a Market Value Different Than Expected. After the completion of the Transactions, GM Class H common stockholders will hold one share of New EchoStar Class C common stock for each share of GM Class H common stock that they previously held, EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock that they previously held and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock that they previously held.

      Under the terms of the Transactions, the number of shares of New EchoStar common stock to be received by each of the GM Class H common stockholders and EchoStar common stockholders for each share of GM Class H common stock or EchoStar common stock, as applicable, will not change even if there are significant changes in the market prices of GM Class H common stock or EchoStar Class A common stock prior to the completion of the Transactions. However, any change in the price of GM Class H common stock or EchoStar Class A common stock will directly affect the relative value that GM Class H common stockholders and EchoStar common stockholders will receive in the Transactions. Stock price changes may result from a variety of factors that are either within or beyond the control of GM, Hughes and EchoStar, including changes in their respective businesses, operations and prospects, regulatory considerations and general market and economic conditions.

      It Is Not Possible to Predict the Relative Trading Prices of the Different Classes of New EchoStar Common Stock. We are not able to predict the relative trading prices of New EchoStar Class A common stock and New EchoStar Class C common stock. Although the New EchoStar Class A common stock and New EchoStar Class C common stock will have substantially identical rights except with respect to voting, the two classes are expected generally to trade at different prices and such differences in trading prices could be material. Many factors may affect the differences in the trading prices of the New EchoStar Class A common stock and New EchoStar Class C common stock, including, among other things, the differences in voting power between the two classes.

      The Trading Prices of New EchoStar Class A Common Stock and New EchoStar Class C Common Stock May be Volatile. The prices at which New EchoStar Class A common stock and New EchoStar Class C common stock trade may be volatile and may fluctuate substantially due to, among other things:

•	competition and changes in the subscription television industry;

•	regulatory changes;

•	launch and satellite failures;

•	operating results below expectations;

•	New EchoStar’s strategic investments and acquisitions; and

•	other factors.

In addition, price and volume fluctuations in the stock market may affect market prices for New EchoStar Class A common stock and New EchoStar Class C common stock for reasons unrelated to New EchoStar’s operating performance.

      Future Re-Sales of New EchoStar Common Stock Could Materially Adversely Affect the Market Price of New EchoStar’s Common Stock and its Ability to Raise Capital in the Future. New EchoStar will have several significant stockholders, including Charles W. Ergen, General Motors (as applicable), certain GM employee benefit plans and Vivendi Universal. Sales of substantial amounts of any class of New EchoStar common stock, including any sale, exchange or monetization by GM of any shares of New EchoStar Class C common stock it may hold after the GM/ Hughes separation transactions or any resale of New EchoStar common stock by any other significant stockholder of New EchoStar, could materially adversely affect the market price of New EchoStar Class A common stock and New EchoStar Class C common stock. Such sales could also materially adversely affect New EchoStar’s ability to raise capital in the future. While the shares issued in the Transactions are generally freely tradable without restriction under the Securities Act of 1933 by persons other than “affiliates,” as defined under the Securities Act, of the parties, certain of New EchoStar’s significant stockholders, including certain “affiliates,” will have the right to require New EchoStar to register their shares under the Securities Act of 1933 and facilitate the sale of those shares to the public. See “Shares Eligible For Future Sale.” Any sales of substantial amounts of New EchoStar Class A common stock or New EchoStar Class C common stock in the public market, or the perception that those sales might occur, could materially adversely affect the market price of New EchoStar Class A common stock and New EchoStar Class C common stock.

      The Conversion of the New EchoStar Class B Common Stock in the Future May Materially Adversely Affect the Market Prices of the New EchoStar Common Stock. Shares of New EchoStar Class B common stock may be converted by the holders of such stock at any time into shares of New EchoStar Class A common stock or New EchoStar Class C common stock on a one-for-one basis. The conversion of the New EchoStar Class B common stock could affect the trading prices of either or both of the New EchoStar Class A common stock and New EchoStar Class C common stock. We cannot predict the impact on the market prices of the New EchoStar Class A common stock or New EchoStar Class C common stock if such a conversion into either class were to occur.

     Other Significant Risks

      New EchoStar Will Have Significant Equity Investments That May Not Be Profitable. Both Hughes and EchoStar have significant equity investments and may make additional strategic investments in debt and equity securities of unrelated third parties that may be non-marketable, difficult to liquidate or that can only be liquidated at a significant discount to current trading values. At December 31, 2001, the combined book value of such investments was about $689 million. Unless liquidated prior to the completion of the Hughes/ EchoStar merger, these investments and any additional investments that may be made by Hughes or EchoStar prior to the completion of the Hughes/ EchoStar merger will become assets of New EchoStar. Because the companies in which Hughes and EchoStar have invested generally have limited access to the capital markets and other funding sources, there is greater risk that such companies will be unable to raise sufficient funds to fully execute their business plans, and there is also an increased risk that New EchoStar will not realize or recover the full value of its investments in these businesses. In addition, New EchoStar, and prior to the Hughes/EchoStar merger, Hughes and EchoStar, may have to write down these investments in their respective financial statements, which could have a material adverse effect on their respective financial condition and results of operations.

      New EchoStar’s Business Will Rely on Intellectual Property, Some of Which Is Owned By Third Parties, and New EchoStar May Inadvertently Infringe Their Patents and Proprietary Rights. Many entities, including some of New EchoStar’s competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that New EchoStar will offer. In general, if a court determines that one or more of New EchoStar’s products infringes on intellectual property held by others, New EchoStar may be required to cease developing or marketing those products, to obtain licenses from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. If a competitor holds intellectual property rights, it may not allow New EchoStar to use its intellectual property at any price, thus hurting New EchoStar’s competitive position.

      We cannot assure you that New EchoStar will be aware of all intellectual property rights that its products may potentially infringe. In addition, patent applications in the United States are confidential until the Patent and Trademark Office issues a patent and, accordingly, we cannot evaluate the extent to which New EchoStar’s products may infringe claims contained in pending patent applications. Further, it is often not possible to determine definitively whether a claim of infringement is valid, absent protracted litigation.

      We cannot estimate the extent to which New EchoStar may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses. Those costs, and their impact on net income, could be material. Damages in patent infringement cases may also include treble damages in certain circumstances. To the extent that it is required to pay royalties to third parties to whom New EchoStar is not then making payments, these increased costs of doing business could negatively affect its liquidity and operating results. Each of DIRECTV and EchoStar is currently being sued in patent infringement actions related to use of technologies in their direct broadcast satellite businesses. We cannot assure you that the courts will conclude that New EchoStar’s products do not infringe on the rights of third parties, that New EchoStar would be able to obtain licenses from these persons on commercially reasonable terms or, if it were unable to obtain such licenses, that it would be able to redesign its products to avoid infringement. Certain of some of these actions involve claims for damages in excess of $100 million and claims for injunctive relief.

      The September 11, 2001 Attacks Have Harmed the U.S. Economy and May Amplify Other Risks To Be Faced By New EchoStar. On September 11, 2001, terrorists attacked the World Trade Center in New York City and the Pentagon outside Washington, D.C. In addition to the tragic loss of life and suffering occasioned by these attacks, there has been a disruption of commercial and leisure activities across the United States. The terrorist attacks and subsequent uncertainty surrounding the continuing conflict have negatively affected, and are expected to continue to negatively affect, the U.S. economy generally. These and other developments arising out of the attacks may make the occurrence of one or more of the “Risk Factors” discussed in this document more likely to occur.

      The Potential Purchase Price Adjustment Related to the Sale of Hughes’ Satellite Manufacturing Operations to Boeing Could Result in a Material Payment by New EchoStar. In connection with the sale by Hughes of its satellite businesses to Boeing, the terms of the stock purchase agreement provide for a potential adjustment to the purchase price based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provides for an arbitration process to resolve any disputes that arise in determining the purchase price adjustment. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Hughes has acknowledged that it owes to Boeing about $164 million plus interest as a result of the adjustment mechanism. However, Boeing has submitted additional proposed adjustments, of which about $750 million remain unresolved, that Hughes is contesting. Hughes and Boeing are pursuing the arbitration process, which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time. It is possible that the final resolution of this matter could result in Hughes making a cash payment to Boeing that would be material to New EchoStar’s financial position and results of operations.

THE TRANSACTIONS

      The following section highlights certain important matters that you should review and consider carefully in connection with your review and consideration of the Transactions. This section includes for all stockholders a description of the Transactions, including:

•	the GM/Hughes separation transactions;

•	the Hughes/EchoStar merger;

•	the PanAmSat stock sale;

•	the GM debt-for-equity exchanges; and

•	certain related transactions.

      In addition, because the Transactions involve significant changes to GM’s capital structure, including the elimination of GM Class H common stock, we describe in this section certain matters, including the following, that may be of principal importance to GM common stockholders:

•	GM’s reasons for the Transactions;

•	alternative transactions involving Hughes which have been considered by GM and Hughes in connection with developing the proposed Transactions;

•	background information relating to the development by GM and Hughes of the proposed Transactions; and

•	certain other important matters, including the recommendation of the GM board of directors and the effects of the Transactions.

The discussion of these matters is generally set forth at “—GM Background and Considerations” below.

      Certain information which may be of principal importance to EchoStar common stockholders, including, among other things, information regarding EchoStar’s reasons for the Hughes/ EchoStar merger, background information relating to EchoStar’s consideration of the Hughes/ EchoStar merger and the recommendation of the EchoStar board of directors with respect to the Hughes/ EchoStar merger, is set forth below at “—EchoStar Background and Considerations.”

      Finally, this section addresses certain other important matters relating to the Transactions, such as regulatory requirements relating to the Transactions, the lack of appraisal rights in connection with the Transactions, stockholder litigation relating to the Transactions, accounting treatment of the Transactions and U.S. federal income tax considerations relating to the Transactions.

Description of the Transactions

  Introduction

      The proposed Transactions described in this document principally consist of:

•	the GM/ Hughes separation transactions, which will separate the Hughes business from GM by means of a split-off of Hughes Holdings; and

•	the Hughes/ EchoStar merger, which will combine the businesses of Hughes and EchoStar by merging Hughes Holdings and EchoStar to create New EchoStar.

      Certain aspects of the GM/Hughes separation transactions require the approval of GM common stockholders. Neither the approval of GM common stockholders nor any further approval of the EchoStar common stockholders is legally required for the Hughes/ EchoStar merger. However, even though such approval is not legally required, GM is submitting all aspects of the Transactions, including the Hughes/EchoStar merger, to GM common stockholders for their approval. Thus, by voting to approve the proposals being submitted to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be ratifying all aspects of the Transactions, including, among other things, the Hughes/EchoStar merger. General Motors, as the sole stockholder of Hughes and Hughes Holdings, has approved the Hughes/ EchoStar merger for Hughes and Hughes Holdings. In addition, a trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of EchoStar, has approved the Hughes/ EchoStar merger for EchoStar. In addition, the respective boards of directors of GM, Hughes, Hughes Holdings and EchoStar have unanimously approved the Hughes/ EchoStar merger.

      In addition, the completion of the Hughes/ EchoStar merger is conditioned upon the completion of the GM/ Hughes separation transactions. Accordingly, if GM’s common stockholders do not approve the proposals relating to the Transactions, neither the Hughes/ EchoStar merger nor the GM/ Hughes separation transactions will occur. The GM board of directors has unanimously approved the Transactions and recommends that the GM common stockholders vote to approve the Transactions.

      The Transactions also include other related transactions. To achieve additional liquidity through the benefit of debt reduction in connection with the Transactions, GM has the right to issue new shares of GM Class H common stock, or distribute any shares of New EchoStar Class C common stock that it may hold after the Hughes/ EchoStar merger, as the case may be, by exchanging such shares for the satisfaction of GM’s outstanding liabilities to certain of GM’s creditors, in one or more GM debt-for-equity exchange transactions. In addition, you should understand that GM, Hughes and EchoStar have also agreed that, subject to certain conditions, in the event that the Hughes/ EchoStar merger does not occur because certain specified conditions have not been satisfied, EchoStar would be required to purchase the approximately 81% interest in PanAmSat held by Hughes’ subsidiaries. These transactions, as well as the GM/Hughes separation transactions and the Hughes/EchoStar merger, are described in greater detail below.

      In order to help you better understand the proposed Transactions and how they will impact General Motors, Hughes and EchoStar, see the charts set forth at “Summary— Structure of the Transactions.”

      We are working diligently to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger as soon as reasonably possible. However, we will not complete the Transactions unless certain conditions described below are satisfied or waived. Assuming that these conditions are satisfied within the time frame we currently anticipate, we expect to complete the GM/ Hughes separation transactions and the Hughes/ EchoStar merger during the second half of 2002.

      The conditions to the companies’ obligations to complete the Transactions, which must be satisfied (or waived) before the Transactions can be completed include, among others:

•	the receipt of the requisite GM common stockholder approval of the proposals relating to the Transactions;

•	the expiration or termination of the waiting periods applicable to the Hughes/EchoStar merger under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions;

•	the absence of any effective injunction or order which prevents the completion of the Transactions;

•	the receipt of FCC approval for the transfer of licenses and other authorizations in connection with the Hughes/ EchoStar merger and the Hughes split-off;

•	the receipt of all other approvals of, or the making of all other filings with, governmental authorities required to complete the Transactions, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on New EchoStar;

•	the receipt by GM of a ruling by the IRS to the effect that the Hughes split-off will be tax-free to GM and its stockholders for U.S. federal income tax purposes;

•	the availability of financing for the Hughes/ EchoStar merger;

•	the approval for listing on either the NYSE or the Nasdaq of the New EchoStar Class A common stock and New EchoStar Class C common stock that will be outstanding following the completion of the Transactions; and

•	the ability of New EchoStar to issue a minimum amount of equity immediately following the Hughes/EchoStar merger without violating certain agreements with General Motors that are designed to preserve the tax-free status of the Hughes split-off to GM. We sometimes refer to this condition as the “minimum equity headroom condition.”

For more information about these conditions, see “—Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— Hughes Recapitalization Closing Conditions” and “—Hughes/ EchoStar Merger Agreement— Conditions.”

     Background Regarding GM’s Retained Economic Interest in Hughes

      Certain aspects of the GM/ Hughes separation transactions will involve a restructuring of GM’s current retained economic interest in Hughes so that GM may realize some of the value arising from its ownership of Hughes. In order to understand and evaluate these aspects of the Transactions, it is important for you to understand GM’s current dual-class common stock capital structure and the methodology for allocating the earnings of Hughes for earnings per share and for dividend purposes under the terms of GM’s restated certificate of incorporation. These are described briefly below.

      Currently, GM has two classes of common stock:

•	GM $1 2/3 par value common stock; and

•	GM Class H common stock.

      GM Class H common stock is a “tracking stock” of GM designed to provide holders with financial returns based on the financial performance of Hughes. The earnings per share and the amounts available for the payment of dividends on the GM Class H common stock are determined by a fraction set forth in GM’s restated certificate of incorporation which reflects the portion of Hughes’ earnings that is allocated to the amount available for dividends on the GM Class H common stock. We sometimes refer to this fraction as the “GM Class H fraction.” The numerator and denominator of the GM Class H fraction are determined as follows:

•	The numerator of the GM Class H fraction is the weighted average number of shares of GM Class H common stock that is outstanding during the applicable period.

•	The denominator of the GM Class H fraction is the number of notional shares of GM Class H common stock which, if outstanding, would result in 100% of the earnings of Hughes being allocated to the GM Class H common stock. We sometimes refer to the denominator of the GM Class H fraction as the “GM Class H dividend base.”

The remaining portion of Hughes’ earnings is allocated to earnings per share and the amount available for dividends on the other class of GM common stock, the GM $1 2/3 par value common stock. We sometimes refer to the percentage representing this remaining portion of Hughes’ earnings as representing GM’s “retained economic interest” in Hughes. GM’s retained economic interest in Hughes can also be described by reference to the difference between the numerator and the denominator of the GM Class H fraction, which can be thought of in terms of a number of “notional shares” representing GM’s retained economic interest in Hughes.

      By operation of the provisions of GM’s restated certificate of incorporation, GM’s retained economic interest in Hughes may be reduced or increased by adjusting the numerator or the denominator of the GM Class H fraction. The provisions of the GM restated certificate of incorporation establish the circumstances under which the GM Class H fraction currently may be adjusted by the GM board of directors. For more information about GM’s current dual-class common stock capital structure, the GM Class H common stock and the relevant provisions of the GM restated certificate of incorporation, see “GM Capital Stock— GM’s

Dual-Class Common Stock Capital Structure— Dividends.” In addition, in order to accomplish the Hughes recapitalization, GM is proposing an amendment to the GM restated certificate of incorporation as described below at “— Amendments to the GM Restated Certificate of Incorporation.”

   Liquidity and Value to be Provided to GM

      The Transactions are designed to, among other things, provide significant liquidity and value to General Motors, which will help to support the credit position of GM after the Transactions. This anticipated liquidity and value will result from the following sources:

•	GM’s receipt of the Hughes dividend distribution to GM of up to $4.2 billion;

•	as and to the extent applicable, GM’s benefit from debt reduction resulting from debt-for equity exchanges for up to 100 million shares of GM Class H common stock and/or New EchoStar Class C common stock, as applicable; and

•	as and to the extent applicable, GM’s retention of any shares of New EchoStar Class C common stock following the completion of any GM debt-for-equity exchanges.

You should understand that the aggregate amount of liquidity and value to be provided to GM in connection with the Transactions will depend upon the value of GM’s retained economic interest in Hughes before the Hughes split-off or GM’s ownership interest in New EchoStar after the Hughes/EchoStar merger, as applicable, and the circumstances under which GM achieves liquidity with regard to that interest, as explained further below. For example, GM would have the ability to engage in GM debt-for-equity exchanges and/or hold a continuing ownership interest in New EchoStar after the Hughes/EchoStar merger only if and to the extent that the value of GM’s retained economic interest in Hughes at the time of the Hughes recapitalization were to exceed the amount of the Hughes dividend distribution. The value of GM’s retained economic interest at that time for this purpose will depend upon the average market price of GM Class H common stock during a specified period preceding that time.

      Between now and the time of the completion of the Hughes split-off, GM has the ability to achieve liquidity and value in connection with GM debt-for-equity exchanges by issuing up to 100 million shares of GM Class H common stock to certain of GM’s creditors in satisfaction of outstanding liabilities. These transactions would reduce the number of notional shares representing GM’s retained economic interest in Hughes by the number of shares of GM Class H common stock that GM issues in connection with any such GM debt-for-equity exchanges. Thus, to the extent that GM benefits from debt reduction through GM debt-for-equity exchanges before the Hughes split-off, less value would be realized by GM pursuant to the Hughes split-off or GM debt-for-equity exchanges thereafter. The amount of liquidity and value that GM would receive in connection with any such GM debt-for-equity exchanges would likely depend upon, among other things, the trading prices of shares of GM Class H common stock at the time of the completion of any such transactions.

      GM will also receive liquidity and value in connection with the completion of the Hughes split-off. The amount of liquidity and value to be provided to GM at the time of the completion of the Hughes split-off will depend upon the value of GM’s retained economic interest at that time. This value will be determined based on the number of notional shares representing GM’s retained economic interest in Hughes multiplied by the average market prices of GM Class H common stock during a specified period (which is expected to consist of five trading days) preceding the completion of the Hughes split-off, which we sometimes refer to as the “Hughes recapitalization price.”

      At the time of the completion of the Hughes split-off, GM will receive a dividend from Hughes in an amount up to $4.2 billion (but in no event greater than the value of GM’s retained economic interest in Hughes at that time, based on the Hughes recapitalization price). The amount of the Hughes dividend distribution is subject to certain mandatory reductions (but in no event to less than $3.5 billion) under certain circumstances if and to the extent required in order to satisfy the minimum equity headroom condition. GM may also voluntarily reduce the amount of the dividend in order to satisfy this condition so that the Hughes split-off and the Hughes/ EchoStar merger can be completed.

      The Hughes recapitalization price and the amount of the dividend actually paid by Hughes to GM pursuant to the Hughes recapitalization will determine the amount by which GM’s retained economic interest in Hughes will be reduced in connection with the completion of the Hughes split-off. In connection with the Hughes dividend distribution, the number of notional shares representing GM’s retained economic interest in Hughes will be reduced by an amount equal to the amount of the Hughes dividend divided by the Hughes recapitalization price.

      If and to the extent that GM continues to have any retained economic interest in Hughes following the payment of this dividend, GM would hold a commensurate number of shares of Hughes Holdings Class C common stock after the Hughes split-off. Up to 100 million of such shares (reduced by the number of shares of GM Class H common stock issued pursuant to any GM debt-for-equity exchanges completed before the completion of the Transactions) may be subject to additional GM debt-for-equity exchanges after the Hughes split-off and, if and to the extent permitted by the IRS, GM would retain any remaining portion of such shares not used in the GM debt-for-equity exchange, which would provide GM with a continued ownership interest in New EchoStar. The aggregate number of shares that would be eligible for GM debt-for-equity exchanges is subject to certain mandatory reductions (but in no event to less than 60 million shares) under certain circumstances if and to the extent required in order to satisfy the minimum equity headroom condition such that the Hughes split-off and the Hughes/ EchoStar merger can be completed. GM is not required to complete any GM debt-for-equity exchanges and may also voluntarily reduce this aggregate number of shares in order to satisfy this condition.

      Mandatory reductions of the aggregate number of shares subject to GM debt-for-equity exchanges after the Hughes/ EchoStar merger would offset, to the specified extent, the amount of any required reduction of the amount of the Hughes dividend distribution. However, under no circumstances would GM be required to both reduce the number of shares subject to GM debt-for-equity exchanges to 60 million and reduce the amount of the Hughes dividend distribution to $3.5 billion in order to satisfy the minimum equity headroom condition. However, GM could voluntarily make further reductions in order to satisfy this condition.

      We cannot assure you whether, or to what extent, GM would elect to voluntarily reduce the number of shares subject to GM debt-for-equity exchanges and/or the amount of the Hughes dividend distribution. Any such reductions would reduce the amount of liquidity to be provided to GM in connection with the Transactions. GM currently expects that it would make any determination regarding any such voluntary reductions immediately prior to completion of the Hughes split-off, based on factors it determines relevant as of such time. If GM were to determine not to make any such voluntary reductions, which determination would be within GM’s sole discretion, such that the specified conditions would not be satisfied, then the Hughes split-off and the Hughes/EchoStar merger would not occur unless such conditions were waived.

      Following the completion of the Hughes split-off and the Hughes/ EchoStar merger, the amount of value that GM would receive with respect to any shares of New EchoStar Class C common stock that it holds, whether such shares are distributed in GM debt-for-equity exchanges within six months following the completion of the Hughes/ EchoStar merger or are retained thereafter by GM as an ownership interest in New EchoStar, would generally depend upon, among other things, the market price of shares of New EchoStar Class C common stock at the time of GM’s disposition of any such shares.

      You should also be aware that, depending on the terms of the IRS ruling, GM may be required to distribute to the holders of the GM $1 2/3 common stock shares of New EchoStar Class C common stock, if any, that are held by GM after the Hughes split-off to the extent required by the transaction agreements. Although holders of GM $1 2/3 common stock would benefit directly from their receipt of shares of New EchoStar Class C common stock, any such required distribution could affect the value and liquidity provided to GM pursuant to the Transactions.

      You should also understand that, depending upon, among other things, the extent to which GM has completed GM debt-for-equity exchanges with shares of GM Class H common stock and the value of GM’s retained economic interest in Hughes after the payment of the Hughes dividend distribution and the related reduction of GM’s retained economic interest in Hughes, GM may hold fewer than 100 million shares (or no shares) of New EchoStar Class C common stock. Under such circumstances, GM’s ability to generate additional liquidity pursuant to GM debt-for-equity exchanges after the Hughes/ EchoStar merger would necessarily be limited based on the number of such shares, if any, then held by GM.

     The GM/ Hughes Separation Transactions

      The proposed GM/ Hughes separation transactions consist of several transactions involving General Motors and Hughes that are generally designed to prepare Hughes to complete the proposed merger with EchoStar by separating the Hughes business from General Motors. As a result of the GM/Hughes separation transactions, Hughes Holdings, which will be the parent company of Hughes at the time of the completion of the Hughes split-off, will become an independent, publicly owned company immediately prior to the Hughes/EchoStar merger, which is a condition to EchoStar’s obligation to complete the Hughes/EchoStar merger.

      There are two principal components to the GM/ Hughes separation transactions:

•	the Hughes recapitalization, which generally involves the payment of a dividend of up to $4.2 billion by Hughes to GM and a commensurate reduction of GM’s retained economic interest in Hughes; and

•	the separation of the Hughes business from GM pursuant to the Hughes split-off, which generally involves the distribution by GM of shares of Hughes Holdings Class C common stock to the holders of GM Class H common stock in redemption of their GM Class H common stock.

The GM/Hughes separation transactions also include other related transactions which generally address matters relating to the separation of Hughes from General Motors. The GM/ Hughes separation transactions will not occur unless and until all of the conditions to the completion of the Hughes/ EchoStar merger, other than the completion of the Hughes recapitalization and Hughes split-off, have been satisfied or waived. Unless the companies are prepared to complete the Hughes/EchoStar merger immediately following the GM/ Hughes separation transactions, the Hughes business will not be separated from General Motors pursuant to the GM/ Hughes separation transactions.

          The Hughes Recapitalization

      The Hughes recapitalization consists of a number of preliminary transactions which are designed to prepare the Hughes business to be separated from General Motors pursuant to the Hughes split-off. The Hughes recapitalization primarily involves a restructuring of GM’s retained economic interest in Hughes in order to allow GM to realize some of the economic value arising from GM’s ownership of Hughes prior to the Hughes split-off. The Hughes recapitalization will be effected largely pursuant to transactions described in the GM/ Hughes separation agreement, the implementation agreement and the other agreements contemplated by those agreements. In addition, in order to accomplish the Hughes recapitalization, GM is proposing an amendment to the GM restated certificate of incorporation as described below at “— Amendments to the GM Restated Certificate of Incorporation.”

      Restructuring of GM’s Retained Economic Interest in Hughes Pursuant to the Hughes Recapitalization. The following is a description of the principal aspects of the Hughes recapitalization which will result in the restructuring of GM’s retained economic interest in Hughes:

•	Hughes will declare and pay a dividend of up to $4.2 billion to GM. We currently expect that the amount of this dividend will be $4.2 billion, provided that the amount of the dividend may be required to be reduced to not less than $3.5 billion (and GM may choose voluntarily to reduce further the amount of the dividend) to the extent necessary in order to ensure that:

•	the amount of the Hughes dividend distribution does not exceed the value of GM’s retained economic interest in Hughes at the time of the payment of the Hughes dividend distribution, based on the average market value of GM Class H common stock during a specified period preceding that time; and

•	the minimum equity headroom condition set forth in the Hughes/ EchoStar merger agreement, which refers to the ability of New EchoStar to issue a minimum amount of equity immediately following the completion of the Hughes/ EchoStar merger without violating certain covenants with GM that are designed to preserve the tax-free status of the Hughes split-off to GM, will be satisfied at the time of the Hughes/ EchoStar merger.

For more information, see “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

To the extent of any shortfall in funds available to pay the amount of the Hughes dividend distribution in cash, Hughes may substitute a demand note in the amount of the shortfall. If issued, this demand note would be payable immediately upon the effective time of the Hughes/ EchoStar merger.

•	In consideration of the Hughes dividend distribution, GM’s retained economic interest in Hughes will be reduced in a commensurate amount. To effect this, the number of notional shares representing GM’s retained economic interest in Hughes will be reduced by the number that is equal to the quotient determined by dividing:

(x)	the amount of the Hughes dividend distribution;

      by

(y)	the average of the volume weighted average trading prices of GM Class H common stock for each of the five trading days, or, if less, the number of trading days following the public announcement by GM or Hughes of the receipt of certain specified regulatory consents or approvals and before the effective time of the Hughes split-off, ending on and including the trading day immediately prior to the date of the Hughes split-off. This is the price that we sometimes refer to as the Hughes recapitalization price.

The GM board of directors does not currently have the ability to make this adjustment. One of the effects of the amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to authorize the GM board of directors to make this adjustment on the terms described in this document.

•	After the Hughes dividend distribution and prior to the Hughes split-off, GM will contribute all of the stock of Hughes to Hughes Holdings, which is currently a wholly owned subsidiary of GM. Hughes Holdings will then issue to GM a number of shares of its Class C common stock such that GM will hold a number of shares of Hughes Holdings Class C common stock equal to the denominator of the GM Class H fraction determined as of immediately prior to the Hughes split-off, and after reducing the denominator to reflect the Hughes dividend distribution as described above, and determined for this purpose as of such point in time rather than as an average with respect to any accounting period. This will result in Hughes Holdings becoming the parent company of Hughes.

Pursuant to the Hughes split-off, GM will distribute one share of Hughes Holdings Class C common stock in exchange for each outstanding share of GM Class H common stock and, accordingly, the aggregate number distributed would be equal to the numerator of the GM Class H fraction at that time. As a result, GM will continue to hold, immediately upon the completion of the Hughes split-off, a number of shares of Hughes Holdings Class C common stock equal to the difference between the numerator and the denominator of the GM Class H fraction, which difference would represent the number of notional shares representing GM’s retained economic interest in Hughes immediately after the Hughes recapitalization and before the Hughes split-off.

      Illustration of the Effect of the Hughes Recapitalization. In order to illustrate the effect of the Hughes recapitalization on GM’s retained economic interest in Hughes, we have calculated the GM Class H fraction based on the number of shares of GM Class H common stock outstanding as of                     , 2002, based on the assumptions described below. On this basis, the portion of Hughes’ earnings allocable to the GM Class H common stock would have been about           %, calculated as follows:

Number of shares of GM
Class H common stock outstanding
____________________________________________________________________ = %
GM Class H dividend base

      The remaining portion of Hughes’ earnings, about           %, would have been allocable to the GM $1 2/3 par value common stock. The number of notional shares representing GM’s retained economic interest in Hughes would have been                , calculated as follows:

GM Class H dividend base

minus	minus
Number of shares of GM
Class H common stock outstanding

Number of notional shares representing GM’s
retained economic interest in Hughes

These figures illustrate the retained economic interest in Hughes that GM would have had as of such date without giving effect to the Hughes recapitalization.

      For purposes of the above-described calculations, we have assumed a number of outstanding shares of GM Class H common stock based on the number of such shares that were outstanding on such date and the number of shares of GM Class H common stock that would be issued, based on the closing trading price of GM Class H common stock on such date and the mandatory conversion rate applicable to the GM Series H preference stock as a result thereof, upon the conversion of GM Series H preference stock on its mandatory conversion date in June 2002. In addition, for purposes of the above-described calculations, we have determined each of the numerator and the denominator of the GM Class H fraction as of                , 2002, rather than as an average with respect to any accounting period.

      As a result of the Hughes recapitalization, assuming a Hughes dividend distribution to GM in the amount of $4.2 billion and a Hughes recapitalization price of $               , which would have been the Hughes recapitalization price if such price were determined as of                 , 2002, the denominator of the GM Class H fraction and, accordingly, the number of notional shares representing GM’s retained economic interest in Hughes would have been decreased by about                     . This number is equal to the quotient that is determined by dividing $4.2 billion by such Hughes recapitalization price.

      The GM Class H fraction calculated as of                      , 2002 as described above would have changed as illustrated below:

Number of shares of GM

Class H common stock outstanding
____________________________________________________________ =           %
GM Class H dividend base

      Thus, based upon these assumptions, after the Hughes recapitalization, about           % of Hughes’ earnings would have been allocated to the GM Class H common stock for earnings per share and dividend purposes. The balance, about           %, would have been allocated to the GM $1 2/3 par value common stock. The number of GM’s notional shares representing GM’s retained economic interest in Hughes would have been                , calculated as follows:

GM Class H dividend base

minus	minus
Number of shares of GM
Class H common stock outstanding

Number of notional shares representing GM’s
retained economic interest in Hughes

These figures illustrate the retained economic interest in Hughes that GM would have had after giving effect to the Hughes recapitalization, based on a Hughes recapitalization price determined as of                 , 2002.

      Immediately after the completion of the Hughes split-off, GM will hold a number of shares of Hughes Holdings Class C common stock equal to the number of notional shares representing GM’s retained economic interest in Hughes, if any, as determined after the denominator of the GM Class H fraction has been reduced to reflect the Hughes dividend distribution, and determined for this purpose as of such point in time rather than as an average with respect to any accounting period. GM’s ownership of any such shares is designed to provide value to GM commensurate to the value of GM’s retained economic interest in Hughes immediately after the Hughes recapitalization and before the Hughes split-off, based on the Hughes recapitalization price. If the IRS does not permit GM to retain such shares, GM will distribute such shares to the holders of shares of GM $1 2/3 par value common stock to the extent required by the transaction agreements.

      These calculations are provided for illustrative purposes only. The actual percentages and the number of notional shares representing GM’s retained economic interest in Hughes will not be known until immediately prior to the time of the completion of the Hughes split-off and will depend upon, among other things, the average of the average market price of GM Class H common stock during a specified period preceding the time of the completion of the Hughes split-off and the amount of the Hughes dividend distribution.

      For more information regarding the terms of the Hughes recapitalization, as provided for in the GM/ Hughes separation agreement, see “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

     Hughes Split-Off

      After the Hughes recapitalization has been completed, Hughes will be separated from General Motors pursuant to the Hughes split-off. As a result of the Hughes split-off, Hughes Holdings, which will then hold all of the outstanding capital stock of Hughes, will become an independent, publicly owned company, separate from GM (except for any shares that may be retained or otherwise disposed of by GM, as described in this document). The Hughes split-off will be effected largely pursuant to transactions described in the implementation agreement and the other agreements contemplated by that agreement.

      Redemption of GM Class H Common Stock. As a result of the Hughes recapitalization, GM will hold a number of shares of Hughes Holdings Class C common stock equal to the denominator of the GM Class H fraction at the time of the Hughes split-off, as reduced pursuant to the terms of the Hughes recapitalization. In accordance with the terms of the implementation agreement, immediately following the completion of the Hughes recapitalization, GM will distribute one share of Hughes Holdings Class C common stock in exchange for and in redemption of each outstanding share of GM Class H common stock. All of the outstanding shares of GM Class H common stock will thereby be redeemed pursuant to the terms of the GM Class H common stock as set forth in the GM restated certificate of incorporation, as amended as described below at “—Amendments to the GM Restated Certificate of Incorporation” and at “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Redemption”.

      GM will continue to hold, immediately upon the completion of the Hughes split-off, a number of shares of Hughes Holdings Class C common stock equal to the difference, if any, between the denominator of the GM Class H fraction, after giving effect to the reduction of the denominator of the GM Class H fraction in connection with the Hughes recapitalization as described above, and the number of shares of Hughes Holdings Class C common stock distributed by GM pursuant to the redemption of the GM Class H common stock. In other words, upon the completion of the Hughes split-off, GM would hold a number of shares of Hughes Holdings Class C common stock equal to the number of notional shares (if any) representing GM’s retained economic interest in Hughes immediately after the Hughes recapitalization. Up to 100 million of any such shares may be subject to any GM debt-for-equity exchanges after the Hughes split-off and, if and to the extent permitted by the IRS, any remaining portion of these shares would be retained by General Motors after the Transactions.

      If and to the extent required by the IRS in order to obtain the IRS ruling relating to the tax-free status of the Hughes split-off and certain related transactions, or to the extent necessary to satisfy the minimum equity headroom condition set forth in the Hughes/ EchoStar merger agreement, GM would distribute shares of Hughes Holdings Class C common stock held by GM after the completion of the Hughes split-off to the holders of GM $1 2/3 par value common stock on a pro rata basis by means of a dividend distribution to the extent required by the terms of the transaction agreements. Any such dividend distribution to the GM $1 2/3 par value common stockholders would be considered part of the Hughes split-off and would be completed around the time of the completion of the redemption of the GM Class H common stock.

      GM does not currently have the ability to exchange shares of the Hughes Holdings Class C common stock for shares of GM Class H common stock. One of the effects of the amendment to the GM restated certificate of incorporation that GM common stockholders are being asked to approve pursuant to this consent solicitation is to authorize the GM board of directors to make this exchange on the terms described in this document. Specifically, the amendment will add a redemption feature to the terms of the GM Class H common stock to make the GM Class H common stock redeemable by GM in exchange for shares of Hughes Holdings Class C common stock. For more information about this proposed amendment to GM’s restated certificate of incorporation, see “—Amendments to the GM Restated Certificate of Incorporation” and “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Redemption.”

      Exchange of GM Series H Preference Stock. The outstanding GM Series H preference stock will automatically convert, in accordance with its terms, into GM Class H common stock on June 24, 2002. We currently expect that all outstanding shares of GM Series H preference stock will be converted into shares of GM Class H common stock prior to the Hughes split-off. However, if and to the extent that any shares of GM Series H preference stock remain outstanding at the time of the proposed redemption of GM Class H common stock in connection with the Hughes split-off as described above, GM will exchange shares of Hughes Holdings preference stock having substantially identical economic terms to the GM Series H preference stock for all outstanding shares of GM Series H preference stock in accordance with the terms of the GM Series H preference stock. As a result, there will be no shares of GM Series H preference stock outstanding after the completion of the Hughes split-off.

      Prior to the completion of the Hughes split-off, Hughes Holdings intends to adopt a stockholder rights plan, which will become effective upon the completion of the Hughes split-off. After the Hughes/ EchoStar merger, this will become the stockholder rights plan of New EchoStar. For more information regarding this stockholder rights plan, see “New EchoStar Capital Stock— Stockholder Rights Plan.”

      As a result of the completion of the Hughes split-off, Hughes Holdings will be an independent, publicly owned company, separate from General Motors. Immediately following the completion of the Hughes split-off, EchoStar will merge with Hughes Holdings to form New EchoStar. For more information regarding this merger, see “—The Hughes/ EchoStar Merger” and “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement” below.

      No Pro Rata Distribution of the Hughes Dividend Distribution; No 120% Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock. The completion of the GM/ Hughes separation transactions will not result in a pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, as currently provided for under certain circumstances pursuant to the GM board policy statement regarding certain capital stock matters. By approving the proposals relating to the Transactions being submitted to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement. For more information, see “GM Capital Stock— GM Board of Directors Policy Statement.”

      Also, the completion of the GM/ Hughes separation transactions will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation. As part of the GM/ Hughes separation transactions, the GM restated certificate of incorporation will be amended to eliminate any possible application of the recapitalization provision to the GM/ Hughes separation transactions. By approving the proposals relating to the Transactions, GM common stockholders will, in effect, be waiving any application of the recapitalization provision to the GM/ Hughes separation transactions.

      Elimination of GM Class H Common Stock. GM is also proposing that, after the Hughes split-off, the GM restated certificate of incorporation be further amended in order to eliminate certain provisions relating to the GM Class H common stock. See “—Amendments to the GM Restated Certificate of Incorporation Relating to the GM/Hughes Separation Transaction.” As a result of the redemption of all outstanding shares of GM Class H common stock and the amendment to the GM restated certificate of incorporation to eliminate the GM Class H common stock, GM will no longer have “tracking stock” or a dual-class common stock capital structure, with each class of common stock reflecting the financial performance of different businesses of GM. The GM $1 2/3 par value common stock will remain outstanding and be unchanged and will be GM’s only class of common stock, and GM will become a company primarily focused on its core automotive and related businesses.

      For more information regarding the Hughes split-off, including the redemption of the GM Class H common stock as contemplated by the terms of the implementation agreement, see “Description of Principal Transaction Agreements— Implementation Agreement— Hughes Split-Off.”

          Other Separation-Related Arrangements

      Certain other separation-related arrangements are contemplated in connection with the GM/ Hughes separation transactions. These other arrangements generally address matters relating to the separation of Hughes from General Motors pursuant to the Hughes split-off:

•	GM and Hughes have agreed to indemnification arrangements in connection with the Transactions, including with respect to certain existing disputes between Hughes and Boeing related to the sale by Hughes of its satellite manufacturing business to Boeing in 2000. GM has agreed to be responsible for liability from a purchase price adjustment claim of Boeing to the extent that such liability, if any, exceeds $670 million. In addition, among other things, GM and Hughes have agreed generally to indemnify each other against losses arising out of the other company’s businesses.

•	GM and Hughes Holdings have agreed to new income tax allocation arrangements, which will become effective on the effective date of the Hughes/ EchoStar merger. These arrangements will modify the income tax allocation arrangements currently in place between GM and Hughes. Among other things, the new income tax allocation arrangements will govern the allocation of U.S. income tax liabilities between the companies for taxable periods ending on or prior to the completion of the Transactions.

•	GM and Hughes have agreed to intellectual property arrangements concerning certain intellectual property and ongoing activities of the companies. Among other things, the intellectual property arrangements provide that before transferring its rights to certain Hughes bandwidth to any third party, Hughes will offer the Hughes bandwidth to GM on the same terms. Similarly, GM has agreed that before transferring its rights to certain OnStar bandwidth to a third party, it will offer the OnStar bandwidth to Hughes on the same terms.

•	GM and Hughes have also agreed to certain arrangements pertaining to employee matters. GM has agreed to provide certain service and salary credits under certain GM retirement plans for GM employees who transfer to Hughes, and Hughes has agreed to provide certain service and salary credits under the Hughes defined benefit pension plan for Hughes employees who transfer to GM.

      For more information regarding the terms of these and other related arrangements, see “Description of Principal Transaction Agreements— Implementation Agreement— Other General Indemnification” and “—GM/ Hughes Separation Agreement— Ancillary Separation Agreements.”

Amendments to the GM Restated Certificate of Incorporation

      In order to implement the GM/ Hughes separation transactions as described in this document, it is necessary to amend Article Fourth of the GM restated certificate of incorporation. In particular, in connection with the GM/ Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to:

•	add a provision which will enable the GM board of directors to reduce the denominator of the GM Class H fraction in an amount commensurate with the amount of the dividend received from Hughes in connection with the Hughes dividend distribution, as described in this document; and

•	add a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of Hughes Holdings Class C common stock, on a share-for-share basis, following the Hughes recapitalization, as described in this document.

In addition, pursuant to this amendment, GM is proposing to amend Article Fourth to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation.

      These amendments to Article Fourth of the GM restated certificate of incorporation are required in order to complete the GM/ Hughes separation transactions as described in this document. In their current forms, these provisions do not allow the GM board of directors to reduce the denominator of the GM Class H fraction in connection with the receipt by GM of the Hughes dividend distribution. Instead, under the current GM board policy statement regarding certain capital stock matters, a proportionate dividend distribution from Hughes would be distributed by GM to the GM Class H common stockholders. Under the proposed Transactions, the denominator of the GM Class H fraction would be reduced as described in this document in lieu of such proportionate dividend. This will result in an appropriate allocation of the tracking stock interest in Hughes and make it possible to complete the Hughes split-off. In addition, current provisions do not permit the redemption of GM Class H common stock in exchange for shares of Hughes Holdings Class C common stock. We are proposing to amend the provisions to provide appropriate mechanics for accomplishing the redemption contemplated by the Hughes split-off.

      Article Fourth of the GM restated certificate of incorporation, in the form proposed to be amended as described above, is included in Appendix A of this document. We urge GM common stockholders to review the form of this proposed amendment to Article Fourth carefully before voting with respect to the proposals relating to the Transactions.

      GM is also proposing a further amendment to Article Fourth of the GM restated certificate of incorporation after the completion of the Transactions in order to eliminate certain provisions relating to the GM Class H common stock because it will no longer be outstanding after the Transactions. This is a technical amendment to the GM restated certificate of incorporation, which is necessary in order to reflect the completion of the GM/ Hughes separation transactions and the elimination of GM’s current dual-class common stock capital structure as a result of these transactions.

      Article Fourth of the GM restated certificate of incorporation, in the form proposed to be further amended to eliminate certain provisions relating to the GM Class H common stock, is included in Appendix B of this document. We urge GM common stockholders to review the form of this proposed amendment to Article Fourth carefully before voting with respect to this additional proposal. Completion of the Transactions is not conditioned on GM common stockholder approval of this further proposed amendment to the GM restated certificate of incorporation.

      GM does not currently expect to amend its bylaws in connection with the GM/ Hughes separation transactions, except to the extent necessary or appropriate to reflect the completion of the GM/ Hughes separation transactions and the elimination of the GM Class H common stock and, if applicable, the GM Series H preference stock.

      For more information regarding the terms of the GM/ Hughes separation transactions, including the Hughes recapitalization, the Hughes split-off and other related transactions, see “Description of Principal Transaction Agreements— Implementation Agreement” and “—GM/ Hughes Separation Agreement” below.

  The Hughes/ EchoStar Merger

      Overview. The combination of Hughes and EchoStar pursuant to the Hughes/ EchoStar merger will be completed immediately following the completion of the GM/ Hughes separation transactions. As part of the Hughes/ EchoStar merger, EchoStar will merge with Hughes Holdings, the parent company of Hughes at the time of the merger, with Hughes Holdings as the surviving corporation. In connection with the Hughes/ EchoStar merger, the surviving corporation, which we sometimes refer to as “New EchoStar,” will be renamed EchoStar Communications Corporation. As a result of the Hughes/ EchoStar merger, Hughes will become a wholly owned subsidiary of New EchoStar. The Hughes/ EchoStar merger will be effected as described in the Hughes/ EchoStar merger agreement. After the completion of the Hughes/ EchoStar merger, New EchoStar will be one of the nation’s largest subscription television platforms, with about 17 million subscribers based upon the number of subscribers of each of Hughes and EchoStar as of December 31, 2001.

      Pursuant to the Hughes/ EchoStar merger, among other things:

•	Each share of Hughes Holdings Class C common stock distributed to GM Class H common stockholders in connection with the Hughes split-off will remain outstanding as a share of Class C common stock of New EchoStar and will be unchanged. Similarly, each share of Hughes Holdings Class C common stock held by GM (or GM $1 2/3 par value common stockholders, as applicable) after the Hughes split-off will remain outstanding as a share of Class C common stock of New EchoStar and will be unchanged. As a result, former GM Class H common stockholders and General Motors will be Class C common stockholders of New EchoStar.

•	EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own, or cash in lieu of fractional shares of New EchoStar Class A common stock that they would otherwise receive. As a result, former EchoStar Class A common stockholders will become Class A common stockholders of New EchoStar.

•	EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own, or cash in lieu of fractional shares of New EchoStar Class B common stock that they would otherwise receive. As a result, former EchoStar Class B common stockholders will become Class B common stockholders of New EchoStar. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently owns all of the outstanding shares of EchoStar Class B common stock and is expected to become the owner of all outstanding shares of New EchoStar Class B common stock as a result of the Hughes/ EchoStar merger.

      Shares Outstanding and Voting Power of New EchoStar. We estimate that, immediately following the completion of the Hughes/ EchoStar merger and based on the assumptions about certain variable factors described below:

•	the New EchoStar Class A common stock would represent about % of the outstanding common stock of New EchoStar, representing about % of the total voting power of New EchoStar;

•	the New EchoStar Class B common stock would represent about % of the outstanding common stock of New EchoStar, representing about % of the total voting power of New EchoStar; and

•	the New EchoStar Class C common stock would represent about % of the outstanding common stock of New EchoStar, representing about % of the total voting power of New EchoStar.

      Except as to voting rights, the New EchoStar Class A common stock and New EchoStar Class C common stock will be identical. The New EchoStar Class B common stock will have special voting rights, will be convertible into New EchoStar Class A common stock or New EchoStar Class C common stock and will be subject to certain transfer restrictions. However, in all respects other than voting rights, convertibility and the transfer restrictions, the New EchoStar Class B common stock will be substantially the same as the New EchoStar Class A common stock and New EchoStar Class C common stock. The New EchoStar common stock will have the voting rights described below at “New EchoStar Capital Stock— Common Stock.”

      GM and Hughes would not agree to complete the Transactions unless they were assured that the Hughes split-off would be tax-free to GM and its stockholders for U.S. federal income tax purposes. GM’s receipt of a ruling from the IRS confirming the tax-free nature of the Hughes split-off is a condition to the obligation of GM and Hughes to complete the Transactions. The Hughes split-off will be tax-free to GM for these purposes only if, among other things, General Motors and certain of its historical stockholders acquire stock possessing more than 50% of the aggregate voting power of the stock of New EchoStar in the Transactions. Accordingly, the terms of the various classes of common stock of New EchoStar are designed to ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM debt-for-equity exchanges) and the shares of New EchoStar Class C common stock that are issued to certain of GM’s historical stockholders together possess at least 50.5% of the aggregate voting power of New EchoStar for at least the first two years after the Hughes split-off.

      At the same time, EchoStar wanted to preserve at least to some degree the greater voting power that the EchoStar Class B common stock currently has relative to the EchoStar Class A common stock. This was particularly important given that Mr. Ergen, as the beneficial owner of all of the EchoStar Class B common stock and about 90% of the total voting power of EchoStar, was required to reduce substantially his current voting power in New EchoStar in order to address the tax objectives of GM and Hughes with respect to the Transactions. Mr. Ergen agreed to such a substantial reduction of his own voting power, including giving up voting control of EchoStar, in order to provide the holders of EchoStar Class A common stock the opportunity to participate in the potential benefits expected to accrue to them as a result of the completion of the Hughes/ EchoStar merger.

      The amounts set forth above and throughout this document with respect to the pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock upon the completion of the Hughes/ EchoStar merger are presented for illustrative purposes only and are very sensitive to their underlying assumptions, including the Hughes recapitalization price. The assumptions used in calculating the pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock upon the completion of the Hughes/ EchoStar merger are discussed at “— Assumptions Used in Minimum Hughes Recapitalization Price and Pro Forma Percentages of Outstanding Shares and Voting Power Calculations.” The actual percentages of outstanding shares and voting power of shares of New EchoStar common stock will not be known until immediately before the Hughes/ EchoStar merger.

      Satisfaction of the Minimum Equity Headroom Condition. An important condition to the completion of the Hughes/ EchoStar merger is the ability of New EchoStar to issue a specified minimum amount of equity or equity-linked securities, calculated as of immediately following the Hughes/EchoStar merger, without violating certain restrictive covenants in the implementation agreement. The covenants are generally designed to preserve the tax-free status of the Hughes split-off to GM. This condition is designed to ensure that New EchoStar will have a specified amount of “headroom” available for the issuance of new equity after the Hughes/ EchoStar merger.

      The determination of whether the minimum equity headroom condition is satisfied will be made immediately before the completion of the Hughes split-off and the Hughes/EchoStar merger. We will make this determination by using the methodology set forth in the Hughes/EchoStar merger agreement, which involves applying certain presumptions, and by making determinations as to certain variables, based on the facts and circumstances existing at such time. The presumptions relate to certain events relevant to the measurement of headroom that may or may not occur in the future, and are intended to preserve the minimum equity headroom whether or not those events occur. The variable factors include the number of shares of outstanding capital stock of Hughes Holdings and EchoStar, the Hughes recapitalization price, certain assumptions as to the relative value of the various classes of New EchoStar common stock, the number of shares of New EchoStar Class C common stock that could be distributed by GM in connection with GM debt-for-equity exchanges following the completion of the Hughes/EchoStar merger and certain other items. Certain of these items cannot be definitively measured until immediately before the completion of the Hughes split-off. However, for illustrative purposes only, we can estimate the minimum Hughes recapitalization price needed to satisfy the minimum equity headroom condition by making certain assumptions about the application of these presumptions and all of the variable factors other than the Hughes recapitalization price.

      If the minimum equity headroom condition would not otherwise be satisfied, the GM/ Hughes separation agreement requires GM to take certain actions if doing so would result in satisfaction of the condition and allow the Transactions to proceed. Specifically, if and to the extent necessary in order to satisfy the condition, under certain circumstances, GM is required to reduce:

•	the number of shares of New EchoStar Class C common stock eligible for GM debt-for-equity exchanges after the Transactions (but not to less than 60 million shares); and/or

•	the amount of the Hughes dividend distribution (but not to less than $3.5 billion).

You should understand, however, that the number of shares of New EchoStar Class C common stock available for GM debt-for-equity exchanges under the terms of the transaction agreements could be reduced automatically if the value of GM’s retained economic interest in Hughes following the Hughes dividend would result in GM holding less than 100 million shares of New EchoStar Class C common stock.

      Mandatory reductions of the aggregate number of shares subject to GM debt-for-equity exchanges after the Transactions would offset, to the specified extent, the amount of any required reduction of the amount of the Hughes dividend distribution. However, under the terms of the transaction agreements, which include certain offset provisions relating to the reductions, under no circumstances would GM be required to both reduce the number of shares subject to GM debt-for-equity exchanges to 60 million and reduce the amount of the Hughes dividend distribution to $3.5 billion. See “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— The Hughes Recapitalization— Reduction in the Shares Subject to GM Debt-for-Equity Exchanges; Reduction of the Hughes Dividend Distribution.”

      These mandatory reductions would permit the minimum equity headroom condition to be satisfied at a lower Hughes recapitalization price than otherwise would be the case. For example, after making the foregoing reductions of the number of shares subject to GM debt-for-equity exchanges to the full extent required by the terms of the GM/ Hughes separation agreement, and based on the assumptions described below, we have calculated for illustrative purposes that the minimum equity headroom condition would be satisfied so long as the Hughes recapitalization price were equal to at least $           per share.

      If the minimum equity headroom condition would not be satisfied even if GM reduced the number of shares subject to GM debt-for-equity exchanges as described above to the full extent required by the terms of the GM/ Hughes separation agreement, GM would have the right, but not the obligation, to make further reductions of the number of shares subject to GM debt-for-equity exchanges and to the amount of the Hughes dividend distribution in order to cause the condition to be satisfied. See “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.” We cannot assure you that GM would determine to make any such voluntary reductions. Any such voluntary reductions would reduce the amount of liquidity to be provided to GM in connection with the Transactions. GM currently expects that it would make any determination regarding any such voluntary reductions immediately before the completion of the Hughes split-off, based on factors it determines relevant as of such time. If GM were to determine not to make any such voluntary reductions, which determination would be within GM’s sole discretion, such that this condition would not be satisfied, then the Hughes split-off and the Hughes/ EchoStar merger would not occur unless this condition was waived.

      In the event that GM reduces either or both of the two foregoing amounts, either because it is required to do so under the GM/ Hughes separation agreement or because it chooses to make further reductions, the effect will be to reduce the amount of liquidity provided to GM in connection with the Transactions. See “Risk Factors— Risk Factors Relating to GM After the Transactions— The Amount of Liquidity and Value To Be Provided to GM Pursuant to the Transactions Could Vary Significantly Based on a Number of Factors.”

      You should understand that satisfaction of the minimum equity headroom condition will not ensure that New EchoStar will actually be able to issue equity at any time after the completion of the Hughes/ EchoStar merger or, if so, on what terms any such equity issuances could be completed. In fact, the agreements among EchoStar, GM and Hughes will severely restrict New EchoStar’s ability to issue any additional equity or equity-linked securities for two years after the Hughes/ EchoStar merger, absent possible favorable IRS rulings. We can provide no assurances in this regard. See “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will Be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/ EchoStar Merger.”

      In considering potential market prices of the GM Class H common stock during the period in which the Hughes recapitalization price would be determined, one factor to consider, among others, is the product of the implied exchange ratio multiplied by the EchoStar Class A common stock price. The implied exchange ratio, 0.73, is equal to the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73 shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock. We believe it is possible that, prior to the time of the completion of the Hughes/ EchoStar merger, the market prices of shares of GM Class H common stock may equal (or be close to) about 0.73 of the market prices of shares of EchoStar Class A common stock at such time. However, we cannot provide you any assurances with respect to any relationship between the market prices of GM Class H common stock and the market prices of EchoStar Class A common stock during the period with respect to which the Hughes recapitalization price would be determined. We cannot provide you any assurances with respect to the impact, if any, that any such relationships would have on the Hughes recapitalization price.

      For more information about the minimum equity headroom condition, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Conditions.”

      The calculation of the minimum Hughes recapitalization price necessary in order for the minimum equity headroom condition to be satisfied under certain circumstances as presented in this document is provided for illustrative purposes only and is very sensitive to its underlying assumptions, certain of which are discussed below. The actual minimum Hughes recapitalization price necessary in order for the minimum equity headroom condition to be satisfied will not be known until immediately before the completion of the Hughes split-off and the Hughes/EchoStar merger.

      Assumptions Used in Minimum Hughes Recapitalization Price and Pro Forma Percentages of Outstanding Shares and Voting Power Calculations. In addition to the presumptions described above that are contained in the Hughes/ EchoStar merger agreement, certain assumptions have been used in calculating:

•	the amounts set forth throughout this document with respect to pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock upon the completion of the Hughes/EchoStar merger; and

•	the calculation of the minimum Hughes recapitalization price set forth in this document that would be necessary in order for the minimum equity headroom condition to be satisfied under certain circumstances described in this document.

These assumptions include, among other things, certain assumptions concerning the relative fair market value of the various classes of New EchoStar common stock and the assumptions that:

•	there would be no material change in the number of shares of GM Class H common stock and EchoStar common stock currently outstanding other than issuances upon conversion of GM Series H preference stock and EchoStar Series D convertible preferred stock (to which we have given full effect for purposes of this calculation);

•	GM would receive a favorable IRS ruling with respect to the treatment of certain transactions involving GM and New EchoStar securities under Section 355 of the Code;

•	no GM debt-for-equity exchanges would be completed prior to the completion of the Hughes/ EchoStar merger, which means that the amount of the Hughes dividend would not be subject to mandatory reduction under the terms of the transaction agreements;

•	the Hughes dividend distribution to GM would be $4.2 billion; and

•	a specified number of shares of New EchoStar common stock would be issued in exchange for the shares of PanAmSat common stock held by persons other than subsidiaries of Hughes.

      In addition, in calculating the pro forma percentages of outstanding shares and voting power of shares of New EchoStar common stock, we have assumed that the Hughes recapitalization price would be $               and that the number of shares of New EchoStar Class C common stock available to be distributed in connection with GM debt-for-equity exchanges following the completion of the Hughes/EchoStar merger would be                     .

      Changes in the above-described assumptions and other factors could materially impact the minimum Hughes recapitalization price required in order for the minimum equity headroom condition to be satisfied as of any particular time and/or the actual outstanding shares and voting power percentages immediately after the completion of the Hughes/EchoStar merger. Such other factors include, but are not limited to:

•	the exercise of stock options with respect to GM Class H common stock or EchoStar common stock;

•	the conversion of outstanding EchoStar convertible debt securities into shares of EchoStar common stock; and

•	additional equity issuances by EchoStar;

in each case prior to the completion of the Hughes/ EchoStar merger.

          Certain Covenants and Other Matters Relating to the Hughes/ EchoStar Merger. GM, Hughes, Hughes Holdings and EchoStar have agreed that they will cooperate with each other to obtain prompt termination of the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott Rodino Act and in the process of obtaining required governmental approvals, including FCC approval. Hughes and EchoStar may be required, if necessary, to enter into settlements with certain regulatory agencies that require them to divest assets. Divestiture will not be required, however, if those actions would result in the expected synergies of the Hughes/ EchoStar merger being reduced to an amount that is no longer meaningful.

      Hughes and EchoStar also agreed that, upon the completion of the Hughes/ EchoStar merger, New EchoStar will offer multi-channel subscription television service under the DIRECTV brand name.

      In addition, EchoStar will be required to pay Hughes a $600 million termination fee, as described in greater detail at “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement,” if:

•	the GM/ Hughes separation transactions and the Hughes/ EchoStar merger do not occur because EchoStar or Hughes terminates the merger agreement as a result of a permanent injunction or final and nonappealable order prohibiting the Hughes/ EchoStar merger in an action brought by a federal, state or local authority under U.S. antitrust laws or FCC regulations; or

•	Hughes terminates the merger agreement because the waiting period applicable to the Hughes/EchoStar merger under the Hart-Scott-Rodino Act does not expire or terminate, or because of a failure to obtain FCC approval, in each case by about January 2003 (subject to extension under certain circumstances).

It is currently expected that the proceeds received by Hughes in payment of this fee would be used to repay outstanding debt obligations of Hughes and to fund Hughes’ operations.

      Furthermore, Hughes will be required to pay to EchoStar a $600 million termination fee, as described in greater detail at “Description of Principal Transaction Agreements— Hughes/EchoStar Merger Agreement— Termination Fees; Expense Reimbursement” if:

•	the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur because EchoStar terminates the Hughes/ EchoStar merger agreement because GM fails to obtain the requisite GM common stockholder approval of the proposals relating to the Transactions and under certain circumstances enters into an agreement with respect to a competing transaction to the Hughes/ EchoStar merger; or

•	EchoStar or Hughes terminates the Hughes/ EchoStar merger agreement pursuant to the relevant provisions relating to the GM board of directors’ recommendation of the proposals relating to the Transactions to GM common stockholders for their approval or pursuant to the relevant provisions relating to GM’s pursuit of a competing transaction.

      For more information regarding the terms of the Hughes/ EchoStar merger, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement” below.

     Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception

      Under the terms of the transaction agreements, General Motors and Hughes have agreed not to solicit any proposals from third parties with respect to any merger, consolidation or other business combination involving Hughes or any acquisition of any capital stock or material portion of the assets, subject to certain exceptions, of Hughes or its subsidiaries, any acquisition of any GM Class H common stock or any combination of the foregoing, each of which we sometimes refer to as a “competing transaction.” In addition, GM and Hughes have agreed not to participate in discussions with or furnish information to any third party with respect to any competing transaction, subject to a “fiduciary out” exception described below. We sometimes refer to these agreements together as the “non-solicitation covenant.” General Motors and Hughes believe that it was necessary and appropriate to enter into the non-solicitation covenant and related provisions in order to reach agreement with EchoStar on the terms of the Transactions, particularly in light of the thorough process in which GM and Hughes had engaged of exploring and negotiating alternative transactions involving Hughes prior to entering into the transaction agreements.

      The fiduciary out exception to the non-solicitation covenant applies until the receipt of the requisite GM common stockholder approval of the proposals relating to the Transactions, which may occur several months before the Transactions would be completed. Pursuant to this exception, GM and Hughes may, subject to certain conditions, participate in discussions with and furnish information to a third party (but not solicit proposals) with respect to a competing transaction. One of the conditions for such actions is that GM shall have received a bona fide, written proposal by the third party for a competing transaction that is on terms that the GM board of directors determines in good faith, after consultation with its financial advisors and counsel, would, if completed, result in a transaction that would be more favorable to GM and its stockholders than the Transactions, taking into account such factors as the GM board in good faith deems relevant, including the identity of the third party and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be completed, and the GM board of directors, after consultation with counsel, determines in good faith that it is required to do so in order to comply with its fiduciary duties. We sometimes refer to a proposal described in the preceding sentence as a “superior proposal.” For a more complete description of the non-solicitation covenant, see “Description of Principal Transaction Agreements— Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes.”

      Hughes has the right to terminate the Hughes/EchoStar merger agreement if GM proposes to enter into an agreement or arrangement with respect to a competing transaction, but only if GM is not in breach of certain provisions of the non-solicitation covenant and only if Hughes concurrently pays a termination fee of $600 million to EchoStar. GM common stockholders should understand that, if they vote to approve the proposals recommended by the GM board of directors, that action will result in the termination of the fiduciary out, which would mean that GM would have no practical ability to enter into any agreement or arrangement with respect to a competing transaction without breaching the non-solicitation covenant. However, if GM common stockholders fail to approve the proposals recommended by the GM board of directors, the Transactions could not be completed and GM common stockholders would not have the opportunity to participate in the benefits of the Transactions as described in this document and, under certain circumstances in which GM or Hughes enters into or completes a competing transaction, EchoStar would be entitled to a $600 million termination fee. Further, you should understand that, in either case, there can be no assurance that any proposal for a competing transaction would be available to Hughes and GM or, if available, would result in any agreement or arrangement for a competing transaction. Accordingly, for all of the reasons described elsewhere in this document, the GM board recommends that GM common stockholders vote to approve each of the proposals described in this document.

     GM Debt-for-Equity Exchanges

      Between now and the date that is six months after the completion of the Hughes/ EchoStar merger, GM has the right under the transaction documents to issue new shares of GM Class H common stock or distribute shares of New EchoStar Class C common stock that it holds after the Hughes/ EchoStar merger, as the case may be, by exchanging such shares for the satisfaction of outstanding GM liabilities held by certain of GM’s creditors, in one or more transactions. We sometimes refer to these transactions as “GM debt-for-equity exchanges.” The GM debt-for-equity exchanges would provide additional liquidity and value to General Motors as a result of the reduction of outstanding GM debt, which will help to support its credit position after the completion of the Transactions.

      Any GM debt-for-equity exchanges completed prior to the Hughes split-off would be completed by GM issuing new shares of GM Class H common stock. Any such GM debt-for-equity exchanges before the Hughes split-off would have the effect of reducing GM’s retained economic interest in Hughes and increasing the number of outstanding shares of GM Class H common stock by the amount of shares issued in the transaction. After the Hughes split-off, any GM debt-for-equity exchanges would be completed by GM distributing a portion of any shares of New EchoStar Class C common stock GM holds after the completion of the Hughes/ EchoStar merger. Any such GM debt-for-equity exchanges after the Hughes split-off would have the effect of reducing GM’s ownership interest in New EchoStar by the amount of shares distributed in the transaction. GM has agreed with EchoStar that it will in no event issue or distribute more than an aggregate of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, pursuant to GM debt-for-equity exchanges during the specified period. In addition, you should understand that the number of shares of New EchoStar Class C common stock that GM may be entitled to distribute in GM debt-for-equity exchanges after the completion of the Transactions will depend upon, among other things, the value of GM’s remaining retained economic interest in Hughes after the Hughes recapitalization, as described further at “—Liquidity and Value to be Provided to GM.”

      If and to the extent necessary in order to satisfy the minimum equity headroom condition set forth in the Hughes/ EchoStar merger agreement as described further above, the aggregate number of shares that GM may distribute pursuant to GM debt-for-equity exchanges after the Hughes split-off will be mandatorily reduced to as low as 60 million shares pursuant to the terms of the GM/ Hughes separation agreement, as described in greater detail below. See “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

      GM, Hughes, Hughes Holdings and EchoStar have agreed to cooperate with each other in connection with the execution of any GM debt-for-equity exchanges. In addition, the parties have agreed that certain securities issuances by EchoStar would have priority over GM debt-for-equity exchanges during the period beginning upon the receipt of the IRS ruling and the requisite GM common stockholder approval and concluding immediately prior to the Hughes/ EchoStar merger. During the EchoStar priority period, GM will not commence or effect any GM debt-for-equity exchanges if EchoStar provides GM with a “lockout notice” in which EchoStar informs GM that it has a good faith intention to make an underwritten offering of shares of its Class A common stock. Any lockout period applicable to GM in connection with an EchoStar offering will not last longer than 90 days and will not extend for more than 60 days past the date of completion of the Hughes/ EchoStar merger.

      During the period beginning with the date of completion of the Hughes/ EchoStar merger and concluding on the earlier of the six-month anniversary of the Hughes/ EchoStar merger and the date on which the maximum permitted number of shares will have been exchanged, the parties have agreed that any GM debt-for-equity exchanges will have priority over securities issuances by New EchoStar. During this GM priority period, if GM provides New EchoStar with a lockout notice, New EchoStar will not commence or effect any offering of its Class A common stock or Class C common stock or any securities convertible into or exchangeable therefor. Any lockout period applicable to New EchoStar in connection with any GM debt-for-

equity exchanges during the GM priority period will not last longer than 90 days. However, New EchoStar may, under certain circumstances, create a blackout period to prevent GM from participating in any GM debt-for-equity exchanges during the GM priority period for up to 30 days in the aggregate.

      GM has agreed to consult with EchoStar regarding the material terms of any GM debt-for-equity exchanges, other than pricing, during the pre-merger EchoStar priority period described above. EchoStar has the right to object to any of such terms that it reasonably determines is either inconsistent with the IRS ruling or would otherwise be reasonably likely to materially impair or delay the completion of the Hughes/ EchoStar merger or any of the GM/ Hughes separation transactions, in which case the applicable terms would not be included in the GM debt-for-equity exchange. All expenses of any GM debt-for-equity exchanges will be borne by GM.

      For more information regarding the terms of the GM debt-for-equity exchanges, see “Description of Principal Transaction Agreements— Implementation Agreement— GM Debt-for-Equity Exchanges” below.

     Hughes Business and Dividend Financings

      Hughes has completed certain financings, and expects to engage in additional financings and related activities, intended to enable it to pay the Hughes dividend distribution of up to $4.2 billion to General Motors and to fund its business during the period prior to the completion of the Hughes split-off.

      To this end, Hughes exercised a contractual right to request PanAmSat to refinance a $1.725 billion loan from Hughes to PanAmSat. In February 2002, PanAmSat repaid this loan using cash on hand at PanAmSat, proceeds from PanAmSat’s issuance of $800 million of PanAmSat Senior Notes and $1.0 billion of borrowings under new credit facilities provided to PanAmSat by third party lenders. Hughes deposited $1.5 billion of the proceeds of the PanAmSat loan repayment into a segregated cash collateral account with GMAC. GMAC has committed to lend to Hughes up to $1.5 billion, secured by the funds deposited into the cash collateral account with GMAC, and about $500 million secured by certain other assets of Hughes. Hughes has borrowed an aggregate of about $1.875 billion under these GMAC facilities and used the proceeds to repay borrowings under certain of Hughes’ other credit facilities. Hughes retired certain of the credit facilities that were repaid. Hughes’ existing $750 million revolving credit facility was repaid and was amended and increased to $1,235 million. In addition, Hughes intends to enter into a new term loan facility of about $600 million in March 2002.

      Certain of Hughes’ borrowings, including the GMAC facilities, the revolving credit facility and the term loan facility described above, are required to be repaid on the earlier of the completion of the Hughes split-off and December 2002. If the Hughes/EchoStar merger is not completed prior to December 2002, Hughes would likely seek to refinance or obtain an extension of the maturity dates of those facilities. See “Risk Factors— Risk Factors Relating to the Transactions — Risks Relating to Hughes and EchoStar — Some Hughes Credit Facilities Mature Prior to the Termination Date of the Hughes/EchoStar Merger Agreement and Hughes May Have Difficulty Refinancing That Debt.” Upon a failure of the Hughes/EchoStar merger that results in the payment of a termination fee from EchoStar and/or a sale of PanAmSat to EchoStar, it is currently expected that Hughes would utilize the cash proceeds received to repay certain outstanding debt obligations of Hughes and to fund Hughes’ business.

      Prior to the completion of the Hughes split-off, Hughes also plans to obtain additional financing of up to $2.7 billion pursuant to a committed bank credit facility, public or private debt offerings or a combination thereof. On the day of the completion of the Hughes split-off, Hughes and GMAC will offset against each other the $1.5 billion segregated cash collateral account and the $1.5 billion loan owed to GMAC. GMAC will then immediately thereafter renew its $1.5 billion loan to Hughes. Hughes will then pay the dividend to GM described above in connection with the Hughes recapitalization, with the funds coming from the credit facilities and financing arrangements described above.

     Hughes/EchoStar Merger Financings

      The completion of the proposed Hughes/ EchoStar merger and related transactions will require about $7.025 billion of cash. At the time of the signing of the Hughes/ EchoStar merger agreement, EchoStar had about $1.5 billion of available cash on hand and, accordingly, EchoStar and Hughes obtained $5.525 billion in bridge financing commitments for the Hughes/ EchoStar merger and related transactions.

      Since the signing of the Hughes/EchoStar merger agreement, EchoStar has raised a total of about $2.2 billion of additional cash through the sale of $700 million of EchoStar DBS Senior Notes and the $1.5 billion investment by Vivendi Universal in EchoStar Series D convertible preferred stock. The bridge financing commitments have been reduced by the total amount of these financings (to $3.325 billion). Any other financings that EchoStar completes prior to the closing of the Hughes/ EchoStar merger will further reduce the bridge financing commitments on a dollar-for-dollar basis.

      The remaining about $3.325 billion of cash required in connection with the Hughes/EchoStar merger, which we refer to as the “Hughes/EchoStar merger financing,” is expected to come from new cash to be raised by EchoStar, Hughes or a subsidiary of Hughes on or prior to the completion of the Hughes/EchoStar merger through public or private debt or equity offerings, bank debt or a combination thereof. To the extent that such cash is not raised in these ways, the bridge financing commitments are designed to fund the amount of the shortfall. The amount of the Hughes/EchoStar merger financing that may be raised by EchoStar prior to the Hughes/EchoStar merger is severely restricted by the terms of various transaction agreements among GM, Hughes and EchoStar and the terms of the bridge financing commitments.

      We currently expect that a portion of the proceeds of the Hughes/ EchoStar merger financing will be used to satisfy up to $2.7 billion of indebtedness expected to be incurred by Hughes in order to pay the Hughes dividend distribution to GM in connection with the Hughes recapitalization, and the remainder of the Hughes EchoStar merger financing, together with about $3.7 billion or more from EchoStar’s cash reserves, will be used to pay off other obligations of Hughes and to fund the operations of New EchoStar after the completion of the Transactions. The availability of the Hughes/ EchoStar merger financing is a condition to the obligations of the companies to complete the Hughes/ EchoStar merger. The Hughes/ EchoStar merger financing is not intended or expected to be sufficient for the funding requirements of the operations of New EchoStar for any substantial period of time after the completion of the Hughes/ EchoStar merger. These funding requirements are expected to be significant. See “Risk Factors—Risk Factors Relating to New EchoStar After the Transactions—Risks Relating to Liquidity and Financing Activities of New EchoStar— We Cannot Assure You That There Will Be Sufficient Funding for New EchoStar.” In addition, the agreements among EchoStar, Hughes and GM will severely restrict New EchoStar’s ability to issue any additional equity or equity-linked securities for two years following the completion of the Hughes/ EchoStar merger absent possible favorable IRS rulings. See “Description of Principal Transaction Agreements—Implementation Agreement—Preservation of the Tax-Free Status of the Hughes Split-Off” and “Risk Factors— Risk Factors Relating to New EchoStar After the Transactions— Risks Relating to Liquidity and Financing Activities of New EchoStar— New EchoStar Will be Subject to Potentially Significant Restrictions with Respect to Issuances of its Equity Securities for a Two-Year Period Following the Hughes/ EchoStar Merger.”

      Certain Completed EchoStar Financings. On December 20, 2001, EchoStar’s wholly owned indirect subsidiary, EchoStar DBS Corporation, issued $700 million aggregate principal amount of EchoStar DBS Senior Notes, which will provide funding for EchoStar and, after the Hughes/ EchoStar merger, for New EchoStar. If the Hughes/ EchoStar merger is not completed under certain circumstances, a portion of the proceeds from the EchoStar DBS Senior Notes may be used for EchoStar’s purchase of the approximately 81% interest held by Hughes’ subsidiaries in PanAmSat.

      On January 22, 2002, Vivendi Universal made a $1.5 billion equity investment in EchoStar, which will provide funding for EchoStar and, after the Hughes/ EchoStar merger, for New EchoStar. In addition, EchoStar and Vivendi Universal entered into an eight-year strategic alliance in which Vivendi Universal will develop and provide EchoStar’s DISH Network customers, and customers of New EchoStar after completion of the Hughes/ EchoStar merger, with a variety of programming and interactive television services. In exchange for this equity investment, EchoStar issued to a subsidiary of Vivendi Universal shares of EchoStar Series D convertible preferred stock that have the same economic rights (other than liquidation rights) and voting rights as shares of EchoStar Class A common stock and will convert into shares of EchoStar Class A common stock:

•	at the option of the holder at any time and from time to time; and

•	unless previously converted, automatically:

•	immediately prior to the effectiveness of Hughes/EchoStar merger:

•	on the first date on which the sum of (x) the number of shares of EchoStar Class A common stock into which the shares of Series D convertible preferred stock then held by Vivendi Universal are convertible on such date and (y) the number of shares of EchoStar Class A common stock then held by Vivendi Universal and which Vivendi Universal received upon prior conversion of EchoStar Series D convertible preferred stock, is less than 29,378,443 (as such number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s capital stock);

•	upon any purported sale, assignment, transfer or disposition of a share of EchoStar Series D convertible preferred stock or the beneficial ownership thereof to any person other than Vivendi Universal or any wholly owned subsidiary of Vivendi Universal; or

•	on January 22, 2007.

      In addition, in connection with its investment in EchoStar, Vivendi Universal received certain contingent value rights that are intended to provide protection against any downward price movements in the price of the EchoStar Class A common stock to be issued upon conversion of the EchoStar Series D convertible preferred stock. The maximum payment under the contingent value rights is $225 million if the Hughes/ EchoStar merger is completed, or $525 million if the Hughes/ EchoStar merger is not completed. In general, any amount owing under these contingent value rights would be settled by New EchoStar three years after completion of the Hughes/ EchoStar merger except under certain limited circumstances. In addition, if the Hughes/ EchoStar merger is not completed, these contingent value rights will be settled by EchoStar 30 months after the completion of the PanAmSat stock sale or the termination of each of the PanAmSat stock purchase agreement and the Hughes/ EchoStar merger agreement. Although the contingent value rights were issued to Vivendi Universal by EchoStar, New EchoStar will be responsible for this obligation after the completion of the Hughes/ EchoStar merger. Any settlement of these contingent value rights would be paid in cash or common stock at the option of EchoStar or New EchoStar, as the case may be, but if the Hughes/ EchoStar merger has been completed then these contingent value rights could be settled in common stock of New EchoStar only if certain tax-related conditions are satisfied.

      For a more complete description of the EchoStar Series D convertible preferred stock, see “EchoStar Capital Stock— EchoStar Preferred Stock— EchoStar Series D Convertible Preferred Stock.” EchoStar filed copies of or the forms of certain of the definitive agreements relating to the Vivendi Universal investment with the SEC on a Current Report on Form 8-K on December 21, 2001. For more information about how you can obtain copies of these agreements, see “Where You Can Find More Information” below.

  PanAmSat Stock Sale

      GM, Hughes and EchoStar have agreed that, in the event that the GM/ Hughes separation transactions and the Hughes/ EchoStar merger do not occur due to the failure by EchoStar to satisfy certain financing requirements for the Hughes/ EchoStar merger or due to the fact that certain regulatory-related conditions have not been satisfied, EchoStar will be required to purchase the approximately 81% interest in PanAmSat held by certain Hughes’ subsidiaries at a purchase price of $22.47 per share. EchoStar has the option to structure its purchase of Hughes’ subsidiaries interest as a merger or tender offer so that it can attempt to acquire 100% of PanAmSat in one transaction, in which case Hughes must receive at least the same amount of consideration that it would have received in the PanAmSat stock sale. EchoStar has agreed that, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding PanAmSat shares, it will commence an exchange offer promptly following the completion of the PanAmSat stock sale for all PanAmSat shares that remain outstanding following the completion of the PanAmSat stock sale for a purchase price of at least $22.47 per share payable, at the option of the holder, either in cash or shares of EchoStar Class A common stock. If the Hughes/EchoStar merger does occur, New EchoStar will indirectly hold the approximately 81% interest in PanAmSat.

      In the event that EchoStar fails to satisfy certain financing requirements for the Hughes/ EchoStar merger financing, or in the event that a private party brings suit under antitrust laws or FCC regulations and obtains a final and non-appealable permanent injunction or other order preventing the Hughes/ EchoStar merger, the purchase price will consist of at least $1.5 billion in cash and EchoStar will use its commercially reasonable efforts to pay the entire purchase price in cash. In the event that a federal, state or local governmental authority brings suit under U.S. antitrust laws or FCC regulations and obtains a final and nonappealable permanent injunction or other order preventing the Hughes/ EchoStar merger or if Hughes terminates the Hughes/ EchoStar merger agreement because the waiting period applicable to the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act does not expire or terminate or because of a failure to obtain FCC approval, in each case by about January 2003 (subject to extension under certain circumstances), up to $600 million of the purchase price may be paid in shares of EchoStar common stock, and the remainder will be paid in cash. Subject to the satisfaction or waiver of all conditions in the PanAmSat stock purchase agreement, the parties have agreed that the completion of the PanAmSat stock sale would take place within 60 days of the termination of the Hughes/ EchoStar merger agreement for the specified reasons.

      If EchoStar purchases all of the common stock of PanAmSat held by Hughes’ subsidiaries, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its indirect interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds of a PanAmSat stock sale, about $2.7 billion, would be used to repay certain outstanding debt obligations of Hughes and to fund Hughes’ business.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed. These conditions include, among other things:

•	the expiration or termination of the waiting period applicable to the PanAmSat stock sale under the Hart-Scott-Rodino Act;

•	the absence of any effective injunction or order which prevents the completion of the PanAmSat stock sale; and

•	the receipt of FCC approval for the transfer of licenses in connection with the PanAmSat stock sale.

      For more information regarding the terms of the PanAmSat stock sale, see “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” below.

GM Background and Considerations

     GM’s Reasons for the Transactions

      There are two principal purposes of the Transactions. First, the Transactions are expected to better position Hughes to compete in the multi-channel video programming distribution market and, overall, in the telecommunications industry, and to provide Hughes with greater opportunities and financial resources to develop an expanded competitive business and an opportunity to achieve business synergies from its combination with EchoStar that will be beneficial to New EchoStar, its stockholders and its customers. Second, the Transactions are expected to provide significant liquidity and value to General Motors, which will help to support the credit position of General Motors after the Transactions.

      Cable television companies currently account for about 80 percent of the multi-channel video programming distribution market. The telecommunications industry also has recently experienced a trend toward consolidation through transactions which in many cases seek to combine content assets with distribution assets and increase the size of the parties to the transaction in order to improve competitive position and drive economies of scale. This consolidation trend has been evidenced by a significant number of recent mergers and acquisitions, including America Online’s merger with Time Warner, AT&T’s acquisition of Tele-Communications, Inc. and Media One, US West’s acquisition of Continental Cablevision and Qwest’s subsequent acquisition of US West, and several other potential transactions, including the pending combination of the cable businesses of AT&T and Comcast. AOL Time Warner, AT&T and Comcast, the cable television industry leaders, are well-capitalized and have increasingly directed their marketing and advertising efforts directly against the businesses of Hughes and EchoStar. This industry consolidation and heightened competitive environment led to an increased focus by General Motors and Hughes on responding to the competitive challenges facing Hughes and its business and sparked the desire of both GM and Hughes to capitalize on the opportunities potentially available to Hughes in an environment of increasing industry consolidation.

      The Transactions are intended to enable Hughes to maintain a strong position in the increasingly competitive multi-channel video programming distribution market and to provide it with a significant opportunity to develop an expanded business and to enhance its position in a consolidating telecommunications industry. We believe that the combined businesses of Hughes and EchoStar will represent a strong competitor in the market which can achieve significant business synergies for the benefit of New EchoStar, its stockholders and its customers. These business synergies include the more efficient use of valuable spectrum, which is expected to allow New EchoStar to greatly increase the amount of programming it offers. We further believe that the Hughes/ EchoStar merger will provide Hughes with the increased financial capacity to facilitate Hughes’ strategic plans and fund Hughes’ growth initiatives. The Hughes split-off will provide the GM Class H common stockholders the ability to benefit from the expected increase in value resulting from the Hughes/ EchoStar merger and will provide them a more conventional stock interest in New EchoStar in place of their current “tracking stock” interest in the business of Hughes.

      Compounding the competitive situation facing Hughes was the impact that continued ownership of Hughes by General Motors was expected to have on GM’s other businesses, including its core automotive and related businesses. First, Hughes projected significant financing requirements over the next few years to support its key growth initiatives, including the expansion of the DIRECTV subscriber base and the development of new services. The increase in leverage that would be required in order to meet these financing requirements was expected to result in downward pressure on GM’s credit ratings, which are an important element to GM’s business success. General Motors, including its wholly owned subsidiary, GMAC, is the world’s largest non-governmental borrower. General Motors sells its vehicles through a dealer network, and GMAC typically provides the financing for dealers to acquire their inventory. In turn, when dealers sell automotive vehicles to retail customers, those sales are often financed through GMAC. As a result of this business model, GMAC is continuously engaged in debt financings in the capital markets, and often has nearly $100 billion in debt outstanding. Even a slight decline in GM’s overall credit ratings could have a negative impact on GMAC’s ability to borrow on a cost-effective basis. Second, Hughes’ projected net losses were expected to adversely impact reported earnings attributable to GM $1 2/3 par value common stock and the related earnings per share.

      From GM’s perspective, the Transactions present an opportunity to meet its own liquidity objectives over the near term and support its credit rating. As part of the Transactions, GM will restructure its retained economic interest in Hughes in order to realize some of the economic value arising from GM’s ownership of Hughes. To accomplish this objective, prior to the Hughes split-off, GM will receive a dividend from Hughes of up to $4.2 billion in exchange for a corresponding reduction of its retained economic interest in Hughes. For more information about the Hughes dividend distribution, see “—Description of the Transactions— The GM/ Hughes Separation Transactions— The Hughes Recapitalization” and “Description of Principal Transaction Agreements— GM/ Hughes Separation Agreement— The Hughes Recapitalization.” In addition, in connection with the Transactions, GM may have the ability to conduct GM debt-for-equity exchanges, as described in greater detail at “—Description of the Transactions— GM Debt-for-Equity Exchanges” and “Description of Principal Transaction Agreements— Implementation Agreement— GM Debt-for-Equity Exchanges.” Any GM debt-for-equity exchanges would allow GM to reduce a portion of its outstanding liabilities in exchange for a portion of its retained economic interest in Hughes or, after the Hughes/ EchoStar merger, a portion of its ownership interest in New EchoStar, if any. Finally, subject to IRS approval, GM may retain any such ownership interest in New EchoStar Class C common stock, which would permit GM to benefit from any increase in value resulting from the Hughes/ EchoStar merger or the operation of the New EchoStar business following the completion of the Hughes/ EchoStar merger. For more information regarding the factors that will affect whether GM will have any such ownership interest and, if so, the size of that ownership interest, see “—Description of the Transactions— The Hughes Recapitalization— Illustration of the Effect of the Hughes Recapitalization.” GM’s receipt of the Hughes dividend distribution, GM’s benefit from debt reduction resulting from any GM debt-for-equity exchanges and any retention by General Motors of an ownership interest in New EchoStar after the Transactions are currently expected to provide GM with significant liquidity and value, which would help to support its credit position after the completion of the Transactions.

      Further, in the context of increasing competition and consolidation by competitors of Hughes, General Motors has been required during the last several years to spend increasing amounts of board of directors, management and staff time and other resources to address the strategic challenges facing Hughes and its businesses. The GM/ Hughes separation transactions and the Hughes/ EchoStar merger will allow General Motors to allocate resources currently devoted to those matters to GM’s core automotive and other businesses.

     Alternatives to the Transactions

      Before determining to proceed with the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, General Motors and Hughes carefully considered several strategic alternatives involving Hughes. In considering these strategic alternatives, General Motors and Hughes focused on the effect of such alternatives on the holders of each class of GM common stock, the effect of such alternatives on both classes of GM’s common stockholders, taken together, and the potential of such alternatives to maximize value for GM common stockholders.

      As a preliminary matter, General Motors determined that any strategic transaction involving Hughes could result in a level of corporate and stockholder tax so significant that it would make the transaction uneconomic unless it were accomplished on a tax-free basis. Accordingly, General Motors determined that any potential strategic transactions involving Hughes should be structured to be tax-free for U.S. federal income tax purposes to General Motors and its stockholders. Accordingly, GM is currently seeking a ruling from the IRS regarding the tax-free status of the Hughes split-off and the receipt of that ruling is a condition to the completion of the Transactions. For more information, see “—Material U.S. Federal Income Tax Considerations Relating to the Transactions” below.

      In addition, General Motors considered the impacts of a potential transaction if it were structured in a manner that would result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances in accordance with the provisions of the GM restated certificate of incorporation. GM considered the substantial dilution that would likely reduce the value of the GM $1 2/3 par value common stock as well as the substantial change that would result in the form and nature of the investment of GM Class H common stockholders, who under such provisions would have their “tracking stock” investment in the Hughes business replaced with GM $1 2/3 par value common stock representing a more conventional investment in all of GM’s operations. General Motors believed that most GM Class H common stockholders had purchased their stock in order to make an investment based on the businesses of Hughes rather than an investment based on all of GM’s businesses, and considered that the frustration of that investment objective that would result from a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock would likely result in substantial adverse trading activity that would exacerbate the anticipated adverse effect on the trading value of the stock to the detriment of both classes of investors. Accordingly, and in light of the substantial benefits that the contemplated strategic transactions would be expected to have for the holders of both classes of GM common stock, General Motors determined that it would be in the best interests of all of GM’s common stockholders to structure the contemplated strategic transactions involving Hughes so as not to result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock. Accordingly, the proposed amendment of the GM restated certificate of incorporation will, among other things, expressly provide that the Transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock. For more information, see “—Description of the Transactions— The GM/ Hughes Separation Transactions— Hughes Split-Off— No Pro Rata Distribution of the Hughes Dividend Distribution; No 120% Recapitalization of GM Class H Common Stock into GM $1 2/3 Par Value Common Stock” and “—Amendments to the GM Restated Certificate of Incorporation.”

      General Motors and Hughes determined that, in order to address the strategic challenges facing Hughes and its businesses, to facilitate its planned strategic growth initiatives and to preserve and enhance stockholder value for GM common stockholders, General Motors and Hughes should pursue a transaction which would separate Hughes from General Motors and position it to engage in a business combination with another company in the telecommunications industry. In reaching that determination, General Motors and Hughes considered the following principal alternatives to such a transaction:

•	continuation of the existing business strategy by maintaining Hughes as a wholly owned subsidiary of General Motors, while maintaining the GM Class H common stock as a “tracking stock” of GM reflecting the financial performance of Hughes;

•	an initial public offering, spin-off or split-off of a portion or various portions of the Hughes business, such as its DIRECTV business, either with or without a pre-arranged business combination; and

•	a separation of Hughes from General Motors in the absence of a pre-arranged strategic combination, together with a significant investment by a strategic investor or additional debt financing.

      After careful consideration, General Motors and Hughes determined that maintaining Hughes’ current status as a wholly owned subsidiary of General Motors would limit Hughes’ ability to achieve its strategic objectives and risk degrading its competitive position, particularly in view of the increasing consolidation within the industry. In addition, as described further at “—GM’s Reasons for the Transactions” above, maintaining Hughes as General Motors’ wholly owned subsidiary was expected to have adverse effects on GM’s credit rating and financial position. Further, General Motors and Hughes anticipated that the market reaction to the announcement of maintaining Hughes’ current status would be negative in view of the strategic challenges currently facing Hughes.

      General Motors and Hughes evaluated the possibility that a substantial portion of the Hughes business, such as its DIRECTV business, might be divested on more attractive terms as part of a strategic business combination with another company. If a portion of the Hughes business were separated from General Motors, the remaining Hughes business could either be retained by General Motors or disposed of through a spin-off or split-off or similar transaction, an initial public offering or a sale to a strategic partner, or some combination of several of these transactions. After giving careful consideration to a variety of potential alternative transaction structures, both General Motors and Hughes realized that the separation of a portion of the Hughes business might be inconsistent with Hughes’ overall strategic objectives and would result in a loss of the various synergies currently enjoyed by the various Hughes businesses. If GM Class H common stock were to remain in existence as a “tracking stock” of GM and continue to reflect the financial performance of the retained Hughes business, this option could also give rise to complex issues relating to the valuation of the DIRECTV and other Hughes assets. Moreover, under any scenario involving the separation of a portion of the Hughes business, General Motors and Hughes expected that General Motors would receive less liquidity in respect of its retained economic interest in Hughes, and while the retained business could potentially represent a source of growth and value in the future, the financing needs of the retained business would likely exert unfavorable pressure on the financial position of General Motors in the near term. In addition, General Motors and Hughes were advised that any structure involving a separation of a portion or portions of the Hughes business would likely be less tax efficient.

      A separation of Hughes from GM in the absence of a pre-arranged business combination could better position Hughes to obtain financing for Hughes’ near-term operations through an investment by a strategic investor or the incurrence of additional debt. In addition, this alternative would allow General Motors to focus its board of directors, management, staff time and other resources on GM’s core automotive and other businesses. However, General Motors and Hughes determined that a separation of Hughes in the absence of a pre-arranged business combination would be unlikely to provide the financial resources to permit Hughes to expand its business and provide GM with the liquidity it desired in respect of its retained economic interest in Hughes. Further, because of the time required in order to implement the separation of Hughes from General Motors, there was a significant risk that the parties suitable to combine with the free-standing Hughes would undertake to pursue other strategic transactions while General Motors and Hughes implemented the separation of Hughes from General Motors and, as a result, be unwilling or unable to enter into a strategic transaction with Hughes after such time as it became a free-standing entity.

      Coupling the Hughes split-off pursuant to the GM/ Hughes separation transactions with the Hughes/ EchoStar merger offered the same benefits as a separation in the absence of a pre-arranged business combination but also enhanced the likelihood that Hughes could meet its strategic objectives by providing Hughes with greater opportunities and financial resources to expand its business than might otherwise be possible if Hughes were separated from GM in the absence of a pre-arranged business combination. In addition, General Motors and Hughes believed that the Hughes split-off combined with the Hughes/ EchoStar merger would enable the combined company to achieve significant business synergies for its benefit and the benefit of its stockholders and customers.

      After carefully considering each of the alternatives described above, General Motors and Hughes made the judgment that the Transactions, taken as a whole, offered the best solution to the strategic challenges and business objectives of General Motors and Hughes as described further above at “—GM’s Reasons for the Transactions.”

     GM’s Development of the Transactions

      The proposed GM/ Hughes separation transactions and the Hughes/ EchoStar merger arise from the long-standing desire of both General Motors and Hughes to expand the business of Hughes while enhancing the value of the Hughes business to General Motors and its stockholders.

      From time to time, General Motors and Hughes have reviewed Hughes’ business strategy and engaged in discussions with industry participants about possible business combinations or other strategic transactions involving Hughes. As part of these efforts, Hughes and EchoStar engaged in preliminary discussions regarding the possibility of pursuing a strategic transaction between the two companies. However, those discussions did not result in any workable arrangements for both Hughes and EchoStar that warranted further exploration.

      Beginning in mid-2000, following the completion in July of the restructuring of GM’s retained economic interest in Hughes pursuant to an exchange offer of newly issued shares of GM Class H common stock for then outstanding shares of GM $1 2/3 par value common stock and the contributions by GM of newly issued shares of GM Class H common stock to certain of its employee benefit plans, General Motors and Hughes management and their respective financial, legal, tax, accounting and other advisors initiated an intensive assessment of the strategic objectives of Hughes and the financial, legal, tax, accounting and other issues relating to Hughes’ strategic position and alternatives. Consistent with this approach, Hughes completed the sale of its satellite manufacturing operations to Boeing in October 2000, thereby concentrating its activities on the multi-channel video programming distribution marketplace and related telecommunications businesses.

      In connection with this review, General Motors and Hughes analyzed and compared the benefits of a strategic combination involving Hughes and another company in the telecommunications industry with significant distribution and/or content production capabilities to other strategic alternatives, including expanding the business of Hughes under continued GM ownership while addressing the financing needs of the Hughes businesses and of GM’s other businesses and maximizing stockholder value. General Motors and Hughes carefully considered several strategic alternatives which are discussed in greater detail at “—Alternatives to the Transactions” above. However, for the reasons described at “—Alternatives to the Transactions” above, General Motors and Hughes over time determined that pursuing a combination of Hughes’ business with another company in the telecommunications industry represented the best alternative for achieving their objectives.

      In conjunction with the ongoing assessment of the alternatives available to Hughes, in the fall of 2000 Hughes met on a preliminary basis with telecommunications companies in an effort to assess their potential interest in a business combination involving Hughes. While most of these companies expressed some degree of interest in pursuing discussions about a possible alliance with Hughes, the scope and terms of alliance in which they were interested varied largely from one company to another. Based on their preliminary indications of interest, a handful of parties, including EchoStar and Sky Global Networks (a subsidiary of The News Corporation Limited), appeared ready to explore a potential merger transaction with Hughes following its separation from General Motors. Other companies preliminarily indicated interest in making a minority equity investment in Hughes following a separation of Hughes from General Motors. A few of the companies approached by Hughes indicated preliminary interest in acquiring only Hughes’ interest in PanAmSat. Each of these options was considered by management of GM and Hughes in view of the strategic objectives discussed above and at “—GM’s Reasons for the Transactions.”

      After considering the preliminary indications of interest, General Motors and Hughes determined to postpone discussions with parties only interested in minority investments until a later stage due to the fact that several of them expressed a further interest in participating as a minority investor in a transaction involving a combination of Hughes’ business with that of another industry participant. In addition, as a result of their assessment of the relative merits of the strategic alternatives available with respect to Hughes, General Motors and Hughes decided to focus principally on a transaction involving all of Hughes and decided that potential discussions with buyers interested only in Hughes’ interest in PanAmSat would be handled as a separate process.

      Over time, several of the parties indicated that they had no interest in pursuing further discussions regarding a strategic transaction involving Hughes. As a result, by late fall of 2000, General Motors and Hughes were engaged in serious discussions about a merger with only a few potential strategic partners, including Sky Global Networks. While EchoStar was also considered a potential strategic partner, at this point in time General Motors and Hughes had reservations regarding the extent to which EchoStar and Hughes would have difficulty in obtaining the regulatory clearance that would be needed for a merger of Hughes and EchoStar. In particular, EchoStar had commenced in February 2000 a lawsuit against Hughes (and other parties) alleging antitrust violations by Hughes, premised in part on satellite television representing a separate competitive market (or a separate submarket of the multi-channel video distribution market). Although General Motors and Hughes considered these allegations to be without merit, they were concerned that obtaining regulatory clearance for a merger of Hughes and EchoStar might be more difficult, regardless of the parties’ true competitive environment, if EchoStar were to continue to maintain the view of the competitive marketplace that it had presented in this lawsuit. Accordingly, at that point in time EchoStar was not considered the most promising candidate with which Hughes could negotiate and consummate a business combination and, based on the indication of interest EchoStar had expressed, only preliminary discussions with it were pursued.

      As the process of pursuing a strategic transaction involving Hughes continued, GM and Hughes management, with the assistance of their respective advisors, continued to evaluate the financial, legal, tax and accounting issues that would be presented in connection with such a transaction, and the Hughes board of directors, GM capital stock committee and GM board of directors similarly considered these matters in progressively greater detail. In this regard, the key meetings of the Hughes board of directors, GM capital stock committee and GM board of directors are described below. In connection with these and other meetings, certain members of the GM board of directors, including George M.C. Fisher, Nobuyuki Idei and Lloyd D. Ward, recused themselves from the discussions regarding potential transactions due to potential conflicts of interest resulting from their positions with other parties involved or potentially involved in discussions or negotiations with Hughes. Each of the meetings described below was attended by internal counsel of GM and/or Hughes and, in many cases, by outside counsel representing GM and Hughes in connection with the potential transactions.

      December 5, 2000 General Motors Board Meeting. At the December 5, 2000 meeting of the GM board of directors, GM management presented a report, prepared by Mr. Eric A. Feldstein, Vice President and Treasurer of GM, which reviewed the status of the discussions that had been held relating to a Hughes strategic transaction and GM management’s preliminary evaluation of the benefits that could be obtained from any transaction with the various potential parties. In addition, at this meeting, GM management and outside legal counsel presented a report outlining a process for oversight by the Hughes and GM boards of directors of the development of a specific transaction that would address substantive and procedural fairness considerations between the two classes of GM common stock that were likely to arise in the development of such a transaction. Ms. Roxanne S. Austin, then Corporate Senior Vice President and Chief Financial Officer of Hughes, also presented a report on the Hughes business plan. This meeting followed a meeting of the Hughes board of directors on November 29, 2000 which had reviewed the same subjects and had endorsed Hughes pursuing further the strategic opportunities reported to be available to it.

      Following discussion of these matters, the GM board of directors authorized and directed GM and Hughes management to explore and develop jointly the terms of possible specific transactions involving Hughes and the retention of independent investment banking firms separately by General Motors and Hughes to assist in these efforts. Also as part of this effort, and consistent with established governance policies of GM and Hughes, the Hughes board of directors was to review and to make recommendations to the GM board of directors with regard to any such transaction that might be proposed by management. The GM board of directors further delegated to the GM capital stock committee the responsibility to oversee the activities to be undertaken by management of General Motors and of Hughes in developing the terms of a possible transaction involving Hughes and the responsibility to review and make recommendations to the GM board with regard to any such transaction that might be proposed by Hughes or GM management, including the fairness to the holders of both classes of GM common stock of the process for determining the terms of a transaction, any conditions to approval or completion of such a transaction that should be imposed in order to protect the interests of the holders of either class of GM common stock and the fairness to the holders of each such class of stock of any transaction proposed. Also, the GM board of directors directed GM and Hughes management and the appropriate financial, legal, tax, accounting and other advisors to General Motors and Hughes to carry out their responsibilities with respect to the potential transactions in accordance with the purposes and within the framework of the above-described process. As part of the GM capital stock committee’s oversight activities, outside counsel to the GM capital stock committee briefed GM capital stock committee members on a regular basis on the status of the discussions and the development of transaction terms and participated in the reports given at all of the meetings referred to below.

      By February 2001, two potential strategic partners for Hughes had emerged from its discussions about a strategic transaction, one of which was Sky Global Networks. During this period, representatives of Sky Global Networks and its parent company, The News Corporation, met with representatives of General Motors and Hughes and developed parameters for a potential splitoff of Hughes and subsequent merger of Hughes and Sky Global Networks. Preliminary discussions with the other potential strategic partner were also pursued but by the end of this period these discussions terminated because the parties were unable to reach a common understanding on fundamental terms for a transaction.

      In March of 2001, General Motors and Hughes suspended their discussions with Sky Global Networks and The News Corporation in order to assess the negative reaction expressed by some GM Class H common stockholders following public speculation regarding a possible Hughes/ Sky Global Networks transaction, as well as reservations about the benefits of a transaction with Sky Global Networks to General Motors and Hughes expressed by Hughes senior management. General Motors and Hughes began to reconsider transactions not involving a combination with a strategic partner, including separation transactions involving stand-alone strategic investments in Hughes or debt financing at a higher level of leverage than that customarily used by Hughes in its business. Hughes also re-engaged in discussions with EchoStar to explore whether a business combination between Hughes and EchoStar was feasible. Various structures for such a transaction were considered at this time and General Motors’ and Hughes’ reservations relating to the pending EchoStar lawsuit were discussed.

      In April of 2001, Sky Global Networks and The News Corporation proposed economic terms for a strategic combination of Hughes and Sky Global Networks that were more attractive to General Motors and Hughes than the terms previously proposed by these companies. As a result, discussions began again regarding a possible transaction involving Hughes and Sky Global Networks. To facilitate further discussions, in mid-

April 2001, General Motors and Hughes developed and presented to Sky Global Networks an outline of acceptable parameters for a split-off of Hughes and combination of Hughes and Sky Global Networks, including mechanisms for providing adequate liquidity to General Motors in the context of a separation of Hughes from GM. In response to the outline, Sky Global Networks and The News Corporation presented specific proposed transaction terms at a meeting of senior executives of The News Corporation with GM and Hughes senior executives and their financial and legal advisors.

      From time to time during February, March and April, 2001, the GM capital stock committee, the Hughes board of directors and the GM board of directors received information and updates regarding the status of the discussions. For example, at the February 6, 2001 and March 5, 2001 meetings of the GM board of directors, Mr. John M. Devine, Vice Chairman and Chief Financial Officer of GM, presented status reports and answered questions relating to the discussions with various parties regarding the possibility of a strategic transaction involving Hughes. Also, at the March 6, 2001 special meeting of the Hughes board of directors, Mr. Michael T. Smith presented a report regarding these matters. Other updates were provided to the Hughes board of directors at its March 27, 2001 and April 30, 2001 meetings.

      At its March 23, 2001 meeting, the GM capital stock committee accepted the determination of Mr. John F. Smith, Jr., Chairman of the Board of Directors of General Motors, that, in view of the family relationship between him and Mr. Michael T. Smith, then Chairman of the Board of Directors and Chief Executive Officer of Hughes, Mr. John F. Smith, Jr. should recuse himself from participation as a member of General Motors management and of the General Motors and Hughes boards of directors in consideration of a potential strategic transaction involving Hughes. It was determined that Mr. G. Richard Wagoner, Jr., President and Chief Executive Officer of GM, would participate directly in coordinating the development by GM and Hughes management of a strategic transaction relating to Hughes and would report to the committee on a periodic basis on the matter. Mr. John F. Smith, Jr. subsequently played no role in General Motors’ consideration of a potential strategic transaction involving Hughes, and did not participate in the meetings of the Hughes board of directors, the GM capital stock committee and the General Motors board of directors discussed below, until October 2001, roughly two months after Mr. Michael Smith’s retirement from Hughes (as discussed below). Also at its March 23, 2001 meeting the GM capital stock committee reviewed the issues that might arise in developing a strategic transaction involving Hughes as to which the interests of GM’s two classes of common stockholders might diverge and the processes that should be followed by GM and Hughes to assure fair consideration of the interests of both classes of common stockholders.

      April 30, 2001 Hughes Board Meeting. At the April 30, 2001 meeting of the Hughes board of directors, after discussion of the proposal made by Sky Global Networks and The News Corporation and an update by Hughes management regarding other alternatives for a strategic transaction involving Hughes, the Hughes board of directors recommended that Hughes management, working together with GM management, focus principally on the proposal made by Sky Global Networks and The News Corporation. The Hughes board of directors, however, did not believe that further negotiations with Sky Global Networks and The News Corporation should be conducted on an exclusive basis, and directed that the process remain open to proposals from other parties.

      May 1, 2001 General Motors Board Meeting. At the May 1, 2001 meeting of the GM board of directors, GM and Hughes management updated the GM board of directors regarding the status of the discussions relating to a possible transaction involving Hughes and the transaction proposal made by Sky Global Networks and The News Corporation. The GM board of directors also reviewed and considered the results of the Hughes board meeting on the prior day. Mr. Wagoner led a discussion of these matters and answered questions, with input from Ms. Austin, Mr. Warren G. Andersen, Assistant General Counsel of GM, Mr. Feldstein, Mr. Eddy W. Hartenstein, Corporate Senior Executive Vice President of Hughes, and Mr. Joseph A. Walker, Senior Advisor to GM.

      Following discussion of these matters, GM and Hughes management recommended to the GM board of directors that General Motors and Hughes take further steps to pursue, on a non-exclusive basis, the possibility of a transaction involving a split-off of Hughes and subsequent merger of Hughes and Sky Global Networks based upon the proposal made by Sky Global Networks and The News Corporation. Based on,

among other things, the assessment that a combination of Sky Global Networks and Hughes would create a strong global media group, involving content, distribution and emerging technology capabilities and meaningful operating synergies, and that the combination would provide both the capital necessary to finance ongoing Hughes business strategies and adequate liquidity to General Motors in the context of a separation of Hughes from GM, the GM board of directors approved this recommendation of management. The GM board of directors authorized representatives of General Motors and of Hughes to engage in further discussions and negotiations with Sky Global Networks and The News Corporation with the goal of seeing if definitive agreements could be reached based on their proposal. This decision to proceed with the negotiation of definitive documentation for a Hughes/ Sky Global Networks business combination was subject to the resolution of certain issues and concerns raised by management with respect to the proposal made by Sky Global Networks and The News Corporation. Immediately following the May 1, 2001 meeting of the GM board of directors, General Motors issued a press release describing the actions taken at the meeting with respect to the further pursuit of discussions and negotiations with Sky Global Networks and The News Corporation.

      On May 14, 2001, General Motors received a letter from EchoStar’s Chairman and Chief Executive Officer, Charles W. Ergen, indicating EchoStar’s desire to pursue a transaction involving the combination of Hughes with EchoStar. This letter was followed on May 17, 2001 by a formal proposal by EchoStar relating to a split-off of Hughes from General Motors and subsequent merger of Hughes and EchoStar involving a cash distribution by Hughes to GM in connection with the split-off and a stock-for-stock exchange in the merger.

      During the second half of May and June 2001, General Motors and Hughes management evaluated this EchoStar proposal and met with representatives of EchoStar to further develop and refine their understanding of the proposal. In these discussions, EchoStar proposed that the parties consider agreeing to a joint operating agreement under which they would share satellite capacity in the event that a merger of their operations was not permitted. This alternative was analyzed and rejected by the parties as impractical due to a number of issues, including the need to agree on compatible technologies, the possible competitive disadvantages that conversion to compatibility could cause one or both parties during the conversion process, the difficulties of placing the most important assets of their respective businesses under joint control, concerns about investing in new technologies without long-term unitary control of the fruits of the investment and resolving the problems that could occur upon termination of any joint operating arrangement. In late June, General Motors and Hughes concluded that, despite the significant synergies and value expected to be created by a merger of Hughes and EchoStar, a transaction with EchoStar on the terms presented was not as attractive an alternative as the transaction then being proposed by Sky Global Networks and The News Corporation. This judgment was based primarily on the determination that the economic terms then proposed by EchoStar were less desirable to General Motors, Hughes and their stockholders, the belief that the transaction proposed with Sky Global Networks had a greater certainty of completion and continuing concerns regarding the regulatory issues involved in a transaction with EchoStar. On July 9, 2001, General Motors and Hughes expressed their concerns to EchoStar in a written response to the EchoStar proposal.

      From May through July 2001, General Motors and Hughes, with the assistance of their respective financial, legal, tax, accounting and other advisors, continued their discussions with Sky Global Networks and The News Corporation and their advisors regarding the possibility of a combination of Hughes and Sky Global Networks following a separation of Hughes from GM. During this period of May through July 2001, GM and Hughes management provided periodic updates and information to the GM capital stock committee, the Hughes board of directors and the GM board of directors regarding the status of potential transactions involving the combination of Hughes with Sky Global Networks or EchoStar. In particular, at the May 21, 2001 and May 31, 2001 meetings of the Hughes board of directors and the June 25, 2001 and July 5, 2001 joint meetings of the Hughes board of directors and the GM capital stock committee, Hughes and GM management provided reports regarding the status of these discussions. On May 25, 2001, Mr. Michael T. Smith retired as Chairman and Chief Executive Officer of Hughes. Mr. Harry J. Pearce was elected as the new Chairman of Hughes, and Mr. Jack A. Shaw was appointed as the new Chief Executive Officer of Hughes. In addition, at the June 5, 2001 meeting of the GM board of directors, Mr. Devine, Mr. Feldstein and Mr. Shaw reported to the GM board of directors regarding the status of these discussions.

      EchoStar Public Proposal. On August 5, 2001, EchoStar publicly disclosed a proposal to merge Hughes into EchoStar in an all-stock transaction. A letter from EchoStar outlining the proposal was sent to the GM board of directors and simultaneously publicly released. The terms of the proposed merger included the distribution of 0.75 shares of EchoStar common stock in exchange for each share of GM Class H common stock. The proposal was reviewed at an August 7, 2001 meeting of the General Motors board of directors. General Motors and Hughes determined that the terms of the transaction, as then proposed by EchoStar, did not address certain of the key objectives of GM and Hughes with respect to such a transaction, including the lack of a cash component for GM in respect of its retained economic interest in Hughes, assurance of a tax-free transaction for GM and its stockholders and a means for protecting the interests of General Motors and Hughes in the event that a merger of Hughes and EchoStar could not be consummated due to regulatory difficulties. As such, GM and Hughes determined that the terms as then proposed by EchoStar were, considered as a whole, inferior to the terms previously proposed by EchoStar. However, due to the significant potential synergies and value expected to be created by a merger of Hughes and EchoStar, General Motors and Hughes determined to continue discussions with EchoStar regarding the possibility of a combination of Hughes and EchoStar, in parallel with the ongoing discussions relating to a combination of Hughes with Sky Global Networks. In these continuing discussions, General Motors, Hughes and EchoStar discussed alternative deal structures and explored additional means of adequately protecting General Motors and Hughes in the event that regulatory clearance for a merger of Hughes and EchoStar could not be obtained.

      On August 19, 2001, EchoStar proposed to General Motors and Hughes two alternative transaction structures designed to address some of the concerns previously expressed by GM and Hughes. The first alternative was structured as a single-step combination of Hughes’ business with EchoStar’s and consisted of a reduction of $6.7 billion of GM’s retained economic interest in Hughes in exchange for $5.0 billion of cash and a $1.7 billion promissory note to be followed by a separation of Hughes from General Motors and a merger of Hughes into EchoStar in which 0.75 shares of EchoStar common stock would be exchanged for each share of GM Class H common stock. The second alternative was structured as a two-step combination of Hughes’ business with EchoStar’s and was designed to provide funding for the Hughes business in the near term, before regulatory clearance could be achieved for a merger of Hughes and EchoStar. It consisted of the initial purchase by EchoStar of Hughes’ interest in PanAmSat for $3.7 billion of cash and $0.3 billion of EchoStar common stock and the subsequent merger of PanAmSat into EchoStar, providing the public holders of PanAmSat common stock with EchoStar common stock at the same valuation as EchoStar’s purchase of Hughes’ interest in PanAmSat. The second option also involved a reduction of GM’s retained economic interest in Hughes and a separation and merger transaction on the same terms as the first option, with these transactions being executed at a later time following the receipt of all applicable stockholder and regulatory approvals. Both options provided for a $600 million mutual break-up fee under certain circumstances in the event that certain regulatory clearances for the proposed transaction were not received.

      Throughout August, September and October 2001, while simultaneously continuing discussions with Sky Global Networks and The News Corporation, General Motors, Hughes and EchoStar, with assistance from their respective advisors, continued their discussions regarding the possibility of a strategic transaction along the lines EchoStar had proposed. Among the matters discussed were the availability of financing for the contemplated transactions and the regulatory issues that would be faced in obtaining clearance for a merger of Hughes and EchoStar. Analysis of the regulatory issues associated with a merger of EchoStar and Hughes continued. As part of this effort, Hughes and EchoStar exchanged information regarding recent developments and trends in their competitive environment, including the increase in competition each of Hughes and EchoStar were encountering from cable television companies and other competitors due to technological advancements and the growing implementation by cable companies of newer technology in 2001, including the growth of digital cable. This significant evolution and expansion of competition in the market for multi-channel voice distribution and the fact that a merger between Hughes and EchoStar would increase competition in that market caused EchoStar to agree in these discussions that it was prepared to withdraw its suit. These developments lessened the concerns of General Motors and Hughes regarding the regulatory issues that might be involved in a transaction between EchoStar and Hughes.

      During this time, GM and Hughes management provided periodic updates to the GM capital stock committee, the Hughes board of directors and the GM board of directors, including, among other things, information regarding the status of potential transactions involving Sky Global Networks and EchoStar. In these updates, GM and Hughes management reported on the status of the development of a possible transaction involving Hughes, including the status of discussions with Sky Global Networks and The News Corporation and the status of discussions with EchoStar, and described various open issues associated with each of the potential transactions.

      At the August 29, 2001 joint meeting of the Hughes board of directors and the GM capital stock committee, management of GM and Hughes reported on the EchoStar proposals and discussed potential regulatory issues associated with a combination of Hughes with EchoStar. At this meeting, Mr. Feldstein, Mr. Hartenstein and Mr. Walker provided an update regarding various aspects of the negotiations with both parties. On September 5, 2001, at another joint meeting of the Hughes board of directors and the GM capital stock committee, Mr. Feldstein and Mr. Walker presented an update on the status of discussions with both Sky Global Networks and The News Corporation and EchoStar.

      At additional joint sessions of the Hughes board of directors and the GM capital stock committee on September 26 and September 28, 2001, Mr. Devine, Mr. Shaw, Mr. Feldstein and Mr. Walker provided further status reports regarding the negotiations relating to both potential transactions. In addition, concerns on the part of General Motors and Hughes with the financing arrangements available for an EchoStar transaction and with the antitrust issues that would be faced in completing a transaction were discussed. At the September 28, 2001 meeting, the Hughes board of directors and the GM capital stock committee, after a discussion of the merits and risks of both proposed transactions, authorized the management of General Motors and Hughes to proceed with final negotiations with Sky Global Networks and The News Corporation to resolve all of the open issues in connection with a transaction involving Hughes and Sky Global Networks, subject to board approval of the final terms and conditions. At the same time, the Hughes board of directors, with the endorsement of the GM capital stock committee, authorized Hughes management to continue discussions with EchoStar with a view towards providing EchoStar an opportunity to submit a final offer with respect to a transaction involving Hughes that would address the concerns which General Motors and Hughes had with EchoStar’s previous proposal. At the October 2, 2001 meeting of the GM board of directors, Mr. Devine and Mr. Walker provided an update on both potential transactions to the GM board of directors.

      October 17, 2001 General Motors Board Meeting. At the October 17, 2001 meeting of the GM board of directors, GM and Hughes management provided an update regarding the status of the development of a possible transaction involving Hughes, including the status of discussions with Sky Global Networks and The News Corporation and the status of discussions with EchoStar. Management of GM and Hughes presented a description of the proposed terms of each of the transactions, including the relative advantages and disadvantages of each such transaction, and identified the remaining open issues associated with each transaction. After discussion of these matters, the GM board of directors authorized management of GM and Hughes to continue negotiations with each of Sky Global Networks and The News Corporation and EchoStar. At this time, the GM board of directors determined to reconvene on October 19, 2001 for a further status update regarding these matters.

      Following the October 17, 2001 GM board of directors meeting, GM and Hughes, with the assistance of their respective financial, legal, tax, accounting and other advisors, continued to discuss with each of Sky Global Networks and The News Corporation and EchoStar and their respective advisors regarding the terms of, and definitive documentation relating to, a possible transaction involving a combination of Hughes with each of these companies following the separation of Hughes from GM pursuant to a split-off.

      October 19, 2001 General Motors Board Meeting. At the October 19, 2001 meeting of the GM board of directors, GM and Hughes management presented a further update regarding the status of the development of a possible transaction involving Hughes, including the status of discussions with Sky Global Networks and The News Corporation regarding a combination of Hughes with Sky Global Networks and the status of discussions with EchoStar regarding a combination of Hughes with EchoStar. Management of GM and Hughes described the proposed terms of each of the transactions, including the relative advantages and disadvantages of each such transaction, and identified the remaining open issues associated with each transaction. After discussion, the GM board of directors authorized management of GM and Hughes to continue negotiations with each of Sky Global Networks and The News Corporation and EchoStar, with a view towards resolving all remaining open issues as soon as practicable so that the GM board of directors could consider both transactions. The GM board of directors determined to reconvene on October 27, 2001 for this purpose.

      Following the October 19, 2001 GM board of directors meeting, GM and Hughes, with the assistance of their respective financial, legal, tax, accounting and other advisors, continued discussions and negotiations with Sky Global Networks and The News Corporation and with EchoStar, in each case with their respective advisors, regarding the terms of, and definitive documentation relating to, a possible transaction involving a combination of Hughes with each of these companies following the separation of Hughes from GM pursuant to a split-off.

      As a result of the negotiations during this period among GM, Hughes, Sky Global Networks and The News Corporation, the terms of a transaction involving the combination of Hughes with Sky Global Networks following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their boards of directors were agreed upon. At this time, Sky Global Networks and The News Corporation informed GM and Hughes of their determination to withdraw their proposal in the event that the proposed transaction involving Hughes and Sky Global Networks was not approved by the GM board of directors at its meeting scheduled for October 27, 2001.

      As a result of the negotiations during this period among GM, Hughes and EchoStar, the terms of a transaction involving the combination of Hughes with EchoStar following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their boards of directors were agreed upon. However, during the evening of October 26, 2001, discussions with EchoStar’s commercial banks regarding the terms of the financing commitments from one of EchoStar’s two commercial banks faltered and, as a result, it appeared that EchoStar would be unable at that time to obtain the commitments for the full amount of the financing required in order to complete the transaction that the parties had contemplated presenting to their boards of directors.

      October 27, 2001 Hughes Board, GM Capital Stock Committee and General Motors Board Meeting. On October 27, 2001, there was a joint meeting of the Hughes board of directors, the GM capital stock committee and the GM board of directors. All members of the Hughes board of directors were present at or participated by teleconference in the meeting and all except four members of the GM board of directors were present at or participated by teleconference in the meeting. The meeting was also attended by representatives of Kirkland & Ellis, legal counsel to GM, Weil, Gotshal & Manges LLP, legal counsel to Hughes, and Latham & Watkins, special counsel to the management and directors of Hughes, in connection with the proposed transactions.

      Mr. John F. Smith, Jr. opened the meeting by noting the long history of board activity in prior meetings in which it had reviewed potential strategic transactions involving Hughes and commenting on the necessity of the meeting for reaching a resolution regarding the ultimate structure of a transaction which would provide for the separation of Hughes from GM and its subsequent merger with either Sky Global Networks or EchoStar.

      Mr. Wagoner, Mr. Eckhard Pfeiffer, as Chairman of the GM capital stock committee, Mr. Pearce and Mr. Shaw added further introductory comments, and each of them commented briefly on the purposes of the meeting, and the interests of stockholders, employees, customers and the general public that were to be addressed by the potential transactions.

      Mr. Devine then discussed the immediate issues regarding a potential transaction involving Hughes. Mr. Devine explained that, after many months of negotiations, two alternative transactions regarding Hughes had been developed to a stage at which it was appropriate for the GM board of directors and the Hughes board of directors to consider a decision between them. Mr. Devine noted that the principal objective of any transaction involving Hughes was to enhance the value of Hughes and General Motors for the benefit of GM stockholders. Other important aspects included achieving increased liquidity for General Motors in the context of a separation of Hughes from General Motors and attaining reasonable certainty that the transaction, which was expected to take about a year to complete, would be completed. He noted that each of the potential transactions with Sky Global Networks and EchoStar would address the principal objective, albeit in different ways.

      Mr. Devine informed the directors that, while all elements of the potential transaction with Sky Global Networks had been negotiated and documented including committed financing arrangements, certain aspects of the EchoStar transaction relating to its financing had not been finalized. In particular, Mr. Devine noted that commitments for only half of the financing needed for a transaction between Hughes and EchoStar was then available, although EchoStar was confident it could obtain the necessary commitments in the near term. Mr. Devine also stated that GM’s and Hughes’ financial advisors expected that, in time, satisfactory financing for a transaction between Hughes and EchoStar could likely be arranged.

      Mr. Devine stated that representatives of Sky Global Networks and The News Corporation had informed him that its proposed transaction would not continue to be available unless it was approved at that meeting. Accordingly, both potential transactions as they then existed were being presented to the directors for their consideration.

      Mr. Devine noted that briefing materials describing the two alternative potential transactions had been distributed to the directors in advance of the meeting and confirmed that these materials had been received by all such directors. He added that negotiations regarding various terms, particularly the financing of the EchoStar transaction, had continued until a few hours before the commencement of the meeting and that the most recent developments would be discussed at the meeting.

      Mr. Walker then discussed the two alternative transactions involving Hughes. He provided, first, a summary of the potential transaction with Sky Global Networks, including the common structural aspects of the Sky Global Networks transaction and the EchoStar transaction. Both transactions essentially consisted of a split-off of Hughes from General Motors pursuant to a redemption of the outstanding GM Class H common stock in exchange for stock of the split-off company, immediately followed by a combination of the Hughes business with the other party by means of a merger. Generally speaking, the proposed terms of separation of Hughes from General Motors were similar in both transactions. It was noted that the transaction with Sky Global Networks involved certain strategic investors, including certain commercial arrangements between the combined company and these investors.

      Mr. Walker outlined the financing that would be involved in the Sky Global Networks transaction, the market and regulatory contingencies involved in the transaction and the stockholder approval requirements for the transaction. During this presentation, legal counsel commented on the tax aspects of the potential transaction with Sky Global Networks, including the rulings that would be sought from the Internal Revenue Service regarding the tax-free nature of the separation of Hughes from GM, receipt of which was a condition to closing of the transaction and noted that essentially the same requirements would apply to the EchoStar transaction.

      At the end of Mr. Walker’s discussion of the terms of the Sky Global Networks transaction, a discussion commenced regarding the financing available for that transaction in comparison with that available for the EchoStar transaction and related matters. This discussion led to a more general discussion of the relative advantages and disadvantages of the EchoStar transaction and the Sky Global Networks transaction. During this discussion, Mr. Devine reported that a letter had just been received from Mr. Ergen concerning potential revisions to the financing terms for the proposed EchoStar transaction. A discussion of how to respond to this development ensued, after which there was a brief recess of the meeting in order to facilitate review and consideration among management of GM and Hughes and their respective financial and legal advisors concerning Mr. Ergen’s letter, including possible discussions with EchoStar and its investment bankers.

      When the meeting reconvened, Mr. Devine reviewed further the content of the letter from Mr. Ergen, copies of which were made available to the persons present at the meeting, and certain additional telephone discussions with representatives of EchoStar and its investment bankers held during the recess. The letter emphasized the high degree of confidence which EchoStar and its financial advisors had that committed financing needed for their proposed transaction could be obtained within a short period and contained an offer from Mr. Ergen to satisfy any potential concerns of GM and Hughes regarding EchoStar’s ability to obtain financing commitments for the transaction by pledging a significant amount of Mr. Ergen’s personal stake in the common stock of EchoStar to demonstrate his confidence that the needed financing commitments would be attained. The letter and the alternatives available to GM and Hughes in light of Mr. Ergen’s offer were commented on by various directors, Mr. Devine, Mr. Walker and by the representatives of the financial advisors to GM and Hughes and the legal counsel to GM and Hughes.

      After this discussion, Mr Walker reviewed the transaction terms that had developed through the most recent negotiations with EchoStar and its potential lenders, which had continued until a few hours before the meeting commenced. He explained the concerns of GM and Hughes with respect to the financing of the EchoStar transaction, which EchoStar and its financial advisors and potential lenders had not at the point those negotiations had ended been able to satisfactorily address.

      Mr. Walker then reviewed the conditions to consummation of the alternative transactions. Legal counsel commented on the antitrust reviews to which the transactions would be subject, assessed the antitrust analysis of the transactions and compared the analysis of the EchoStar transaction to the analysis of the Sky Global Networks transaction. A discussion followed of the arrangements that had been negotiated with EchoStar in the event that antitrust clearance for a merger between Hughes and EchoStar was not achieved, including EchoStar’s purchase of Hughes’ interest in PanAmSat and payment of a significant termination fee to Hughes under certain circumstances. The consequences for Hughes’ competitive position of such a development were also discussed. Mr. Walker then discussed the comparative merits (including potential synergies), risks and opportunities associated with each of the alternative transactions. The risks and benefits from the perspective of both the GM Class H common stockholders and the GM $1 2/3 par value common stockholders were discussed. The two alternative transactions were also compared to the prospect of a Hughes stand-alone strategy. Also discussed were the actions that EchoStar might take if Hughes and GM pursued a transaction with Sky Global Networks and the actions that Sky Global Networks and The News Corporation might take if Hughes and GM pursued a transaction with EchoStar. Members of Hughes management and others present commented on these matters in the course of these presentations and numerous questions about the matters presented were asked by the directors and answered.

      Representatives of Merrill Lynch, together with representatives of Bear Stearns, and representatives of Credit Suisse First Boston, together with representatives of Goldman Sachs, made presentations at this time with respect to the proposed transaction involving Sky Global Networks. During the presentations, questions from the directors were asked and answered. Counsel to the independent directors then reviewed the fiduciary duties of the directors of GM and Hughes in relation to the potential transactions under consideration. The long history of deliberation by the GM board of directors, the GM capital stock committee and the Hughes board of directors regarding a strategic transaction involving Hughes was reviewed, as was the information which had been delivered to the directors concerning the subject over the period of such deliberation and the role played by the directors in overseeing management’s development of the transactions now being considered by the directors. The detailed information that had been provided to the directors in preparation for the meeting was also noted. Finally, the process for consideration of the proposed transactions by the Hughes board of directors, the GM capital stock committee and the GM board of directors that was being undertaken at the meeting was reviewed and counsel provided advice on the proper discharge of the directors’ role relating to the potential transactions.

      At this time, management of Hughes and GM were asked to discuss their views concerning the relative merits of the alternative proposals of Sky Global Networks and EchoStar. A discussion of the relative terms, risks and benefits of the alternative transactions then ensued among management and the directors, as well as the financial and legal advisors present at the meeting. The meeting then briefly recessed.

      After the recess, Mr. Wagoner outlined the conclusions of GM senior management regarding the alternatives facing the directors. Mr. Wagoner expressed the view that, although resolution of significant antitrust issues would apparently be necessary in order to complete the potential EchoStar transaction, the assessment of the risks that would be involved in doing so and of the other risks to successful completion of the EchoStar transaction was not out of line with the assessment of the overall risks to successful completion of the Sky Global Networks transaction. In contrast, he noted the consensus judgment which had emerged in the discussions during the meeting to the effect that the financial terms of the EchoStar transaction were more favorable than those of the Sky Global Networks transaction and that the synergies and upside potential for all GM stockholders would be greater if GM and Hughes were able to complete the EchoStar transaction than would be the case if the Sky Global Networks transaction were completed.

      Mr. Wagoner concluded that, given the recent proposal from Mr. Ergen, further effort to achieve a final agreement on a potential EchoStar transaction was warranted and he then proposed that the meeting be recessed until October 28, 2001 with directions to the GM and Hughes teams working on the matter to negotiate with the EchoStar team in order to develop definitive agreements which could form a basis for management and the financial advisors to GM and Hughes recommending to the directors that a transaction with EchoStar be authorized. The risk that the Sky Global Networks transaction would no longer be available if GM and Hughes proceeded in this manner was noted. Mr. Wagoner’s proposal was discussed by the directors and accepted by all members of the GM board of directors and the Hughes board of directors present and the meeting was recessed until the afternoon of October 28, 2001.

      Following the recess of the GM board of directors meeting on October 27, 2000, Sky Global Networks and The News Corporation publicly announced the withdrawal of their proposal to enter into a strategic transaction involving Hughes.

      Also following the recess of the meeting, GM and Hughes management, with the assistance of their respective financial, legal, tax, accounting and other advisors, finalized the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger with EchoStar’s management and its advisors, resolved all outstanding issues, including the terms of an interim GM financing commitment to be secured by the EchoStar stock beneficially held by Mr. Ergen, and finalized all terms of the definitive agreements relating to these transactions.

      October 28, 2001 Hughes Board Meeting. On October 28, 2001, the Hughes board of directors met, in a continuation of the joint session with the GM board of directors and the GM capital stock committee that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. All members of the Hughes board of directors were present at or participated by teleconference in the meeting. The presentations made and other matters discussed at this meeting are described below as part of the description of the October 28, 2001 meeting of the GM board of directors, which was held concurrently.

      In connection with this meeting, the Hughes board of directors received a joint presentation from representatives of Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the proposed transactions, and oral opinions, later confirmed in writing, from each of them. These opinions were to the effect that, based upon and subject to the matters described in the opinions and based upon such other matters as such financial advisors considered relevant, as of the date of that opinion and based upon market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair from a financial point of view to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including General Motors, the holders of GM $1 2/3 par value common stock and the holders of GM Class H common stock, as applicable. The fairness opinions from the Hughes financial advisors were also addressed to the GM board of directors. For more information about the fairness opinions received from the Hughes financial advisors, see “—Fairness Opinions of Hughes’ Financial Advisors.”

      After receiving the recommendations of Hughes management and considering the other presentations made and information delivered at the meeting, as further described below, and the information and advice previously provided to and the previous deliberations of the Hughes board of directors, the Hughes board of directors unanimously approved all elements of the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and related transactions requiring its approval and recommended to the GM board of directors that it approve the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions.

      October 28, 2001 GM Capital Stock Committee Meeting. On October 28, 2001, the GM capital stock committee met, in a continuation of a joint session with the GM board of directors and the Hughes board of directors that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions. All members of the committee were in attendance at this meeting.

      The GM capital stock committee reviewed and considered the matters discussed at the meeting, as discussed above and below, and the recommendation of GM and Hughes management and the Hughes board of directors that the GM board of directors approve the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions as proposed. After considering the presentations made and information delivered at the meeting and the information and advice previously provided to and reviewed by the committee and its prior deliberations, the committee unanimously concluded that the GM/ Hughes separation transactions and Hughes/ EchoStar merger and related transactions, on the terms and conditions presented, were as of such date in the best interests of GM and its common stockholders and fair to each class of GM common stockholders and recommended to the GM board of directors the approval and authorization of the transactions.

      October 28, 2001 General Motors Board Meeting. On October 28, 2001, the GM board of directors met, in a continuation of a joint session with the GM capital stock committee and Hughes board of directors that had been convened on October 27, 2001, to discuss and consider the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions. All except three members of the GM board of directors were present at or participated by teleconference in the meeting.

      At the October 28, 2001 meeting, Mr. Feldstein provided a report of the developments since the meeting recessed. He noted the withdrawal by Sky Global Networks of its proposal and reported on the resolution which had been reached on each of the items that had remained open with EchoStar when the meeting had recessed. Referencing briefing material that had previously been sent to the directors, Mr. Feldstein explained that the financing issues identified in the previous day’s discussion had been addressed on an interim basis pursuant to an arrangement involving the pledge of $2.7625 billion of EchoStar Class B common stock beneficially held by Mr. Ergen. Under this arrangement, General Motors would agree to fund $2.7625 billion of the financing required for the transaction with EchoStar, with the expectation that its commitment would be replaced by alternative financing sources as soon as possible following announcement of the transaction. If such alternative financing were not obtained prior to the time when the transaction was to close, General Motors would provide the necessary financing and receive a promissory note collateralized with the stock of Mr. Ergen. Mr. Feldstein noted that all other aspects of the transaction were the same as previously presented to the directors.

      Mr. Michael Gaines, Vice President and Chief Financial Officer of Hughes, then provided a report on Hughes’ plan for funding its operations from October 28, 2001 through the anticipated closing date of a transaction between Hughes and EchoStar. Various questions were then asked and answered.

      At this time, Mr. Pfeiffer on behalf of the non-management directors asked senior management of both GM and Hughes to present their conclusions concerning the proposed transaction and the previously identified strategic objectives for a transaction involving Hughes. Mr. Shaw enthusiastically recommended that General Motors and Hughes enter into the proposed transaction with EchoStar. Mr. Wagoner, with similar enthusiasm, supported the proposed EchoStar transaction as the means of best enhancing stockholder value and the interests of GM and Hughes.

      The GM board of directors also received the joint presentation from representatives of Credit Suisse First Boston and Goldman Sachs, financial advisors to Hughes in connection with the proposed transactions, and oral opinions, later confirmed in writing, from each of them to the effect that, based upon and subject to the matters described in the opinions and based upon such other matters as such financial advisors considered relevant, as of the date of that opinion and based on market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair from a financial point of view to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including General Motors, the holders of GM $1 2/3 par value common stock and the holders of GM Class H common stock, as applicable. The fairness opinions from the Hughes financial advisors were also addressed to the Hughes board of directors. For more information about the fairness opinions received from the Hughes financial advisors, see “—Fairness Opinions of Hughes’ Financial Advisors.”

      In addition, the GM board of directors received presentations from representatives of Merrill Lynch and Bear Stearns, financial advisors to General Motors in connection with the proposed transactions, and oral opinions, later confirmed in writing, from each of them to the effect that, on the basis of and subject to the assumptions, conditions, limitations and other matters described therein, as of that date, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and the holders of the GM Class H common stock in the GM/ Hughes separation transactions was fair, from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and the holders of the GM Class H common stock as a class, respectively. For more information about the fairness opinions received from the GM financial advisors, see “—Fairness Opinions of GM’s Financial Advisors.”

      After receiving the recommendations of Hughes management, the Hughes board of directors, GM management and the GM capital stock committee and considering the other presentations made and information delivered at the meeting and the information and advice previously provided to and reviewed by the board of directors and its prior deliberations, the GM board of directors, by unanimous vote of the directors present, determined that the Transactions, including the execution of the implementation agreement and the amendments to GM’s restated certificate of incorporation in connection with the Transactions, were advisable, desirable and in the best interests of General Motors and its stockholders. In addition, the GM board of directors, by the same vote, determined that, as of October 28, 2001, the Transactions, on the terms and subject to the conditions presented, would be fair to the GM $1 2/3 par value common stockholders and the GM Class H common stockholders. On such date, the GM board of directors further determined, by the same vote, that, subject to its fiduciary duties under applicable law, the GM board of directors would recommend the GM/ Hughes separation transactions for approval by the GM common stockholders. Accordingly, the GM board of directors approved and authorized the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and related transactions.

      On October 28, 2001, General Motors, Hughes and EchoStar signed definitive agreements relating to the Transactions and jointly issued a press release announcing their agreement to enter into the Transactions.

      On November 1, 2001, the lawsuit filed by EchoStar against Hughes and certain other parties in February, 2000 was dismissed with prejudice. In addition, all counterclaims made by Hughes in connection with that lawsuit were dismissed with prejudice.

      On November 5, 2001, EchoStar succeeded in obtaining a commitment from an alternative financing source, Credit Suisse First Boston, for the $2.7625 billion financing commitment provided by General Motors in connection with the transactions. Accordingly, the GM interim financing commitment, and the related pledge of EchoStar stock by Mr. Ergen, were terminated.

      Further Discussions with EchoStar; Restatement of Transaction Agreements. From time to time after the execution of the definitive agreements with EchoStar on October 28, 2001, representatives of GM, Hughes and EchoStar, and their respective advisors, have engaged in discussions regarding various matters relating to the Transactions.

      On December 14, 2001, General Motors and Hughes provided their written consent to EchoStar’s execution of agreements relating to a $1.5 billion investment by Vivendi Universal in preferred stock of EchoStar and the issuance of $700 million of EchoStar DBS Senior Notes. For a description of the Vivendi Universal investment and the EchoStar DBS Senior Notes offering, see “— Description of the Transactions— Hughes/ EchoStar Merger Financings.” On December 14, 2001, General Motors, Hughes and EchoStar also amended several provisions of the implementation agreement and the Hughes/ EchoStar merger agreement to reflect certain of the terms of the investment by Vivendi Universal.

      At the time of the signing in October 2001, General Motors, Hughes and EchoStar had anticipated that certain modifications to the structure of the Transactions might become appropriate. As a result, the parties agreed to appropriately amend and restate certain of the transaction agreements upon the final determination of the nature and scope of such structural modifications. On                , 2002, the parties amended and restated the transaction agreements entered into at the signing to reflect, among other things, the creation of a holding company which would become the parent company of Hughes at the time of the Hughes split-off and Hughes/ EchoStar merger and the corporate entity into which EchoStar would be merged pursuant to the Hughes/ EchoStar merger.

      In addition, as contemplated by the terms of a letter agreement entered into by and among General Motors, certain employee benefit plans of General Motors, Mr. Ergen and EchoStar at the time of the signing in October 2001, the parties continued negotiations relating to the terms of registration rights agreements. For more information about these registration rights agreements, see “Shares Eligible For Future Sale.”

      Negotiations among GM, Hughes and EchoStar also continued with respect to the terms of the certificate of incorporation, bylaws and stockholders rights plan for New EchoStar. For more information about these arrangements, see “New EchoStar Capital Stock.”

Recommendations of the GM Capital Stock Committee, the GM Board of Directors and the Hughes Board of Directors; Fairness of the GM/ Hughes Separation Transactions and the Hughes/EchoStar Merger

      As described above, General Motors and Hughes considered the strategic challenges facing Hughes and reviewed and assessed various alternative structures for a transaction or series of transactions involving Hughes. See “—Alternatives to the Transactions” and “—GM’s Development of the Transactions” above.

      On October 28, 2001, after discussion and consideration of the GM/ Hughes separation transactions, each of the Hughes board of directors and the GM capital stock committee recommended that the GM board of directors approve and authorize the Transactions.

      The GM capital stock committee, in connection with its determination to recommend that the GM board of directors approve and authorize the Transactions, considered a number of factors, including, among others, the presentations made to and discussions held at the October 28, 2001 meeting. These presentations included presentations by representatives of Merrill Lynch and Bear Stearns and the delivery of their oral opinions, later confirmed in writing, that, as of October 28, 2001, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, the holders of GM $1 2/3 par value common stock, if applicable, and the holders of the GM Class H common stock in the GM/ Hughes separation transactions was fair, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively. In addition, the presentations included a joint presentation by representatives of Credit Suisse First Boston and Goldman Sachs and the delivery of their oral opinions, later confirmed in writing, that, based upon and subject to the matters described in the opinions and based upon such other matters as such financial advisors considered relevant, as of the date of that opinion and based on market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including General Motors, the holders of GM $1 2/3 par value common stock and the holders of GM Class H common stock, as applicable. As part of its oversight of the process, among other things, the GM capital stock committee confirmed the full participation of Hughes and its management in the process of developing the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and related transactions and their recommendation of the Transactions.

      On October 28, 2001, upon the recommendation of GM management and the GM capital stock committee, as well as the recommendation of Hughes management and the Hughes board of directors, and considering the background, oversight, deliberations and views of the GM capital stock committee with respect to the development of the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, the GM board of directors unanimously determined that the Transactions, including the execution of the implementation agreement, the formation of Hughes Holdings and the amendments to GM’s restated certificate of incorporation in connection with the Transactions, were advisable, desirable and in the best interests of General Motors and its stockholders. In addition, the GM board of directors unanimously determined that, as of October 28, 2001, the Transactions, on the terms and subject to the conditions presented, would be fair to the GM $1 2/3 par value common stockholders and the GM Class H common stockholders. On such date, the GM board of directors further determined that, subject to its fiduciary duties under applicable law, the GM board of directors would recommend the GM/ Hughes separation transactions for approval by the GM common stockholders. Accordingly, the GM board of directors approved the GM/ Hughes separation transactions, the Hughes/ EchoStar merger and related transactions.

      With respect to the procedural fairness of the GM/ Hughes separation transactions, the GM board of directors placed substantial reliance on its determination that fair processes had been implemented to develop the definitive terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, including the oversight function of the GM capital stock committee. The GM board of directors considered the fact that the definitive terms of the GM/ Hughes separation transactions had been developed jointly by GM management and Hughes management, working together with the advice and consultation of their respective financial, legal, tax, accounting and other advisors, subject to the oversight of the GM capital stock committee. See “—GM’s Development of the Transactions” above. In addition, the GM board of directors considered that the GM/ Hughes separation transactions would be submitted for the separate approvals of the holders of a majority of the outstanding shares of each class of GM common stock, each voting as a separate class, and voting together as a single class based on their respective per share voting power in accordance with the GM restated certificate of incorporation.

      In determining the fairness of the GM/ Hughes separation transactions, taken as a whole, to the holders of both classes of GM common stock, the GM board of directors considered each of the foregoing factors. The GM board of directors did not formally assign weights to specific factors, but instead considered all factors together. The GM board of directors also attributed substantial importance to its determination that a fair process had been developed and implemented for the development of the definitive terms of the Transactions. In addition with respect to the fairness, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively, of the consideration to be provided to General Motors and its subsidiaries, the holders of GM $1 2/3 par value common stock, if applicable, and the holders of GM Class H common stock in the GM/ Hughes separation transactions, the GM board of directors relied upon the fairness opinions delivered by Merrill Lynch and Bear Stearns and the presentations by representatives of Merrill Lynch and representatives of Bear Stearns to the GM board of directors relating to their respective fairness opinions. General Motors asked each of Merrill Lynch and Bear Stearns to consider whether, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, the holders of GM $1 2/3 par value common stock, if applicable, and the holders of GM Class H common stock in the GM/ Hughes separation transactions was fair from a financial point of view to the holders of GM $1 2/3 par value common stock as a class and the holders of GM Class H common stock as a class, respectively (rather than asking one financial advisor to consider the fairness issues only from the perspective of the holders of GM $1 2/3 par value common stock and the other financial advisor to consider the fairness issues only from the perspective of the holders of GM Class H common stock because, among other things, General Motors believed that such an approach corresponded to the fiduciary duties of the GM board of directors to the holders of both classes of GM common stock). See “— Fairness Opinions of GM’s Financial Advisors” below.

      In addition to and without limiting the factors described above, in connection with its October 28, 2001 determination, the GM board of directors considered:

•	the reports, presentation and recommendation of GM’s executive management regarding the GM/ Hughes separation transactions and the Hughes/ EchoStar merger;

•	the final merger proposal by EchoStar relating to the Hughes/ EchoStar merger;

•	the recommendation of GM management and Hughes management that General Motors proceed with the Transactions;

•	the advice, presentations and written opinions of representatives of Merrill Lynch and representatives of Bear Stearns;

•	the advice, presentation and written opinions of representatives of Credit Suisse First Boston and Goldman Sachs;

•	legal advice received with respect to the exchange of shares of GM Series H preference stock for shares of Hughes preference stock in connection with the Transactions in the event that any GM Series H preference stock were outstanding at the time of the completion of the Transactions;

•	the background, oversight, deliberations and views of the GM capital stock committee with respect to the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and its recommendation that the Transactions be approved;

•	the information previously provided to and reviewed by the GM board of directors and the prior deliberations of the GM board of directors concerning the Transactions and the possibility of alternative strategic transactions and business strategies involving the business of Hughes, including a transaction involving the combination of the business of Hughes and the business of Sky Global Networks following a split-off of Hughes from General Motors; and

•	related matters reported on at the October 28, 2001 meeting and other previous meetings of the GM board of directors.

      See “—GM’s Development of the Transactions” above.

      Based on the foregoing, among other considerations, the GM board of directors has determined that the Transactions are advisable and in the best interests of General Motors and its common stockholders and that the Transactions are fair to the holders of both classes of GM common stock. The GM board of directors has unanimously approved the Transactions and recommends that the GM common stockholders vote to approve each of the proposals described in this document by executing and returning the enclosed consent as soon as possible.

      The consequences of the completion of the Transactions for holders of GM $1 2/3 par value common stock and for holders of GM Class H common stock will differ in important respects, as described in greater detail elsewhere in this document. See “The Transactions— Certain Effects of the Transactions on GM Common Stockholders.” Despite these differences, the GM board of directors has determined for the reasons discussed above that the Transactions are in the best interests of GM and its common stockholders as a whole and are fair to the holders of both classes of GM common stock and has unanimously approved the Transactions and recommends that the GM common stockholders of each class vote to approve each of the proposals described in this document. If the proposals relating to the Transactions were to receive the requisite GM common stockholder approval, we currently believe that it is possible that certain of the other applicable conditions to the completion of the Transactions, including the receipt of certain requisite regulatory approvals, would not be satisfied (if satisfied at all) until several months after the time of the receipt of the requisite GM common stockholder approval of the proposals relating to the Transactions. Accordingly, it is possible that the Transactions would not be completed for a significant period of time after the time of the receipt of the requisite GM common stockholder approval. During any such time interval between the receipt of the requisite GM common stockholder approval and the satisfaction or waiver of all other conditions to the completion of the Transactions, it is possible that circumstances relating to the business or financial condition of EchoStar or Hughes or financial, economic or other circumstances could change significantly and in a manner not considered at the time that the GM board of directors approved the Transactions. GM common stockholders should understand that, despite any such change in circumstances that might occur during this period, it is not a condition to the completion of the Transactions that the GM board of directors conclude that, at the time the Transactions are to be completed or at any earlier time during such period, the Transactions will be fair to both classes of GM common stockholders. The GM board of directors will not make any further determination with regard to the fairness of the Transactions to both classes of GM common stockholders during this period unless the GM board of directors considers taking any action that would change in any material respect the terms on which the Transactions are to be completed, such as agreeing to waive a condition to the completion of the Transactions or making any voluntary reduction to either the number of shares subject to GM debt-for-equity exchanges or the amount of the Hughes dividend distribution, in which case the GM board of directors in considering such matters would consider, among other factors, in accordance with the GM board policy statement regarding certain capital stock matters, the fairness of the Transactions (as to be so revised) to the holders of both classes of GM common stock.

     Fairness Opinions of GM’s Financial Advisors

      A description of the fairness opinions of GM’s financial advisors in connection with the Transactions, Merrill Lynch and Bear Stearns, is set forth below. These descriptions are qualified in their entirety by reference to the full text of the opinions included in Appendix C to this document. Because the fairness opinions of Merrill Lynch and Bear Stearns were delivered prior to the final determination of the necessary structural modifications to the Transactions described at “—GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements,” the following description does not reflect the fact that Hughes Holdings will become the parent company of Hughes in connection with the GM/ Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

     Merrill Lynch Fairness Opinion

      On October 28, 2001, at a meeting of the GM board of directors held to consider the Transactions, Merrill Lynch delivered to the GM board of directors its oral opinion, which opinion was later confirmed by delivery of a written opinion, that, as of such date and based upon and subject to the assumptions, conditions, limitations and other matters set forth in that opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of the GM Class H common stock as a class, respectively.

      The full text of the Merrill Lynch written opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken, is included in Appendix C to this document and is incorporated into this document by reference. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. You are urged to read the Merrill Lynch opinion in its entirety. No limitations were imposed by General Motors or the GM board of directors with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

      The Merrill Lynch opinion was provided to the GM board of directors for its use and benefit and is directed only to the fairness, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively, taking into account all relevant financial aspects of the Transactions, taken as a whole, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock, if applicable, and to the holders of the GM Class H common stock in the GM/ Hughes separation transactions. The opinion of Merrill Lynch does not constitute a recommendation to any GM common stockholder as to whether such stockholder should vote to approve any of the proposals described in this document. The terms of the GM/ Hughes separation transactions were developed by the management of General Motors and Hughes and were approved by the GM board of directors.

      The summary set forth below does not purport to be a complete description of the analyses underlying the opinion of Merrill Lynch. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

      In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of General Motors. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, the opinion of Merrill Lynch was one of several factors taken into consideration by the GM board of directors in making its determination to approve the GM/ Hughes separation transactions. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the GM board of directors with respect to the fairness from a financial point of a view to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively, of the consideration to be provided to General Motors and its subsidiaries, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class.

      In preparing its opinion, Merrill Lynch, among other things:

•	reviewed GM’s restated certificate of incorporation and bylaws, each as of the date of the fairness opinion of Merrill Lynch;

•	reviewed GM’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and GM’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

•	reviewed Hughes’ annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and Hughes’ Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

•	reviewed PanAmSat’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and PanAmSat’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

•	reviewed EchoStar’s annual reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and EchoStar’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

•	reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of General Motors, Hughes and EchoStar furnished to Merrill Lynch by General Motors, Hughes and EchoStar, as the case may be;

•	conducted discussions with members of senior management of General Motors, Hughes and EchoStar concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on General Motors, Hughes and EchoStar, as the case may be, of, the Transactions;

•	reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Transactions, which Merrill Lynch refers to herein as the expected synergies of the Transactions, furnished to Merrill Lynch by General Motors, Hughes and EchoStar, as the case may be;

•	reviewed the pro forma financial results, financial condition and capitalization of each of General Motors and Hughes and of the pro forma combined company, in each case after giving effect to the Transactions;

•	conducted discussions with members of senior management of General Motors, Hughes and EchoStar concerning the expected synergies of the Transactions;

•	conducted discussions with members of senior management of Hughes concerning their views regarding the strategic rationale for, and the financial effects on Hughes of, the Transactions and various strategic alternatives available to Hughes;

•	compared the results of operations of Hughes and EchoStar with those of certain companies that Merrill Lynch deemed to be reasonably similar to Hughes and EchoStar, respectively;

•	reviewed the following, including any exhibits and attachments or schedules thereto:

•	the implementation agreement;

•	the Hughes/ EchoStar merger agreement;

•	the GM/ Hughes separation agreement;

•	the proposed amendments to Article Fourth of the GM restated certificate of incorporation;

•	the proposed amendments to the amended and restated certificate of incorporation of Hughes;

•	the contribution and transfer agreement by and between General Motors and United States Trust Company of New York;

•	the supplemental agreement and guaranty; and

•	the pledge agreement and certain related agreements thereto;

•	reviewed the commitment letters related to the financing by EchoStar and Hughes of the Hughes/ EchoStar merger; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of the assets or liabilities of General Motors, Hughes or EchoStar, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did Merrill Lynch conduct, any physical inspection of the properties or facilities of General Motors, Hughes or EchoStar. With respect to the financial projections and the analyses of the expected synergies of the Transactions furnished to or discussed with Merrill Lynch by General Motors, Hughes or EchoStar, as the case may be, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of the managements of General Motors, Hughes or EchoStar as to the expected future financial performance of General Motors, Hughes, EchoStar and the pro forma combined company, and as to the expected synergies of the Transactions.

      Furthermore, in preparing its opinion, Merrill Lynch assumed that in the course of obtaining the necessary consents or approvals, including contractual, governmental or otherwise, for the Transactions no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transactions. In addition, Merrill Lynch assumed that each of the Transactions will be consummated in a timely manner and in accordance with their terms as contemplated by the various agreements and other documents referred to in the Merrill Lynch opinion. Merrill Lynch was advised by General Motors, and it assumed, that:

•	as a result of the amendment to Article Fourth of the GM restated certificate of incorporation, the provisions of Article Fourth, Division I, Section (c) of the GM restated certificate of incorporation should not apply to the Transactions; and

•	General Motors would be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the consummation of the Transactions.

Merrill Lynch also assumed that the recapitalization price used to effect the reduction of GM’s retained economic interest in Hughes would be determined by the GM board of directors in accordance with the terms set forth in the GM/ Hughes separation agreement. Merrill Lynch further assumed that there will be no material adverse effect on General Motors, Hughes or the pro forma combined company resulting from the accounting treatment of the Transactions. The opinion of Merrill Lynch is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch opinion. During the course of its engagement, Merrill Lynch was asked by the GM board of directors to solicit indications of interest from various third parties regarding a transaction with Hughes and Merrill Lynch considered the results of such solicitation in rendering its opinion. Merrill Lynch expressed no opinion as to the prices at which the Hughes Class C common stock, the Hughes preference stock or the GM $1 2/3 par value common stock will trade subsequent to consummation of the Transactions. In addition, Merrill Lynch was not requested to opine as to, and its opinion does not in any manner address, GM’s or Hughes’ underlying business decision to proceed with or effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. Furthermore, Merrill Lynch was not requested to opine as to, and its opinion does not in any manner address, the PanAmSat stock sale.

      In preparing its opinion, Merrill Lynch also assumed that the separation of Hughes from GM will be treated as a tax-free distribution under Section 355 and the related provisions of the Code and Merrill Lynch has further assumed that the Hughes/ EchoStar merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

      As part of its investment banking business, Merrill Lynch is engaged continually in the valuation of businesses and their securities in connection with mergers and acquisitions and strategic transactions and for other purposes. Merrill Lynch was retained by General Motors because Merrill Lynch is an internationally recognized investment banking firm, with substantial experience in complex strategic transactions, and because Merrill Lynch was familiar with General Motors, including its capital structure, and Hughes. Pursuant to an engagement letter dated November 17, 2001, General Motors agreed to pay Merrill Lynch fees of:

•	$1,000,000 on the date of such engagement letter (which amount is credited towards the amount payable under the third bullet below);

•	$500,000 payable upon delivery of its fairness opinion (which amount is credited towards the amount payable under the third bullet below); and

•	between $10,000,000 and $24,000,000 upon consummation of the Transactions, such amount to be determined based upon the value of the Transactions at the time of announcement and closing.

General Motors also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch’s activities under the engagement letter, including the reasonable fees and disbursements of its legal counsel and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

      Merrill Lynch has, in the past, provided financial advisory and financing services to GM and its affiliates and may continue to do so, and Merrill Lynch has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade shares of the GM $1 2/3 par value common stock, the GM Class H common stock, and other securities of GM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

      Set forth below is a summary of the material financial analyses performed by Merrill Lynch in connection with the preparation of the opinion of Merrill Lynch dated October 28, 2001. The financial analyses summarized below include information presented in tabular format. In order to understand fully Merrill Lynch’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses.

          Hughes Analysis. Merrill Lynch performed a sum-of-the-parts valuation of each of Hughes’ principal businesses and significant investments in order to derive an implied per share equity value for Hughes. Merrill Lynch examined and independently valued DIRECTV, DIRECTV Latin America, PanAmSat, Hughes Network Systems, Spaceway, Telocity, Hughes’ public investments and Hughes’ corporate reserve allocation. The corporate reserve allocation represents an estimate by Hughes management of future cash expenses which are not otherwise directly allocated to any of the business units of Hughes.

      DIRECTV. Merrill Lynch performed a discounted cash flow, or DCF, analysis of DIRECTV using projections provided by Hughes’ management.

      The DCF for DIRECTV, which includes the cash flow associated with National Rural Telecommunications Cooperative subscribers, was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005, and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, from 9.0x to 11.0x.

	Low	High

	(in millions)
DCF Value of DIRECTV	$14,530	$19,240

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for DIRECTV with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to DIRECTV.

      The companies included in the DIRECTV comparable company analysis were:

•	British Sky Broadcasting Group PLC;

•	EchoStar Communications Corporation; and

•	Pegasus Communications Corporation.

      Merrill Lynch derived an estimated valuation range for DIRECTV by comparing estimated current enterprise value as a multiple of estimated 2001 subscribers and as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Subscriber Multiple	$1,316	$2,129
Estimated 2002 EBITDA Multiple	25.7x	34.4x

      Using these analyses, and applying a range of $1,600 to $1,900 per estimated 2001 subscriber and an estimated 2002 EBITDA multiple range of 25.0x to 30.0x, Merrill Lynch estimated the following ranges of value for DIRECTV as of September 30, 2001:

Implied Value of DIRECTV	Low	High

Estimated 2001 Subscriber Multiple	$14,794	$17,625
Estimated 2002 EBITDA Multiple	$14,234	$17,125

      Based on the DCF valuation and comparable company analysis Merrill Lynch assigned the following reference range of values to the DIRECTV segment:

	Low	High

	(in millions)
Reference Range Value	$14,500	$18,500

      DIRECTV Latin America. Merrill Lynch derived an estimated equity valuation range for Hughes’ interest in DIRECTV Latin America through an estimated current enterprise value as a multiple of current subscribers. The results of this analysis are as follows:

	Low	High

Current Subscriber Multiple	$800	$1,200

      The net equity valuation of Hughes’ investment assumes 1.3 million current Latin American subscribers, $1,017 million of net debt attributable to DIRECTV Latin America and 78% ownership by Hughes. The results of these analyses were as follows:

Implied Value of Hughes’ Interest
in DIRECTV Latin America	Low	High

Current Subscriber Multiple	$0	$390

      Based upon the implied subscriber valuation, Merrill Lynch assigned the following current reference range of values to the DIRECTV Latin America segment:

	Low	High

	(in millions)
Reference Range	$(100)	$300

      PanAmSat. Merrill Lynch performed a DCF analysis of PanAmSat using projections provided by Hughes’ management.

      The DCF value of the approximately 81% indirect interest of Hughes in PanAmSat, or about 120.8 million shares, was calculated assuming discount rates ranging from 10.0% to 12.0%, $2,162 million of net debt attributable to PanAmSat and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005, and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA, from 8.5x to 10.5x.

	Low	High

	(in millions)
DCF Value of Hughes’ Indirect Interest in PanAmSat	$2,005	$3,232

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for PanAmSat with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to PanAmSat.

      The companies included in the PanAmSat comparable company analysis were:

•	APT Satellite Holdings LTD;

•	Asia Satellite Telecommunications Holdings Limited;

•	JSAT Corporation;

•	New Skies Satellites N.V.; and

•	Societe Europeenne des Satellites SA.

      Merrill Lynch derived an estimated value of the approximately 81% indirect interest of Hughes in PanAmSat by comparing estimated current enterprise value as a multiple of estimated 2001 revenue and also as a multiple of estimated 2001 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Revenue Multiple	0.73x	8.32x
Estimated 2001 EBITDA Multiple	1.1x	11.9x

      Using these analyses, and applying an estimated 2001 revenue multiple range of 6.0x to 8.0x and an estimated 2001 EBITDA multiple range of 8.5x to 10.5x, Merrill Lynch estimated the following ranges of value for the approximately 81% indirect interest of Hughes in PanAmSat, based on $2,215 million of total net debt at PanAmSat as of September 30, 2001:

Implied Value of Hughes’ Indirect
Interest in PanAmSat	Low	High

Estimated 2001 Revenue Multiple	$2,221	$3,556
Estimated 2001 EBITDA Multiple	$2,025	$2,922

      In addition, Merrill Lynch considered both the 52-week trading range of PanAmSat’s common shares and the range of price targets published by Wall Street equity research analysts as of October 25, 2001. The resulting values of Hughes’ investment are based on Hughes’ approximately 81% indirect interest in PanAmSat:

	Low	High

	(in millions)
52-Week Trading Range	$2,196	$5,232
Research Analyst Price Targets	$2,779	$4,832

      Using these analyses, Merrill Lynch believed the current public market value of Hughes’ indirect stake in PanAmSat to be reasonably proximate to its theoretical intrinsic value. Based on about 120.8 million, approximately 81%, of PanAmSat shares owned by Hughes’ subsidiaries and the October 25, 2001 closing price of $23.03, the public market value of Hughes’ indirect stake in PanAmSat, as of October 25, 2001, is calculated to be $2,782 million.

      Hughes Network System. Merrill Lynch performed a DCF analysis of Hughes Network Systems using projections provided by Hughes’ management.

      The DCF for Hughes Network Systems was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 4.0x to 5.0x.

	Low	High

	(in millions)
DCF Value of Hughes Network Systems	$1,926	$2,814

      Using this analysis, Merrill Lynch estimated the value of Hughes Network Systems to be between $1,500 million and $2,800 million as of September 30, 2001.

      Spaceway. Merrill Lynch estimated the value of Hughes’ investment in Spaceway to be between 0.0x and 1.0x the estimated invested capital of $940 million, resulting in a range of value from $0 to $940 million.

      Telocity. Merrill Lynch estimated the value of Hughes’ investment in Telocity to be between 0.0x and 0.5x the estimated acquisition cost of $180 million, resulting in a range of value from $0 to $90 million.

      Public Investments. Merrill Lynch valued Hughes’ aggregate investments in the publicly traded common shares of the following companies at $595 million based on the their respective closing prices and applicable currency exchange rates as of October 25, 2001:

• Crown Media Holdings;

• TiVo Inc.;

• GlobeComm Systems Inc.;

• Hughes Software Systems Ltd.;

• Hughes Tele.com (India) Limited;

• Motient Corporation;

• Nippon Avionics Co., Ltd.;

• P.T. Pasifik Satelit Nusantra;

• Quokka Sports, Inc.;

• Sky Perfect Communications Inc.;

• THOMSON multimedia SA;

• Wink Communications, Inc.; and

• XM Satellite Radio Holdings Inc.

      Corporate Reserve Allocation. Merrill Lynch performed a DCF analysis of the net cash flow effect of the corporate reserve allocations of Hughes using projections provided by Hughes’ management.

      The DCF for corporate contingency was calculated assuming discount rates ranging from 16.0% to 18.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005, and

•	the 2005 terminal value based upon a range of assumed perpetual growth rates for the net cash flow effect from 1.0% to 2.0%.

	Low	High

	(in millions)
DCF Value of Corporate Contingency	$2,931	$3,493

      Using the analysis, Merrill Lynch estimated the value of corporate reserve allocations to be between $3,000 million and $3,500 million, as of September 30, 2001.

      Hughes on a Consolidated Basis. Using these analyses, Merrill Lynch estimated the range of per share value of the consolidated Hughes based on 1,300.7 million basic outstanding shares of GM Class H common stock, options to acquire 21.8 million shares of GM Class H common stock with a weighted average exercise price of $10.75, options to acquire 12.1 million shares of GM Class H common stock with a weighted average exercise price of $17.00, 80.1 million shares of GM Class H common stock reserved for issuance upon conversion of the GM Series H preference stock, $1,565 million of net cash and $325 million estimated value of contingent liabilities as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

          EchoStar Analysis. Merrill Lynch performed a sum-of-the-parts valuation in order to derive an implied per share equity value for EchoStar. Merrill Lynch examined and independently valued EchoStar’s DISH Network, EchoStar’s other businesses, which include EchoStar Technology Corporation and EchoStar

Satellite Services, EchoStar’s investments in privately held companies and its investments in publicly traded securities.

      DISH Network. Merrill Lynch performed a DCF analysis of EchoStar’s DISH Network using projections provided by EchoStar’s management.

      The DCF value for EchoStar’s DISH Network was calculated assuming discount rates ranging from 12.0% to 14.0% and was comprised of the sum of the present values of:

•	the projected cash flows for the third quarter of 2001 through the fiscal year ended December 31, 2005, and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 9.0x to 11.0x.

	Low	High

	(in millions)
DCF Value of DISH Network	$13,601	$19,125

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar’s DISH Network with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar’s DISH Network.

      The companies included in the DISH Network comparable company analysis were:

•	British Sky Broadcasting Group PLC;

•	Hughes; and

•	Pegasus Communications Corporation.

      Merrill Lynch derived an estimated valuation range for EchoStar’s DISH Network by comparing estimated current enterprise value as a multiple of estimated 2001 subscribers and as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2001 Subscriber Multiple	$1,316	$2,049
Estimated 2002 EBITDA Multiple	27.6x	34.4x

      Using these analyses, and applying a range of $2,000 to $2,400 per estimated 2001 subscriber and an estimated 2002 EBITDA multiple range of 25.0x to 30.0x, Merrill Lynch estimated the following ranges of value for EchoStar’s DISH Network as of September 30, 2001:

Implied Value of DISH Network	Low	High

Estimated 2001 Subscriber Multiple	$14,000	$16,800
Estimated 2002 EBITDA Multiple	$23,775	$28,530

      Based on the DCF valuation and comparable company analysis, Merrill Lynch assigned the following reference range of values to the DISH Network segment.

	Low	High

	(in millions)
Reference Value Range	$13,500	$17,800

      Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar Technology Corporation with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar Technology Corporation.

      The companies included in the EchoStar Technology Corporation comparable company analysis were:

•	Scientific-Atlanta, Inc.;

•	Pace Micro Technology PLC; and

•	THOMSON multimedia SA.

      Merrill Lynch derived an estimated valuation range for EchoStar Technology Corporation by comparing estimated current enterprise value as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2002 EBITDA Multiple	5.6x	16.3x

      Using these analyses, and applying an estimated 2002 EBITDA multiple range of 5.0x to 6.0x, Merrill Lynch estimated the following ranges of value for EchoStar Technology Corporation as of September 30, 2001:

Implied Value of EchoStar
Technology Corporation	Low	High

Estimated 2002 EBITDA Multiple	$240	$288

      EchoStar Satellite Services. Using publicly available information, Merrill Lynch compared selected historical stock, financial and operating data and ratios for EchoStar Satellite Services with corresponding data and ratios of similar publicly traded companies. These companies were selected by Merrill Lynch based upon Merrill Lynch’s views as to the comparability of the financial and operating characteristics of these companies to EchoStar Satellite Services.

      The companies included in the EchoStar Satellite Services comparable company analysis were:

•	ViaSat, Inc.; and

•	Gilat Satellite Networks LTD.

      Merrill Lynch derived an estimated valuation range for EchoStar Satellite Services by comparing estimated current enterprise value as a multiple of estimated 2002 EBITDA. The results of these analyses were as follows:

Comparable Company Analysis	Low	High

Estimated 2002 EBITDA Multiple	7.1x	9.8x

      Using these analyses, and applying an estimated 2002 EBITDA multiple range of 7.5x to 8.5x, Merrill Lynch estimated the following ranges of value for EchoStar Satellite Services as of September 30, 2001:

Implied Value of EchoStar Satellite
Services	Low	High

Estimated 2002 EBITDA Multiple	$255	$289

      Based on the comparable company analysis, Merrill Lynch assigned the following reference range of values, in the aggregate, for EchoStar’s other businesses:

	Low	High

	(in millions)
Reference Value Range	$495	$577

      Private Investments. Merrill Lynch estimated the value of EchoStar’s investment in privately held companies to be between 0.0x and 0.5x the estimated invested capital of $166 million, resulting in a range of value of $0 to $83 million.

      Public Investments. Merrill Lynch valued EchoStar’s investment in the publicly traded common shares of OpenTV Corp. to be $20 million, based on the 2.25 million shares held and the October 25, 2001 closing price of $9.05 per share.

      EchoStar on a Consolidated Basis. Using these analyses, Merrill Lynch estimated the range of per share value of the consolidated EchoStar common stock, based on 240.8 million shares of EchoStar Class A common stock, 238.4 million shares of EchoStar Class B common stock, options to acquire 22.1 million shares of EchoStar Class A common stock at a weighted average exercise price of $5.93, options to acquire 0.3 million shares of EchoStar Class A common stock at a weighted average exercise price of $22.72, $5,026 million of debt and $2,172 million of cash as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$22.53	$31.43

      Expected Synergies. Merrill Lynch performed a DCF analysis of the estimated synergies resulting from the proposed combination of Hughes and EchoStar using two sets of projections provided by Hughes’ management, referred to as the High case and the Low case. The expected synergies are projected to be a result of increased number of subscribers, reduced subscriber turnover, increased advertising revenue, reduced subscriber acquisition costs, reduced programming costs and other cost reductions and incremental revenues. These synergy estimates were netted against the implementation costs.

      The DCF for the synergy estimates was calculated assuming a discount rate of 12.5% and was comprised of the sum of the present values of:

•	the projected cash flows for the years 2002 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a 10.0x multiple of estimated 2005 EBITDA.

	Low	High

	(in billions)
DCF Value of Expected Synergies of the Transactions	$17.8	$24.8

      Historical Exchange Ratio Analysis. Merrill Lynch reviewed the per share daily closing market price movements of GM Class H common stock and EchoStar Class A common stock for the one-year period ending on October 25, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily per share closing prices of GM Class H common stock by those of EchoStar Class A common stock. Merrill Lynch calculated a range of implied exchange ratios of between 0.528x and 1.091x. Merrill Lynch also calculated the averages of those historical trading ratios for the one-week, one-month, three-month, six-month, and one-year periods ending October 25, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated, rounded to the nearest thousandth, compared to an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock:

Implied
Exchange
Period ending October 25, 2001	Ratio

October 24, 2001	0.583x
Last 1 Week	0.591x
Last 1 Month	0.572x
Last 3 Months	0.638x
Last 6 Months	0.666x
Last 1 Year	0.732x

      Implied Exchange Ratio Analysis. Based upon the midpoint of the range of implied per share equity values of Hughes and EchoStar that were estimated on a consolidated sum-of-the-parts basis using the methodologies described above, Merrill Lynch calculated an implied pre-redemption equity ownership split of

60.6% for Hughes and 39.4% for EchoStar. This compares to the proposed pre-redemption equity ownership split of 67.1% for Hughes and 32.9% for EchoStar, based on the agreed-to exchange ratio.

      Relative Valuation of Direct Broadcast Satellite Assets. Merrill Lynch compared the appropriate public enterprise valuation multiples of EchoStar’s core direct broadcast satellite assets, the DISH Network, versus Hughes’ core direct broadcast satellite assets, DIRECTV. EchoStar’s core direct broadcast satellite assets were valued by taking EchoStar’s publicly traded enterprise value as of October 25, 2001 and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets. Hughes’ core direct broadcast satellite assets were valued using two separate methodologies:

•	by taking Hughes’ publicly traded enterprise value as of October 25, 2001 and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets; and

•	by taking Hughes’ enterprise valuation using the implied transaction offer price per share and subtracting the estimated sum-of-the-parts value of the non-direct broadcast satellite assets.

Direct Broadcast Satellite	EchoStar	Hughes	Hughes at
Asset Value as a Multiple of:	at Market	at Market	Deal Value

Estimated 2001 Subscribers	$2,226	$1,894	$2,525
Estimated 2002 Subscribers	$1,807	$1,645	$2,193
Estimated 2001 Pre-SAC Direct Broadcast Satellite EBITDA	9.8x	10.1x	13.4x
Estimated 2002 Pre-SAC Direct Broadcast Satellite EBITDA	7.3x	8.0x	10.7x
Estimated 2002 Direct Broadcast Satellite EBITDA	16.1x	30.8x	41.1x

      Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders. Merrill Lynch analyzed the valuation impact and implied premium to the GM Class H common stockholders and GM $1 2/3 par value common stockholders at various levels of value attributed to synergies assuming a pro forma trading value that gives effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and assumes the October 25, 2001 closing share price of $15.40 for the GM Class H common stock and an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock:

	Implied	Implied
Synergy Assumption	Price	Premium

No Synergies	$16.67	8.3%
$5.4 Billion of Assumed Synergy Value	$19.26	25.0%
$10.0 Billion of Assumed Synergy Value	$21.52	39.7%
$20.0 Billion of Assumed Synergy Value	$26.31	70.9%

      Credit Rating Impact Considerations for General Motors. Merrill Lynch evaluated the potential impact to the financial position and credit rating of General Motors resulting from the proposed Transactions. The appropriate credit statistics of General Motors are compared before and after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and the exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, for outstanding GM liabilities and assuming the Transactions closed on June 30, 2001. General Motors was analyzed excluding the financial results of GMAC. For a more complete description of General Motors on a pro forma basis after giving effect to the GM/ Hughes separation transactions, see “— Description of the Transactions— The GM/ Hughes Separation Transactions.”

	GM Excluding GMAC

	Last 12
	Months as		Pro Forma GM
	of June 2001		(Excluding Hughes)

EBITDA/ Gross Interest Expense	12.4	x	16.4	x
Total Debt/ EBITDA	1.5	x	1.3	x
Total Debt/ Book Capitalization	47.5%		38.7%
EBITDA-Capital Expenditures/Interest	(0.7	x)	1.5	x
Net Liquidity ($ billion)	$(0.5)		$4.5

      Earnings Impact Considerations for General Motors. Merrill Lynch examined the pro forma impact to General Motors’ earnings per share, or EPS, calculation for the GM $1 2/3 par value common stockholders after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, for outstanding GM liabilities.

	Estimated	Estimated
Projected EPS	2001	2002

GM(a)	$3.08	$1.77
Add Back Attributable GM Class H Common Stock Loss(a)	0.38	0.20
Plus: Saved Interest Expense(b)	0.20	0.20

Pro Forma EPS	$3.66	$2.16
Accretion ($)	$0.58	$0.39
Accretion (%)	18.7%	22.2%

(a)	Source: First Call earnings estimates for GM and Hughes as of October 19, 2001. 32.6% of Hughes’ projected loss excluded from GM’s earnings, after adjusting for the dividend paid to the holders of GM Series H preference stock.

(b)	Assumes cash received in $4.2 billion reduction of GM’s retained economic interest in Hughes and $1.9 billion accounts payable reduction from GM debt-for-equity exchange are invested at 3.0% pre-tax return and, tax-effected at the marginal rate of 38.0% in 2001 and 2002, using Wall Street consensus shares of 562 million and 563 million for 2001 and 2002, respectively.

          Bear Stearns Fairness Opinion

      General Motors retained Bear Stearns as a financial advisor in connection with the proposed Transactions in accordance with the terms of an engagement letter between General Motors and Bear Stearns. General Motors selected Bear Stearns to act as one of its financial advisors and to render its opinion in connection with the GM/ Hughes separation transactions based on Bear Stearns’ qualifications, expertise and reputation in providing advice to companies in the media and communications industries as well as its prior investment banking relationship and familiarity with GM.

      At the October 28, 2001 meeting of the GM board of directors, Bear Stearns delivered its oral opinion, which opinion was later confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based upon and subject to the various conditions, assumptions, limitations, and other matters set forth in the opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to General Motors and its subsidiaries, to the holders of GM $1 2/3 par value common stock, if applicable, and to the holders of GM Class H common stock in the GM/ Hughes separation transactions is fair from a financial point of view, to the holders of the GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock as a class, respectively.

      The full text of the Bear Stearns fairness opinion is included in Appendix C hereto. You are urged to read the Bear Stearns fairness opinion in its entirety for assumptions made, matters considered and limits of the review by Bear Stearns in arriving at its opinion. The Bear Stearns fairness opinion was directed to the GM board of directors and relates only to the fairness of the GM/ Hughes separation transactions, from a financial point of view, to the holders of GM $1 2/3 par value common stock as a class and to the holders of GM Class H common stock, as a class, respectively, taking into account all relevant factors and aspects of the Transactions taken as a whole, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 par value common stock and to the holders of GM Class H common stock, and does not address any other aspect of the proposed Transactions or any related transactions and does not constitute a recommendation to any stockholder as to whether such stockholder should vote to approve any of the proposals described in this document. The summary of the Bear Stearns fairness opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion at the October 28, 2001 GM board of directors meeting, Bear Stearns, among other things:

•	reviewed the Hughes/ EchoStar merger agreement; the GM/ Hughes separation agreement; the implementation agreement; the contribution and transfer agreement entered into by and between the United States Trust Company of New York and General Motors; the supplemental agreement and guaranty entered into by and among General Motors, Hughes, EchoStar and The Samburu Warrior Revocable Trust; and the pledge agreement entered into by and between General Motors and The Samburu Warrior Revocable Trust (each as amended through the date of the Bear Stearns fairness opinions) and certain other agreements contemplated thereby;

•	reviewed the commitment letters related to the Hughes/ EchoStar merger financing;

•	reviewed GM’s restated certificate of incorporation and GM’s bylaws, each as of the date of the Bear Stearns fairness opinion, General Motors’ annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and GM’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed Hughes’ annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and Hughes’ reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed PanAmSat’s annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001 and June 30, 2001 and PanAmSat’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed EchoStar’s annual reports to stockholders and annual reports on Forms 10-K for each of the years ended December 31, 1998 through 2000, quarterly reports on Forms 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and EchoStar’s reports on Forms 8-K for the three years ended as of the date of the Bear Stearns fairness opinion;

•	reviewed certain operating and financial information, including projections for the five years ended 2005, provided to Bear Stearns by management of Hughes, EchoStar and their related affiliates relating to their respective businesses and business prospects;

•	discussed with management of GM, Hughes and EchoStar concerning the current business landscape related to Hughes’ and EchoStar’s businesses and the competitive environment of the media and satellite communications sectors and the strategic benefits of pursuing the Transactions;

•	reviewed certain estimates of revenue enhancements, cost saving and other combination benefits expected to result form the Transactions, prepared and provided to Bear Stearns by Hughes;

•	performed sum-of-the parts valuation analysis of Hughes, EchoStar and New EchoStar based upon, among other things: historical prices, trading multiples and trading volumes of the shares of GM Class H common stock and EchoStar Class A common stock, financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Hughes’ significant businesses, that is DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems entities, and to EchoStar. Discounted cash flow analysis based on financial projections with respect to Hughes’ significant businesses, that is DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems and to EchoStar’s businesses, in each case furnished to Bear Stearns by General Motors and Hughes and discounted cash flow analysis of synergy estimates for New EchoStar furnished to Bear Stearns by General Motors and Hughes;

•	reviewed the pro forma financial results, financial condition and capitalization of General Motors, Hughes and New EchoStar, after giving effect to the Transactions; and

•	conducted other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates provided to Bear Stearns by General Motors, Hughes and EchoStar. With respect to the projected financial results of the of the constituent businesses and the potential synergies that could be achieved upon completion of the Transactions, Bear Stearns assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of General Motors, Hughes and EchoStar as to the expected future performance of General Motors, Hughes and New EchoStar. Bear Stearns did not assume any responsibility for independent verification of the information or of the projections and synergy estimates provided by General Motors, Hughes and EchoStar and further relied upon the assurances of the senior managements of General Motors, Hughes and EchoStar that such senior managements were not aware of any facts that would make the information, projections and synergy estimates provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities, contingent or otherwise, of Hughes, EchoStar or New EchoStar nor was it furnished with any such appraisals.

      Furthermore, Bear Stearns has assumed that the Hughes split-off will qualify as a tax-free distribution under Section 355 of the Code and that the Hughes/ EchoStar merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. General Motors also advised Bear Stearns and Bear Stearns assumed, that:

•	as a result of the GM charter amendment, the provisions of Article Fourth, Division I, Section (c) of the GM restated certificate of incorporation will not apply to the Transactions; and

•	that General Motors will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the completion of the Transactions.

Bear Stearns has also assumed that the GM/ Hughes separation transactions will be completed in a timely manner and in accordance with the term of the applicable agreements, as amended, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material adverse effect on General Motors, Hughes or EchoStar. Bear Stearns has further assumed that there will be no material adverse effect on General Motors, Hughes or New EchoStar resulting from the accounting treatment of the Transactions.

      Bear Stearns was asked by the GM board of directors to solicit indications of interest from various third parties regarding a transaction with Hughes, and Bear Stearns considered such results when rendering its fairness opinion.

      The summary of certain of these analyses set forth below does not purport to be a complete description of the analyses underlying the fairness opinion of Bear Stearns. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that all of its analyses must be considered together, and that selecting any one valuation analysis could create an incomplete view of the processes underlying its opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of GM $1 2/3 par value common stock, GM Class H common stock or GM Series H preference stock may trade at any future time.

      Bear Stearns’ financial opinions are necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of its fairness opinion.

      The following is a brief summary of certain of the analyses performed by Bear Stearns in connection with its fairness opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Bear Stearns, the tables must be read together with the text of each summary. The tables alone do not represent a complete description of the financial analyses.

      Hughes Analysis. Bear Stearns performed a sum-of-the-parts valuation of each of Hughes’ principal businesses and significant investments in order to derive an implied per share equity value for Hughes. Bear Stearns examined and independently valued DIRECTV, DIRECTV Latin America, PanAmSat, Hughes Network Systems, Spaceway, Telocity, Hughes’ public investments and Hughes’ corporate reserve allocation. The corporate reserve allocation represents an estimate by Hughes management of future cash expenses which are not otherwise directly allocated to any of the business units of Hughes.

      DIRECTV. Bear Stearns performed a discounted cash flow, or DCF, analysis of DIRECTV using projections provided by Hughes’ management.

      The DCF for DIRECTV, which includes the after-tax unlevered free cash flow associated with National Rural Telecommunications Cooperative subscribers, was calculated assuming discount rates ranging from 12.5% to 16.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, from 8.0x to 12.0x.

	Low	High

	(in millions)
Reference Value Range(a)	$14,500	$18,500

(a)	Reference Value Range, as used herein, represents Bear Stearns’ estimate of the range of value that the entity contributes to aggregate firm value.

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for DIRECTV with corresponding data and ratios of EchoStar. EchoStar was selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of EchoStar to DIRECTV.

      Bear Stearns calculated the direct broadcast satellite enterprise value as a multiple of current subscribers from October 25, 2000 through October 25, 2001 for both DIRECTV and EchoStar’s DISH Network. Enterprise value, as used herein, is the market value of equity, plus debt, plus minority interests, minus cash and minus the value of any unconsolidated investments. Bear Stearns compared the projected growth, margins and other operating statistics for these two companies, as well as the current and historical direct broadcast satellite enterprise value to subscriber multiples. Over this time period, DIRECTV’s enterprise value to subscriber multiple on average traded between a 20% and 25% discount to EchoStar’s. EchoStar trades at a premium due to higher projected margins and growth in subscribers, revenue and EBITDA. EchoStar’s per subscriber multiple of $2,378 as of October 25, 2001 compared to DIRECTV’s DCF implied enterprise value to current subscriber multiples of $1,480 to $2,170, representing a discount consistent with the historical trading relationship noted above.

      DIRECTV Latin America. Bear Stearns performed a DCF analysis of DIRECTV Latin America using projections provided by Hughes’ management. The DCF values represent the net equity value of Hughes’ 78% ownership stake in DIRECTV Latin America, assuming $1,017 million of net debt.

      The DCF for DIRECTV Latin America was calculated assuming discount rates ranging from 20.0% to 30.0% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA, from 3.5x to 5.5x.

	Low	High

	(in millions)
Reference Value Range	$(100)	$300

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for DIRECTV Latin America with corresponding data and ratios for Globo Cabo S.A., the only publicly traded pay television company in Latin America.

      Bear Stearns calculated the enterprise value as a multiple of current subscribers for Globo Cabo as of October 25, 2001. Globo Cabo’s $1,018 enterprise value per subscriber multiple is higher than the $600 to $900 enterprise value to subscriber multiple range implied by the DIRECTV Latin America DCF. This is due to the fact that DIRECTV Latin America has substantially higher capital requirements and is not projected to reach cash flow break-even until 2005 versus 2003 for Globo Cabo.

      PanAmSat. Bear Stearns performed a DCF analysis of PanAmSat using projections provided by Hughes’ management.

      The DCF value of the approximately 81% indirect interest of Hughes in PanAmSat, or about 120.8 million shares, was calculated assuming discount rates ranging from 7.0% to 11.0%, $2,162 million of net debt attributable to PanAmSat and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 8.5x to 10.5x.

	Low	High

	(in millions)
Reference Value Range of Hughes’ Indirect Interest in PanAmSat (excluding value of intercompany note due to Hughes)(a)	$2,780	$2,780

(a)	Based on PanAmSat closing price of $23.03 as of October 25, 2001.

      The DCF value per share range of $18.00 to $23.00 compared to PanAmSat’s closing price and 20-day average price as of October 25, 2001 of $23.03 and $21.47, respectively. Bear Stearns also considered the 52-week trading range of PanAmSat of $18.18 to $43.31 as of October 25, 2001. The DCF value per share range translated into a $2,175 million to $2,840 million value range for the approximately 81% indirect interest of Hughes in PanAmSat, excluding the intercompany note due to Hughes.

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for PanAmSat with corresponding data and ratios of similar publicly traded companies. These companies were selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of these companies to PanAmSat, with particular emphasis on Societe Europeenne des Satellites S.A., which we sometimes refer to as “SES Global.” Bear Stearns viewed SES Global as most similar to PanAmSat due to similar size, scale, and global reach.

      The companies included in the PanAmSat comparable company analysis were:

	Enterprise Value/	Enterprise Value/
Comparable Company Analysis	2001 Revenue	2001 EBITDA

Asia Satellite Telecommunications Holdings Limited	3.50x	4.1x
New Skies Satellites N.V.	2.80x	5.2x
Societe Europeenne des Satellites S.A.	7.00x	8.5x

      PanAmSat’s DCF implied enterprise value to 2001 EBITDA multiple range of 8.8x to 10.2x compared to SES Global’s enterprise value to 2001 EBITDA multiple of 8.4x as of October 25, 2001. PanAmSat’s DCF implied EBITDA multiples are higher than SES Global’s trading multiples due to higher projected revenue and EBITDA growth rates.

      Hughes Network Systems. Bear Stearns performed a DCF analysis of Hughes Network Systems (excluding Spaceway) using projections provided by Hughes’ management.

      The DCF for Hughes Network Systems was calculated assuming discount rates ranging from 18.0% to 22.0% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the 2005 terminal value based upon a range of multiples of estimated 2005 revenue from 1.0x to 2.5x.

	Low	High

	(in millions)
Reference Range Value	$1,500	$2,800

      Spaceway. Bear Stearns estimated the value of Hughes’ investment in Spaceway to be between 0% and 100% of the estimated invested capital of $940 million, resulting in a range of value from $0 to $940 million.

      Telocity. Bear Stearns estimated the value of Hughes’ investment in Telocity to be between 0% and 50% of the estimated acquisition cost of $180 million, resulting in a range of value from $0 to $90 million. Bear Stearns observed that the public market values of other digital subscriber line service providers have declined substantially since the date Hughes acquired Telocity.

      Public Investments. Bear Stearns valued Hughes’ aggregate investments in the publicly traded common shares of the following companies at $595 million based on the their respective closing prices and applicable currency exchange rates as of October 25, 2001:

•	Crown Media Holdings;

•	TiVo Inc.;

•	GlobeComm Systems Inc.;

•	Hughes Software Systems Ltd.;

•	Hughes Tele.com (India) Limited;

•	Motient Corporation;

•	Nippon Avionics Co., Ltd.;

•	P.T. Pasifik Satelit Nusantra;

•	Quokka Sports, Inc.;

•	Sky Perfect Communications Inc.;

•	THOMSON multimedia SA;

•	Wink Communications, Inc.; and

•	XM Satellite Radio Holdings Inc.

      Corporate Contingency. Bear Stearns performed a DCF analysis of the net cash flow effect of the corporate reserve allocations of Hughes using projections provided by Hughes’ management.

      The DCF for corporate contingency was calculated assuming discount rates ranging from 13.5% to 15.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of assumed perpetual growth rates for the net cash flow effect from 2.5% to 3.5%.

	Low	High

	(in millions)
Reference Range Value	$(3,000)	$(3,500)

      Hughes on a Consolidated Basis. Using these analyses, Bear Stearns estimated the range of per share value of the consolidated Hughes based on 1,300.7 million outstanding shares of GM Class H common stock, options to acquire 21.8 million shares of GM Class H common stock with a weighted average exercise price of $10.75, options to acquire 12.1 million shares of GM Class H common stock with a weighted average exercise price of $17.00, 80.1 million shares of GM Class H common stock reserved for issuance upon conversion of the GM Series H preference stock, $1,565 million of net cash, which includes Hughes’ $1,725 million intercompany note receivable from PanAmSat, and $325 million estimated value of contingent liabilities as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$12.66	$17.10

      EchoStar Analysis. Bear Stearns performed a sum-of-the-parts valuation in order to derive an implied per share equity value for EchoStar. Bear Stearns examined and independently valued EchoStar’s consolidated businesses including DISH Network, EchoStar Technology Corporation and EchoStar Satellite Services, which we sometimes refer to as EchoStar’s “consolidated businesses,” EchoStar’s investments in privately held companies and its investments in publicly traded securities.

      Consolidated Businesses. Bear Stearns performed a DCF analysis of EchoStar’s consolidated businesses using projections provided by EchoStar’s management.

      The DCF value for EchoStar’s consolidated businesses was calculated assuming discount rates ranging from 12.5% to 16.5% and was comprised of the sum of the present values of:

•	the projected after-tax unlevered free cash flows for the fourth quarter of 2001 through fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated 2005 EBITDA from 8.0x to 12.0x.

	Low	High

	(in millions)
Reference Range Value	$14,000	$18,400

      Using publicly available information, Bear Stearns compared selected historical stock, financial and operating data and ratios for EchoStar’s DISH Network with corresponding data and ratios of DIRECTV. DIRECTV was selected by Bear Stearns based upon Bear Stearns’ views as to the comparability of the financial and operating characteristics of DIRECTV to EchoStar’s DISH Network.

      Bear Stearns calculated the direct broadcast satellite enterprise value as a multiple of current subscribers from October 25, 2000 through October 25, 2001 for both DIRECTV and EchoStar. Bear Stearns compared the projected growth, margins and other operating statistics for these two companies, as well as the current and historical direct broadcast satellite enterprise value to subscriber multiples. Over this time period, DIRECTV’s enterprise value to subscriber multiple on average traded between a 20% and 25% discount to

EchoStar’s. EchoStar trades at a premium due to higher projected margins and growth in subscribers, revenue and EBITDA. EchoStar’s DCF implied enterprise value to current subscriber multiples for the DISH Network of $2,075 to $2,760 compared to DIRECTV’s per subscriber multiple of $1,669 as of October 25, 2001, representing a discount consistent with the historical trading relationship noted above. In calculating enterprise value to subscriber multiples for the DISH Network, Bear Stearns subtracted an estimated $658 million for non-direct broadcast satellite consolidated assets based on Wall Street research consensus estimates.

      Private Investments. Bear Stearns estimated the value of EchoStar’s investment in privately held companies to be between 0% and 50% of the estimated invested capital of $166 million, resulting in a range of value of $0 to $83 million.

      Public Investments. Bear Stearns valued EchoStar’s investment in the publicly traded common shares of OpenTV Corp. to be $20 million, based on the 2.25 million shares held and the October 25, 2001 closing price of $9.05 per share.

      EchoStar on a Consolidated Basis. Using these analyses, Bear Stearns estimated the range of per share value of the consolidated EchoStar common stock, based on 240.8 million shares of EchoStar Class A common stock, 238.4 million shares of EchoStar Class B common stock, 22.1 million options to acquire shares of EchoStar Class A common stock at a weighted average exercise price of $5.93, 0.3 million options to acquire shares of EchoStar Class A common stock at a weighted average exercise price of $22.72, $5,026 million of debt and $2,172 million of cash as of September 30, 2001:

	Low	High

Implied Equity Value per Share	$22.54	$31.48

      Expected Synergies. Bear Stearns performed a DCF analysis of the estimated synergies resulting from the proposed combination of Hughes and EchoStar using the mid-point of two sets of projections provided by Hughes’ management, referred to as the high case and the low case. The expected synergies are projected to be a result of increased number of subscribers, reduced subscriber turnover, or churn, increased advertising revenue, reduced subscriber acquisition costs, reduced programming costs and other cost reductions and incremental revenues. These synergy estimates were netted against the implementation costs.

      The DCF for the synergy estimates was calculated assuming a discount rate of 11% to 13% and was comprised of the sum of the present values of:

•	the projected cash flows for the years 2002 through the fiscal year ended December 31, 2005; and

•	the December 31, 2005 terminal value based upon a range of multiples of estimated terminal EBITDA from 8.0x to 12.0x.

	Low	High

	(in billions)
DCF Value of Expected Synergies	$17.8	$24.8

      Historical Exchange Ratio Analysis. Bear Stearns reviewed the per share daily closing market price movements of GM Class H common stock and EchoStar Class A common stock for the one-year period ending on October 25, 2001, and calculated the historical exchange ratios during this period implied by dividing the daily per share closing prices of GM Class H common stock by those of EchoStar Class A common stock. Bear Stearns calculated a range of implied exchange ratios of between 0.528x and 1.091x. Bear Stearns also calculated the averages of those historical trading ratios for the one-week, one-month, three-month, six-month, and one-year periods ending October 25, 2001. The analysis resulted in the following average historical trading ratios for the periods indicated, rounded to the nearest thousandth, compared to an implied exchange ratio in the Hughes/ EchoStar merger of 0.73 shares of EchoStar Class A common stock for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock:

Implied
Exchange
Period ending October 25, 2001	Ratio

October 25, 2001	0.583x
Last 1 Week	0.591x
Last 1 Month	0.572x
Last 3 Months	0.638x
Last 6 Months	0.666x
Last 1 Year	0.732x

      Implied Exchange Ratio Analysis. Based upon the per share equity values of Hughes and EchoStar as of October 25, 2001, Bear Stearns calculated an implied pre-redemption equity ownership split of 62.1% for Hughes and 37.9% for EchoStar. This compares to the proposed pre-redemption equity ownership split of 67.1% for Hughes and 32.9% for EchoStar, based on the agreed-to exchange ratio. Using the revenue figures provided to Bear Stearns by General Motors, Hughes and EchoStar, Bear Stearns calculated the percentage of revenue contributed to the combined entity for the years 2001 to 2005 by both Hughes and EchoStar to be 67.8% to 69.2% and 32.2% to 30.8%, respectively. Using the EBITDA figures provided to Bear Stearns by General Motors, Hughes and EchoStar, Bear Stearns calculated the percentage of EBITDA contributed to the combined entity for the years 2001 to 2005 by both Hughes and EchoStar to be 51.1% to 67.7% and 48.9% to 32.3%, respectively.

      Premium to GM Class H Common Stockholders and GM $1 2/3 Par Value Common Stockholders. Bear Stearns analyzed the valuation impact and implied premium to GM Class H common stockholders and GM $1 2/3 par value common stockholders at various levels of value attributed to synergies assuming a pro forma trading value that gives effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and assumes the October 25, 2001 closing share price of $15.40 for the GM Class H common stock and an implied exchange ratio in the Hughes/EchoStar merger of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock:

	Implied	Implied
Synergy Assumption	Price	Premium

No Synergies	$16.67	8.3%
$5.4 Billion of Assumed Synergy Value	$19.26	25.0%
$10.0 Billion of Assumed Synergy Value	$21.52	39.7%
$20.0 Billion of Assumed Synergy Value	$26.31	70.9%

      Credit Rating Impact Considerations for General Motors. Bear Stearns evaluated the potential impact to the financial position and credit rating of General Motors resulting from the proposed transaction. The appropriate credit statistics of General Motors are compared before and after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and the exchange of 100 million shares of GM Class H common stock or New EchoStar Class C common stock, as the case may be, for outstanding GM liabilities and assuming the transaction closed on June 30, 2001. General Motors was analyzed excluding the financial results of GMAC. For a more complete description of General Motors on a pro forma basis after giving effect to the GM/ Hughes separation transactions, see “— Description of the Transactions— The GM/Hughes Separation Transactions.”

GM Excluding GMAC

Last 12
	Months	Pro Forma GM
	as of June 2001	(Excluding Hughes)

EBITDA/ Gross Interest Expense	12.4x	16.4x
Total Debt/ EBITDA	1.5x	1.3x
Total Debt/ Book Capitalization	47.5%	38.7%
EBITDA-Capital Expenditures/ Interest	(0.7x )	1.5x
Net Liquidity (in billions)	$(0.5)	$4.5

      Earnings Impact Considerations for General Motors. Bear Stearns examined the pro forma impact to General Motors’ earnings per share, or EPS, calculation for the GM $1 2/3 par value common stockholders after giving effect to the proposed $4.2 billion reduction of GM’s retained economic interest in Hughes and exchange of 100 million GM Class H common shares or New EchoStar Class C common stock, as the case may be, for outstanding GM liabilities.

Projected EPS	2001E	2002E

GM(a)	$3.08	$1.77
Add Back Attributable GM Class H Common Stock Loss(a)	0.38	0.20
Plus: Saved Interest Expense(b)	0.20	0.20

Pro Forma EPS	$3.66	$2.16
Accretion($)	$0.58	$0.39
Accretion(%)	18.7%	22.2%

(a)	Source: First Call earnings estimates for GM and Hughes as of October 19, 2001. 32.6% of Hughes’ loss excluded from GM’s earnings, after adjusting for the dividend paid to the holders of GM Series H preference stock.

(b)	Assumes cash received in $4.2 billion reduction of GM’s retained economic interest in Hughes and $1.9 billion accounts payable reduction from GM debt-for-equity exchange are invested at 3.0% pre-tax return and, tax-effected at the marginal rate of 38.0% in 2001 and 2002, using Wall Street consensus shares of 562 million and 563 million for 2001 and 2002, respectively.

      Pursuant to the engagement letter with respect to Bear Stearns, GM agreed to pay Bear Stearns fees of:

•	$1,000,000 on the date of such engagement letter (which amount is credited towards the amount payable under the third bullet below);

•	$500,000 payable upon delivery of its fairness opinion (which amount is credited towards the amount payable under the third bullet below); and

•	between $10,000,000 and $24,000,000 upon completion of the Transactions, such amount to be determined based upon the value of the Transactions at the time of announcement and closing.

GM has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

      Bear Stearns has in the past performed certain investment banking services for General Motors and affiliates of General Motors, for which services Bear Stearns has received compensation. As part of its investment banking business, Bear Stearns regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      In the ordinary course of its business, Bear Stearns may actively trade the equity and debt securities of General Motors, Hughes, EchoStar or their public affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Fairness Opinions of Hughes’ Financial Advisors

      A description of the fairness opinions of Hughes’ financial advisors in connection with the Transactions, Credit Suisse First Boston and Goldman Sachs, is set forth below. Because the fairness opinions of Credit Suisse First Boston and Goldman Sachs were delivered prior to the final determination of the necessary structural modifications to the Transactions described at “—GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements,” the following description does not reflect the fact that Hughes Holdings will become the parent company of Hughes in connection with the GM/ Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

       Credit Suisse First Boston Fairness Opinion

      Credit Suisse First Boston has acted as financial advisor for GM and Hughes in connection with the Hughes/ EchoStar merger. Hughes selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, expertise, reputation and its familiarity with GM and Hughes and their respective businesses. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

      In connection with Credit Suisse First Boston’s engagement, GM and Hughes requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including, in such capacity, GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable, of the exchange ratios pursuant to the Hughes/ EchoStar merger. On October 28, 2001, at a meeting of the GM board of directors and the Hughes board of directors held to consider the Hughes/ EchoStar merger, Credit Suisse First Boston rendered to the GM board of directors and the Hughes board of directors an oral opinion, which opinion was later confirmed by delivery of a written opinion, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications described in the opinion, the exchange ratios pursuant to the Hughes/ EchoStar merger were fair, from a financial point of view, to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM and holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable.

      The full text of Credit Suisse First Boston’s written opinion, dated as of October 28, 2001, to the GM board of directors and the Hughes board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto in Appendix C and is incorporated into this document by reference. Holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including, in such capacity, holders of GM $1 2/3 par value common stock and GM Class H common stock, are urged to, and should read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion is addressed and delivered to the GM board of directors and the Hughes board of directors in connection with their consideration of the Hughes/ EchoStar merger and does not constitute a recommendation with respect to how any stockholder of GM should vote or act on any matter relating to the Transactions or any other proposals described in this document. This summary of Credit Suisse First Boston’s opinion in this document is qualified in its entirety by reference to the full text of the opinion.

      In arriving at its opinion Credit Suisse First Boston reviewed:

•	certain publicly available business and financial information relating to Hughes and EchoStar;

•	execution versions of the Hughes/ EchoStar merger agreement, the GM/ Hughes separation agreement, the commitment letter relating to the Hughes/ EchoStar merger financing, the commitment letter relating to the PanAmSat stock sale financing, the implementation agreement, the PanAmSat stock purchase agreement, the supplemental agreement and guaranty entered into by and among GM, Hughes, EchoStar and The Samburu Warrior Revocable Trust, the pledge agreement entered into by and between GM and The Samburu Warrior Revocable Trust, the proposed amendments to the certificate of incorporation of Hughes relating to the classes of shares of Hughes common stock to be issued by Hughes in the GM/ Hughes separation transactions and the Hughes/ EchoStar merger and certain related documents;

•	certain financial forecasts prepared and provided to Credit Suisse First Boston by Hughes and EchoStar with respect to Hughes and EchoStar, respectively;

•	certain financial forecasts prepared and provided to Credit Suisse First Boston by the management of Hughes with respect to the pro forma combined entity resulting from the Hughes/ EchoStar merger, including estimates prepared and provided to Credit Suisse First Boston by the management of Hughes as to the cost savings and other potential synergies anticipated to result from the Hughes/ EchoStar merger, and Credit Suisse First Boston met with members of the management of Hughes and EchoStar to discuss the business and prospects of Hughes and EchoStar;

•	certain financial data of Hughes and EchoStar and certain stock market data relating to shares of GM Class H common stock and EchoStar Class A common stock, and Credit Suisse First Boston compared those data with similar data for publicly held companies in businesses similar to Hughes and EchoStar;

•	the financial terms of certain business combinations and other transactions which have been effected or announced; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the Hughes and EchoStar forecasts, Credit Suisse First Boston was advised and assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ and EchoStar’s managements as to the future financial performance of Hughes and EchoStar, respectively. Credit Suisse First Boston also assumed that the pro forma forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ management as to the cost savings and other potential synergies anticipated to result from the Hughes/ EchoStar merger, including the amount, timing and achievability thereof. For purposes of its analyses, Credit Suisse First Boston was advised and assumed, and was advised that for purposes of preparing the pro forma forecasts, the management of Hughes assumed, that:

•	the GM/ Hughes separation transactions, the Hughes/ EchoStar merger financing and the Hughes/ EchoStar merger will be completed or effected in accordance with the terms of the principal transaction agreements, without waiver, amendment or modification of any material representation, warranty, covenant, condition or other agreement contained therein;

•	in the course of obtaining any necessary regulatory or third party approvals for such transactions, no delay, condition or restriction will be imposed that will have an adverse effect on the contemplated benefits of such transactions to Hughes and EchoStar;

•	any adjustment (pursuant to the GM/ Hughes separation agreement or implementation agreement) to the number of shares of GM Class H common stock that may be issued by GM pursuant to GM debt-

for-equity exchanges will not have any adverse effect on the contemplated benefits of such transactions to the holders of Hughes Class C common stock; and

•	neither the completion of the GM/ Hughes separation transactions, the financing related to the PanAmSat stock sale, the Hughes/ EchoStar merger financing, the GM debt-for-equity exchanges or the Hughes/ EchoStar merger nor the existence or occurrence of any past or future events and circumstances will have an adverse effect on the contemplated tax treatment of any such transactions. For purposes of its opinion, Credit Suisse First Boston has, with the consent of the GM board of directors and the Hughes board of directors, also assumed that all of the principal transaction agreements conform to the forms reviewed by it in all respects material to its analyses, and that the definitive loan agreements with respect to the financing related to the PanAmSat stock sale and the Hughes/ EchoStar merger financing, when executed, will not contain any material terms other than those set forth in the commitment letter relating to the PanAmSat stock sale financing or the commitment letter relating to the Hughes/ EchoStar merger financing, as the case may be.

      Credit Suisse First Boston was advised by the GM board of directors and the Hughes board of directors, and Credit Suisse First Boston assumed, that the Hughes/ EchoStar merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Hughes or EchoStar, nor was Credit Suisse First Boston furnished with any such evaluation or appraisal. Credit Suisse First Boston’s opinion is necessarily based upon information available to it and financial, economic, market and other conditions as they exist and can be evaluated on the date of its opinion. Credit Suisse First Boston did not express any opinion as to the actual value of the shares of Hughes Class C common stock or the prices at which such shares would trade at any time.

      Hughes has agreed to pay Credit Suisse First Boston for its financial advisory services in connection with the Hughes/ EchoStar merger an aggregate fee equal to $25 million upon the completion of the Hughes/ EchoStar merger. Hughes has also agreed to reimburse Credit Suisse First Boston for all reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel of Credit Suisse First Boston if approved in advance by Hughes, and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws arising out of this engagement. Also in connection with the Hughes/ EchoStar merger, EchoStar has agreed to pay Credit Suisse First Boston customary fees for certain financial services in connection with the Hughes/ EchoStar merger financing and for financial services in connection with Vivendi Universal’s $1.5 billion equity investment in EchoStar, but unrelated to this opinion and to the engagement of Credit Suisse First Boston to render this opinion. Hughes has separately agreed to pay Credit Suisse First Boston for its financial advisory services in connection with a potential sale of PanAmSat. PanAmSat has also separately agreed to pay Credit Suisse First Boston for its financial services in connection with the refinancing of the $1.725 billion loan from Hughes to PanAmSat. In addition, Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Hughes, GM, EchoStar and/or certain of their affiliates unrelated to the Hughes/ EchoStar merger, for which services Credit Suisse First Boston has received, and expects to receive, customary compensation. Credit Suisse First Boston did not advise GM in connection with the GM/ Hughes separation transactions, the financing related to the PanAmSat stock sale, the Hughes/ EchoStar merger financing, the GM debt-for-equity exchanges or the Hughes/ EchoStar merger, other than by providing this opinion to the GM board of directors, in consideration of which GM indemnified Credit Suisse First Boston and certain related persons for losses arising in connection with or as a result of its opinion and related matters. Furthermore, in the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Hughes, GM, EchoStar, PanAmSat and/or certain of their affiliates for their own accounts and for the accounts of customers, and, accordingly, may at any time hold a long or short position in those securities.

      In preparing its opinion to the GM board of directors and the Hughes board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GM and Hughes. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Hughes or EchoStar, or any business segment thereof, or the Hughes/ EchoStar merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston’s analyses and estimates are inherently subject to substantial uncertainty.

      Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the GM board of directors and the Hughes board of directors in their evaluation of the Hughes/ EchoStar merger and should not be viewed as determinative of the views of the GM board of directors and the Hughes board of directors or their respective managements with respect to the Hughes/ EchoStar merger or the exchange ratios pursuant to the Hughes/ EchoStar merger agreement. The summary set forth below at “—Joint Presentation of Hughes’ Financial Advisors” does not purport to be a complete description of the analyses performed by Credit Suisse First Boston.

          Goldman Sachs Fairness Opinion

      On October 28, 2001, Goldman Sachs delivered its oral opinion, later confirmed in writing, to the GM board of directors and the Hughes board of directors that, based upon and subject to the matters described in the opinion and based upon such other matters as Goldman Sachs considered relevant, as of the date of that opinion and based on market conditions on that date, the exchange ratios set forth in the Hughes/ EchoStar merger agreement were fair from a financial point of view to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM, the holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable.

      The full text of the written opinion of Goldman Sachs, dated October 28, 2001, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document in Appendix C and is incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of the GM board of directors and the Hughes board of directors in connection with their consideration of the Hughes/ EchoStar merger and certain related transactions. The Goldman Sachs opinion does not in any respect address GM’s or Hughes’ underlying business decision to effect the Hughes/ EchoStar merger, the GM/ Hughes separation transactions or the GM debt-for-equity exchanges, or constitute a recommendation as to how any holders of the GM $1 2/3 par value common stock and GM Class H common stock should vote with respect to any of the proposals relating to the Transactions or any other proposal described in this document. The Goldman Sachs opinion is necessarily based upon information available to Goldman Sachs and financial, economic, market and other conditions as they exist and can be evaluated as of the date of its opinion. We urge you to read the Goldman Sachs opinion in its entirety.

      In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the Hughes/ EchoStar merger agreement;

•	the implementation agreement;

•	the GM/ Hughes separation agreement;

•	the supplemental agreement and guaranty among GM, Hughes, EchoStar and The Samburu Warrior Revocable Trust;

•	the pledge agreement between GM and The Samburu Warrior Revocable Trust;

•	the commitment letter relating to the Hughes/ EchoStar merger financing;

•	the commitment letter relating to the PanAmSat stock sale financing;

•	the PanAmSat stock purchase agreement;

•	the annual reports to stockholders of GM for each of the five years ended December 31, 2000;

•	the annual reports to stockholders of PanAmSat on Form 10-K for each of the three years ended December 31, 2000;

•	the annual reports to stockholders of EchoStar on Form 10-K for each of the five years ended December 31, 2000;

•	certain quarterly reports to stockholders of EchoStar on Form 10-Q;

•	various prospectuses and offering memoranda of EchoStar with respect to certain EchoStar public debt securities;

•	certain other communications from GM and EchoStar to their respective stockholders; and

•	certain internal financial analyses and forecasts for Hughes and EchoStar (and certain of their affiliates) prepared by their managements, including certain other estimates prepared by Hughes management as to cost savings and other potential synergies expected to result from the Hughes/ EchoStar merger.

      Goldman Sachs also held discussions with members of the senior managements of Hughes, PanAmSat and EchoStar regarding their assessment of the past and current business operations, financial condition, and future prospects of their respective companies including, in the case of Hughes and EchoStar, discussions of the strategic rationale for and the potential benefits of the Hughes/ EchoStar merger and related transactions, including the synergies. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of GM Class H common stock and EchoStar Class A common stock;

•	compared certain financial information for Hughes and EchoStar and certain stock market information for EchoStar with similar information for certain other companies, the securities of which are publicly traded; and

•	reviewed the financial terms of certain recent business combinations in the communications, direct-to-home satellite broadcast and media industries, specifically, and in other industries, generally, and performed such other studies and analyses as it considered appropriate.

      Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the GM board of directors and the Hughes board of directors, that the financial forecasts provided to Goldman Sachs, including the synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Hughes and EchoStar (and certain of their affiliates), as applicable, and that such forecasts will be realized in the amounts and at the time contemplated thereby. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the transactions contemplated by the Hughes/ EchoStar merger agreement and the implementation agreement will be obtained without any adverse effect on Hughes, GM, EchoStar or the combined company following the Hughes/ EchoStar merger or the contemplated benefits thereof reflected in such financial forecasts. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Hughes or EchoStar or any of their subsidiaries and has not been furnished with any such evaluation or appraisal.

      In addition, Goldman Sachs assumed:

•	the GM/ Hughes separation transactions, the GM debt-for-equity exchanges, any financing relating to the PanAmSat stock sale, the Hughes/ EchoStar merger financing and certain related transactions will be completed as contemplated by the Hughes/ EchoStar merger agreement, the implementation agreement, the GM/ Hughes separation agreement and certain related agreements contemplated thereby (including with respect to the tax treatment of each of such transactions) and Goldman Sachs took into account the terms of such transactions, among other things, in its analyses; and

•	the Hughes/ EchoStar merger will be treated as a tax-free reorganization for U.S. federal income tax purposes.

      Goldman Sachs expressed no opinion whatsoever as to:

•	the GM/ Hughes separation transactions, the GM debt-for-equity exchanges, any financing relating to the PanAmSat stock sale, the Hughes/ EchoStar merger financing and certain related transactions or the likelihood of their completion;

•	the fairness of the GM/Hughes separation transactions or the GM debt-for-equity exchanges, or the fairness to, or as between, each of the holders of the GM $1 2/3 par value common stock and GM Class H common stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 par value common stock and to the holders of the GM Class H common stock in the GM/Hughes separation transactions or the GM debt-for-equity exchanges;

•	the prices at which the shares of Hughes Class C common stock may trade if and when they trade publicly; or

•	the relative merits of the Hughes/ EchoStar merger and alternative potential transactions.

      Set forth below at “—Joint Presentation of Hughes’ Financial Advisors” is a summary of the material financial analyses used by Goldman Sachs in connection with providing its October 28, 2001 written opinion to the boards of directors of GM and Hughes.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinion of Goldman Sachs. In arriving at its opinion, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. No company or transaction used by Goldman Sachs in its analyses as a comparison is directly comparable to Hughes or EchoStar or the proposed Hughes/ EchoStar merger. The analyses were prepared solely for purposes of Goldman Sachs’ providing its opinion to the GM board of directors and the Hughes board of directors as to the fairness from a financial point of view of the exchange ratios set forth in the Hughes/ EchoStar merger agreement to the holders of Hughes Class C common stock immediately prior to the Hughes/ EchoStar merger, including GM, the holders of GM $1 2/3 par value common stock and GM Class H common stock, as applicable. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of GM, Hughes,

EchoStar, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

      As described above, Goldman Sachs’ opinion to the GM board of directors and the Hughes board of directors was one of many factors taken into consideration by the GM board of directors and the Hughes board of directors in making their determination to approve the Hughes/ EchoStar merger and certain related transactions. The summary set forth below at “—Joint Presentation of Hughes’ Financial Advisors” does not purport to be a complete description of the analyses performed by Goldman Sachs.

      Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Hughes and GM, having provided certain investment banking services to Hughes and GM from time to time, including:

•	having advised Hughes in its purchase of an equity interest in Thomson multimedia in December 1998;

•	having acted as underwriter with respect to the initial public offering of 100 million shares of common stock of Delphi Automotive Systems Corporation, a wholly owned subsidiary of GM at the time of the transaction in February 1999;

•	having acted as financial advisor to Hughes in connection with its acquisition of the medium power direct broadcast satellite business of PRIMESTAR Inc. in April 1999;

•	having acted as underwriter in connection with the Delphi Automotive Systems Corporation offering of aggregate principal amount $500 million of 6.15% Notes due May 2004 in April 1999, of aggregate principal amount $500 million of 6.50% Notes due May 2009 in April 1999, and of aggregate principal amount $500 million of 7.125% Notes due May 2029 in April 1999;

•	having acted as underwriter with respect to certain GMAC mortgage securitizations of aggregate principal amount $1.0 billion in June 1998, aggregate principal amount $1.362 billion in February 1999, aggregate principal amount $1.0 billion in June 1999 and of aggregate principal amount $1.150 billion in October 1999;

•	having acted as bookrunner with respect to the Delphi Automotive Systems Corporation Stock Repurchase Program in May 2000; and

•	having acted as bookrunner in connection with the GM Nova Scotia Finance Company offering of aggregate principal amount $750 million of 6.85% Notes due October 2008 in October 2001.

Goldman Sachs has also acted as financial advisor to Hughes in connection with, and has participated in certain of the negotiations leading up to, the definitive agreements relating to the Hughes/ EchoStar merger and certain related transactions.

      Goldman Sachs has also provided certain investment banking services to EchoStar and its affiliates from time to time. Goldman Sachs may also provide investment banking and advisory services to GM, Hughes, EchoStar and their respective affiliates in the future.

      Hughes selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Hughes/ EchoStar merger.

      Goldman Sachs provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hughes (after the Hughes split-off), GM, EchoStar or their respective affiliates, for its own account or the accounts of customers.

      Pursuant to a letter agreement dated July 10, 2000, Hughes engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Hughes has agreed to pay Goldman Sachs a fee of about $25 million upon the completion of the Hughes/ EchoStar merger. In addition, Hughes has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. GM has also agreed to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws, pursuant to a letter agreement dated October 9, 2001.

          Joint Presentation of Hughes’ Financial Advisors

      On October 28, 2001, Credit Suisse First Boston and Goldman Sachs made a joint presentation to the boards of directors of GM and Hughes. A description of the analyses of Credit Suisse First Boston and Goldman Sachs presented to the boards of directors of GM and Hughes is set forth below. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Credit Suisse First Boston and Goldman Sachs, the tables must be read together with the full text of each summary. The tables alone are not a complete description of the financial analyses of Credit Suisse First Boston and Goldman Sachs.

          Pro Forma Combination Analysis

      Pro Forma Ownership. Credit Suisse First Boston and Goldman Sachs reviewed the pro forma ownership of New EchoStar, based on the estimated economics and voting power, for:

•	current holders of GM Class H common stock;

•	current holders of GM $1 2/3 par value common stock;

•	former GM debtholders/other interests;

•	current holders of EchoStar Class A common stock; and

•	Charles W. Ergen, the beneficial owner of all outstanding shares of EchoStar Class B common stock.

      For the purpose of this analysis, Credit Suisse First Boston and Goldman Sachs assumed that GM will exchange 100 million shares of its GM Class H common stock for outstanding GM liabilities, resulting in current GM debtholders owning shares of GM Class H common stock. Based on these assumptions, the analysis indicated that the holders of GM Class H common stock would receive about 52.8% of the outstanding common equity of New EchoStar and the holders of GM $1 2/3 par value common stock would receive about 2.8% of the outstanding common equity of New EchoStar. For the purposes of analyzing the pro forma ownership of voting interest in the equity of New EchoStar, Credit Suisse First Boston and Goldman Sachs assumed, for indicative purposes, that New EchoStar Class A common stockholders (currently EchoStar Class A common stockholders) have one vote per share, New EchoStar Class B common stockholders (currently EchoStar Class B common stock owned by Charles W. Ergen) have 10 votes per share, and New EchoStar Class C common stockholders (currently holders of GM Class H common stock and other interests) have 4.5 votes per share. Based on these assumptions, the analysis indicated that the holders of GM Class H common stock would receive about 48.9% of the voting interest in the equity of New EchoStar and the holders of GM $1 2/3 par value common stock would receive about 2.6% of the voting interest in the equity of New EchoStar. The following table shows the results of this analysis.

	Current
	Hughes	Hughes/EchoStar	Pro Forma
	Economic	Economic	Voting

Current GM Class H common stockholders	69.5%	52.8%	48.9%
Current GM $1 2/3 par value common stockholders	30.5%	2.8%	2.6%
Former GM debtholders/other interests	NA	8.0%	7.4%
Current EchoStar Class A common stockholders	NA	18.3%	3.8%
Charles W. Ergen, the beneficial owner of all outstanding shares of EchoStar Class B common stock	NA	18.0%	37.3%

Total	100.0%	100.0%	100.0%

      Pro Forma Credit Analysis. Credit Suisse First Boston and Goldman Sachs reviewed certain estimated future operating and financial information, including, among other things, revenues, EBITDA, total pre-subscriber acquisition cost, or “pre-SAC,” EBITDA, total debt and total cash, for the pro forma combined entity, including synergies, based on Hughes and EchoStar management estimates. Based on these estimates, Credit Suisse First Boston and Goldman Sachs analyzed:

•	the total debt per subscriber;

•	the total debt/ EBITDA ratio; and

•	the total debt/ pre-SAC EBITDA ratio.

Based on the pro forma credit analysis, the ratios of the pro forma combined company were generally consistent with the ratios that typically exist for companies that have a BB- rating by Standard and Poor’s Ratings Services. The following table shows the results of this analysis.

Credit Statistics	2001	Closing	2002	2003	2004	2005

Total Debt/ Subscriber	$390	$785	$684	$588	$441	$339
Total Debt/ EBITDA	7.2x	8.8x	7.2x	3.4x	1.8x	0.9x
Total Debt/ Pre-SAC EBITDA	1.9x	3.2x	2.9x	2.0x	1.3x	0.7x

          Relative Valuation of Hughes and EchoStar

      Hughes Sum-of-the-Parts Valuation. Credit Suisse First Boston and Goldman Sachs analyzed the value of each of the business units of Hughes based on certain financial projections for Hughes prepared by the management of Hughes, and by utilizing several valuation methodologies, including a DCF valuation, an analysis of comparable merger transaction multiples, an analysis of the trading multiples of comparable companies to Hughes’ business units and other valuation methodologies as Credit Suisse First Boston or Goldman Sachs believed were appropriate.

      Credit Suisse First Boston and Goldman Sachs, based upon their judgment as experienced financial advisors, jointly derived a range of valuations for each of the business units of Hughes as set forth in the table below. This valuation methodology indicated a range of equity values for Hughes of $19.3 billion to $26.0 billion, or $13.90 to $18.70 per share. In their valuation of the “Corporate/ Other” assets of Hughes, Credit Suisse First Boston and Goldman Sachs have included the DCF value of Hughes’ reserves and other corporate expenses incorporated in the projections provided to Credit Suisse First Boston and Goldman Sachs by Hughes management.

		Value

Asset	Ownership	Low	High

		(in billions, except
		per share data)
DIRECTV, INC.	100%	$17.3	$22.1
PanAmSat	81%	4.3	4.5
DIRECTV Latin America	73%	0.2	0.5
Hughes Network Systems	100%	0.9	2.2
Broadband	100%	0.2	0.2
Equity Investments/ Other	NA	0.6	0.6
Corporate/ Other	100%	(3.3)	(3.2)

Sum-of-the-Parts Value		20.2	26.9
Corporate Adjusted Net Debt		(0.9)	(0.9)

Equity Value		19.3	26.0
Equity Value per Share		$13.90	$18.70

      EchoStar Valuation Analyses. Credit Suisse First Boston and Goldman Sachs analyzed the value of EchoStar based on certain financial projections for EchoStar prepared by the management of EchoStar, and by utilizing several valuation methodologies, including a DCF valuation, an analysis of comparable merger transaction multiples, an analysis of the trading multiples of comparable companies to EchoStar and other valuation methodologies as Credit Suisse First Boston or Goldman Sachs believed were appropriate.

      Credit Suisse First Boston and Goldman Sachs, based upon their judgment as experienced financial advisors, jointly derived a range of valuations for EchoStar as set forth in the table below. This valuation methodology indicated a range of equity values for EchoStar of $13.8 billion to $18.6 billion, or $28.75 to $38.55 per share.

	Value

Asset	Low	High

	(in billions, except
	per share data)
Enterprise Value	$16.7	$21.5
Adjusted Net Debt	(2.9)	(2.9)

Equity Value	13.8	18.6
Value per Share	$28.75	$38.55

      Valuation Summary. Based on the valuations of Hughes and EchoStar as derived by Credit Suisse First Boston and Goldman Sachs as set forth above, Credit Suisse First Boston and Goldman Sachs calculated the implied exchange ratio of GM Class H common stock shares per EchoStar share. The following table shows the results of this analysis.

	Hughes		EchoStar		Implied

	Equity	Per Share	Equity	Per Share	Exchange
	Value	Value	Value	Value	Ratio

	(in billions, except per share data)
Transaction Exchange Ratio					1.37x
Valuation
Low	$19.3	$13.90	$13.8	$28.75	2.07x
High	26.0	18.70	18.6	38.55	2.06

      Public Market Valuation. Credit Suisse First Boston and Goldman Sachs derived implied historical exchange ratios by dividing the closing price per share of EchoStar Class A common stock by the closing price per share of GM Class H common stock for each trading day in the period from October 25, 2000 though October 25, 2001. Credit Suisse First Boston and Goldman Sachs calculated that the implied exchange ratio as of October 25, 2001 was 1.71. Credit Suisse First Boston and Goldman Sachs also calculated the average implied exchange ratios for each of the following periods ending October 25, 2001:

Implied
Period	Exchange Ratio

1 Week	1.69
1 Month	1.75
3 Month	1.56
6 Month	1.50
12 Month	1.37

      Contribution Analysis. Credit Suisse First Boston and Goldman Sachs analyzed the relative income statement contribution of Hughes and EchoStar to New EchoStar on a pro forma basis, including, among other things, revenues, pre-SAC EBITDA, EBITDA and subscribers, before taking into account any of the possible benefits that may be realized following the Hughes/ EchoStar merger based on estimated 2001, 2002 and 2003 results and based on financial data and on the assumptions provided to Credit Suisse First Boston and Goldman Sachs by Hughes’ and EchoStar’s managements. In performing this analysis, Credit Suisse First Boston and Goldman Sachs adjusted the relative income statement contribution of Hughes and EchoStar by the leverage, or net debt, that each company has prior to the Hughes/ EchoStar merger. Credit Suisse First Boston and Goldman Sachs calculated the relative income statement contribution of Hughes and EchoStar by subtracting the net debt of New EchoStar from the product of the unadjusted ownership and the pro forma enterprise value, and divided the resulting number by the pro forma equity value of New EchoStar. Based on these calculations, Credit Suisse First Boston and Goldman Sachs derived the implied exchange ratio of Hughes shares per EchoStar share. The following table shows the results of this analysis.

		Hughes	Implied
	Hughes	Implied	Exchange
	Contribution	Ownership	Ratio

Transaction Exchange Ratio			1.37x
Estimated 2001
Revenue	67.9%	70.5%	1.20x
Pre-SAC EBITDA	59.4%	60.4%	1.89
EBITDA	50.3%	49.6%	2.93
Subscribers	56.5%	57.0%	2.17
Estimated 2002
Revenue	67.0%	69.4%	1.27x
Pre-SAC EBITDA	60.8%	62.1%	1.76
EBITDA	40.0%	37.3%	4.84
Subscribers	55.9%	56.3%	2.24
Estimated 2003
Revenue	67.9%	70.5%	1.21x
Pre-SAC EBITDA	61.9%	63.3%	1.67
EBITDA	50.0%	49.2%	2.98
Subscribers	55.9%	56.2%	2.24

      Analysis of Synergy on Implied Trading Price. Credit Suisse First Boston and Goldman Sachs analyzed the implied premium on the current, one-month average and two-month average closing price of GM Class H common stock based on the implied share price of New EchoStar and assuming certain amounts of the net present value of potential synergies resulting from the combination of the two companies. Credit Suisse First Boston and Goldman Sachs calculated the implied share price of New EchoStar by dividing (1) the sum of the current equity market capitalization of Hughes and EchoStar (based on closing prices as of October 25, 2001) and the various assumed net present values of potential synergies by (2) the number of shares outstanding of New EchoStar. Based on assumed net present values of potential synergies of $0 to $15 billion, this analysis indicates a range of implied premiums to GM Class H common stock of 8.2% to 55.7% based on the current closing price (as of October 25, 2001), 19.4% to 71.9% based on the one-month closing price (for the period ending October 25, 2001) and 12.2% to 61.5% based on the two-month closing price (for the period ending October 25, 2001). The following table shows the results of this analysis.

	Implied Premium

	Current	One Month	Two Month
Assumed Net Present Value of Synergies	$15.40	$13.95	$14.85

$ 0.0	8.2%	19.4%	12.2%
2.5	16.1%	28.2%	20.4%
5.0	24.0%	36.9%	28.6%
7.5	32.0%	45.7%	36.8%
10.0	39.9%	54.4%	45.1%
12.5	47.8%	63.2%	53.3%
15.0	55.7%	71.9%	61.5%

      Gives/Gets Analysis. Credit Suisse First Boston and Goldman Sachs analyzed the impact of the Hughes/ EchoStar merger on the equity value of Hughes before and after the Hughes/ EchoStar merger, assuming a 50% realization of the assumed net present value of potential synergies. Based on this analysis, the proposed transaction would increase the equity value of Hughes from $21.4 billion, or $15.40 per share, to a range of $38.6 billion to $43.1 billion, or a range of $21.50 to $24.02 per share, and would be accretive to the share price of Hughes. The following table shows the results of this analysis.

					Accretion/
	Equity Value		Per Share		(Dilution)

	Low	High	Low	High	Low	High

	(in billions, except per share data)
Current	$21.4		$15.40
Total Impact of Recapitalization	$(4.2)	$(3.2)	$(0.28)	$0.63	NA	NA
Post Recapitalization Equity Value Merger	$17.2	$18.2	$15.12	$16.03	NA	NA
Market Value of EchoStar	$12.7	$12.7	$1.52	$1.19	10.1%	7.4%
Synergies Recognized by Market	8.9	12.4	4.96	6.91	32.8%	43.1%
Transaction Fees	(0.2)	(0.2)	(0.11)	(0.11)	(0.7)%	(0.7)%
Total Impact of Hughes/ EchoStar Merger	$21.4	$24.9	$6.38	$7.99	42.2%	49.8%
Post-Transaction	$38.6	$43.1	$21.50	$24.02	42.2%	49.8%

Requisite GM Common Stockholder Approval of the Transactions

      As described in greater detail at “GM Consent Solicitation Matters— Solicitation of Written Consent of GM’s Common Stockholders— Matters to be Approved,” GM $1 2/3 par value common stockholders and GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power, are being asked to approve the following two proposals as a condition to the completion of the Transactions:

•	Approval of GM Charter Amendment. This proposal consists of the approval of an amendment to Article Fourth of the GM restated certificate of incorporation which would, among other things, add a provision that will enable the GM board of directors to reduce the denominator of the GM Class H fraction in connection with the Hughes recapitalization and add a redemption feature to the terms of the GM Class H common stock to make such stock redeemable in exchange for shares of Hughes Holdings Class C common stock pursuant to the Hughes split-off. In addition, this proposal includes the approval of an amendment to Article Fourth to expressly provide that the completion of the GM/Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation.

•	Ratification of All Other Aspects of the Transactions. This proposal consists of the ratification of all other aspects of the Transactions, including, among other things, the Hughes recapitalization and the Hughes dividend distribution, the Hughes split-off, the Hughes/EchoStar merger and other related transactions.

      Although these two proposals are separate matters to be voted upon by GM common stockholders, these proposals are expressly conditioned on each other. This means that BOTH of these proposals must be approved by GM $1 2/3 par value common stockholders and GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the proposals relating to the Transactions. Accordingly, if you wish to approve the proposals relating to the Transactions, you should vote to approve BOTH of these proposals.

      As described in greater detail elsewhere in this document, the GM board policy statement regarding certain capital stock matters requires under certain circumstances that GM make a pro rata distribution, in accordance with the GM Class H fraction, to GM Class H common stockholders of a portion of certain asset transfers from Hughes to GM unless such transfer is approved by a requisite vote of the GM common stockholders (including the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class). By voting to approve and ratify all other aspects of the Transactions, GM common stockholders will be approving and consenting, in accordance with the terms of the GM board policy statement, to an asset transfer from Hughes to GM consisting of the Hughes dividend distribution. As a result of such consent, there will be no pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders based on the GM Class H fraction. For more information, see “GM Capital Stock— GM Board Policy Statement.”

      In addition to the two proposals described above, which we sometimes refer to as the “proposals relating to the Transactions,” GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve a third proposal, which is a further amendment to the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after the completion of the Hughes split-off. However, you should understand that the completion of the Transactions is NOT conditioned on the approval by GM common stockholders of this third proposal.

      GM will not complete the GM/ Hughes separation transactions unless it obtains approval of the proposals relating to the Transactions by the holders of:

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation.

      When voting together as a single class with respect to any proposal, holders of record of GM $1 2/3 par value common stock are entitled to one vote per share and holders of record of GM Class H common stock are entitled to 0.20 of a vote per share. If General Motors obtains both of the first two GM stockholder approvals described above, it will also have obtained the third GM stockholder approval described above: the approval of a majority of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation. If these approvals are obtained for each proposal described above, such proposals will have received the requisite GM common stockholder approval.

      The series of related transactions comprising the GM/Hughes separation transactions and the Hughes/EchoStar merger are all part of a single plan. By approving and consenting to the two proposals relating to the Transactions, the GM common stockholders will be approving and ratifying all aspects of the Transactions. The Hughes/ EchoStar merger has already been approved under Delaware law by the boards of directors of Hughes and Hughes Holdings and by General Motors as the sole stockholder of Hughes and Hughes Holdings.

      If the proposals relating to the Transactions are not approved by the GM common stockholders, neither the GM/ Hughes separation transactions nor the Hughes/ EchoStar merger will be completed.

      If the proposals relating to the Transactions are not approved by the GM common stockholders under certain circumstances in which GM or Hughes enters into or completes a competing transaction, the Hughes/ EchoStar merger agreement would require Hughes to make certain payments to EchoStar. For more information, see “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement” below.

      The GM board of directors has unanimously approved the Transactions and has determined that the Transactions are advisable and in the best interests of General Motors and in the best interests of the GM common stockholders. The GM board of directors also has determined that the Transactions are fair to both classes of GM common stockholders. The GM board of directors recommends that GM common stockholders vote to APPROVE EACH OF THE PROPOSALS described in this document.

     Certain Effects of the Transactions on GM Common Stockholders

      The following is a description of certain effects of the Transactions on GM’s two classes of common stockholders. As described below, the Transactions will have differing effects on and consequences for holders of GM $1 2/3 par value common stock and holders of GM Class H common stock. For an explanation of material U.S. federal income tax consequences of the Transactions to GM’s common stockholders, see “—Material U.S. Federal Income Tax Considerations Relating to the Transactions” below.

      GM Class H Common Stockholders. As a result of the GM/ Hughes separation transactions, Hughes Holdings will become an independent, publicly owned company, separate from GM (except for any shares that may be retained or otherwise disposed of by GM, as described in this document). Immediately after the GM/ Hughes separation transactions, EchoStar will merge with Hughes Holdings, which will be the surviving corporation in the merger. In the GM/ Hughes separation transactions, GM Class H common stockholders will receive one share of Hughes Holdings Class C common stock in exchange for each share of GM Class H common stock they own. Pursuant to the Hughes/ EchoStar merger, each of these shares will remain outstanding and become a share of New EchoStar Class C Common Stock. Accordingly, the former GM Class H common stockholders will no longer be holders of a “tracking stock” of General Motors, but instead will be holders of a more conventional common stock of New EchoStar. Upon the completion of the Transactions, the former GM Class H common stockholders, together with GM (or the GM $1 2/3 par value common stockholders, as applicable), will hold more than 50% of the voting power and economic interest in New EchoStar. As part of the GM/ Hughes separation transactions, Hughes will distribute to General Motors a dividend of up to $4.2 billion and GM’s retained economic interest in Hughes will be reduced by a commensurate amount.

      Further, pursuant to the implementation agreement, New EchoStar may be required to indemnify General Motors for certain liabilities, including with respect to the historical operation of the Hughes and EchoStar businesses. See “Description of Principal Transaction Agreements— Implementation Agreement— Indemnification for Tax Liabilities” and “—Other General Indemnification.”

      GM $1 2/3 Par Value Common Stockholders. As a result of the GM/ Hughes separation transactions, each share of GM Class H common stock will be exchanged for one share of Hughes Holdings Class C common stock and all outstanding shares of GM Class H common stock will be redeemed and canceled. Consequently, after the completion of the GM/ Hughes separation transactions, General Motors will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. General Motors will then no longer have “tracking stock” and will be primarily focused on its core automotive and related businesses. As a result, GM will no longer have a dual-class common stock capital structure. After the Transactions, the GM $1 2/3 par value common stockholders will continue to hold their shares of GM $1 2/3 par value common stock. However, their shares will reflect only the financial performance of the remaining GM businesses, which will not include Hughes except through and to the extent of any GM ownership of New EchoStar C common stock after the Transactions. Unless required by the IRS as described below, GM $1 2/3 par value common stockholders will not receive shares of Hughes Holdings or New EchoStar.

      As part of the GM/ Hughes separation transactions, General Motors will receive a dividend in an amount of up to $4.2 billion from Hughes and GM’s retained economic interest in Hughes will be reduced by a commensurate amount. After the Transactions and the completion of any GM debt-for-equity exchanges, based on assumptions about certain variable factors described elsewhere in this document, General Motors would retain, if permitted by the IRS, shares of New EchoStar Class C common stock representing about           % of the outstanding common stock of New EchoStar and           % of New EchoStar’s total voting power. However, if GM is not permitted by the IRS to retain such shares of New EchoStar Class C common stock, GM would distribute these shares pro rata to GM $1 2/3 par value common stockholders as part of the GM/Hughes separation transactions. For a description of the assumptions on which these percentages are based, see “—Description of the Transactions— The Hughes/ EchoStar Merger— Shares Outstanding and Voting Power of New EchoStar.” As described in greater detail elsewhere in this document, whether and to what extent GM would hold any shares such that it would be able to engage in GM debt-for-equity exchanges after the Transactions or to retain any ownership interest in New EchoStar after the Transactions will depend upon a number of factors that will not be known until immediately before the completion of the Transactions, including, among other things, the actual amount of the Hughes dividend distribution and the average market price of GM Class H common stock during a specified period preceding that time. For more information, see “—Description of the Transactions— The GM/ Hughes Separation Transactions— The Hughes Recapitalization— Illustration of the Effect of the Hughes Recapitalization.” Through and to the extent of any GM ownership of New EchoStar Class C common stock after the Transactions, the GM $1 2/3 par value common stockholders will have a derivative interest in New EchoStar following the Hughes/ EchoStar merger. However, as a result of the Hughes recapitalization, GM’s ownership interest in New EchoStar will be significantly smaller than the retained economic interest GM held in Hughes prior to the Transactions.

      Pursuant to the implementation agreement entered into among General Motors, Hughes Holdings, Hughes and EchoStar, General Motors may be required to indemnify New EchoStar for certain liabilities, including with respect to the historical operation of GM’s core automotive and related businesses. In addition, this agreement includes certain indemnification obligations of New EchoStar in favor of GM, including with respect to the historical operation of the Hughes business. See “Description of Principal Transaction Agreements— Implementation Agreement— Other General Indemnification.”

EchoStar Background and Considerations

   EchoStar’s Development of the Hughes/EchoStar Merger

      EchoStar has from time to time evaluated opportunities for strategic investments or acquisitions that would complement its services and products, enhance its technical capabilities or otherwise offer growth opportunities and, in some cases, EchoStar has entered into negotiations or agreements with respect to such opportunities.

      In the fall of 2000, as described above at “—GM Background and Considerations— GM’s Development of the Transactions,” General Motors and Hughes were considering the possibility of a strategic combination between Hughes and another company in the telecommunications industry with significant distribution and/or content production capabilities and contacted a variety of industry participants, including EchoStar, in this regard. After discussions among EchoStar’s senior management and its financial and legal advisors, and after consultation with the EchoStar board of directors, EchoStar publicly expressed an interest in entering into discussions with Hughes regarding the possibility of a strategic combination. EchoStar’s management was interested in pursuing such discussions because it recognized that EchoStar’s strategic position could be improved substantially by a transaction involving Hughes that would further its objectives of significant growth in its subscriber base, rationalization of the use of satellite spectrum and accelerated technological development, particularly in light of the increasingly difficult competition in the multi-channel video programming distribution market from cable operators. After preliminary discussions with representatives of GM and Hughes, EchoStar was informed by GM that, at that point in time, and based on the terms of EchoStar’s indication of interest, GM and Hughes had determined not to pursue further discussions with EchoStar. In November 2000, EchoStar announced that its initial overtures to GM regarding a potential transaction with Hughes had been rejected. Shortly thereafter, it was publicly reported that General Motors and Hughes had entered into discussions with The News Corporation and Sky Global Networks regarding a transaction involving a combination of Hughes and Sky Global Networks.

      By March 2001, subsequent to news reports that indicated that General Motors and Hughes had not reached any definitive agreement with The News Corporation and Sky Global Networks, EchoStar, GM and Hughes reinitiated discussions to explore whether a business combination between Hughes and EchoStar was feasible and whether mutually agreeable terms for a combination transaction could be developed. During March and April of 2001, discussions occurred among EchoStar, GM and Hughes and their respective advisors regarding the feasibility of combining the businesses of EchoStar and Hughes and various possible transaction structures that could both meet EchoStar’s objectives for such a combination and prove attractive to GM and Hughes. During this period, EchoStar consulted with members of the EchoStar board on the significant aspects of the discussions with GM and Hughes. GM subsequently issued its press release of May 1, 2001, discussed above at “—GM Background and Considerations— GM’s Development of the

Transactions,” in which GM indicated that GM and Hughes would be pursuing their discussions and negotiations with The News Corporation and Sky Global Networks. Representatives of GM informed EchoStar of the determination of GM and Hughes, in light of the proposals as then presented by EchoStar, not to pursue, at that time, further discussions with EchoStar about a possible combination with Hughes.

      Notwithstanding GM’s May 1, 2001 announcement, EchoStar’s management continued to believe that a combination of EchoStar and Hughes was feasible and could create extraordinary value for the stockholders of a combined company. On May 14, 2001, Charles W. Ergen, the Chairman and Chief Executive Officer of EchoStar, sent a letter to the board of directors of General Motors, indicating EchoStar’s desire to pursue a transaction involving the combination of Hughes with EchoStar. This letter was followed on May 17, 2001 by a formal proposal by EchoStar relating to a split-off of Hughes from General Motors and subsequent merger of Hughes and EchoStar involving a cash distribution by Hughes to GM in connection with the split-off and a stock-for-stock exchange in the merger. The proposal aimed to address what EchoStar believed were GM’s and Hughes’ key objectives for such a transaction. In response to this proposal, GM and Hughes resumed discussions with EchoStar relating to several elements of the proposal of significant concern to the parties. During this time period, the parties also discussed the possibility of entering into a joint operating agreement under which they would share satellite capacity in the event that a merger of their operations was not permitted. This alternative was analyzed and rejected for a number of reasons as described in greater detail above at “—GM Background and Considerations— GM’s Development of the Transactions.” General Motors and Hughes expressed concerns to EchoStar about several aspects of its proposal in a letter dated July 9, 2001. Shortly thereafter, GM and Hughes informed EchoStar that they were discontinuing discussions with EchoStar at that time.

      EchoStar continued to view a combination with Hughes as highly attractive for the reasons outlined below under “—EchoStar’s Reasons for the Hughes/ EchoStar Merger.” At a special meeting of the EchoStar board of directors held on August 5, 2001, the board determined to propose a stock-for-stock merger in a letter addressed to the board of directors of General Motors, which was also released to the public that same day. That proposal, and the discussions among EchoStar, GM and Hughes that followed it through the remainder of August, September and October 2001, are described above under “—GM Background and Considerations— GM’s Development of the Transactions— EchoStar Public Proposal.” During this time period, EchoStar provided periodic updates to EchoStar’s board of directors regarding the status and developments in the negotiations with General Motors and Hughes.

      Through the course of discussions in late September and early October 2001, it was agreed among the parties that the contemplated combination would be structured as a one-step merger of EchoStar with and into Hughes (following the split-off of Hughes from GM), and that EchoStar would agree to purchase Hughes’ approximately 81% indirect interest in PanAmSat on a stand-alone basis in the event that the merger with Hughes could not be completed for certain specified reasons, including the failure to obtain regulatory approval for the contemplated merger of Hughes and EchoStar. In addition, the parties agreed that the implied exchange ratio of EchoStar’s bid would be 0.73 to reflect the proposed terms of the transactions including, among other things, the allocation of certain liabilities.

      In mid-October, EchoStar was informed by GM and Hughes that the EchoStar proposal along with a proposal from another bidder would be presented to the GM board at a meeting in late October. In preparation for this meeting, GM, Hughes, EchoStar and their respective advisors met to finalize the terms of, and definitive documentation relating to, a proposed transaction involving a combination of Hughes with EchoStar, following the separation of Hughes from GM pursuant to a split-off. At the regular meeting of the EchoStar audit committee held on October 19, 2001, David K. Moskowitz, Senior Vice President, General Counsel and Secretary of EchoStar, briefed the members of the committee on the progress of discussions with GM and Hughes. The progress of these discussions and certain proposed terms of a combination with Hughes were also discussed at a special meeting of the EchoStar board of directors held on October 23, 2001. In addition, during this time EchoStar and its legal advisors met with its lead bank lenders and their counsel to finalize the terms of the loan commitments required to finance the cash requirements for the merger. By October 26, 2001, the definitive terms of a transaction involving the combination of Hughes with EchoStar following the separation of Hughes from GM pursuant to a split-off that would be presented by the parties to their respective boards of directors were agreed upon in nearly all respects. However, on the evening of

October 26, 2001, discussions with one of EchoStar’s bank lenders regarding the terms of its financing commitment to EchoStar faltered. As a result, EchoStar had a firm commitment for only one-half of the $5.525 billion of merger financing that was required. General Motors and Hughes agreed to present EchoStar’s proposal for the merger to their respective boards of directors, but indicated to EchoStar that the absence of fully committed financing for the entire $5.525 billion in cash requirements would likely place EchoStar’s proposal at a disadvantage relative to that of the alternative bidder.

      On the morning of October 27, 2001, a special meeting of the board of directors of EchoStar was held in Littleton, Colorado. At that meeting, which was attended in person or by telephone by representatives of EchoStar’s financial advisor, Deutsche Banc Alex. Brown, and legal counsel, Sullivan & Cromwell, the board considered the proposed combination of Hughes and EchoStar and the related transactions. The EchoStar board considered the opinion of Deutsche Banc Alex. Brown, delivered orally at the meeting, and subsequently confirmed in writing, to the effect that, as of the date of its opinion, the exchange ratio was fair, from a financial point of view to holders of EchoStar Class A common stock, based upon and subject to the various considerations set forth therein; and the other factors described in greater detail below at “—EchoStar’s Reasons for the Hughes/ EchoStar Merger”. The board also engaged in a discussion of the merger financing and the difficulty of obtaining a necessary financing commitment from one of EchoStar’s two lenders. Mr. Ergen advised the board that, in order to remedy what he understood at that time to be the principal defect in EchoStar’s proposal being considered by the boards of directors of GM and Hughes, he was prepared to pledge to GM a significant amount of his personal shares of EchoStar Class B common stock beneficially held as collateral against any failure of EchoStar to obtain a financing commitment for the existing shortfall in the $5.525 billion merger financing. This proposal was subsequently delivered to the GM board of directors in the form of the letter discussed above at “—GM Background and Considerations— GM’s Development of the Transactions— October 27, 2001 Hughes Board, GM Capital Stock Committee and General Motors Board Meeting.” The EchoStar board then approved the merger of Hughes and EchoStar and the related transactions on the principal terms previously negotiated with GM and Hughes. The letter containing Mr. Ergen’s share pledge proposal was delivered to the GM board of directors during the course of its meeting later the same day.

      Following a recess of the GM board of directors meeting on October 27, 2001, The News Corporation and Sky Global Networks publicly announced the withdrawal of their proposal to enter into a strategic transaction involving Hughes. Thereafter, GM, Hughes and EchoStar management, with the assistance of their respective financial, legal, tax, accounting and other advisors, finalized the terms of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, and resolved all outstanding issues, including the terms of a $2.7625 billion GM financing commitment to be secured by the EchoStar stock held by Mr. Ergen.

      On October 28, 2001, EchoStar was notified that the GM board of directors had approved the Hughes/ EchoStar merger and the GM/ Hughes separation transactions and that the Hughes board of directors had approved Hughes/ EchoStar merger and the GM/ Hughes separation transactions. GM, Hughes and EchoStar then signed definitive agreements relating to the Transactions and jointly issued a press release announcing their agreement to enter into the Transactions.

      On November 5, 2001, EchoStar succeeded in obtaining a commitment from an alternative financing source, Credit Suisse First Boston, for the $2.7625 billion financing commitment provided by General Motors in connection with the Transactions. Accordingly, the GM financing commitment, and the related pledge of EchoStar stock by Mr. Ergen, were terminated.

      For more information about the events subsequent to the announcement of the Transactions, see “—GM Background and Considerations— GM’s Development of the Transactions— Further Discussions with EchoStar; Restatement of Transaction Agreements” above.

   EchoStar’s Reasons for the Hughes/ EchoStar Merger

      At its meeting on October 27, 2001, the EchoStar board of directors approved the Hughes/ EchoStar merger and related transactions. In the course of making its decision to approve the Hughes/ EchoStar merger and related transactions, the EchoStar board of directors consulted with EchoStar’s management, as well as its outside legal counsel and its financial advisors. The EchoStar board of directors considered, among other things, the following material factors at its October 27, 2001 meeting and certain prior meetings referred to above:

      Strengthened Strategic Position. The combination of EchoStar and Hughes would create one of the nation’s largest multi-channel subscription television platforms, having a scale that would permit New EchoStar to compete more effectively with cable television providers, deliver more program and service offerings to subscribers and better position New EchoStar to exploit the growth opportunity represented by 100 million available U.S. television households.

      Cost Savings and Revenue Synergies. The integration of the two companies would create substantial potential cost savings and revenue synergies, the net value of which was estimated at up to $5 billion annually by 2005, based on various assumptions and the expected contributions of these savings and synergies to the EBITDA of the combined companies. The principal elements of the expected cost savings and synergies included the following:

      Cost Savings:

•	the reduction of subscriber acquisition costs through, among other things, standardization of and reduction in the cost of set-top boxes;

•	reductions in churn through the offering of increased services to subscribers, the enhancement of customer loyalty and the reduction of signal piracy through new technology;

•	reductions in programming costs as a result of a significantly larger subscriber base; and

•	reductions in general and administrative expenses through the elimination of duplicative overhead.

      Revenue Synergies:

•	increased advertising and interactive services revenue as a result of the larger subscriber base and a broader, national reach;

•	increased subscriber revenue as a result of the increase in the number of local markets that would have satellite access to local programming;

•	the provision of broadband Internet access to consumers and businesses in less densely populated areas;

•	increased revenue per subscriber through the addition of new product offerings, such as specialty content channels, video-on-demand and pay-per-view; and

•	additional revenues from the expansion in high definition television (HDTV) capabilities.

      Technological Strength. New EchoStar would be able to leverage the combined research and development efforts and the engineering capabilities of the combined companies to expand the features and functionality of their satellite receiver systems. These features would include a wide variety of innovative interactive television services and applications. In addition, EchoStar believed that New EchoStar would be better positioned to enhance its satellite-based broadband communications platform.

      Additional Considerations. In the course of reaching its decision to approve the Hughes/ EchoStar merger and related transactions, the EchoStar board of directors considered the following additional factors:

•	the exchange ratio for each of the GM Class H common stock, the EchoStar Class A common stock and the EchoStar Class B common stock and the resulting percentage ownership interests and voting power that former EchoStar stockholders would have in the combined company;

•	the analysis and presentations of Deutsche Banc Alex. Brown on the financial aspects of the Hughes/EchoStar merger, and its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, the exchange ratio was fair from a financial point of view to holders of EchoStar Class A common stock, based upon and subject to the various considerations set forth therein;

•	that the receipt by EchoStar Class A common stockholders of New EchoStar Class A common stock in the Hughes/ EchoStar merger would be tax-free to such stockholders for U.S. federal income tax purposes;

•	historical information concerning EchoStar’s and Hughes’ respective businesses, prospects, strategic business plans, financial condition, results of operations, technology positions, managements and competitive positions;

•	current financial market conditions and the historical stock market prices, volatility and trading information for EchoStar Class A common stock and GM Class H common stock;

•	the agreement that Charles W. Ergen, as Chairman of the Board of Directors and Chief Executive Officer of EchoStar, would lead the management team of the combined company and that Mr. Ergen would continue to control a significant portion of the voting power of the combined company;

•	the corporate governance arrangements agreed for the Transactions, including the composition of the New EchoStar board of directors, the majority of which will initially consist of directors who are currently directors or officers of EchoStar;

•	the terms and conditions of the Hughes/ EchoStar merger agreement, including the fact that the exchange ratios are fixed; the conditions to the completion of the Hughes/ EchoStar merger; the high level of effort required of EchoStar and Hughes to obtain all regulatory approvals, including antitrust clearance; the circumstances under which the Hughes/ EchoStar merger agreement could be terminated; and the size and the impact of termination fees associated with a termination under certain circumstances;

•	that EchoStar would have the opportunity to acquire Hughes’ indirect interest in PanAmSat if the Hughes/ EchoStar merger agreement were terminated under certain conditions as described elsewhere in this document; and

•	the impact of the Hughes/ EchoStar merger on the customers and employees of EchoStar.

      The EchoStar board of directors also considered a number of potentially negative factors in its deliberations concerning the Hughes/ EchoStar merger and related transactions, including:

•	the risk that, because the exchange ratios under the Hughes/ EchoStar merger agreement would not be adjusted for changes in the market price of EchoStar Class A common stock or GM Class H common stock, the per share value of the consideration to be received by EchoStar stockholders could be significantly less than the per share market price of EchoStar Class A common stock immediately prior to the announcement of the proposed Hughes/ EchoStar merger;

•	that EchoStar stockholders as a group would control less than a majority of the combined company, that former holders of EchoStar Class A common stock would receive a class of common stock of New EchoStar having a different number of votes per share than the class of New EchoStar common stock to be received by former GM Class H common stockholders;

•	the risk that the Hughes/ EchoStar merger might not receive regulatory approval from competition authorities in the United States and certain other countries, the FCC and telecommunications regulatory authorities in certain other countries and numerous state and local authorities, or that many of these governmental authorities could attempt to condition their approval of the Hughes/ EchoStar merger or of the transfer of licenses or other entitlements on the companies’ compliance with certain conditions, including the divestiture of assets;

•	the $600 million fee that would be payable by EchoStar to Hughes if the Hughes/ EchoStar merger agreement is terminated under certain circumstances relating to the failure to achieve regulatory approval under the U.S. antitrust laws or to achieve FCC approval for the license transfers;

•	the possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	the fact that, because EchoStar’s controlling stockholder would consent to approval of the Hughes/ EchoStar merger immediately after the EchoStar board of directors’ approval, the EchoStar common stockholder approval was assured while the requisite GM common stockholder approval would not be;

•	the potential adverse impact of the public announcement of the Hughes/ EchoStar merger on EchoStar’s ability to attract and retain customers and employees and, more generally, on EchoStar’s overall competitive position, particularly if the Hughes/ EchoStar merger were not to occur; and

•	the possibility that the process of planning for the integration of Hughes into EchoStar and the regulatory approval process and effects might adversely affect the ability of EchoStar to meet its existing business performance targets.

      The foregoing discussion of the matters that the EchoStar board of directors considered is not intended to be exhaustive, but to include all material items that the EchoStar board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the EchoStar board of directors considered, the EchoStar board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the EchoStar board of directors considered all of these factors as a whole, and concluded that, on balance, the positive factors outweighed the negative ones.

Recommendation of EchoStar Board of Directors; EchoStar Stockholder Approval Pursuant to Action by Written Consent of Controlling Stockholder

      After careful consideration, the EchoStar board of directors unanimously determined that the Hughes/ EchoStar merger and the related transactions are advisable, fair to and in the best interests of EchoStar and the EchoStar stockholders. The EchoStar board of directors unanimously approved the Hughes/EchoStar merger agreement and unanimously recommended that EchoStar stockholders approve the Hughes/EchoStar merger agreement. A trust controlled by Charles W. Ergen, as the holder of EchoStar Class B common stock representing about 90% of the voting power of EchoStar, approved the Hughes/ EchoStar merger agreement by executing a written consent in accordance with the Nevada Revised Statutes and the amended and restated bylaws of EchoStar. Accordingly, no approval of the Hughes/ EchoStar merger by the EchoStar Class A common stockholders is required.

     Opinion of EchoStar’s Financial Advisor

      A description of the fairness opinion of EchoStar’s financial advisor in connection with the Hughes/ EchoStar merger, Deutsche Banc Alex. Brown, is set forth below. This description is qualified in its entirety by reference to the full text of the opinion included in Appendix C to this document. Because the fairness opinion of Deutsche Banc Alex. Brown was delivered prior to the final determination of the necessary structural modifications to the Transactions described at “—EchoStar’s Development of the Hughes/ EchoStar merger,” the following description does not reflect the fact that Hughes Holdings will become the parent company of Hughes in connection with the GM/Hughes separation transactions and the corporate entity into which EchoStar will be merged in the Hughes/ EchoStar merger.

          Deutsche Banc Alex. Brown Fairness Opinion

      Deutsche Banc Alex. Brown has acted as financial advisor to EchoStar in connection with the Transactions. At the October 27, 2001 meeting of the EchoStar board of directors, Deutsche Banc Alex. Brown delivered its oral opinion, subsequently confirmed in writing as of October 28, 2001, to the EchoStar board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown, the exchange ratio of 1/0.73 shares of New EchoStar Class A common stock for each outstanding share of EchoStar Class A common stock not owned directly by EchoStar was fair, from a financial point of view, to the holders of the EchoStar Class A common stock.

      Deutsche Banc Alex. Brown’s opinion is directed to the EchoStar board of directors to assist it in connection with its consideration of the proposed Transactions and relates only to the fairness, from a financial point of view, to EchoStar Class A common stockholders of the exchange ratio of 1/0.73 shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock. Deutsche Banc Alex. Brown’s opinion does not relate to any other aspect of the Transactions, is not an opinion as to the fairness of the Transactions to Hughes or its stockholders and does not constitute a recommendation to EchoStar, Hughes or their respective stockholders as to the Transactions or as to how stockholders should vote with respect to the Hughes/ EchoStar merger agreement.

      The full text of the Deutsche Banc Alex. Brown written opinion, dated October 28, 2001 which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Banc Alex. Brown in connection with the opinion, is attached as Appendix C to this document and is incorporated herein by reference. EchoStar’s Class A common stockholders should read the opinion in its entirety. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such opinion.

      In connection with Deutsche Banc Alex. Brown’s role as financial advisor to the EchoStar board of directors, and in arriving at its opinion, Deutsche Banc Alex. Brown has, among other things:

•	reviewed certain publicly available financial and other information concerning Hughes and EchoStar and certain internal analyses and other information furnished to it by Hughes and EchoStar;

•	discussed with members of the senior management of both Hughes and EchoStar regarding the businesses and prospects of their respective companies, and the joint prospects of a combined company;

•	reviewed the reported prices and trading activity for GM Class H common stock and the EchoStar Class A common stock;

•	compared certain financial and stock market information for Hughes and EchoStar with similar information for certain other companies whose securities are publicly traded;

•	reviewed the terms of the Hughes/ EchoStar merger agreement, the implementation agreement, the GM/ Hughes separation agreement and the PanAmSat stock purchase agreement, and certain related documents (Deutsche Banc Alex. Brown refers to these documents collectively as the “Transaction Documents”); and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

      In preparing its opinion, Deutsche Banc Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Hughes or EchoStar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of all such information and Deutsche Banc Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Hughes or EchoStar. With respect to the financial forecasts and projections made available by EchoStar and Hughes to Deutsche Banc Alex. Brown and used in Deutsche Banc Alex. Brown’s analyses, and with respect to analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected to be achieved as a result of the Transactions, made available by EchoStar to Deutsche Banc Alex. Brown and used in Deutsche Banc Alex. Brown’s analyses, Deutsche Banc Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Hughes or EchoStar, as the case may be, as to the matters covered thereby. Deutsche Banc Alex. Brown refers to these cost savings, operating efficiencies, revenue effects and financial synergies, collectively, as “Synergies.” In rendering its opinion, Deutsche Banc Alex. Brown expressed no view as to the reasonableness of those forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Banc Alex. Brown’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion and

Deutsche Banc Alex. Brown undertook no obligation to update its opinion to reflect any developments occurring after the date of the opinion.

      For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that, in all respects material to its analyses, the representations and warranties of GM, EchoStar and Hughes contained in each of the Transaction Documents are true and correct, GM, EchoStar and Hughes will each perform all of the covenants and agreements to be performed by it under the Transaction Documents and certain related documents and all conditions to the obligations of each of GM, EchoStar and Hughes to consummate the Transactions will be satisfied without any waiver thereof. Deutsche Banc Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transactions will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either EchoStar or Hughes is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the combined company or materially reduce the contemplated benefits of the Transactions to EchoStar. In addition, EchoStar advised Deutsche Banc Alex. Brown, and accordingly for purposes of rendering its opinion Deutsche Banc Alex. Brown assumed, that the Transactions will be tax-free to each of EchoStar and Hughes and their respective stockholders.

      Set forth below is a summary of all material financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion and reviewed with the EchoStar board of directors at its meeting on October 27, 2001.

      Historical Stock Performance. Deutsche Banc Alex. Brown reviewed and analyzed recent and historical market prices and trading volume for EchoStar Class A common stock and GM Class H common stock. The following table sets forth the stock prices for EchoStar Class A common stock and GM Class H common stock for the periods indicated.

	EchoStar Class A	GM Class H
	common stock price	common stock price

October 25, 2001	$26.40	$15.40
52-week high	48.00	33.50
52-week low	19.49	11.50

      Analysis of Selected Publicly Traded Companies. Deutsche Banc Alex. Brown compared certain financial information and commonly used valuation measurements relating to EchoStar and Hughes with the corresponding information and measurements for the group of companies mentioned below. For the purpose of Hughes, a sum-of-the-parts analysis was performed taking into account each of the five business segments owned and operated by Hughes. These five segments are DIRECTV, DIRECTV Latin America, Hughes Network Systems, DIRECTV Broadband and PanAmSat Corporation.

EchoStar Peer Group(1)	Hughes Peer Group

British Sky Broadcasting Group PLC	DIRECTV(1)
Pegasus Satellite Communications Inc.	British Sky Broadcasting Group PLC
Hughes Electronics Corporation	Pegasus Satellite Communications Inc.
EchoStar Communications Corporation
DIRECTV Latin America(2) Globo Cabo S.A.
Hughes Network Systems(3) Scientific-Atlanta, Inc. Gilat Satellite Networks Ltd.
DIRECTV Broadband(4) Earthlink, Inc. Prodigy Communications Corporation
PanAmSat Corporation(5) Asia Satellite Telecommunications Company Limited JSAT Corporation New Skies Satellites N.V. SES Global S.A.

(1)	The EchoStar and DIRECTV peer groups comprise selected direct broadcast satellite service providers.

(2)	The DIRECTV Latin America peer company is a Latin American cable company.

(3)	The Hughes Network Systems peer group comprises one set-top box manufacturer and one provider of private business network services.

(4)	The DIRECTV Broadband peer group comprises selected Internet service providers.

(5)	The PanAmSat Corporation peer group comprises selected fixed satellite services providers.

      Financial information and valuation measurements reviewed by Deutsche Banc Alex. Brown included, among other things:

•	common equity market valuation as of October 25, 2001;

•	operating performance;

•	ratios of common equity market value as adjusted for debt, cash and some non-consolidated businesses (“Enterprise Value”) to estimated 2001 and 2002 numbers of subscribers;

•	ratios of Enterprise Value to estimated 2001 and 2002 earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”); and

•	ratios of Enterprise Value to estimated 2001 and 2002 revenue.

      To estimate the trading multiples for the selected peer group companies, Deutsche Banc Alex. Brown used publicly available information concerning projected financial performance from selected research analysts to determine the projected number of subscribers, EBITDA and revenue for 2001 and 2002.

      The following tables set forth the trading multiples calculated by Deutsche Banc Alex. Brown:

	Enterprise Value to
	number of subscribers

	Estimated 2001	Estimated 2002

EchoStar	$2,266	$1,893
DIRECTV	$1,788	$1,613
DIRECTV Latin America	NA	NA
EchoStar Peer Group
Range	$1,426 - $2,520	$1,299 - $2,256
Mean	$1,911	$1,722
Median	$1,788	$1,613
DIRECTV Peer Group
Range	$1,426 - $2,520	$1,299 - $2,256
Mean	$2,071	$1,816
Median	$2,266	$1,893
DIRECTV Latin America
Range	$913	$900
Mean	$913	$900
Median	$913	$900

Enterprise Value to EBITDA

	Estimated 2001	Estimated 2002

EchoStar	42.1x	17.3x
DIRECTV	72.8x	23.3x
DIRECTV Latin America	NA	NA
Hughes Network Systems	NA	NA
DIRECTV Broadband	NA	NA
PanAmSat	9.8x	9.0x
EchoStar Peer Group
Range	26.5x - 72.8x	12.2x - 44.5x
Mean	53.9x	26.7x
Median	62.4x	23.3x
DIRECTV Peer Group
Range	26.5x - 62.4x	12.2x - 44.5x
Mean	43.7x	24.7x
Median	42.1x	17.3x
DIRECTV Latin America
Range	12.2x	9.0x
Mean	12.2x	9.0x
Median	12.2x	9.0x
Hughes Network Systems
Range	7.5x - 14.4x	4.6x - 7.9x
Mean	11.0x	6.3x
Median	11.0x	6.3x

Enterprise Value to EBITDA

	Estimated 2001	Estimated 2002

DIRECTV Broadband
Range	14.3x	5.5x - 19.0x
Mean	14.3x	12.2x
Median	14.3x	12.2x
PanAmSat
Range	4.1x - 12.2x	3.7x - 10.9x
Mean	7.3x	6.5x
Median	6.4x	5.7x

Enterprise Value to revenue

	Estimated 2001	Estimated 2002

EchoStar	4.3x	3.3x
DIRECTV	2.8x	2.4x
DIRECTV Latin America	NA	NA
Hughes Network Systems	NA	NA
DIRECTV Broadband	NA	NA
PanAmSat	6.5x	6.3x
EchoStar Peer Group
Range	2.4x - 6.3x	2.1x - 5.3x
Mean	3.8x	3.3x
Median	2.8x	2.4x
DIRECTV Peer Group
Range	2.4x - 6.3x	2.1x - 5.3x
Mean	4.3x	3.6x
Median	4.3x	3.3x
DIRECTV Latin America
Range	3.2x	2.9x
Mean	3.2x	2.9x
Median	3.2x	2.9x
Hughes Network Systems
Range	0.8x - 1.4x	0.7x - 1.6x
Mean	1.1x	1.2x
Median	1.1x	1.2x
DIRECTV Broadband
Range	1.3x - 1.7x	1.1x - 1.4x
Mean	1.5x	1.2x
Median	1.5x	1.2x
PanAmSat
Range	2.4x - 8.1x	2.2x - 7.1x
Mean	5.2x	4.7x
Median	5.1x	4.7x

      None of the companies utilized as a comparison is identical to EchoStar, Hughes, or any of Hughes’ five business segments. Accordingly, Deutsche Banc Alex. Brown believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

      Sum-of-the-Parts Analysis. Deutsche Banc Alex. Brown performed a sum-of-the-parts analysis for Hughes. The analysis involved a separate valuation of each of Hughes’ five business segments. The valuation methodology applied to each business segment is set forth below:

Business Segment	Valuation Methodology

DIRECTV	Subscriber multiple
DIRECTV Latin America	Subscriber multiple
Hughes Network Systems	Revenue multiple
DIRECTV Broadband	Revenue multiple
PanAmSat	EBITDA and revenue multiples

This analysis yielded a range of per share values for GM Class H common stock of about $14.67 to $18.28.

      Discounted Cash Flow Analysis. Deutsche Banc Alex. Brown performed a discounted cash flow analysis for both EchoStar and Hughes. Deutsche Banc Alex. Brown calculated the discounted cash flow values for each of EchoStar and Hughes as the sum of the net present values of (i) in the case of EchoStar, the estimated future cash flow that EchoStar will generate for the period beginning October 1, 2001 and ending December 31, 2007, and in the case of Hughes, the estimated future cash flow that Hughes will generate for the period beginning October 1, 2001 and ending December 31, 2005, plus (ii) the value of EchoStar or Hughes, as the case may be, at the end of such period. The estimated future cash flows for EchoStar and Hughes were based on estimates provided by the respective managements. The terminal values of EchoStar and Hughes were calculated based on estimated EBITDA in each companies’ respective terminal year and a range of multiples of 10.0x, 11.0x and 12.0x. Deutsche Banc Alex. Brown used discount rates ranging from 12.0% to 14.0% for both EchoStar and Hughes. Deutsche Banc Alex. Brown used such discount rates based on (1) its review of selected peer companies of EchoStar and Hughes and (2) its judgment of the estimated weighted average cost of capital of EchoStar and Hughes, and used such multiples based on (a) its review of the trading characteristics of the common stock of selected peer companies of EchoStar and Hughes and (b) its review of selected research analyst estimates. Utilizing a mid-range discount rate of 13.0%, this analysis yielded the following ranges of per share values:

Implied equity value per share range

EchoStar	$39.01 - $46.31
Hughes	$15.58 - $18.98

      Historical Exchange Ratio Analysis. Deutsche Banc Alex. Brown compared the implied Class A exchange ratio of 0.73 shares of EchoStar Class A common stock for each share of GM Class H common stock to the ratio of the closing market prices of GM Class H common stock and EchoStar Class A common stock on October 25, 2001. Deutsche Banc Alex. Brown also compared this ratio to selected average historical ratios of the closing market prices of GM Class H common stock to EchoStar Class A common stock calculated for certain periods prior to October 25, 2001. The results of this analysis are set forth below:

	Implied Class A exchange ratio - 0.73x

			Implied premium/(discount)
	Average implied		to GM Class H common
Period	exchange ratio		stockholders

October 25, 2001	0.583	x	25.1%
One month average	0.573		27.5
Three months average	0.635		14.9
Six months average	0.664		9.9
Twelve months average	0.735		(0.6)

      Relative Contribution Analysis. Deutsche Banc Alex. Brown compared the pro forma contribution of EchoStar and Hughes based on respective management projections, to the resultant combined company assuming the completion of the Hughes/ EchoStar merger. This analysis showed that on a pro forma basis (excluding (1) the effect of any Synergies that may be realized as a result of the Hughes/ EchoStar merger, and (2) non-recurring expenses relating to the Hughes/ EchoStar merger), the relative contribution of Hughes and EchoStar would be as follows:

	Relative
	contribution
	analysis

	Hughes	EchoStar

Transaction Enterprise Value contribution(1)	63.9%	36.1%
Estimated 2001 revenues	67.8	32.2
Estimated 2002 revenues	64.7	35.3
Estimated 2001 EBITDA	42.3	57.7
Estimated 2002 EBITDA	39.0	61.0
Estimated 2001 subscribers	55.7	44.3
Estimated 2002 subscribers	54.0	46.0

(1)	Based on the implied Class A exchange ratio of 0.73x and closing prices as of October 25, 2001.

      Pro Forma Financial Effects. Deutsche Banc Alex. Brown analyzed certain pro forma effects of the Hughes/ EchoStar merger. Deutsche Banc Alex. Brown performed a discounted cash flow analysis of the pro forma combined company’s business taking into account after-tax Synergies as made available by EchoStar. Deutsche Banc Alex. Brown analyzed the consolidated company’s business using a forecast for the period beginning October 1, 2001 and ending December 31, 2005, based on estimates provided by both EchoStar’s and Hughes’ management. Deutsche Banc Alex. Brown estimated the consolidated company’s common stock discounted cash flow value by using a discount rate range of 12.0% to 14.0% and a terminal year EBITDA multiple range of 12.0x to 14.0x.

      Based on the percentage realization of expected Synergies and a mid-range discount rate of 13.0%, Deutsche Banc Alex. Brown’s analysis yielded the following ranges of per share values for the pro forma combined company:

Pro forma combined company
Scenario	equity value per share range

No credit for Synergies(1)	$26.91 – $32.74
50 percent credit for Synergies(1)	$42.17 – $50.21
100 percent credit for Synergies(1)	$57.41 – $67.65

(1)	Synergies as estimated by EchoStar management.

      The foregoing summary describes analyses and factors that Deutsche Banc Alex. Brown deemed material in its presentation to the EchoStar board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Banc Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Banc Alex. Brown did not assign specific weights to any particular analyses.

      In conducting its analyses and arriving at its opinion, Deutsche Banc Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche

Banc Alex. Brown to provide its opinion to the EchoStar board of directors as to the fairness, from a financial point of view, of the exchange ratio to the holders of the EchoStar Class A common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc Alex. Brown made, and was provided by management of both EchoStar and Hughes with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the respective companies’ control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EchoStar, Hughes or their respective advisors, neither EchoStar nor Deutsche Banc Alex. Brown nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

      The terms of the Transactions were determined through negotiations among EchoStar, General Motors and Hughes and were approved by the EchoStar board of directors. Although Deutsche Banc Alex. Brown provided advice to the EchoStar board of directors during the course of these negotiations, the decision to enter into the Transactions was solely that of the EchoStar board of directors. As described above, the opinion and presentation of Deutsche Banc Alex. Brown to the EchoStar board of directors was only one of a number of factors taken into consideration by the EchoStar board of directors in making its determination to approve the Transactions. Deutsche Banc Alex. Brown’s opinion was provided to the EchoStar board of directors to assist it in connection with its consideration of the Transactions and does not constitute a recommendation to any holder of EchoStar stock as to how to vote with respect to the Transactions.

      The EchoStar board of directors selected Deutsche Banc Alex. Brown as financial advisor in connection with the Transactions based on Deutsche Banc Alex. Brown’s qualifications, expertise, reputation and experience in mergers and acquisitions. Deutsche Banc Alex. Brown is a registered broker dealer and member of the New York Stock Exchange. The EchoStar board of directors retained Deutsche Banc Alex. Brown pursuant to a letter agreement dated October 14, 2001. As compensation for Deutsche Banc Alex. Brown’s services in connection with the Transactions, EchoStar has paid Deutsche Banc Alex. Brown a cash fee of $1,000,000 and has agreed to pay an additional cash fee if the Transactions are completed. Regardless of whether the Transactions are consummated, EchoStar has agreed to reimburse Deutsche Banc Alex. Brown for bona fide out-of-pocket expenses in an amount not to exceed $75,000. EchoStar has also agreed to indemnify Deutsche Banc Alex. Brown and related persons to the full extent lawful against liabilities, including liabilities under the federal securities laws, arising out of its engagement or the Transactions.

      Deutsche Banc Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Banc Alex. Brown and its affiliates have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to EchoStar, GM and Hughes or their affiliates for which they have received or will receive compensation. Deutsche Banc Alex. Brown or an affiliate thereof has also agreed to provide financing in connection with the Transactions for which it has received partial compensation and will receive additional compensation when the financing is actually provided. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade in the securities and other instruments and obligations of EchoStar, GM and Hughes for their own accounts and for the accounts of their customers. Accordingly, Deutsche Banc Alex. Brown and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Regulatory Requirements

      We have summarized below the material regulatory requirements affecting the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. We have not yet satisfied any of the conditions in the transaction documents relating to the regulatory requirements we discuss and may not satisfy them in a timely manner (or at all). If we satisfy these conditions in a timely manner, we anticipate that we may be able to complete the Transactions in the second half of 2002.

     U.S. Antitrust Requirements

      The Hughes/ EchoStar merger is subject to the requirements of the Hart-Scott-Rodino Act, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the Hughes/ EchoStar merger. The Department of Justice’s Antitrust Division is currently conducting an investigation of the Transactions, and, as anticipated, has requested additional information from the companies. We are now in the process of compiling this information. The Department of Justice’s Antitrust Division may fail to approve the Hughes/EchoStar merger on a timely basis or it may bring a lawsuit seeking to prevent the Hughes/EchoStar merger or impose onerous conditions in connection with its approval. The attorneys general of a number of states are also conducting an investigation of the Transactions under the antitrust laws and could bring an action seeking to prevent the Hughes/EchoStar merger or attempt to impose onerous conditions.

      The Antitrust Division of the Department of Justice may challenge the Hughes/ EchoStar merger on antitrust grounds. At any time, the Antitrust Division of the Department of Justice could challenge the Hughes/ EchoStar merger under the antitrust laws as it deems necessary, irrespective of whether applicable waiting periods have expired or whether the Hughes/ EchoStar merger were completed. In addition, any state could take action under either applicable state or federal antitrust laws as it deems necessary or desirable in the public interest, irrespective of whether applicable waiting periods have expired or whether the Hughes/ EchoStar merger were completed. Likewise, other persons could seek to challenge the Hughes/ EchoStar merger under applicable antitrust laws, irrespective of whether applicable waiting periods have expired and whether the Hughes/ EchoStar merger were completed. We can provide no assurance that a challenge to the Hughes/ EchoStar merger will not be made or that, if a challenge is made, we will prevail.

     FCC Approval

      Pursuant to the Communications Act of 1934, as amended, the transfer of control over a company holding or controlling FCC licenses requires prior FCC approval. Hughes and EchoStar each directly or indirectly hold or control FCC licenses. GM, Hughes and EchoStar filed an application for FCC approval of the transfer of licenses and other authorizations in connection with the Hughes split-off and the Hughes/ EchoStar merger on December 3, 2001. On December 21, 2001 the FCC placed the application on public notice and invited petitions and other comments in respect of the application, oppositions and other comments by third parties. Numerous parties have filed petitions to deny the application or comments, and EchoStar and Hughes have filed a consolidated opposition. As of the date of this document, the application remains pending before the FCC. In addition, GM, Hughes and EchoStar updated the application to reflect the completion of the $1.5 billion investment by Vivendi Universal in EchoStar described at “Hughes/ EchoStar Merger Financings.” On February 4, 2002, the FCC issued to the applicants an Initial Information and Document Request, and stated that it would appreciate receiving responses to that request no later than March 6, 2002. On March 5, 2002, the applicants requested a 15-day extension of that date. By letter released on March 7, 2002, the FCC “stopped” its self-imposed 180-day “clock” for merger review, until such time as the applicants submit the requested documents and information. We are making significant efforts to respond to the FCC requests. The FCC’s March 7, 2002 decision, however, will result in delay in its consideration of the merger application until we have completed our response to this request. The FCC may fail to approve the Hughes/ EchoStar merger application on a timely basis. It may also agree with the views of parties opposing the application and deny its approval of the Hughes/ EchoStar merger or impose onerous conditions. In February 2002, EchoStar and Hughes filed an application requesting on behalf of New EchoStar authority to launch and operate a new state-of-the-art, spot-beam direct broadcast satellite. Grant of this authority would allow New EchoStar to offer local broadcast channels in all 210 local markets. This satellite application remains pending and has not yet been placed on notice for public comment. The FCC may fail to grant this application or may delay action on the application.

     Foreign and Certain Other Regulatory Matters

      GM, Hughes and EchoStar have submitted filings to obtain clearances for the Hughes/ EchoStar merger from Brazilian competition and telecommunications authorities. Antitrust approvals or clearances from other countries may be required for completion of the Hughes/ EchoStar merger or the PanAmSat stock sale. In addition, Hughes subsidiaries provide telecommunications services in more than 50 foreign countries. In many of these countries, Hughes subsidiaries and/or PanAmSat have received government licenses or other authorizations to provide telecommunications services. In some of the countries, completion of the Hughes/ EchoStar merger or the PanAmSat stock sale will require either government approval or notification of the change of control of the relevant licenses or authorizations. Except for Brazil, the companies have not yet requested any of these antitrust or telecommunications clearances or approvals from the relevant foreign authorities. We do not currently anticipate that our pursuit of any of these clearances or approvals will hinder, delay or restrict completion of the Transactions.

      The Transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including those relating to the regulation of the offer and sale of securities. GM, Hughes and EchoStar are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the Transactions.

No Appraisal Rights

     GM Stockholders

      The Delaware General Corporation Law does not provide appraisal rights to the GM stockholders in connection with the GM/ Hughes separation transactions because no merger transaction is involved in the GM/ Hughes separation transactions. Similarly, no appraisal rights will be available to the GM stockholders in connection with the Hughes/ EchoStar merger because GM has approved the Hughes/ EchoStar merger in its capacity as the sole stockholder of Hughes and Hughes Holdings and General Motors is not a constituent corporation in the Hughes/ EchoStar merger.

     EchoStar Stockholders

      The Nevada Revised Statutes and the EchoStar articles of incorporation do not provide appraisal rights to the EchoStar stockholders in connection with the Hughes/ EchoStar merger. Appraisal rights will not be available to EchoStar Class A common stockholders because, among other things, the EchoStar Class A common stock is listed on the Nasdaq, and the New EchoStar Class A common stock will be listed on either the NYSE or the Nasdaq.

Stockholder Litigation Relating to the Transactions

      Several purported class actions have been filed on behalf of holders of GM Class H common stock against GM, Hughes and/or the Hughes directors, alleging that the defendants in the lawsuits violated purported fiduciary duties owed to the stockholders by allegedly improperly “favoring” The News Corporation Limited’s Sky Global Networks over EchoStar as a potential merger partner for Hughes. Five cases, Wurzel v. Cornelius, et al.; Selden Realty Association, Inc. v. Hughes Electronics Corporation, et al.; Lerner v. Cornelius, et al.; Kopelman v. Cornelius, et al.; and Weilheimer v. Cornelius, et al., were filed in Delaware Chancery Court and were consolidated under the Wurzel caption. Three cases were filed in Los Angeles Superior Court: Salamone v. Hughes Electronics Corporation, et al.; Brody v. Hughes Electronics Corporation, et al.; and Lieberman v. Hughes Electronics Corporation, et al. One case was filed in New York Supreme Court. Each of these lawsuits was filed prior to the date that Hughes and EchoStar entered into the Hughes/ EchoStar merger agreement. None of these lawsuits purport to challenge the Hughes/ EchoStar merger. The defendants believe that the suits are without merit.

      Additional lawsuits may be filed after the date of this document.

Accounting Treatment

     The GM/ Hughes Separation Transactions

      GM will record the Hughes dividend distribution of up to $4.2 billion as a reduction in GM’s investment in Hughes. General Motors will record the Hughes split-off at fair value at the time of the Hughes split-off and will recognize a gain based on an implied exchange ratio of 0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/ EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock and 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock. Based on the closing price of EchoStar Class A common stock of $27.47 per share on December 31, 2001, and based on certain other assumptions, the transaction would have valued Hughes’ equity at $27.6 billion, with a resulting after-tax gain of about $14.0 billion based on the net book value of Hughes at December 31, 2001. In addition, GM currently anticipates that as a result of the Hughes split-off there will be a net reduction of GM stockholders’ equity, reflecting an increase based on the difference between the fair market value and the net book value of Hughes at the time of the Hughes split-off and a reduction based on the fair market value at such time of the shares distributed in the Hughes split-off. This reduction would have been about $3.9 billion based on the EchoStar Class A common stock price and the net book value of Hughes at December 31, 2001 and certain other assumptions. The actual gain, as well as the actual impact to GM stockholders’ equity, will be higher or lower depending on, among other things, the actual EchoStar Class A common stock price and the net book value of Hughes at the time of the completion of the Hughes split-off. Depending upon whether shares of GM Series H preference stock have converted to shares of GM Class H common stock prior to the time the Transactions close, as they would mandatorily at June 24, 2002, the gain, assuming the same December 31, 2001 stock prices, could be increased by about 10%.

     The Hughes/ EchoStar Merger

      The Hughes/ EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired Hughes Holdings. New EchoStar will establish a new accounting basis for the assets and liabilities of Hughes Holdings based upon their fair values, the value of the consideration deemed to be provided to General Motors and its common stockholders in connection with the Hughes/ EchoStar merger, and the costs of the Hughes/ EchoStar merger. New EchoStar will record as goodwill the excess, if any, of the consideration over the fair values of Hughes Holdings’ assets and liabilities. A final determination of required purchase accounting adjustments, including the allocation of consideration to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial statements of New EchoStar appearing elsewhere in this document are preliminary and have been made solely for purposes of developing pro forma condensed combined financial information. New EchoStar will undertake to determine the fair value of certain of Hughes Holdings’ assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that determination. For financial reporting purposes, the results of operations of Hughes Holdings will be included in New EchoStar’s consolidated statement of income following the completion of the Hughes/ EchoStar merger. New EchoStar’s financial statements for prior periods will not be restated as a result of the Hughes/ EchoStar merger or related transactions. See “New EchoStar Unaudited Pro Forma Condensed Consolidated Financial Statements.”

Material U.S. Federal Income Tax Considerations Relating to the Transactions

      The following discussion is a general summary of the material U.S. federal income tax consequences of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger to holders of GM Class H common stock, holders of GM $1 2/3 par value common stock and holders of EchoStar common stock. This discussion does not address all aspects of U.S. federal income taxation that might be relevant to such stockholders in light of their status or personal investment circumstances; nor does it discuss the consequences to stockholders that are subject to special treatment under the U.S. federal income tax laws, such as non-U.S. persons, dealers or traders in securities or currencies, regulated investment companies, insurance companies, financial institutions, tax-exempt organizations, pass-through entities or taxpayers that hold GM common stock or EchoStar common stock, or will hold New EchoStar common stock, as part of a straddle, hedge, or conversion transaction or that have a “functional currency” other than the U.S. dollar. In addition, this discussion does not address the tax consequences to holders of options in respect of GM common stock or EchoStar common stock or other persons who have received their GM common stock or EchoStar common stock as compensation. Also, this discussion does not address the tax consequences of the GM/ Hughes separation transactions or the Hughes/ EchoStar merger under state, local and non-U.S. tax laws or U.S. federal tax laws other than the U.S. federal income tax. This discussion assumes that the GM common stock and EchoStar common stock that is held by GM common stockholders and EchoStar common stockholders, respectively, will, in each case, be held by them as a capital asset within the meaning of the Code.

      This discussion is based upon the Internal Revenue Code of 1986, as amended, regulations proposed or promulgated thereunder, judicial precedent relating thereto and current rulings and administrative practice of the IRS, in each case as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences to General Motors, Hughes Holdings, EchoStar or you as GM and EchoStar common stockholders as described directly below.

      You should consult your tax advisor as to the particular tax consequences to you of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

     The GM/ Hughes Separation Transactions

      The following discussion is a general summary of the material U.S. federal income tax considerations resulting from the GM/ Hughes separation transactions that will affect General Motors and the GM common stockholders.

      General Motors has requested a private letter ruling from the IRS to the effect that, among other things, the Hughes split-off, including GM’s contribution of all of the outstanding stock of Hughes to Hughes Holdings, will be treated as a tax-free reorganization and distribution under Section 355 and related sections of the Code. GM’s receipt of certain rulings from the IRS is a condition to the completion of the Transactions, as described further at “Description of Principal Transaction Agreements— GM/Hughes Separation Agreement— Hughes Recapitalization Closing Conditions.” Assuming that GM receives the relevant rulings requested, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by General Motors upon GM’s contribution of all of the outstanding stock of Hughes to Hughes Holdings or upon the distribution of the Hughes Holdings Class C common stock in exchange for GM Class H common stock;

•	no gain or loss will be recognized by GM Class H common stockholders (and no amount will otherwise be included in their income) upon their receipt of the Hughes Holdings Class C common stock in exchange for their GM Class H common stock;

•	the tax basis in the Hughes Holdings Class C common stock that GM Class H common stockholders receive will be equal to the tax basis of the GM Class H common stock exchanged therefor; and

•	the holding period of the Hughes Holdings Class C common stock that GM Class H common stockholders receive will include the holding period of the GM Class H common stock exchanged therefor.

The Hughes split-off will have no tax consequences with respect to the GM $1 2/3 par value common stock held by GM common stockholders, assuming that GM does not distribute any shares of Hughes Holdings Class C common stock to the holders of GM $1 2/3 par value common stock.

      The IRS also is expected to rule that General Motors will not recognize any gain or loss for U.S. federal income tax purposes as a result of any issuance of GM Class H common stock or distribution of New EchoStar Class C common stock by GM in exchange for the satisfaction of GM’s outstanding liabilities to certain of GM’s creditors pursuant to any GM debt-for-equity exchanges.

      The IRS ruling will not specifically address how tax bases and holding periods should be allocated among shares of Hughes Holdings Class C common stock received in the Hughes split-off by stockholders who own two or more blocks of GM Class H common stock with different per share bases and/or holding periods. If you fall into this category of stockholders, then you are encouraged to consult with your own tax advisor regarding the possible tax basis and holding period consequences of the Hughes split-off.

      The IRS ruling, while generally binding on the IRS, will be based upon factual representations made by GM and upon assumptions described in the IRS ruling. If any of these factual representations or assumptions is incorrect or untrue in any material respect, the IRS ruling may be invalidated. We are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. Nevertheless, if the Hughes split-off were held to be taxable, both General Motors and holders of GM Class H common stock potentially would incur material tax liabilities.

      Current Treasury regulations require each GM Class H common stockholder that receives Hughes Holdings Class C common stock pursuant to the Hughes split-off to attach to such stockholder’s U.S. federal income tax return for the year in which the Hughes split-off occurs a statement setting forth the necessary data to show the applicability of Section 355 of the Code to the Hughes split-off. If you are a GM Class H common stockholder, GM will provide this information to you after the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger so that you can comply with these regulations.

     The Hughes/ EchoStar Merger

      The following discussion is a general summary of the material U.S. federal income tax consequences of the Hughes/ EchoStar merger that will affect the holders of Hughes Holdings Class C common stock and EchoStar common stock.

      The companies intend that the Hughes/ EchoStar merger qualify as a reorganization under Section 368(a) of the Code. It is a condition to Hughes Holdings’ obligation to complete the Hughes/ EchoStar merger that Hughes Holdings receive an opinion from its outside tax counsel, Weil, Gotshal & Manges LLP, to the effect that the Hughes/ EchoStar merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to EchoStar’s obligation to complete the Hughes/ EchoStar merger that EchoStar receive an opinion from its outside tax counsel, Sullivan & Cromwell, to the same effect. We currently expect that Hughes Holdings and EchoStar will receive these tax opinions in connection with the completion of the Hughes/EchoStar merger.

      If the Hughes/ EchoStar merger is treated as a reorganization within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, no gain or loss will be recognized by Hughes Holdings or EchoStar as a result of the Hughes/ EchoStar merger. In addition:

•	no gain or loss will be recognized by the EchoStar common stockholders upon receipt of New EchoStar Class A common stock or New EchoStar Class B common stock, as applicable, in the Hughes/ EchoStar merger, except with respect to cash received instead of fractional shares;

•	the aggregate tax basis of shares of New EchoStar common stock received pursuant to the Hughes/ EchoStar merger, including any fractional share deemed received, will be the same as the aggregate tax basis of the shares of EchoStar common stock exchanged therefor; and

•	the holding period of the shares of New EchoStar common stock received pursuant to the Hughes/ EchoStar merger, including any fractional share deemed received, will include the holding period of the shares of EchoStar common stock exchanged therefor.

No gain or loss will be recognized by the former GM Class H common stockholders with respect to their Hughes Holdings Class C common stock as a result of the Hughes/ EchoStar merger and neither the tax basis nor the holding period of the Hughes Holdings Class C common stock will be affected as a result of the Hughes/ EchoStar merger.

      In rendering their tax opinions in connection with the Hughes/ EchoStar merger, counsel to each of Hughes Holdings and EchoStar will rely upon assumptions and representations made by Hughes Holdings and EchoStar, and the opinions are subject to the limitations and qualifications set forth therein. The companies are not aware of any facts or circumstances that would cause any of these representations or assumptions to be incorrect or untrue in any material respect. The tax opinions to be rendered in connection with the Hughes/ EchoStar merger neither bind the IRS or the courts, nor preclude the IRS from adopting a contrary position. If the Hughes/ EchoStar merger were held to be taxable, then EchoStar and New EchoStar, as successor to EchoStar, potentially would incur material tax liabilities, and the EchoStar common stockholders would recognize gain or loss for U.S. federal income tax purposes on the exchange of EchoStar common stock for New EchoStar common stock.

      Hughes Holdings and EchoStar expect to receive their respective tax opinions as described above prior to the time at which the Hughes/ EchoStar merger becomes effective. Although Hughes Holdings and EchoStar may waive the condition requiring receipt of their respective tax opinions, neither Hughes Holdings nor EchoStar currently intends to waive this condition.

      Cash received by a holder of EchoStar common stock instead of a fractional share of New EchoStar common stock will be treated as having been received in exchange for such fractional share interest, and the holder will recognize gain or loss for U.S. federal income tax purposes, in an amount equal to the difference between the amount of cash received and the portion of the basis of the shares of EchoStar common stock allocable to the fractional share interest. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shares of EchoStar common stock had been held for more than one year at the time of the Hughes/ EchoStar merger.

Resale Limitations

      In general, shares of New EchoStar Class C common stock issued to GM Class H common stockholders and shares of New EchoStar Class A common stock issued to EchoStar Class A common stockholders pursuant to the Transactions will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of New EchoStar common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. We expect that the exemption under Rule 145(d) of the Securities Act will be available for resales of shares of New EchoStar Class A common stock and New EchoStar Class C common stock by most of the affiliates of New EchoStar immediately following the completion of the Hughes/EchoStar merger. Hughes Holdings’ registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of New EchoStar common stock held by affiliates after the Transactions.

      In addition, certain significant stockholders have contractually agreed to be subject to transfer restrictions. For more information, see “Shares Eligible for Future Sale.”

DESCRIPTION OF PRINCIPAL TRANSACTION AGREEMENTS

      On October 28, 2001, GM, Hughes and EchoStar entered into certain agreements which set forth the terms and conditions of the proposed Transactions. The principal transaction documents consist of the following:

•	the implementation agreement, which establishes the overall framework for implementing the Transactions;

•	the GM/ Hughes separation agreement, which establishes the terms and conditions of the separation of Hughes from GM, including the Hughes recapitalization;

•	the Hughes/ EchoStar merger agreement, which establishes the terms and conditions of the Hughes/ EchoStar merger;

•	the PanAmSat stock purchase agreement, which establishes the terms and conditions of the sale of the approximately 81% interest held by Hughes’ subsidiaries in PanAmSat to EchoStar under certain circumstances, including upon a failure of the Hughes/ EchoStar merger to receive certain required governmental approvals; and

•	certain other ancillary agreements contemplated by the agreements listed above.

      On December 14, 2001, in connection with the agreement relating to Vivendi Universal’s investment in EchoStar Series D convertible preferred stock, GM, Hughes and EchoStar amended several provisions of the implementation agreement and the Hughes/ EchoStar merger agreement to account for certain terms of the investment by Vivendi Universal. For more information on Vivendi Universal’s investment in EchoStar Series D convertible preferred stock, see “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings” above.

      In addition, at the time of the original execution of the principal transaction agreements in October 2001, General Motors, Hughes and EchoStar anticipated that certain modifications to the structure of the Transactions would be needed, including to reflect the formation of Hughes Holdings, which did not exist in October 2001, and its role in the Transactions. As a result, the parties agreed to appropriately amend and restate certain of the transaction agreements upon the final determination of the nature and scope of the necessary structural modifications. On                     , 2002, the parties amended and restated the transaction agreements originally entered into to reflect, among other things, the creation of Hughes Holdings.

      The descriptions of the principal transaction agreements, including the implementation agreement, the GM/ Hughes separation agreement, the Hughes/ EchoStar merger agreement, the PanAmSat stock purchase agreement and certain other agreements contemplated by those agreements, set forth below summarize what we believe to be the material terms of those agreements. However, these summaries do not purport to be complete and are qualified in their entirety by reference to the actual text of those agreements, most of which have been filed as exhibits to the registration statement of which this document constitutes a part. Copies of the implementation agreement, the GM/ Hughes separation agreement, the Hughes/ EchoStar merger agreement and the PanAmSat stock purchase agreement have been filed as exhibits to the registration statement of which this document constitutes a part and are incorporated by reference into this document. For more information about how you can obtain copies of these agreements, see “Where You Can Find More Information” below. Covenants and agreements described below which are binding upon Hughes, Hughes Holdings and/or EchoStar will bind New EchoStar after the Hughes/ EchoStar merger.

Implementation Agreement

      GM, Hughes, Hughes Holdings and EchoStar have entered into an implementation agreement that establishes certain important terms and conditions relating to the implementation of the proposed Transactions. Generally speaking, the implementation agreement creates the framework for the overall transaction and sets forth the terms and conditions of GM’s obligation to effect the separation of Hughes from GM pursuant to the Hughes split-off.

      Let us tell you more about the implementation agreement:

     Proposal of Matters Relating to the Transactions to GM Common Stockholders

      The implementation agreement provides the terms under which GM will seek GM common stockholder approval of the proposals relating to the Transactions. In addition to the obligations of GM, Hughes and Hughes Holdings to prepare this document and file the registration statement of which this document forms a part, GM has agreed to:

•	take all other action, in accordance with the U.S. federal securities laws, the Delaware General Corporation Law, all other applicable law, its restated certificate of incorporation, its bylaws and the policy statement of its board of directors regarding certain capital stock matters, necessary to present the GM/Hughes separation transactions, including the proposed amendment to the GM restated certificate of incorporation, the Hughes recapitalization and all other aspects of the GM/Hughes separation transactions, including the Hughes split-off, to the holders of GM $1 2/3 par value common stock and GM Class H common stock for their consideration and in order to seek the requisite GM common stockholder approval;

•	include in this document the recommendation of the GM board of directors in favor of the GM/Hughes separation transactions;

•	mail this document to the GM common stockholders; and

•	use commercially reasonable efforts, in accordance with the U.S. federal securities laws, the Delaware General Corporation Law and all other applicable law, to solicit from the GM common stockholders written consents to be obtained in connection with this consent solicitation sufficient under applicable law to constitute the requisite GM common stockholder approval.

Each of these obligations is subject to certain conditions relating to compliance with certain securities laws, GM’s receipt of the required IRS ruling described below at “—GM/Hughes Separation Agreement— Hughes Recapitalization Closing Conditions” and the availability of the Hughes/EchoStar merger financing. This document will not be mailed to the GM common stockholders until after these conditions have been satisfied.

      In addition, the implementation agreement provides that if the GM board of directors determines, in accordance with its fiduciary duties under applicable law, either that:

•	it cannot or will not be able to recommend the GM/ Hughes separation transactions to GM common stockholders for their approval; or

•	after having recommended to GM common stockholders approval of the GM/ Hughes separation transactions, it is required to withdraw, revoke or modify in any adverse manner its recommendation;

then GM must promptly notify EchoStar in writing of this determination of non-recommendation and GM will not be required to take or continue any of the actions described above, although certain provisions of the Hughes/ EchoStar merger agreement giving rise to termination rights on the part of Hughes and EchoStar, and EchoStar’s right to a termination fee, will apply, as described further below. Under certain circumstances, GM would be deemed to have delivered a non-recommendation notice if GM fails to confirm, upon EchoStar’s request, that GM’s board of directors continues to recommend the GM/Hughes separation transactions and has a good faith intention and is prepared to submit the GM/Hughes separation transactions to its stockholders in accordance with its obligations described above, and continues to take certain actions in furtherance thereof, and is in compliance with its non-solicitation covenant described below. For more information, see “—Hughes/ EchoStar Merger Agreement— Termination” below.

      At any time after delivering a non-recommendation notice to EchoStar, GM may notify EchoStar in writing that the GM board of directors has determined to recommend the GM/ Hughes separation transactions to GM common stockholders for approval and to withdraw the notice. Commencing five business days after GM delivers its notice of withdrawal, the rights of Hughes and EchoStar to terminate the Hughes/ EchoStar merger agreement will lapse.

      At any time after delivering a non-recommendation notice to EchoStar that has not been withdrawn as described above, GM may notify EchoStar in writing that GM proposes to seek the requisite GM common stockholder approval of the GM/ Hughes separation transactions notwithstanding GM’s non-recommendation determination. GM may provide this notice to EchoStar only if it has determined, in good faith and upon the advice of legal counsel, that taking into account its non-recommendation determination and the fiduciary duties of its board of directors under applicable law, GM is authorized under Delaware corporate law to seek GM common stockholder approval of the GM/Hughes separation transactions and that the receipt of such stockholder approval (if received) would result in the GM/Hughes separation transactions being duly authorized by all necessary corporate action on the part of GM. Commencing five business days after GM delivers such a notice that it proposes to seek such GM common stockholder approval, certain rights of Hughes and EchoStar to terminate the Hughes/ EchoStar merger agreement will lapse.

     Requisite GM Common Stockholder Approval

      Pursuant to the terms of the implementation agreement, GM is seeking common stockholder approval from:

•	the holders of a majority of the outstanding shares of GM $1 2/3 par value common stock;

•	the holders of a majority of the outstanding shares of GM Class H common stock; and

•	the holders of a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class, based on their respective per share voting power pursuant to provisions set forth in the GM restated certificate of incorporation.

If these approvals are obtained, the matters relating to the Transactions, which are being submitted to GM common stockholders pursuant to this consent solicitation, will have received the requisite GM common stockholder approval.

     Hughes Split-Off

      The implementation agreement provides that, subject to the completion by General Motors, Hughes and Hughes Holdings of the Hughes recapitalization in accordance with the terms and conditions of the GM/ Hughes separation agreement, including the receipt by GM of the Hughes dividend distribution, immediately following the completion of the Hughes recapitalization and immediately prior to the Hughes/ EchoStar merger, GM, Hughes and Hughes Holdings will promptly take all actions within their control to complete the Hughes split-off pursuant to the following steps:

•	GM will distribute one share of Hughes Holdings Class C common stock in exchange for and in redemption of each outstanding share of GM Class H common stock, and the GM Class H common stock will be redeemed and cancelled;

•	GM will, subject to the condition that the amount of the Hughes dividend distribution not exceed the amount of GM’s remaining retained economic interest in Hughes before the Hughes recapitalization, either retain or, if and to the extent required by the IRS pursuant to the IRS ruling or to satisfy the minimum equity headroom condition set forth in the Hughes/ EchoStar merger agreement, distribute by means of a dividend to holders of GM $1 2/3 par value common stock on a pro rata basis, any remaining shares of Hughes Holdings Class C common stock other than those shares distributed to holders of GM Class H common stock in connection with the redemption of all outstanding GM Class H common stock as described above or that are subject to any GM debt-for-equity exchange; and

•	provided that the GM Series H preference stock has not been previously converted, redeemed or otherwise canceled in accordance with the terms of the GM Series H preference stock, GM will exchange shares of preference stock of Hughes Holdings, which we sometimes refer to as “Hughes Holdings preference stock,” having substantially identical economic terms to those of the GM Series H preference stock, for all outstanding shares of GM Series H preference stock, as contemplated by the terms of the GM Series H preference stock.

      Treatment of Stock Options, Restricted Stock Units and Incentive Compensation Awards. In connection with the Hughes split-off, GM, Hughes and Hughes Holdings have agreed to take all such actions as may be necessary to cause each outstanding option to purchase GM Class H common stock to be converted into an option to purchase, and become in accordance with its terms exercisable for, the same number of shares of Hughes Holdings Class C common stock. In addition, restricted stock units with respect to GM Class H common stock and other incentive compensation awards payable in, or determined by reference to, shares of GM Class H common stock, will be converted into, and become in accordance with their terms exercisable for, the same number of restricted stock units or incentive compensation awards with respect to Hughes Holdings Class C common stock. GM, Hughes and Hughes Holdings have agreed to take all such actions as may be necessary to cause payments under the Hughes long-term achievement plan that are payable in shares of GM Class H common stock to become payable in the same number of shares of Hughes Holdings Class C common stock and payments under such plan that are payable in shares of GM $1 2/3 par value common stock to become payable in a number of shares of Hughes Holdings Class C common stock to be determined by a formula based on the prices of GM Class H common stock and GM $1 2/3 par value common stock near the time of the completion of the GM/ Hughes separation transactions. GM, Hughes and Hughes Holdings have agreed to use commercially reasonable efforts to obtain any consents of the holders of such options, restricted stock units and rights to payment under the Hughes long-term achievement plan to the extent required by the terms thereof to achieve these effects in connection with the Hughes split-off.

      GM, Hughes and Hughes Holdings have agreed to take all actions necessary to prevent stock options, restricted stock units or other incentive compensation awards granted to employees of Hughes or its subsidiaries after the signing of the implementation agreement from vesting or becoming exercisable as a result of the Transactions.

      The boards of directors of GM, Hughes and Hughes Holdings will adopt appropriate resolutions so that the disposition of shares of and options with respect to GM Class H common stock, or other equity securities or derivative securities of GM, and the acquisition of shares or options with respect to Hughes Holdings Class C common stock, or other equity securities or derivative securities of Hughes Holdings, pursuant to the implementation agreement, by applicable officers or directors of GM, Hughes or Hughes Holdings will be exempt for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended.

      Cooperation to Effect the Hughes Split-Off. General Motors, Hughes and Hughes Holdings have each agreed to cooperate in all respects to accomplish the Hughes split-off and promptly take any and all actions within its control in order to effect the Hughes split-off immediately prior to the completion of the Hughes/ EchoStar merger. Among other things, GM, Hughes and Hughes Holdings have agreed to take all actions to ensure that the Hughes Holdings certificate of incorporation will be amended and restated to:

•	authorize the Hughes Holdings Class A common stock, Hughes Holdings Class B common stock and Hughes Holdings Class C common stock;

•	if and to the extent applicable, include the certificate of designations relating to the Hughes Holdings preference stock;

•	cause Hughes Holdings to elect not to be governed by Section 203 of the Delaware General Corporation Law; and

•	authorize the necessary series of capital stock in connection with the adoption of a stockholder rights plan as described further elsewhere in this document.

      GM, Hughes, Hughes Holdings and EchoStar have each agreed to use commercially reasonable efforts to promptly take any and all actions and cause to be done all things necessary under applicable law, regulations and agreements in order to complete the GM/ Hughes separation transactions, including the Hughes split-off.

      The parties have also agreed that GM may seek GM common stockholder approval to amend the GM certificate of incorporation to eliminate the GM Class H common stock after the Hughes split-off but that GM common stockholder approval of such amendment is not required in order for GM common stockholders to approve the Transactions.

     GM Debt-for-Equity Exchanges

      Hughes, Hughes Holdings and EchoStar each acknowledge in the implementation agreement that between the date of the implementation agreement and the date six months following the completion of the Hughes split-off and the Hughes/ EchoStar merger, GM currently intends to, and may, effect one or more GM debt-for-equity exchanges involving the exchange of newly-issued shares of GM Class H common stock or New EchoStar Class C common stock held by GM after the Transactions, as the case may be, in satisfaction of outstanding liabilities of GM. The aggregate number of shares subject to such transactions is 100 million, subject to appropriate adjustments to prevent dilution and subject to reduction as described below at “—GM/ Hughes Separation Agreement— The Hughes Recapitalization.”

      Any issuance of shares of GM Class H common stock completed prior to the Hughes split-off pursuant to a GM debt-for-equity exchange will increase the numerator, but not the denominator, of the GM Class H fraction by the number of shares so issued, in accordance with the provisions of the GM restated certificate of incorporation.

      The implementation agreement also includes acknowledgments by GM, Hughes, Hughes Holdings and EchoStar that, during the period commencing with GM’s receipt of the IRS ruling and the receipt of the requisite GM common stockholder approval and ending on the date of completion of the Hughes/ EchoStar merger, EchoStar will have priority over GM debt-for-equity exchanges with respect to certain securities offerings. Prior to commencing any GM debt-for-equity exchanges during the EchoStar priority period, GM will give notice to EchoStar of:

•	the number of shares of GM Class H common stock to be issued;

•	the expected date of the completion of the GM debt-for-equity exchange; and

•	the material terms of the GM debt-for-equity exchange.

During the EchoStar priority period, however, GM will not commence or effect any GM debt-for-equity exchanges if EchoStar provides GM with a “lockout notice” in which EchoStar informs GM that it has a good faith intention to make an underwritten offering of shares of its Class A common stock. Any lockout period applicable to GM in connection with an EchoStar offering will not last longer than 90 days and will not extend for more than 60 days past the date of the completion of the Hughes/ EchoStar merger.

      For the period commencing on the date of completion of the Hughes/ EchoStar merger and lasting until the earlier of six months later or the date by which GM has exchanged the full number of shares permitted to be distributed pursuant to the GM debt-for-equity exchanges, GM debt-for-equity exchanges will have priority over equity offerings by New EchoStar. Prior to commencing any offering of shares of its Class A common stock or Class C common stock during the GM priority period, New EchoStar will give notice to GM of:

•	the type and number of securities to be offered;

•	the expected date of the completion of the offering; and

•	the material terms of the offering, the anticipated price and the method of distribution.

During the GM priority period, if GM provides New EchoStar with a lockout notice, New EchoStar will not commence or effect any offering of its Class A common stock, Class C common stock or any securities convertible into or exchangeable for Class A common stock or Class C common stock. Any lockout period applicable to New EchoStar in connection with any GM debt-for-equity exchanges during the GM priority period will not last longer than 90 days. However, New EchoStar may postpone the filing or effectiveness of any registration statement or suspend GM’s right to make any debt-for-equity exchanges thereunder for up to 30 days in the aggregate during the GM priority period if New EchoStar reasonably believes that the use of such registration statement for the debt-for-equity exchanges would require disclosure of a material corporate development or transaction then pending or in progress for which New EchoStar has a valid business purpose in not immediately disclosing, provided that New EchoStar must use its commercially reasonable efforts to end such period as soon as practicable.

      EchoStar, Hughes and Hughes Holdings have generally agreed to cooperate with GM in connection with any GM debt-for-equity exchange, including with respect to the registration of the New EchoStar Class C common stock to be distributed by GM pursuant to the GM debt-for-equity exchanges. EchoStar, Hughes and Hughes Holdings have also agreed to use commercially reasonable efforts to take any actions requested by GM in connection with the resale of shares of GM Class H common stock or New EchoStar Class C common stock in a registered public offering.

      All expenses of any GM debt-for-equity exchange will be borne by GM.

     Covenants of GM, Hughes and EchoStar

      No Solicitation of Competing Transactions Involving Hughes. GM has agreed, among other things, to cease discussions with other parties relating to competing transactions involving Hughes and to be bound by a non-solicitation provision restricting future discussions relating to such transactions.

      Pursuant to the non-solicitation covenant, GM, its subsidiaries and certain other persons are generally prohibited from doing any of the following:

•	soliciting proposals from, participating in discussions with or furnishing information to any third party with respect to any merger, consolidation or other business combination involving Hughes or any acquisition of any capital stock or material portion of the assets, subject to certain exceptions, of Hughes or its subsidiaries, any acquisition of any GM Class H common stock or any combination of the foregoing, each of which we refer to as a “competing transaction;”

•	waiving any standstill or similar arrangement with respect to Hughes or its subsidiaries or GM Class H common stock; or

•	entering into any agreement, other than a confidentiality agreement, or taking certain other actions with respect to a competing transaction.

However, at any time prior to receipt of the requisite GM common stockholder approval of the GM/ Hughes separation transactions, GM may take certain actions if it has first received a bona fide, written proposal by a third party for a competing transaction that is on terms that the GM board of directors determines in good faith, after consultation with its financial advisors and counsel, would, if completed, result in a transaction that would be more favorable to GM and its stockholders than the Transactions, taking into account such factors as the GM board of directors in good faith deems relevant, including the identity of the third party and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the Transactions will be completed, which we refer to as a “superior proposal”, and the GM board of directors, after consultation with counsel, determines in good faith that it is required to do so in order to comply with its fiduciary duties. This exception to the non-solicitation covenant is sometimes referred to as a “fiduciary out” exception. By its terms, this fiduciary out exception will terminate upon the receipt of the requisite GM common stockholder approval of the proposals relating to the Transactions. See “The Transactions— Description of the Transactions— Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception.”

      Prior to GM furnishing any confidential information to any third party, such third party must have entered into a confidentiality agreement with GM or Hughes, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions or omits restrictive provisions contained in the confidentiality agreement entered into by GM, Hughes and EchoStar, then that confidentiality agreement will be deemed to be amended to contain the less restrictive provisions or omit the restrictive provisions, as the case may be. GM must promptly notify EchoStar of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating the name of the person and the material terms and conditions of any inquiries, proposals or offers and keep EchoStar reasonably informed as to the status thereof.

      GM may enter into any agreement or arrangement, other than a confidentiality agreement, which may be entered into as described above, regarding any competing transaction, or approve or recommend to the GM common stockholders, or resolve to do so, or publicly propose to approve or recommend to the GM common stockholders, any such competing transaction, but only if it has first:

•	given EchoStar at least 72 hours to respond to such competing transaction after GM has notified EchoStar that, in the absence of any further action by EchoStar, it would consider such competing transaction to be a superior proposal and would be required to withdraw, revoke or modify its recommendation of the GM/ Hughes separation transactions, and given due consideration to any amendments or modifications to the principal transaction agreements proposed by EchoStar during such period; and

•	then caused Hughes to terminate the Hughes/ EchoStar merger agreement and simultaneously pay to EchoStar the required $600 million termination fee.

      For more information about this non-solicitation covenant and the related fiduciary out exception, see “The Transactions— Description of the Transactions—Restrictions on Consideration of Competing Transactions and the Fiduciary Out Exception.”

      Certain Transaction-Related Costs. GM, Hughes, Hughes Holdings and EchoStar have agreed that transaction-related costs will generally be paid by the party that incurs them, though certain expenses will be allocated among GM, Hughes, Hughes Holdings and EchoStar as follows:

•	Each of GM and EchoStar will pay 50% of:

•	all reasonable costs and expenses of printing and distributing this document and related materials to stockholders;

•	all filing fees associated with the filing of Hughes Holdings’ registration statement, GM’s consent solicitation statement and EchoStar’s information statement with the SEC and any other state and foreign securities law regulators;

•	all listing fees associated with listing the shares of New EchoStar Class A common stock and New EchoStar Class C common stock that are being registered pursuant to this registration statement on the NYSE or for quotation on the Nasdaq; and

•	certain other fees.

•	Hughes will pay all costs and expenses of Hughes, Hughes Holdings, GM or any of their respective affiliates relating primarily to the Hughes/ EchoStar merger, including all governmental or regulatory filing fees and the fees and expenses of the stock transfer agent for the Hughes Holdings stock. Hughes will also pay all fees and expenses of its and Hughes Holdings’ financial and legal advisors in connection with the Hughes/ EchoStar merger, including the fees and expenses of Credit Suisse First Boston, Goldman Sachs, Weil, Gotshal & Manges LLP and Latham & Watkins.

•	GM will pay all costs and expenses of GM, Hughes, Hughes Holdings or any of their respective affiliates relating primarily to the GM/ Hughes separation transactions, including the fees and expenses of the GM stock transfer agent and any proxy or consent solicitation agents, information agents or similar consultants or agents engaged by GM in connection with effecting the GM/ Hughes separation transactions. GM will also pay all fees and expenses of GM’s financial and legal advisors in connection with the GM/ Hughes separation transactions, including the fees and expenses of Merrill Lynch, Bear Stearns, Kirkland & Ellis and Richards, Layton & Finger, as well as certain fees and expenses of Weil, Gotshal & Manges LLP.

      Amendment of Transaction Agreements. The implementation agreement limits the ability of each of Hughes, Hughes Holdings, GM, EchoStar and their respective affiliates to amend or terminate certain of the transaction documents or any other agreements contemplated by such transaction documents without the consent of the other parties.

     Certain Other Covenants

      The implementation agreement also provides that, among other things:

•	GM, Hughes, Hughes Holdings and EchoStar agree, with certain exceptions, to use their commercially reasonable best efforts to take all actions and do all things necessary to complete, as soon as reasonably practicable, the GM/ Hughes separation transactions and the Hughes/ EchoStar merger, as well as certain other related transactions as contemplated by the transaction documents.

•	GM, Hughes, Hughes Holdings and EchoStar will take the position that the Hughes/ EchoStar merger qualifies as a reorganization pursuant to Section 368(a) of the Code and that the Hughes split-off qualifies as a distribution of Hughes Holdings stock pursuant to Section 355 and related provisions of the Code.

•	Other than with respect to claims based on breaches of the transaction agreements and other than with respect to losses arising out of certain third party claims, GM, Hughes, Hughes Holdings and EchoStar have agreed to waive certain claims against each other arising in connection with their investigation, consideration or pursuit of the transactions contemplated by the transaction agreements.

•	GM, Hughes, Hughes Holdings and EchoStar agree to cooperate with each other in connection with certain pre-closing capital-raising transactions by EchoStar, and GM and Hughes agree to use commercially reasonable efforts to take actions reasonably requested by EchoStar in connection with those transactions, including providing appropriate information for any offering document, and providing related indemnities.

•	Each of GM, Hughes, Hughes Holdings and EchoStar agree, subject to certain limited exceptions, to consult with the other parties before issuing any press release or other public announcement or communication, including those communications required by the Securities Act or Exchange Act, relating to the matters contemplated by the transaction documents. The parties will also consult with each other before filing any report with respect to any period prior to the effective time of the Hughes/ EchoStar merger, which contains any statement relating to the matters contemplated by the transaction documents.

•	For six years after the completion of the Hughes split-off, GM will provide directors and officers liability insurance covering each individual who served as a director or officer of Hughes, Hughes Holdings or any Hughes affiliate within six years before the completion of the Hughes split-off for all applicable incidents, acts or omissions occurring prior to the completion of the Hughes split-off, regardless of when any claims relating to such incidents, acts or omissions are made.

•	For six years after the effective time of the Hughes split-off, the certificates of incorporation and the bylaws of Hughes and Hughes Holdings will contain indemnification provisions to be mutually agreed upon by the parties regarding the directors and officers of Hughes and Hughes Holdings before the effectiveness of the Hughes split-off. For six years after the effective time of the Hughes split-off, Hughes and Hughes Holdings will indemnify present and former officers and directors of Hughes, Hughes Holdings and their subsidiaries against losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the effective time of the Hughes split-off. Hughes and Hughes Holdings will not have to provide such indemnification in the event that coverage for such amounts is available under the GM directors and officers liability insurance policies described above.

•	GM agrees to use commercially reasonable efforts to take all actions as sole stockholder of Hughes and Hughes Holdings to allow Hughes and Hughes Holdings to comply with certain of Hughes’ covenants in the Hughes/ EchoStar merger agreement relating to the Hughes certificate of incorporation and bylaws. GM also agrees that it will not, except as contemplated by the transaction documents, take any action in respect of Hughes that, if taken by Hughes, would cause Hughes to violate certain other covenants in the Hughes/ EchoStar merger agreement.

•	GM agrees that it will not, except as contemplated by the transaction documents, adjust the numerator or the denominator of the GM Class H fraction or take any actions that would require it to do so or do any of the following actions with respect to the GM Class H common stock:

•	adjust, split, combine, recapitalize or reclassify the GM Class H common stock;

•	make, declare or pay any dividend or distribution on, or purchase or otherwise acquire, any shares of GM Class H common stock or any securities convertible into shares of GM Class H common stock;

•	grant any person any right or option to acquire any shares of GM Class H common stock other than grants contemplated by the transaction documents;

•	issue, deliver or sell any additional shares of GM Class H common stock or any securities convertible into any shares of GM Class H common stock, except pursuant to the exercise of outstanding options and options issued in accordance with the transaction documents; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of GM Class H common stock.

•	Hughes Holdings will be permitted to issue shares of its capital stock in fulfillment of certain obligations to Vivendi Universal only if:

•	the IRS has issued a ruling to the effect that such issuance will not be treated as part of a plan that includes the GM/ Hughes separation transactions and the Hughes/ EchoStar merger under Section 355(e) of the Code; or

•	GM has determined that such issuances will not jeopardize the tax-free status of the Hughes split-off.

•	For two years after the effective time of the Hughes/ EchoStar merger, Hughes, Hughes Holdings and EchoStar have agreed that the indebtedness incurred by Hughes prior to the effective time of the Hughes split-off for the purpose of financing a portion of the dividend from Hughes to GM will remain outstanding, or be refinanced with new debt of Hughes or a specified Hughes subsidiary, except to the extent that such debt is repaid by operating cash flow or asset sales by Hughes and its subsidiaries.

•	EchoStar has agreed to use commercially reasonable efforts to ensure that any demand note issued by Hughes to GM in connection with the dividend from Hughes to GM will be paid in full upon the effective time of the Hughes/ EchoStar merger.

     Representations and Warranties; Survival

      The implementation agreement contains various representations and warranties of GM, Hughes, Hughes Holdings and EchoStar. We will briefly describe these representations and warranties below.

      General Motors. The representations and warranties of GM relate generally to:

•	GM board of directors approval of the GM/Hughes separation transactions;

•	organization and good standing;

•	corporate power and authority;

•	conflicts, consents and approvals;

•	capitalization of GM and the GM Class H fraction;

•	litigation;

•	investment bankers’ fees and fairness opinions;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the Transactions;

•	certain tax matters;

•	the requisite GM common stockholder approval of the GM/ Hughes separation transactions and GM’s approval of the Hughes/ EchoStar merger in its capacity as the sole stockholder of Hughes and Hughes Holdings; and

•	certain agreements by the GM employee benefit plans not to transfer their shares of GM Class H common stock and, after the Transactions, New EchoStar Class C common stock for a period of time after completion of the Transactions.

      Hughes and Hughes Holdings. The representations and warranties of Hughes and Hughes Holdings relate generally to:

•	organization and good standing;

•	corporate power and authority;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the Transactions; and

•	certain tax matters.

      EchoStar. The representations and warranties of EchoStar relate generally to:

•	organization and standing;

•	corporate power and authority;

•	the accuracy of information provided for inclusion in the registration statement of which this document is a part and certain other registration statements contemplated in connection with the Transactions;

•	certain tax matters; and

•	all of the matters with respect to which EchoStar made representations and warranties in the Hughes/ EchoStar merger agreement.

      The representations and warranties in the implementation agreement will not survive the completion of the Hughes/ EchoStar merger, except for certain specified representations and warranties for which indemnification is provided, provisions relating to the tax-free status of the Hughes split-off and covenants and agreements contained in the implementation agreement which by their terms require performance after the completion of the Hughes/ EchoStar merger.

     Preservation of the Tax-Free Status of the Hughes Split-Off

      General Motors intends for the formation of Hughes Holdings and the Hughes split-off to qualify as a tax-free transaction to GM and its stockholders under Section 355 and related sections of the Code. To that end, GM has requested the IRS ruling described above at “The Transactions— Material U.S. Federal Income Tax Considerations Relating to the Transactions— The GM/ Hughes Separation Transactions.”

      In connection with GM’s request for the IRS ruling, GM has made certain statements of fact and representations to the IRS with regard to Hughes and its business; Hughes and Hughes Holdings in turn have represented to GM that these statements and representations are correct. In the implementation agreement, Hughes, Hughes Holdings and EchoStar have agreed not to take any action that, or fail to take any action within their control the failure of which, would cause the Hughes split-off to be taxable to GM or its stockholders. Hughes, Hughes Holdings and EchoStar may not take any action that, or fail to take any action the failure of which, would result in a more than immaterial possibility that the tax-free status of the Hughes split-off would be jeopardized, including any action or failure to act that would be reasonably likely to be inconsistent with any representation made to the IRS in connection with the IRS ruling, unless GM has determined, in its reasonable discretion, that such action would not jeopardize the tax-free status of the Hughes split-off. See “—Cooperation on Tax Matters.”

      Hughes, Hughes Holdings, and EchoStar also have agreed to certain specific covenants in the implementation agreement that are intended to preserve the tax-free status of the Hughes split-off. Certain of these specific covenants are described in greater detail below:

      Certain Acquisition Transactions. Until after the second anniversary of the completion of the Hughes split-off, Hughes, Hughes Holdings and EchoStar have agreed not to enter into or permit any transaction or series of transactions, other than the Hughes split-off and the Hughes/ EchoStar merger, if the transaction:

•	is or is presumed to be, for purposes of Section 355(e) of the Code, part of a plan that includes the Hughes split-off; and

•	taken together with the issuances of New EchoStar Class A common stock and New EchoStar Class B common stock to the EchoStar stockholders in the Hughes/ EchoStar merger and of GM Class H common stock issued or New EchoStar Class C common stock distributed to GM’s creditors in the GM debt-for-equity exchanges, would result in one or more persons acquiring stock of New EchoStar that represents a 50 percent or greater interest in the aggregate voting power or value of the outstanding stock of New EchoStar;

unless GM previously has determined, in its reasonable discretion, that the completion of such transaction would not jeopardize the tax-free status of the Hughes split-off.

      For this purpose, the implementation agreement presumes that:

•	AOL will dispose of all of the GM Series H preference stock, or the GM Class H common stock or New EchoStar Class C common stock into which it is converted, and that, unless the IRS issues a ruling to the contrary, such disposition will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	any convertible or exchangeable security or option of EchoStar (other than employee stock options) will be converted into, exchanged or exercised for New EchoStar stock after the Hughes/ EchoStar merger and that, unless the IRS issues a ruling to the contrary, the issuance of New EchoStar stock pursuant to such conversion, exchange or exercise will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off; and

•	any shares of GM Class H common stock issued or New EchoStar Class C common stock distributed by GM pursuant to any GM debt-for-equity exchanges will be issued or distributed, as the case may be, in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off.

      Continuation of DIRECTV Active Trade or Business. Until two years after the completion of the Hughes split-off, Hughes and Hughes Holdings have agreed to continue to conduct the active trade or business, within the meaning of Section 355 of the Code, conducted by DIRECTV Enterprises and DIRECTV Operations, as those subsidiaries conduct that business immediately prior to the completion of the Hughes split-off. During such time, Hughes and Hughes Holdings have agreed not to:

•	dispose of or otherwise discontinue the conduct of 60% or more of that active trade or business, based on the fair market value of the tangible and intangible assets of that business at the time of the Hughes/ EchoStar merger; or

•	dispose of any business or assets that would cause that business to be operated in a manner that is inconsistent in any material respect with the business purposes for the Hughes split-off, as may be described in the IRS ruling.

      Continuity of Business. Until after the second anniversary of the completion of the Hughes split-off, Hughes and Hughes Holdings have agreed that:

•	they will not voluntarily dissolve or liquidate; and

•	except in the ordinary course of business, neither they nor any of their direct or indirect subsidiaries will sell, transfer or otherwise dispose of or agree to dispose of assets, including any shares of capital stock of their subsidiaries, that, in the aggregate, constitute more than:

•	60% of Hughes Holdings’ gross assets; or

•	60% of the consolidated gross assets of Hughes Holdings and its subsidiaries.

For this purpose, Hughes Holdings is not deemed directly or indirectly to control a subsidiary, unless it owns, directly or indirectly, shares constituting:

•	80% or more of the total combined voting power of all outstanding shares of voting stock of such subsidiary; and

•	80% or more of the total number of outstanding shares of each class or series of capital stock of such subsidiary other than voting stock.

      Discharge of Intracompany Debt. Prior to the Hughes split-off, Hughes and Hughes Holdings have agreed to fully discharge and satisfy all debt that they and their affiliates owe to GM and its affiliates, other than the GMAC loan or any demand note issued in connection with the Hughes recapitalization, each of which will be repaid immediately after the Hughes/ EchoStar merger. For this purpose, debt does not include payables arising in the ordinary course of business or debt that is distributed by Hughes to GM in connection with the GM/ Hughes separation transactions. Until two years after the completion of the Hughes split-off, neither Hughes nor Hughes Holdings will be able to have any such indebtedness with GM.

      These covenants will not prohibit Hughes or Hughes Holdings from implementing or complying with any transaction upon which the IRS grants a favorable ruling in the IRS ruling or a subsequent IRS ruling.

     General Covenants Regarding the Tax Treatment of the Hughes Split-Off

      As discussed above, in the implementation agreement, Hughes, Hughes Holdings and EchoStar have agreed not to take, or to permit any of their respective subsidiaries to take, any action that, or to fail to take any action within their control the failure of which, would jeopardize the tax-free status of the Hughes split-off. Hughes, Hughes Holdings and EchoStar may not take any action that, or fail to take any action the failure of which, would result in a more than immaterial possibility that the tax-free status of the Hughes split-off would be jeopardized, including any action or failure to act that would be reasonably likely to be inconsistent with any representation made to the IRS in connection with the IRS ruling, unless GM has determined, in its reasonable discretion, that such action would not jeopardize the tax-free status of the Hughes split-off.

     Cooperation on Tax Matters

      Hughes, Hughes Holdings and EchoStar on the one hand and GM on the other hand have agreed to certain procedures with respect to the tax-related covenants in the implementation agreement. Hughes, Hughes Holdings and EchoStar are required to notify GM if they desire to take any action that is prohibited by the tax-related covenants described above. Upon such notification, if GM determines that such action might jeopardize the tax-free status of the Hughes split-off, then GM has agreed to elect either to:

•	use commercially reasonable efforts to obtain a private letter ruling from the IRS that would permit Hughes, Hughes Holdings or EchoStar to take the desired action, and Hughes, Hughes Holdings and EchoStar have agreed to cooperate in connection with such efforts; or

•	provide all reasonable cooperation to Hughes, Hughes Holdings and EchoStar in connection with their obtaining such an IRS ruling.

In either case, Hughes and Hughes Holdings will bear all costs and expenses of obtaining such an IRS ruling.

     Indemnification for Tax Liabilities

      Hughes, Hughes Holdings and EchoStar generally have agreed to indemnify GM and its affiliates against any and all tax-related losses incurred by GM and its affiliates in connection with any proposed tax assessment or tax controversy with respect to the Hughes split-off, to the extent caused by:

•	any action or failure to act by Hughes, Hughes Holdings or EchoStar or their respective subsidiaries and affiliates that jeopardizes the tax-free status of the Hughes split-off; or

•	any other breach by Hughes, Hughes Holdings or EchoStar of any of their representations, warranties or covenants made in the tax-related provisions of the implementation agreement.

This indemnification does not apply to actions that GM permits Hughes or Hughes Holdings to take as a result of a determination by GM that such action would not jeopardize the tax-free status of the Hughes split-off, unless Hughes, Hughes Holdings or EchoStar breaches a representation or covenant upon which the determination by GM was based.

     Other General Indemnification

      The implementation agreement provides that GM, Hughes, Hughes Holdings and EchoStar will provide each other with certain post-closing indemnifications, as described below.

      Hughes and Hughes Holdings. Hughes and Hughes Holdings have agreed to indemnify:

•	GM and certain related indemnitees for certain losses relating to or arising from the business or operations of Hughes and Hughes Holdings or their respective affiliates, including any business or operations previously owned by them and disposed of before the completion of the Hughes split-off or any occurrence relating to any disposition of any such business or operations, except as otherwise provided below;

•	GM, EchoStar and certain respective related indemnitees for certain losses relating to or arising from breaches by Hughes or Hughes Holdings or their respective affiliates of any covenants contained in the transaction agreements or the representations and warranties of Hughes and Hughes Holdings contained in the implementation agreement relating to:

•	organization and good standing;

•	corporate power and authority; and

•	certain information contained in this document and any registration statement relating to GM debt-for-equity exchanges;

•	GM and certain related indemnitees for certain losses relating to or arising from information included in SEC filings of Hughes or Hughes Holdings, other than information provided by or on behalf of GM or its affiliates and subject to certain other exceptions;

•	GM and certain related indemnitees for certain losses relating to or arising from information relating to Hughes or Hughes Holdings or their respective affiliates or their respective businesses or GM Class H common stock, provided by or on behalf of Hughes or Hughes Holdings or their respective affiliates, to GM and contained in SEC filings of GM, subject to certain exceptions; and

•	GM and certain related indemnitees for certain other losses, including certain losses relating to or arising from recognizing the former record holders of GM Class H common stock and Hughes preference stock as the record holders of Hughes Holdings Class C common stock and related matters.

      General Motors. General Motors has agreed to indemnify:

•	Hughes Holdings and certain related indemnitees for certain losses relating to or arising from the business or operations of GM or its affiliates, except to the extent any such losses relate to the Hughes businesses;

•	Hughes Holdings and certain related indemnitees and EchoStar and certain related indemnitees for certain losses relating to or arising from breaches by GM or certain of its affiliates of any covenants contained in certain transaction agreements or the representations and warranties of GM contained in the implementation agreement relating to:

•	organization and standing;

•	corporate power and authority;

•	absence of conflicts with certain formative documents of GM and Hughes;

•	absence of violation of any order, writ, injunction, decree, statute, rule or regulation applicable to GM or any of its significant subsidiaries;

•	the absence of any additional approval or government filing (except as contemplated by the GM/ Hughes separation transactions);

•	the ownership by GM of Hughes capital stock and Hughes Holdings capital stock;

•	capitalization (but only with respect to representations specifically relating to the GM Class H common stock, the GM Series H preference stock and the GM Class H fraction);

•	certain information contained in this document and any registration statement relating to GM debt-for-equity exchanges; and

•	GM stockholder approval and Hughes stockholder approval of the GM/ Hughes separation transactions and/or the Hughes/ EchoStar merger, as applicable;

•	Hughes Holdings and certain related indemnitees for certain losses relating to or arising from information included in SEC filings of GM, other than information provided by or on behalf of Hughes, Hughes Holdings or their affiliates and subject to certain other exceptions;

•	Hughes Holdings and certain related indemnitees for certain losses relating to or arising from information relating to GM or certain of its affiliates or their respective businesses or GM $1 2/3 par value common stock, provided by or on behalf of GM or certain of its affiliates, to Hughes or Hughes Holdings and contained in SEC filings of Hughes and Hughes Holdings, subject to certain exceptions;

•	Hughes Holdings and certain related indemnitees for certain losses relating to or arising from the investigation, consideration or pursuit of a strategic business transaction involving the combination of Hughes or its subsidiaries with another unaffiliated person;

•	except with respect to the adoption by Hughes Holdings of a stockholder rights plan, Hughes and certain related indemnitees and EchoStar and certain related indemnitees for certain losses relating to or arising from the failure of the GM/ Hughes separation transactions to be in compliance with the Delaware General Corporation Law;

•	Hughes, EchoStar and certain respective related indemnitees for any losses relating to or arising from certain purchase price adjustment and related claims made by The Boeing Company in connection with its purchase of the Hughes satellite manufacturing business in 2000, but only to the extent that the aggregate amount of all such claims exceeds $670 million; and

•	Hughes and certain related indemnitees for certain other losses, including certain losses relating to or arising from recognizing the record holders of GM Class H common stock as record stockholders of GM and related matters.

      EchoStar. EchoStar has agreed to indemnify:

•	GM and certain related indemnitees, and prior to the completion of the Hughes/ EchoStar merger, Hughes and certain related indemnitees, for certain losses relating to or arising from breaches by

EchoStar or its affiliates of any covenants contained in certain transaction agreements or the representations and warranties of EchoStar contained in the implementation agreement relating to:

•	organization and good standing;

•	corporate power and authority; and

•	certain information contained in this document and any registration statement relating to GM debt-for-equity exchanges;

•	GM and certain related indemnitees for certain losses relating to or arising from the adoption by Hughes Holdings of a stockholder rights plan.

      The above-described indemnifications do not apply to any tax-related losses or any losses relating to any breach of the provisions of agreements other than the transaction agreements, which will be governed by their terms.

     Amendment and Waiver

      GM, Hughes, Hughes Holdings and EchoStar may amend the implementation agreement, but no amendment will be made following the receipt of the requisite GM common stockholder approval if:

•	such amendment alters or changes the amount or kind of shares, securities, cash, property or rights GM common stockholders will receive in the Transactions; or

•	such amendment would adversely affect the GM common stockholders without the approval, if required, of the holders of GM Class H common stock or GM $1 2/3 par value common stock.

      At any time prior to the completion of the Hughes/ EchoStar merger, GM, with respect to EchoStar, and EchoStar, with respect to GM, Hughes and Hughes Holdings, may, by action taken or authorized by their respective boards of directors, extend the time for the performance of any of the obligations or other acts of the other party or waive the provisions of the implementation agreement.

     Termination; Effect of Termination

      Prior to the completion of the Hughes split-off, the implementation agreement will terminate automatically upon termination of the Hughes/ EchoStar merger agreement. For more information regarding the termination of the Hughes/EchoStar merger agreement, see “— Hughes/EchoStar Merger Agreement— Termination.” In the event of such a termination, the implementation agreement, except for certain specified provisions, will become void and have no effect, without any liability under the implementation agreement on the part of GM, Hughes, Hughes Holdings or EchoStar or their subsidiaries or respective directors, officers, employees or stockholders. However, this provision will not relieve any party to the implementation agreement of liability for a breach of any provision of the implementation agreement or invalidate the provisions of the confidentiality agreement entered into between GM, Hughes and EchoStar.

GM/ Hughes Separation Agreement

      GM, Hughes and Hughes Holdings have entered into a separation agreement, which establishes certain important terms and conditions relating to the Hughes recapitalization and other matters relating to the separation of Hughes from GM pursuant to the GM/Hughes separation transactions. Generally speaking, the GM/ Hughes separation agreement sets forth the terms and conditions of the obligations of Hughes, Hughes Holdings and GM to effect the Hughes recapitalization.

      Let us tell you more about the GM/ Hughes separation agreement:

     The Hughes Recapitalization

      Subject to the terms and conditions of the GM/ Hughes separation agreement, including satisfaction or waiver of each of the conditions described below, the parties have agreed to effect the Hughes recapitalization as described in the GM/ Hughes separation agreement. Let us explain how this will occur.

      Hughes Dividend Distribution. Prior to the effective time of the Hughes split-off, Hughes will pay as a dividend to General Motors:

•	$4.2 billion, subject to reduction as described below, which we sometimes refer to as the “Hughes recapitalization amount,” payable in cash except to the extent described below; and

•	if, at the time that the Hughes dividend distribution is otherwise payable as described above, Hughes has insufficient funds available to it to pay in full the dividend in cash, then, to the extent and in lieu of any such shortfall in funds, Hughes will distribute as a dividend to General Motors a demand note that will be payable in full at the effective time of the Hughes/ EchoStar merger and have terms, including interest rate, reasonably acceptable to GM, Hughes and EchoStar.

At any time following the receipt of the requisite GM common stockholder approval, Hughes may distribute as a dividend to General Motors or a GM affiliate a promissory note in an amount about equal to the Hughes recapitalization amount. If such a promissory note has been distributed at the time that the Hughes recapitalization is to be completed, then the payment described above may be made in repayment of the promissory note rather than as a dividend.

      Reduction of the Denominator of the GM Class H Fraction. In consideration of the Hughes dividend distribution described above, GM has agreed to promptly take all actions within its control necessary to cause the denominator of the GM Class H fraction to be reduced upon GM’s receipt of the Hughes dividend distribution by a number equal to the quotient that is determined by dividing:

•	the Hughes recapitalization amount, which is the amount of the Hughes dividend distribution described above;

by

•	the average of the volume weighted average trading prices of GM Class H common stock for each of the five trading days, or, if less, the number of trading days following the public announcement by GM or Hughes of the receipt of certain specified regulatory consents or approvals and before the effective time of the Hughes split-off, ending on and including the trading day immediately prior to the date of the Hughes split-off, which we sometimes refer to as the “Hughes recapitalization price”.

This reduction of the denominator of the GM Class H fraction will reduce the number of shares of Hughes Holdings Class C common stock held by General Motors immediately upon the completion of the Hughes split-off.

      Reduction in the Shares Subject to GM Debt-for-Equity Exchanges; Reduction of the Hughes Dividend Distribution. The GM/ Hughes separation agreement provides that, under certain circumstances, there will be reductions of:

•	the number of shares of Hughes Holdings Class C common stock that GM will be entitled to distribute in connection with any GM debt-for-equity exchanges completed after the date of completion of the Hughes/ EchoStar merger; and

•	the amount of the dividend distributed by Hughes to General Motors in connection with the Hughes recapitalization.

      If and only to the extent required in order to satisfy the minimum equity headroom condition set forth in the Hughes/ EchoStar merger agreement as of immediately prior to completion of the Hughes/ EchoStar merger, the aggregate number of shares of Hughes Holdings Class C common stock which GM is entitled to distribute in connection with all GM debt-for-equity exchanges completed after the date of completion of the Hughes/ EchoStar merger, if any, will be reduced by an amount equal to the least of the following:

•	40 million;

•	the excess of 100 million over the number of shares of GM Class H common stock issued by GM in connection with all GM debt-for-equity exchanges completed prior to the Hughes recapitalization; and

•	the minimum number by which the total number of shares of Hughes Holdings Class C common stock that GM is then entitled to distribute in connection with all GM debt-for-equity exchanges would have to be reduced in order for the minimum equity headroom condition to be satisfied.

However, in order to cause the minimum equity headroom condition to be satisfied, GM may elect to, but is not required to, reduce further the aggregate number of additional shares of Hughes Holdings Class C common stock which it is entitled to distribute in connection with any subsequent GM debt-for-equity exchanges.

      If, after giving effect to any required or optional reduction of the number of shares which GM is entitled to distribute after the Hughes/ EchoStar merger in order to effect GM debt-for-equity exchanges, either the minimum equity headroom condition is still not satisfied, or the amount of the Hughes dividend distribution would otherwise exceed the value of GM’s retained economic interest in Hughes at the time of the payment of the dividend as determined under the GM/ Hughes separation agreement based on, among other things, the market value of GM Class H common stock around that time, then the amount of the dividend will be reduced by an amount equal to the least of the following:

•	$700 million;

•	the product of the excess, if any, of the number of shares of GM Class H common stock issued in connection with GM debt-for-equity exchanges prior to the effective time of the Hughes split-off over 60 million, multiplied by the average fair market value, determined in accordance with the applicable exchange agreement entered into by GM and one or more financial institutions in connection with the applicable GM debt-for-equity exchange, of the debt obligations repurchased by GM per share of GM Class H common stock issued in connection with such GM debt-for-equity exchanges; and

•	the minimum amount by which the Hughes dividend distribution would have to be reduced in order both to cause the minimum equity headroom condition to be satisfied and to cause the condition that the amount of the Hughes dividend distribution not exceed the value of GM’s retained economic interest in Hughes at the time of the payment of the dividend, as determined under the GM/ Hughes separation agreement, to be satisfied.

However, in order to cause the minimum equity headroom condition to be satisfied, or in order to cause the condition that the amount of the Hughes dividend distribution not exceed the value of GM’s retained economic interest in Hughes at the time of the payment of the dividend, as determined under the GM/ Hughes separation agreement, to be satisfied, GM may elect, but is not required to, further reduce the amount of the Hughes dividend distribution.

      Hughes Holdings Contribution. Immediately following the completion of the Hughes dividend distribution as described above, and prior to the completion of the Hughes split-off, GM will contribute all of the outstanding stock of Hughes to Hughes Holdings, a wholly owned subsidiary of General Motors, in exchange for a number of shares of Hughes Holdings Class C common stock equal to the denominator of the GM Class H fraction, determined as of immediately prior to the Hughes split-off, and giving effect to the reduction of the denominator in connection with the Hughes dividend distribution as described above, and determined as of such point in time rather than as an average with respect to any accounting period. This number will represent the sum of:

•	the aggregate number of outstanding shares of GM Class H common stock as of immediately prior to the completion of the Hughes split-off; and

•	the aggregate number of notional shares representing GM’s remaining retained economic interest, if any, in Hughes after giving effect to the Hughes recapitalization.

At the same time, if any GM Series H preference stock is then outstanding, Hughes Holdings will issue to GM a number of shares of Hughes Holdings preference stock, for distribution to the holder of the GM Series H preference stock pursuant to the implementation agreement, equal to the number of share of GM Series H preference stock then outstanding.

      Following completion of this contribution of Hughes stock to Hughes Holdings, and the related issuance of shares of Hughes Holdings Class C common stock and, if applicable, shares of Hughes Holdings preference stock to General Motors, GM, Hughes and Hughes Holdings will be prepared to effect the Hughes split-off, as described above at “—Implementation Agreement— Hughes Split-Off.”

     No Amendment, Waiver or Termination of the Hughes/ EchoStar Merger Agreement

      Without the prior written consent of GM, neither Hughes nor Hughes Holdings may modify or amend in any respect, or terminate or waive any right or condition in the Hughes/ EchoStar merger agreement.

     Confidential Information

      From and after the Hughes split-off, none of Hughes, Hughes Holdings or GM may disclose any confidential information of the other party to any person. Hughes, Hughes Holdings and GM have agreed to maintain current policies and procedures, as appropriate, and develop further policies and procedures to comply with their respective confidentiality obligations under the GM/ Hughes separation agreement.

     Access to Information

      For a specified period following the effective time of the Hughes split-off, Hughes, Hughes Holdings and GM have agreed to provide reasonable access to certain information within their possession, and to certain personnel to the extent reasonably necessary to discuss such information, relating to the other party’s business, assets or liabilities if required by such other party for certain purposes and to use commercially reasonable efforts to make certain persons available as witnesses for certain purposes, in each case at the expense of the party requesting such access, information or witnesses. Hughes, Hughes Holdings and GM have agreed to use commercially reasonable efforts to accommodate the other party’s requests with respect to retention and provision of copies of any significant information in such party’s possession relating to the business or operations, assets or liabilities of the other party.

     Assumption of Obligations Relating to Registration Rights

      From and after the Hughes split-off, GM will assign to Hughes Holdings all of GM’s rights, and Hughes Holdings will assume all of GM’s obligations, under the existing registration rights agreements between GM and various persons, including AOL Time Warner, relating to GM Class H common stock. For a description of the AOL Time Warner registration rights agreement, see “Shares Eligible for Future Sale.”

     Insurance Matters

      GM, Hughes and Hughes Holdings have agreed to cooperate on insurance matters after the Hughes split-off. GM has agreed to use commercially reasonable efforts to assist Hughes and Hughes Holdings in the transition to their own separate insurance coverage, including coverage for directors and officers of Hughes and Hughes Holdings. If Hughes or Hughes Holdings is unable to obtain its own insurance coverage prior to the Hughes split-off, GM, Hughes and Hughes Holdings will cooperate with each other to enter into an arrangement so that Hughes and Hughes Holdings will continue to have the benefit of the insurance coverage formerly provided by GM’s insurance program. GM, Hughes and Hughes Holdings and their respective affiliates will use commercially reasonable efforts not to take any action that would jeopardize or otherwise interfere with the other party’s ability to collect any proceeds payable pursuant to certain insurance policies maintained by GM or any GM affiliate prior to the Hughes split-off.

     Hughes Recapitalization Closing Conditions

      The obligations of General Motors, Hughes and Hughes Holdings to complete the Hughes recapitalization are subject to, among other things, the satisfaction or waiver, with EchoStar’s consent, of the following conditions:

•	There will be no order, injunction, decree, statute, rule or regulation that will prevent the completion of the GM/ Hughes separation transactions.

•	The GM/Hughes separation transactions will have received the requisite GM common stockholder approval, consisting of the approval of the holders of:

•	a majority of the voting power of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class based on their respective per share voting power;

•	a majority of the outstanding shares of GM Class H common stock, voting as a separate class; and

•	a majority of the outstanding shares of GM $1 2/3 par value common stock, voting as a separate class.

•	The amendment of the GM restated certificate of incorporation required in order to complete the GM/ Hughes separation transactions will have been filed and become effective.

•	GM will have received a ruling from the IRS, which we sometimes refer to as the “required IRS ruling,” in form and substance reasonably satisfactory to GM, to the effect that each of the following distributions will constitute a distribution with respect to which no gain or loss will be recognized by GM or any GM affiliate, Hughes or their respective stockholders pursuant to Section 355 and related provisions of the Code:

•	the distribution of Hughes Holdings Class C common stock to the holders of GM Class H common stock as contemplated by the implementation agreement;

•	any distribution of shares of Hughes Holding Class C common stock to the holders of GM 1 2/3 par value common stock as contemplated by the implementation agreement; and

•	the distribution, if any, of Hughes Holdings preference stock to the holders of GM Series H preference stock;

and that ruling may still be relied upon by GM.

•	GM will have received appropriate opinions of tax counsel with respect to certain ancillary tax matters.

•	All of the conditions to the Hughes/ EchoStar merger, other than the completion of the Hughes recapitalization and the Hughes split-off, shall have been satisfied or duly waived, and Hughes, Hughes Holdings and EchoStar will be prepared to cause the completion of the Hughes/ EchoStar merger immediately following the Hughes split-off. For more information about the conditions to the Hughes/ EchoStar merger, see “—The Hughes/ EchoStar Merger— Conditions to the Hughes/ EchoStar Merger.”

•	All applicable waiting periods under the Hart-Scott-Rodino Act and any applicable similar law of any foreign jurisdiction with respect to the GM/ Hughes separation transactions will have expired or been terminated and all governmental approvals and all filings with governmental authorities required to complete the GM/ Hughes separation transactions will have been obtained and made, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to result in a material adverse effect on the ability of GM, Hughes or Hughes Holdings to complete the GM/ Hughes separation transaction.

•	The SEC will have declared the registration statement of which this document is a part effective and all applicable material state and foreign blue sky or securities permits and approvals will have been obtained.

•	The shares of New EchoStar Class A common stock and New EchoStar Class C common stock to be issued in connection with the Hughes/ EchoStar merger will have been approved for listing on the NYSE or quotation on the Nasdaq.

•	The opinion of Houlihan Lokey Howard & Zukin regarding the solvency of Hughes and its ability to declare and pay the Hughes dividend distribution in connection with the Hughes recapitalization will have been delivered to GM and Hughes in form and substance reasonably acceptable to Hughes.

•	At least five trading days will have elapsed from the date that satisfaction of specified conditions in the Hughes/ EchoStar merger agreement relating to antitrust requirements and governmental approvals is publicly announced by GM or Hughes.

•	The agreement between General Motors and certain of the GM employee benefit plans under which such GM employee benefit plans agree not to transfer their shares of GM Class H common stock or, after the Transactions, New EchoStar Class C common stock, for a specified period following the completion of the Hughes split-off, will have been entered into and will be in full force and effect. For a description of this agreement, see “Shares Eligible for Future Sale— GM Employee Benefit Plans.”

•	The average market price of GM Class H common stock for a specified period preceding the time of the completion of the Hughes recapitalization will be sufficient to support the reduction of GM’s retained economic interest in Hughes.

           This condition will be satisfied if the quotient determined by dividing:

•	the Hughes recapitalization amount as described above

by

•	the Hughes recapitalization price as described above

does not exceed the aggregate number of GM notional shares determined as of immediately prior to the reduction of the denominator of the GM Class H fraction as contemplated in connection with the Hughes recapitalization.

For this purpose, “GM notional shares” means the aggregate number of shares representing GM’s retained economic interest in Hughes, determined by the GM board of directors, in good faith and in accordance with the provisions of the GM/ Hughes separation agreement. The aggregate number of GM notional shares will be determined, as of any particular time, by subtracting:

•	the number of shares of GM Class H common stock issued and outstanding as of such time;

from

•	the denominator determined by the GM board of directors as of such point in time rather than as an average with respect to any accounting period, as required under certain circumstances by the GM restated certificate of incorporation.

     Amendment; Termination; Effect of Termination

      GM, Hughes and Hughes Holdings may amend the GM/ Hughes separation agreement, subject to EchoStar’s written consent. No amendment will be made following the receipt of requisite GM common stockholder approval that alters or changes:

•	the amount or kind of shares, securities, cash, property or rights to be received by the holders of GM Class H common stock or GM $1 2/3 par value common stock pursuant to the implementation agreement; or

•	any of the terms and conditions of the GM/ Hughes separation agreement if that alteration or change would adversely affect the holders of GM Class H common stock or GM $1 2/3 par value common stock without their approval, as applicable.

      Prior to the completion of the Hughes split-off, the GM/ Hughes separation agreement will terminate automatically upon the termination of the Hughes/ EchoStar merger agreement. For more information regarding the termination of the Hughes/ EchoStar merger agreement, see “—Hughes/ EchoStar Merger Agreement— Termination.” In the event of such a termination of the GM/ Hughes separation agreement, it will become void and have no effect, without any liability under the GM/ Hughes separation agreement on the part of GM, Hughes or Hughes Holdings or their respective directors, officers or stockholders. However, this provision will not relieve GM, Hughes or Hughes Holdings of liability for a breach of any provision of the GM/ Hughes separation agreement.

     Ancillary Separation Agreements

      Pursuant to the GM/ Hughes separation agreement, GM and Hughes, and certain of their respective affiliates, have entered into certain other agreements relating to the separation of Hughes from General Motors pursuant to the GM/ Hughes separation transactions. We will briefly describe these agreements below.

      Tax Agreement. As contemplated by the GM/ Hughes separation agreement, GM and Hughes have entered into an income tax allocation agreement, which we sometimes refer to as “the tax agreement,” to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. The tax agreement will amend and restate the income tax allocation agreement currently in place between GM and Hughes. The tax agreement will become effective on the date of the completion of the Hughes/ EchoStar merger.

      Under the Code, Hughes will cease to be a member of the GM consolidated group upon the completion of the Hughes split-off. For tax periods prior to the Hughes split-off, Hughes will calculate its tax liability as if it were the common parent of a separate affiliated group of corporations filing a consolidated return using a rate, depending on the tax year in question, of either 20% or the highest rate specified in subsection (b) of Section 11 of the Code. We sometimes refer to such a rate as the “assumed rate.” Hughes will pay its calculated taxes to GM, which will then file a consolidated or combined return including the Hughes return with the appropriate tax authorities. Tax benefits generated by Hughes, such as net operating losses and foreign tax credits, for tax periods before the Hughes split-off will reduce its tax liability, and may be carried back to offset Hughes’ standalone tax liability for prior years to the extent allowed under the then applicable law. Hughes will be compensated, based on the assumed rate, for tax benefits generated by Hughes and used by the GM consolidated group. Hughes will be compensated by GM for these tax benefits, other than foreign tax credits, within 20 business days of the filing of the GM consolidated return that includes the Hughes split-off, and for foreign tax credits as Hughes can show that it would have used the credits on a stand-alone basis.

      There may be certain U.S. state or local jurisdictions in which Hughes will file a separate income tax return, not combined or consolidated with GM, for tax periods before the Hughes split-off. In that circumstance, Hughes will file the income tax return with the appropriate tax authorities and pay the tax, if any, directly to the tax authority.

      Hughes will prepare and file all tax returns, and pay all income taxes due, with respect to all tax returns required to be filed by it for all tax periods after the Hughes split-off.

      Hughes is responsible for most U.S. tax adjustments related to Hughes for all periods prior to the Hughes split-off. In addition, GM and Hughes have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the Hughes split-off. GM has agreed to indemnify Hughes for income tax liabilities not otherwise payable by Hughes pursuant to the tax agreement, except as provided in the implementation agreement.

      GM/ Hughes Intellectual Property Agreement. As contemplated by the GM/ Hughes separation agreement, Hughes and GM have entered into an intellectual property agreement, which we sometimes refer to as the “GM/ Hughes intellectual property agreement,” concerning certain intellectual property and ongoing activities of the parties. Under this agreement, the parties granted each other mutual, royalty-free licenses and sublicenses under certain of their respective intellectual property rights, excluding trademark rights, to use and sell products and services in their respective businesses. This agreement terminates upon the last to expire of such intellectual property rights.

      The GM/ Hughes intellectual property agreement further provides that, until October 28, 2005, before transferring its right to the Hughes XM bandwidth, a communications frequency spectrum to which Hughes has the right to use under its agreement with XM Satellite Radio, to any third party other than a subsidiary or affiliate of Hughes, Hughes must offer the bandwidth to GM on terms comparable to those offered to the third party. If GM declines the offer, but the terms under which Hughes proposes to transfer the Hughes XM bandwidth improve for the third party, Hughes is obligated to offer such bandwidth to GM under those improved terms. The GM/ Hughes intellectual property agreement also grants Hughes reciprocal rights with respect to any transfer by GM of the OnStar XM bandwidth, a communications frequency spectrum to which GM has the right to use under its agreement with XM Satellite Radio.

      The GM/ Hughes intellectual property agreement also provides as follows:

•	Hughes agreed, until October 28, 2006, not to use, license, transfer or disclose to any third party or affiliate, the OnStar air interface protocol, which is software developed by Hughes under funding by GM for use by OnStar for delivery of voice and data between OnStar call centers and OnStar vehicles, for use in any vehicle or any product or service specifically adapted for use in a vehicle;

•	GM and Hughes agreed to certain terms and conditions with respect to any ongoing collaborative efforts involving research, development or engineering designed to aid the possible bringing of new products and services to market;

•	Hughes agreed to offer for sale those products, services and technologies that GM will acquire from Hughes, until October 28, 2003, and which will be for use in GM’s business, on a most favored customer basis to GM and its subsidiaries and affiliates as compared with similarly situated customers; and

•	Hughes agreed to make available to GM, until April 28, 2003, those technical persons within Hughes who developed technology at Hughes that is practiced in GM’s business.

•	Hughes agreed that until April 28, 2003, GM may solicit, for interview and possible hiring by OnStar, up to two employees who were involved in the Hughes OnStar technology development effort for GM.

      Neither Hughes nor GM may assign the GM/ Hughes intellectual property agreement or any of the license rights and obligations contained in the GM/ Hughes intellectual property agreement without the prior written consent of the other party, which will not be unreasonably withheld, except:

•	in connection with the sale of their respective businesses; or

•	in connection with the sale of a subsidiary or affiliate of either party, in which case the relevant rights and obligations of the GM/ Hughes intellectual property agreement may be assigned.

      GM/ Hughes Special Employee Items Agreement. As contemplated by the GM/ Hughes separation agreement, GM and Hughes have entered into a special employee items agreement. Under the special employee items agreement, GM has agreed to provide certain service and salary credits under certain GM retirement plans for GM employees who transfer to Hughes, and Hughes has agreed to provide certain service and salary credits under the Hughes defined benefit pension plan for Hughes employees who transfer to GM. In addition, GM has agreed to permit Hughes employees to continue to participate in the GM vehicle purchase program for three years following the completion of the Hughes/ EchoStar merger.

Hughes/ EchoStar Merger Agreement

      Hughes, Hughes Holdings and EchoStar have entered into an agreement and plan of merger that establishes certain important terms and conditions relating to the Hughes/ EchoStar merger.

      Let us tell you more about the Hughes/ EchoStar merger agreement:

     The Hughes/ EchoStar Merger

      Upon the terms and subject to the conditions of the Hughes/ EchoStar merger agreement, and in accordance with the provisions of the Delaware General Corporation Law and the Nevada Revised Statutes, EchoStar will merge with Hughes Holdings, with Hughes Holdings as the surviving corporation. We sometimes refer to the surviving corporation as “New EchoStar”.

     Effectiveness of the Hughes/ EchoStar Merger

      Following the satisfaction or waiver of the conditions to the Hughes/ EchoStar merger set forth in the Hughes/ EchoStar merger agreement as described below at “—Conditions”, the parties will file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of Nevada. At that time, or at a later time as set forth in the certificate of merger and articles of merger, the Hughes/ EchoStar merger will become effective.

      At the effective time of the Hughes/ EchoStar merger, the separate corporate existence of EchoStar will cease and Hughes Holdings, as the surviving corporation of the Hughes/ EchoStar merger, will continue its existence under the laws of the State of Delaware, and its name will be changed to “EchoStar Communications Corporation.”

     Conversion of EchoStar Common Stock

      At the effective time of the Hughes/ EchoStar merger:

•	Each share of EchoStar Class A common stock will be converted into the right to receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock.

•	Each share of EchoStar Class B common stock will be converted into the right to receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock. A family trust controlled by Mr. Charles W. Ergen, Chairman and Chief Executive Officer of EchoStar, is expected to be the sole recipient of New EchoStar Class B common stock.

•	Each share of Hughes Holdings Class C common stock outstanding prior to the Hughes/ EchoStar merger will remain outstanding and be unchanged.

For more information regarding the common stock of New EchoStar, please see “New EchoStar Capital Stock— Common Stock.”

      At the effective time of the Hughes/ EchoStar merger, each option to buy EchoStar Class A common stock or EchoStar Class B common stock will be automatically converted into an option to purchase shares of New EchoStar Class A common stock or New EchoStar Class B common stock, as the case may be. Each option will allow the holder to purchase the number of shares of New EchoStar Class A common stock or New EchoStar Class B common stock equal to the number of shares of EchoStar Class A common stock or EchoStar Class B common stock, as applicable, underlying such option, multiplied by 1/0.73, at a price equal to the current exercise price of such option, divided by 1/0.73. The other terms and conditions of any options to buy shares of New EchoStar Class A common stock or New EchoStar Class B common stock will be identical to those of the options to buy EchoStar Class A common stock or EchoStar Class B common stock, as applicable, immediately before the effective time of the Hughes/ EchoStar merger.

      Fractional shares of New EchoStar Class A common stock and New EchoStar Class B common stock will not be issued, and no dividends will be paid with respect to such fractional shares. Instead, cash will be paid in lieu of any such fractional shares, with the price per share being determined by reference to the prevailing price of New EchoStar Class A common stock on the NYSE or the Nasdaq, as applicable, for the trading day immediately following the date on which the Hughes/ EchoStar merger is completed.

      The exchange agent will mail to each record holder of EchoStar Class A common stock or EchoStar Class B common stock a letter of transmittal and related materials for use in surrendering the certificates that formerly represented such holder’s EchoStar Class A common stock or EchoStar Class B common stock. EchoStar Class A common stockholders and EchoStar Class B common stockholders will be instructed to mail the certificates formerly representing their Class A common stock or Class B common stock and the letter of transmittal to the exchange agent in exchange for:

•	certificates representing, or other evidence of ownership of, their New EchoStar Class A common stock or New EchoStar Class B common stock; and

•	a check representing any unpaid dividends on EchoStar Class A common stock and EchoStar Class B common stock and fractional shares of such EchoStar common stock that will be cashed out.

Immediately after the effective time of the Hughes/ EchoStar merger, the holders of New EchoStar common stock will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, New EchoStar common stock.

      After the Transactions are completed, the exchange agent will begin mailing certificates representing, or other evidence of ownership of, New EchoStar Class A common stock and New EchoStar Class C common stock and a check representing any unpaid dividends and fractional shares. We currently estimate that it will take about                     weeks following the closing of the Transactions to complete this mailing.

     Boards; Committees and Officers of the Surviving Corporation

      The Hughes/ EchoStar merger agreement provides for the composition of the New EchoStar board of directors, as well as the establishment of a management transition committee that is designed to assure a smooth transition to a combined management team. In addition, New EchoStar’s board of directors will establish an audit committee, an executive compensation committee and a nominating committee. All members of the audit committee and a majority of the members of the executive compensation committee will be independent directors, as determined under NYSE or Nasdaq standards, as applicable, depending on where the shares of New EchoStar are listed.

      See “New EchoStar Directors and Executive Officers” below for a complete list of New EchoStar’s directors and “New EchoStar Capital Stock” below for more information on various matters related to corporate governance with respect to New EchoStar.

      The boards of directors of EchoStar, Hughes and Hughes Holding, as applicable, will adopt appropriate resolutions so that the disposition of shares or options with respect to EchoStar Class A common stock and EchoStar Class B common stock, or any other equity securities or derivative equity securities of EchoStar, and the acquisition of shares or options with respect to New EchoStar Class A common stock and New EchoStar Class B common stock, or any other equity securities or derivative securities of Hughes Holdings, by applicable officers or directors of EchoStar, will be exempt for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended.

     Covenants

      The Hughes/ EchoStar merger agreement includes certain provisions that govern the manner in which Hughes and Hughes Holdings, on the one hand, and EchoStar, on the other hand, must conduct their respective businesses between the date of the Hughes/ EchoStar merger agreement and the effective time of the Hughes/ EchoStar merger.

      Conduct of Hughes’ Operations. The Hughes/ EchoStar merger agreement provides that, until the effective time of the Hughes/ EchoStar merger, Hughes and Hughes Holdings will conduct their businesses and operations in the ordinary course, except as expressly contemplated by the Hughes/ EchoStar merger agreement and the transactions contemplated by the transaction agreements. The Hughes/ EchoStar merger agreement also provides that Hughes and Hughes Holdings will use commercially reasonable efforts to maintain and preserve the Hughes business organization and the material rights and franchises and to retain the services of the Hughes officers and key employees and maintain relationships with customers, suppliers and other third parties.

      The Hughes/ EchoStar merger agreement also provides that, except in certain circumstances, until the effective time of the Hughes/ EchoStar merger, Hughes and Hughes Holdings, as applicable, will not, without the prior written consent of EchoStar:

•	do or effect any of the following actions with respect to Hughes Holdings’ or any of its subsidiaries’ securities:

•	adjust, split, combine, recapitalize or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	grant any person any right or option to acquire any shares of its capital stock other than grants in accordance with the terms of the Hughes/ EchoStar merger agreement;

•	except with respect to the issuance of preference stock of Hughes Holdings, issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, except pursuant to the exercise of outstanding options and options issued in accordance with the terms of the Hughes/ EchoStar merger agreement; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

•	intentionally interfere with EchoStar’s or its subsidiaries’ existing contractual economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging such persons not to perform their existing contracts with or conduct business with EchoStar or its subsidiaries;

•	sell or otherwise dispose of or encumber any amount of Hughes’, Hughes Holdings’ or any of their subsidiaries’ property or assets that is material to Hughes, Hughes Holdings and their subsidiaries, other than in the ordinary course of business, consistent with past practice;

•	make or propose any changes in their respective certificates of incorporation or bylaws;

•	merge or consolidate with any other person or acquire assets or capital stock of any other person which are material to Hughes, Hughes Holdings and their subsidiaries, taken as a whole, or enter into any confidentiality agreement with any person with respect to any such transaction;

•	create any subsidiaries that are not directly or indirectly wholly owned by Hughes or Hughes Holdings;

•	enter into or modify any benefit plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or increase the compensation or benefits of, any officer, director, consultant or employee of Hughes, Hughes Holdings or their subsidiaries, other than:

•	pursuant to the employee matters agreement described below; and

•	payment of severance or termination benefits or increases in salary, compensation or benefits granted in the ordinary course of business consistent with past practice or as provided for in the employee matters agreement contemplated by the Hughes/ EchoStar merger agreement;

        except as may be required by applicable law or a binding written contract in effect on the date of the Hughes/ EchoStar merger agreement;

•	change any method or principle of accounting in a material manner that is inconsistent with past practice, except as may be required by applicable law or by accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties set forth in the Hughes/ EchoStar merger agreement becoming false or inaccurate;

•	enter into or carry out any other transaction which is material to Hughes, Hughes Holdings and their subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of Hughes, Hughes Holdings or EchoStar to obtain any approval of any governmental authority required to complete the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	except as specifically permitted in the implementation agreement, amend the transaction agreements to which EchoStar is not a party; or

•	agree in writing or otherwise to take any of the foregoing actions.

      Conduct of EchoStar’s Operations. The Hughes/ EchoStar merger agreement provides that until the effective time of the Hughes/ EchoStar merger, EchoStar will conduct its businesses and operations in the ordinary course except as expressly contemplated by the Hughes/ EchoStar merger agreement and the transactions contemplated by the transaction agreements. The Hughes/ EchoStar merger agreement also provides that EchoStar will use commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises, and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties.

      The Hughes/ EchoStar merger agreement also provides that, except in certain circumstances, until the effective time of the Hughes/ EchoStar merger, EchoStar will not, without the prior written consent of Hughes:

•	do or effect any of the following actions with respect to EchoStar’s or any of its subsidiaries’ securities:

•	adjust, split, combine, recapitalize or reclassify its capital stock;

•	make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

•	grant any person any right or option to acquire any shares of its capital stock other than grants in accordance with the terms of the Hughes/ EchoStar merger agreement;

•	issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, except pursuant to the exercise of outstanding options and options issued in accordance with the terms of the Hughes/ EchoStar merger agreement; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, except for the issuance of EchoStar debt securities, equity securities and equity-linked securities up to an aggregate amount of $1.5 billion or $2.385 billion, depending upon the terms of the IRS ruling;

•	intentionally interfere with Hughes Holdings’ or its subsidiaries’ existing contractual economic relationships or with their suppliers, equipment manufacturers, dealers and retailers by encouraging such persons not to perform their existing contracts with or conduct business with Hughes Holdings or its subsidiaries;

•	sell or otherwise dispose of or encumber any amount of EchoStar’s or any of its subsidiaries’ property or assets that is material to EchoStar and its subsidiaries, other than in the ordinary course of business, consistent with past practice;

•	make or propose any changes in its certificate of incorporation or bylaws;

•	merge or consolidate with any other person or acquire assets or capital stock of any other person which are material to EchoStar and its subsidiaries, taken as a whole, or enter into any confidentiality agreement with any person with respect to any such transaction;

•	create any subsidiaries that are not directly or indirectly wholly owned by EchoStar;

•	except for the adoption of a plan providing for grants of options to acquire EchoStar Class B common stock and entering into an employment agreement with Mr. Ergen, enter into or modify any benefit plan or other employment, severance, change in control, termination or similar agreements or arrangements with, or increase the compensation or benefits of, any officer, director, consultant or employee of EchoStar or its subsidiaries, other than:

•	entering into or extending any employment agreement, payment of severance or termination benefits or increases in salary, compensation or benefits granted in the ordinary course of business consistent with past practice or as provided for in the employee matters agreement contemplated by the Hughes/ EchoStar merger agreement;

        except as may be required by applicable law or a binding written contract in effect on the date of the Hughes/ EchoStar merger agreement;

•	change any method or principle of accounting in a material manner that is inconsistent with past practice, except as may be required by applicable law or by accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties set forth in the Hughes/ EchoStar merger agreement becoming false or inaccurate;

•	enter into or carry out any other transaction which is material to EchoStar and its subsidiaries, taken as a whole, other than in the ordinary and usual course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of Hughes, Hughes Holdings or EchoStar to obtain any approval of any governmental authority required to complete the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	except as specifically permitted in the implementation agreement, amend the transaction agreements to which Hughes and Hughes Holdings are not parties; or

•	agree in writing or otherwise to take any of the foregoing actions.

      Other Mutual Covenants; Notification of Certain Matters. The Hughes/ EchoStar merger agreement provides that, among other things, Hughes and EchoStar will:

•	use commercially reasonable efforts to complete the Hughes/ EchoStar merger and the transactions contemplated by the Hughes/ EchoStar merger agreement;

•	use their best efforts to satisfy specified conditions relating to antitrust requirements and governmental approvals. In addition, the parties will use their best efforts to resolve any disputes with governmental authorities, including by defending any challenge to the Hughes/ EchoStar merger. The parties will also be required, if necessary, to enter into settlements with these authorities. These settlements may include an obligation to divest assets, but the parties will not be required to agree to effect any divestiture, separate any business or assets or take any other similar action if that action would result in the expected synergies of the Hughes/ EchoStar merger being reduced to an amount that is no longer meaningful. In addition, the parties will not divest or hold separate any business or assets or take any other similar action that is not conditioned on the completion of the Hughes/ EchoStar merger;

•	use commercially reasonable efforts to cause the Hughes/ EchoStar merger to qualify as a reorganization under Section 368 of the Code and to obtain opinions of counsel to such effect;

•	use commercially reasonable efforts to cause the New EchoStar Class A common stock and Class C common stock to be listed on the NYSE or the Nasdaq prior to the completion of the Hughes/ EchoStar merger;

•	permit representatives of the other party to have reasonable access to its properties, books, records and other documents and furnish promptly any information concerning the party’s businesses as the other party or its representatives may reasonably request;

•	limit the number of options of GM Class H common stock or any capital stock of EchoStar, Hughes, PanAmSat or their respective subsidiaries granted to any person between the signing of the merger agreement and the completion of the Hughes/ EchoStar merger;

•	use commercially reasonable efforts to finalize and enter into one or more merger financing agreements, which we refer to as the “Hughes/ EchoStar merger financing agreements”, consistent with the terms of the merger commitment letter and, at or immediately prior to the time the Hughes split-off is completed, complete the financing contemplated by such agreements;

•	not to disparage the other party or such party’s products, services or trade names. In addition, the parties agree not to make any public statements regarding which party’s direct-to-home platform will be utilized following completion of the Hughes/ EchoStar merger; and

•	upon completion of the Hughes/ EchoStar merger, cause the DIRECTV name to be the brand to be adopted by New EchoStar.

      The Hughes/ EchoStar merger agreement also provides that New EchoStar will execute and deliver supplemental indentures to assume the obligations of EchoStar under certain indentures relating to debt instruments of EchoStar and its subsidiaries. New EchoStar will also assume the obligations of EchoStar and its subsidiaries under certain registration rights agreements with holders of EchoStar debt, common stock and securities convertible into common stock.

      Additional Covenants of EchoStar. EchoStar will agree to do one of the following on or before May 27, 2002:

•	use commercially reasonable efforts to solicit consents from the holders of certain of its debt instruments so that the completion of the Hughes/ EchoStar merger will not constitute a “change in control” under the relevant indentures, including the offering by EchoStar of a reasonable and customary consent fee or interest payment modification;

•	obtain additional committed financing in an amount sufficient to refinance all indebtedness outstanding under those indentures to which an amendment to the relevant “change in control” provision was not obtained; or

•	present Hughes with a plan under which, after completion of the Hughes/ EchoStar merger, New EchoStar will not be in breach of its obligations under, and will be able to comply with their obligations under the terms of, the relevant indentures. If Hughes rejects the plan after considering the plan in good faith, EchoStar will be required to take one of the other two options discussed above.

      Competing Transactions. Hughes, Hughes Holdings and EchoStar agree that they will not solicit, initiate, facilitate or encourage any proposals for a competing transaction with a third party or participate in discussions, furnish information or enter into any agreement other than a confidentiality agreement, with respect to a competing transaction, provided that prior to the receipt of the requisite GM common stockholder approval, Hughes may engage in such discussions, and furnish such information, and GM may enter into an agreement regarding a superior proposal, if and to the extent that GM is permitted to engage in such activities under the implementation agreement, as described above at “—Implementation Agreement— Covenants of GM, Hughes and EchoStar— No Solicitation of Competing Transactions Involving Hughes.”

      Hughes, Hughes Holdings and EchoStar have agreed that they will, and will cause their respective representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted on or before the date of the signing of the original principal transaction agreements with respect to any competing transaction.

     Conditions

      Each party’s obligation to effect the Hughes/ EchoStar merger is subject to the satisfaction or waiver of a number of conditions. Failure to satisfy or waive any of these conditions could, therefore, result in the delay or non-completion of the Hughes/ EchoStar merger.

      Conditions of Each Party’s Obligations to Complete the Hughes/ EchoStar Merger. The respective obligations of Hughes, Hughes Holdings and EchoStar to complete the Hughes/ EchoStar merger are subject to fulfillment of the following conditions:

•	There will be no order, injunction, decree, statute, rule or regulation preventing the completion of the Hughes/ EchoStar merger.

•	All applicable waiting periods under the Hart-Scott-Rodino Act and any similar law of foreign jurisdictions will have expired or been terminated, and all other approvals of, or filings with, governmental authorities required to complete the transactions will have been obtained or made, other than approvals and filings, the absence of which, in the aggregate, are not reasonably likely to have a material adverse effect on the prospects of the combined businesses.

•	All material orders and approvals of the FCC will have been obtained.

•	The GM/ Hughes separation transactions will have been completed.

•	All of the conditions to the Hughes/ EchoStar merger financing will have been satisfied and the parties will be prepared to complete the Hughes/ EchoStar merger financing immediately following the merger effective time.

•	The shares of New EchoStar Class A common stock and New EchoStar Class C common stock will have been approved for listing on the NYSE or approved for quotation on the Nasdaq, subject to official notice of issuance.

•	The registration rights agreement between GM and Hughes Holdings, described below in “Shares Eligible For Future Sale— General Motors,” and the registration rights agreement between a trust controlled by Mr. Ergen and Hughes Holdings, described below in “Shares Eligible For Future Sale— Charles W. Ergen,” will be in full force and effect.

•	New EchoStar will have the ability to issue at least $1 billion of equity upon the completion of the Hughes/ EchoStar merger without breaching certain covenants contained in the implementation agreement regarding the preservation of the tax-free status of the Hughes split-off, provided that the $1 billion minimum will be reduced by an amount equal to the value at the closing of any equity issued by EchoStar, or issuable upon the exercise, conversion or exchange of securities issued by EchoStar, between the date of the signing of the Hughes/ EchoStar merger agreement and the date of the completion of Hughes/ EchoStar merger, but not below:

•	$250 million, if the IRS has issued a ruling to the effect that no disposition of GM Class H common stock or, after the Transactions, New EchoStar Class C common stock, issued to AOL upon conversion of GM Series H preference stock will be treated as part of a plan that includes the GM/ Hughes separation transactions and the Hughes/ EchoStar merger under Section 355 of the Code; or

•	$135 million, if the IRS has not issued such a ruling.

We sometimes refer to this condition as the “minimum equity headroom condition.” For more information about the minimum equity headroom condition, and the factors which will affect its satisfaction such that the Transactions can be completed, including the Hughes recapitalization price, which will be based on the average market price of GM Class H common stock during a specified period preceding the completion of the Hughes split-off as described in greater detail elsewhere in this document, see “The Transactions— Description of the Transactions— The Hughes/ EchoStar Merger— Satisfaction of the Minimum Equity Headroom Condition.”

The determination of the amount of equity that New EchoStar would be permitted to issue upon the completion of the Hughes/ EchoStar merger without breaching certain covenants contained in the implementation agreement regarding the preservation of the tax-free status of the Hughes split-off will be based on:

•	all capital stock of New EchoStar that will be outstanding after the Hughes recapitalization and the Hughes/ EchoStar merger and all options or rights to acquire, and securities that are convertible into or exchangeable for, capital stock of New EchoStar that will be outstanding after the Hughes recapitalization and the Hughes/ EchoStar merger to the extent that the acquisition of capital stock thereunder would be expected to be treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that AOL will dispose of all of the GM Series H preference stock, or the GM Class H common stock or New EchoStar Class C common stock into which it is converted, and that, unless the IRS issues a ruling to the contrary, such disposition will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that any convertible or exchangeable security or option of EchoStar (other than employee stock options) will be converted into, exchanged or exercised for New EchoStar stock after the Hughes/ EchoStar merger and that, unless the IRS issues a ruling to the contrary, the issuance of New EchoStar stock pursuant to such conversion, exchange or exercise will be in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that any shares of GM Class H common stock issued or New EchoStar Class C common stock distributed by GM pursuant to any GM debt-for-equity exchanges will be issued or distributed, as the case may be, in a transaction that is treated as part of a Section 355(e) plan that includes the Hughes split-off;

•	the presumption that New EchoStar will issue either:

•	a number of shares of New EchoStar Class C common stock that Hughes, Hughes Holdings and EchoStar reasonably estimate could be expected to be issued in consideration for the securities of PanAmSat that are outstanding as of the effective time of the Hughes split-off and not owned by New EchoStar; or

•	if such parties cannot agree to such estimate, a number of shares of New EchoStar Class C common stock having an aggregate fair market value equal to 105% of the aggregate fair market value of the PanAmSat common stock, as determined based on the average of the daily volume weighted average trading prices of EchoStar Class A common stock for each of the five trading days ending on and including the trading day before the effective time of the Hughes/ EchoStar merger, and other securities of PanAmSat, excluding employee stock options, that reasonably could be expected to be acquired for capital stock of New EchoStar, that are outstanding as of the effective time of the Hughes split-off and not owned by New EchoStar, with such fair market value determined on the basis of the advice of an investment banking firm selected by GM and reasonably satisfactory to EchoStar;

•	the assumption that, immediately after the effective time of the Hughes/ EchoStar merger, New EchoStar Class C common stock has a fair market value per share equal to the Hughes recapitalization price;

•	the assumption that, immediately after the effective time of the Hughes/ EchoStar merger, New EchoStar Class A common stock, other than New EchoStar Class A common stock held by Vivendi Universal or any of its affiliates, has a fair market value per share equal to the Hughes recapitalization price, unless the Hughes recapitalization price is less than the product of 0.73 multiplied by the average of the daily volume weighted average trading price of shares of EchoStar Class A common stock for each of the five trading days ending on and including the trading day before the effective time of the Hughes/ EchoStar merger, in which case the New EchoStar Class A common stock would be assumed to have a fair market value per share equal to such product;

•	the assumption that, immediately after the effective time of the Hughes/ EchoStar merger, New EchoStar Class A common stock held by Vivendi Universal or any of its affiliates has a fair market value per share equal to the sum of the fair market value per share of New EchoStar Class A common stock not held by Vivendi Universal or its affiliates and the maximum amount that may be payable on settlement of the contingent value rights associated with such share;

•	the assumption that, immediately after the effective time of the Hughes/ EchoStar merger, the New EchoStar Class B common stock has a fair market value per share determined on the basis of the investment banking firm selected by GM and reasonably satisfactory to EchoStar; and

•	if and to the extent that any shares of GM Series H preference stock remain outstanding at the time of the proposed redemption of GM Class H common stock in connection with the Hughes split-off, the assumption that immediately after the effective time of the Hughes/ EchoStar merger, the New EchoStar preference stock issued in exchange for outstanding shares of GM Series H preference stock has a fair market value equal to the product of the Hughes recapitalization price multiplied by the number of shares of New EchoStar common stock into which the New EchoStar preference stock would convert pursuant to the mandatory conversion provisions thereof assuming the market price of such New EchoStar common stock were equal to the Hughes recapitalization price.

      Conditions to the Obligations of Hughes and Hughes Holdings. The obligations of Hughes and Hughes Holdings to complete the Hughes/ EchoStar merger are also subject to the following conditions:

•	The representations and warranties of EchoStar will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not reasonably be expected to result in a, and have not resulted in a continuing, material adverse effect to New EchoStar, provided that certain actions taken by EchoStar in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition;

•	EchoStar will have performed all of its obligations under the Hughes/ EchoStar merger agreement in all material respects prior to the effective time of the Hughes/ EchoStar merger;

•	The opinion of tax counsel to Hughes and Hughes Holdings that the Hughes/ EchoStar merger constitutes a reorganization within the meaning of Section 368(a) of the Code will have been received; and

•	EchoStar will have complied with its covenants contained in the Hughes/ EchoStar merger agreement with respect to matters relating to certain of its debt instruments that contain change in control provisions that might be triggered by the Hughes/ EchoStar merger.

      Conditions to the Obligations of EchoStar. EchoStar’s obligations to complete the Hughes/ EchoStar merger are also subject to the following conditions:

•	The representations and warranties of Hughes and Hughes Holdings will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not reasonably be expected to result in a, and have not resulted in a continuing, material adverse effect to New EchoStar, provided that certain actions taken by Hughes or Hughes Holdings in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition;

•	Hughes and Hughes Holdings will have performed all of their respective obligations under the Hughes/ EchoStar merger agreement in all material respects prior to the effective time of the Hughes/ EchoStar merger;

•	The opinion of EchoStar’s tax counsel that the Hughes/ EchoStar merger constitutes a reorganization within the meaning of Section 368(a) of the Code will have been received;

•	The representations and warranties of GM in the implementation agreement will be true and correct as of the date of the Hughes/ EchoStar merger agreement and as of the closing date of the Hughes/ EchoStar merger or, if such representations and warranties expressly relate to a specified date, then as of that specified date, except to the extent that the breaches of the representations and warranties could not result in a, and have not resulted in a continuing, material adverse effect to New EchoStar or a material adverse effect on EchoStar’s, Hughes’ or Hughes Holdings’ ability to complete the contemplated transactions; and

•	GM will have performed in all material respects all of its obligations under the implementation agreement to be performed prior to the Hughes split-off.

     Representations and Warranties; No Survival

      The Hughes/ EchoStar merger agreement contains various representations and warranties of Hughes, Hughes Holdings and EchoStar.

      Hughes and Hughes Holdings. The representations and warranties of Hughes and Hughes Holdings generally relate to:

•	organization and good standing;

•	subsidiaries and other equity or ownership interests of Hughes and Hughes Holdings;

•	corporate power and authority;

•	the capital structure of Hughes and Hughes Holdings;

•	conflicts, consents and approvals;

•	SEC filings;

•	financial statements and liabilities;

•	absence of certain changes;

•	compliance with certain laws;

•	litigation;

•	taxes;

•	environmental and safety matters;

•	employee benefit plans;

•	intellectual property;

•	contracts;

•	investment bankers’ fees and fairness opinions;

•	board and stockholder approval;

•	restrictive agreements;

•	permits; and

•	matters pertaining to certain Indian entities.

      EchoStar. The representations and warranties of EchoStar generally relate to:

•	organization and good standing;

•	the subsidiaries and other equity or ownership interests of EchoStar;

•	corporate power and authority;

•	the capital structure of EchoStar;

•	conflicts, consents and approvals;

•	SEC filings;

•	financial statements and liabilities;

•	absence of certain changes;

•	compliance with certain laws;

•	litigation;

•	taxes;

•	environmental and safety matters;

•	employee benefit plans;

•	intellectual property;

•	contracts;

•	investment bankers’ fees and fairness opinions;

•	board and stockholder approval and amendments to bylaws;

•	takeover laws;

•	restrictive agreements; and

•	permits.

      The representations and warranties made in the Hughes/ EchoStar merger agreement by Hughes, Hughes Holdings and EchoStar will not survive the effective time of the Hughes/ EchoStar merger.

     Director and Officer Indemnification and Insurance Matters

      The Hughes/ EchoStar merger agreement provides that from the effective time of the Hughes/ EchoStar merger, New EchoStar will provide certain indemnifications, as described below:

      New EchoStar. New EchoStar has agreed to indemnify present and former directors and officers of EchoStar and its subsidiaries and each person appointed by EchoStar to serve on another corporation’s board of directors as of the effective time of the Hughes/ EchoStar merger against costs or expenses, judgments, fines, losses, claims, damages or liabilities relating to matters existing at or prior to the effective time of the Hughes/ EchoStar merger.

      In addition, for six years after the effective time of the Hughes/ EchoStar merger, New EchoStar will provide officers’ and directors’ liability insurance for these same parties for all applicable incidents, acts or omissions occurring before or up to six years after the effective time of the Hughes/ EchoStar merger.

     Amendment and Waiver

      The Hughes/ EchoStar merger agreement may be amended by Hughes, Hughes Holdings and EchoStar, provided that no amendment will be made which by law requires approval or authorization by the stockholders of Hughes and Hughes Holdings or EchoStar, without such approval or authorization.

      The Hughes/ EchoStar merger agreement provides that Hughes, Hughes Holdings and EchoStar may extend the time for the performance of any of the obligations or other acts of such other party or waive the provisions of the Hughes/ EchoStar merger agreement.

     Termination

      The Hughes/ EchoStar merger agreement may be terminated, subject in certain instances to payment of a termination fee, at any time prior to the effective time of the Hughes/ EchoStar merger by written notice by:

•	mutual written consent of Hughes and EchoStar;

•	Hughes or EchoStar if any permanent injunction or other order preventing the completion of the Hughes/ EchoStar merger has become final and non-appealable;

•	Hughes or EchoStar if the Hughes/ EchoStar merger has not been completed by January 21, 2003, which we sometimes refer to as the “drop-dead date,” unless this period is extended by the boards of directors of both Hughes and EchoStar or because the U.S. Department of Justice or Federal Trade Commission agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger;

•	Hughes or EchoStar if the GM/ Hughes separation transactions fail to receive stockholder approval;

•	Hughes, following a breach by EchoStar, or EchoStar, following a breach by Hughes or Hughes Holdings, of any representation, warranty, covenant or agreement contained in the Hughes/ EchoStar merger agreement, which breach would result in the failure of a specified condition in the Hughes/ EchoStar merger agreement that cannot be cured by the drop-dead date;

•	Hughes or EchoStar if an event, change, circumstance or effect occurs and is continuing with respect to the other party that has had or is reasonably likely to have a material adverse effect on the other party and New EchoStar and that cannot be cured by the drop-dead date, except that the effects of certain actions taken by Hughes, Hughes Holdings or EchoStar in connection with certain regulatory matters will be ignored for the purposes of this provision;

•	Hughes if the waiting period applicable to the completion of the Hughes/ EchoStar merger under U.S. antitrust laws has not expired or been terminated more than 15 business days before the drop-dead date, unless the Department of Justice or the Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated on or prior to five business days before the drop dead date;

•	Hughes if all material orders and approvals of the FCC have not been obtained and become final at least ten business days before the drop-dead date such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger prior to the fifteenth business day before the drop dead date, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless all material orders and approvals of the FCC have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes/ EchoStar merger is filed in court;

•	Hughes, if there has been a breach by EchoStar, or EchoStar, if there has been a breach by GM, Hughes or Hughes Holdings, of any representation or warranty contained in the implementation agreement, which breach cannot be cured by the drop dead date, except to the extent that all such breaches could not be expected to have a material adverse impact on EchoStar’s, Hughes’ or Hughes Holdings’ ability to complete the transaction agreements or a material breach by the relevant party of any of the covenants or agreements contained in the implementation agreement, which breach cannot be cured by the drop dead date;

•	Hughes if GM has been notified by the IRS that the required IRS ruling, as described at “— GM/Hughes Separation Agreement — Hughes Recapitalization Closing Conditions,” has been withdrawn, invalidated or modified in an adverse manner, or has been notified by the IRS, or has otherwise reasonably determined, on the basis of an opinion of outside tax counsel, that there is a more than immaterial possibility that the completion of the Hughes split-off will not be tax free and, assuming the matter is capable of being resolved by a subsequent ruling by the IRS, the IRS has informed GM and Hughes that it will not issue a subsequent ruling;

•	Hughes if the Hughes/ EchoStar merger financing agreements have not been entered into on the definitive terms agreed to by the necessary parties on or prior to , 2002;

•	Hughes if GM delivers to EchoStar a notice of non-recommendation, and the right to terminate in respect of such notice shall not have been terminated following the delivery by GM of a notice of proposed mailing or a withdrawal of such notice of non-recommendation, as described above at “—Implementation Agreement— Proposal of Matters Relating to the Transactions to GM Common Stockholders;”

•	Hughes if GM proposes to enter into an agreement or arrangement with respect to a competing transaction after having complied with the terms of the non-solicitation covenant in the implementation agreement, described above at “—Implementation Agreement— Covenants of GM, Hughes and EchoStar,” and after having paid a termination fee;

•	EchoStar if GM agrees to, or its board of directors approves or recommends, a competing transaction; or

•	EchoStar if GM delivers or constructively delivers to EchoStar a notice of non-recommendation, and the right to terminate in respect of such notice shall not have been terminated following the delivery by GM of a notice of proposed mailing or a withdrawal of such notice of non-recommendation (if such a notice was delivered), as described above at “—Implementation Agreement— Proposal of Matters Relating to the Transactions to GM Common Stockholders;”

     Termination Fees; Expense Reimbursement

      A termination fee is payable under the following circumstances:

      If the Hughes/ EchoStar merger agreement is terminated:

•	by EchoStar because GM agrees to, or its board of directors approves or recommends, a competing transaction;

•	by Hughes or EchoStar because GM has delivered or constructively delivered to EchoStar a notice of non-recommendation in accordance with the terms of the implementation agreement as described above at “—Implementation Agreement—Proposal of the GM/ Hughes Separation Transactions to GM Common Stockholders;” or

•	by Hughes if GM has entered into an agreement or arrangement with respect to a competing transaction after having complied with its no-solicitation covenant and after giving EchoStar 72 hours to respond to any competing transaction and causing Hughes to pay the required termination fee;

then Hughes will pay to EchoStar, in cash, a termination fee and expense reimbursement equal to $600 million.

      If the Hughes/ EchoStar merger agreement is terminated by Hughes or EchoStar because GM failed to obtain the requisite GM common stockholder approval at a duly called meeting, or failed to obtain the required number of written consents, in each case under the circumstances described in the Hughes/ EchoStar merger agreement, then Hughes will pay to EchoStar, in cash, the $600 million termination fee if:

•	at any time after the date of the signing of the Hughes/ EchoStar merger agreement and before the Hughes/ EchoStar merger agreement is terminated, a competing transaction has been publicly disclosed; and

•	within 15 months of such termination, GM or Hughes enters into definitive agreements with respect to, or completes, such competing transaction.

      If the Hughes/ EchoStar merger agreement is terminated by Hughes or EchoStar because GM failed to obtain the requisite GM common stockholder approval at a duly called meeting, or failed to obtain the required number of written consents, in each case under the circumstances described in the Hughes/ EchoStar merger agreement, then Hughes will pay to EchoStar, in cash, the $600 million termination fee if:

•	at any time after the date of the Hughes/ EchoStar merger agreement, a competing transaction has been publicly disclosed, which competing transaction has not been withdrawn or abandoned at the time of the GM common stockholder vote; and

•	within 15 months of such termination, GM or Hughes enters into definitive agreements with respect to, or completes, any competing transaction.

      If the Hughes/ EchoStar merger agreement is terminated:

•	by Hughes because the waiting period applicable to the completion of the Hughes/ EchoStar merger under the Hart-Scott-Rodino Act has not expired or been terminated within the time period described above at “—Hughes/ EchoStar Merger Agreement—Termination;”

•	by Hughes because FCC approval has not been obtained and become final within the time period described above at “—Hughes/ EchoStar Merger Agreement—Termination;” or

•	by Hughes or EchoStar because there is in place a permanent injunction or other order preventing the completion of the Hughes/ EchoStar merger, in an action brought by a governmental authority under U.S. antitrust laws or FCC rules, which has become final and non-appealable;

then EchoStar will pay to Hughes, in cash, a termination fee and expense reimbursement equal to $600 million. However, if the termination of the Hughes/ EchoStar merger agreement was caused by or was the result of Hughes’ failure to comply with its obligations to use its best efforts to satisfy specified conditions in the Hughes/ EchoStar merger agreement relating to antitrust requirements and governmental approvals, EchoStar is obligated to pay to Hughes only $300 million of the termination fee. In addition, EchoStar will not be obligated to pay the $600 million fee if it is willing to accept a settlement with the antitrust authorities or the FCC but Hughes is not willing to accept such a settlement and instead terminates the Hughes/EchoStar merger agreement.

PanAmSat Stock Purchase Agreement

      Hughes, Hughes Communications Galaxy, Inc., which we sometimes refer to as “HCG”, Hughes Communications Satellite Services, which we sometimes refer to as “HCSS,” Hughes Communications, Inc., which we sometimes refer to as “HCI,” and EchoStar have entered into the PanAmSat stock purchase agreement. The PanAmSat stock purchase agreement establishes certain important terms and conditions relating to the PanAmSat stock sale, which is the sale of the approximately 81% interest held by certain Hughes subsidiaries in PanAmSat in the event that the Hughes/ EchoStar merger is not completed because certain conditions to the Hughes/ EchoStar merger are not satisfied.

      Let us tell you more about the PanAmSat stock purchase agreement:

     PanAmSat Stock Sale

      The PanAmSat stock purchase agreement provides that EchoStar agrees to purchase all of the shares of common stock of PanAmSat owned by Hughes and its subsidiaries in the event that the Hughes/ EchoStar merger is not completed for any of the following reasons:

•	a court or governmental authority permanently enjoins or issues an order preventing the Hughes/ EchoStar merger in an action brought by a federal, state or local governmental authority under the U.S. antitrust laws or FCC regulations or in an action brought by any other person other than a governmental authority under antitrust laws or FCC regulations, and in each case the injunction or order has become final and nonappealable;

•	the applicable waiting period under the Hart-Scott-Rodino Act has not expired or been terminated at least 15 business days before the drop-dead date, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger, in which case Hughes will not be able to terminate the Hughes/ EchoStar merger agreement unless the applicable antitrust waiting period has not expired or been terminated on or prior to five business days before the drop-dead date;

•	all material orders and approvals of the FCC have not been obtained and become final at least ten business days before the drop-dead date such that the condition to closing relating to FCC approvals is incapable of being fulfilled, unless the Department of Justice or Federal Trade Commission has agreed to a consent decree or other settlement permitting the Hughes/ EchoStar merger prior to the fifteenth business day before the drop-dead date, in which case all material orders and approvals of the FCC will have not been obtained and become final within three business days after the date the consent decree or other settlement permitting the Hughes/ EchoStar merger is filed in court;

•	EchoStar does not enter into definitive agreements for the Hughes/ EchoStar merger financing before , 2002 or Hughes or EchoStar terminates the Hughes/ EchoStar merger agreement on or after the drop-dead date because the conditions to completion of the merger financing have not been satisfied by that time.

     Purchase Price; Form of Consideration

      The PanAmSat stock purchase agreement provides that EchoStar will pay $22.47 for each outstanding share of PanAmSat owned by Hughes and its subsidiaries at the time of the purchase. EchoStar has the option to structure its purchase of Hughes’ subsidiaries’ interest in PanAmSat as a merger or tender offer so that it can attempt to acquire 100% of the ownership of PanAmSat in one transaction, in which case Hughes must receive at least the same amount of consideration that it would have received in the stock purchase transaction.

      EchoStar also has agreed that, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all of the outstanding shares of PanAmSat at an equivalent or greater price per share, it will commence an exchange offer for all PanAmSat shares that remain outstanding following the completion of the acquisition of Hughes subsidiaries’ interest in PanAmSat for a purchase price of at least $22.47 per share payable, at the option of the holder, either in cash or shares of EchoStar Class A common stock

      In the event that a federal, state or local governmental authority brings suit under U.S. antitrust laws or FCC regulations and obtains a final and nonappealable permanent injunction or other order preventing the Hughes/ EchoStar merger or if Hughes terminates the merger agreement because the waiting period applicable to the merger under the Hart-Scott-Rodino Act does not expire or terminate or because EchoStar fails to obtain FCC approval, in each case by about January 2003 (subject to extension under certain circumstances), at EchoStar’s option, up to $600 million of the purchase price may be paid in shares of EchoStar common stock. If, after the stock purchase, EchoStar purchases the remainder of the stock of PanAmSat from the public holders and pays a greater percentage of that purchase price in cash, EchoStar will repurchase from Hughes, for cash, a specified number of the EchoStar shares delivered to Hughes as part of the purchase price so that Hughes receives at least as much cash, as a percentage of total consideration received, as any other PanAmSat stockholder.

      In the event of a failure of EchoStar to obtain the Hughes/ EchoStar merger financing, the purchase price will consist of at least $1.5 billion in cash. EchoStar will use commercially reasonable efforts to pay the entire purchase price in cash. Any balance may be paid with a note, if the terms are mutually agreed upon, and if the terms of the note are not mutually agreed upon, the balance will be paid 50% in EchoStar stock and 50% in subordinated notes. These notes will have a term of no greater than five years, interest rate of LIBOR plus 500 basis points and other customary terms.

      In the event a third party injunction brought by any person other than a governmental authority is issued on antitrust grounds, and such an injunction prevents the completion of the Hughes/ EchoStar merger, EchoStar will be obligated to pay the entire purchase price in cash.

     Conditions

      The obligations of the parties to complete the purchase and sale of the shares of PanAmSat common stock is subject to the satisfaction or waiver of a number of conditions.

      Conditions of Each Party’s Obligations to Complete the PanAmSat Stock Sale. The respective obligations of the parties to complete the purchase and sale of the shares of PanAmSat common stock are subject to fulfillment of the following conditions:

•	All applicable waiting periods under the U.S. antitrust laws will have expired or been terminated, and all governmental approvals have been obtained, including FCC consent to transfer FCC licenses, other than approvals, the failure to obtain which, in the aggregate, are not reasonably likely to have a material adverse effect on PanAmSat.

•	There will be no order, injunction, statute, rule or regulation preventing the completion of the PanAmSat stock sale.

•	The Hughes/ EchoStar merger agreement will have been terminated for any reason described above at “—PanAmSat Stock Sale.”

•	Hughes and HCI, HCSS and HCG, which we sometimes refer to collectively as the “Hughes subsidiaries,” will have obtained all consents and waivers with respect to the PanAmSat stock sale.

      Conditions of EchoStar’s Obligations to Complete the PanAmSat Stock Sale. The obligations of EchoStar to complete the purchase and sale of the shares of PanAmSat common stock are subject to the fulfillment of the following conditions:

•	All representations and warranties of Hughes and the Hughes subsidiaries will be true and correct as of closing, except to the extent that the breaches of such representations and warranties collectively could not reasonably be expected to result in, and have not resulted in, a material adverse effect on PanAmSat, provided that certain actions taken by Hughes and the Hughes subsidiaries in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition.

•	Hughes and the Hughes subsidiaries will have complied in all material respects with all of their obligations and covenants.

•	EchoStar will have been furnished with certificates executed by Hughes and the Hughes subsidiaries certifying as to the fulfillment of the conditions regarding the representations, warranties and covenants.

•	Certificates representing the shares of PanAmSat common stock owned by Hughes’ subsidiaries will have been delivered and transferred to EchoStar.

•	There will not have occurred and be continuing any material adverse effect with respect to PanAmSat.

•	EchoStar will have received the written resignations from each PanAmSat director who is an employee of Hughes or any of its affiliates.

•	Hughes’ representation regarding the capitalization of PanAmSat will be true and correct as of the date made and PanAmSat will not have taken certain actions with respect to its capital structure prior to completion of the PanAmSat stock sale, including issuing more than 7% of its capital stock, subject to some exceptions, and issuing extraordinary dividends.

•	PanAmSat will not have adopted any stockholder rights plan.

      Conditions of Hughes’ and the Hughes Subsidiaries’ Obligations to Complete the PanAmSat Stock Sale. The obligations of Hughes and the Hughes subsidiaries to complete the purchase and sale of the shares of PanAmSat common stock are subject to the fulfillment of the following conditions:

•	All representations and warranties of EchoStar will be true and correct as of the date of the PanAmSat stock purchase agreement, except for the representation relating to litigation and to the extent that the breaches of such representations and warranties collectively could not reasonably be expected to result in, and have not resulted in, a material adverse effect on PanAmSat, provided that certain actions taken by EchoStar in connection with certain regulatory matters and the effects of such actions on the representations and warranties will be ignored for purposes of this condition.

•	EchoStar will have complied in all material respects with all of its obligations and covenants.

•	The Hughes subsidiaries will have been furnished with certificates executed by EchoStar certifying as to the fulfillment of the conditions regarding the representations, warranties and covenants.

•	EchoStar will have executed and delivered to the Hughes subsidiaries a registration rights agreement in an agreed form, if EchoStar determines to pay any portion of the purchase price in shares of EchoStar common stock.

     Covenants

      Mutual Covenants. In the PanAmSat stock purchase agreement, the parties agreed to certain covenants, including, among other things, that:

•	the parties will use their best efforts to satisfy specified conditions relating to antitrust requirements and governmental approvals for the sale of the PanAmSat shares;

•	the parties will use their best efforts to take all necessary actions to fulfill the conditions necessary to complete the purchase and sale of the shares of PanAmSat common stock; and

•	the Hughes subsidiaries may be required to deliver a take-along notice to each relevant party to PanAmSat’s existing stockholders’ agreement. EchoStar has agreed that if any party to the stockholders’ agreement is entitled to, and exercises, its take-along rights, EchoStar will agree to purchase such party’s shares subject to the same terms and conditions as are contained in the PanAmSat stock purchase agreement.

      EchoStar’s Covenants. EchoStar will commence an exchange offer for all of the shares of PanAmSat common stock that remain outstanding after the PanAmSat stock sale and after the exercise, if any, of take-along rights under the PanAmSat stockholders agreement, unless it has previously entered into an agreement for the acquisition of PanAmSat by merger or commenced a tender offer for all the outstanding shares of PanAmSat at an equivalent or greater price per share. This offer must be for an amount per share, at the option of the holder, either in cash at the same price per share as the purchase price per share paid to Hughes, or a number of shares of EchoStar common stock having a market value equal to the purchase price per share paid to Hughes.

      Hughes’ Covenants. Hughes and the Hughes subsidiaries also agree to use commercially reasonable efforts to cause PanAmSat to permit representatives of EchoStar to have reasonable access to the properties, books, records and other materials of PanAmSat and to furnish promptly any information concerning PanAmSat’s businesses that EchoStar reasonably requests. Hughes and the Hughes subsidiaries will also use commercially reasonable efforts to cause PanAmSat to conduct its business in the ordinary course.

      In addition, Hughes and the Hughes subsidiaries will use commercially reasonable efforts to cause PanAmSat to not, without the prior written consent of EchoStar:

•	do or effect any of the following with respect to PanAmSat’s securities:

•	adjust, split, combine or recapitalize its capital stock;

•	make, declare or pay any dividend or distribution on its stock or release, purchase or otherwise acquire any share of its capital stock, subject to certain limited exceptions;

•	grant any person any right or option to acquire any shares of its capital stock, subject to certain limited exceptions;

•	issue, deliver or sell any additional shares of its capital stock; or

•	enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock.

•	take any intentional or improper action to interfere with PanAmSat’s existing contractual or economic relationships with certain third parties;

•	sell, transfer, lease, pledge, mortgage encumber or otherwise dispose of any amount of PanAmSat’s property or assets, other than in the ordinary course of business;

•	make any changes to its organizational documents;

•	merge with, consolidate with or acquire assets or capital stock of any other person which are material to PanAmSat;

•	create any subsidiaries which are material to and are not wholly owned by PanAmSat;

•	enter into or modify any employment, severance, change in control, termination or similar agreements with, or grant any bonuses or otherwise increase the compensation or benefits of, any director, officer, consultant or employee of PanAmSat, subject to certain limited exceptions;

•	change any method or principle of accounting, except as may be required by applicable law or accounting principles;

•	take any action that would reasonably be expected to result in the representations and warranties in the PanAmSat stock purchase agreement becoming false, such that a condition in the PanAmSat stock purchase agreement relating to the truth of the representations and warranties would fail to be satisfied;

•	except for any refinancing of a promissory note issued to Hughes, enter into any other transaction which is material to PanAmSat, other than in the ordinary course of business;

•	enter into or amend any agreement or understanding between PanAmSat and either Hughes or GM or their respective subsidiaries, other than agreements entered into in the ordinary course of business;

•	take any action which could reasonably be expected to adversely affect or delay the ability of any parties to obtain any approval of any governmental authority required to complete the PanAmSat stock sale; or

•	agree in writing or otherwise to do anything prohibited by the covenants relating to the conduct of business.

     Representations and Warranties; Survival

      The PanAmSat stock purchase agreement contains various representations and warranties of Hughes, the Hughes subsidiaries and EchoStar. The representations and warranties of Hughes and the Hughes subsidiaries relate generally to:

•	organization and good standing;

•	authorization to enter into the PanAmSat stock purchase agreement;

•	no conflicts or consents of third parties;

•	litigation and voting agreements;

•	ownership and transfer of the shares of PanAmSat common stock;

•	PanAmSat SEC filings;

•	related party transactions;

•	capitalization;

•	absence of certain changes; and

•	financial advisors.

      The representations and warranties of EchoStar relate generally to:

•	organization and good standing;

•	authorization to enter into the PanAmSat stock purchase agreement;

•	no conflicts or consents of third parties;

•	litigation;

•	investment intent;

•	financial advisors;

•	financing;

•	absence of inducement;

•	no ownership of PanAmSat common stock;

•	ownership and transfer of EchoStar common stock;

•	EchoStar SEC filings; and

•	absence of certain changes.

      Certain of Hughes’ and Hughes’ subsidiaries’ representations will survive the closing of this transaction and serve as a potential basis for indemnification claims by EchoStar after the completion of the PanAmSat stock sale. To the extent that EchoStar pays a portion of the purchase price in shares of EchoStar common stock, EchoStar’s representations will similarly survive the closing and serve as a potential basis for indemnification claims by Hughes and the Hughes subsidiaries after the completion of the PanAmSat stock sale. Most of the representations and warranties of Hughes, the Hughes subsidiaries and EchoStar, and the right to seek indemnification for breaches thereof, expire one year after the closing. Hughes’ representations and warranties relating to capitalization and ownership and transfer of shares of PanAmSat stock, as well as EchoStar’s representation and warranty relating to ownership and transfer of shares of EchoStar common stock, will survive indefinitely.

     Indemnification

      The PanAmSat stock purchase agreement provides that Hughes and EchoStar will provide each other with certain indemnifications, as described below:

      Hughes. If the closing occurs or EchoStar purchases the shares of PanAmSat common stock pursuant to an alternative transaction, Hughes and the Hughes subsidiaries have agreed to indemnify:

•	EchoStar and certain related indemnitees from certain losses based on or arising out of breaches by Hughes or the Hughes subsidiaries of certain representations and warranties contained in the PanAmSat stock purchase agreement;

•	EchoStar and certain related indemnitees from certain losses based on or arising out of breaches or violations by Hughes or the Hughes subsidiaries of certain covenants set forth in the PanAmSat stock purchase agreement; and

•	EchoStar and certain related indemnitees from certain income taxes, excluding any taxes for which EchoStar indemnifies the Hughes subsidiaries, that may be imposed or assessed against PanAmSat or its subsidiaries in the event that a separate tax allocation agreement is not entered into by Hughes and PanAmSat.

      The aggregate amount of damages for which Hughes will be obligated to indemnify EchoStar and certain related indemnitees is limited to:

•	50% of the purchase price for:

•	any breach of certain representations and warranties contained in the PanAmSat stock purchase agreement; and

•	any breach or violation of any covenant of Hughes set forth in the PanAmSat stock purchase agreement.

•	100% of the purchase price for:

•	any breach of the representation relating to ownership and transfer of shares of PanAmSat stock.

The aggregate amount of damages for which Hughes will be obligated to indemnify EchoStar and certain related indemnitees under all provisions in the PanAmSat stock purchase agreement is collectively limited to 100% of the purchase price.

      EchoStar. If the closing occurs and any portion of the purchase price is paid in EchoStar common stock, EchoStar has agreed to indemnify:

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain losses based on or arising out of breaches by EchoStar of certain representations and warranties contained in the PanAmSat stock purchase agreement;

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain losses based on or arising out of breaches or violations by EchoStar of certain covenants set forth in the PanAmSat stock purchase agreement; and

•	Hughes, the Hughes subsidiaries and certain related indemnitees from certain income taxes that would be imposed or assessed against PanAmSat or its subsidiaries in the event that a separate tax allocation agreement is not entered into by Hughes and PanAmSat.

      The aggregate amount of damages for which EchoStar will be obligated to indemnify Hughes, the Hughes subsidiaries and certain related indemnitees is limited to:

•	50% of the purchase price for:

•	any breach of certain representations and warranties contained in the PanAmSat stock purchase agreement; and

•	any breach or violation of any covenant of EchoStar set forth in the PanAmSat stock purchase agreement.

•	100% of the purchase price for:

•	any breach of the representation relating to ownership and transfer of shares of EchoStar common stock.

The aggregate amount of damages for which EchoStar will be obligated to indemnify Hughes, the Hughes subsidiaries and certain related indemnitees under all provisions of the PanAmSat stock purchase agreement is collectively limited to 100% of the purchase price.

     Termination

      The PanAmSat stock purchase agreement will terminate automatically upon the completion of the Hughes/ EchoStar merger or upon EchoStar’s satisfaction of its obligations to purchase the shares as described above at “—Purchase Price; Form of Consideration.” In addition, it may be terminated prior to closing in the following circumstances:

•	by mutual written consent authorized by the respective boards of directors of Hughes and EchoStar;

•	by Hughes or EchoStar if the PanAmSat stock sale has not been completed within nine months after the termination of the Hughes/ EchoStar merger agreement;

•	by Hughes or EchoStar if a final and nonappealable permanent injunction or other order preventing the PanAmSat stock sale is granted;

•	by Hughes or EchoStar if the Hughes/ EchoStar merger agreement is terminated for any reason other than circumstances described at “—PanAmSat Stock Sale;”

•	by Hughes or EchoStar if the other party materially breaches the PanAmSat stock purchase agreement and;

•	by Hughes, in the event of a failure of EchoStar to obtain financing for the Hughes/ EchoStar merger, if Hughes terminates the PanAmSat stock purchase agreement within 30 days of such failure.

Certain Other Ancillary Agreements

     Ergen Stockholder Agreement

      GM, Hughes, Hughes Holdings, Charles W. Ergen and The Samburu Warrior Revocable Trust (Charles W. Ergen, as Trustee), which we sometimes refer to as the “trust,” have entered into a stockholder agreement. The stockholder agreement generally provides that for two years after the effective time of the Hughes/ EchoStar merger, Mr. Ergen and the trust will not acquire, directly or indirectly, any capital stock or any rights, warrants or options to acquire the capital stock of Hughes Holdings or New EchoStar.

      The stockholder agreement also provides that until the effective time of the Hughes/EchoStar merger, Mr. Ergen and the trust will not acquire, directly or indirectly, any interest in shares of GM Class H common stock or GM $1 2/3 par value common stock. These limitations also apply to certain parties that are deemed to be related to Mr. Ergen for purposes of the applicable provisions of the Code.

      Mr. Ergen and the trust have agreed that any attempt to acquire such equity securities, other than as permitted by the stockholder agreement, will be void and Hughes Holdings and New EchoStar will not recognize the acquisition in its records. Mr. Ergen and the trust have also represented that, with the exception of 195,000 shares of GM Class  H common stock and 2,000 shares of GM $1 2/3 par value common stock, they do not own any shares of GM Class H common stock or GM $1 2/3 par value common stock.

      Finally, the stockholder agreement provides that Mr. Ergen and the trust will not amend Hughes Holdings’ or New EchoStar’s certificate of incorporation or bylaws if doing so will cause the Hughes split-off to lose its tax-free status.

     Vivendi Universal Stockholder Agreement

      GM, Hughes, Hughes Holdings and Vivendi Universal have entered into a stockholder agreement. The stockholder agreement generally provides that for two years after the effective time of the Hughes/ EchoStar merger, Vivendi Universal will not acquire, directly or indirectly, any capital stock or any rights, warrants or options to acquire the capital stock of Hughes Holdings or New EchoStar.

      The stockholder agreement also provides that until the effective time of the Hughes/EchoStar merger, Vivendi Universal will not acquire, directly or indirectly, any interest in shares of GM Class H common stock or GM $1 2/3 par value common stock.

      These limitations also apply to certain parties that are deemed to be related to Vivendi Universal for purposes of the applicable provisions of the Code.

      Vivendi Universal has agreed that any attempt to acquire such equity securities, other than as permitted by the stockholder agreement, will be void and Hughes Holdings and New EchoStar will not recognize the acquisition in its records. Vivendi Universal has also represented that, to its knowledge, it does not own any shares of GM Class H common stock or GM $1 2/3 par value common stock.

     Employee Matters Agreement

      As part of the Hughes/ EchoStar merger agreement, Hughes, Hughes Holdings and EchoStar have entered into an employee matters agreement, which sets forth certain employee benefits arrangements with respect to New EchoStar following the effective time of the Hughes/ EchoStar merger. For a period of 12 months following the effective time of the Hughes/ EchoStar merger, New EchoStar will:

•	continue certain enumerated Hughes employee benefits and compensation plans as they are in effect immediately prior to the effective time of the Hughes/ EchoStar merger;

•	not reduce the salary or hourly wage rate for Hughes employees who are not members of a collective bargaining unit or who are not covered by a collective bargaining agreement; and

•	provide Hughes employees with opportunities to earn incentive compensation which are no less favorable than the incentive compensation opportunities provided to Hughes employees immediately prior to the effective time of the Hughes/ EchoStar merger.

      Under the employee matters agreement, New EchoStar will also continue:

•	certain enumerated Hughes severance plans as they were in effect on October 28, 2001 for two years following the effective time of the Hughes/ EchoStar merger;

•	coverage under the contributory portion of the Hughes non-bargaining retirement plan or successor plan for five years after the effective time of the Hughes/ EchoStar merger; and

•	coverage under certain retiree health plans after the effective time of the Hughes/ EchoStar merger.

      The Hughes non-bargaining retirement plan and the Hughes salaried excess benefit plan will be amended to provide that Hughes employees who are participants in the contributory portion of the non-bargaining retirement plan, who are identified for layoff within one year following the effective time of the Hughes/ EchoStar merger and who are laid off within two years following the effective time of the Hughes/ EchoStar merger will receive an enhanced lump sum payment.

     New EchoStar Registration Rights Agreements

      As described below at “Shares Eligible for Future Sale,” New EchoStar will be subject to registration rights agreements with various of its significant stockholders, including General Motors and a trust controlled by Mr. Ergen and may be subject to a registration rights agreement with certain GM employee benefit plans.

GM CAPITALIZATION

      The following table sets forth the capitalization of General Motors and its consolidated subsidiaries at December 31, 2001, and as adjusted to reflect the completion of the Transactions. The following table should be read in conjunction with GM’s consolidated financial statements (including the notes thereto) and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the GM 2001 Form 10-K, which is incorporated into this document by reference.

      The pro forma information gives effect to the GM/ Hughes separation transactions.

	As of December 31, 2001

	Historical	Adjustments	Pro Forma

	(in millions)
Total debt(1)	$166,314	$(2,648)	$163,666
Minority interests	746	(531)	215
Stockholders’ Equity
GM common stock
GM $1 2/3 par value common stock	932	—	932
GM Class H common stock	88	(88)	—
Capital surplus (principally additional paid-in capital)	21,519	(17,499)	4,020
Retained earnings	9,463	13,817	23,280

Subtotal	32,002	(3,770)	28,232
Accumulated foreign currency translation adjustments	(2,919)	77	(2,842)
Net unrealized loss on derivatives	(307)	—	(307)
Net unrealized gains on securities	512	(193)	319
Minimum pension liability adjustment	(9,581)	17	(9,564)

Total stockholders’ equity	19,707	(3,869)	15,838

Total capitalization	$186,767	$(7,048)	$179,719

Amount Available for the Payment of Dividends
GM $1 2/3 par value common stock	$10,106	$15,694	$25,800
GM Class H common stock	19,376	(19,376)	—

Total	$29,482	$(3,682)	$25,800

(1)	Calculated as the sum of Loans payable and Long-term debt for Automotive, Communications Services and Other Operations plus Debt for Financing and Insurance Operations.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements have been derived from the historical financial statements of GM, Hughes, PanAmSat, and Telocity to give effect to:

•	the GM/Hughes separation transactions;

•	Hughes’ acquisition of Telocity; and

•	The sale of Hughes’ approximately 81% interest in PanAmSat to EchoStar and receipt of a $600 million termination fee from EchoStar (which is considered probable in the event that the Hughes/EchoStar merger does not occur under certain circumstances).

      The unaudited pro forma condensed consolidated statements of income (loss) from continuing operations reflect adjustments as if the transactions described above had taken place on January 1, 2001. The historical Telocity amounts included in the unaudited pro forma condensed consolidated statement of income (loss) from continuing operations giving effect to the PanAmSat stock sale for the year ended December 31, 2001 are for the period January 1, 2001 to the date of the acquisition, April 3, 2001. The unaudited pro forma condensed consolidated balance sheets reflect the GM/Hughes separation transactions or the sale of PanAmSat as if the transactions had occurred on December 31, 2001.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that GM believes are reasonable under the circumstances.

      In the event that the GM/Hughes separation transactions and the Hughes/EchoStar merger do not occur, under certain circumstances, EchoStar is required to purchase Hughes’ approximately 81% interest in PanAmSat at a purchase price of $22.47 per share, and pay Hughes a $600 million cash termination fee. These circumstances are described in greater detail at “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” and “Description of Principal Transaction Agreements— Hughes/EchoStar Merger Agreement— Termination.”

      Of the circumstances discussed in the above-referred sections, GM believes the most likely scenario under which EchoStar would be required to purchase Hughes’ approximately 81% interest in PanAmSat and pay Hughes a $600 million termination fee is in the event of a failure to obtain certain regulatory approvals as described elsewhere in this document. The unaudited pro forma condensed consolidated financial statements have been prepared assuming that the Hughes/EchoStar merger does not occur because of this reason. GM has also assumed, consistent with the terms of the Hughes/EchoStar merger agreement and the PanAmSat stock purchase agreement describing the form of consideration to be paid in the event the Hughes/EchoStar merger does not occur for those reasons, that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock.

      If EchoStar purchases all of Hughes’ interest in PanAmSat common stock, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds from the sale of Hughes’ PanAmSat interest, net of income taxes, and the termination fee would be retained by Hughes and used to repay certain outstanding borrowings and fund future operating requirements.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed, which are discussed elsewhere in the document.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the sale of Hughes’ indirect interest in PanAmSat actually occurred on the dates specified. In the opinion of GM management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the terms of the Telocity acquisition and the proposed terms of the GM/Hughes separation transactions and the sale of Hughes’ interest in PanAmSat.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the GM, Hughes, and PanAmSat financial statements, including the respective notes thereto, as of and for the year ended December 31, 2001, each of which is contained in its 2001 Form 10-K and is incorporated by reference into this document. Certain amounts in PanAmSat’s historical financial statements have been reclassified to conform to GM’s financial statement presentation.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
GIVING EFFECT TO THE GM/HUGHES SEPARATION TRANSACTIONS
As of December 31, 2001

	GM	Pro Forma		Dividend		Other Pro Forma
Description	Historical	Adjustments		to GM		Adjustments		Pro Forma

	(dollars in millions)
ASSETS
Automotive, Communications Services, and Other Operations
Cash and cash equivalents	$8,432	$(700	)(a)	$4,200	(c)	$—		$11,932
Marketable securities	790	—		—		—		790

Total cash and marketable securities	9,222	(700)		4,200		—		12,722
Accounts and notes receivable (less allowances)	5,406	(1,063	)(a)	—		—		4,343
Inventories (less allowances)	10,034	(360	)(a)	—		—		9,674
Net assets of discontinued operations	—	10,974	(b)	(4,200	)(c)	15,116	(d)
						(17,587	)(e)
						(4,303	)(f)	—
Equipment on operating leases—net	4,524	—		—		—		4,524
Deferred income taxes and other current assets	7,877	(1,217	)(a)	—		—		6,660

Total current assets	37,063	7,634		—		(6,774)		37,923
Equity in net assets of nonconsolidated associates	4,950	(55	)(a)	—		—		4,895
Property—net	34,908	(2,194	)(a)	—		—		32,714
Intangible assets—net	13,721	(7,214	)(a)	—		—		6,507
Deferred income taxes	22,294	—		—		—		22,294
Other assets	17,274	(6,468	)(a)	—		4,303	(f)	15,109

Total Automotive, Communications Services, and Other Operations assets	130,210	(8,297)		—		(2,471)		119,442
Financing and Insurance Operations
Cash and cash equivalents	10,123	—		—		—		10,123
Investments in securities	10,669	—		—		—		10,669
Finance receivables—net	99,813	—		—		—		99,813
Investment in leases and other receivables	34,618	—		—		—		34,618
Other assets	36,979	—		—		—		36,979
Net receivable from Automotive, Communications Services, and Other Operations	1,557	—		—		—		1,557

Total Financing and Insurance Operations assets	193,759	—		—		—		193,759

Total assets	$323,969	$(8,297)		$—		$(2,471)		$313,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)	$18,297	$(1,231	)(a)	$—		$100	(j)	$17,166
Loans payable	2,402	(1,659	)(a)	—		—		743
Accrued expenses	34,090	(1,507	)(a)	—		—		32,583
Net payable to Financing and Insurance Operations	1,557	—		—		—		1,557

Total current liabilities	56,346	(4,397)		—		100		52,049
Long-term debt	10,726	(989	)(a)	—		—		9,737
Postretirement benefits other than pensions	34,515	(31	)(a)	—		—		34,484
Pensions	10,790	(46	)(a)	—		—		10,744
Other liabilities and deferred income taxes	13,794	(2,134	)(a)	—		1,129	(g)	12,789

Total Automotive, Communications Services, and Other Operations liabilities	126,171	(7,597)		—		1,229		119,803
Financing and Insurance Operations
Accounts payable	7,900	—		—		—		7,900
Debt	153,186	—		—		—		153,186
Other liabilities and deferred income taxes	16,259	—		—		—		16,259

Total Financing and Insurance Operations liabilities	177,345	—		—		—		177,345

Total Liabilities	303,516	(7,597)		—		1,229		297,148

Minority interests	746	(531	)(a)	—		—		215
Stockholders’ equity
$1 2/3 par value common stock (issued, 559,044,427)	932	—		—		—		932
Class H common stock (issued, 877,505,382)	88	—		—		(88	)(e)	—
Capital surplus (principally additional paid-in capital)	21,519	—		—		(17,499	)(e)	4,020
Retained earnings	9,463	(70	)(a)	—		15,116	(d)
						(1,129	)(g)
						(100	)(j)	23,280

Subtotal	32,002	(70)		—		(3,700)		28,232
Accumulated foreign currency translation adjustments	(2,919)	77	(a)	—		—		(2,842)
Net unrealized loss on derivatives	(307)	—		—		—		(307)
Net unrealized gains on securities	512	(193	)(a)	—		—		319
Minimum pension liability adjustment	(9,581)	17	(a)	—		—		(9,564)

Accumulated other comprehensive loss	(12,295)	(99)		—		—		(12,394)

Total stockholders’ equity	19,707	(169)		—		(3,700)		15,838

Total liabilities and stockholders’ equity	$323,969	$(8,297)		$—		$(2,471)		$313,201

The accompanying notes are an integral part of the
Unaudited Pro Forma Condensed Consolidated Financial Statements.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS
GIVING EFFECT TO THE GM/HUGHES SEPARATION TRANSACTIONS
For the Year Ended December 31, 2001

			Pro Forma	Other
	GM	Pro Forma	Excluding	Pro Forma
Description	Historical	Adjustments(a)	Transactions	Adjustments	Pro Forma

	(dollars in millions)
Total net sales and revenues	$177,260	$(8,318)	$168,942	$97 (h)	$169,039

Cost of sales and other expenses	143,850	(5,445)	138,405	—	138,405
Selling, general, and administrative expenses	23,302	(3,613)	19,689	—	19,689
Interest expense	8,590	(196)	8,394	—	8,394

Total costs and expenses	175,742	(9,254)	166,488	—	166,488
Income from continuing operations before income taxes and minority interests	1,518	936	2,454	97	2,551
Income tax expense	768	326	1,094	37 (i)	1,131
Equity income (loss) and minority interests	(149)	11	(138)	—	(138)

Income (loss) from continuing operations	601	621	1,222	60	1,282
Income (loss) from discontinued operations	—	(621)	(621)	621	—

Net income	601	—	601	681	1,282
Dividends on preference stocks	(99)	—	(99)	—	(99)

Earnings attributable to common stocks	$502	$—	$502	$681	$1,183

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to General Motors Unaudited Pro Forma

Condensed Consolidated Financial Statements

(a)	Records the removal of the assets and liabilities of Hughes prior to the items discussed in notes (b), (c), (d), (e), (f), (g) and (j), and the reclassification of Hughes’ operating results to income from discontinued operations.

(b)	Records the net assets of Hughes as discontinued operations.

(c)	Records receipt by GM of the $4.2 billion dividend which reduces GM’s investment in Hughes.

(d)	Records the pre-tax gain from the write up of Hughes to fair value.

(e)	Records the Hughes split-off through the distribution of one share of Hughes Holdings Class C common stock for each outstanding share of GM Class H common stock and the redemption and cancellation of all GM Class H common stock. In the Hughes/EchoStar merger, each of these shares will remain outstanding and become a share of New EchoStar Class C common stock.

(f)	Records the fair value of 215 million shares of the New EchoStar Class C common stock retained by GM. The number of shares held by GM after the Hughes split-off will be based on GM’s retained economic interest in Hughes after the reduction of that interest pursuant to the Hughes recapitalization. As such, this amount is provided as an estimate based on December 31, 2001 amounts, and assumes, among other things, a Hughes recapitalization price equal to the product of the implied exchange ratio of 0.73 multiplied by the closing price of EchoStar Class A common stock on December 31, 2001. The actual amount will not be known until immediately prior to the time of the completion of the Hughes split-off and will depend upon, among other things, the average of the daily volume weighted average of the trading prices of GM Class H common stock for each of the trading days during the applicable period and the actual amount of the Hughes dividend distribution. For more information regarding factors that will affect the amount of value and liquidity to be provided to GM in connection with the Transactions, see “Description of the Transactions— Liquidity and Value to be Provided to GM.”

(g)	Records the deferred tax associated with the 215 million shares of New EchoStar Class C common calculated as 38% of the gain recorded to write up the 215 million shares to fair value. The amount of shares retained by GM is provided as an estimate based on the December 31, 2001 amount. Refer to (f) above for further explanation.

(h)	Records the additional dividend income from the Hughes Series A preferred stock as a result of the Hughes split-off.

(i)	U.S. federal income tax expense on pro forma adjustments was calculated at 38%.

(j)	Adjusted to reflect estimated transaction costs including financial advisory, legal, and accounting fees.

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
GIVING EFFECT TO THE PANAMSAT STOCK SALE
As of December 31, 2001

			PanAmSat
	GM	PanAmSat	Stock Sale
Description	Historical	Historical(1)	Adjustments(1)	Pro Forma

	(dollars in millions)
ASSETS
Automotive, Communications Services, and Other Operations
Cash and cash equivalents	$8,432	$(443)	$942	$8,931
Marketable securities	790	—	—	790

Total cash and marketable securities	9,222	(443)	942	9,721
Accounts and notes receivable (less allowances)	5,406	(35)	1,725	7,096
Inventories (less allowances)	10,034	—	—	10,034
Equipment on operating leases—net	4,524	—	—	4,524
Deferred income taxes and other current assets	7,877	(67)	—	7,810

Total current assets	37,063	(545)	2,667	39,185
Equity in net assets of nonconsolidated associates	4,950	—	—	4,950
Property—net	34,908	(265)	—	34,643
Intangible assets—net	13,721	(2,239)	(505)	10,977
Deferred income taxes	22,294	—	—	22,294
Other assets	17,274	(3,248)	(75)
			600	14,551

Total Automotive, Communications Services, and Other Operations assets	130,210	(6,297)	2,687	126,600
Financing and Insurance Operations
Cash and cash equivalents	10,123	—	—	10,123
Investments in securities	10,669	—	—	10,669
Finance receivables—net	99,813	—	—	99,813
Investment in leases and other receivables	34,618	—	—	34,618
Other assets	36,979	—	—	36,979
Net receivable from Automotive, Communications Services, and Other Operations	1,557	—	—	1,557

Total Financing and Insurance Operations assets	193,759	—	—	193,759

Total assets	$323,969	$(6,297)	$2,687	$320,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive, Communications Services, and Other Operations
Accounts payable (principally trade)	$18,297	$(45)	$(6)	$18,246
Loans payable	2,402	(47)	(1,592)	763
Accrued expenses	34,090	(77)	462
			(9)	34,466
Net payable to Financing and Insurance Operations	1,557	—	—	1,557

Total current liabilities	56,346	(169)	(1,145)	55,032
Long-term debt	10,726	(2,475)	1,725
			(181)	9,795
Postretirement benefits other than pensions	34,515	—	—	34,515
Pensions	10,790	—	—	10,790
Other liabilities and deferred income taxes	13,794	(660)	(176)	12,958

Total Automotive, Communications Services, and Other Operations liabilities	126,171	(3,304)	223	123,090
Financing and Insurance Operations
Accounts payable	7,900	—	—	7,900
Debt	153,186	—	—	153,186
Other liabilities and deferred income taxes	16,259	—	—	16,259

Total Financing and Insurance Operations liabilities	177,345	—	—	177,345

Total liabilities	303,516	(3,304)	223	300,435
Minority interests	746	—	(499)	247
Stockholders’ equity
$1 2/3 par value common stock (issued, 559,044,427)	932	—	—	932
Class H common stock (issued, 877,505,382)	88	—	—	88
Capital surplus (principally additional paid-in capital)	21,519	(2,993)	2,963	21,489
Retained earnings	9,463	—	—	9,463

Subtotal	32,002	(2,993)	2,963	31,972
Accumulated foreign currency translation adjustments	(2,919)	—	—	(2,919)
Net unrealized loss on derivatives	(307)	—	—	(307)
Net unrealized gains on securities	512	—	—	512
Minimum pension liability adjustment	(9,581)	—	—	(9,581)

Accumulated other comprehensive loss	(12,295)	—	—	(12,295)

Total stockholders’ equity	19,707	(2,993)	2,963	19,677

Total liabilities and stockholders’ equity	$323,969	$(6,297)	$2,687	$320,359

(1)	Adjustments represent the removal of historical PanAmSat amounts and pro forma adjustments as described in “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements.”

GENERAL MOTORS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS
GIVING EFFECT TO THE PANAMSAT STOCK SALE
For the Year Ended December 31, 2001

	GM	Telocity Pro Forma	PanAmSat Pro Forma
Description	Historical	Adjustments(1)	Adjustments(2)	Pro Forma

	(dollars in millions)
Total net sales and revenues	$177,260	$5	$(641)	$176,624

Cost of sales and other expenses	143,850	28	(436)	143,442
Selling, general, and administrative expenses	23,302	45	(109)	23,238
Interest expense	8,590	—	(62)	8,528

Total costs and expenses	175,742	73	(607)	175,208
Income from continuing operations before income taxes and minority interests	1,518	(68)	(34)	1,416
Income tax expense	768	(25)	(21)	722
Equity income (loss) and minority interests	(149)	—	6	(143)

Income from continuing operations	601	(43)	(7)	551

Net income	601	(43)	(7)	551
Dividends on preference stocks	(99)	—	—	(99)

Earnings attributable to common stocks	$502	$(43)	$(7)	$452

(1)	Adjustments to give effect to Hughes’ acquisition of Telocity on April 3, 2001 as if such acquisition occurred on January 1, 2001.

(2)	Adjustments represent the removal of historical PanAmSat amounts and pro forma adjustments as described in “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements.”

HUGHES

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements have been derived from the historical financial statements of Hughes, PanAmSat, and Telocity to give effect to:

•	Hughes’ acquisition of Telocity; and

•	The sale of Hughes’ approximately 81% interest in PanAmSat to EchoStar and receipt of a $600 million termination fee from EchoStar (which is considered probable in the event that the Hughes/ EchoStar merger does not occur under certain circumstances).

      The unaudited pro forma condensed consolidated statement of income (loss) from continuing operations reflects adjustments as if the transactions described above had each taken place on January 1, 2001. The historical Telocity amounts included in the unaudited pro forma condensed consolidated statement of income (loss) from continuing operations for the year ended December 31, 2001 are for the period January 1, 2001 to the date of the acquisition, April 3, 2001. The unaudited pro forma condensed consolidated balance sheet reflects the sale of PanAmSat as if it had occurred on December 31, 2001.

      Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that Hughes believes are reasonable under the circumstances.

      In the event that the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur, under certain circumstances, EchoStar will be required to purchase Hughes’ approximately 81% interest in PanAmSat at a purchase price of $22.47 per share, and pay Hughes a $600 million cash termination fee. These circumstances are described in greater detail at “Description of Principal Transaction Agreements— PanAmSat Stock Purchase Agreement” and “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination.”

      Of the circumstances discussed in the above-referenced sections, Hughes believes the most likely scenario under which EchoStar would be required to purchase Hughes’ approximately 81% interest in PanAmSat and pay Hughes a $600 million termination fee is in the event of a failure to obtain certain regulatory approvals as described elsewhere in this document. The unaudited pro forma condensed consolidated financial statements have been prepared assuming that the Hughes/ EchoStar merger does not occur because of this reason. Hughes has also assumed, consistent with the terms of the Hughes/ EchoStar merger agreement and the PanAmSat stock purchase agreement describing the form of consideration to be paid in the event the Hughes/ EchoStar merger does not occur for those reasons, that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock.

      If EchoStar purchases all of Hughes’ interest in PanAmSat common stock, Hughes would remain a wholly owned subsidiary of General Motors, but would no longer have its interest in PanAmSat, and GM Class H common stockholders would remain stockholders of GM. It is currently expected that the proceeds from the sale of Hughes’ PanAmSat interest, net of income taxes, and the termination fee would be retained by Hughes and used to repay certain outstanding borrowings and fund future operating requirements.

      The PanAmSat stock sale is subject to a number of conditions which must be satisfied before the transaction could be completed, which are discussed elsewhere in the document.

      The unaudited pro forma condensed consolidated financial statements are not intended to be indicative of either future results of operations or results that might have been achieved had the sale of Hughes’ interest in PanAmSat actually occurred on the dates specified. In the opinion of Hughes’ management, all adjustments necessary to fairly present such unaudited pro forma condensed consolidated financial statements have been made based upon the terms of the Telocity acquisition and the proposed terms of the sale of Hughes’ interest in PanAmSat.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Hughes and PanAmSat financial statements, including the respective notes thereto, as of and for the year ended December 31, 2001, each of which is contained in its 2001 Form 10-K and is incorporated by reference into this document. Certain amounts in PanAmSat’s financial statements have been reclassified to conform to Hughes’ financial statement presentation.

HUGHES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2001

			PanAmSat
			Stock Sale		Pro Forma
	Hughes	PanAmSat	Pro Forma		Excluding
	Historical	Historical	Adjustments		PanAmSat

	(in millions, except per share amounts)
ASSETS
Current Assets
Cash and cash equivalents	$700	$(443)	$942	(a)	$1,199
Accounts and notes receivable	1,091	(35)	1,725	(b)	2,781
Contracts in process	153	(25)	—		128
Inventories	360	—	—		360
Deferred income taxes	119	(8)	—		111
Prepaid expenses and other	918	(34)	—		884

Total Current Assets	3,341	(545)	2,667		5,463
Satellites, net	4,806	(2,887)	(75	)(c)	1,844
Property, net	2,198	(265)	—		1,933
Net investment in Sales-type Leases	227	(227)	—		—
Intangible Assets, net	7,157	(2,239)	(505	)(c)	4,413
Investments and Other Assets	1,481	(134)	600	(a)	1,947

Total Assets	$19,210	$(6,297)	$2,687		$15,600

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$1,228	$(45)	$(6	)(c)	$1,177
Deferred revenues	178	—	—		178
Short-term borrowings and current portion of long-term debt	1,659	(47)	(1,592	)(d)	20
Accrued liabilities and other	1,342	(77)	462	(e)	1,718
			(9	)(c)

Total Current Liabilities	4,407	(169)	(1,145)		3,093
Long-Term Debt	989	(2,475)	1,725	(b)	58
			(181	)(d)
Other Liabilities and Deferred Credits	1,465	(278)	—		1,187
Deferred Income Taxes	746	(382)	(176	)(e)	188
Commitments and Contingencies
Minority Interests	531		(499	)(c)	32
Total Stockholder’s Equity	11,072	(2,993)	2,963	(f)	11,042

Total Liabilities and Stockholder’s Equity	$19,210	$(6,297)	$2,687		$15,600

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

HUGHES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME (LOSS) FROM CONTINUING OPERATIONS
For the Year Ended December 31, 2001

					Pro
					Forma		PanAmSat		Pro
			Telocity		Combined		Stock Sale		Forma
	Hughes	Telocity	Pro Forma		Including	PanAmSat	Pro Forma		Excluding
	Historical	Historical	Adjustments		Telocity	Historical	Adjustments		PanAmSat

	(in millions, except per share amounts)
Revenues
Direct broadcast, leasing and other services	$7,202	$8	$—		$7,210	$(870)	$161	(l)	$6,501
Product sales	1,060	—	—		1,060	—	—		1,060

Total Revenues	8,262	8	—		8,270	(870)	161		7,561

Operating Costs and Expenses
Broadcast programming and other costs	3,254	18	—		3,272	(166)	151	(l)	3,257
Cost of products sold	900	—	—		900	—	—		900
Selling, general, and administrative expenses	3,718	50	(5	)(g)	3,763	(124)	5	(l)	3,654
							10	(m)
Depreciation and amortization	1,148	7	6	(h)	1,158	(415)	(8	)(m)	737
			(3	)(i)			2	(l)

Total Operating Costs and Expenses	9,020	75	(2)		9,093	(705)	160		8,548

Operating Profit (Loss)	(758)	(67)	2		(823)	(165)	1		(987)
Interest income	56	—	(3	)(j)	53	(14)	82	(l)	121
Interest expense	(196)	—	—		(196)	124	(82	)(l)	(134)
							(3	)(l)
							23	(n)
Other, net	(93)	—	—		(93)	—	—		(93)

Income (loss) from continuing operations before income taxes, minority interests and cumulative effect of accounting change	(991)	(67)	(1)		(1,059)	(55)	21		(1,093)
Income tax benefit (expense)	326	—	25	(k)	351	24	(3	)(k)	372
Minority interests in net losses of subsidiaries	51	—	—		51	—	6	(m)	57

Income (loss) from continuing operations before cumulative effect of accounting change	(614)	(67)	24		(657)	(31)	24		(664)
Cumulative effect of accounting change, net of taxes	(7)	—	—		(7)	—	—		(7)

Net Income (Loss)	(621)	(67)	24		(664)	(31)	24		(671)
Adjustment to exclude the effect of GM purchase accounting	3	—	—		3	(3)	—		—

Earnings (loss) excluding the effect of GM purchase accounting adjustment	(618)	(67)	24		(661)	(34)	24		(671)
Preferred stock dividends	(96)	—	—		(96)	—	—		(96)

Earnings (Loss) Used for Computation of Available Separate Consolidated Net Income (Loss)	$(714)	$(67)	$24		$(757)	$(34)	$24		$(767)

Available Separate Consolidated Net Income (Loss)
Average number of shares of GM Class H common stock outstanding (numerator)	876	—	—		876	—	—		876
Average GM Class H common stock dividend base (denominator)(1)	1,300	—	—		1,300	—	—		1,300
Available Separate Consolidated Net Income (Loss)	$(481)	$—	$—		$(510)	$—	$—		$(517)

(1)	See discussion of GM Class H common stock dividend base in the notes to the Hughes consolidated financial statements incorporated by reference into this document.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

HUGHES

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Records the estimated consideration to be paid by EchoStar for the acquisition of Hughes’ interest in PanAmSat, offset by assumed repayment of certain Hughes debt as of December 31, 2001 as discussed in (d) below. In the event that the GM/Hughes separation transactions and the Hughes/ EchoStar merger do not occur under certain circumstances, EchoStar will be required to purchase Hughes’ approximately 81% interest in PanAmSat at a purchase price of $22.47 per share (or a total of $2.715 billion). In addition, EchoStar may also be required to pay a $600 million cash termination fee.

For purposes of the unaudited pro forma condensed consolidated financial statements, Hughes has assumed that $2.715 billion of the $3.315 billion total consideration would be paid in cash and $600 million would be paid in EchoStar common stock. Hughes has further assumed that $1,773 million of the cash proceeds would be used to repay debt as discussed in (d) below.

(b)	Reflects a $1,725 million loan outstanding from Hughes to PanAmSat. The loan was repaid by PanAmSat subsequent to December 31, 2001, as is discussed in Note 21 to Hughes’ consolidated financial statements.

(c)	Eliminates balance sheet amounts applicable to PanAmSat included in Hughes’ historical consolidated balance sheet and not included in PanAmSat’s historical balance sheet.

(d)	Reflects the repayment of Hughes’ historical short-term borrowings ($1,592 million) and long-term debt ($181 million) using the cash proceeds discussed in (a) above.

(e)	Reflects estimated income taxes payable for the termination fee and the sale of PanAmSat. For the purposes of the unaudited pro forma combined consolidated balance sheet, the tax liability has been calculated using an assumed combined federal and state rate of 38%.

(f)	Adjusts Hughes’ historical stockholder’s equity to reflect the elimination of PanAmSat adjusted net assets, consideration received from EchoStar, and the incremental tax liability.

(g)	Eliminates non-recurring expenses related to the Telocity merger.

(h)	Records amortization of intangible assets and goodwill.

(i)	Reduces depreciation expense resulting from the write-down of Telocity fixed assets to fair values.

(j)	Reduces interest income on cash required for the Telocity merger.

(k)	Income taxes associated with the pro forma adjustments discussed above have been calculated using an assumed combined federal and state rate of 38%, excluding amortization of non-deductible goodwill.

The unaudited pro forma combined consolidated statement of continuing operations has also been adjusted to recognize a tax benefit for federal and state income taxes, assuming a combined rate of 38%, for Telocity’s historical losses from continuing operations for the period ended April 2, 2001. This adjustment recognizes that, if the Telocity acquisition had taken place on January 1, 2001, the tax benefit of Telocity’s losses would have been realized in the consolidated federal tax return of General Motors Corporation.

(l)	Reflects intercompany transactions between Hughes and PanAmSat, including intercompany interest income and interest expense on the intercompany loan from Hughes to PanAmSat.

(m)	Eliminates transactions applicable to PanAmSat included in Hughes’ historical consolidated statement of continuing operations and not included in PanAmSat’s historical statement of continuing operations.

(n)	Reduces interest expense, net of capitalized interest, for the repayment of Hughes’ debt discussed in (d) above.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements for New EchoStar show the pro forma impact of the proposed Hughes/EchoStar merger. Additional information about the Hughes/EchoStar merger is provided in this document at “The Transactions — Description of the Transactions — The Hughes/EchoStar Merger.” The unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of EchoStar, Hughes and PanAmSat, each as of and for the period ended December 31, 2001. Those financial statements are included in their Annual Reports on Form 10-K, which are incorporated into this document by reference. For more information on how to obtain any of those documents, see “Where You Can Find More Information.”

      The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of Hughes and EchoStar, or of the financial position or the results of operations that would have been realized had the Hughes/EchoStar merger been consummated during the periods or as of the dates for which pro forma information is presented.

      EchoStar currently expects the Hughes/ EchoStar merger to occur in the second half of 2002, subject to the satisfaction or waiver of a number of conditions as described elsewhere in this document. Three classes of New EchoStar common stock would be outstanding immediately following the completion of the Hughes/ EchoStar merger:

•	New EchoStar Class A common stock, which would be distributed to holders of EchoStar Class A common stock in the Hughes/ EchoStar merger. Holders of EchoStar Class A common stock would receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock in exchange for each share of EchoStar Class A common stock they own at the time of the Hughes/ EchoStar merger;

•	New EchoStar Class B common stock, which would be distributed to holders of EchoStar Class B common stock in the Hughes/ EchoStar merger. A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of Echostar, currently owns all of the outstanding shares of EchoStar Class B common stock. Holders of EchoStar Class B common stock would receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock in exchange for each share of EchoStar Class B common stock they own at the time of the Hughes/ EchoStar merger; and

•	New EchoStar Class C common stock, which would be distributed to holders of GM Class H common stock in the Hughes split-off. Holders of GM Class H common stock would receive one share of Hughes Holdings Class C common for each share of GM Class H common stock they own at the time of the Hughes split-off. In the Hughes/ EchoStar merger, each of these shares will remain outstanding and become a share of New EchoStar Class C common stock.

      The completion of the Hughes/ EchoStar merger and related transactions will require a significant amount of financing as described in greater detail at “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings.”

      The Hughes/ EchoStar merger will be accounted for using the purchase method of accounting, with EchoStar having acquired Hughes Holdings for accounting purposes. Additional information about the accounting treatment of the Hughes/ EchoStar merger is provided at “The Transactions— Accounting Treatment— The Hughes/ EchoStar Merger.” The unaudited pro forma condensed consolidated financial statements do not reflect the impact of conforming Hughes’ accounting policies to those of EchoStar, as these impacts, if any, have not yet been determined. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2001 gives effect to the Hughes/ EchoStar merger as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2001 gives effect to the Hughes/ EchoStar merger as if it had occurred on such date.

      The unaudited pro forma financial data is based on preliminary estimates and various assumptions that EchoStar’s management and Hughes’ management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Actual purchase price, purchase price allocations and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma condensed consolidated financial statements. No estimates of business integration costs or of anticipated cost savings, potential revenue enhancements or synergies that EchoStar or Hughes expect to realize in connection with the Hughes/ EchoStar merger have been reflected in the unaudited pro forma condensed consolidated statements of operations.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2001
(in millions)

									Pro Forma		New
	EchoStar	Pre-Merger		EchoStar	Hughes	Pre-Merger		Hughes	Merger		EchoStar
	Historical	Adjustments		As Adjusted	Historical	Adjustments		As Adjusted	Adjustments		Pro Forma

ASSETS
Current Assets:
Cash, cash equivalents and marketable investment securities	$2,828	$1,483	(a)	$4,311	$700	$77	(d)	$710	$(200	)(f)	$3,946 (l)
		—				4,133	(d)		(875	)(g)
						(4,200	)(e)
Trade accounts receivable	318	—		318	1,091	—		1,091	—		1,409
Other current assets	366	—		366	1,550	107	(d)	1,657	—		2,023

Total current assets	3,512	1,483		4,995	3,341	117		3,458	(1,075)		7,378
Cash reserved for satellite insurance	122	—		122	—	—		—	—		122
Property and equipment, net	1,904	—		1,904	7,004	—		7,004	—		8,908
Intangible assets, net	696	—		696	7,157	—		7,157	20,576	(h)	28,429
Investments and other noncurrent assets	286	—		286	1,708	—		1,708	—		1,994

Total assets	$6,520	$1,483		$8,003	$19,210	$117		$19,327	$19,501		$46,831

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$255	$—		$255	$1,228	$—		$1,228	$—		$1,483
Accrued expenses and other current liabilities	1,218	—		1,218	1,520	—		1,520	—		2,738
Current portion of long-term debt	15	—		15	1,659	(1,502	)(d)	157	—		172

Total current liabilities	1,488	—		1,488	4,407	(1,502)		2,905	—		4,393
Long-term obligations, net of current portion:
Long-term debt	5,706	—		5,706	989	(181	)(d)	6,808	(875	)(g)	11,639
						1,800	(d)
						4,200	(d)
Deferred income taxes	—	—		—	746	—		746	2,576	(i)	3,322
Minority interest	—	—		—	531	—		531	—		531
Other long-term liabilities	103	—		103	1,465	—		1,465	—		1,568

Total long-term obligations, net of current portion	5,809	—		5,809	3,731	5,819		9,550	1,701		17,060

Total liabilities	7,297	—		7,297	8,138	4,317		12,455	1,701		21,453
EchoStar Series D Convertible Preferred Stock and contingent value rights	—	1,582	(b)	1,582	—	—		—	(1,500	)(j)	82
Stockholders’ Equity (Deficit):
Common stock and additional paid-in capital	1,715	31	(b)	1,746	9,561	(4,200	)(e)	5,361	21,864	(h)	26,420
									1,310	(h)
									1,500	(j)
									(5,361	)(k)
Preferred stock	—	—		—	1,498	—		1,498	—		1,498
Deferred stock-based compensation	(25)	—		(25)	—	—		—	—		(25)
Accumulated other comprehensive loss	4	—		4	99	—		99	(99	)(k)	4
Accumulated earnings (deficit)	(2,471)	(130	)(c)	(2,601)	(86)	—		(86)	86	(k)	(2,601)

Total stockholders’ equity (deficit)	(777)	(99)		(876)	11,072	(4,200)		6,872	19,300		25,296

Total liabilities and stockholders’ equity (deficit)	$6,520	$1,483		$8,003	$19,210	$117		$19,327	$19,501		$46,831

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated financial statements.

NEW ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001
(In millions)

		Hughes	Pro Forma		New
	EchoStar	As	Merger		EchoStar
	Historical	Adjusted (m)	Adjustments		Pro Forma

Revenue:
Direct broadcast, leasing and other services	$3,606	$7,210	$—		$10,816
Product sales	271	1,060	—		1,331
Other	124	—	—		124

Total revenue	4,001	8,270	—		12,271
Costs and Expenses:
Broadcast programming and other expenses	1,758	3,272	—		5,030
Cost of products sold	270	900	—		1,170
Selling, general and administrative expenses	1,462	3,763	—		5,225
Non-cash, stock-based compensation	20	—	—		20
Depreciation and amortization	279	1,158	514	(n)	1,735
			(216	)(o)

Total costs and expenses	3,789	9,093	298		13,180

Operating income (loss)	212	(823)	(298)		(909)
Other Income (Expense):
Interest income	98	53	—		151
Interest expense, net of amounts capitalized	(371)	(196)	(315	)(p)	(882)
Other	(153)	(93)	—		(246)

Total other expense	(426)	(236)	(315)		(977)

Income (loss) before income taxes	(214)	(1,059)	(613)		(1,886)
Income tax benefit (provision), net	(1)	351	281	(q)	631
Minority interest	—	51	—		51

Net loss from continuing operations	$(215)	$(657)	$(332)		$(1,204)

Net loss from continuing operations attributable to common shareholders	$(216)	$(753)	$(332)		$(1,301)

Weighted-average common shares outstanding	477		1,346	(r)	1,823

Basic and diluted net loss per common share	$(0.45)				$(0.71)

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated financial statements.

NEW ECHOSTAR

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions, except per share amounts)

(a)	On January 22, 2002, EchoStar issued about 5.7 million shares of EchoStar Series D convertible preferred stock and contingent value rights to Vivendi Universal in exchange for a $1.5 billion investment by Vivendi Universal. The $1.5 billion of proceeds, net of about $17 million in transaction costs, are expected to provide a portion of the required funding for the proposed Hughes/ EchoStar merger.

(b)	Adjusted to record the issuance of about 5.7 million shares of EchoStar Series D convertible preferred stock and related contingent value rights to Vivendi Universal for $1.5 billion. The Series D convertible preferred stock was recorded at an amount equal to the net proceeds received of $1.483 billion, less discounts equal to the preliminary value attributed to the contingent value rights granted to Vivendi Universal (about $82 million) and the value of the beneficial conversion feature of the EchoStar Series D convertible preferred stock at the date of issuance (about $31 million). The actual value attributed to the contingent value rights in the unaudited pro forma condensed consolidated balance sheet may differ materially from the actual value assigned. The EchoStar Series D convertible preferred stock was then accreted to its $1.5 billion liquidation preference through an immediate charge to accumulated deficit. The about $82 million related to the contingent value rights is classified as temporary equity with the EchoStar Series D convertible preferred stock and the about $31 million related to the preferred stock beneficial conversion feature is reflected in additional paid-in capital. See further discussion of the contingent value rights at “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings.”

(c)	Adjusted to record charges to accumulated deficit related to the issuance of the EchoStar Series D convertible preferred stock for: (1) about $82 million of contingent value rights; (2) about $31 million of beneficial conversion feature; and (3) about $17 million of transaction costs.

(d)	Adjusted to reflect a series of transaction-related financing activities, which include: PanAmSat’s February 2002 borrowing of $1.8 billion (the cash proceeds are reduced by about $40 million of deferred financing costs), of which a portion was used to repay $1.725 billion owed to Hughes; Hughes’ February 2002 repayment of about $1.683 billion of certain borrowings; and Hughes’ borrowing of $4.2 billion to fund the anticipated dividend to be paid by Hughes to GM or a GM affiliate prior to the Hughes split-off (the cash proceeds are reduced by about $67 million of deferred financing costs). See “The Transactions— Description of the Transactions— Hughes Business and Dividend Financings.”

(e)	Adjusted to reflect an anticipated dividend of $4.2 billion to be paid by Hughes to GM or a GM affiliate prior to the Hughes split-off.

(f)	Adjusted to reflect estimated Hughes/ EchoStar merger costs, including financial advisory, legal and accounting fees.

(g)	Adjusted to reflect the anticipated repayment of certain indebtedness of New EchoStar upon completion of the Hughes/ EchoStar merger.

(h)	Adjusted to record the exchange consideration at the completion of the Hughes/ EchoStar merger. The actual purchase price per share will be based on the fair value of the EchoStar Class A common stock at the time of completion of the Hughes/ EchoStar merger, as described elsewhere in this document. For purposes of the pro forma calculation, the share price of EchoStar Class A common stock is assumed to be $27.47, the closing price of EchoStar Class A common stock on December 31, 2001. Accordingly, based on the implied exchange ratio of 0.73, GM Class H common stockholders would receive the product of 0.73 and $27.47, or $20.05, for each share of GM Class H common stock owned.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, the excess of purchase price over book value of net assets to be acquired has been estimated as follows:

Pro Forma Purchase Price Calculation:
Outstanding shares of GM Class H common stock to be acquired	1,090.47
Consideration per share	$20.05

Estimated fair value of New EchoStar common stock to be issued	$21,864
Estimated fair value of New EchoStar options to be issued for outstanding Hughes options	1,310
Estimated Hughes/ EchoStar merger costs	100

Total purchase price (excluding debt shown in net assets below)	23,274
Preferred stock assumed	1,498
Deferred tax liabilities	2,576	(i)
Less: Hughes net assets, as adjusted and net of Hughes/ EchoStar merger costs to be paid by Hughes	(6,772)

Preliminary excess purchase price over book value of net assets acquired	$20,576

The pro forma purchase price calculation shown above is subject to change resulting from changes between December 31, 2001 and the closing date of the Hughes/ EchoStar merger in the following items:

•	The fair value of EchoStar Class A common stock;

•	The fair value of New EchoStar stock options assumed to be issued for outstanding GM Class H common stock options;

•	The actual Hughes/ EchoStar merger costs incurred; and

•	Final appraisals, evaluations and estimates of fair values.

The final appraisal and purchase price allocation is expected to be finalized within one year after the completion of the Hughes/ EchoStar merger.

(i)	Adjusted to reflect deferred taxes resulting from the difference between the pro forma book basis and tax basis of the non-goodwill net assets to be acquired from Hughes in the tax-free Hughes/ EchoStar merger transaction and adjusted to reflect the elimination of EchoStar’s income tax valuation allowance on its net deferred tax assets pursuant to purchase accounting. Deferred taxes are subject to the final appraisal and purchase price allocation to assets and liabilities other than goodwill.

(j)	Adjusted to reflect the conversion of the EchoStar Series D convertible preferred stock to New EchoStar Class A common stock upon completion of the Hughes/ EchoStar merger.

(k)	Adjusted to reflect the elimination of Hughes’ historical common stockholders’ equity.

(l)	The pro forma cash balance has not been reduced for the amount of expected cash requirements to be incurred by Hughes subsequent to December 31, 2001 through the completion of the Hughes/ EchoStar merger. Consequently, EchoStar and Hughes expect that the actual cash on hand of New EchoStar on the date of the Hughes/EchoStar merger will be significantly less than the balance shown for New EchoStar in the unaudited pro forma condensed consolidated balance sheet.

(m)	Represents Hughes’ unaudited pro forma financial information including Telocity, which was acquired on April 3, 2001. See “Hughes Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere in this document for further information.

(n)	EchoStar has not yet completed an analysis of the relative fair value of the Hughes net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of Hughes’ net assets has been presented as an adjustment to total intangible assets in the accompanying pro forma condensed consolidated balance sheet. For purposes of the unaudited pro forma financial statements, EchoStar and Hughes have estimated that about 17% of the excess of the purchase price over the carrying value of Hughes’ net assets will be allocated to intangible assets with a weighted-average composite life of about 7 years. EchoStar and Hughes have also estimated that about 26% of the excess of the purchase price over the carrying value of Hughes’ assets will be allocated to other identifiable intangibles, which are believed to have indefinite lives, and the remaining excess will be allocated to goodwill, which also has an indefinite life. In the event that final appraisals determine that other material amortizable intangibles exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma condensed consolidated statement of operations. For example, if the amount allocated to amortizable intangibles increased from about 17% to about 26%, annual amortization expense and net loss presented in the unaudited pro forma condensed consolidated statement of operations would increase by about $260 million and $160 million, respectively. Further, satellites have been presented in the accompanying pro forma condensed consolidated balance sheet at their historical net book values and these values and the related depreciation could differ materially from their final appraised fair values.

Effective January 2002, EchoStar adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (FAS 142), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Pursuant to FAS 142, EchoStar expects to cease amortization of goodwill and certain other intangible assets, including FCC licenses. Consequently, the unaudited pro forma statements of operations do not include amortization of intangibles with indefinite lives.

(o)	Adjusted to reflect the elimination of amortization related to Hughes’ historical goodwill and other amortizable intangibles, which are anticipated to be characterized as goodwill for purposes of the unaudited pro forma financial statements.

(p)	Adjusted to reflect a reduction in interest expense for the year ended December 31, 2001 of about $110 million, related to the refinancing of certain existing Hughes debt obligations. Also adjusted to reflect assumed annual interest expense for the year ended December 31, 2001 of about $425 million related to the issuance of $700 million of EchoStar DBS Senior Notes at 9 1/8% during December 2001, and the financing activities described in notes (d) and (g), at an assumed weighted-average interest rate of about 7%. A 1/8% variance in the assumed weighted-average interest rate would affect the estimated annual interest expense by about $7 million.

(q)	All adjustments to the unaudited pro forma condensed consolidated financial statements have been tax-effected using an expected combined federal and state statutory rate of about 38%, after accounting for the reversal of EchoStar’s income tax valuation allowance pursuant to purchase accounting.

(r)	Adjusted to reflect the elimination of historical shares of EchoStar common stock and GM Class H common stock outstanding. Also adjusted to reflect the issuance of about 1.823 billion shares of New EchoStar common stock in exchange for EchoStar common stock and GM Class H common stock in connection with the Hughes/ EchoStar merger based on the exchange ratio of 1/0.73.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated financial statements for EchoStar show the pro forma impact of the proposed PanAmSat stock sale. Additional information about the PanAmSat stock sale is provided in this document at “The Transactions — Description of the Transactions— PanAmSat Stock Sale.” The unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of EchoStar and PanAmSat, each as of and for the period ended December 31, 2001. Those financial statements are included in their Annual Reports on Form 10-K, which are incorporated into this document by reference. For information on how to obtain any of those documents, see “Where You Can Find More Information.”

      The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of EchoStar after the PanAmSat stock sale, or of the financial position or the results of operations that would have been realized had the PanAmSat stock sale been consummated during the periods or as of the dates for which pro forma information is presented.

      If the Hughes/ EchoStar merger cannot be completed for certain specified reasons described in greater detail elsewhere in this document, EchoStar may be required to purchase Hughes’ approximately 81% interest in PanAmSat, merge with PanAmSat or make a tender offer for all of PanAmSat’s shares and may also be required to pay a $600 million termination fee to Hughes. If EchoStar purchases the Hughes interest in PanAmSat rather than undertaking the merger or the tender offer to all holders of PanAmSat stock, EchoStar must offer to purchase all PanAmSat shares that remain outstanding after the purchase from Hughes. EchoStar expects that its acquisition of Hughes’ interest in PanAmSat, which would be at a price of $22.47 per share, together with the purchase of the remaining outstanding PanAmSat shares and payment of the termination fee to Hughes would require at least $3.4 billion of cash and about $600 million of EchoStar’s Class A common stock. EchoStar expects that it would meet this cash requirement by utilizing a portion of cash on hand. The unaudited pro forma financial data presented below does not give effect to the acquisition by EchoStar of the remaining outstanding PanAmSat shares not held by Hughes.

      The acquisition of Hughes’ approximately 81% interest in PanAmSat will be accounted for using the purchase method of accounting. The unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2001 gives effect to the acquisition of Hughes’ approximately 81% interest in PanAmSat as if it had occurred on January 1, 2001. The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2001 gives effect to the acquisition of Hughes’ interest in PanAmSat as if it had occurred on such date.

      The unaudited pro forma financial data is based on preliminary estimates and various assumptions that EchoStar’s management and PanAmSat’s management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Actual purchase price allocations and related depreciation and amortization periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ materially from those reflected in the unaudited pro forma condensed consolidated financial statements. No estimate of business integration costs or of future cost savings related to administrative consolidations and other efficiencies related to the acquisition of Hughes’ interest in PanAmSat have been reflected in the unaudited pro forma condensed consolidated statements of operations.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 2001
(in millions)

		Pre-
	EchoStar	Acquisition		EchoStar	PanAmSat	Acquisition		Pro-Forma
	Historical	Adjustments		As Adjusted	Historical	Adjustments		Combined

ASSETS
Current Assets:
Cash, cash equivalents and marketable investment securities	$2,828	$1,483	(a)	$3,711	$443	$(100	)(e)	$1,939
		(600	)(b)			(2,115	)(f)
Trade accounts receivable	318	—		318	35	—		353
Other current assets	366	—		366	67	—		433

Total current assets	3,512	883		4,395	545	(2,215)		2,725
Cash reserved for satellite insurance	122	—		122	—	—		122
Property and equipment, net	1,904	—		1,904	3,152	—		5,056
Intangible assets, net	696	—		696	2,239	391	(f)	2,944
						(382	)(g)
Investments and other noncurrent assets	286	—		286	361	—		647

Total assets	$6,520	$883		$7,403	$6,297	$(2,206)		$11,494

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Trade accounts payable	$255	$—		$255	$45	$—		$300
Accrued expenses and other current liabilities	1,218	—		1,218	77	—		1,295
Current portion of long-term debt	15	—		15	47	—		62

Total current liabilities	1,488	—		1,488	169	—		1,657
Long-term obligations, net of current portion:
Long-term debt	5,706	—		5,706	2,475	—		8,181
Deferred income taxes	—	—		—	382	(382	)(g)	—
Minority interest	—	—		—	—	569	(h)	569
Other long-term liabilities	103	—		103	278	—		381

Total long-term obligations, net of current portion	5,809	—		5,809	3,135	187		9,131

Total liabilities	7,297	—		7,297	3,304	187		10,788
EchoStar Series D Convertible Preferred Stock and contingent value rights	—	1,582	(c)	1,582	—	—		1,582
Stockholders’ Equity (Deficit):
Common stock and additional paid-in capital	1,715	31	(c)	1,746	2,532	(2,532	)(i)	2,346
						600	(f)
Deferred stock-based compensation	(25)	—		(25)	—	—		(25)
Accumulated other comprehensive loss	4	—		4	—	—		4
Accumulated earnings (deficit)	(2,471)	(130	)(d)	(3,201)	461	(461	)(i)	(3,201)
		(600	)(b)

Total stockholders’ equity (deficit)	(777)	(699)		(1,476)	2,993	(2,393)		(876)

Total liabilities and stockholders’ equity (deficit)	$6,520	$883		$7,403	$6,297	$(2,206)		$11,494

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated financial statements.

ECHOSTAR

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF INCOME FROM CONTINUING OPERATIONS
For the Year Ended December 31, 2001
(in millions)

	EchoStar	PanAmSat	Acquisition		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue:
DISH Network	$3,606	$—	$—		$3,606
Operating leases, satellite services and other	—	802	—		802
Outright sales and sales-type leases	—	68	—		68
DTH equipment sales and integration services	271	—	—		271
Other	124	—	—		124

Total revenue	4,001	870	—		4,871
Costs and Expenses:
DISH Network operating expenses	1,758	—	—		1,758
Cost of outright sales and sales-type leases and other direct operating costs	—	166	—		166
Cost of sales — DTH equipment and integration services	188	—	—		188
Cost of sales — other	82	—			82
Selling, general and administrative expenses	1,462	124	—		1,586
Non-cash, stock-based compensation	20	—	—		20
Depreciation and amortization	279	415	(65	)(j), (k)	629

Total costs and expenses	3,789	705	(65)		4,429

Operating income (loss)	212	165	65		442
Other Income (Expense):
Interest income	98	—	—		98
Interest expense, net of amounts capitalized	(371)	(110)	(64	)(1)	(545)
Other	(153)	—	(18	)(h)	(171)

Total other expense	(426)	(110)	(82)		(618)

Income (loss) before income taxes	(214)	55	(17)		(176)
Income tax provision, net	(1)	(24)	22	(m)	(3)
Net income (loss) from continuing operations	$(215)	$31	$5		$(179)

Net income (loss) attributable to common stockholders	$(216)	$31	$5		$(180)

Weighted-average common shares outstanding	477	150	(128	)(n)	499

Basic and diluted net loss per common share	$(0.45)				$(0.36)

The accompanying notes are an integral part of the
unaudited pro forma condensed consolidated financial statements.

ECHOSTAR

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(in millions, except per share amounts)

(a)	On January 22, 2002, EchoStar issued about 5.7 million shares of EchoStar Series D convertible preferred stock and contingent value rights to Vivendi Universal in exchange for a $1.5 billion investment by Vivendi Universal. The $1.5 billion of proceeds, net of about $17 million in transaction costs, are expected to provide a portion of the required funding for the proposed Hughes/ EchoStar merger.

(b)	Adjusted to reflect termination fee to be paid by EchoStar in the event of a termination of the Hughes/ EchoStar merger agreement in certain specified circumstances that would result in EchoStar acquiring Hughes’ approximately 81% interest in PanAmSat. See further description of this termination fee at “Description of Principal Transaction Agreements— Hughes/ EchoStar Merger Agreement— Termination Fees; Expense Reimbursement.”

(c)	Adjusted to record the issuance of about 5.7 million shares of EchoStar Series D convertible preferred stock and related contingent value rights to Vivendi Universal for $1.5 billion. The Series D convertible preferred stock was recorded at an amount equal to the net proceeds received of $1.483 billion, less discounts equal to the preliminary value attributed to the contingent value rights granted to Vivendi Universal (about $82 million) and the value of the beneficial conversion feature of the EchoStar Series D convertible preferred stock at the date of issuance (about $31 million). The actual value attributed to the contingent value rights in the unaudited pro forma condensed consolidated balance sheet may differ materially from the actual value assigned. The EchoStar Series D convertible preferred stock was then accreted to its $1.5 billion liquidation preference through an immediate charge to accumulated deficit. The about $82 million related to the contingent value rights is classified as temporary equity with the EchoStar Series D convertible preferred stock and the about $31 million related to the preferred stock beneficial conversion feature is reflected in additional paid-in capital. See further discussion of the contingent value rights at “The Transactions— Description of the Transactions— Hughes/ EchoStar Merger Financings.”

(d)	Adjusted to record charges to accumulated deficit related to the issuance of the EchoStar Series D convertible preferred stock for: (1) about $82 million of contingent value rights; (2) about $31 million of beneficial conversion feature; and, (3) about $17 million of transaction costs.

(e)	Adjusted to reflect estimated transaction costs including financial advisory, legal and accounting fees.

(f)	Adjusted to record the purchase consideration at closing. Based on the terms of the PanAmSat stock purchase agreement, the purchase price per share is $22.47.

For purposes of the accompanying unaudited pro forma condensed consolidated financial statements, the excess of purchase price over book value of net liabilities to be acquired has been estimated as follows:

Pro Forma Purchase Price Calculation:
Outstanding shares of PanAmSat common stock to be acquired from Hughes	120.81
Consideration per share	$22.47

Estimated purchase price in cash ($2,115) and EchoStar Class A common stock ($600)	$2,715
Estimated transaction costs	100

Total purchase price (excluding debt shown in net assets below)	2,815
Minority interest	569
Less: PanAmSat net assets	(2,993)

Preliminary excess of purchase price over book value of net assets acquired	$391

The final purchase price calculation above is subject to change resulting from changes between December 31, 2001 and the completion of the PanAmSat stock purchase in the following items:

•	The number of additional shares issued by PanAmSat, subject to specified limits in the PanAmSat stock purchase agreement; and

• The actual transaction costs incurred.

The purchase price adjustment is expected to be finalized within one year from the completion of the PanAmSat stock purchase.

(g)	Adjusted to reflect the historical PanAmSat deferred tax liability as a reduction to the historical EchoStar income tax valuation allowance and a reduction to goodwill pursuant to purchase accounting.

(h)	Adjusted to reflect minority interest for the remaining approximately 19% interest in PanAmSat.

(i)	Adjusted to reflect the elimination of PanAmSat’s historical stockholders’ equity.

(j)	EchoStar has not yet completed an analysis of the relative fair value of the PanAmSat net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. Accordingly, the excess of the purchase price over the carrying value of PanAmSat net assets has been presented as an adjustment to total intangible assets in the accompanying pro forma condensed consolidated balance sheet. For purposes of the unaudited pro forma financial statements, EchoStar has assumed that the vast majority of the purchase price in excess of the historical carrying value of the tangible assets and liabilities of PanAmSat will be allocated to enterprise-value goodwill which has an indefinite life. In the event that final appraisals determine that other material amortizable intangible assets exist, actual annual amortization could be substantially higher than amounts presented in the unaudited pro forma condensed consolidated statement of operations. Further, satellites have been presented in the accompanying pro forma condensed consolidated balance sheet at their historical net book values and these values and the related depreciation could differ materially from their final appraised fair values.

Effective January 2002, EchoStar adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (FAS 142), which requires goodwill and intangible assets with indefinite useful lives to no longer be amortized but to be tested for impairment at least annually. Pursuant to FAS 142, EchoStar expects to cease amortization of goodwill and certain other intangible assets, including FCC licenses. Consequently, the unaudited pro forma statements of operations do not include amortization of intangibles with indefinite lives.

(k)	Adjusted to reflect the elimination of amortization related to PanAmSat’s historical goodwill and other amortizable intangibles, which are anticipated to be characterized as goodwill for purposes of the unaudited pro forma financial statements.

(l)	Adjusted to reflect an increase in annual interest expense as a result of the issuance of $700 million of EchoStar DBS Senior Notes at 9 1/8% during December 2001.

(m)	Adjustment to reflect the pro forma tax provision of the combined entity.

(n)	Adjusted to reflect the elimination of PanAmSat’s historical shares outstanding and the issuance of about 22 million shares of EchoStar Class A common stock in connection with the acquisition of Hughes’ approximately 81% interest in PanAmSat at $27.47 per share, which represents the closing price of EchoStar’s Class A common stock on December 31, 2001.

NEW ECHOSTAR DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

      Upon the completion of the Hughes/ EchoStar merger, the New EchoStar board of directors will initially have 11 members. The Hughes/ EchoStar merger agreement provides that, as of the effective time of the Hughes/ EchoStar merger, the New EchoStar board of directors will be comprised of the individuals identified below. For the first three years following the completion of the Hughes/ EchoStar merger, at least six of the members of the New EchoStar board of directors will be “independent” directors as determined under NYSE or Nasdaq standards, as applicable.

Name	Age

O. Nolan Daines	42
Peter Dea	48
James DeFranco	49
Michael Dugan	53
Charles W. Ergen	49
Peter A. Lund	61
Jean-Marie Messier	45
David K. Moskowitz	43
Harry J. Pearce	59
Steven B. Schaver	48
Jack A. Shaw	63

      The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors, serving staggered terms. Initially, one class of directors will have a one-year term, one class of directors will have a two-year term and one class of directors will have a three-year term. However, starting with the first New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, all directors will have a one-year term.

      Set forth below is a description of the backgrounds of the persons expected to be directors of New EchoStar.

      O. Nolan Daines. Mr. Daines has served as a director of EchoStar since March 1998 and is currently consulting for various privately-held companies. In 1993, Mr. Daines founded DiviCom, Inc., where he served in various executive officer positions from the time of formation of DiviCom until October 1999. DiviCom is a global provider of standards-based MPEG-2 encoding product systems for digital video broadcasting. DiviCom’s product lines include audio/video/data encoding and networking systems, as well as integration consulting and implementation services.

      Peter A. Dea. Mr. Dea has served as a director of EchoStar since June 2001 and as President, Chief Executive Officer and a director of Western Gas Resources since November 1, 2001. He previously served as Chairman of the Board of Directors of Barrett Resources Corporation from April 2000 to August 2001 and as Chief Executive Officer from November 1999 to August 2001. In addition, Mr. Dea served as Vice Chairman of Barrett Resources from November 1999 until April 1, 2000, as Executive Vice President— Exploration from December 1998 until November 1999, as Senior Vice President— Exploration of Barrett Resources from June 1996 until December 1998, and held various exploration geologist positions with Barrett Resources from February 1994 through June 1996. Mr. Dea served as President of Nautilus Oil and Gas Company from 1992 through 1993.

      James DeFranco. Mr. DeFranco has served as Executive Vice President of EchoStar since 1996 and has served as Vice President and a director of EchoStar since its formation. During the past five years, he has served in various executive officer and director positions with EchoStar’s subsidiaries. Mr. DeFranco, along with Mr. Ergen and Mr. Ergen’s spouse, was a co-founder of EchoStar in 1980.

      Michael T. Dugan. Mr. Dugan has served as President and Chief Operating Officer of EchoStar since April 2000 and, in that capacity, is responsible for, among other things, all operations at EchoStar. Prior to that time, he served as President of EchoStar Technologies Corporation. Previously, Mr. Dugan served as Senior Vice President of the consumer products division of EchoStar. Mr. Dugan has been with EchoStar since 1990.

      Charles W. Ergen. Mr. Ergen has served as Chairman of the Board of Directors and Chief Executive Officer of EchoStar since its formation and, during the past five years, has served in various executive officer and director positions with EchoStar’s subsidiaries. Mr. Ergen, along with his spouse and Mr. DeFranco, was a co-founder of EchoStar in 1980.

      Peter A. Lund. Mr. Lund has served as a director of Hughes since March 2000, is a private investor and media consultant and currently serves as Chairman of the Board of Directors of Dreamlife, Inc., a holding company. Previously, Mr. Lund served as President and Chief Executive Officer of CBS Inc., where he spent 18 years serving in various executive officer positions.

      Jean-Marie Messier. Mr. Messier has served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi Universal, S.A. since December 2000 and as a director of EchoStar since January 2002. He served as Chairman of the Board of Directors and Chief Executive Officer of Vivendi from June 1996 until December 2000. Mr. Messier joined Compagnie Générale des Eaux (renamed Vivendi in 1998) in November 1994 as Chief Executive Officer and Chairman of the Executive Committee. Prior to his appointment at Vivendi, Mr. Messier was General Partner of the investment bank Lazard Frères et Cie from 1989 to 1994. Mr. Messier is a member of the board of directors of Alcatel, BNP-Paribas, Cegetel, Compagnie de Saint-Gobain, LVMH-Moët Hennessy Louis Vuitton, The New York Stock Exchange, UGC and USA Networks and is Chairman of the Supervisory Board of Groupe Canal+.

      David K. Moskowitz. Mr. Moskowitz has served as Senior Vice President, Secretary and General Counsel of EchoStar since March 1990 and as a director of EchoStar since March 1998. He joined EchoStar in March 1990 and is responsible for all legal and regulatory affairs and certain business functions for EchoStar and its subsidiaries. During the past five years, Mr. Moskowitz also has served in various executive officer and director positions with EchoStar’s subsidiaries.

      Harry J. Pearce. Mr. Pearce has served as Chairman of the Board of Directors of Hughes since May 2001 and as a director of Hughes since November 1992. He served as Vice Chairman of GM and a director of the GM board of directors from 1996 until his retirement from GM in May 2001. Prior to that time, Mr. Pearce served as Executive Vice President of GM from 1992 until 1996 and, in that position, was responsible for all of GM’s non-automotive businesses, including Hughes.

      Steven B. Schaver. Mr. Schaver has served as President of EchoStar International Corporation since 2000 and, in that capacity, has concentrated his efforts on expanding EchoStar’s worldwide set-top box distribution. He served as Chief Financial Officer and Chief Operating Officer of EchoStar from 1996 until he was named President in 2000. From November 1993 to February 1996, he served as the Vice President of EchoStar’s European and African distribution and sales offices. From July 1992 to November 1993, Mr. Schaver served as the Director of Sales and Marketing for EchoStar’s largest spanish customer in Madrid.

      Jack A. Shaw. Mr. Shaw has served as Chief Executive Officer of Hughes and a director of Hughes since May 2001 and as President of Hughes since November 2001. He has been a director of PanAmSat since January 2000 and Chairman of the Board of Directors of PanAmSat since June 2001. Mr. Shaw served as Corporate Senior Executive Vice President of Hughes from January 2000 until May 2001 and was responsible for the enterprise sector, which includes Hughes Network Systems and PanAmSat Corporation, both units of Hughes. Prior to that time, Mr. Shaw served as Chairman of the Board of Directors and Chief Executive Officer of Hughes Network Systems. He joined Hughes in 1987 when Hughes acquired M/ A-COM

Telecommunications of which Mr. Shaw was Chairman of the Board of Directors and Chief Executive Officer, and renamed that company “Hughes Network Systems.” Prior to joining Hughes, Mr. Shaw held senior management positions with companies that include ITT Space Communications, Inc. and Digital Communications Corporation. Mr. Shaw is also a director of XM Satellite Radio and is a senior member of the Institute of Electrical and Electronics Engineers. In addition, Mr. Shaw is a member of the Visiting Committee to the Dean of Engineering, Purdue University.

Committees

      As of the effective time of the Hughes/ EchoStar merger, the New EchoStar board of directors shall establish an audit committee, an executive compensation committee and a nominating committee. All members of the audit committee and a majority of the members of the executive compensation committee of New EchoStar will be independent directors, as determined under NYSE or Nasdaq standards, as applicable.

      The New EchoStar board of directors may, from time to time, establish other committees to facilitate the management of New EchoStar or for other purposes it may deem appropriate.

Executive Officers

      The Hughes/ EchoStar merger agreement provides that the executive officers of New EchoStar will include each of the following persons, except if any such person ceases to be a full-time employee of EchoStar prior to the effective time of the Hughes/ EchoStar merger.

Name	Age	Positions

Charles W. Ergen	49	Chairman of the Board of Directors and Chief Executive Officer
David K. Moskowitz	43	Senior Vice President, General Counsel and Secretary

      Prior to the effective time of the Hughes/ EchoStar merger, other officers of New EchoStar will be determined by the management transition committee formed pursuant to the Hughes/ EchoStar merger agreement. The management transition committee is comprised of two management personnel affiliated with EchoStar and two management personnel affiliated with Hughes and will be responsible for facilitating a smooth and fair transition of the management of Hughes and EchoStar to a combined management team. The management transition committee will make recommendations regarding New EchoStar officers and other management team members and their responsibilities, with the objective of choosing the best person for each position while achieving a fair balance of personnel selected from Hughes and EchoStar. Pursuant to the Hughes/ EchoStar merger agreement, the management transition committee will remain in existence for at least one year after the effective time of the Hughes/ EchoStar merger; however, as of the effective time of the Hughes/ EchoStar merger, the New EchoStar board of directors will have the sole decision-making authority with respect to all responsibilities and matters referred to or discussed by the management transition committee.

      Executive officers will serve at the discretion of the New EchoStar board of directors. A majority vote of the New EchoStar board of directors is required for the appointment or removal of the Chief Executive Officer of New EchoStar.

      See “—Board of Directors” for a description of the backgrounds of the persons listed above.

Director and Executive Officer Compensation

      The directors and executive officers of New EchoStar will receive no compensation from New EchoStar prior to the effective time of the Hughes/ EchoStar merger. Certain of the persons who are expected to be directors and officers of New EchoStar are presently directors and/or executive officers of Hughes and EchoStar and are entitled to compensation and/or other employment benefits from Hughes or EchoStar prior to the effective time of the Hughes/ EchoStar merger. Mr. Ergen will also enter into an employment agreement with New EchoStar, which will become effective upon the completion of the Hughes/EchoStar Merger. See “EchoStar Stockholder Approval Matters—Interests of Executive Officers and Directors of EchoStar—Executive Officers and Directors of New EchoStar.”

      For information concerning the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of EchoStar for the 2001 fiscal year, see EchoStar’s proxy statement used in connection with its 2002 annual meeting of stockholders, the relevant portions of which are incorporated by reference into EchoStar’s annual report on Form 10-K for the fiscal year ended December 31, 2001. See “Where You Can Find More Information.”

GM CAPITAL STOCK

Introduction

      General Motors is currently authorized to issue 5,706,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value, 2,669,633 shares of which are designated as GM Series H 6.25% automatically convertible preference stock; and

•	5,600,000,000 shares of GM common stock comprising two classes, which currently include 2,000,000,000 shares of GM $1 2/3 par value common stock and 3,600,000,000 shares of GM Class H common stock.

      As of March 14, 2002, the following shares of capital stock of GM were outstanding:

•	2,669,633 shares of GM Series H 6.25% automatically convertible preference stock;

•	559,987,025 shares of GM $1 2/3 par value common stock (and an additional 56,441,400 shares were reserved for possible issuance upon conversion of outstanding convertible debt securities of GM); and

•	877,627,094 shares of GM Class H common stock (and an additional 80,088,990 shares were reserved for issuance upon the conversion of the outstanding shares of GM Series H preference stock).

      There are currently no outstanding shares of preferred stock.

      On March 6, 2002, GM issued $3.75 billion of convertible debt securities. The offering included $1.15 billion principal amount of 4.5% Series A convertible senior debentures due 2032 and $2.6 billion principal amount of 5.25% Series B convertible senior debentures due 2032. The securities mature in 30 years and are convertible into GM $1 2/3 par value common stock once specific conditions are satisfied.

      In connection with the GM/ Hughes separation transactions, each outstanding share of GM Class H common stock will be exchanged for one share of Hughes Holdings Class C common stock and, as a result, all of the outstanding shares of GM Class H common stock will be redeemed and canceled. Consequently, after the GM/ Hughes separation transactions are completed, General Motors will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. General Motors will then no longer have a dual-class common stock capital structure, with each class of common stock reflecting the financial performance of different businesses of GM. In addition, GM will have no outstanding shares of preference stock after completion of the GM/ Hughes separation transactions.

      In order to implement the GM/ Hughes separation transactions, GM is proposing two amendments to Article Fourth of the GM restated certificate of incorporation. First, in connection with the GM/ Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to, among other things:

•	add a provision that will enable the GM board of directors to reduce the denominator of the GM Class H fraction in an amount commensurate with the amount of the Hughes dividend distribution; and

•	add a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of Hughes Holdings Class C common stock, on a share-for-share basis, pursuant to the Hughes split-off.

In addition, pursuant to this amendment, GM is proposing to amend Article Fourth to expressly provide that the completion of the GM/ Hughes separation transactions as described in this document will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation.

      These amendments to Article Fourth of the GM restated certificate of incorporation are required in order to complete the GM/ Hughes separation transactions. Article Fourth of the GM restated certificate of incorporation, in the form proposed to be amended as described above, is included in Appendix A of this document. We urge GM common stockholders to review the form of proposed amendment to Article Fourth carefully before voting with respect to the proposals relating to the Transactions.

      Second, GM is proposing a further amendment to Article Fourth of the GM restated certificate of incorporation which would become effective after completion of the Hughes split-off. This further amendment is designed to eliminate the provisions of the GM restated certificate of incorporation that relate to the GM Class H common stock and is a technical amendment to the GM restated certificate of incorporation which will reflect the completion of the GM/ Hughes separation transactions. Article Fourth of the GM restated certificate of incorporation, in the form proposed to be further amended to eliminate certain provisions relating to the GM Class H common stock, is included in Appendix B of this document. We urge GM common stockholders to review the form of proposed amendment to Article Fourth before voting with respect to this additional proposal.

      The following description of GM capital stock is a summary and does not purport to be complete. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, Article Fourth of GM’s existing restated certificate of incorporation and the amendments included in Appendix A and Appendix B of this document. For information regarding how you can obtain a copy of Article Fourth of GM’s existing restated certificate of incorporation, see “Where You Can Find More Information.”

GM Preferred Stock

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price. There are currently no outstanding shares of GM preferred stock and GM’s board of directors has no current intention to issue any preferred stock.

      If any GM preferred stock were issued, it would rank senior to GM preference stock and GM common stock with respect to payments of dividends and distributions in liquidation. Further, no cash dividends could be paid on any class of GM common stock or any series of GM preference stock if current assets of GM in excess of its current liabilities were less than $75 per share of any outstanding GM preferred stock.

      If any shares of GM preferred stock were issued, holders of such shares would not be entitled to vote except that:

•	they would vote together with the holders of GM common stock on the disposition of GM’s assets as an entirety;

•	if GM has defaulted in paying dividends on its preferred stock for six months, the holders of GM preferred stock, voting as a class, would be entitled to elect one-quarter of the GM directors; and

•	certain mortgaging or pledging of, or the placing of certain liens upon, GM’s property would require the approval of the holders of three-fourths of any outstanding GM preferred stock.

GM Preference Stock

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preference stock from time to time in distinctly designated series, with the terms of each series fixed by GM’s board of directors in the resolutions providing for the issuance of such series. GM’s preference stock ranks senior to its common stock and junior to its preferred stock, if any, with respect to payments of dividends and distributions in liquidation. Currently, GM’s only outstanding series of preference stock is its Series H 6.25% automatically convertible preference stock.

      Shares of GM’s Series H preference stock were issued to AOL in June 1999 in connection with AOL’s $1.5 billion investment in and its strategic alliance with Hughes. AOL Time Warner currently holds all of the outstanding GM Series H preference shares. The GM Series H preference shares will automatically convert into shares of GM Class H common stock on June 24, 2002, unless previously converted, as described further below at “—Conversion.” In connection with GM’s issuance of the GM Series H preference shares to AOL, Hughes Electronics has issued to GM shares of its Series A preferred stock, which is designed to correspond to the financial terms of the GM Series H preference shares.

      Because the Transactions are currently expected to occur after June 24, 2002, the mandatory conversion date, no shares of GM Series H preference stock are expected to be outstanding immediately prior to the completion of the Hughes split-off.

     Dividends

      Subject to the rights of the holders of GM preferred stock, if any were outstanding, dividends will be paid on the outstanding GM Series H preference shares when, as and if declared by GM’s board of directors out of GM’s assets legally available for the payment of dividends. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of GM preferred stock or GM preference stock.

      Holders of GM Series H preference shares are entitled to receive cumulative cash dividends, at an annual rate of 6.25% of the per share stated value, which is equivalent to $35.1172 per annum per GM Series H preference share. Dividends on the GM Series H preference shares are payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which is a day not less than 10 nor more than 50 days preceding the payment date fixed by the GM board of directors. Dividends on the GM Series H preference shares, whether or not declared, are cumulative from the date of original issue of the GM Series H preference shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends do not bear interest.

      Preferential dividends accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends do not bear interest. Unless the full preferred dividends accumulated on all outstanding GM Series H preference shares have been paid, GM may not:

•	pay dividends on any class of its common stock or other stock ranking junior to the GM Series H preference shares, other than a dividend payable in shares of any class of GM common stock; or

•	redeem, repurchase or otherwise acquire any shares of its common stock or other stock ranking junior to the GM Series H preference shares, other than a redemption or purchase of shares of its common stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries.

      Dividends will not be declared on any series of GM preference stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of GM preference stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity preference stock.

     Conversion

      The GM Series H preference shares are convertible into shares of GM Class H common stock. The GM Series H preference shares will automatically convert into shares of GM Class H common stock on June 24, 2002, the mandatory conversion date, based on a variable conversion factor linked to the GM Class H common stock price at the time of conversion, unless they have been converted earlier. Depending on the average closing trading price of GM Class H common stock during the 20 trading days prior to the mandatory conversion date, the GM Series H preference shares would convert into between 64,587,765 and 80,088,990 of GM Class H common stock on the mandatory conversion date. The GM Series H preference shares are also currently convertible at the option of the holder into 64,587,765 shares of GM Class H common stock.

      GM currently expects that, upon either mandatory or optional conversion of the GM Series H preference shares, the GM Class H dividend base will be adjusted so that it will be increased by the number of shares of GM Class H common stock issued to the holder of the GM Series H preference shares pursuant to the conversion. For more information, see “—GM’s Dual-Class Common Stock Capital Structure— Dividends— GM Class H Dividend Base Adjustments.” The GM Series H preference shares and the underlying GM Class H common stock are subject to certain transfer restrictions. See “Shares Eligible For Future Sale.”

     Redemption

      The GM Series H preference shares are redeemable by GM or Hughes in certain limited circumstances generally involving changes in the U.S. law relating to income taxation. Depending on the circumstances giving rise to the redemption, the redemption price may be paid in cash, shares of GM Class H common stock, shares of Hughes common stock or by exchange of each GM Series H preference share for a share of automatically convertible preference stock of Hughes convertible into shares of Hughes common stock.

     Liquidation Preference

      In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of GM Series H preference shares would be entitled to receive for each GM Series H preference share $561.875, plus an amount equal to all dividends accrued and unpaid thereon (including accumulated and unpaid dividends) to the date of final distribution to such holders, but such holders shall not be entitled to any further payment. The holders of GM Series H preference shares would be entitled to receive such amount after the holders of GM preferred stock, if any were outstanding, received the full preferential amounts to which they are entitled and before any distribution to the holders of GM common stock.

      If there are insufficient assets to permit full payment to holders of the GM Series H preference shares and the holders of all other series of GM preference stock on parity with the GM Series H preference shares as to liquidation rights, then the holders of the GM Series H preference shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting

      The GM Series H preference shares do not entitle holders thereof to voting rights, except:

•	with respect to any amendment or alteration of any provision of the GM restated certificate of incorporation which would adversely affect the powers, preference or special rights of the GM Series H preference shares, which requires the prior approval of the holders of at least two-thirds of the outstanding GM Series H preference shares;

•	in the event General Motors fails to pay accumulated preferential dividends on the GM Series H preference shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid; and

•	as required by law.

      In the event of a preferential dividend default as described above, the number of directors of General Motors will be increased by two and the holders of the outstanding GM Series H preference shares voting together as a class with all other series of GM preference stock ranking junior to or on a parity with such preference shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding GM Series H preference shares have been paid.

      The GM Series H preference shares do not entitle the holders thereof to any voting rights with respect to the GM/ Hughes separation transactions.

GM’s Dual-Class Common Stock Capital Structure

      GM currently has two outstanding classes of common stock:

•	GM $1 2/3 par value common stock; and

•	GM Class H common stock.

      However, as discussed elsewhere in this document, after the GM/ Hughes separation transactions are completed, the GM Class H common stock will no longer be outstanding and GM will have only one class of outstanding common stock, the GM $1 2/3 par value common stock. See “The Transactions — Description of the Transactions— The GM/ Hughes Separation Transactions.”

      The current GM Class H common stock is a “tracking stock” designed to provide holders with financial returns based on the financial performance of Hughes. To further this objective:

•	GM’s restated certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on GM Class H common stock and amounts available for the payment of dividends on the GM $1 2/3 par value common stock, which also permits a corresponding calculation of the earnings per share of GM attributable to the GM Class H common stock and GM $1 2/3 par value common stock; and

•	the GM board of directors adopts dividend policies and practices concerning the GM Class H common stock consistent with this design objective as more fully described below.

      The GM board of directors is free at any time to change its dividend policies and practices concerning the GM Class H common stock or the GM $1 2/3 par value common stock.

     Dividends

      GM’s restated certificate of incorporation restricts the power of the GM board of directors to declare and pay dividends on either class of GM common stock. The amounts which may be declared and paid by the GM board of directors as dividends on common stock are allocated to each separate class of GM common stock and are subject to the amount legally available for the payment of dividends by GM. For dividend purposes, this allocation serves to preserve for each class of GM common stockholders an interest in retained earnings that is not shared by the other class. This restriction does not require a physical segregation of the assets of GM on the one hand and of Hughes on the other hand. Nor does it require separate accounts or separate dividend or liquidation preferences of GM and Hughes assets for the benefit of the holders of either of the separate classes of GM common stock. The holders of GM Class H common stock, like the holders of GM $1 2/3 par value common stock, have liquidation rights in the equity and assets of GM.

      Calculation of Amount Available for Dividends on GM Class H Common Stock. The financial performance of Hughes determines the earnings per share of GM Class H common stock and the portion of GM’s earnings out of which dividends on the GM Class H common stock may be paid. In order to determine what amount is available to pay dividends on the GM Class H common stock, the following steps are taken:

•	the net income of Hughes is determined for each quarterly accounting period;

•	the net income of Hughes determined for each quarter is divided into amounts allocated to the GM Class H common stock and the GM $1 2/3 par value common stock; and

•	the amount allocated to the GM Class H common stock, which we sometimes refer to in this document as the “available separate consolidated net income of Hughes,” is accumulated from quarter to quarter, together with any surplus attributable to shares of GM Class H common stock issued from time to time, and is reduced by the amount of any dividends actually paid on the GM Class H common stock.

      GM Board of Directors’ Discretion Regarding Payment of Dividends on GM Class H Common Stock. After the amount available to pay dividends on the GM Class H common stock is determined as provided above, the GM board of directors may decide to pay or not pay dividends on the GM Class H common stock in its sole discretion. This discretion is subject to the following restrictions:

•	The holders of GM preferred stock, if any, and GM preference stock, including the GM Series H preference shares, may have a higher priority claim on amounts that would otherwise be available to pay dividends on the GM Class H common stock, to the extent that dividends have been accumulated but not paid on GM’s preferred or preference stock.

•	Under the Delaware General Corporation Law, GM can only pay dividends to the extent that it has surplus— the extent to which the fair market value of GM’s net assets exceeds the amount of GM’s capital— or the extent of GM’s net profits for the then current and/or the preceding fiscal year.

Due to these restrictions, it is possible that, even though the net income of Hughes is sufficient to permit the payment of a dividend on the GM Class H common stock, payment of a dividend on the GM Class H common stock would not be permitted because of the requirements for the payment of dividends on GM preferred or preference stock or the Delaware law surplus restriction described above.

      Any dividends declared or paid on each class of GM common stock from time to time will reduce the amount available for future payments of dividends on that class. The amount available for dividends on each class will also depend upon any adjustments to GM’s capital or surplus due to repurchases or issuances of shares of that class. In addition, as provided by Delaware law, the GM board of directors may adjust for any reason it deems appropriate the amount of surplus, and therefore the amount available for dividends on each class. Delaware law also permits the board of directors to adjust in the exercise of its business judgment the total amount legally available for the payment of dividends to reflect a re-valuation of the corporation’s assets and liabilities.

      Within the constraints mentioned above, the GM board of directors can determine, in its sole discretion, the timing of declarations and payments, and the amounts, of dividends on each class of GM common stock. The GM board of directors may, in its sole discretion, declare dividends payable exclusively to the holders of GM $1 2/3 par value common stock, exclusively to the holders of GM Class H common stock, or to the holders of both classes in equal or unequal amounts. The GM board of directors may make its decision notwithstanding the respective amounts of surplus available for dividends to each class, the voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor. However, the maximum amount declared as dividends on either class of GM common stock cannot exceed the amount available for dividends on each class of common stock under the GM restated certificate of incorporation. See “—Dividend Policy.”

      GM Class H Dividend Base Adjustments. Under the GM restated certificate of incorporation, the GM board of directors may adjust the denominator of the GM Class H fraction that determines the net income of Hughes attributable to the GM Class H common stock— that is, the GM Class H dividend base, from time to time as the GM board of directors deems appropriate to reflect the following:

•	subdivisions and combinations of the GM Class H common stock and stock dividends payable in shares of GM Class H common stock to holders of GM Class H common stock;

•	the fair market value of contributions of cash or property by GM to Hughes, or of cash or property of GM to or for the benefit of employees of Hughes for employee benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

•	the contribution of shares of capital stock of GM to or for the benefit of employees of Hughes or its subsidiaries for benefit plans or arrangements of GM, Hughes or other GM subsidiaries;

•	payments made by Hughes to GM of amounts applied to the repurchase by GM of shares of GM Class H common stock, so long as the GM board of directors has approved the repurchase and GM applied the payment to the repurchase; and

•	the repurchase by Hughes of shares of GM Class H common stock that are no longer outstanding, so long as the GM board of directors approved the repurchase.

      In connection with the GM/Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation to add a provision which will enable the GM board of directors to reduce the denominator of the GM Class H fraction in an amount commensurate with the amount of the dividend received from Hughes in connection with the Hughes dividend distribution.

      Dividend Policy. GM’s board of directors has adopted a policy statement which, among other things, provides that the GM board of directors’ quarterly dividend policy regarding the GM Class H common stock is to declare and pay quarterly dividends on the GM Class H common stock in an amount that will equal the product of the aggregate amount of each quarterly dividend GM receives as a stockholder of Hughes, if any, multiplied by the fraction used to determine the available separate consolidated net income of Hughes at the time the dividend is declared by Hughes. The policy statement expressly provides that GM will pay the quarterly dividend on the GM Class H common stock as soon as practicable after receipt of the corresponding dividend payment from Hughes. For the text of the GM board of directors policy statement, see “—GM Board of Directors Policy Statement.”

      Delaware General Corporation Law and the GM restated certificate of incorporation do not require the GM board of directors to declare dividends on any class of GM common stock. The declaration of any dividend on either class is a matter to be acted upon by the GM board of directors upon the recommendation of GM management. If and to the extent the GM board of directors chooses to declare dividends on either or both of the classes of GM common stock, neither Delaware law nor the GM restated certificate of incorporation requires any proportionate or other fixed relationship between the amount of the dividends declared on the different classes of common stock. The GM board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on GM common stock and to increase or decrease the dividends paid on GM common stock. The GM board of directors may reconsider such matters on the basis of GM’s consolidated financial position, which includes liquidity and other factors, and, with regard to GM Class H common stock, the earnings and consolidated financial position of Hughes. You may find information regarding GM and its consolidated financial performance, including management’s discussion and analysis of financial condition and results of operations, in the documents incorporated into this document by reference.

      Since the completion of the Hughes restructuring transactions in late 1997, GM has not paid dividends on the GM Class H common stock. Further, the GM board of directors does not currently expect to pay dividends on the GM Class H common stock in the foreseeable future. Similarly, since that time, Hughes has not paid dividends on GM and does not intend to do so in the foreseeable future. GM currently expects that the future earnings of Hughes will be retained for the development of the business of Hughes.

     Voting Rights

      GM’s restated certificate of incorporation entitles holders of GM Class H common stock and GM $1 2/3 par value common stock to a fixed number of votes per share on all matters submitted to GM’s common stockholders for a vote. Except as described below, holders of GM Class H common stock vote together as a single class with the holders of GM $1 2/3 par value common stock based on their respective voting rights described in the GM restated certificate of incorporation. The GM restated certificate of incorporation entitles each share of GM Class H common stock to 0.2 of a vote per share and each share of GM $1 2/3 par value common stock to one vote per share. The number of votes for each share of GM Class H common stock and GM $1 2/3 par value common stock is subject to adjustment as described below at “—Subdivision or Combination.”

      GM Class H common stock votes separately as a class only on any amendment to the GM restated certificate of incorporation which adversely affects the rights, powers or privileges of the GM Class H common stock or increases in the number of authorized shares of GM Class H common stock. Neither holders of GM Class H common stock nor holders of GM $1 2/3 par value common stock vote, either as a separate class or together, on any adjustment of the GM Class H dividend base or any other determination made in the calculation of the available separate consolidated net income of Hughes.

     Liquidation Rights

      In the event of the liquidation, dissolution or winding up of the business of GM, whether voluntary or involuntary, GM’s restated certificate of incorporation provides that, after the holders of GM preferred stock and GM preference stock receive their full preferential amounts, holders of GM Class H common stock and holders of GM $1 2/3 par value common stock will receive the assets remaining for distribution to GM’s stockholders on a per share basis in proportion to their respective per share liquidation units. Subject to adjustment as described below at “—Subdivision or Combination,” each share of GM Class H common stock has liquidation units equal to its number of votes, that is, 0.20 liquidation units, as described above at “—Voting Rights.” Similarly, each share of GM $1 2/3 par value common stock has one liquidation unit. Holders of the GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of GM, which include 100% of the stock of Hughes.

     Subdivision or Combination

      If General Motors subdivides or combines the outstanding shares of the GM $1 2/3 par value common stock or the GM Class H common stock, GM will appropriately adjust the voting and liquidation rights of shares of GM Class H common stock relative to GM $1 2/3 par value common stock. In the event that GM issues shares of GM Class H common stock as a dividend on shares of GM $1 2/3 par value common stock, GM will adjust the liquidation rights of the applicable class of common stock so that the relative aggregate liquidation rights of each stockholder would not change as a result of the dividend.

     Recapitalization and Certain Other Transactions

      Under GM’s restated certificate of incorporation, the GM board of directors may recapitalize all outstanding shares of GM Class H common stock as shares of GM $1 2/3 par value common stock at any time after December 31, 2002 in the sole discretion of the GM board of directors or automatically, if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner. For purposes of the recapitalization provisions of GM’s restated certificate of incorporation, substantially all of the business of Hughes means at least 80% of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time of the proposed transaction. No automatic recapitalization will occur on a disposition in connection with the dissolution, liquidation and winding up of GM and the distribution of the net assets of GM to GM’s common stockholders.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM 1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. Notwithstanding this provision of GM’s restated certificate of incorporation or the policy statement adopted by GM’s board of directors, the GM board of directors may propose to GM’s common stockholders for their approval one or more transactions on terms different than those provided by this provision or by the GM board of directors policy statement. See “—GM Board of Directors Policy Statement.”

      GM would not issue any fractional shares of GM $1 2/3 par value common stock in the recapitalization. Instead of fractional shares, a holder of GM Class H common stock would receive cash equal to the product of the fraction of a share of GM $1 2/3 par value common stock which the holder would otherwise receive multiplied by the average market price per share of the GM $1 2/3 par value common stock on the valuation date, determined as provided in GM’s restated certificate of incorporation. In connection with the

GM/Hughes separation transactions, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions will not apply to the GM/ Hughes separation transactions. As a result, the GM/Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio.

      The GM board policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board of directors shall declare and pay a dividend or make a distribution to holders of GM Class H common stock. In this event, these holders would receive a portion of the assets or cash or other assets having an equivalent fair value that is not less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The GM board policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM’s stockholders, the portion of the assets transferred to the holders of GM Class H common stock will not be less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes.

      The exceptions to the provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the policy statement provides that GM will not acquire in one transaction or a series of transactions a significant portion— that is, more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class.

      The completion of the GM/Hughes separation transactions will not result in a pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, as currently provided for under the GM board policy statement. By approving the proposals relating to the Transactions being proposed to GM common stockholders pursuant to this consent solicitation, GM common stockholders will be approving an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement. See “—GM Board of Directors Policy Statement.”

     Redemption

      In connection with the GM/Hughes separation transactions, GM is proposing to amend Article Fourth of the GM restated certificate of incorporation such that all of the outstanding GM Class H common stock may be redeemed in exchange for shares of Hughes Holdings Class C common stock, on a share-for-share basis, to effect the Hughes split-off. Pursuant to the proposed amendment to Article Fourth of the GM restated certificate of incorporation, the GM Class H common stock would be redeemable in a manner such that the number of shares of Hughes Holdings Class C common stock to be exchanged for GM Class H common stock would appropriately reflect the portion of the available separate consolidated net income of Hughes which is attributed to the GM Class H common stock outstanding at such time.

      Pursuant to the proposed amendment to Article Fourth of the GM restated certificate of incorporation, if the redemption occurs after the record date for the payment of a dividend or other distribution with respect to the GM Class H common stock, but before the payment of the dividend or other distribution, the holders of GM Class H common stock on the record date will be entitled to receive the dividend or other distribution on the date set for payment of the dividend or other distribution.

      After the GM board of directors determines to redeem the GM Class H common stock, GM will give notice of the redemption to the GM Class H common stockholders. The redemption notice will state the effective time of the redemption and any other terms of the redemption. The redemption may be made contingent on the occurrence of a specified event, such as the completion of the Hughes recapitalization, and the effective time of the redemption may be fixed by the GM board of directors with reference to the specified event. The failure of GM to mail the notice of the redemption to any holder of GM Class H common stock or any defect in the redemption notice, however, will not affect the sufficiency of the redemption notice with respect to any holders of GM Class H common stock or the validity of the redemption contemplated by the redemption notice.

      Upon completion of the redemption, all shares of GM Class H common stock will cease to be outstanding and will automatically be canceled. Further, each holder of a certificate representing shares of GM Class H common stock, or other evidence of ownership, will no longer have any rights with respect to such shares of GM Class H common stock, except for the right to receive shares of Hughes Holdings Class C common stock and the right to dividends as described above.

      We anticipate that the Hughes/EchoStar merger will occur immediately after the completion of the GM/ Hughes separation transactions. However, under the extremely remote circumstances in which the Hughes/EchoStar merger does not occur reasonably promptly after the redemption, then, effective as of a date set by the GM board of directors and the Hughes board of directors, holders of GM Class H common stock certificates will not be entitled to receive any dividends or other distributions with respect to their shares of Hughes Holdings Class C common stock until they surrender their GM Class H common stock certificates.

     Diverging Interests of GM Common Stockholders

      The existence of two classes of common stock with separate dividend rights can give rise to potential divergences among the interests of the holders of the two classes of GM common stock concerning various intercompany transactions and other matters. The laws of Delaware govern the duties of the GM board of directors with respect to these divergences. Under Delaware General Corporation Law, the GM board of directors owes fiduciary duties to all holders of GM common stock, regardless of class, and must act with due care and on an informed basis in the best interests of GM and all its common stockholders, regardless of class. In this regard, the GM board of directors, in the discharge of its fiduciary duties, principally through the GM capital stock committee, oversees the policies, programs and practices of GM which may impact the potentially divergent interests of the two classes of GM common stock. The GM capital stock committee is comprised entirely of independent directors of GM.

      The GM bylaws currently provide that the GM capital stock committee of the GM board of directors is responsible for reviewing the policies and practices of GM with respect to matters in which the two classes of GM stockholders may have divergent interests, particularly as they relate to:

•	the business and financial relationships between GM and any of its units and Hughes;

•	dividends in respect of, disclosures to stockholders and the public concerning, and transactions by GM or any of its subsidiaries in, shares of GM Class H common stock; and

•	any matters arising concerning these items;

all to the extent the GM capital stock committee may deem appropriate. The GM capital stock committee may also recommend changes in policies, programs and practices as it may deem appropriate.

      The GM capital stock committee’s principal role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning these matters are made. The GM capital stock committee conducts its oversight with a view toward, among other things, assuring a process of fair dealing between GM and Hughes as well as fair consideration of the interests of all of GM’s common stockholders in the resolution of these matters.

GM Board of Directors Policy Statement

      In connection with its determination of the terms of the GM Class H common stock at the time of the Hughes restructuring transactions in December 1997, the GM board of directors adopted a policy statement concerning GM’s dual-class common stock structure.

      This policy statement may be modified or rescinded at any time and from time to time by the GM board of directors. Also, notwithstanding the policy statement or the provisions concerning recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as provided under certain circumstances in GM’s restated certificate of incorporation, the GM board of directors may propose to GM’s common stockholders for their approval one or more transactions on terms different than those provided for by such provisions or by this policy statement. The policy statement is set forth below in its entirety. Terms which are defined in the GM board of directors policy statement do not apply to the rest of this document.

     GM Board Policy Statement Regarding Certain Capital Stock Matters

      (A) General Policy. It is the policy of the board of directors of General Motors Corporation (the “GM Board”):

(1) that all material matters as to which the holders of the two classes of GM common stock may have potentially divergent interests shall be resolved in a manner which the GM Board determines to be in the best interests of General Motors Corporation and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of GM common stock; and

(2) that a process of fair dealing shall govern the relationship between GM and HEC and the means by which the terms of any material transaction between them shall be determined.

      (B) Additional Matters. In relation to the foregoing policy, it is the further policy of the GM Board that:

(1) Quarterly Dividends.

(a) In contemplation of the GM Board’s duty periodically to consider an appropriate dividend policy and practice in relation to Class H Common Stock and its expectation that the Board of Directors of HEC (the “HEC Board”) shall, at least annually, consider and determine a quarterly dividend policy with respect to the common stock of HEC (100% of which is held by GM), the GM Board shall, at least annually, determine a quarterly dividend policy with respect to the Class H Common Stock.

(b) The quarterly dividend policy of the GM Board with respect to the Class H Common Stock shall be to declare and pay quarterly dividends on the Class H Common Stock in an amount equal to the product of (i) the aggregate amount of each quarterly dividend received by GM as a stockholder of HEC, if any, multiplied by (ii) the fraction used to determine the Available Separate Consolidated Net Income of Hughes (as such term is used in GM’s Restated certificate of incorporation, as amended) at the time such dividend was declared by HEC.

(c) GM’s payment of a quarterly dividend on the Class H Common Stock shall be made as soon as practicable after receipt of the corresponding dividend payment from HEC.

(2) Principles Governing Dividends and Distributions Other Than Quarterly Dividends.

(a) Except as provided in paragraph (B)(2)(b) below, in the event that HEC directly or indirectly makes any transfer of material assets to GM or to GM’s stockholders:

(i) Transfers of HEC Assets to GM. If such transfer of assets by HEC is to GM, the GM Board shall as soon thereafter as practicable declare and pay a dividend or make other provision with respect to a distribution on the Class H Common Stock so that there shall be distributed to the holders of Class H Common Stock a portion of such assets transferred to GM that is not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer to GM; provided that, if the GM Board determines that it is not reasonably practicable or not in the best interests of the holders of Class H Common Stock for GM to distribute any such assets to the holders of Class H Common Stock, GM shall distribute to such holders cash or other noncash assets having an equivalent fair value; and

(ii) Transfers of HEC Assets to GM’s Stockholders. If such transfer of assets by HEC is to GM’s stockholders, the portion of such assets transferred to the holders of Class H Common Stock shall be not less than the fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time of such transfer.

(b) Exceptions to Foregoing Principles. The provisions of paragraph (B)(2)(a) above shall not apply to any of the following asset transfers:

(i) any transfer that results in the recapitalization of Class H Common Stock into $1 2/3 Par Value Common Stock pursuant to the provisions of paragraph (c) of Division I of Article Fourth of GM’s Restated certificate of incorporation, as amended;

(ii) any transfer that is made pursuant to the quarterly dividend policy described in paragraph (B)(1) above;

(iii) any transfer that is made in the ordinary course of HEC’s business;

(iv) any transfer for which HEC shall have received fair compensation as determined pursuant to this policy as described in paragraph (A) above, provided that, where required by paragraph (B)(3) below, stockholder consent to such transfer shall have been received; and

(v) any transfer which shall have received the consent of the holders of a majority of the outstanding shares of Class H Common Stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class.

(3) Separate Class Votes of GM’s Stockholders as a Condition to GM’s Acquisition of a Significant Portion of HEC Assets. GM shall not acquire in one transaction or a series of related transactions a significant portion of the business of HEC for compensation without receiving the consent of the holders of a majority of the outstanding shares of Class H common stock, voting as a separate class, and $1 2/3 Par Value Common Stock, voting as a separate class. For purposes of this paragraph, “significant portion of the business of HEC” shall mean more than 33% of the business of HEC, based on the fair market value of the assets, both tangible and intangible, of HEC as of the time that the proposed transaction is approved by the GM Board.

(4) Basis for Commercial Transactions Between GM and HEC. GM and HEC shall operate on the principle that all material commercial transactions between them shall be based on commercially reasonable terms.

      (C) Meaning of “GM” and “HEC” Within This Policy. For purposes of this policy, “GM” shall mean General Motors Corporation and its affiliates (other than HEC), and “HEC” shall mean Hughes Electronics Corporation, including any person controlled by Hughes Electronics Corporation.

      (D) Role of Capital Stock Committee Relating to This Policy. The Capital Stock Committee of the GM Board shall oversee the implementation of, and shall have authority to interpret, this policy.

      (E) Delegation. In administering this policy, the GM Board may, at its option, delegate its authority, including to the Capital Stock Committee, and may delegate to members of management the authority to implement any matter pursuant to this policy.

      (F) Fiduciary Obligations. In making any and all determinations in connection with this policy, either directly or by appropriate delegation of authority, the GM Board shall act in its fiduciary capacity and pursuant to legal guidance concerning its obligations under applicable law.

      (G) GM Board May Make Future Proposals to Stockholders for Recapitalization Transactions Which Would Be on Terms Different from Those in GM’s Current Restated certificate of incorporation, as Amended. Consistent with the terms of both GM’s Restated certificate of incorporation, as amended, and Delaware General Corporation Law, the GM Board may, in the future, propose recapitalization transactions to GM stockholders on terms different from those provided for under GM’s Restated certificate of incorporation, as amended. (Such alternative proposals were utilized by GM’s Board of Directors in connection with the split-off of Electronic Data Systems Corporation in 1996 and the spin-off of the defense electronics business of HEC in 1997.)

      (H) Interpretation, Amendments and Modifications of This Policy. This policy may at any time and from time to time be modified, rescinded and interpreted by the GM Board, and the GM Board may adopt additional or other policies or make exceptions with respect to the application of this policy in connection with particular facts and circumstances, all as the GM Board may determine, consistent with its fiduciary duties to General Motors Corporation and all of its common stockholders, to be in the best interests of General Motors Corporation and all of its common stockholders, and any such action may be taken with or without the approval of the stockholders of General Motors Corporation.

* * * * *

      The completion of the GM/ Hughes separation transactions will not result in a pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, as currently provided for under certain circumstances pursuant to the GM board policy statement regarding certain capital stock matters. By approving the proposals relating to the Transactions being proposed to GM common stockholders pursuant to this consent solicitation, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer from Hughes to GM consisting of the Hughes dividend distribution to GM, as contemplated by paragraph (B)(2)(b)(v) of the GM board policy statement. Accordingly, the provisions in paragraph (B)(2) of the GM board policy statement requiring a pro rata distribution of an asset transfer from Hughes to GM to GM Class H common stockholders in accordance with the GM Class H fraction will not apply to the Hughes dividend distribution in connection with the GM/ Hughes separation transactions.

ECHOSTAR CAPITAL STOCK

Introduction

      EchoStar’s authorized capital stock currently consists of:

•	20,000,000 shares of preferred stock, par value $0.01 per share, 5,760,479 shares of which are designated as EchoStar Series D convertible preferred stock; and

•	3,200,000,000 shares of common stock, which currently include 1,600,000,000 shares of EchoStar Class A common stock, 800,000,000 shares of EchoStar Class B common stock and 800,000,000 shares of EchoStar Class C common stock.

      As of March 14, 2002, the following shares of capital stock of EchoStar were issued and outstanding:

•	241,348,906 shares of EchoStar Class A common stock were held of record by 6,058 stockholders (and an additional 57,604,790 shares were reserved for issuance upon the conversion of the outstanding shares of EchoStar Series D convertible preferred stock);

•	238,435,208 shares of EchoStar Class B common stock were held of record by a trust controlled by Charles W. Ergen;

•	no shares of EchoStar Class C common stock were issued and outstanding; and

•	5,760,479 shares of EchoStar Series D convertible preferred stock were held of record by a wholly owned subsidiary of Vivendi Universal.

      All outstanding shares of the EchoStar Class A common stock, EchoStar Class B common stock and EchoStar Series D convertible preferred stock are fully paid and nonassessable. A summary of the powers, preferences and rights of the shares of each class of EchoStar common stock and each outstanding series of EchoStar preferred stock is described below.

EchoStar Class A Common Stock

      Each holder of EchoStar Class A common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class A common stock votes together with the EchoStar Class B common stock and the EchoStar Class C common stock on all matters submitted to a vote of EchoStar’s stockholders. Subject to the preferential rights of any outstanding series of EchoStar preferred stock and to any restrictions on the payment of dividends imposed under the terms of EchoStar’s indebtedness, the holders of EchoStar Class A common stock are entitled to such dividends as may be declared from time to time by the EchoStar board of directors from legally available funds and, together with the holders of the EchoStar Class B common stock, are entitled, after payment of all prior claims, to receive pro rata all of EchoStar’s assets upon a liquidation. Holders of EchoStar Class A common stock have no redemption, conversion or preemptive rights.

EchoStar Class B Common Stock

      Each holder of EchoStar Class B common stock is entitled to 10 votes for each share of EchoStar Class B common stock on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class B common stock votes together with the EchoStar Class A common stock and the EchoStar Class C common stock on all matters submitted to a vote of the EchoStar stockholders. Each share of EchoStar Class B common stock is convertible, at the option of the holder, into one share of EchoStar Class A common stock.

      The conversion ratio is subject to adjustment from time to time upon the occurrence of certain events, including:

•	dividends or distributions on EchoStar Class A common stock payable in EchoStar Class A common stock or certain other capital stock;

•	subdivisions, combinations or certain reclassifications of EchoStar Class A common stock; and

•	issuances of rights, warrants or options to purchase EchoStar Class A common stock at a price per share less than the fair market value of the EchoStar Class A common stock.

      Each share of EchoStar Class B common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the EchoStar Class A common stock and EchoStar Class C common stock.

EchoStar Class C Common Stock

      Each holder of EchoStar Class C common stock is entitled to one vote for each share of EchoStar Class C common stock on all matters submitted to a vote of EchoStar’s stockholders. Except as otherwise required by law, the EchoStar Class C common stock votes together with EchoStar Class A common stock and the EchoStar Class B common stock on all matters submitted to a vote of EchoStar’s stockholders. Each share of EchoStar Class C common stock is convertible into EchoStar Class A common stock on the same terms as the EchoStar Class B common stock. Each share of EchoStar Class C common stock is entitled to receive dividends and distributions upon liquidation on a basis equivalent to that of the EchoStar Class A common stock and EchoStar Class B common stock. Upon a change of control of EchoStar, each holder of outstanding shares of EchoStar Class C common stock is entitled to cast 10 votes for each share of EchoStar Class C common stock held by such holder. EchoStar does not currently intend to issue any shares of EchoStar Class C common stock. Under current NASD rules, EchoStar is not able to issue EchoStar Class C common stock so long as the EchoStar Class A common stock is quoted on the Nasdaq.

EchoStar Preferred Stock

      The EchoStar board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions of the series, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The EchoStar board of directors may, without EchoStar’s stockholder approval, issue additional preferred stock of existing or new series with voting and other rights that could adversely affect the voting power of the holders of EchoStar common stock and could have certain anti-takeover effects.

     EchoStar Series D Convertible Preferred Stock

      Each share of EchoStar Series D convertible preferred stock is convertible into 10 shares of EchoStar Class A common stock:

•	at the option of the holder at any time and from time to time; and

•	unless previously converted, automatically:

•	immediately prior to the effectiveness of Hughes/ EchoStar merger;

•	on the first date on which the sum of (x) the number of shares of EchoStar Class A common stock into which the shares of EchoStar Series D convertible preferred stock then held by Vivendi Universal are convertible on such date and (y) the number of shares of EchoStar Class A common stock then held by Vivendi Universal and which Vivendi Universal received upon prior conversion of EchoStar Series D convertible preferred stock, is less than 29,378,443 (as such number may be adjusted from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s capital stock);

•	upon any purported sale, assignment, transfer or disposition of a share of EchoStar Series D convertible preferred stock or the beneficial ownership thereof to any person other than Vivendi Universal or any direct or indirect wholly owned subsidiary of Vivendi Universal; or

•	on January 22, 2007.

      The number of shares of the EchoStar Series D convertible preferred stock is subject to adjustment from time to time as necessary to reflect appropriately any stock splits, subdivisions, combinations and similar changes to EchoStar’s common stock.

      The aggregate liquidation preference for the EchoStar Series D convertible preferred stock is about $1.5 billion, or about $260.40 per share, plus any declared and unpaid dividends. The EchoStar Series D convertible preferred stock ranks senior to EchoStar’s common stock upon liquidation and equal to all other series and classes of EchoStar’s capital stock which are not specifically made senior or junior to the EchoStar Series D convertible preferred stock.

      The EchoStar Series D convertible preferred stock is entitled to receive, when and as declared by the EchoStar board of directors, dividends or distributions on each date that they are payable on EchoStar Class A common stock, in an amount per share equal to 10 times that amount per share payable to the EchoStar Class A common stock.

      If a change of control transaction (as defined below) to which EchoStar is a party occurs, holders of the EchoStar Series D convertible preferred stock shall be entitled to be paid in full the liquidation preference per share plus any declared and unpaid dividends to the date of the change of control. For purposes of the EchoStar Series D convertible preferred stock, a “change of control transaction” is any transaction or series of related transactions (other than the Hughes/EchoStar merger or the PanAmSat stock sale) the result of which is that (1) the holders of EchoStar’s voting stock outstanding immediately prior to such transaction or series of related transactions have less than 50% of the voting power in the election of members of the EchoStar board of directors immediately after such transaction or series of related transactions or (2) all or substantially all of EchoStar’s assets are sold, leased or transferred to any person or group of persons other than a subsidiary or subsidiaries of EchoStar.

      Each share of EchoStar Series D convertible preferred stock is entitled to 10 votes per share on any matter on which holders of EchoStar Class A common stock are entitled to vote. In addition, the vote or consent of the holders of a majority of the EchoStar Series D convertible preferred stock is required for certain matters that would adversely affect the rights, privileges and preferences of the EchoStar Series D convertible preferred stock of such holders.

Limitation of Liability and Indemnification Matters

      EchoStar’s amended and restated articles of incorporation, as amended, provide that EchoStar’s directors are not personally liable to EchoStar or EchoStar’s stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Nevada Revised Statutes. The provision has no effect on any non-monetary remedies that may be available to EchoStar or EchoStar’s stockholders and does not relieve EchoStar or EchoStar’s directors from complying with federal or state securities laws. EchoStar’s amended and restated articles of incorporation, as amended, and amended and restated bylaws provide for indemnification, to the fullest extent permitted by the Nevada Revised Statutes, of any person who is or was involved in any manner in any investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of EchoStar, or is or was serving at EchoStar’s request as a director or officer of another corporation, against all expenses and liabilities actually and reasonably incurred by such person in connection with the investigation, claim or other proceeding. However, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to EchoStar.

Nevada Law and Limitations on Changes in Control

      The Nevada Revised Statutes prevent an “interested stockholder,” defined generally as a person owning 10% or more of a corporation’s outstanding voting stock, from engaging in a “combination” with a publicly-held Nevada corporation for three years following the date such person became an interested stockholder unless, before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approves the combination.

      The provisions authorizing the EchoStar board of directors to issue preferred stock without EchoStar’s stockholder approval and the provisions of the Nevada Revised Statutes relating to combinations with interested stockholders could have the effect of delaying, deferring or preventing a change in EchoStar’s control or the removal of EchoStar’s existing management. Each of the indentures relating to the senior notes and convertible notes of EchoStar also contain provisions with respect to a change of control.

      Charles W. Ergen, EchoStar’s Chairman of the Board of Directors and Chief Executive Officer, beneficially owns and controls all of the outstanding shares of EchoStar Class B common stock. These shares are transferable to other persons, subject to securities laws limitations. If Mr. Ergen transferred a substantial portion of his shares of EchoStar Class B common stock, a change in control of EchoStar would result and Mr. Ergen would receive any premium paid for control of EchoStar. In addition, any such change in control would result in an obligation on the part of EchoStar to offer to purchase at a premium all of its outstanding senior notes and to purchase all of its convertible notes.

NEW ECHOSTAR CAPITAL STOCK

Introduction

      Under the New EchoStar amended and restated certificate of incorporation, which we refer to as the “New EchoStar certificate of incorporation,” the authorized capital stock of New EchoStar will consist of:

•	Class A common stock, par value $0.01 per share;

•	Class B common stock, par value $0.01 per share;

•	Class C common stock, par value $0.01 per share; and

•	New EchoStar preferred stock, par value $0.01 per share.

None of the classes of new EchoStar common stock will be a “tracking stock.”

      Pursuant to the Hughes/ EchoStar merger, EchoStar Class A common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock for each share of EchoStar Class A common stock they own and EchoStar Class B common stockholders will receive 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock for each share of EchoStar Class B common stock they own. Upon the completion of the GM/ Hughes separation transactions, GM Class H common stockholders will receive one share of Hughes Holdings Class C common stock for each share of GM Class H common stock they own. In the Hughes/ EchoStar merger, this Hughes Holdings Class C common stock will remain outstanding and become New EchoStar Class C common stock.

      The following descriptions of New EchoStar capital stock are summaries and do not purport to be complete and give effect to the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger. See “The Transactions— Description of the Transactions” above and “Comparison of Rights of Holders of GM Class H Common Stock, EchoStar Common Stock and New EchoStar Common Stock” below. Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the forms of the New EchoStar certificate of incorporation and the New EchoStar amended and restated bylaws, which we refer to as the “New EchoStar bylaws,” copies of which will be filed with the SEC as exhibits to the registration statement of which this document constitutes a part.

Common Stock

      Voting Rights. The common stock of New EchoStar will have the following voting rights:

•	Each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval.

•	Each share of New EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval. To ensure that the shares of New EchoStar Class C common stock held by GM (other than shares that are subject to GM debt-for-equity exchanges) and issued to certain of GM’s historical stockholders, which we refer to collectively as the “GM group shares”, possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off in accordance with applicable IRS regulations, the number of votes per share of New EchoStar Class B common stock will be reduced as necessary during this two-year period.

After the second anniversary of the completion of the Transactions, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period will generally be fixed at the same percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled as of the second anniversary of the completion of the Transactions (subject to certain possible adjustments, if needed, as described below). As a result:

•	the votes per share of New EchoStar Class B common stock generally will increase when additional voting shares of capital stock of New EchoStar are issued; and

•	as the number of shares of New EchoStar Class B common stock outstanding decreases, the aggregate percentage of the votes of all shares of New EchoStar common stock that the New EchoStar Class B common stock may cast will decrease by the per share percentage of the total voting power attributed to such shares as of the second anniversary which are no longer outstanding. However, under certain circumstances, the voting power of the New EchoStar Class B common stock may continue to be reduced after the second anniversary of the completion of the Transactions.

In addition to the adjustments described above, at all times following the completion of the Transactions, the number of votes per share of New EchoStar Class B common stock will be reduced to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock would at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock outstanding.

•	Each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the GM group shares possess 50.5% of the aggregate voting power of New EchoStar immediately following the completion of the Hughes/EchoStar merger. The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the Transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. Based on assumptions about certain variable factors described elsewhere in this document, we estimate that the holders of the New EchoStar Class C common stock would be entitled to between three and five votes per share. For more information, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Shares Outstanding and Voting Power of New EchoStar.”

      The voting power of each of the classes of New EchoStar common stock will also be subject to customary anti-dilution adjustments, which will be intended to maintain the relative voting powers of the three classes in the event of a corporate action taken only with respect to one or two of the classes of New EchoStar common stock.

      Directors will be elected on the basis of cumulative voting. Under cumulative voting, each common stockholder of New EchoStar will be entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the election, and the stockholder may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes will be elected.

      On all matters other than the election (and removal) of directors, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote together as a single class on the basis of their respective per share voting power. Furthermore, if permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve certain specified matters, including, among other things:

•	extraordinary matters for which a stockholder vote is required under the Delaware General Corporation Law, such as mergers, amendments to the New EchoStar certificate of incorporation (including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock) and dissolution;

•	matters for which a stockholder vote will be required by the rules of the NYSE or the Nasdaq, as applicable, including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption of any equity-based benefit plan for directors and employees.

      Dividends. Under the Delaware General Corporation Law and the New EchoStar certificate of incorporation, the New EchoStar board of directors will not be required to declare dividends on any class of New EchoStar common stock. Subject to the rights of holders of New EchoStar preferred stock, if any, the holders of shares of New EchoStar common stock will be entitled to receive such dividends and other distributions as may be lawfully declared by the New EchoStar board of directors from time to time. If any dividend or distribution is to be made on any shares of New EchoStar common stock, then New EchoStar will pay the same dividend or distribution with respect to each outstanding share of New EchoStar common stock of each class. However, if a dividend or other distribution payable in New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock is to be made, including a distribution pursuant to a stock split or a division of the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock or a recapitalization of New EchoStar, then only shares of New EchoStar Class A common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class A common stock, only shares of New EchoStar Class B common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class B common stock and only shares of New EchoStar Class C common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class C common stock.

      We do not currently expect that New EchoStar will pay dividends on the New EchoStar Class A common stock, the New EchoStar Class B common stock or the New EchoStar Class C common stock for the foreseeable future.

      Liquidation. In the event of any dissolution, liquidation or winding-up of the affairs of New EchoStar, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of New EchoStar and after making provision for the holders of each series of New EchoStar preferred stock, if any, the remaining assets and funds of New EchoStar, if any, will be divided among and paid ratably to the holders of the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock treated as a single class.

      Conversion Rights of New EchoStar Class B Common Stock. At any time and from time to time, each holder of New EchoStar Class B common stock will be entitled to convert any or all of such holder’s shares of New EchoStar Class B common stock, at the option of the holder, into shares of New EchoStar Class A common stock or New EchoStar Class C common stock at a ratio of one share of New EchoStar Class A common stock or one share of New EchoStar Class C common stock for each share of New EchoStar Class B common stock. At such time that the outstanding New EchoStar Class B common stock represents less than 1% of the outstanding common stock of New EchoStar, all shares of New EchoStar Class B common stock then outstanding will automatically convert into New EchoStar Class C common stock.

      Transfer Restrictions Applicable to New EchoStar Class B Common Stock. Until the fifth anniversary of the effective time of the Hughes/ EchoStar merger, shares of New EchoStar Class B common stock may be transferred only to family members of Charles W. Ergen, and, under certain circumstances, to trusts for the benefit of those family members or companies owned solely by those family members or such trusts or for other estate planning purposes. In order to effectuate a transfer of shares of New EchoStar Class B common stock to any other person, conversion of such shares into New EchoStar Class A common stock or New EchoStar Class C common stock will first be required. After the fifth anniversary of the effective time of the Hughes/ EchoStar merger, the shares of New EchoStar Class B common stock will be freely transferable without restriction to any person.

Preferred Stock

      Subject to the stockholder approval requirement described at “—Voting Rights” above, the New EchoStar board of directors will be empowered to issue from time to time shares of New EchoStar preferred stock in one or more series. In connection with the creation of any such series of New EchoStar preferred stock, the New EchoStar board of directors will be empowered to determine and fix the number of shares of such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, special voting rights, conversion rights, redemption privileges, and liquidation preferences, as shall be stated and expressed in the resolutions of the New EchoStar board of directors with respect to the creation of such series, all to the fullest extent permitted by the Delaware General Corporation Law.

Stockholder Rights Plan

      In connection with the Transactions, the Hughes Holdings board of directors intends to adopt a stockholder rights plan, effective as of the completion of the Hughes split-off. This rights plan will continue in effect with respect to New EchoStar after the completion of the Hughes/EchoStar merger.

Limitation on Liability of Directors of New EchoStar

      New EchoStar’s certificate of incorporation will provide that a director of New EchoStar will not be personally liable to New EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to New EchoStar or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      The inclusion of this provision in the New EchoStar certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited New EchoStar and its stockholders.

Section 203 of the Delaware General Corporation Law

      Under the business combination statute of the Delaware General Corporation Law, which is Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, with or through its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      Business combinations generally include:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of this business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute. Because New EchoStar’s certificate of incorporation will include a provision “opting-out” of the business combination statute of the Delaware General Corporation Law, that statute will not apply to business combinations involving New EchoStar.

Certain Governance Provisions

      The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors, serving staggered terms. Initially, one class of directors will have a one-year term, one class of directors will have a two-year term and one class of directors will have a three-year term. However, starting with the first New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, all directors will have a one-year term.

      Until the third New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, a director of New EchoStar may be removed only for cause. Additionally, if less than the entire New EchoStar board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if the board of directors is classified at that time, at an election of the class of directors of which such director is a part.

      In order to preserve the tax-free status of the Hughes split-off to GM and its stockholders for U.S. federal income tax purposes, under the terms of the implementation agreement, New EchoStar will be prohibited from taking any action that, or failing to take any action within its control the failure of which, would cause the Hughes split-off to be taxable to GM or its stockholders. See “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off.” New EchoStar will also be subject to certain specific covenants in the implementation agreement that are intended to preserve the tax-free status of the Hughes split-off, which will prohibit New EchoStar from, among other things, entering into or permitting certain transactions or series of transactions that would result in one or more persons acquiring stock of New EchoStar that represents a 50 percent or greater interest in the aggregate voting power or value of the outstanding stock of New EchoStar until after the second anniversary of the completion of the Hughes split-off unless GM previously has determined, in its reasonable discretion, that the completion of such transaction would not jeopardize the tax-free status of the Hughes split-off. For more information regarding these covenants, see “Description of Principal Transaction Agreements— Implementation Agreement— Preservation of the Tax-Free Status of the Hughes Split-Off.”

      We expect that all of the outstanding shares of New EchoStar Class B common stock will be held initially by a trust controlled by Charles W. Ergen, who will also be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar. Based on assumptions about certain variable factors described in this document, we expect that Mr. Ergen would beneficially own about   % of the outstanding common stock of New EchoStar, representing about   % of the total voting power of New EchoStar. As a result, Mr. Ergen will have significant influence over actions that require stockholder approval. In addition, if and to the extent permitted by the IRS, extraordinary matters for which a stockholder vote is required under state law, including, among other things, mergers, will require a separate class vote of the holders of New EchoStar Class B common stock for approval.

      The foregoing voting rights, provisions of the New EchoStar certificate of incorporation and provisions of the implementation agreement, together with the New EchoStar stockholder rights plan, could have the following effects, among others:

•	delaying, deferring or preventing a change in control of New EchoStar;

•	delaying, deferring or preventing the removal of existing management;

•	deterring potential acquirors from making an offer to the stockholders of New EchoStar; and

•	limiting any opportunity to realize premiums over prevailing market prices for New EchoStar common stock in connection with offers from potential acquirors.

This could be the case notwithstanding that a majority of New EchoStar’s stockholders might benefit from such a change in control or offer.

Stock Exchange Listing

      Application will be made to list the New EchoStar Class A common stock and the New EchoStar Class C common stock on either the NYSE or the Nasdaq. It is expected that the trading symbol for the New EchoStar Class A common stock will be “     ” and the trading symbol for the New EchoStar Class C common stock will be “     .” The New EchoStar Class B common stock will not be listed on a stock exchange and will not be publicly traded.

Book Entry; Uncertificated Shares

      The New EchoStar common stock will be issued initially in book-entry form through the direct registration system. Under this system, unless a New EchoStar common stockholder requests a physical stock certificate, ownership of New EchoStar common stock is reflected in account statements periodically distributed to New EchoStar common stockholders by New EchoStar’s transfer agent, who will hold the book-entry shares on behalf of New EchoStar common stockholders. However, any holder of New EchoStar common stock who wishes to receive a physical stock certificate evidencing his or her shares of New EchoStar common stock may at any time obtain a stock certificate at no charge by contacting New EchoStar’s transfer agent.

Transfer Agent and Registrar

                                                                   will serve as the transfer agent and registrar for the New EchoStar common stock. The transfer agent for New EchoStar may be contacted as follows:

COMPARISON OF RIGHTS OF HOLDERS OF GM CLASS H COMMON STOCK,

ECHOSTAR COMMON STOCK AND NEW ECHOSTAR COMMON STOCK

Introduction

      If you currently hold shares of GM Class H common stock and receive shares of New EchoStar Class C common stock in the Transactions, or if you currently hold shares of EchoStar Class A common stock or EchoStar Class B common stock and receive shares of New EchoStar Class A common stock or New EchoStar Class B common stock, as applicable, in the Transactions, you will become a common stockholder of New EchoStar. As a stockholder of New EchoStar, you will have different rights than you previously had as either a stockholder of General Motors or EchoStar. The rights of holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will be defined and governed by the New EchoStar certificate of incorporation, the New EchoStar bylaws and the Delaware General Corporation Law, which differ in certain material respects from the GM restated certificate of incorporation and the GM bylaws, on the one hand, and the EchoStar amended and restated articles of incorporation, as amended, which we refer to as the “EchoStar articles of incorporation,” the EchoStar amended and restated bylaws, which we refer to as the “EchoStar bylaws,” and the Nevada Revised Statutes, on the other hand.

     GM Class H Common Stock

      Under the GM restated certificate of incorporation, the financial performance of Hughes currently determines the earnings per share of GM Class H common stock and the portion of GM’s earnings out of which dividends on the GM Class H common stock may be paid. Accordingly, GM Class H common stock is sometimes described as a “tracking stock” of GM with respect to Hughes. Holders of GM Class H common stock are stockholders of GM (not Hughes), and, as a result, have voting, liquidation and other rights with respect to General Motors (not Hughes).

     EchoStar Common Stock

      EchoStar currently has three authorized classes of common stock: EchoStar Class A common stock, EchoStar Class B common stock and EchoStar Class C common stock; however, the only outstanding shares of EchoStar common stock are EchoStar Class A common stock and EchoStar Class B common stock. Holders of EchoStar Class A common stock and EchoStar Class B common stock are stockholders of EchoStar, and, as a result, have voting, liquidation and other rights with respect to EchoStar.

     New EchoStar Common Stock

      After the completion of the Transactions, New EchoStar will have three classes of common stock: New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock.

•	In the Hughes split-off, in exchange for each share of GM Class H common stock they hold, GM Class H common stockholders will receive one share of Hughes Holdings Class C common stock. As a result of the Hughes/ EchoStar merger, the shares of Hughes Holdings Class C common stock distributed to the GM Class H common stockholders in the Hughes split-off will remain outstanding and will become New EchoStar Class C common stock.

•	As part of the Hughes/ EchoStar merger, each share of EchoStar Class A common stock that is issued and outstanding immediately prior to the Hughes/ EchoStar merger will be converted into and represent 1/0.73, or about 1.3699, shares of New EchoStar Class A common stock.

•	As part of the Hughes/ EchoStar merger, each share of EchoStar Class B common stock that is issued and outstanding immediately prior to the Hughes/ EchoStar merger will be converted into and represent 1/0.73, or about 1.3699, shares of New EchoStar Class B common stock.

      None of the classes of common stock of New EchoStar will be “tracking stock.”

Comparison

      We summarize below the material differences among the rights of holders of GM Class H common stock, EchoStar Class A common stock, EchoStar Class B common stock, New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock. We do not intend for this summary to be a complete statement of the rights of such stockholders or a complete description of the specific provisions referred to in this summary. Further, we do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Nevada Revised Statutes, the certificates and articles of incorporation of GM, EchoStar and New EchoStar and the bylaws of GM, EchoStar and New EchoStar. Copies of the governing corporate instruments of New EchoStar will be filed with the SEC as exhibits to the registration statement of which this document constitutes a part. For information on how to obtain copies, see “Where You Can Find More Information.”

     Voting Rights

      GM Class H Common Stock. The GM restated certificate of incorporation entitles each share of GM Class H common stock to 0.20 of a vote per share. The holders of GM Class H common stock vote together, with certain exceptions, as a single class with the holders of GM $1 2/3 par value common stock on all matters, including the election and removal of directors. As required by the Delaware General Corporation Law, the holders of GM Class H common stock vote separately as a class on any amendment to the GM restated certificate of incorporation which adversely affects the rights, powers or privileges of the GM Class H common stock or increases the number of authorized shares of GM Class H common stock. Cumulative voting is not allowed by the GM restated certificate of incorporation.

      EchoStar Common Stock. The EchoStar articles of incorporation entitle each share of EchoStar Class A common stock to one vote per share and each share of EchoStar Class B common stock to 10 votes per share. The holders of EchoStar common stock vote together with the holders of EchoStar preferred stock as a single class, except as otherwise required by law or in any preferred stock statement and certificate of designations of EchoStar. The holders of EchoStar Class A common stock and EchoStar Class B common stock vote separately if any amendment to the EchoStar articles of incorporation would adversely alter or change any preference or any relative or other right given to EchoStar Class A common stockholders or EchoStar Class B common stockholders, as applicable. Cumulative voting is not allowed by the EchoStar articles of incorporation.

      New EchoStar Common Stock. The New EchoStar certificate of incorporation entitles the common stockholders of New EchoStar to the following voting rights:

•	Each share of New EchoStar Class A common stock will entitle the holder to one vote in the election of directors and all other matters submitted to stockholders for their approval.

•	Each share of New EchoStar Class B common stock will initially entitle the holder to 10 votes in the election of directors and all other matters submitted to stockholders for their approval. To ensure that the GM group shares possess at least 50.5% of the aggregate voting power of New EchoStar at all times during the first two years following the completion of the Hughes split-off in accordance with applicable IRS regulations, the number of votes per share of New EchoStar Class B common stock will be reduced as necessary during this two-year period. After the second anniversary of the completion of the Transactions, the voting power of each share of New EchoStar Class B common stock outstanding at the conclusion of the two-year period will generally be fixed at the same percentage of the aggregate voting power of all of the shares of New EchoStar common stock then outstanding to which such share of New EchoStar Class B common stock was entitled as of the second anniversary of the completion of the Transactions, subject to reduction, if needed, as described below. As a result:

•	the votes per share of New EchoStar Class B common stock will increase when additional voting shares of capital stock of New EchoStar are issued; and

•	as the number of shares of New EchoStar Class B common stock outstanding decreases, the aggregate percentage of the votes of all shares of New EchoStar common stock that the New EchoStar Class B common stock may cast will decrease by the per share percentage of the total voting power attributed to such shares as of the second anniversary which are no longer outstanding. However, under certain circumstances, the voting power of the New EchoStar Class B common stock may continue to be reduced after the second anniversary of the completion of the Transactions.

In addition to the adjustments described above, at all times following the completion of the Transactions, the number of votes per share of New EchoStar Class B common stock will be reduced to ensure that the percentage of the voting power in the election of directors of the New EchoStar Class B common stock would at no time be more than five times the percentage which the New EchoStar Class B common stock represents of all classes of common stock outstanding.

•	Each share of New EchoStar Class C common stock will entitle the holder to a number of votes in the election of directors and all other matters submitted to stockholders for their approval that will ensure that the GM group shares possess 50.5% of the aggregate voting power of New EchoStar immediately following the Hughes/EchoStar merger. The calculation of the exact number of votes per share of New EchoStar Class C common stock will not be made until the time of the completion of the Transactions because the calculation will be subject to certain variable factors that will be determined between now and that time. Based on assumptions about certain variable factors described elsewhere in this document, we currently believe that the holders of the New EchoStar Class C common stock would be entitled to between three and five votes per share. For more information, see “The Transactions— Description of the Transactions— The Hughes/EchoStar Merger— Shares Outstanding and Voting Power of New EchoStar.”

      The voting power of each of the classes of New EchoStar common stock will also be subject to customary anti-dilution adjustments, which will be intended to maintain the relative voting powers of the three classes in the event of a corporate action taken only with respect to one or two of the classes of New EchoStar common stock.

      Directors will be elected on the basis of cumulative voting. Under cumulative voting, each common stockholder of New EchoStar will be entitled to multiply the number of votes to which he or she may be entitled by the total number of directors to be elected in the election, and the stockholder may cast the whole number of such votes for one candidate or distribute them among any two or more candidates. The candidates receiving the highest number of votes will be elected.

      On all matters other than the election (and removal) of directors, the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote together as a single class on the basis of their respective per share voting power. Furthermore, if and to the extent permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve certain specified matters, including, among other things:

•	extraordinary matters for which a stockholder vote is required under the Delaware General Corporation Law, such as mergers, amendments to the New EchoStar certificate of incorporation (including changes in the rights of the shares of New EchoStar Class B common stock and any increase in the authorized number of shares of New EchoStar Class B common stock or New EchoStar Class C common stock) and dissolution;

•	matters for which a stockholder vote will be required by the rules of the NYSE or the Nasdaq, as applicable, including, among other things, certain issuances of stock in excess of 20% of the total voting power of New EchoStar;

•	any sale or acquisition of a significant business of New EchoStar;

•	any amendment by stockholders to the bylaws of New EchoStar;

•	any issuance of common stock (or equivalents) of New EchoStar in excess of 10% of the average fully diluted shares over the prior 12 months; and

•	the adoption of any equity-based benefit plan for directors and employees.

     Dividends

      GM Class H Common Stock. The GM restated certificate of incorporation allocates earnings of GM attributable to Hughes between amounts available for the payment of dividends on GM Class H common stock and amounts available for the payment of dividends on GM $1 2/3 par value common stock, in each case in accordance with their respective derivative interests in the financial performance of Hughes. If dividends have been declared but not paid on GM preferred stock or GM preference stock, dividends may not be paid on the GM Class H common stock until all declared but unpaid dividends on the GM preferred stock and GM preference stock have been paid. Since late 1997, the GM board of directors has not paid cash dividends on the GM Class H common stock.

      EchoStar Common Stock. Subject to the preferential rights of holders of any outstanding EchoStar preferred stock and to any restrictions on the payment of dividends imposed under the terms of EchoStar’s indebtedness, under the EchoStar articles of incorporation, the holders of EchoStar Class A common stock may receive dividends from legally available funds. The holders of EchoStar Class B common stock may receive dividends from legally available funds only upon the conversion of their EchoStar Class B common stock into EchoStar Class A common stock following certain distributions or dividends to the holders of EchoStar Class A common stock. EchoStar has never declared or paid any cash dividends on the EchoStar Class A common stock.

      New EchoStar Common Stock. Under the Delaware General Corporation Law and the New EchoStar certificate of incorporation, the New EchoStar board of directors will not be required to declare dividends on any class of New EchoStar common stock. Subject to the rights of holders of New EchoStar preferred stock, if any, the holders of shares of New EchoStar common stock will be entitled to receive such dividends and other distributions as may be lawfully declared by the New EchoStar board of directors from time to time. If any dividend or distribution is to be made on any shares of New EchoStar common stock, then New EchoStar will pay the same dividend or distribution with respect to each outstanding share of New EchoStar common stock of each class. However, if a dividend or other distribution payable in New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock is to be made, including a distribution pursuant to a stock split or a division of the New EchoStar Class A common stock, New EchoStar Class B common stock or New EchoStar Class C common stock or a recapitalization of New EchoStar, then only shares of New EchoStar Class A common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class A common stock, only shares of New EchoStar Class B common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class B common stock and only shares of New EchoStar Class C common stock will be distributed in such dividend or distribution with respect to any outstanding shares of New EchoStar Class C common stock.

      We do not currently expect that New EchoStar will pay dividends on the New EchoStar Class A common stock, the New EchoStar Class B common stock or the New EchoStar Class C common stock for the foreseeable future.

     Preferred Stock; Preference Stock

      GM Preferred Stock and GM Preference Stock. GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price. There are currently no outstanding shares of GM preferred stock. If any GM preferred stock were outstanding, it would rank senior to GM preference stock and GM common stock with respect to payments of dividends and distributions in liquidation.

      GM’s restated certificate of incorporation authorizes the GM board of directors to issue shares of preference stock from to time in distinctly designated series, with the terms of each series fixed by GM’s board of directors in the resolutions providing for the issuance of such series. GM’s preference stock ranks senior to its common stock and junior to its preferred stock, if any, with respect to payments of dividends and distributions in liquidation. Currently, the only outstanding series of GM preference stock is the GM Series H preference stock. There are 2,669,633 shares designated as GM Series H preference stock. The GM Series H preference stock is convertible into shares of GM Class H common stock. For a more detailed description of the GM Series H preference stock, see “GM Capital Stock— GM Preference Stock.”

      EchoStar Preferred Stock. The EchoStar articles of incorporation authorize the EchoStar board of directors to issue preferred stock in one or more classes or series and to fix the powers, designations, preferences and rights, qualifications, limitations and restrictions of each class or series of preferred stock. There are currently 5,760,479 shares designated as EchoStar Series D convertible preferred stock. For a detailed description of the EchoStar Series D convertible preferred stock, see “EchoStar Capital Stock— EchoStar Preferred Stock— EchoStar Series D Convertible Preferred Stock.”

      New EchoStar Preferred Stock. Subject to the stockholder approval requirements described at “—Voting Rights” above, the New EchoStar certificate of incorporation will authorize the New EchoStar board of directors to issue from time to time shares of preferred stock in one or more series. In connection with the creation of any such series of New EchoStar preferred stock, the New EchoStar board of directors will be empowered to determine and fix by resolution the number of shares of such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolutions of the New EchoStar board of directors with respect to the creation of such series, all to the fullest extent permitted by the Delaware General Corporation Law.

     Disposition of Assets; Rights Upon Disposition

      GM Class H Common Stock. The Delaware General Corporation Law provides that, with the affirmative vote of holders of a majority of the outstanding shares entitled to vote, a corporation may sell, lease or exchange all or substantially all of its property and assets upon such terms and conditions and for such consideration as its board of directors deems expedient and for the best interests of the corporation.

      Under GM’s restated certificate of incorporation, all outstanding shares of GM Class H common stock will be automatically recapitalized into shares of GM $1 2/3 par value common stock if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM $1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. For a more detailed description of this recapitalization provision, see “GM Capital Stock— GM’s Dual Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.” In connection with the GM/ Hughes separation transactions, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions will not apply to the GM/ Hughes separation transactions. As a result, the GM/ Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio.

      In addition, the GM board of directors policy statement provides, among other things, that, subject to various exceptions, in the event that Hughes transfers any material assets to GM, the GM board of directors shall declare and pay a dividend or make a distribution to holders of GM Class H common stock. The policy statement also provides that, subject to various exceptions, in the event that Hughes transfers any material assets to GM’s stockholders, the portion of the assets transferred to the holders of GM Class H common stock will not be less at the time of the transfer than the fraction used to determine the available separate consolidated net income of Hughes. The exceptions to the provisions above include an exception for any transfer for which Hughes receives fair compensation. However, the GM board policy statement provides that GM will not acquire in one transaction or a series of transactions a significant portion— that is, more than 33%, of the business of Hughes for compensation without receiving the consent of the holders of a majority of the outstanding shares of GM Class H common stock, voting as a separate class, and GM $1 2/3 par value common stock, voting as a separate class. For a more detailed description of these matters, see “GM Capital Stock— GM’s Dual Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.” The completion of the GM/ Hughes separation transactions will not result in a pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, as currently provided under the GM board policy statement. By approving the proposals relating to the Transactions being proposed to GM common stockholders pursuant to this consent solicitation, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement as described above.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes provides that, with the affirmative vote of stockholders representing at least a majority of the voting power of the issued and outstanding stock entitled to vote, a corporation may sell, lease or exchange all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions as its board of directors may approve.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to the disposition of assets, as described above. In addition, if and to the extent permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve, among other things, any extraordinary matter for which a stockholder vote is required under the Delaware General Corporation Law or any sale of a significant business of New EchoStar.

     Liquidation Rights

      GM Class H Common Stock. Holders of GM Class H common stock have liquidation rights in the assets and equity of GM. Upon a dissolution of GM, holders of GM preferred stock and GM preference stock have the right to receive all amounts paid to them before holders of GM Class H common stock are entitled to receive anything. Thereafter, holders of GM Class H common stock have liquidation rights equal to 0.20 liquidation units per share in any remaining assets of GM.

      EchoStar Common Stock. Holders of EchoStar Class A common stock and EchoStar Class B common stock have liquidation rights in the assets of EchoStar. Upon liquidation, dissolution or winding-up, whether voluntary or involuntary, of EchoStar, holders of EchoStar preferred stock have the right to receive all amounts owed to them before holders of EchoStar Class A common stock and EchoStar Class B common stock are entitled to receive anything. Thereafter, holders of EchoStar Class A common stock and EchoStar Class B common stock have the right to receive their pro rata shares of any distribution of the remaining assets of EchoStar.

      New EchoStar Common Stock. Holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will have liquidation rights in the assets of New EchoStar. In the event of any dissolution, liquidation or winding-up of the affairs of New EchoStar, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of

New EchoStar and after making provision for the holders of each series of New EchoStar preferred stock, if any, the remaining assets and funds of New EchoStar, if any, will be divided among and paid ratably to the holders of the shares of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock treated as a single class.

     Recapitalization, Redemption and Conversion Rights

      GM Class H Common Stock. Under GM’s restated certificate of incorporation, the GM board of directors may recapitalize all outstanding shares of GM Class H common stock into shares of GM $1 2/3 par value common stock:

•	at any time after December 31, 2002 in the sole discretion of the GM board of directors; or

•	automatically, if at any time GM, in one transaction or a series of related transactions, disposes of substantially all of the business of Hughes to a person, entity or group of which GM is not a majority owner.

      In the event of any recapitalization, each holder of GM Class H common stock would be entitled to receive shares of GM $1 2/3 par value common stock having a market value as of the date provided in GM’s restated certificate of incorporation equal to 120% of the market value of the holder’s GM Class H common stock. For a more detailed description of this recapitalization provision, see “GM Capital Stock— GM’s Dual-Class Common Stock Capital Structure— Recapitalization and Certain Other Transactions.”

      In connection with the GM/ Hughes separation transactions, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to expressly provide that the recapitalization provisions will not apply to the GM/ Hughes separation transactions. As a result, the GM/ Hughes separation transactions will not result in a recapitalization of GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio. Additionally, GM proposes to amend Article Fourth of the GM restated certificate of incorporation to make the GM Class H common stock redeemable in exchange for shares of Hughes Holdings Class C common stock as part of the GM/Hughes separation transactions.

      EchoStar Common Stock. Under EchoStar’s articles of incorporation, holders of EchoStar Class B common stock may, at their option, convert part or all of their stock into EchoStar Class A common stock, at a conversion rate of one share of EchoStar Class A common stock for each share of EchoStar Class B common stock.

      New EchoStar Common Stock. At any time and from time to time, each holder of New EchoStar Class B common stock will be entitled to convert any or all of such holder’s shares of New EchoStar Class B common stock into shares of New EchoStar Class A common stock or New EchoStar Class C common stock at a ratio of one share of New EchoStar Class A common stock or one share of New EchoStar Class C common stock, as applicable, for each share of New EchoStar Class B common stock.

     Amendments to the Certificate of Incorporation

      GM Class H Common Stock. Under the Delaware General Corporation Law, the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation. In addition, and as required by the Delaware General Corporation Law, the holders of GM Class H common stock vote separately as a class on any amendment to the GM restated certificate of incorporation that adversely affects the rights, powers or privileges of the shares of GM Class H common stock of such class, increases the number of authorized shares of GM Class H common stock or changes to the par value of the shares of GM Class H common stock.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, the affirmative vote of a majority of the voting power is required to amend a corporation’s articles of incorporation. In addition, and as required by Chapter 78 of the Nevada Revised Statutes, the holders of EchoStar Class A common stock and EchoStar Class B common stock vote separately if any proposed amendment to the EchoStar articles of incorporation would adversely alter or change any preference or any relative or other right given to them.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to amendments to a certificate of incorporation, as described above. In addition, and as required by the Delaware General Corporation Law, the holders of New EchoStar Class A common stock, New EchoStar Class B common stock and New EchoStar Class C common stock will vote separately as a class on any amendment to the New EchoStar certificate of incorporation that adversely affects the rights, powers or privileges of the shares of such class, increases the number of authorized shares of such class or changes the par value of the shares of such class of stock. Further, if permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve, among other things, any amendment to the certificate of incorporation of New EchoStar.

     Amendments to the Bylaws

      GM Class H Common Stock. As provided by the Delaware General Corporation Law, the GM common stockholders have the power to adopt, amend or repeal the bylaws at any annual or special meeting if they comply with the notice provisions contained in the GM bylaws for stockholder business. In addition, GM’s certificate of incorporation provides that the GM board of directors also has the power to adopt, amend or repeal the bylaws at any regular or special meeting of the directors.

      EchoStar Common Stock. Under Nevada law, the EchoStar stockholders, in addition to the directors, have the power to adopt, amend or repeal the bylaws at any annual or special meeting of stockholders. In addition, the EchoStar bylaws further confirm and provide that the EchoStar bylaws may be altered, amended or repealed at the annual meeting of the EchoStar board of directors or at any special meeting of the EchoStar board of directors called for that purpose.

      New EchoStar Common Stock. As provided by the Delaware General Corporation Law, the New EchoStar common stockholders will have the power to adopt, amend or repeal the bylaws at any annual or special meeting if they comply with the notice provisions contained in the New EchoStar bylaws for stockholder business. In addition, if and to the extent permitted by the IRS, the approval of New EchoStar Class B common stock voting separately as a class will be required to approve, among other things, any amendment to the bylaws of New EchoStar.

     Number of Directors; Classified Board

      GM Class H Common Stock. The Delaware General Corporation Law provides that a corporation’s board of directors will consist of at least one member and that the authorized number of directors may be fixed in the corporation’s certificate of incorporation or bylaws. GM’s bylaws provide that the number of directors will be determined by resolution of the GM board of directors. The total number of directors will not be less than ten nor more than twenty. There are currently 14 members of the GM board of directors. The GM board of directors is unclassified.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes provides that a corporation’s board of directors will consist of at least one member and that the authorized number of directors may be fixed by or in the manner provided in the corporation’s articles of incorporation or bylaws. EchoStar’s bylaws provide that the number of directors will be determined by resolution of the EchoStar board of directors or stockholders. The total number of directors will not be less than three nor more than nine. There are currently eight members of the EchoStar board of directors. The EchoStar board of directors is unclassified.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to the number of directors on a board of directors, as described above. Upon completion of the Hughes/ EchoStar merger, the New EchoStar board of directors will initially have 11 members. The New EchoStar board of directors will initially be divided into three classes, with one class having three directors and two classes having four directors, serving staggered terms. Therefore, initially, one class of directors will have a one-year term, one class of directors will have a two-year terms and one class of directors will have a three-year term. However, starting with the first New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, the directors elected at the relevant annual meeting will be elected for one-year terms, which will result in the elimination of the staggering of the New EchoStar board of directors within three years. As a result, beginning with the third New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, all directors will have a one-year term and the New EchoStar board of directors will no longer be classified.

     Removal of Directors

      GM Class H Common Stock. Under the Delaware General Corporation Law, in general, a director may be removed from office by the affirmative vote of a majority of the shares entitled to vote at an election of directors.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, a director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power. EchoStar’s bylaws provide that the stockholders may, at a meeting called for the express purpose of removing directors, by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power, remove the entire board of directors or any lesser number, with or without cause.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to the removal of directors, as described above. However, until the third New EchoStar annual meeting after the effective time of the Hughes/ EchoStar merger, a director of New EchoStar may be removed only for cause. In addition, if less than the entire New EchoStar board of directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or if the board of directors is classified at that time, an election of the class of directors of which such director is part.

     Vacancies in the Board of Directors

      GM Class H Common Stock. The Delaware General Corporation Law generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. GM’s bylaws provide that any vacancy occurring in the GM board of directors for any cause may be filled by a majority of the remaining members of the GM board of directors, even though such majority is less than a quorum.

      EchoStar Common Stock. Chapter 78 of the Nevada Revised Statutes generally provides that all vacancies on the board of directors, including vacancies caused by an increase in the number of authorized directors, may be filled by a majority of the remaining directors even if they constitute less than a quorum, unless otherwise provided in the articles of incorporation. EchoStar’s bylaws provide that any vacancy occurring in the EchoStar board of directors for any cause may be filled by a majority of the remaining members of the EchoStar board of directors, even though such majority is less than a quorum.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law relating to vacancies on the board of directors, as described above. The New EchoStar certificate of incorporation will provide that, in general, any vacancy occurring in the New EchoStar board of directors will be filled by the affirmative vote of the remaining members of the New EchoStar board of directors, even though such majority is less than a quorum.

     Indemnification and Limitation of Liability of Directors and Officers

      GM Class H Common Stock. Under Section 145 of the Delaware General Corporation Law, GM is empowered to indemnify its directors and officers in the circumstances provided under Section 145.

      In addition, and as permitted by Section 102(b)(7) of the Delaware General Corporation Law, GM’s restated certificate of incorporation provides that a director of GM will not be personally liable to GM or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to GM or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Under Article V of its bylaws, GM, subject to certain limitations, is required to indemnify and advance expenses to every director and officer in the manner and to the full extent permitted by applicable law against any and all amounts reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise.

      GM is insured against liabilities which it may incur by reason of Article V of its bylaws. In addition, directors and officers are insured, at GM’s expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of GM’s bylaws.

      EchoStar Common Stock. Under Chapter 78 of the Nevada Revised Statutes, EchoStar is empowered to indemnify its directors and officers in the circumstances provided in Sections 78.7502 and 78.751. EchoStar’s articles of incorporation provide that a director of EchoStar will not be personally liable to EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by Nevada law.

      Under Article IX of EchoStar’s articles of incorporation and Article IX of EchoStar’s bylaws, EchoStar, subject to certain limitations, is required to indemnify and advance expenses to every director and officer to the full extent permitted by Nevada law against any and all amounts actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that the person is or was a director or officer of the corporation, or is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, provided that:

•	the person acted in good faith;

•	the person acted in a manner he or she reasonably believed to be in the best interests of the corporation;

•	in cases other than an action by or in the right of EchoStar and only with respect to criminal actions or proceedings, the person had no reason to believe that his or her conduct was unlawful; and

•	only in the case of an action by or in the right of EchoStar, the person was not adjudged to be liable for negligence or misconduct in the performance of his or her duty to EchoStar.

      EchoStar and its directors and officers are insured against liabilities which it may incur and for which indemnification is provided under EchoStar’s articles of incorporation and bylaws. In addition, directors and officers of EchoStar are individually insured, at EchoStar’s expense, for liability which arises out of their employment or service with EchoStar, which is not subject to indemnification under EchoStar’s articles of incorporation and bylaws.

      New EchoStar Common Stock. New EchoStar will be empowered to indemnify its directors and officers in the circumstances provided under Section 145 of the Delaware General Corporation Law, as described at “—GM Class H Common Stock” above.

      In addition, and as permitted by Section 102(b)(7) of the Delaware General Corporation Law, New EchoStar’s certificate of incorporation will provide that a director of New EchoStar will not be personally liable to New EchoStar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law, as in effect from time to time:

•	for any breach of the director’s duty of loyalty to GM or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Under the New EchoStar certificate of incorporation, subject to certain limitations, New EchoStar will be required to indemnify and advance expenses to every director and officer to the fullest extent authorized by the Delaware General Corporation Law against all expenses and amounts actually and reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was or had agreed to become or is alleged to have been, a director or officer of New EchoStar, is or was serving, or had agreed to serve or is alleged to have served at the request of or to further the interests of New EchoStar as a director, officer, manager, partner or trustee of, or in a similar capacity for, another corporation or any limited liability company, partnership, joint venture or other enterprise, including any employee benefit plan of New EchoStar or any of its affiliates and any charitable or not-for-profit enterprise.

      The New EchoStar certificate of incorporation will permit New EchoStar to purchase and maintain insurance, at its expense, to protect any current or former director or officer of New EchoStar.

     State Anti-Takeover Statutes

      GM Class H Common Stock. Under the business combination statute of the Delaware General Corporation Law, which is Section 203 of the Delaware General Corporation Law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, with or through its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

      Business combinations generally include:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of this business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq or held of record by more than 2,000 stockholders.

      Because GM is listed on the NYSE and has not adopted any provision in its restated certificate of incorporation to “opt-out” of this business combination statute, the statute is applicable to business combinations involving GM.

      EchoStar Common Stock. The Nevada Revised Statutes include two anti-takeover statutes:

•	the combinations with interested stockholders statutes; and

•	the acquisition of controlling interest statutes.

        Combinations with Interested Stockholders Statutes. Under Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, a corporation is prohibited from engaging in any combination with any interested stockholder for three years from the date such stockholder became an interested stockholder. This prohibition, however, does not apply if the purchase of shares by or combination with the interested stockholder is approved by the board of directors prior to the date of such purchase of shares or combination. The term “interested stockholder” is defined to generally include:

•	a person that beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation; or

•	an affiliate or associate of a corporation that anytime during the past three years was the owner of 10% or more of the voting power of the then outstanding voting shares of a corporation.

      After the expiration of the three-year period following the time the stockholder became an interested stockholder, a corporation is prohibited from engaging in any combination with any such interested stockholder, unless the combination meets all the requirements of the corporation’s articles of incorporation and:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the combination or the transaction which resulted in the stockholder becoming on interested stockholder;

•	the combination is approved by the affirmative vote, at a special meeting called for that purpose, of a majority of the corporation’s outstanding voting power, excluding shares held by that interested stockholder; or

•	the combination and the consideration received by disinterested holders of the corporation’s common stock and any class of series of shares other than common stock meet the requirements set forth in Sections 78.441 to 78.444, inclusive, of the Nevada Revised Statutes.

      Combinations generally include:

•	certain mergers or consolidations;

•	sales or other dispositions of assets having an aggregate market value of 5% or more of the aggregate market value of all the assets or of the aggregate market value of all of the outstanding shares, or representing 10% or more of the net income or earning power of a corporation, determined on a consolidated basis, to or with an interested stockholder;

•	the issuance or transfer to an interested stockholder (or any affiliate or associate of the interested stockholder) of any shares of capital stock of the corporation or its subsidiaries having an aggregate market value of 5% or more of the aggregate market value of all the outstanding shares;

•	any agreement, arrangement or understanding with an interested stockholder (or any affiliate or associate of the interested stockholder) for the dissolution or liquidation of the corporation;

•	any reclassification of securities, recapitalization, or any other transactions which increase the voting power of the interested stockholder (or any affiliate or associate of the interested stockholder); and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

      The provisions of the combinations with interested stockholders statute do not apply to a corporation if, subject to certain requirements, the articles of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have a class of voting shares registered with the SEC. The provisions of this statute also do not apply to any combination with an interested stockholder who was an interested stockholder on January 1, 1991.

      EchoStar has not adopted any provision in its articles of incorporation to “opt-out” of this combinations with interested stockholders statute. Thus, the statute is generally applicable to business combinations involving EchoStar.

      Acquisition of Controlling Interest Statutes. Under Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares of an “issuing” corporation as are conferred by a resolution of the stockholders, approved at a special or annual meeting of the stockholders.

      The term “issuing corporation” is defined as a corporation organized under the laws of the State of Nevada and which has 200 or more stockholders of record, at least 100 of whom have Nevada addresses appearing on the stock ledger of the corporation, and which corporation does business in Nevada directly or through an affiliated corporation. An acquiring person means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, the controlling interest in a corporation, which means the ownership of outstanding voting shares of a corporation sufficient, but for the provisions of the acquisition of controlling interest statute, to enable such person, directly or indirectly and individually or in association with others, to exercise either:

•	one-fifth or more but less than one-third of all of the corporation’s voting power in the election of directors;

•	one-third or more but less than a majority of all of the corporation’s voting power in the election of directors; or

•	a majority or more of all of the corporation’s voting power in the election of directors.

      Control shares means those outstanding voting shares of a corporation which an acquiring person and those persons acting in association with an acquiring person:

•	acquire in an acquisition or offer to acquire in an acquisition; and

•	acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person.

      An acquisition generally means the direct or indirect acquisition of a controlling interest, but does not include any acquisition of shares in good faith, and without an intent to avoid the requirements of the acquisition of controlling interest statutes:

•	by an acquiring person authorized pursuant to the acquisition of controlling interest statutes to exercise voting rights, to the extent that the new acquisition does not result in the acquiring person obtaining a controlling interest greater than that previously authorized; or

•	pursuant to the laws of descent and distribution, the enforcement of a judgment or the satisfaction of a pledge or other security interest; or

•	pursuant to a merger, exchange, conversion or reorganization effected in compliance with the applicable provisions of the Nevada Revised Statutes, to which the corporation is a party.

      Except as otherwise provided by the articles of incorporation of the corporation, a resolution of the stockholders granting voting rights to the control shares acquired by an acquiring person must be approved by:

•	the holders of a majority of the corporation’s voting power; and

•	if the acquisition will result in any change to any preference or any relative or other right given to any class or series of outstanding shares, the holders of a majority of each class or series affected;

in each case excluding those shares as to which any interested stockholder exercises voting rights.

      The corporation may, under certain conditions and if so provided in its articles of incorporation or bylaws, call for redemption of not less than all of the control shares at the average price paid for the control shares.

      If the control shares are accorded full voting rights pursuant to the acquisition of controlling interest statute, and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favor of authorizing voting rights for the control shares may, unless otherwise provided in the corporation’s articles of incorporation or bylaws, dissent and obtain payment of the fair value of his or her shares.

      The provisions of the acquisition of controlling interest statute apply to any acquisition of a controlling interest in a corporation unless the corporation’s articles of incorporation or bylaws provide that such provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

      New EchoStar Common Stock. Because New EchoStar’s certificate of incorporation will include a provision “opting out” of the business combination statute of the Delaware General Corporation Law described at “— GM Class H Common Stock” above, that statute will not apply to business combinations involving New EchoStar.

     Stockholders Rights Plan

      GM Class H Common Stock. GM currently has not adopted a stockholder rights plan.

      EchoStar Common Stock. EchoStar currently has not adopted a stockholder rights plan.

      New EchoStar Common Stock. In connection with the Transactions, the Hughes Holdings board of directors intends to adopt a stockholder rights plan, effective as of the completion of the Hughes split-off. This rights plan, which is sometimes referred to as a “poison pill,” will be in effect with respect to New EchoStar after the completion of Hughes/EchoStar merger.

     Appraisal Rights

      GM Class H Common Stock. The Delaware General Corporation Law provides that dissenting stockholders have appraisal rights in connection with specified mergers and consolidations, provided the stockholder complies with certain procedural requirements. However, unless otherwise provided in the certificate of incorporation, and except as otherwise provided in the Delaware General Corporation Law, this right to demand appraisal does not apply to stockholders if a vote of stockholders of such corporation is not required to authorize the merger or consolidation.

      In addition, except as otherwise provided in the Delaware General Corporation Law, the right to demand appraisal does not apply if the shares held by the stockholders are of a class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 stockholders, in each case on the record date set to determine the stockholders entitled to vote on the merger or consolidation.

      Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

•	cash in lieu of fractional shares described in either of the above; or

•	any combination of the shares of stock and cash in lieu of fractional shares described in any of the three above.

      GM common stockholders are not entitled to appraisal rights in connection with the GM/ Hughes separation transactions or the Hughes/ EchoStar merger. For more information, see “The Transactions — No Appraisal Rights.”

      EchoStar Common Stock. Chapter 92A of the Nevada Revised Statutes provides that dissenting stockholders have appraisal rights in connection with specified mergers and consolidations, provided the stockholders comply with certain procedural requirements. However, unless otherwise provided in the articles of incorporation, this right to demand appraisal does not apply to stockholders if:

•	the shares held by the stockholders are of a class or series listed on a national securities exchange, included in the national market system by the NASD or are held of record by at least 2,000 stockholders, in each case on the record date fixed to determine the stockholders entitled to vote on the merger or consolidation; or

•	they are stockholders of the surviving corporation and a vote of the stockholders of such corporation is not necessary to authorize the merger or consolidation.

      Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Nevada corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except:

•	cash;

•	shares of stock of the surviving corporation;

•	shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange, included in the national market system by the NASD or held of record by at least 2,000 stockholders;

•	cash in lieu of fractional shares described in any of the two items immediately above; or

•	any combination of cash, shares of stock and cash in lieu of fractional shares described in any of the above.

      EchoStar Class A common stockholders are not entitled to appraisal rights in connection with the Hughes/ EchoStar merger. For more information, see “The Transactions—No Appraisal Rights.”

      New EchoStar Common Stock. New EchoStar stockholders will be entitled to appraisal rights in accordance with the provisions of the Delaware General Corporation Law, as described at “— GM Class H Common Stock” above.

     Annual Meeting; Special Meetings of Stockholders

      GM Class H Common Stock. GM’s bylaws provide that the annual meeting of GM stockholders for the election of directors, ratification or rejection of the selection of auditors and the transaction of such other business as may properly be brought before the meeting is held on the first Tuesday in June in each year, or on such other date and such place and time as the Chairman of the GM board of directors or the GM board of directors designates.

      Under GM’s bylaws, special meetings of stockholders may be called by the GM board of directors or the Chairman of the GM board of directors at such place, date and time and for such purpose or purposes as are set forth in the notice of such meeting.

      If a quorum is not present at any annual or special meeting of the GM stockholders, the meeting may be adjourned from time to time until a quorum shall attend. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each GM stockholder of record entitled to vote at the meeting.

      EchoStar Common Stock. EchoStar’s bylaws provide that the annual meeting of stockholders of EchoStar will be held as determined by resolution of the EchoStar board of directors. If a quorum is not present, the meeting may be adjourned from time to time, but no single adjournment will exceed 60 days. If the election of directors will not be held at the annual meeting of EchoStar stockholders, or at any adjournment thereof, the EchoStar board of directors will cause the election to be held at a special meeting of EchoStar stockholders as soon thereafter as convenient.

      Special meetings of EchoStar stockholders for any purpose unless otherwise prescribed by statute may be called by the President of EchoStar, or in his absence by a Vice President, the EchoStar board of directors, or the holders of not less than one-third of all shares entitled to vote on the subject matter for which the meeting is called. Any holder or holders of not less than one-third of all of the outstanding shares of EchoStar who desire to call a special meeting will notify the President that a special meeting of the EchoStar stockholders will be called. Within 30 days after notice to the President, the President will set the date, time and location of the EchoStar stockholders meeting.

      New EchoStar Common Stock. New EchoStar’s bylaws will provide for certain procedures in connection with annual meetings of New EchoStar’s stockholders and special meetings of New EchoStar’s stockholders.

     Advance Notice to Stockholders

      GM Class H Common Stock. Under the Delaware General Corporation Law, a written notice stating the place, if any, date and hour of the stockholder’s meeting, the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. If mailed, notice will be deemed to be given when deposited in the U.S. mail and directed to the stockholder at his address as it appears on the records of the corporation, with postage prepaid.

      In addition, any notice to stockholders given by a corporation under the Delaware General Corporation Law, the certificate of incorporation or bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder by written notice to the corporation.

      Under GM’s bylaws, written notice of each meeting of stockholders will be given by the Chairman of the GM board of directors or the Secretary in compliance with the provisions of the Delaware General Corporation Law.

      EchoStar Common Stock. EchoStar’s bylaws provide that written notice stating the place, day and hour of the EchoStar stockholders’ meeting, and in case of a special meeting of EchoStar stockholders, the purpose or purposes for which the meeting is called, must be delivered not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the President of EchoStar, the Secretary, the EchoStar board of directors, or the officer or persons calling the meeting, to each EchoStar stockholder of record entitled to vote at such meeting, except that if the authorized shares are to be increased, at least 30 days’ notice will be given. If mailed, such notice will be deemed to be delivered when deposited in the U.S. mail addressed to the stockholder at his address as it appears on the stock transfer books of EchoStar, with postage prepaid. Failure to deliver such notice or obtain a waiver thereof will not cause the meeting to be lost, but it will be adjourned by the EchoStar stockholders present for a period not to exceed 60 days until any deficiency to notice or waiver will be supplied.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law, as described at “— GM Class H Common Stock” above.

     Stockholder Action by Written Consent

      GM Class H Common Stock. The Delaware General Corporation Law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or a special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. GM’s restated certificate of incorporation is silent with respect to a stockholder’s ability to act by written consent, and accordingly, GM stockholders may act by written consent in the manner permitted by the Delaware General Corporation Law.

      EchoStar Common Stock. Under EchoStar’s bylaws, which follow the rules set forth in Chapter 78 of the Nevada Revised Statutes, any action required or permitted to be taken at a meeting of EchoStar stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by EchoStar stockholders holding at least a majority of the voting power, except that if any greater proportion of voting power is required for such an action at a meeting, then such greater proportion of written consents will be required. In no instance where action is authorized by written consent need a meeting of EchoStar stockholders be called or noticed.

      New EchoStar Common Stock. New EchoStar’s certificate of incorporation will permit New EchoStar stockholders to act by written consent in the manner permitted by the Delaware General Corporation Law, as described at “— GM Class H Common Stock” above.

     Record Date

      GM Class H Common Stock. Under GM’s bylaws, which follow the Delaware General Corporation Law, the GM board of directors may fix a record date for purposes of determining stockholders entitled to vote at meetings or express consent to corporate action, receive dividends or participation in other actions. Any such record date cannot precede the date upon which the resolution fixing the record date is adopted by the GM board of directors and:

•	in the case of determination of GM stockholders entitled to vote at any meeting of GM stockholders or adjournment thereof, such record date will not be more than 60 nor less than 10 days before the date of such meeting;

•	in the case of determination of GM stockholders entitled to express consent to corporate action in writing without a meeting, such record date will not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the GM board of directors; and

•	in the case of any other action, such record date will not be more than 60 days prior to such other action.

      EchoStar Common Stock. Under the EchoStar bylaws, which follow Chapter 78 of the Nevada Revised Statutes, the EchoStar board of directors may provide that the EchoStar stock transfer books will be closed for a stated period, which will not exceed in any case 60 days, for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose. The bylaws also provide that if the EchoStar stock transfer books will be closed for the purpose of determining stockholders entitled to notice of, or to vote at, a meeting of stockholders, such books will be closed for at least 10 days immediately preceding such meeting.

      The EchoStar board of directors may, in lieu of closing the EchoStar stock transfer books, fix in advance a record date for any such determination of stockholders, such date in any case to be not more than 60 days or less than 10 days prior to the date on which the particular action requiring such determination of stockholders is to be taken.

      Pursuant to Chapter 78 of the Nevada Revised Statutes, if the EchoStar board of directors does not order the EchoStar stock transfer books closed, or fix in advance a record date, then the record date for the determination of stockholders entitled to notice of, or to vote at, any meeting of stockholders, or any adjournment thereof, or entitled to receive payment of any dividend or for the determination of stockholders for any proper purpose will be the day prior to the date on which notice is given, or if notice is waived, at the close of business on the day before the meeting is held.

      New EchoStar Common Stock. New EchoStar will be subject to the provisions of the Delaware General Corporation Law, as described at “—GM Class H Common Stock” above.

     Stock Exchange Listing

      GM Class H Common Stock. GM Class H common stock is listed on the NYSE under the symbol “GMH.”

      EchoStar Common Stock. EchoStar Class A common stock is listed on the Nasdaq National Market under the symbol “DISH.” EchoStar Class B common stock is not listed on a stock exchange and is not publicly traded.

      New EchoStar Common Stock. New EchoStar will apply for the listing of the New EchoStar Class A common stock on either the NYSE or the Nasdaq under the symbol “          .” New EchoStar will apply for the listing of the New EchoStar Class C common stock on either the NYSE or the Nasdaq under the symbol “          .” New EchoStar Class B common stock will not be listed on a stock exchange and will not be publicly traded.

     Form of Stock Ownership

      GM Class H Common Stock. GM Class H common stock is registered in book-entry form through the direct registration system. Under this system, unless a GM Class H stockholder requests a physical stock certificate, ownership of GM Class H common stock is reflected in account statements periodically distributed to GM Class H stockholders by Fleet, GM’s transfer agent, who holds the book-entry shares on behalf of GM Class H common stockholders. However, any stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting GM’s transfer agent.

      EchoStar Common Stock. Shares of EchoStar Class A common stock and EchoStar Class B common stock are represented by stock certificates.

      New EchoStar Common Stock. The New EchoStar common stock will be issued initially in book-entry form through the direct registration system. Under this system, unless a New EchoStar common stockholder requests a physical stock certificate, ownership of New EchoStar common stock is reflected in account statements periodically distributed to New EchoStar common stockholders by New EchoStar’s transfer agent, who will hold the book-entry shares on behalf of New EchoStar common stockholders. However, any holder of New EchoStar common stock who wishes to receive a physical stock certificate evidencing his or her shares of New EchoStar common stock may at any time obtain a stock certificate at no charge by contacting New EchoStar’s transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

The Transactions

      Shares of New EchoStar Class C common stock issued to GM Class H common stockholders and shares of New EchoStar Class A common stock issued to EchoStar Class A common stockholders pursuant to the Transactions will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of the parties under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with a person. Affiliates may sell their shares of New EchoStar common stock only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 145(d) of the Securities Act or any other applicable exemption under the Securities Act. We expect that the exemption under Rule 145(d) of the Securities Act will be available for resales of shares of New EchoStar Class A common stock and New EchoStar Class C common stock by most of the affiliates of New EchoStar immediately following the completion of the Hughes/EchoStar merger. Hughes Holdings’ registration statement on Form S-4, of which this document constitutes a part, does not cover the resale of New EchoStar common stock held by affiliates after the Transactions.

      Certain executive officers, directors and employees of General Motors and its subsidiaries hold GM Class H common stock, including through employee benefit plans. To the extent that any of such persons are not affiliates or otherwise restricted, these persons will generally be able to transfer such shares of New EchoStar Class C common stock they receive in the Transactions without restriction.

GM Employee Benefit Plans

      On June 12, 2000, General Motors contributed a total of 60,500,000 shares of GM Class H common stock to two of GM’s employee benefit plans: a Sub-Trust of the General Motors Welfare Benefit Trust, a voluntary employees’ beneficiary association trust, which we refer to as the “GM VEBA,” and the General Motors Special Hourly Employees Pension Trust. Prior to this contribution, each of these two GM employee benefit plans already owned some shares of GM Class H common stock. On June 30, 2000, the GM board of directors paid a three-for-one stock split on the GM Class H common stock. As a result, these GM employee benefit plans currently hold about 181,590,942 shares of GM Class H common stock. After the Transactions, based on assumptions about certain variable factors described elsewhere in this document, these GM employee benefit plans would hold about           % of the outstanding common stock of New EchoStar. In addition, while General Motors has no current intention to do so, General Motors may determine in the future to contribute to the GM VEBA additional shares of New EchoStar Class C common stock.

      As contemplated by the terms of a letter agreement entered into among General Motors, the GM employee benefit plans, Charles W. Ergen and EchoStar on October 28, 2001, the GM employee benefit plans, GM, Hughes Holdings, Hughes and EchoStar are currently negotiating the terms of a registration rights agreement which will provide the GM employee benefit plans with certain registration rights and market access rights with respect to their shares of New EchoStar Class C common stock as well as subject them to certain transfer restrictions. The GM employee benefit plans, Hughes and EchoStar have agreed to negotiate the terms of the registration rights agreement in good faith. However, if they are unable to agree on the terms of that agreement, then the GM employee benefit plans will not have any registration rights or be subject to any transfer restrictions except the restrictions described in the paragraph below.

      The GM employee benefit plans have entered into a contribution and transfer agreement with General Motors which restricts them from transferring any of the shares of GM Class H common stock they currently hold, or any of the shares of New EchoStar Class C common stock they will hold after the Transactions, until the first day after the two year anniversary of the Hughes split-off. This period may be shortened, under certain circumstances, if a private letter ruling from the IRS has been obtained.

Charles W. Ergen

      A trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, currently holds all of EchoStar Class B common stock and, after the Transactions such trust is expected to hold all of the New EchoStar Class B common stock. After the Transactions, based on assumptions about certain variable factors described elsewhere in this document, such trust would hold about                     % of the outstanding common stock of New EchoStar. As contemplated by the terms of a letter agreement entered into among General Motors, the GM employee benefit plans, the trust and EchoStar on October 28, 2001, the trust, Hughes Holdings, Hughes and EchoStar are currently negotiating the terms of a registration rights agreement which will provide the trust with certain registration rights and market access rights relating to any New EchoStar Class A common stock or New EchoStar Class C common stock into which its shares may be converted, as well as subject the trust to certain transfer restrictions.

General Motors

      After the Transactions, based on assumptions about certain variable factors described elsewhere in this document, in addition to any shares of New EchoStar Class C common stock subject to the GM debt-for-equity exchanges, if permitted by the IRS, General Motors would hold about      % of the outstanding common stock of New EchoStar. As contemplated by the terms of a letter agreement entered into among General Motors, the GM employee benefit plans, Charles W. Ergen and EchoStar on October 28, 2001, General Motors, Hughes Holdings, Hughes and EchoStar are currently negotiating the terms of a registration rights agreement which will provide GM with certain registration rights and market access rights relating to its shares of New EchoStar Class C common stock, as well as subject it to certain transfer restrictions.

AOL Time Warner

      In connection with Hughes’ strategic alliance with AOL in June 1999, AOL invested $1.5 billion in restricted shares of a new series of GM preference stock, the GM Series H preference shares, which would automatically convert, depending on the average closing trading price of Class H common stock during the 20 trading days prior to the mandatory conversion date, into between 64,587,765 and 80,088,990 shares of Class H common stock on the mandatory conversion date for the GM Series H preference shares, which is June 24, 2002. Based on the closing trading price of GM Class H common stock on March 13, 2002, AOL also currently has the right to convert these shares into 64,587,765 shares of GM Class H common stock, subject to adjustment. General Motors invested the proceeds received from AOL in shares of a new Hughes preferred equity security, the Hughes Series A preferred stock, which is designed to correspond to the financial terms of the GM Series H preference shares. For more information, see “GM Capital Stock— Preference Stock.” Unless such stock has been transferred by AOL prior to such time, because the Transactions are likely to occur after the mandatory conversion date, AOL is currently expected to hold GM Class H common stock immediately prior to the Transactions and to receive New EchoStar Class C common stock as part of the Transactions.

      The following description summarizes the material terms of the stock purchase agreement between GM and AOL relating to transfer restrictions on the shares held by AOL as well as the material terms of the registration rights agreement between GM and AOL. New EchoStar will succeed to all of the obligations of GM under these agreements as a result of the Transactions. This description does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements, each of which has been incorporated by reference as an exhibit to the registration statement of which this document constitutes a part.

      AOL may be entitled to certain registration rights with respect to the shares of New EchoStar Class C common stock it receives in the Transactions. These rights become exercisable upon the earlier to occur of a sale of DIRECTV or the termination under certain circumstances of certain of the transaction documents executed in connection with the strategic alliance. Once the rights are exercisable, AOL may demand on four occasions registration of their shares under the Securities Act. However, New EchoStar will not be required to register any shares that can be sold publicly without registration. New EchoStar will have the right to delay any required registration for up to 90 days in any 12-month period if that registration could interfere with its business activities or plans or if it would require disclosure of certain confidential information. In addition, New EchoStar will not be required to register any shares for 30 days prior to the anticipated completion of a public offering by New EchoStar of its securities and 90 days after the completion of the public offering where, in the good faith judgment of the managing underwriter(s), the registration would have an adverse effect on the offering or if registration would be prohibited by law.

      We do not currently believe that New EchoStar will be required to register any shares held by AOL following the Transactions.

MARKET PRICE AND DIVIDEND DATA

GM Class H Common Stock

      The GM Class H common stock is currently listed on the NYSE under the symbol “GMH.” The following table contains, for the periods indicated, the high and low sale prices per share of GM Class H common stock, as reported on the NYSE composite tape, as adjusted to reflect the three-for-one stock split of the GM Class H common stock paid on June 30, 2000.

Calendar Year	High	Low

2000
First Quarter	$47.00	$30.50
Second Quarter	41.58	27.33
Third Quarter	37.61	24.63
Fourth Quarter	38.00	21.33
2001
First Quarter	$28.00	$17.90
Second Quarter	25.09	17.50
Third Quarter	21.65	11.50
Fourth Quarter	15.80	12.12
2002
First Quarter (through March 14, 2002)	$17.55	$12.50

      There were 184,474 holders of record of GM Class H common stock as of March 14, 2002.

      On October 26, 2001, the last full trading day prior to the public announcement of the signing of the principal transaction agreements among GM, Hughes and EchoStar, the closing price of GM Class H common stock was $15.35 on the NYSE.

      As of March 14, 2002, the most recent practicable date before the initial filing of this document, the closing price of GM Class H common stock was $15.90 on the NYSE.

      Since the completion of the Hughes restructuring transactions in late 1997, GM has not paid dividends on the GM Class H common stock. The GM board of directors does not currently expect to pay dividends on the GM Class H common stock in the foreseeable future. Future earnings of Hughes before the completion of the GM/ Hughes separation transactions and the Hughes/ EchoStar merger are expected to be retained for the development of the business of Hughes. For more information, see “GM Capital Stock.”

      GM common stockholders are urged to obtain a current market price quotation for GM Class H common stock prior to making any decision with respect to the proposals relating to the Transactions.

EchoStar Class A Common Stock

      The EchoStar Class A common stock is currently listed on the Nasdaq under the symbol “DISH.” The following table contains, for the periods indicated, the high and low sale prices per share of EchoStar Class A common stock, as reported on the Nasdaq.

Calendar Year	High	Low

2000
First Quarter	$79.000	$40.719
Second Quarter	74.188	31.188
Third Quarter	53.422	31.625
Fourth Quarter	54.125	22.750
2001
First Quarter	$34.000	$21.813
Second Quarter	38.510	25.813
Third Quarter	30.440	20.470
Fourth Quarter	27.470	22.130
2002
First Quarter (through March 14, 2002)	$30.03	$21.92

      There were 6,058 holders of record of EchoStar Class A common stock as of March 14, 2002.

      On October 26, 2001, the last full trading day prior to the public announcement of the signing of the principal transaction agreements among, GM, Hughes and EchoStar, the closing price of EchoStar Class A common stock was $25.26 on the Nasdaq.

      As of March 14, 2002, the most recent practicable date before the initial filing of this document, the closing price of EchoStar Class A common stock was $27.55 on the Nasdaq.

      EchoStar has never declared or paid any cash dividends on the EchoStar Class A common stock. The EchoStar board of directors does not currently expect to pay dividends on the EchoStar Class A common stock for the foreseeable future. Future earnings of EchoStar, if any, will be retained for the financing of the Hughes/ EchoStar merger, for use in the development and expansion of its business and for general corporate purposes.

New EchoStar Class A Common Stock and New EchoStar Class C Common Stock

      There is currently no public market for the New EchoStar Class A common stock and New EchoStar Class C common stock. Application will be made to list the New EchoStar Class A common stock and New EchoStar Class C common stock on either the NYSE or the Nasdaq. It is expected that the trading symbol for the New EchoStar Class A common stock will be “          ” and the trading symbol for the New EchoStar Class C common stock will be “          .” We cannot assure you as to the prices at which the New EchoStar Class A common stock and New EchoStar Class C common stock will trade. The trading price of New EchoStar Class A common stock after the Hughes/ EchoStar merger may be less than, equal to or greater than the trading price of EchoStar Class A common stock before the Hughes/ EchoStar merger. Similarly, the trading price of New EchoStar Class C common stock after the GM/ Hughes separation transactions and the Hughes/ EchoStar merger may be less than, equal to or greater than the trading price of GM Class H common stock before the GM/ Hughes separation transactions and the Hughes/ EchoStar merger.

      Shares of New EchoStar Class A common stock issued in the Hughes/ EchoStar merger and shares of New EchoStar Class C common stock issued in the GM/ Hughes separation transactions will generally be freely transferable. For more information, see “Shares Eligible for Future Sale.”

GM CONSENT SOLICITATION MATTERS

Solicitation of Written Consent of GM Common Stockholders

     Matters to be Approved

      GM is furnishing this document to all GM common stockholders in connection with its solicitation of the approval of certain matters relating to the Transactions by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders, each voting separately as a class and voting together as a single class based on their respective per share voting power as set forth in the GM restated certificate of incorporation. GM is also seeking approval by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders, voting in this manner, of a further amendment to the GM restated certificate of incorporation to reflect the completion of the Transactions.

      Matters Relating to the Transactions. The matters relating to the Transactions, which the GM common stockholders are being asked to approve, include:

•	the approval of a proposed amendment of the GM restated certificate of incorporation in connection with the GM/ Hughes separation transactions; and

•	the ratification of all other aspects of the Transactions, including the Hughes recapitalization and the Hughes dividend distribution, the Hughes split-off, the Hughes/EchoStar merger and the other related transactions.

Specifically, the GM $1 2/3 par value common stockholders and GM Class H common stockholders are being asked to approve the following two proposals relating to the Transactions:

PROPOSALS RELATING TO THE TRANSACTIONS

PROPOSAL (1): APPROVAL OF THE FIRST GM CHARTER AMENDMENT

This proposal consists of the approval of an amendment to Article Fourth of the GM restated certificate of incorporation to:

•	add a provision which will enable the GM board of directors to reduce the denominator of the GM Class H fraction in an amount commensurate with the amount of the dividend received from Hughes in connection with the Hughes dividend distribution; and

•	add a redemption feature to the terms of the GM Class H common stock that will make the GM Class H common stock redeemable in exchange for shares of Hughes Holdings Class C common stock, on a share-for-share basis, pursuant to the Hughes split-off; and

•	expressly provide that the completion of the GM/Hughes separation transactions will not result in a recapitalization of the GM Class H common stock into GM $1 2/3 par value common stock at a 120% exchange ratio as currently provided for under certain circumstances pursuant to provisions of the GM restated certificate of incorporation.

PROPOSAL (2): RATIFICATION OF ALL OTHER ASPECTS OF THE TRANSACTIONS

This proposal consists of the ratification of all other aspects of the Transactions, including, among other things, the Hughes recapitalization and the Hughes dividend distribution in connection therewith, the Hughes split-off, the Hughes/EchoStar merger and the other related transactions contemplated pursuant to the implementation agreement, the GM/ Hughes separation agreement and the other agreements contemplated by those agreements. By approving this proposal, GM $1 2/3 par value common stockholders and GM Class H common stockholders will be, among other things, approving and consenting to an asset transfer consisting of the Hughes dividend distribution to GM, as contemplated by the terms of the GM board policy statement which will ensure that the completion of the GM/Hughes separation transactions will not result in a pro rata distribution of a portion of the Hughes dividend distribution to GM Class H common stockholders in accordance with the GM Class H fraction, as currently provided for under certain circumstances pursuant to the GM board policy statement.

      IMPORTANT NOTE REGARDING PROPOSAL (1) AND PROPOSAL (2): Although proposal (1) and proposal (2) above are separate matters to be voted upon by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders in connection with the Transactions, these proposals are expressly conditioned on each other. This means that, even if the GM $1 2/3 par value common stockholders and the GM Class H common stockholders approve one proposal, GM will not complete the transactions contemplated by that proposal unless the GM $1 2/3 par value common stockholders and the GM Class H common stockholders also approve the other proposal so that the Transactions can be completed as planned and as described in this document. In other words, BOTH proposal (1) and proposal (2) above must be approved by the GM $1 2/3 par value common stockholders and the GM Class H common stockholders in order for GM to obtain the requisite GM common stockholder approval of the proposals relating to the Transactions. Accordingly, if you wish to approve the proposals relating to the Transactions, you should vote for BOTH proposal (1) and proposal (2).

      Further Amendment of the GM Restated Certificate of Incorporation. In addition to the GM/ Hughes separation transactions described above, the GM $1 2/3 par value common stockholders and GM Class H common stockholders are also being asked to approve the following additional proposal which is not part of the matters relating to the Transactions:

ADDITIONAL PROPOSAL

PROPOSAL (3): APPROVAL OF THE SECOND GM CHARTER AMENDMENT

This proposal consists of the approval of an amendment to Article Fourth of the GM restated certificate of incorporation to eliminate certain provisions relating to the GM Class H common stock after completion of the Hughes split-off.

      Proposal (3) will not be implemented unless GM receives the requisite GM common stockholder approval of proposal (3) and GM also receives the requisite GM common stockholder approval of proposal (1) and proposal (2) above and the Transactions are completed. However, the completion of the Transactions is not conditioned upon the requisite GM common stockholder approval of this proposal. This means that if GM receives the requisite GM common stockholder approval of proposal (1) and proposal (2), but not proposal (3), GM and Hughes may nonetheless complete the Transactions.

      In the event that GM does not receive the requisite GM common stockholder approval of proposal (3) in connection with this consent solicitation, GM currently intends to propose a substantially identical amendment to the GM restated certificate of incorporation at its next annual meeting of stockholders. This amendment to the GM restated certificate of incorporation is necessary in order to remove the provisions relating to GM Class H common stock, which will no longer be relevant after the completion of the Transactions.

      Requisite GM Common Stockholder Approval. To receive the requisite GM common stockholder approval of the proposals described above, General Motors must obtain the consent of the holders of:

•	a majority of the shares of GM $1 2/3 par value common stock outstanding as of the record date, voting as a separate class;

•	a majority of the shares of GM Class H common stock outstanding as of the record date, voting as a separate class; and

•	a majority of the voting power of the shares of GM $1 2/3 par value common stock and GM Class H common stock outstanding as of the record date, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation.

      If General Motors obtains both of the first two GM common stockholder approvals described above, it will also have obtained, as required by applicable law, the third GM common stockholder approval described above: the approval of a majority of the outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM restated certificate of incorporation. When voting together as a single class with respect to any proposal, holders of record of GM $1 2/3 par value common stock are entitled to one vote per share and holders of record of GM Class H common stock are entitled to 0.20 of a vote per share.

      GM Board of Directors Recommendation. The GM board of directors has unanimously recommended that GM common stockholders approve each of the proposals described above. To the best of GM’s knowledge, all of GM’s directors and executive officers currently intend to vote to approve and consent to the proposals described above and, except in their capacities as members of the Hughes board of directors as described above at “The Transactions— GM Background and Considerations— GM’s Development of the Transactions” and “The Transactions—GM Background and Considerations— Recommendations of the GM Capital Stock Committee, the GM Board of Directors and the Hughes Board of Directors; Fairness of the GM/ Hughes Separation Transactions and the Hughes/EchoStar Merger,” none of GM’s executive officers who are not directors have made any recommendations with respect to the proposals described above.

     Action by Written Consent; Record Date

      GM has delivered this document to GM $1 2/3 par value common stockholders and GM Class H common stockholders, in order to obtain their written consent to the proposals described above at “—Matters to be Approved.” GM will not hold a special meeting of its common stockholders with respect to these proposals. Only GM $1 2/3 par value common stockholders and GM Class H common stockholders of record on                     , 2002, the record date, are entitled to consent with respect to such proposals.

      On the record date, there were outstanding about                     million shares of GM $1 2/3 par value common stock held by about                     holders of record and about                     million shares of GM Class H common stock held by about                     holders of record. Approval of the proposals described above under “—Matters to be Approved” by GM’s common stockholders will be deemed to be obtained once consents have been received and not revoked from holders of the number of outstanding shares of GM $1 2/3 par value common stock and GM Class H common stock required for approval as described above. In no event will this be sooner than 20 business days after the date on which the mailing of this document is complete. However, if GM does not receive the number of consents required to approve proposal (1) and proposal (2) described above under “—Matters to be Approved” within 60 days of the date of the earliest dated consent delivered to GM, GM will not complete the Transactions and will not implement proposal (3) described above under “—Matters to be Approved” even if GM receives the number of consents required to approve that proposal.

      The shares represented by each executed consent submitted with respect to each proposal will be deemed to have approved and consented to such proposal.

      If a GM $1 2/3 par value common stockholder or a GM Class H common stockholder does not send in the consent card, it will have the same effect as a vote against the proposals relating to the Transactions, which approval is a condition to the completion of the Hughes/EchoStar merger. Therefore, we urge all GM $1 2/3 par value common stockholders and GM Class H common stockholders to please complete, date, sign and return the enclosed consent card as soon as possible.

      GM common stockholders that participate in any of the employee benefit or other plans described below or maintain other accounts under a different name (e.g., with and without a middle initial) may receive more than one set of solicitation materials. To ensure that all shares of GM common stock held by each GM common stockholder are voted, GM common stockholders must execute and return every consent received.

      GM common stockholders may revoke their consent at any time before the approval of the proposals by GM’s common stockholders. To revoke a consent, file with the Secretary of General Motors a written notice stating that you would like to revoke your consent. You can also revoke your consent, or any withholding of consent, by filing another form of written consent bearing a date later than the date of the consent. Revocations should be sent to General Motors at the following address:

General Motors Corporation

Renaissance Center
P.O. Box 300
Mail Code 482-C38-B71
Detroit, Michigan 48265-3000
Attention: Secretary

     Other Consent Solicitation Matters

      Under the rules of the NYSE, on which GM’s common stock is listed, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as the approval of the proposals described above at “—Matters to be Approved” without specific instructions from such customers. Thus, “broker non-votes” with respect to the proposals will have the effect of a vote against such proposals.

      If your shares of GM $1 2/3 par value common stock and/or GM Class H common stock are held in street name by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should follow the directions provided to you by your broker regarding how to instruct your broker to vote your shares. Without your instructions, your shares of GM common stock will not be voted with respect to the proposals described above at “—Matters to Be Approved,” which will have the same effect as voting against those proposals.

      Arrangements have been made to furnish copies of this document and other related solicitation materials to brokerage houses, nominees, fiduciaries and other custodians for forwarding to beneficial owners of GM $1 2/3 par value common stock and GM Class H common stock. General Motors will reimburse such brokerage houses, nominees, fiduciaries and other custodians for their reasonable expenses incurred in sending consent solicitation materials to beneficial owners.

      General Motors will bear the cost of preparing and mailing this document and related materials to GM’s common stockholders. General Motors will solicit written consents by mail, and the directors, officers and employees of General Motors may also solicit written consents by telephone, facsimile or personal interview. These persons will receive no additional compensation for such services. In addition, General Motors has retained Morrow & Co., Inc. to assist in soliciting written consents regarding the proposals. General Motors has agreed to pay Morrow & Co., Inc. a fee of $125,000 and reasonable out-of-pocket expenses for its solicitation services. General Motors has also retained Morrow & Co., Inc. to assist in providing information regarding the GM/ Hughes separation transactions.

     Certain Employee Savings Plans

      If you are a GM common stockholder who participates in one or more of the following employee savings plans, each of your consents relating to the shares of GM common stock held in such plans will serve as a voting instruction for the trustees, plan committees or independent fiduciaries of those plans:

•	General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

•	General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

•	General Motors Canadian Savings-Stock Program for Salaried Employees

•	General Motors of Canada, Ltd. Group RRSP and Savings Plan for Hourly Employees

•	Delphi Automotive Systems stock plans for employees, including:

•	Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees in the United States

•	Delphi Personal Savings Plan for Hourly Rate Employees in the United States

•	Hughes Non-Bargaining Employees Thrift and Savings Plan

•	Hughes Bargaining Employees Thrift and Savings Plan

•	Saturn Individual Savings Plan for Represented Members

•	GMAC Mortgage Group Savings Incentive Plan

•	GMAC Insurance-Personal Lines Retirement Savings Plan

•	Raytheon Savings and Investment Plan

      Under certain employee savings plans, if you do not provide voting instructions with respect to the GM common stock held in such plans, those shares may be voted by the trustee, plan committee or independent fiduciary at its discretion. The following is a list of employee savings plans that have adopted this procedure:

•	General Motors Savings-Stock Purchase Program for Salaried Employees in the United States

•	Hughes Non-Bargaining Employees Thrift and Savings Plan

•	Hughes Bargaining Employees Thrift and Savings Plan

•	Delphi Automotive Systems Corporation Savings-Stock Purchase Program for Salaried Employees

      Under certain other employee savings plans, if you do not provide voting instructions with respect to the GM common stock held in such plans, those shares will not be voted. The following is a list of employee savings plans that have adopted this procedure:

•	General Motors Personal Savings Plan for Hourly-Rate Employees in the United States

•	General Motors Canadian Savings-Stock Program for Salaried Employees

•	General Motors of Canada, Ltd. Group RRSP and Savings Plan for Hourly Employees

•	Delphi Personal Savings Plan for Hourly Rate Employees in the United States

•	Saturn Individual Savings Plan for Represented Members

•	GMAC Mortgage Group Savings Incentive Plan

•	Raytheon Savings and Investment Plan

      In addition, under the GMAC Insurance-Personal Lines Retirement Savings Plan, if you do not provide voting instructions with respect to the GM common stock held in that plan, those shares will be voted by the trustee, plan committee or independent fiduciary in the same proportion as the shares for which they do receive voting instructions.

Security Ownership of Certain Beneficial Owners and Management of General Motors

      The following table sets forth, as of February 28, 2002, the beneficial ownership of all classes of GM common stock for:

•	each director of General Motors;

•	the Chief Executive Officer and the four other most highly compensated executive officers of GM (collectively, the named executive officers); and

•	all directors and executive officers of GM as a group.

      The shares listed below do not include any GM common stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive officer may serve as a director or trustee. Each of the individuals listed below, as well as all the directors and executive officers of GM as a group, owns less than one percent of the outstanding shares or voting power of any class of GM common stock.

      In addition, the following table gives information about each entity known to GM to be the beneficial owner of more than five percent of any class of GM common stock.

  Non-Employee Directors

	Shares		Deferred Stock
	Beneficially Owned		Units(a)			Options(b)

	GM $1 2/3	GM	GM $1 2/3	GM		GM $1 2/3	GM
Name	Par Value	Class H	Par Value	Class H		Par Value	Class H

P. N. Barnevik	9,628	1,188	4,873	2,525		—	—
J. H. Bryan	6,603	1,266	11,077	3,733		8,738	1,797
A. M. Codina	2,000	—	—	—		—	—
T. E. Everhart	1,702	420	14,962	41,401	(c)	1,093	5,000	(f)
G. M. C. Fisher	4,752	792	3,292	13,291	(d)	5,908	1,236
N. Idei	4,250	2,250	3,649	1,562		—	—
K. Katen	4,000	3,000	4,251	2,542		5,141	1,377
A. G. Lafley	1,000	—	—	—		—	—
J. W. Marriott, Jr.	752	15,792	14,976	21,112		—	—
E. S. O’Neal	1,000	1,400	264	834		—	—
E. Pfeiffer	4,512	4,752	6,450	15,253	(e)	7,436	14,572	(g)
L. D. Ward	1,000	—	2,981	1,320		—	—

(a)	Deferred Stock Units— These amounts have been deferred under the General Motors Corporation Compensation Plan for Non-Employee Directors as well as under the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors. The only material difference between these two plans is that all stock amounts in the Hughes Electronics Corporation Compensation Plan for Non-Employee Directors refer exclusively to GM Class H Common Stock.

(b)	Options— These columns report the number of shares of GM $1 2/3 par value common stock or GM Class H common stock, as applicable, that may be acquired through the exercise of stock options within 60 days of February 28, 2002. The shares reported reflect adjustments to the original option grants resulting from the recapitalization of the GM Class H common stock in December 1997, the spin-off of Delphi Automotive Systems in 1999, and a three-for-one GM Class H common stock split in the form of a 200% stock dividend in 2000.

(c)	This amount includes 8,052 deferred stock units granted under the Hughes Deferred Compensation Plan.

(d)	This amount includes 514 deferred stock units granted under the Hughes Deferred Compensation Plan.

(e)	This amount includes 12,250 deferred stock units granted under the Hughes Deferred Compensation Plan.

(f)	This amount includes 5,000 options granted under the Hughes Deferred Compensation Plan.

(g)	This amount includes 12,775 options granted under the Hughes Deferred Compensation Plan.

  Named Executive Officers and All Directors and Executive Officers

	Shares
	Beneficially		Deferred Stock
	Owned(a)		Units(b)		Options(c)

	GM $1 2/3	GM	GM $1 2/3	GM	GM $1 2/3	GM
Name	Par Value	Class H	Par Value	Class H	Par Value	Class H

J. M. Devine	14,330	3,503	200,818	—	166,668	—
J. D. Finnegan	15,474	3,214	40,196	11,541	173,434	—
R. A. Lutz	7,999	—	9,777	—	—	—
J. F. Smith, Jr.	270,039	162,098	48,796	83,313	1,993,354	—
G. R. Wagoner, Jr.	94,013	63,574	23,046	16,755	1,050,470	—
All directors and executive officers as a group	689,503	342,855	465,745	214,348	4,972,401	23,982

(a)	Shares beneficially owned include shares credited under the General Motors Savings-Stock Purchase Program for Salaried Employees and the General Motors Canadian Savings-Stock Program for Salaried

Employees. The General Motors Savings-Stock Purchase Program for Salaried Employees is generally available to all salaried employees in the United States and provides that participants may contribute up to 40% of eligible salary, subject to maximum limits established by the Code. The General Motors Canadian Savings-Stock Program for Salaried Employees is available to all salaried employees in Canada and there is no maximum contribution limit.

(b)	Deferred stock units include shares under the General Motors Benefit Equalization Plan-Savings. The General Motors Benefit Equalization Plan-Savings is a non-qualified “excess benefits” plan that is exempt from ERISA and Code limitations and provides executives with the full GM matching contribution without regard to Code limitations. Amounts credited under the General Motors Benefit Equalization Plan-Savings are maintained in share units of GM $1 2/3 par value common stock. Following termination of employment, an employee may elect to receive a complete distribution of amounts in the General Motors Benefit Equalization Plan-Savings account, which will be paid in cash. Deferred stock units also include undelivered incentive awards that will vest upon the occurrence of certain events and that are subject to forfeiture under certain circumstances.

(c)	Options — These columns report the number of shares of GM $1 2/3 par value common stock or GM Class H common stock, as applicable, that may be acquired through the exercise of stock options within 60 days of February 28, 2002. The shares reported reflect adjustments to the original option grants resulting from the recapitalization of the GM Class H common stock in December 1997, the spin-off of Delphi Automotive Systems in 1999, and a three-for-one GM Class H common stock split in the form of a 200% stock dividend in 2000.

  Certain Beneficial Owners

			Percent of Class
	Shares Beneficially Owned
			GM
	GM $1 2/3	GM	$1 2/3	GM	Percent of
Name and Address	Par Value	Class H	Par Value	Class H	Total Vote(a)

State Street Bank and Trust Company(b) 225 Franklin Street Boston, MA 02110	85,527,882	50,552,166	15.2%	5.8%	13.0%

Southeastern Asset Management, Inc. 6410 Poplar Ave., Suite 900 Memphis, TN 38119	—	43,963,766	—	5.0%	1.2%

Fiat S.p.A Via Nizza 250 10126 Turin, Italy	32,053,422	—	5.6%	—	4.4%

U.S. Trust Corporation 114 West 47th Street New York, NY 10036	—	181,891,754 (c)	—	20.7%	5.0%

(a)	Combined voting power of GM $1 2/3 par value common stock and GM Class H common stock. Each share of GM $1 2/3 par value common stock is equivalent to one vote, and each share of GM Class H common stock is equivalent to 0.20 of a vote.

(b)	Acting in various fiduciary capacities for various employee benefit plans.

(c)	Includes shares beneficially owned by U.S. Trust Corporation in its capacity as the independent trustee for GM’s employee pension plan and VEBA plan trust.

Interests of Executive Officers and Directors of GM and Hughes

      GM common stockholders should be aware that the executive officers and directors of GM and Hughes have interests in the GM/ Hughes separation transactions and the Hughes/ EchoStar merger that are different from, or in addition to, their interests as stockholders of GM generally. The GM board of directors was aware of these interests and considered them, among other matters, in approving the GM/Hughes separation transactions and the Hughes/ EchoStar merger. Certain of these interests are summarized below.

Hughes Retention Bonus Plan; Hughes Executive Change in Control Severance Agreements; Hughes Stock Options

      The Hughes board of directors has approved several benefit plans, triggered by a change-in-control, designed to provide benefits for the retention of about 240 key employees and also to provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs. Upon a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed if an employee is identified for termination. A total of up to about $110 million for retention benefits will be paid, with about 50% paid at the time of a change-in-control and 50% paid up to 12 months following the date of a change-in-control. The amount of severance benefits to be paid will be based upon the decision to layoff employees, if any, following the date of a change-in-control. In addition, about 33.5 million employee stock options will vest upon a qualifying change-in-control and up to an additional 8.5 million employee stock options could vest if employees are laid off within one year of a change-in-control. For purposes of the above benefits and stock options, a successful completion of the Hughes/ EchoStar Merger would qualify as a change-in-control.

      Jack A. Shaw, the President and Chief Executive Officer of Hughes, is a participant in some of the Hughes retention and key employee severance plans described above. If the Hughes/EchoStar merger is completed, Mr. Shaw would be entitled, under the circumstance described in those plans, to receive certain specified cash payments and benefits from New EchoStar. These arrangements are also subject to the Employee Matters Agreement by and among Hughes, Hughes Holdings and EchoStar. See “Description of Principal Transaction Agreements— Certain Other Ancillary Agreements— Employee Matters Agreement.”

  Directors of New EchoStar

      Three of the initial 11 members of the New EchoStar board of directors are currently members of the Hughes board of directors and/or officers of Hughes. These three individuals are Peter A. Lund, Harry J. Pearce and Jack A. Shaw. See “New EchoStar Directors and Executive Officers—Board of Directors.”

ECHOSTAR STOCKHOLDER APPROVAL MATTERS

EchoStar Stockholder Approval

      Approval of the Hughes/ EchoStar merger requires approval by a majority of the voting power of all outstanding shares of EchoStar common stock. On October 28, 2001, a trust controlled by Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, as the holder of all of the outstanding shares of EchoStar Class B common stock, which represents about 90% of the voting power of all of the outstanding EchoStar common stock, executed and delivered in accordance with the Nevada Revised Statutes a written consent approving the Hughes/ EchoStar merger. In addition to being the largest stockholder of EchoStar, Mr. Ergen is the Chairman of the Board of Directors and Chief Executive Officer of EchoStar. As the beneficial owner of more than 90% of the total voting power of the EchoStar common stock, Mr. Ergen’s consent satisfies the EchoStar stockholder approval requirement for the Hughes/ EchoStar merger under applicable law and no further vote or consent solicitation of EchoStar stockholders is required to approve the Hughes/ EchoStar merger. However, EchoStar believes that it is important for EchoStar common stockholders to be informed about the Hughes/EchoStar merger. Thus, this document is being sent to EchoStar common stockholders for their information only.

ECHOSTAR IS NOT ASKING ECHOSTAR STOCKHOLDERS

FOR A PROXY AND ECHOSTAR STOCKHOLDERS
ARE REQUESTED NOT TO SEND ECHOSTAR A PROXY

Security Ownership of Certain Beneficial Owners and Management of EchoStar

      The following table sets forth, to the best knowledge of EchoStar, the beneficial ownership of EchoStar’s voting securities as of February 28, 2002 by:

•	each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar’s voting shares;

•	each director of EchoStar;

•	the five highest compensated persons acting as an executive officer of EchoStar (collectively, the named executive officers); and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Number of	Percentage
Name(1)	Shares	of Class

EchoStar Class A Common Stock(2):
Charles W. Ergen(3),(4),(19),(20)	241,035,909	44.3%
Cantey Ergen (5), (19), (20)	240,863,909	44.3%
Vivendi Universal (6)	57,604,790	10.6%
FMR Corp. (7)	38,393,945	7.1%
Massachusetts Financial Services Company (8)	32,602,600	6.0%
Putnam Investments, LLC (9)	17,579,830	3.2%
James DeFranco (10), (19), (20)	7,867,519	1.5%
Michael T. Dugan (11), (19), (20)	1,007,367	*
David K. Moskowitz (12), (19), (20)	878,969	*
Soraya Hesabi-Cartwright (13), (19), (20)	615,160	*
Steven B. Schaver (14), (19), (20)	371,222	*

	Number of	Percentage
Name(1)	Shares	of Class

O. Nolan Daines (15), (20)	58,000	*
Raymond L. Friedlob (16), (20)	38,000	*
Peter A. Dea (17), (20)	10,000	*
Jean-Marie Messier (20)	0	*
All directors and executive officers as a group (14 persons) (18), (19), (20)	251,683,820	46.2%
EchoStar Class B Common Stock:
Charles W. Ergen	238,435,208	100.0%
Cantey Ergen	238,435,208	100.0%
All directors and executive officers as a group (14 persons)	238,435,208	100.0%

*	Less than 1%

(1)	Except as otherwise noted below, the address of each such person is 5701 Santa Fe Drive, Littleton, Colorado 80120.

(2)	The following table sets forth, to the best knowledge of EchoStar, the actual ownership of EchoStar Class A common stock (including options exercisable within 60 days) as of February 28, 2002 by: (i) each person known by EchoStar to be the beneficial owner of more than five percent of any class of EchoStar’s voting shares; (ii) each director or nominee of EchoStar; (iii) each named executive officer, and (iv) all directors and executive officers as a group:

	Number of	Percentage
Name(1)	Shares	of Class

Class A Common Stock:
FMR Corp.	38,393,945	15.5%
Massachusetts Financial Services Company	32,602,600	13.1%
Putnam Investments, LLC	17,579,830	7.1%
James DeFranco	7,867,519	3.2%
Charles W. Ergen	2,600,701	1.1%
Cantey Ergen	2,428,701	*
Michael T. Dugan	1,007,367	*
David K. Moskowitz	878,969	*
Soraya Hesabi-Cartwright	615,160	*
Steven B. Schaver	371,222	*
O. Nolan Daines	58,000	*
Raymond L. Friedlob	38,000	*
Peter A. Dea	10,000	*
Jean-Marie Messier	0	*
All directors and executive officers as a group (14 persons)	13,248,612	5.3%

*	Less than 1%.

(3)	Mr. Ergen beneficially owns all of the EchoStar Class A common stock beneficially owned by his spouse, Mrs. Ergen. Includes: (i) 18,336 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan: (ii) the right to acquire 172,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of Mr. Ergen’s shares of EchoStar Class B common stock, and (iv) 4,800 shares of EchoStar Class A common stock held as custodian for his minor children.

(4)	The percentage of total voting power held by Mr. Ergen is 89%, after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days.

(5)	Mrs. Ergen beneficially owns all of the EchoStar Class A common stock and EchoStar Class B common stock beneficially owned by her spouse, Mr. Ergen. Includes: (i) 18,336 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of Mr. Ergen’s shares of EchoStar Class B common stock, and (iii) 4,800 shares of EchoStar Class A common stock held as custodian for her minor children.

(6)	The address of Vivendi Universal is 375 Park Avenue, New York, New York 10152. Vivendi Universal is the parent company of Groupe Canal+, a wholly owned subsidiary of Vivendi Universal. Financiere De Videocommunication is a wholly owned subsidiary of Groupe Canal+, and the owner of record of 5,760,479 shares of EchoStar Series D convertible preferred stock. Each share of EchoStar Series D convertible preferred stock is immediately convertible into 10 shares of EchoStar Class A common stock.

(7)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(8)	The address of Massachusetts Financial Services Company is 500 Boylston Street, Boston, Massachusetts 02116.

(9)	The address of Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109.

(10)	Includes: (i) 17,825 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 104,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 56,008 shares of EchoStar Class A common stock held as custodian for his minor children; and (iv) 2,200,000 shares of EchoStar Class A common stock controlled by Mr. DeFranco as general partner of a partnership.

(11)	Includes: (i) 17,017 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; and (ii) the right to acquire 880,000 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(12)	Includes: (i) 17,009 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 377,398 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 1,328 shares of EchoStar Class A common stock held as custodian for his minor children; (iv) 8,184 shares of EchoStar Class A common stock held as trustee for Mr. Ergen’s children; (v) 100,350 shares of EchoStar Class A common stock held in trust for the Moskowitz family; and (vi) 38,785 shares of EchoStar Class A common stock held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(13)	Includes: (i) 2,129 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; and (ii) the right to acquire 553,444 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(14)	Includes: (i) 15,969 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; and (ii) the right to acquire 352,403 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options.

(15)	Includes the right to acquire 58,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(16)	Includes the right to acquire 38,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(17)	Includes the right to acquire 10,000 shares of EchoStar Class A common stock within 60 days upon the exercise of non-employee director stock options.

(18)	EchoStar Class A common stock and EchoStar Class B common stock beneficially owned by both Mr. and Mrs. Ergen is only included once in calculating the aggregate number of shares owned by directors and executive officers, as a group. Includes: (i) 93,735 shares of EchoStar Class A common stock held in the EchoStar 401(k) Employee Savings Plan; (ii) the right to acquire 3,311,653 shares of EchoStar Class A common stock within 60 days upon the exercise of employee stock options; (iii) 2,200,000 shares of EchoStar Class A common stock held in a partnership; (iv) 238,435,208 shares of EchoStar Class A common stock issuable upon conversion of shares of EchoStar Class B common stock; (v) 173,670 shares of EchoStar Class A common stock held in the name of, or in trust for, minor children and other family members; and (iv) 38,785 shares of EchoStar Class A common stock held by a charitable foundation for which Mr. Moskowitz is a member of the board of directors.

(19)	Includes 1,396,553 shares of EchoStar Class A common stock over which Mr. and Mrs. Ergen have voting power as trustees for the EchoStar 401(k) Employee Savings Plan. These shares also are beneficially owned through investment power by each individual EchoStar 401(k) Employee Savings Plan participant. The EchoStar Class A common stock individually owned by each of the named executive officers through their participation in the EchoStar 401(k) Employee Savings Plan are included in each respective named executive officer’s information above.

(20)	Beneficial ownership percentage was calculated assuming exercise or conversion of all EchoStar Class B common stock, EchoStar Series D convertible preferred stock, warrants and employee stock options exercisable within 60 days (collectively referred to as derivative securities) into EchoStar Class A common stock by all holders of such derivative securities. Assuming exercise or conversion of derivative securities by such person, and only by such person, the beneficial ownership of EchoStar Class A common stock would be as follows: Mr. Ergen, 50.2%; Mrs. Ergen, 50.2%; Mr. DeFranco, 3.3%, less than one percent for Mr. Dugan, Mr. Moskowitz, Ms. Hesabi-Cartwright, Mr. Schaver, Mr. Daines, Mr. Friedlob, Mr. Dea and Mr. Messier, and all officers and directors as a group, 52.1%.

Interests of Executive Officers and Directors of EchoStar

      EchoStar common stockholders should be aware that the executive officers and directors of EchoStar have interests in the Hughes/ EchoStar merger that are different from, or in addition to, their interests as stockholders of EchoStar generally. These interests include stock options held by various executive officers and directors of EchoStar, and the membership of up to eight current EchoStar directors and/or officers on the New EchoStar board of directors. The EchoStar board of directors was aware of these interests and considered them, among other matters, in approving the Hughes/ EchoStar merger.

     Class B Option Plan

      The Hughes/EchoStar merger agreement contemplates EchoStar’s adoption prior to the completion of the Hughes/EchoStar merger of a plan providing for grants of options to acquire EchoStar Class B common stock. Upon the completion of the Hughes/EchoStar merger, the plan will provide for grants of options to acquire New EchoStar Class B common stock.

     Stock Options and Incentive Awards

      The EchoStar Long Term Incentive Plan and related employment letters and other arrangements with certain EchoStar officers provide for the vesting of up to 400,000 stock options per participant if certain EchoStar performance targets are met. These performance targets may be met as a result of the Hughes/ EchoStar merger.

     Executive Officers and Directors of New EchoStar

      The companies have agreed that Charles W. Ergen, the Chairman of the Board of Directors and Chief Executive Officer of EchoStar, will be the Chairman of the Board of Directors and Chief Executive Officer of New EchoStar and that David K. Moskowitz, the Senior Vice President, General Counsel and Secretary of EchoStar, will be the Senior Vice President, General Counsel and Secretary of New EchoStar. Mr. Ergen will enter into an employment agreement with New EchoStar, which will become effective upon the completion of the Hughes/ EchoStar merger, on terms to be agreed upon by Mr. Ergen and Jack A. Shaw, the Chief Executive Officer of Hughes, and which will be ratified by the independent directors of the New EchoStar board of directors. See “New EchoStar Directors and Executive Officers— Officers.”

      The parties have mutually agreed upon the initial 11 members of the New EchoStar board of directors, eight of whom are currently members of the EchoStar board of directors and/or officers of EchoStar. These eight individuals are O. Nolan Daines, Peter Dea, James DeFranco, Michael T. Dugan, Mr. Ergen, Jean-Marie Messier, Mr. Moskowitz and Steven B. Schaver. See “New EchoStar Directors and Executive Officers— Board of Directors.”

LEGAL MATTERS

      The validity of the shares of Hughes Holdings Class C common stock to be distributed to the GM Class H common stockholders upon the completion of the GM/ Hughes separation transactions and the shares of New EchoStar Class A common stock and New EchoStar Class B common stock to be distributed to the EchoStar Class A common stockholders and EchoStar Class B common stockholders, respectively, will be passed upon for Hughes Holdings by Weil, Gotshal & Manges LLP.

      Certain matters relating to U.S. federal income tax considerations in connection with the GM/ Hughes separation transactions will be passed upon for General Motors by Kirkland & Ellis. Certain matters relating to the U.S. federal income tax considerations in connection with the Hughes/ EchoStar merger will be passed upon for Hughes by Weil, Gotshal & Manges LLP. Certain matters relating to the U.S. federal income tax considerations in connection with the Hughes/ EchoStar merger will be passed upon for EchoStar by Sullivan & Cromwell.

EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated into this document by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements and the related financial statement schedule incorporated into this document by reference from the Hughes Electronics Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements incorporated into this document by reference from the PanAmSat Corporation Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The balance sheet of HEC Holdings, Inc. as of March 11, 2002, included in Appendix D to this document, has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of EchoStar Communications Corporation, which have been incorporated into this registration statement by reference from EchoStar Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This document includes forward-looking statements which may constitute “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this document that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal,” or the negative of those words or other comparable words.

      These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors the companies believe are appropriate in the circumstances. However, whether actual future results and developments will conform with the companies’ expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this document under the caption “Risk Factors” and elsewhere; and other factors such as the following, many of which are beyond the companies’ control:

      With respect to General Motors:

•	changes in economic conditions, currency exchange rates or political stability in the major markets where GM procures material, components and supplies for the production of its principal products or where its products are produced, distributed or sold (i.e., North America, Europe, Latin America and Asia-Pacific).

•	shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

•	significant changes in the competitive environment in the major markets where GM purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of GM’s products, the cost thereof or applicable tax rates.

•	the ability of GM to achieve reductions of cost and employment levels, to realize production efficiencies and to implement capital expenditures, all at the levels and times planned by management.

      With respect to Hughes and EchoStar:

•	benefits and synergies expected from the Hughes/ EchoStar merger may not be realized due to, and unanticipated costs may be incurred with respect to, delays, burdensome conditions imposed by regulatory authorities, difficulties in integrating the businesses or disruptions in relationships with employees, customers or suppliers.

•	Hughes and EchoStar are each party to various lawsuits which, if adversely decided, could have a significant adverse impact on their respective businesses.

•	weakness in the global economy may harm the businesses of Hughes and EchoStar generally, and adverse local political or economic developments may occur in some markets of Hughes and EchoStar.

•	legislative and regulatory developments may create unexpected challenges for Hughes and EchoStar.

•	Hughes and/or EchoStar may be unable to obtain needed retransmission consents, FCC authorizations or export licenses.

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm the business of Hughes and EchoStar.

•	Hughes and EchoStar face intense and increasing competition from cable television operators and other subscription television providers, new competitors may enter the subscription television business, and new technologies may increase competition.

•	regulatory authorities or third parties may impose limitations on access to distribution channels.

•	satellite launches may be delayed or fail, the satellites of Hughes or EchoStar may fail prematurely in orbit, and Hughes or EchoStar may be unable to obtain adequate insurance to cover losses incurred from the failure of launches and/or satellites.

•	Hughes, PanAmSat and EchoStar have experienced satellite anomalies in the past and may experience satellite anomalies in the future that could lead to the loss or reduced capacity of such satellites that could materially affect operations.

•	ability of customers to obtain financing may adversely impact the businesses of Hughes and EchoStar.

•	future acquisitions, strategic partnerships and divestitures may involve additional uncertainties.

      With respect to GM, Hughes and EchoStar:

•	the September 11, 2001 terrorist attacks and changes in international political conditions as a result of these events may continue to affect the United States and the global economy and may increase other risks.

•	GM, Hughes and EchoStar may face other risks described from time to time in periodic reports that each files with the SEC.

      Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments the companies’ anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on the companies and their respective subsidiaries or their business or operations. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

WHERE YOU CAN FIND MORE INFORMATION

      GM and EchoStar file annual, quarterly and current reports, proxy statements and other information with the SEC. GM’s filings include information relating to Hughes. Beginning in 1999, Hughes began filing its own annual, quarterly and current reports with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. GM, Hughes and EchoStar public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “www.sec.gov.” Reports, proxy statements and other information filed by GM are also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information filed by EchoStar are also available for inspection at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

      Hughes Holdings has filed a registration statement on Form S-4 to register with the SEC the New EchoStar Class A and New EchoStar Class C common stock to be distributed in the Transactions. This document includes a prospectus which constitutes part of this registration statement. As allowed by the SEC rules, however, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

      The SEC allows us to incorporate by reference information into this document, which means that the companies can disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document or in later filed documents incorporated by reference in the document. Except as otherwise indicated, this document incorporates by reference the documents set forth below that GM, Hughes and EchoStar have previously filed with the SEC. These documents contain important information about GM, Hughes, PanAmSat, EchoStar, and their respective financial condition.

GM Filings (File No. 1-143)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Current Reports on Form 8-K	Date filed: January 3, 2002, January 10, 2002*, January 16, 2002, February 1, 2002, February 25, 2002(3**), February 25, 2002*, March 1, 2002, March 5, 2002, March 6, 2002 and March 13, 2002
Description of the GM Class H common stock set forth in Article Fourth of GM’s restated certificate of incorporation, as amended, filed as Exhibit 3(i) to the Current Report on Form 8-K filed August 24, 1999

*	Reports submitted to the SEC under Item 9, Regulation FD Disclosure. Pursuant to General Instruction B of Form 8-K, the reports submitted under Item 9 are not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 and GM is not subject to liabilities of that section. GM is not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this document.

**	Includes a Form 8-K Amendment by subsequent filing on the same date.

Hughes Filings (File No. 0-26035)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Current Reports on Form 8-K	Date filed: January 15, 2002

PanAmSat Filings (File No. 0-22531)	Period

Annual Report on Form 10-K	Year ended December 31, 2001

EchoStar Filings (File No. 0-26167)	Period

Annual Report on Form 10-K	Year ended December 31, 2001
Current Reports on Form 8-K	Date filed: January 10, 2002 and January 23, 2002

      We hereby incorporate by reference into this document additional documents that GM, Hughes, PanAmSat and EchoStar may file with the SEC between the date of this document and the termination of the consent solicitation period. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You may have received some of the documents incorporated by reference, but you can obtain any of them through GM, EchoStar or the SEC’s website described above. Documents incorporated by reference are available from GM or EchoStar, as applicable, without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this prospectus.

      You may obtain some of the documents about GM, Hughes, PanAmSat and EchoStar at the following websites:

•	GM: At GM’s website, “www.gm.com” by selecting “Investor Information”, then selecting “Financial Data” and finally selecting “SEC Filings”;

•	Hughes: At Hughes’ website, “www.hughes.com” by selecting “Investor Relations” and then selecting “SEC Filings”;

•	PanAm Sat: At PanAmSat’s website, “www.panamsat.com” by selecting “Investor Relations” and then selecting “SEC Filings/Annual Report”; and

•	EchoStar: At EchoStar’s website, “www.echostar.com” by selecting “about us”, then selecting “Investor Relations” and finally selecting “SEC Filings”.

      We are not incorporating the contents of the website of the SEC, GM, Hughes, PanAmSat, EchoStar or any other person into this document.

      This information is available to you without charge upon your written or oral request as described below. Written and telephone requests by GM common stockholders for any of the documents about GM, Hughes, PanAmSat or EchoStar should be directed to GM as indicated below:

GM Fulfillment Center

MC 480-000-FC1
30200 Stephenson Hwy.
Madison Heights, MI 48071
Telephone: (     )      -

      Written and telephone requests by EchoStar common stockholders for any of the documents about EchoStar, GM, Hughes or PanAmSat should be directed to EchoStar as indicated below:

EchoStar Communications Corporation

5701 South Santa Fe Drive
Littleton, Colorado 80120
Attention: Kim Culig
Telephone: (     )      -

      If you request any incorporated documents from GM or EchoStar, the companies will mail them to you by first class mail, or other equally prompt means, within one business day of receipt of your request.

      The information contained in this document with respect to GM was provided by GM, the information in this document with respect to Hughes was provided by Hughes and the information with respect to EchoStar was provided by EchoStar.

APPENDIX A: THE FIRST GM CHARTER AMENDMENT — ARTICLE FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION AFTER GIVING EFFECT TO THE FIRST CHARTER AMENDMENT TO EFFECT THE TRANSACTIONS

      The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended in connection with the Transactions, appears below. New text is set forth in bold type and double underlined. Deleted text has been lined through.

ARTICLE FOURTH

      The total authorized capital stock of the Corporation is as follows: 5,706,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”), 100,000,000 shares shall be Preference Stock, $0.10 par value (“Preference Stock”), and 5,600,000,000 shares shall be Common Stock, of which 2,000,000,000 shares shall be Common Stock, $1 2/3 par value (“Common Stock”), and 3,600,000,000 shares shall be Class H Common Stock, $0.10 par value (“Class H Common Stock”).

DIVISION I: COMMON STOCK AND CLASS H COMMON STOCK.

      The Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative rights, privileges and restrictions of the shares of each class are as follows:

(a) Dividend Rights.

Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock and the Class H Common Stock out of the assets of the Corporation in the relationship and upon the terms provided for below with respect to each such class:

(1) Dividends on Common Stock.

Dividends on Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Class H Common Stock as of December 17, 1997 (the “Hughes Transactions Date”) plus the paid in surplus attributable to shares of Class H Common Stock issued after the Hughes Transactions Date; and (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of Hughes (as defined in subparagraph (a)(4)) earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

(2) Dividends on Class H Common Stock.

Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Common Stock as of the Hughes Transactions Date plus the paid in surplus attributable to shares of Common Stock issued after the Hughes Transactions Date; and (B) the earned surplus of the Corporation earned since the Hughes Transactions Date exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of Hughes earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Class H Common Stock and any adjustments to capital or surplus resulting from either

(i) the repurchase or issuance of any shares of Class H Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

(3) Discrimination Between Common Stock and Class H Common Stock.

The Board of Directors, subject to the provisions of subparagraphs (a)(1) and (a)(2), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

(4) Available Separate Consolidated Net Income of Hughes.

The “Available Separate Consolidated Net Income of Hughes” shall mean the separate net income of Hughes Electronics Corporation (or, after the consummation, if any, of the Hughes Recapitalization (as defined in the GM/ Hughes Separation Agreement (as defined below)), HEC Holdings, Inc., a Delaware corporation and a wholly owned (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) subsidiary of the Corporation (“Hughes Holdings”)), its subsidiaries and successors after the Hughes Transactions Date (“Hughes”) on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the acquisition of Hughes Aircraft Company by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be 399,914,626; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to Hughes or of cash or property of the Corporation to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, ~~and~~ (v) to reflect the number of shares of Class H Common Stock repurchased by Hughes and no longer outstanding~~; provided, that~~, and (vi) to reflect any dividend declared and paid, or any distribution made (other than any dividend or distribution (x) to which clause (iv) above applies or (y) paid in accordance with the terms of the Hughes Electronics Corporation Series A Preferred Stock, par value $0.10 per share, held by the Corporation (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation), including any payment or distribution in connection with a redemption of such preferred stock), consisting of cash or property, including securities (other than capital stock of Hughes), by Hughes to the Corporation (and/or to one or more wholly owned subsidiaries of the Corporation) in the Corporation’s capacity as the sole stockholder (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes during such time as the Corporation is the sole stockholder (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, with respect to which, and to the extent that, the Board of Directors determines that the Corporation shall not declare and pay a Corresponding Class H Dividend (as defined below); provided that, pursuant to, and without limiting the generality of, this clause (vi), the denominator of the foregoing fraction will be adjusted as contemplated by Section 1.1(b) of the Separation Agreement, dated as of October 28, 2001, as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “GM/ Hughes Separation Agreement”), by and among the Corporation, Hughes Electronics Corporation and Hughes Holdings, to reflect the dividend distributions by Hughes Electronics Corporation to the Corporation (and/or to one or more wholly owned subsidiaries of the Corporation) as contemplated by Section 1.1(a) of the GM/ Hughes Separation Agreement, when, as and if such dividend distributions are received by the Corporation (and/or by one or more such subsidiaries of the Corporation); provided further that, in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or Hughes and, in the case of clause (iv) above, shall declare such payments by Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

For purposes of this subparagraph (a)(4) of Division I of this Article FOURTH a “Corresponding Class H Dividend” shall mean a dividend, declared and paid (in cash or property having an equivalent fair market value) by the Corporation on the Class H Common Stock as soon as reasonably practicable after the receipt by the Corporation of any dividend or distribution from Hughes described in clause (vi) above during such time as the Corporation is the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, in an amount equal to the product of (i) the aggregate amount of any such dividend or distribution received by the Corporation as the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes during such time as the Corporation is the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, multiplied by (ii) the foregoing fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time such dividend was declared by Hughes.

(b) Voting Rights.

The holders of Common Stock and Class H Common Stock shall vote together as a single class on all matters; provided, however, that (i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; and (iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation; and each holder of Class H Common Stock shall be entitled to the Class H Portion (as defined below) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation. For purposes of this paragraph (b) and paragraph (d) of Division I of this Article FOURTH, “Class H Portion” shall mean the greater of (x) 0.50 and (y) an amount, rounded to the nearest one-tenth, equal to (i) the average of the Closing Prices (as defined in subparagraph (c)(5)) of a share of Class H Common Stock during the period of twenty (20) consecutive trading days beginning on January 5, 1998 divided by (ii) the average of the Closing Prices of a share of Common Stock during such period.

(c) Exchangeability.

(1) After December 31, 2002, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate (as defined in subparagraph (c)(4)).

(2) In the event of the sale, transfer, assignment or other disposition by the Corporation of Substantially All of the Business of Hughes (as defined in subparagraph (c)(3)) to a person, entity or group of which the Corporation is not (directly or indirectly through one or more subsidiaries) a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition and automatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the Exchange Rate. The redemption of shares of Class H Common Stock pursuant to paragraph (f) of Division I of this Article FOURTH shall not constitute the sale, transfer, assignment or disposition by the Corporation of Substantially All of the Business of Hughes to a person, entity or group of which the Corporation is not a majority owner as contemplated by this subparagraph (c)(2).

(3) For purposes of subparagraph (c)(2) of this ~~subparagraph~~ paragraph (c) of Division I of this Article FOURTH, the term “Substantially All of the Business of Hughes” shall mean 80% or more of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the Board of Directors of the Corporation.

(4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term “Exchange Rate” applicable to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class H Common Stock shall be exchangeable pursuant to subparagraphs (c)(1) and (c)(2), as the case may be, of this paragraph (c) determined as follows: Each share of Class H Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(5)) of such Class H Common Stock by (ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.

(5) For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Average Market Price Per Share” of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the Closing Prices of a share of such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(8)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(2), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Closing Price” of a share of Common Stock or Class H Common Stock for each day shall mean the closing sales price therefor as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York

Stock Exchange, on the largest principal national securities exchange on which such stock is then listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee of the Corporation for that purpose.

(6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class H Common Stock who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder’s certificate or certificates (if any) representing shares of Class H Common Stock, be entitled to receive a cash payment (without interest) (the “Fractional Payment”) equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock.

(7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class H Common Stock; provided, however, that if the Exchange Date (as defined in subparagraph (c)(8)) with respect to Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation’s default in payment of the dividend or distribution due on such date.

(8) At such time or times as the Corporation exercises its right to cause all of the shares of Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph (c)(2) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class H Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the “Exchange Notice”), in the case of an exchange in accordance with subparagraph (c)(1) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the “Exchange Date”), and in the case of an exchange in accordance with subparagraph (c)(2) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation’s books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing, or other evidence of ownership of, Common Stock to be received upon exchange of shares of Class H Common Stock shall be, if such shares of Class H Common Stock are held in certificated form, upon surrender of certificates representing such shares of Class H Common Stock.

(9) Neither the failure to mail any notice required by this paragraph (c) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any recapitalization contemplated hereby.

(10) Before any holder of shares of Class H Common Stock who holds such shares in certificated form shall be entitled to receive certificates representing, or other evidence of ownership of, shares of Common Stock for which such shares of Class H Common Stock were exchanged, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Class H Common Stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of any such certificates representing shares of Class H Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing, or other evidence of ownership of, the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid, together with the Fractional Payment, if any.

~~(10)~~(11) From and after the Exchange Date, all rights of a holder of shares of Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right to receive certificates representing, or other evidence of ownership of, shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(6) and ~~(c)(9)(c)(10)~~ of this paragraph (c) and rights to dividends as provided in subparagraph (c)(7); provided, however, that no holder of a certificate which immediately prior to the Exchange Date represented shares of Class H Common Stock shall be entitled to receive any of the foregoing until surrender of such certificate. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date applicable to the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

~~(11)~~(12) If any shares of Common Stock are to be issued in a name other than that in which the shares of Class H Common Stock exchanged therefor are registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of such shares of Common Stock in a name other than that of the record holder of the shares of Class H Common Stock exchanged therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

~~(12)~~(13) At such time as any Exchange Notice is delivered with respect to any shares of Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class H Common Stock, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class H Common Stock specified or to be specified in the Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class H Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.

(d) Liquidation Rights.

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph (e) hereof, each share of Common Stock and Class H Common Stock shall be entitled to liquidation units of one (1.0) and the Class H Portion, respectively.

(e) Subdivision or Combination.

(1) If after the Hughes Transactions Date, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).

(2) If after the Hughes Transactions Date, the Corporation shall distribute shares of Class H Common Stock as a dividend (the “Dividend”) on Common Stock, then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:

(A) each holder of shares of Class H Common Stock shall be entitled to, with respect to such holder’s interest in such Class H Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in such Class H Common Stock immediately prior to the Dividend; and

(B) each holder of shares of Common Stock shall be entitled to, with respect to such holder’s interest in Common Stock and all shares of Class H Common Stock issued with respect to such holder’s shares of Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in Common Stock immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of Common Stock.

In no event will any adjustments be made pursuant to this subparagraph (e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.

(3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation’s Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation’s common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.

(f) Redemption of Class H Common Stock.

(1) In effectuating the separation, if any, of Hughes Holdings from the Corporation (after the consummation, if any, of the Hughes Recapitalization, as defined in the GM/ Hughes Separation Agreement, which will result in Hughes Electronics Corporation becoming a direct, wholly owned subsidiary of Hughes Holdings, which in turn will be a wholly owned subsidiary of the Corporation (directly or indirectly through one or more wholly owned subsidiaries of the Corporation)) in the performance of that certain Implementation Agreement, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Implementation Agreement”) by and among the Corporation, Hughes Electronics Corporation, Hughes Holdings and EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may, out of funds legally available therefor, redeem all (but not less than all) of the outstanding shares of Class H Common Stock by distributing to the holders thereof one (1.0) share of Class C Common Stock, par value $0.01 per share, of Hughes Holdings (the “Hughes Holdings Class C Common Stock”) in exchange for each share of Class H Common Stock outstanding as of immediately prior to the Redemption Effective Time (as defined below) (such outstanding shares of Class H Common Stock, the “Class H Outstanding Shares”); provided, that, in order to ensure that the number of shares of Hughes Holdings Class C Common Stock distributed to the holders of Class H Common Stock pursuant to any such redemption appropriately reflects that portion of the Available Separate Consolidated Net Income of Hughes which is then attributed to the Class H Outstanding Shares, the aggregate number of shares of Hughes Holdings Class C Common Stock outstanding immediately prior to the Redemption Effective Time shall be equal to the Split-Off Denominator (as defined below).

If the denominator of the fraction described in subparagraph (a)(4) of Division I of this Article FOURTH, determined as of immediately prior to the Redemption Effective Time, but following the reduction of such denominator as contemplated by Section 1.1(b) of the GM/ Hughes Separation Agreement, and determined as of such point in time rather than as an average with respect to any accounting period (the “Split-Off Denominator”), is greater than the number of Class H Outstanding Shares, the Corporation may, as determined in the sole discretion of the Board of Directors of the Corporation in accordance with the terms of Section 5.2(h) of the Implementation Agreement, retain (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) a number of shares of Hughes Holdings Class C Common Stock up to the number that is equal to the difference between the Split-Off Denominator and the number of Class H Outstanding Shares (such shares, the “Remaining Shares”), and/or distribute some or all of the Remaining Shares as a dividend on the Common Stock. For all purposes, determination of the Split-Off Denominator shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.

(2) If the Redemption Effective Time shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the redemption of such shares.

(3) Following such time as the Board of Directors of the Corporation has determined to effect a redemption in accordance with subparagraph (f)(1), the Corporation shall give notice of such redemption to the holders of record of Class H Common Stock by providing such notice of such redemption (the “Redemption Notice”) as the Corporation deems appropriate, in accordance with applicable law, including, but not limited to, the rules of any national securities exchange upon which the Class H Common Stock is then listed prior to the date and time fixed by the Board of Directors of the Corporation for such redemption (the date and time fixed for such redemption, the “Redemption Effective Time”) to their last addresses as they shall appear on the Corporation’s books. Each such Redemption Notice shall specify the Redemption Effective Time and the other terms of the redemption; provided, that (A) such redemption may be made contingent upon the occurrence of a specified event, including, but not limited to, the consummation of the transactions described in Sections 1.1(a), (b) and (c) of the GM/ Hughes Separation Agreement and (B) the Redemption Effective Time may be fixed by the Board of Directors of the Corporation in its sole discretion by reference to any such specified event (in which case, for all purposes, determination of the Redemption Effective Time by reference to such specified event shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation).

(4) Neither the failure to mail any notice required by this paragraph (f) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any redemption contemplated hereby.

(5) From and after the Redemption Effective Time, all outstanding shares of Class H Common Stock shall cease to be outstanding and shall automatically be cancelled and may not be reissued, and each holder of a certificate, or other evidence of ownership, previously evidencing any such shares of Class H Common Stock shall cease to have any rights with respect thereto, except for the right to receive shares of Hughes Holdings Class C Common Stock in accordance with subparagraph (f)(1) and rights to dividends as provided in subparagraph (f)(2).

(6) From and after the Redemption Effective Time, the Corporation shall be entitled to treat the certificates previously evidencing shares of Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of Hughes Holdings Class C Common Stock for which such shares of Class H Common Stock shall have been redeemed, notwithstanding the failure of any holder thereof to surrender such certificates.

(7) If any shares of Hughes Holdings Class C Common Stock are to be distributed in a name other than that in which the shares of Class H Common Stock redeemed therefor are registered, it shall be a condition of such distribution that the person requesting such distribution shall pay any transfer or other taxes required by reason of the distribution of such shares of Hughes Holdings Class C Common Stock in a name other than that of the record holder of the shares of Class H Common Stock redeemed therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (f), the Corporation shall not be liable to any holder of shares of Class H Common Stock for any shares of Hughes Holdings Class C Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(8) From and after the effective time of the merger, if any, of EchoStar into Hughes Holdings (the “Merger,” and such effective time, the “Merger Effective Time”) pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Hughes Electronics Corporation, Hughes Holdings and EchoStar, all shares of Hughes Holdings Class C Common Stock, and all rights of a holder of shares of Hughes Holdings Class C Common Stock, shall be subject to the effects thereof set forth in the Merger Agreement, the certificate of merger filed with respect to the Merger and the Delaware General Corporation Law (as amended from time to time).

(9) The Corporation may, subject to applicable law, establish such other rules, requirements or procedures to facilitate any redemption contemplated by this paragraph (f) as the Board of Directors may determine in its sole discretion to be appropriate under the circumstances. Without limiting the generality of the foregoing, in the event that the Merger does not occur reasonably promptly (as determined by both the Board of Directors of the Corporation and the Board of Directors of Hughes Holdings) following the Redemption Effective Time, then, effective as of a date mutually determined by the Board of Directors of the Corporation and the Board of Directors of Hughes Holdings (any such date, the “Certification Date”), no holder of a certificate which immediately prior to the Redemption Effective Date represented shares of Class H Common Stock shall be entitled to receive any dividends or other distributions with respect to the shares of Hughes Holdings Class C Common Stock held by such holder until surrender of such certificate; and upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Certification Date, but which were not paid by reason of the foregoing, with respect to the number of shares of Hughes Holdings Class C Common Stock represented by the certificate or certificates delivered upon such surrender.

APPENDIX B: THE SECOND GM CHARTER AMENDMENT — ARTICLE

FOURTH OF THE GM RESTATED CERTIFICATE OF INCORPORATION
AFTER GIVING EFFECT TO THE SECOND CHARTER AMENDMENT
REFLECTING THE COMPLETION OF THE TRANSACTIONS

      The complete text of Article Fourth of the General Motors Certificate of Incorporation, as proposed to be amended to reflect the completion of the Transactions, including to eliminate certain provisions relating to the GM Class H common stock as a result of GM/Hughes separation transaction, appears below. New text is set forth in bold type and double underlined. Deleted text has been lined through.

ARTICLE FOURTH

      The total authorized capital stock of the Corporation is as follows: ~~5,706,000,000~~ 2,106,000,000 shares, of which 6,000,000 shares shall be Preferred Stock, without par value (“Preferred Stock”), 100,000,000 shares shall be Preference Stock, $0.10 par value (“Preference Stock”), and ~~5,600,000,000~~2,000,000,000 shares shall be Common Stock, ~~of which 2,000,000,000 shares shall be Common Stock, $1~~ $1 2/3 par value (“Common Stock”)~~, and 3,600,000,000 shares shall be Class H Common Stock, $0.10 par value (“Class H Common Stock”)~~.

DIVISION I: COMMON STOCK

~~AND CLASS H COMMON STOCK.~~

      The ~~Common Stock and the Class H Common Stock shall be identical in all respects and shall have equal rights and privileges, except as otherwise provided in this Article FOURTH. The relative~~ rights, privileges and restrictions of the shares of ~~each class~~ the Common Stock are as follows:

          a. Dividend Rights.

Subject to the express terms of any outstanding series of Preferred Stock or Preference Stock, dividends may be paid in cash or otherwise upon the Common Stock ~~and the Class H Common Stock~~ out of the assets of the Corporation ~~in the relationship~~ and ~~upon the terms provided for below with respect to each such class:~~

~~(1) Dividends on Common Stock.~~

~~Dividends on Common Stock~~ may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends ~~reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Class H Common Stock as of December 17, 1997 (the “Hughes Transactions Date”) plus the paid in surplus attributable to shares of Class H Common Stock issued after the Hughes Transactions Date; and (B) that portion of the earned surplus of the Corporation attributable to the Available Separate Consolidated Net Income of Hughes (as defined in subparagraph (a)(4)) earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Common Stock~~. Subject to the foregoing, the declaration and payment of dividends on the Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.

~~(2) Dividends on Class H Common Stock.~~

~~Dividends on the Class H Common Stock may be declared and paid only to the extent of the assets of the Corporation legally available for the payment of dividends reduced by an amount equal to the sum of (A) the amount determined by the GM Board to be available for the payment of dividends on the Common Stock as of the Hughes Transactions Date plus the paid in surplus attributable to shares of Common Stock issued after the Hughes Transactions Date; and (B) the earned surplus of the~~

~~Corporation earned since the Hughes Transactions Date exclusive of that portion of such earned surplus attributable to the Available Separate Consolidated Net Income of Hughes earned since the Hughes Transactions Date. Dividends declared and paid with respect to shares of Class H Common Stock and any adjustments to capital or surplus resulting from either (i) the repurchase or issuance of any shares of Class H Common Stock or (ii) any other reason deemed appropriate by the Board of Directors shall be subtracted from or added to the amount available for the payment of dividends on Class H Common Stock. Subject to the foregoing, the declaration and payment of dividends on the Class H Common Stock, and the amount thereof, shall at all times be solely in the discretion of the Board of Directors of the Corporation.~~

~~(3) Discrimination Between Common Stock and Class H Common Stock.~~

~~The Board of Directors, subject to the provisions of subparagraphs (a)(1) and (a)(2), may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, exclusively to the holders of Class H Common Stock or to the holders of both such classes in equal or unequal amounts, notwithstanding the respective amounts available for dividends to each class, the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.~~

~~(4) Available Separate Consolidated Net Income of Hughes.~~

~~The “Available Separate Consolidated Net Income of Hughes” shall mean the separate net income of Hughes Electronics Corporation (or, after the consummation, if any, of the Hughes Recapitalization (as defined in the GM/Hughes Separation Agreement (as defined below)), HEC Holdings, Inc., a Delaware corporation and a wholly owned (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) subsidiary of the Corporation (“Hughes Holdings”)), its subsidiaries and successors after the Hughes Transactions Date (“Hughes”) on a consolidated basis, determined in accordance with generally accepted accounting principles, without giving effect to any adjustment which would result from accounting for the acquisition of Hughes Aircraft Company by the Corporation using the purchase method, calculated for each quarterly accounting period and multiplied by a fraction, the numerator of which shall be the weighted average number of shares of Class H Common Stock outstanding during such accounting period and the denominator of which shall initially be 399,914,626; provided, that such fraction shall in no event be greater than one. The denominator of the foregoing fraction shall be adjusted from time to time as deemed appropriate by the Board of Directors of the Corporation (i) to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the Class H Common Stock and stock dividends payable in shares of Class H Common Stock to holders of Class H Common Stock, (ii) to reflect the fair market value of contributions of cash or property by the Corporation to Hughes or of cash or property of the Corporation to, or for the benefit of, employees of Hughes in connection with employee benefit plans or arrangements of the Corporation or any of its subsidiaries, (iii) to reflect the number of shares of capital stock of the Corporation contributed to, or for the benefit of, employees of Hughes in connection with benefit plans or arrangements of the Corporation or any of its subsidiaries, (iv) to reflect payments by Hughes to the Corporation of amounts applied to the repurchase by the Corporation of shares of Class H Common Stock, (v) to reflect the number of shares of Class H Common Stock repurchased by Hughes and no longer outstanding, and (vi) to reflect any dividend declared and paid, or any distribution made (other than any dividend or distribution (x) to which clause (iv) above applies or (y) paid in accordance with the terms of the Hughes Electronics Corporation Series A Preferred Stock, par value $0.10 per share, held by the Corporation (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation), including any payment or distribution in connection with a redemption of such preferred stock), consisting of cash or property, including securities (other than capital stock of Hughes), by Hughes to the Corporation (and/or to one or more wholly owned subsidiaries of the Corporation) in the Corporation’s capacity as the sole stockholder (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes during such time as the Corporation is the sole stockholder (directly and/or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, with respect to which, and to the extent that, the Board of Directors determines that the Corporation shall not declare and pay a Corresponding Class H Dividend (as defined below);~~

provided that, pursuant to, and without limiting the generality of, this clause (vi), the denominator of the ~~foregoing fraction will be adjusted as contemplated by Section 1.1(b) of the Separation Agreement, dated as of October 28, 2001, as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “GM/Hughes Separation Agreement”), by and among the Corporation, Hughes Electronics Corporation and Hughes Holdings, to reflect the dividend distributions by Hughes Electronics Corporation to the Corporation (and/or to one or more wholly owned subsidiaries of the Corporation) as contemplated by Section 1.1(a) of the GM/Hughes Separation Agreement, when, as and if such dividend distributions are received by the Corporation (and/or by one or more such subsidiaries of the Corporation); provided further that, in the case of adjustments pursuant to clause (iv) or clause (v) above, adjustments shall be made only to the extent that the Board of Directors of the Corporation, in its sole discretion, shall have approved such repurchase of shares by the Corporation or Hughes and, in the case of clause (iv) above, shall declare such payments by Hughes to be applied to such repurchase. Any changes in the numerator or denominator of the foregoing fraction occurring after the end of a quarterly accounting period shall not result in an adjustment to the Available Separate Consolidated Net Income of Hughes for such quarterly accounting period or any prior period. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.~~

~~For purposes of this subparagraph (a)(4) of Division I of this Article FOURTH a “Corresponding Class H Dividend” shall mean a dividend, declared and paid (in cash or property having an equivalent fair market value) by the Corporation on the Class H Common Stock as soon as reasonably practicable after the receipt by the Corporation of any dividend or distribution from Hughes described in clause (vi) above during such time as the Corporation is the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, in an amount equal to the product of (i) the aggregate amount of any such dividend or distribution received by the Corporation as the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes during such time as the Corporation is the sole stockholder (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) of Hughes, multiplied by (ii) the foregoing fraction used to determine the Available Separate Consolidated Net Income of Hughes at the time such dividend was declared by Hughes.~~

          b. Voting Rights.

The holders of Common Stock ~~and Class H Common Stock~~ shall be entitled to vote ~~together~~ as a single class on all matters~~; provided, however, that (i) the holders of Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Common Stock; (ii) the holders of Class H Common Stock voting separately as a class shall be entitled to approve by the vote of a majority of the shares of Class H Common Stock then outstanding any amendment, alteration or repeal of any of the provisions of this Certificate of Incorporation which adversely affects the rights, powers or privileges of the Class H Common Stock; and (iii) any increase in the number of authorized shares of Class H Common Stock shall be subject to approval by both (A) the holders of a majority of the shares of Common Stock and Class H Common Stock then outstanding, voting together as a single class based upon their respective voting rights, and (B) the holders of a majority of the shares of Class H Common Stock then outstanding, voting separately as a class. Subject to adjustment pursuant to paragraph (e) hereof, each~~ to be voted on by the stockholders of the Corporation. Each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the stock transfer books of the Corporation~~; and each holder of Class H Common Stock shall be entitled to the Class H Portion (as defined below) of a vote, in person or by proxy, for each share of Class H Common Stock standing in his name on the stock transfer books of the Corporation. For purposes of this paragraph (b) and paragraph (d) of Division I of this Article FOURTH, “Class H Portion” shall mean the greater of (x) 0.50 and (y) an amount, rounded to the nearest one-tenth, equal~~

~~to (i) the average of the Closing Prices (as defined in subparagraph (c)(5)) of a share of Class H Common Stock during the period of twenty (20) consecutive trading days beginning on January 5, 1998 divided by (ii) the average of the Closing Prices of a share of Common Stock during such period.~~

          ~~(c) Exchangeability.~~

~~(1) After December 31, 2002, the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may at any time effect a recapitalization of the Corporation by declaring that all of the outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock in accordance with the Exchange Rate (as defined in subparagraph (c)(4)).~~

~~(2) In the event of the sale, transfer, assignment or other disposition by the Corporation of Substantially All of the Business of Hughes (as defined in subparagraph (c)(3)) to a person, entity or group of which the Corporation is not (directly or indirectly through one or more subsidiaries) a majority owner (whether by merger, consolidation, sale of assets or stock, liquidation, dissolution, winding up or otherwise), effective upon the consummation of such sale, transfer, assignment or other disposition andautomatically without any action on the part of the Corporation or its Board of Directors or on the part of the holders of shares of Class H Common Stock, the Corporation shall be recapitalized and all outstanding shares of Class H Common Stock shall be exchanged for fully paid and nonassessable shares of Common Stock at the Exchange Rate. The redemption of shares of Class H Common Stock pursuant to paragraph (f) of Division I of this Article FOURTH shall not constitute the sale, transfer, assignment or disposition by the Corporation of Substantially All of the Business of Hughes to a person, entity or group of which the Corporation is not a majority owner as contemplated by this subparagraph (c)(2).~~

~~(3) For purposes of subparagraph (c)(2) of this paragraph (c) of Division I of this Article FOURTH, the term “Substantially All of the Business of Hughes” shall mean 80% or more of the business of Hughes, based on the fair market value of the assets, both tangible and intangible, of Hughes as of the time that the proposed transaction is approved by the Board of Directors of the Corporation.~~

~~(4) For purposes of this paragraph (c) of Division I of this Article FOURTH, the term “Exchange Rate” applicable to the Class H Common Stock shall mean the number of shares of Common Stock for which each share of Class H Common Stock shall be exchangeable pursuant to subparagraphs (c)(1) and (c)(2), as the case may be, of this paragraph (c) determined as follows: Each share of Class H Common Stock shall be exchangeable for such number of shares of Common Stock (calculated to the nearest five decimal places) as is determined by dividing (A) the product resulting from multiplying (i) the Average Market Price Per Share (as defined in subparagraph (c)(5)) of such Class H Common Stock by (ii) 1.2, by (B) the Average Market Price Per Share of Common Stock.~~

~~(5) For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Average Market Price Per Share” of Common Stock or Class H Common Stock, as the case may be, shall mean the average of the Closing Prices of a share of such Common Stock or Class H Common Stock for the fifteen (15) consecutive trading days ending one (1) trading day prior to either (A) in the case of an exchange pursuant to subparagraph (c)(1), the date the Exchange Notice (as defined in subparagraph (c)(8)) is mailed or (B) in the case of an exchange pursuant to subparagraph (c)(2), the date of the public announcement by the Corporation or one of its subsidiaries of the first to occur of the following: that the Corporation or one of its subsidiaries (1) has entered into an agreement in principle with respect to such transaction or (2) has entered into a definitive agreement with respect thereto. For purposes of this paragraph (c) of Division I of this Article FOURTH, the “Closing Price” of a share of Common Stock or Class H Common Stock for each day shall mean the closing sales price therefor as reported in The Wall Street Journal or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board of Directors of the Corporation or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the New York Stock Exchange, or if the Common Stock or Class H Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange on which such stock is then listedor~~

~~admitted to trading, or if not listed or admitted to trading on any national securities exchange, then the last reported sale prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System, or, if such sale prices shall not be reported thereon, the average of the closing bid and asked prices so reported, or, if such bid and asked prices shall not be reported thereon, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, an appraised market value furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or the Finance Committee of the Corporation for that purpose.~~

~~(6) No fraction of a share of Common Stock shall be issued in connection with the exchange of shares of Class H Common Stock into Common Stock, but in lieu thereof, each holder of Class H Common Stock who would otherwise be entitled to a fractional interest of a share of Common Stock shall, upon surrender of such holder’s certificate or certificates (if any) representing shares of Class H Common Stock, be entitled to receive a cash payment (without interest) (the “Fractional Payment”) equal to the product resulting from multiplying (A) the fraction of a share of Common Stock to which such holder would otherwise have been entitled by (B) the Average Market Price Per Share of the Common Stock.~~

~~(7) No adjustments in respect of dividends shall be made upon the exchange of any shares of Class H Common Stock; provided, however, that if the Exchange Date (as defined in subparagraph (c)(8)) with respect to Class H Common Stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the exchange of such shares or the Corporation’s default in payment of the dividend or distribution due on such date.~~

~~(8) At such time or times as the Corporation exercises its right to cause all of the shares of Class H Common Stock to be exchanged for Common Stock in accordance with subparagraph (c)(1) of this paragraph (c) of Division I of this Article FOURTH and at such time as the Corporation causes the exchange of such Class H Common Stock for Common Stock as a result of a sale, transfer, assignment or other disposition of the type referred to in subparagraph (c)(2) of this paragraph (c), the Corporation shall give notice of such exchange to the holders of Class H Common Stock whose shares are to be exchanged, by mailing by first-class mail a notice of such exchange (the “Exchange Notice”), in the case of an exchange in accordance with subparagraph (c)(1) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for such exchange (the “Exchange Date”), and in the case of an exchange in accordance with subparagraph (c)(2) as soon as practicable before or after the Exchange Date, in either case to their last addresses as they shall appear upon the Corporation’s books. Each such Exchange Notice shall specify the Exchange Date and the Exchange Rate applicable to such exchange, and shall state that issuance of certificates representing, or other evidence of ownership of, Common Stock to be received upon exchange of shares of Class H Common Stock shall be, if such shares of Class H Common Stock are held in certificated form, upon surrender of certificates representing such shares of Class H Common Stock.~~

~~(9) Neither the failure to mail any notice required by this paragraph (c) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any recapitalization contemplated hereby.~~

~~(10) Before any holder of shares of Class H Common Stock who holds such shares in certificated form shall be entitled to receive certificates representing, or other evidence of ownership of, shares of Common Stock for which such shares of Class H Common Stock were exchanged, such holder shall surrender at such office as the Corporation shall specify certificates for such shares of Class H Common Stock duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, unless the Corporation shall waive such requirement. The Corporation will, as soon as practicable after such surrender of any such certificates representing shares of Class H~~

~~Common Stock, issue and deliver at the office of the transfer agent representing the Common Stock to the person for whose account such shares of Class H Common Stock were so surrendered, or to his nominee or nominees, certificates representing, or other evidence of ownership of, the number of whole shares of Common Stock to which such holder shall be entitled as aforesaid, together with the Fractional Payment, if any.~~

~~(11) From and after the Exchange Date, all rights of a holder of shares of Class H Common Stock which were exchanged for shares of Common Stock shall cease except for the right to receive certificates representing, or other evidence of ownership of, shares of Common Stock together with a Fractional Payment, if any, as contemplated by subparagraphs (c)(6) and (c)(10) of this paragraph (c) and rights to dividends as provided in subparagraph (c)(7); provided, however, that no holder of a certificate which immediately prior to the Exchange Date represented shares of Class H Common Stock shall be entitled to receive any of the foregoing until surrender of such certificate. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date applicable to the Class H Common Stock, the Corporation shall, however, be entitled to treat the certificates for Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Class H Common Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.~~

~~(12) If any shares of Common Stock are to be issued in a name other than that in which the shares of Class H Common Stock exchanged therefor are registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of such shares of Common Stock in a name other than that of the record holder of the shares of Class H Common Stock exchanged therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (c), the Corporation shall not be liable to a holder of shares of Class H Common Stock for any shares of Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.~~

~~(13) At such time as any Exchange Notice is delivered with respect to any shares of Class H Common Stock, or at the time of the Exchange Date, if earlier, the Corporation shall have reserved and kept available, solely for the purpose of issuance upon exchange of the outstanding shares of Class H Common Stock, such number of shares of Common Stock as shall be issuable upon the exchange of the number of shares of Class H Common Stock specified or to be specified in the Exchange Notice, provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the outstanding shares of Class H Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation.~~

          ~~(d) Liquidation Rights.~~

          (c) Liquidation Rights.

In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after there shall have been paid or set apart for the holders of Preferred Stock and Preference Stock the full preferential amounts to which they are entitled, the holders of Common Stock ~~and Class H Common Stock shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders, on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment pursuant to paragraph (e) hereof, each share of Common Stock and Class H Common Stock shall be entitled to liquidation units of one (1.0) and the Class H Portion, respectively.~~

          ~~(e) Subdivision or Combination.~~

~~(1) If after the Hughes Transactions Date, the Corporation shall in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Common Stock or Class H Common Stock, or pay a stock dividend in shares of any class to holders of that class, the per share voting rights specified in paragraph (b) and the per share liquidation units specified in paragraph (d) of Class H Common Stock relative to Common Stock shall be appropriately adjusted so as to avoid any dilution in the aggregate voting or liquidation rights of any class. Distribution by the Corporation of shares of any class of its common stock as a dividend on any other class of its common stock shall not require an adjustment pursuant to this paragraph (e)(1).~~

~~(2) If after the Hughes Transactions Date, the Corporation shall distribute shares of Class H Common Stock as a dividend (the “Dividend”) on Common Stock, then the per share liquidation rights of the classes of common stock set forth in paragraph (d) above, as they may have been previously adjusted, shall be adjusted so that:~~

~~(A) each holder of shares of Class H Common Stock shall be entitled to, with respect to such holder’s interest in such Class H Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in such Class H Common Stock immediately prior to the Dividend; and~~

~~(B) each holder of shares of Common Stock shall be entitled to, with respect to such holder’s interest in Common Stock and all shares of Class H Common Stock issued with respect to such holder’s shares of Common Stock, the same percentage of the aggregate liquidation units of all shares of the Corporation’s common stock immediately after the Dividend as such holder was entitled to with respect to such holder’s interest in Common Stock immediately prior to the Dividend; provided, that any adjustment pursuant to this subparagraph (e)(2)(B) shall be made to the liquidation units of Common Stock.~~

~~In no event will any adjustments be made pursuant to this subparagraph (e)(2) if the adjustment called for herein would reduce the liquidation units of any class of common stock to less than zero.~~

~~(3) The determination of any adjustment required under this paragraph (e) shall be made by the Corporation’s Board of Directors; any such determination shall be binding and conclusive upon all holders of shares of all classes of the Corporation’s common stock. Following any such determination, the Secretary of the Corporation shall maintain a record of any such adjustment.~~

          ~~(f) Redemption of Class H Common Stock.~~

~~(1) In effectuating the separation, if any, of Hughes Holdings from the Corporation (after the consummation, if any, of the Hughes Recapitalization, as defined in the GM/Hughes Separation Agreement, which will result in Hughes Electronics Corporation becoming a direct, wholly owned subsidiary of Hughes Holdings, which in turn will be a wholly owned subsidiary of the Corporation (directly or indirectly through one or more wholly owned subsidiaries of the Corporation)) in the performance of that certain Implementation Agreement, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Implementation Agreement”) by and among the Corporation, Hughes Electronics Corporation, Hughes Holdings and EchoStar Communications Corporation, a Nevada corporation (“EchoStar”), the Board of Directors of the Corporation, in its sole discretion and by a majority vote of the directors then in office, may, out of funds legally available therefor, redeem all (but not less than all) of the outstanding shares of Class H Common Stock by distributing to the holders thereof one (1.0) share of Class C Common Stock, par value $0.01 per share, of Hughes Holdings (the “Hughes Holdings Class C Common Stock”) in exchange for each share of Class H Common Stock outstanding as of immediately prior to the Redemption Effective Time (as defined below) (such outstanding shares of Class H Common Stock, the “Class H Outstanding~~

~~Shares”); provided, that, in order to ensure that the number of shares of Hughes Holdings Class C Common Stock distributed to the holders of Class H Common Stock pursuant to any such redemption appropriately reflects that portion of the Available Separate Consolidated Net Income of Hughes which is then attributed to the Class H Outstanding Shares, the aggregate number of shares of Hughes Holdings Class C Common Stock outstanding immediately prior to the Redemption Effective Time shall be equal to the Split-Off Denominator (as defined below).~~

~~If the denominator of the fraction described in subparagraph (a)(4) of Division I of this Article FOURTH, determined as of immediately prior to the Redemption Effective Time, but following the reduction of such denominator as contemplated by Section 1.1(b) of the GM/Hughes Separation Agreement, and determined as of such point in time rather than as an average with respect to any accounting period (the “Split-Off Denominator”), is greater than the number of Class H Outstanding Shares, the Corporation may, as determined in the sole discretion of the Board of Directors of the Corporation in accordance with the terms of Section 5.2(h) of the Implementation Agreement, retain (directly or indirectly through one or more wholly owned subsidiaries of the Corporation) a number of shares of Hughes Holdings Class C Common Stock up to the number that is equal to the difference between the Split-Off Denominator and the number of Class H Outstanding Shares (such shares, the “Remaining Shares”), and/or distribute some or all of the Remaining Shares as a dividend on the Common Stock. For all purposes, determination of the Split-Off Denominator shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation.~~

~~(2) If the Redemption Effective Time shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto but prior to the payment or distribution thereof, the registered holders of such shares at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such shares on the date set for payment of such dividend or other distribution notwithstanding the redemption of such shares.~~

~~(3) Following such time as the Board of Directors of the Corporation has determined to effect a redemption in accordance with subparagraph (f)(1), the Corporation shall give notice of such redemption to the holders of record of Class H Common Stock by providing such notice of such redemption (the “Redemption Notice”) as the Corporation deems appropriate, in accordance with applicable law, including, but not limited to, the rules of any national securities exchange upon which the Class H Common Stock is then listed prior to the date and time fixed by the Board of Directors of the Corporation for such redemption (the date and time fixed for such redemption, the “Redemption Effective Time”) to their last addresses as they shall appear on the Corporation’s books. Each such Redemption Notice shall specify the Redemption Effective Time and the other terms of the redemption; provided, that (A) such redemption may be made contingent upon the occurrence of a specified event, including, but not limited to, the consummation of the transactions described in Sections 1.1(a), (b) and (c) of the GM/Hughes Separation Agreement and (B) the Redemption Effective Time may be fixed by the Board of Directors of the Corporation in its sole discretion by reference to any such specified event (in which case, for all purposes, determination of the Redemption Effective Time by reference to such specified event shall be in the sole discretion of the Board of Directors of the Corporation and shall be final and binding on all stockholders of the Corporation).~~

~~(4) Neither the failure to mail any notice required by this paragraph (f) of Division I of this Article FOURTH to any holder nor any defect therein shall affect the sufficiency thereof with respect to any holder or the validity of any redemption contemplated hereby.~~

~~(5) From and after the Redemption Effective Time, all shares of Class H Common Stock shall cease to be outstanding and shall automatically be cancelled, and each holder of a certificate, or other evidence of ownership, previously evidencing any such shares of Class H Common Stock shall cease to have any rights with respect thereto, except for the right to receive shares of Hughes Holdings Class C Common Stock in accordance with subparagraph (f)(1) and rights to dividends as provided in subparagraph (f)(2).~~

~~(6) From and after the Redemption Effective Time, the Corporation shall be entitled to treat the certificates previously evidencing shares of Class H Common Stock which have not yet been surrendered for exchange as evidencing the ownership of the number of shares of Hughes Holdings Class C Common Stock for which such shares of Class H Common Stock shall have been redeemed, notwithstanding the failure of any holder thereof to surrender such certificates.~~

~~(7) If any shares of Hughes Holdings Class C Common Stock are to be distributed in a name other than that in which the shares of Class H Common Stock redeemed therefor are registered, it shall be a condition of such distribution that the person requesting such distribution shall pay any transfer or other taxes required by reason of the distribution of such shares of Hughes Holdings Class C Common Stock in a name other than that of the record holder of the shares of Class H Common Stock redeemed therefor, or shall establish to the satisfaction of the Corporation or its agent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary in this paragraph (f), the Corporation shall not be liable to any holder of shares of Class H Common Stock for any shares of Hughes Holdings Class C Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.~~

~~(8) From and after the effective time of the merger, if any, of EchoStar into Hughes Holdings (the “Merger,” and such effective time, the “Merger Effective Time”) pursuant to that certain Agreement and Plan of Merger, dated as of October 28, 2001, as amended as of December 14, 2001, and as amended and restated as of , 2002 (as such agreement may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Hughes Electronics Corporation, Hughes Holdings and EchoStar, all shares of Hughes Holdings Class C Common Stock, and all rights of a holder of shares of Hughes Holdings Class C Common Stock, shall be subject to the effects thereof set forth in the Merger Agreement, the certificate of merger filed with respect to the Merger and the Delaware General Corporation Law (as amended from time to time).~~

~~(9) The Corporation may, subject to applicable law, establish such other rules, requirements or procedures to facilitate any redemption contemplated by this paragraph (f) as the Board of Directors may determine in its sole discretion to be appropriate under the circumstances. Without limiting the generality of the foregoing, in the event that the Merger does not occur reasonably promptly (as determined by both the Board of Directors of the Corporation and the Board of Directors of Hughes Holdings) following the Redemption Effective Time, then, effective as of a date mutually determined by the Board of Directors of the Corporation and the Board of Directors of Hughes Holdings (any such date, the “Certification Date”), no holder of a certificate which immediately prior to the Redemption Effective Date represented shares of Class H Common Stock shall be entitled to receive any dividends or other distributions with respect to the shares of Hughes Holdings Class C Common Stock held by such holder until surrender of such certificate; and upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date after the Certification Date, but which were not paid by reason of the foregoing, with respect to the number of shares of Hughes Holdings Class C Common Stock represented by the certificate or certificates delivered upon such surrender.~~ shall be entitled to receive the assets of the Corporation remaining for distribution to its stockholders ratably on a per share basis. None of the consolidation or merger of the Corporation into or with any other entity or entities, the sale or transfer by the Corporation of all or any part of its assets, or the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

APPENDIX C: FAIRNESS OPINIONS

Merrill Lynch, Pierce, Fenner & Smith Incorporated Fairness Opinion

Corporate and Institutional
Client Group
4 World Financial Center FL 30
New York NY 10080

October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000

Members of the Board:

      General Motors Corporation (“GM”) proposes to engage in a series of transactions involving its wholly owned subsidiary Hughes Electronics Corporation (“Hughes”). GM proposes that immediately prior to the Spin-Off Effective Time (as defined below) (1) each of GM and Hughes will take all necessary actions such that the Amended and Restated Certificate of Incorporation of Hughes, as amended, will be amended and restated (the “Hughes Charter Amendments”) to, among other things, authorize Class A common stock, par value $0.01 per share (the “Hughes Class A Common Stock”), Class B common stock, par value $0.01 per share (the “Hughes Class B Common Stock”) and Class C common stock, par value $0.01 per share (the “Hughes Class C Common Stock”, and together with the Hughes Class A Common Stock and the Hughes Class B Common Stock, the “Hughes Common Stock”), (2) Hughes will distribute to GM, in respect of GM’s retained economic ownership interest in Hughes, a dividend consisting of cash and/or notes in the amount of $4.2 billion (the “Recapitalization Amount”), which amount may be decreased in accordance with Section 1.3(b) of the Separation Agreement (as defined below), and to the extent of any shortfall in funds available to Hughes to pay in full such amount in cash, a demand note with a principal amount equal to the amount of such shortfall, which note will be paid in full upon the occurrence of the Merger Effective Time (as defined below), and, under certain circumstances (as described below), notes (the “Secured Notes”) secured by EchoStar Class B Common Stock (as defined below) or, after giving effect to the Transactions, Hughes Class B Common Stock, pledged by Charles W. Ergen, the controlling stockholder of EchoStar Communications Corporation (“EchoStar”), (3) all actions necessary will be taken by GM to cause the denominator of the fraction (the “Denominator”) described in Article Fourth, Division I, Section (a)(4) of the Restated Certificate of Incorporation of GM, as amended (the “GM Certificate of Incorporation”), to be reduced by a number equal to the quotient determined by dividing the Recapitalization Amount by the Recapitalization Price (together with other amendments to the GM Certificate of Incorporation contemplated by the Separation Agreement, the “GM Charter Amendment”) and (4) Hughes will issue to GM a certain number of shares of Hughes Class C Common Stock such that the number of shares of Hughes Class C Common Stock held by GM immediately prior to the Spin-Off Effective Time will equal the Denominator (giving effect to the reduction set forth in the immediately preceding clause (3)) as of such time (collectively, the “Hughes Recapitalization”). The Hughes Recapitalization will be effected pursuant to a Separation Agreement (the “Separation Agreement”) to be entered into by and between GM and Hughes. “Recapitalization Price” means the average (rounded to the nearest 1/10,000, or if there is no nearest 1/10,000, to the next highest 1/10,000) of the Volume Weighted Average Trading Prices (as defined below) of the GM Class H Common Stock (as defined below) for each of the five consecutive trading days (or, if less, the number of trading days following the Regulatory Approval Date (as defined below) and before the date of the Spin-Off Effective Time) ending on and including the trading day immediately prior to the date of the Spin-Off Effective Time. “Regulatory Approval Date” means the first date on which there is a public announcement by GM or Hughes that the conditions set forth in Sections 6.1(b) and 6.1(c) of the Merger Agreement (as defined below) have been satisfied or waived. “Volume Weighted Average Trading Price” means, with respect to any trading day (defined as 9:30 a.m. through 4:30 p.m., Eastern Time), the weighted average of the reported per share prices at which transactions in GM Class H Common Stock are executed on the New York Stock Exchange during such trading day (weighted based on the number on shares of GM Class H Common Stock traded, as such weighted average price appears on the Bloomberg screen “Volume at Price” page for GM Class H Common Stock when observed at 5:00 p.m., Eastern Time, on such day).

      GM also proposes to spin-off Hughes (the “Spin-Off”, and together with the Hughes Recapitalization, the GM Charter Amendment and certain other transactions contemplated by the Implementation Agreement (as defined below) and the Separation Agreement, including, without limitation, the repayment in full of the outstanding principal amount under the credit facility made available to PanAmSat Corporation (“PanAmSat”) by Hughes pursuant to the Loan Agreement dated as of May 15, 1997, as amended, including the loan evidenced by the promissory note dated May 15, 1997 issued by PanAmSat to Hughes, the “GM Transactions”) immediately following the Hughes Recapitalization. Pursuant to the Spin-Off (1) each outstanding share of GM Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock”), will be redeemed in exchange for one share of Hughes Class C Common Stock and each share of GM Class H Common Stock will be canceled and cease to exist, (2) all outstanding shares of GM Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the “GM Series H Preference Stock”), will be exchanged for shares of Preference Stock, par value $0.10 per share, of Hughes (the “Hughes Preference Stock”) and all such shares of GM Series H Preference Stock will be canceled and cease to exist and (3) GM will either retain or distribute by means of a dividend to the holders of the outstanding shares of GM Common Stock, par value $1 2/3 per share (the “GM $1 2/3 Common Stock”), the remaining shares of Hughes Class C Common Stock then held by GM and not previously distributed to the holders of GM Class H Common Stock. The date and time at which the Spin-Off becomes effective is referred to herein as the “Spin-Off Effective Time”.

      The Spin-Off will be effected pursuant to an Implementation Agreement (the “Implementation Agreement”) to be entered into by and among GM, Hughes and EchoStar.

      The Implementation Agreement provides that at any time after the date of the Implementation Agreement and prior to the date that is six months after the Spin-Off Effective Time, GM may, pursuant to one or more transactions, issue up to 100,000,000 shares of GM Class H Common Stock (subject to reduction pursuant to Section 1.3 of the Separation Agreement and subject to increase by up to 50,000,000 additional shares pursuant to the Supplemental Agreement (as defined below)) or distribute shares of Hughes Class C Common Stock, as applicable, to holders of certain outstanding debt obligations of GM (“Exchange Debt”) in exchange for such Exchange Debt (any such exchange, a “GM Debt/ Equity Exchange”).

      Immediately after consummation of the GM Transactions, and in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among EchoStar and Hughes, EchoStar will merge with and into Hughes (the “Merger”, and together with the GM Transactions, the GM Debt/ Equity Exchange and the Merger Financing (as defined below), the “Transactions”), and Hughes will be the surviving corporation (the “Surviving Corporation”). The date and time at which the Merger becomes effective is referred to herein as the “Merger Effective Time”.

      Pursuant to the Merger, each issued and outstanding share of EchoStar Class A common stock, par value $0.01 per share, will be converted into 1/.73 shares of Hughes Class A Common Stock, each issued and outstanding share of EchoStar Class B common stock, par value $0.01 per share (the “EchoStar Class B Common Stock”), will be converted into 1/.73 shares of Hughes Class B Common Stock, each share of Hughes Class C Common Stock outstanding prior to the Merger will remain outstanding, each other share of Hughes capital stock, including the Hughes Preference Stock, if any, that is issued and outstanding immediately prior to the Merger Effective Time will remain outstanding and each share of capital stock of EchoStar held in the treasury of EchoStar will be cancelled and retired and no payment will be made in respect thereof.

      Certain lenders have delivered a commitment letter to Hughes and EchoStar pursuant to which they have committed to lend to Hughes (prior to the Merger Effective Time) and to the Surviving Corporation (immediately after the Merger Effective Time) up to $2.7625 billion (together with the arrangements described in the next sentence, the “Merger Financing”). In addition, EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to Merger Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter related to the Merger Financing) will be in the amount of at least $5.525 billion, and, in the event, and to the extent that there is no such additional financing, GM will receive the Secured Notes.

      You have advised us that GM will request a private letter ruling (the “Ruling”) from the Internal Revenue Service (“IRS”) to the effect that, and we have assumed that, the Spin-Off will be treated as a tax-free distribution under Section 355 and the related provisions of the Internal Revenue Code of 1986, as amended (the “Code”). We have further assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

      You have asked us whether, in our opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of the GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of the GM $1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class, respectively.

      In arriving at the opinion set forth below, we have, among other things:

(1) reviewed the GM Certificate of Incorporation and GM’s By-Laws, each as of the date hereof, GM’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and GM’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

(2) reviewed Hughes’ Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and Hughes’ Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

(3) reviewed PanAmSat’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000, PanAmSat’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001;

(4) reviewed EchoStar’s Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 2000 and EchoStar’s Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 2001 and June 30, 2001;

(5) reviewed certain information, including historical financial data and financial projections, relating to the business, earnings, cash flow, assets, liabilities and prospects of GM, Hughes and EchoStar furnished to us by GM, Hughes or EchoStar, as the case may be;

(6) conducted discussions with members of senior management of GM, Hughes and EchoStar concerning their respective businesses and prospects and their views regarding the strategic rationale for, and the financial effects on GM, Hughes and EchoStar, as the case may be, of the Transactions;

(7) reviewed certain information, including financial projections relating to the amount and timing of the revenue and cost savings synergies and related expenses expected to result from the Transactions (the “Expected Synergies”), furnished to us by GM, Hughes and EchoStar, as the case may be;

(8) reviewed the pro forma financial results, financial condition and capitalization of each of GM and Hughes and of the pro forma combined company (“Newco”), in each case after giving effect to the Transactions;

(9) conducted discussions with members of senior management of GM, Hughes and EchoStar concerning the Expected Synergies;

(10) conducted discussions with members of senior management of Hughes concerning their views regarding the strategic rationale for, and the financial effects on Hughes of, the Transactions and various strategic alternatives available to Hughes;

(11) compared the results of operations of Hughes and EchoStar with those of certain companies that we deemed to be reasonably similar to Hughes and EchoStar, respectively;

(12) reviewed drafts dated October 28, 2001 of the following (including any exhibits and attachments or schedules thereto): (i) the Implementation Agreement; (ii) the Merger Agreement; (iii) the Separation Agreement; (iv) the GM Charter Amendment; (v) the Hughes Charter Amendments; (vi) the Contribution and Transfer Agreement to be entered into by and between United States Trust Company of New York and GM; (vii) the Supplemental Agreement and Guaranty to be entered into by and among GM, Hughes, EchoStar and Charles W. Ergen (the “Supplemental Agreement”); and (viii) the Pledge Agreement to be entered into by and between GM and Charles W. Ergen, and certain related agreements thereto;

(13) reviewed the commitment letters related to the Merger Financing; and

(14) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of GM, Hughes or EchoStar, or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of GM, Hughes or EchoStar. With respect to the financial projections and analyses of the Expected Synergies furnished to or discussed with us by GM, Hughes and EchoStar, as the case may be, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of GM, Hughes and EchoStar, as to the future financial performance of GM, Hughes, EchoStar and Newco, and as to the Expected Synergies.

      Furthermore, in preparing our opinion, we have assumed that in the course of obtaining the necessary consents or approvals (contractual, governmental or otherwise) for the Transactions no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. In addition, we have assumed that each of the Transactions will be consummated in a timely manner and in accordance with its terms as contemplated by the various agreements and other documents referred to herein. We have also assumed that the executed versions of the agreements and other documents referred to above will be substantially similar to the drafts reviewed by us. You have advised us, and we have assumed, that as a result of the GM Charter Amendment, the provisions of Article Fourth, Division I, Section (c) of the GM Certificate of Incorporation should not apply to the Transactions. We have also assumed that the Recapitalization Price will be determined by the Board of Directors of GM in accordance with the terms set forth in the Separation Agreement. We have further assumed that there will be no material adverse effect on GM, Hughes or Newco resulting from the accounting treatment of the Transactions. You have advised us, and we have assumed, that GM will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of the consummation of the Transactions.

      Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof.

      We have received fees for our services as financial advisor to GM in connection with the Transactions and will receive additional fees for our services that are contingent upon the consummation of certain transactions involving Hughes. In addition, GM has agreed to indemnify us for certain liabilities arising out of our engagement. We have also, in the past, provided financial advisory and financing services to GM and its affiliates and may continue to do so and have received, and may receive, fees for rendering of such services. In addition, in the ordinary course of our business, we may actively trade shares of the GM $1 2/3 Common Stock, the GM Class H Common Stock, and other securities of GM for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      During the course of our engagement, we were asked by you to solicit indications of interest from various third parties regarding a transaction with Hughes, and we have considered the results of such solicitation in rendering our opinion.

      This opinion is for the use and benefit of the Board of Directors of GM. This opinion may not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, provided, however, that this letter may be included in its entirety in any proxy or consent solicitation statement/prospectus to be distributed to the holders of the GM $1 2/3 Common Stock or the GM Class H Common Stock in connection with the Transactions. We express no opinion as to the prices at which (i) the GM $1 2/3 Common Stock, the GM Class H Common Stock or the GM Series H Preference Stock will trade subsequent to the announcement of the Transactions and (ii) the Hughes Common Stock, the Hughes Preference Stock or the GM $1 2/3 Common Stock will trade subsequent to the consummation of the Transactions. We have not been requested to opine as to, and our opinion does not in any manner address, GM’s or Hughes’ underlying business decision to proceed with or effect the Transactions, the relative merits of the Transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. Furthermore, we have not been requested to opine as to, and our opinion does not in any manner address, the purchase by EchoStar of the shares of capital stock of PanAmSat owned by subsidiaries of Hughes in the event the Merger Agreement is terminated.

      On the basis of and subject to the foregoing, we are of the opinion that, taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of the GM Class H Common Stock in the GM Transactions is fair from a financial point of view to the holders of the GM $1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class, respectively.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Bear Stearns Fairness Opinion

Bear, Stearns & Co. Inc.
245 Park Avenue
New York, NY 10167
Tel 212-272-2000
www.bearstearns.com
October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265-3000

Ladies and Gentlemen:

We understand that General Motors Corporation (“GM”), Hughes Electronics Corporation (together with its affiliates, “Hughes”), a wholly owned subsidiary of GM, and EchoStar Communications Corporation (“EchoStar”) have entered into various agreements that will result in a series of transactions which include the merger of Echostar with and into Hughes (the “Merger,” and the combined company subsequent to the Merger, “Newco”) following the separation of Hughes from GM. Prior to the Merger and Spin-Off (as defined below), GM and Hughes will cause the Amended and Restated Certificate of Incorporation of Hughes to be further amended, among other things, to authorize Class A common stock, par value $0.01 per share (the “Hughes Class A Common Stock”), Class B common stock, par value $0.01 per share (the “Hughes Class B Common Stock”) and Class C Common Stock, par value $0.01 per share (the “Hughes Class C Common Stock”, and together with the Hughes Class A Common Stock and the Hughes Class B Common Stock, the “Hughes Common Stock”) in accordance with the provisions of the Implementation Agreement (as defined below).

We further understand that:

      (1) Prior to the Merger, Hughes will distribute to GM a dividend (the “Dividend”) consisting of cash and/or notes in the amount of $4.2 billion, which amount may be decreased in accordance with Section 1.3(b) of the Separation Agreement (as defined below) and, to the extent of any shortfall in funds available to Hughes to pay in full such amount in cash, a demand note with an original principal amount equal to the amount of such shortfall which will be payable upon consummation of the Merger, and, under certain circumstances, notes secured by EchoStar Class B Common Stock (as defined below) or, after giving effect to the Merger, Hughes Class B Common Stock pledged by Charles W. Ergen, the controlling stockholder of EchoStar, and, in connection with such Dividend, the denominator (the “Denominator”) of the fraction described in Article Fourth, Division I, Section (a)(4) of the Amended and Restated Certificate of Incorporation of GM, as amended (the “GM Certificate of Incorporation”), will be reduced as contemplated by the Separation Agreement (together with other amendments to the GM Certificate of Incorporation contemplated by the Separation Agreement, the “GM Charter Amendment”). In connection therewith, Hughes shall issue to GM a number of shares of Hughes Class C Common Stock such that the number of shares of Hughes Class C Common Stock held by GM immediately prior to the Spin-Off (as defined below) shall be equal to the Denominator (collectively, the payment of the Dividend, the reduction of the Denominator and the issuance by Hughes to GM of Hughes Class C Common Stock are hereafter referred to as the “Hughes Recapitalization”).

      (2) Immediately following the Hughes Recapitalization and immediately prior to the Merger, (i) GM, pursuant to provisions to be implemented by means of the GM Charter Amendment, will distribute to holders of record of GM’s Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock”), shares of Hughes Class C Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock in accordance with the GM Certificate of Incorporation, as amended by the GM Charter Amendment, and the GM Class H Common Stock will be redeemed and cancelled, (ii) GM will distribute to holders of record of GM’s Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share (the “GM Series H Preference Stock”), shares of preference stock, par value $0.10 per share, of Hughes (the “Hughes Preference Stock”) in exchange for all of the outstanding shares of GM Series H Preference Stock in accordance with the Certificate of Designations relating to the GM Series H Preference Stock, and the GM Series H Preference Stock will be cancelled and (iii) GM will retain, or distribute by means of a dividend to the holders of record of GM’s Common Stock, par value $1 2/3 per share (the “GM $1 2/3 Common Stock”), the remaining shares of Hughes Class C Common Stock held by GM and not distributed to the holders of record of GM Class H Common Stock, in each case as provided in the Implementation Agreement (as defined below) (collectively, the “Spin-Off”). The Spin-Off, the Hughes Recapitalization, the GM Charter Amendment and certain other transactions contemplated by the Implementation Agreement and the Separation Agreement, including without limitation, the repayment in full of the outstanding principal amount under the credit facility made available to PanAmSat Corporation (“PanAmSat”) by Hughes pursuant to the Loan Agreement dated May 15, 1997, as amended, are collectively referred to herein as the “GM Transactions.”

      (3) The Implementation Agreement provides that at any time after the date of the Implementation Agreement and prior to the date that is six months after the effective time of the Merger, GM may, pursuant to one or more transactions, issue up to 100,000,000 shares of GM Class H Common Stock (subject to reduction pursuant to Section 1.3 of the Separation Agreement and subject to increase by up to 50,000,000 additional shares pursuant to the Supplemental Agreement (as defined below)) or distribute shares of Hughes Class C Common Stock, as applicable, to holders of certain outstanding debt obligations of GM (“Exchange Debt”) in exchange for such Exchange Debt (any such exchange, a “GM Debt/ Equity Exchange”).

      (4) Pursuant to the Merger, each issued and outstanding share of EchoStar Class A common stock, par value $0.01 per share (the “EchoStar Class A Common Stock”) will be converted into 1/0.73 shares of Hughes Class A Common Stock, each issued and outstanding share of EchoStar Class B common stock, par value $0.01 per share (the “EchoStar Class B Common Stock”) will be converted into 1/0.73 shares of Hughes Class B Common Stock, each share of Class C Common Stock that is issued and outstanding will remain outstanding and each share of capital stock of EchoStar held in the treasury of EchoStar will be cancelled and retired and no payment will be made in respect thereof.

      (5) Certain lenders have delivered one or more commitment letters to EchoStar and/or Hughes pursuant to which they committed to EchoStar and/or Hughes to lend to Hughes or Newco at or prior to the effective time of the Merger at least $2.7625 billion in the aggregate, together with the arrangements described in clause (6) below (the “Merger Financing”).

      (6) EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to the Merger Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter relating to the Merger Financing) shall be in the amount of at least $5.525 billion and, in the event and to the extent that there is no such additional financing, GM shall receive a note secured by EchoStar Class B Common Stock pledged by Charles W. Ergen, the controlling stockholder of EchoStar.

You have provided us with a copy of each of the Transaction Agreements (as defined below) in substantially the form to be executed by GM, Hughes and the other parties to such agreements. For purposes of this opinion the term “Transactions” shall mean the GM Transactions, the Merger, the GM Debt/ Equity Exchange and the Merger Financing.

You have asked us to render our opinion, taking into account all relevant financial aspects of the Transactions taken as a whole, whether the consideration to be provided to GM and its subsidiaries, to the holders of the GM $1 2/3 Common Stock, if applicable, and to the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1 2/3 Common Stock as a class and the holders of GM Class H Common Stock as a class, respectively.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed recent drafts of: the Merger Agreement by and among Hughes and EchoStar (the “Merger Agreement”); the Separation Agreement by and between GM and Hughes (the “Separation Agreement”); the Implementation Agreement by and among GM, Hughes and EchoStar (the “Implementation Agreement”); the Contribution and Transfer Agreement to be entered into by and between United States Trust Company of New York and GM; the Supplemental Agreement and Guaranty to be entered into by an among GM, Hughes, EchoStar and the Samburu Warrior Revocable Trust (the “Supplemental Agreement”); and the Pledge Agreement to be entered into by and between GM and the Samburu Warrior Revocable Trust, and certain other agreements contemplated thereby (collectively, the “Transaction Agreements”);

•	reviewed the commitment letters related to the Merger Financing;

•	reviewed GM’s Restated Certificate of Incorporation and GM’s By-laws, each as of the date hereof, and GM’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed Hughes’ Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed PanAmSat’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed EchoStar’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1998 through 2000, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001 and September 30, 2001 and its Reports on Form 8-K for the three years ended the date hereof;

•	reviewed certain operating and financial information, including financial projections for the five years ended 2005, provided to us by management of Hughes, EchoStar and their related affiliates relating to their respective businesses and business prospects;

•	discussed with management of GM, Hughes and EchoStar the current business landscape related to Hughes’ and EchoStar’s businesses and the competitive environment of the media and satellite communications sectors and the strategic benefits of pursuing the Transactions;

•	reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Transactions, prepared and provided to us by Hughes;

•	performed sum-of-the parts valuation analysis of Hughes, EchoStar and Newco based upon, among other things:

•	historical prices, trading multiples and trading volumes of the common shares of Hughes and EchoStar;

•	financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Hughes’ significant businesses (i.e., DIRECTV, DIRECTV Latin America, PanAmSat and Hughes Network Systems entities (“HNS”)); and to EchoStar;

•	discounted cash flow analyses based on financial projections with respect to Hughes’ significant businesses (i.e., DIRECTV, DIRECTV Latin America, PanAmSat and HNS) and to EchoStar’s

businesses, in each case furnished to us by GM and Hughes and discounted cash flow analyses of synergy estimates for Newco furnished to us by GM and Hughes;

•	reviewed the pro forma financial results, financial condition and capitalization of GM, Hughes and Newco, after giving effect to the Transactions; and

•	conducted such other studies, analyses, inquiries and investigations as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates provided to us by Hughes and EchoStar. With respect to the projected financial results of the constituent businesses and the potential synergies that could be achieved upon consummation of the Transactions, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of GM, Hughes and EchoStar as to the expected future performance of Hughes, EchoStar and Newco. We have not assumed any responsibility for the independent verification of any such information or of the projections and synergy estimates provided to us, and we have further relied upon the assurances of the senior managements of GM, Hughes and EchoStar that they are unaware of any facts that would make the information, projections and synergy estimates provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Hughes, EchoStar or Newco, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors of GM to solicit indications of interest from various third parties regarding a transaction with Hughes, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Spin-Off will qualify as a tax-free distribution under Section 355 of the Internal Revenue Code and we have assumed that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. You have advised us, and we have assumed, that as a result of the GM Charter Amendment, the provisions of Article Fourth, Division I, Section (c) of the GM Certificate of Incorporation will not apply to the Transactions. We have assumed that the Transactions will be consummated in a timely manner and in accordance with the terms of the applicable agreements without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on GM, Hughes or EchoStar. We have further assumed that there will be no material adverse effect on GM, Hughes or Newco resulting from the accounting treatment of the Transactions. You have advised us, and we have assumed, that GM will be responsible for no contingent liabilities of Hughes which are material in the aggregate as a result of consummation of the Transactions.

We do not express any opinion as to the price or range of prices at which the shares of GM $1 2/3 Common Stock, GM Class H Common Stock or GM Series H Preference Stock may trade subsequent to the announcement of the Transactions, nor do we express any opinion as to the price or range of prices at which the shares of Hughes Common Stock, Hughes Preference Stock or GM $1 2/3 Common Stock may trade subsequent to consummation of the Transactions.

We have acted as a financial advisor to GM in connection with the Transactions and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by GM and affiliates of GM to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of GM, Hughes, EchoStar or their respective public affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of GM in connection with their consideration of the GM Transactions and the Merger and related transactions and does not constitute a recommendation to the Board of Directors of GM or any holders of GM $1 2/3 Common Stock or GM Class H Common Stock as to how to vote in connection with the Transactions. This opinion does not address GM’s or Hughes’ underlying business decisions to pursue the Transactions, the relative merits of the

Transactions as compared to any alternative business strategies or transactions that might exist for GM or Hughes or the effects of any other transaction in which GM or Hughes might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy or consent solicitation statement/prospectus to be distributed to the holders of GM $1 2/3 Common Stock or GM Class H Common Stock in connection with the Transactions. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have not considered, and we are not rendering any opinion with respect to the sale of PanAmSat if the Transactions are terminated. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, and taking into account all relevant financial aspects of the Transactions taken as a whole, the consideration to be provided to GM and its subsidiaries, to the holders of GM $1 2/3 Common Stock, if applicable, and to the holders of GM Class H Common Stock in the GM Transactions is fair, from a financial point of view, to the holders of GM $1 2/3 Common Stock as a class and the holders of GM Class H Common Stock as a class, respectively.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ RICHARD OSLER

Senior Managing Director

Credit Suisse First Boston Fairness Opinion

CREDIT SUISSE FIRST BOSTON CORPORATION
Eleven Madison Avenue Telephone 212 325 2000
New York, NY 10010-3629

October 28, 2001

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Members of the Boards:

      You have asked us to provide you with our opinion with respect to the fairness, from a financial point of view, to the holders of Class C Common Stock of Hughes Electronics Corporation (“Hughes”) immediately prior to the Merger (as defined below), including, in such capacity, General Motors Corporation (“GM”) and holders of GM’s Common Stock, par value $1 2/3 per share (“GM $1 2/3 Common Stock”), and GM’s Class H Common Stock, par value $0.10 per share (“GM Class H Common Stock”), as applicable, of the Exchange Ratios (as defined below) pursuant to the Agreement and Plan of Merger, dated as of October 28, 2001 (the “Merger Agreement”), by and between Hughes and EchoStar Communications Corporation (“EchoStar”). The Merger Agreement provides, among other things, for the merger (the “Merger”) of EchoStar with and into Hughes with Hughes as the surviving corporation. Pursuant to the Merger, each outstanding share of Class A Common Stock, par value $0.01 per share (“EchoStar Class A Common Stock”), of EchoStar will be converted into 1/.73 shares (the “Class A Exchange Ratio”) of Class A Common Stock, par value $0.01 per share (“Hughes Class A Common Stock”), of Hughes, each outstanding share of Class B Common Stock, par value $0.01 per share (“EchoStar Class B Common Stock” and, together with the EchoStar Class A Common Stock, the “EchoStar Common Stock”), of EchoStar will be converted into 1/.73 shares (the “Class B Exchange Ratio” and, together with the Class A Exchange Ratio, the “Exchange Ratios”) of Class B Common Stock, par value $0.01 per share (“Hughes Class B Common Stock”), of Hughes, and each outstanding share of Class C Common Stock, par value $0.01 per share (“Hughes Class C Common Stock” and, together with the Hughes Class A Common Stock and Hughes Class B Common Stock, the “Hughes Common Stock”), of Hughes, will remain outstanding. If the Merger Agreement is terminated in specified circumstances relating to the failure to satisfy certain conditions regarding the Merger Financing (as defined below) or the receipt of necessary antitrust or FCC approvals, EchoStar will purchase from certain subsidiaries of Hughes all of the shares of capital stock of PanAmSat Corporation (“PanAmSat”) owned by such subsidiaries (the “PanAmSat Stock Sale”) pursuant to a stock purchase agreement between such subsidiaries and EchoStar (the “PanAmSat Stock Purchase Agreement”).

      You have advised us that pursuant to a Separation Agreement (the “Separation Agreement”) to be entered into between GM and Hughes, prior to the Merger: (i) Hughes will distribute to GM, in respect of GM’s ownership interest in Hughes, a dividend (the “GM Cash Distribution”) consisting of cash in the amount of $4.2 billion (which amount may be reduced in accordance with Section 1.3 of the Separation Agreement) and, to the extent that Hughes shall not have sufficient cash resources to fund such cash amount, the Demand Note (as defined in the Separation Agreement) and, in certain circumstances, the Additional Notes (as defined below), in an aggregate principal amount equal to the amount of such insufficiency, and in connection with such dividend (A) the denominator of the fraction described in Article Fourth, Division I,

Section (a)(4) of the GM Certificate of Incorporation will be reduced as contemplated by the Separation Agreement and (B) each outstanding share of common stock, par value $0.01 per share, of Hughes will be redenominated as Hughes Class C Common Stock (collectively, the “Hughes Recapitalization”); (ii) immediately following the Hughes Recapitalization, GM will (A) in accordance with an amendment to GM’s Certificate of Incorporation, redeem all of the issued and outstanding shares of GM Class H Common Stock, which will thereupon be cancelled, in exchange for shares of Hughes Class C Common Stock (the “Class H Redemption”) and (B) in connection with the Class H Redemption, exchange shares of Preference Stock, par value $0.10 per share, of Hughes for each outstanding share of GM Series H 6.25% Automatically Convertible Preference Stock, par value $0.10 per share, which shall thereupon be cancelled; and (iii) GM will, in accordance with, and subject to, the terms and conditions of an Implementation Agreement to be entered into among GM, Hughes and EchoStar (the “Implementation Agreement”), either retain or distribute, by means of a dividend to the holders of record of GM $1 2/3 Common Stock, the shares of Hughes Class C Common Stock held by GM following the Class H Redemption (the transactions set forth in clauses (ii) and (iii) above being referred to herein collectively as the “Spin-Off,” and the transactions and other actions (including the amendment of GM’s Certificate of Incorporation) set forth in clauses (i) through (iii) above, together with certain other transactions contemplated by the Implementation Agreement and the Separation Agreement, being referred to herein collectively as the “GM Transactions”).

      You also have advised us that, in connection with the GM Transactions and the Merger, (i) upon the terms and conditions set forth in a commitment letter provided to Hughes and EchoStar (the “Commitment Letter”), Hughes or the surviving corporation in the Merger will borrow an aggregate of up to $2.7625 billion for the purpose of financing the GM Cash Distribution and for general corporate purposes (together with the additional financing described under clause (ii) below, the “Merger Financing”) or, in certain circumstances, EchoStar will borrow up to an aggregate of $1.9 billion for the purpose of consummating the PanAmSat Stock Sale (the “PanAmSat Financing” and, together with the Merger Financing, the “Financings”), (ii) pursuant to a Supplemental Agreement and Guaranty (the “Supplemental Agreement”) to be entered into between EchoStar, The Samburu Warrior Revocable Trust (the “Trust”), Charles W. Ergen, Hughes and GM, EchoStar has committed to use its best efforts to arrange for additional financing such that the aggregate amount of the Merger Financing is $5.525 billion and, in the event such additional financing is not obtained the GM Cash Distribution will include notes (“Additional Notes”) secured by shares of EchoStar Common Stock pursuant to a Pledge Agreement (the “Pledge Agreement”) to be entered into by the Trust in favor of GM and (iii) GM may, at any time after the date of the Merger Agreement and prior to the date that is six months after the Spin-Off, in one or more transactions, issue or distribute, as applicable, up to an aggregate of 100,000,000 of its shares of GM Class H Common Stock or Hughes Class C Common Stock (which amount may be reduced or increased in accordance with the Separation Agreement and Implementation Agreement (together, the “Stock Issuance Adjustments”)), to holders of and in exchange for certain outstanding debt obligations of GM (the “GM Debt/ Equity Exchange(s)”).

      In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Hughes and EchoStar, as well as execution versions of the Merger Agreement, the Separation Agreement, the Commitment Letter, the Implementation Agreement, the PanAmSat Stock Purchase Agreement, the Supplemental Agreement, the Pledge Agreement, the proposed amendments to the certificate of incorporation of Hughes relating to the classes of shares of Hughes Common Stock to be issued by Hughes in the GM Transactions and the Merger and certain related documents (collectively, the “Transaction Agreements”). We have also reviewed certain other information, including financial forecasts prepared and provided to us by Hughes and EchoStar with respect to Hughes and EchoStar, respectively (collectively, the “Hughes and EchoStar Forecasts”). We have also reviewed certain financial forecasts prepared and provided to us by the management of Hughes with respect to the pro forma combined entity resulting from the Merger (the “Pro Forma Forecasts”), including estimates prepared and provided to us by the management of Hughes as to the cost savings and other potential synergies anticipated to result from the Merger, and have met with members of the management of Hughes and EchoStar to discuss the business and prospects of Hughes and EchoStar. We have also considered certain financial data of Hughes and EchoStar and certain stock market data relating to shares of GM Class H Common Stock and EchoStar Class A Common Stock and have compared those data with similar data for publicly held companies in businesses similar to Hughes and

EchoStar. We have considered the financial terms of certain business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the Hughes and EchoStar Forecasts, we have been advised and have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ and EchoStar’s managements as to the future financial performance of Hughes and EchoStar, respectively. We have also assumed that the Pro Forma Forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hughes’ management as to the cost savings and other potential synergies anticipated to result from the Merger (including the amount, timing and achievability thereof). For purposes of our analyses, we have been advised and have assumed (and we have been advised that for purposes of preparing the Pro Forma Forecasts, the management of Hughes assumed) that (i) the GM Transactions, the Financings and the Merger will be consummated or effected in accordance with the terms of the Transaction Agreements, without waiver, amendment or modification of any material representation, warranty, covenant, condition or other agreement contained therein, (ii) in the course of obtaining any necessary regulatory or third party approvals for such transactions, no delay, condition or restriction will be imposed that will have an adverse effect on the contemplated benefits of such transactions to Hughes and EchoStar, (iii) the Stock Issuance Adjustments will not have any adverse effect on the contemplated benefits of such transactions to the holders of Hughes Class C Stock and (iv) neither the consummation of the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger nor the existence or occurrence of any past or future events and circumstances will have an adverse effect on the contemplated tax treatment of any such transactions. For purposes of our opinion we have, with your consent, also assumed that all of the Transaction Agreements, when executed, will conform to the forms reviewed by us in all respects material to our analyses, and that the definitive loan agreements with respect to the Financings, when executed, will not contain any material terms other than those set forth in the Commitment Letter.

      You also have advised us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Hughes or EchoStar, nor have we been furnished with any such evaluation or appraisal. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the shares of Hughes Common Stock or the prices at which such shares will trade at any time.

      We have acted as financial advisor to Hughes in connection with the Merger and certain related matters and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Hughes, GM, EchoStar and/or certain of their affiliates for which services we have received, and expect to receive, compensation. We have not advised GM in connection with the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger other than by providing this opinion to the Board of Directors of GM, in consideration of which GM has agreed to indemnify us and certain related persons for losses arising in connection with or as a result of this opinion and related matters. Furthermore, in the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Hughes, GM, EchoStar, PanAmSat and/or certain of their affiliates for our and our affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      It is understood that this letter is addressed and delivered to the Boards of Directors of Hughes and GM in connection with their consideration of the Merger and does not constitute a recommendation with respect to how any stockholder of GM should vote or act on any matter relating to the GM Transactions. Our opinion does not address the underlying business decisions of Hughes and GM to effect the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or the Merger or the merits of any such transactions as opposed to alternative business strategies and transactions that might be available to Hughes and GM. As indicated above, for purposes of our analyses, we took into account the terms of the GM Transactions and the Financings. However, our opinion only addresses the fairness, from a financial point of view, of the Exchange Ratios pursuant to the Merger and does not address the fairness of any aspect of the GM Transactions, the Financings, the GM Debt/ Equity Exchange(s) or any other related or unrelated transaction or agreement or the likelihood of their consummation. In particular our opinion does not address the fairness of the consideration to be received by, or as between, the holders of GM Class H Common Stock, GM and the holders of GM $1 2/3 Common Stock pursuant to or as a result of the GM Transactions. In that regard, you have advised us that GM’s financial advisors have provided you with their opinion with respect to the fairness, from a financial point of view, to the holders of the GM $1 2/3 Common Stock and the holders of the GM Class H Common Stock of the consideration to be received by GM, its subsidiaries and such classes of stockholders pursuant to the GM Transactions.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and based on current market conditions, the Exchange Ratios pursuant to the Merger are fair, from a financial point of view, to the holders of Hughes Class C Common Stock immediately prior to the Merger, including GM and holders of GM $1 2/3 Common Stock and GM Class H Common Stock, as applicable.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:	/s/ CHRISTOPHER LAWRENCE

Goldman Sachs Fairness Opinion

Goldman, Sachs & Co. / 85 Broad Street / New York, New York 10004

Tel. 212-902-1000

PERSONAL AND CONFIDENTIAL

October 28, 2001

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, Michigan 48265

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

      You have requested our opinion as to the fairness to the holders of the Common Stock of Hughes Electronics Corporation, a Delaware corporation (“Hughes”), immediately prior to the Merger (as defined below), including, as applicable, (i) General Motors Corporation, a Delaware corporation and the parent of Hughes (“GM”), (ii) the holders of GM’s Common Stock, par value $1 2/3 per share (the “GM 1 2/3 Common Stock”), and (iii) the holders of GM’s Class H Common Stock, par value $0.10 per share (the “GM Class H Common Stock,” and, together with the GM 1 2/3 Common Stock, the “Common Shares”), of the Exchange Ratios (as defined below) pursuant to the Agreement and Plan of Merger dated as of October 28, 2001 (the “Merger Agreement”) by and between Hughes and EchoStar Communications Corporation, a Nevada corporation (“ECC”). Undefined capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement and in the Implementation Agreement dated as of October 28, 2001 by and among GM, Hughes and ECC (the “Implementation Agreement”). Pursuant to the Merger Agreement, ECC will merge (the “Merger”) with and into Hughes, with Hughes as the surviving corporation in the Merger, and, pursuant to the Merger, each issued and outstanding share of ECC Class A Common Stock will be converted into and represent 1/.73 shares of Hughes Class A Common Stock (the “Class A Exchange Ratio”), each issued and outstanding share of ECC Class B Common Stock will be converted into and represent 1/.73 shares of Hughes Class B Common Stock (the “Class B Exchange Ratio,” and, together with the Class A Exchange Ratio, the “Exchange Ratios”), each issued and outstanding share of Hughes capital stock, including the Hughes Class C Common Stock and the Hughes Preference Stock, that is issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding, and each share of capital stock of ECC held in the treasury of ECC will be cancelled and retired and no payment will be made in respect thereof.

      You have informed us that prior to the Merger Effective Time, among other things:

(a) Hughes will distribute to GM, immediately prior to the Spin-Off, in respect of GM’s ownership interest in Hughes, the Cash Dividend (as defined in the GM/ Hughes Separation Agreement) (which amount may be reduced pursuant to Section 1.3 of the Separation Agreement) and, if and to the extent of any shortfall in funds available to Hughes to pay in full the Cash Dividend, the Hughes Demand Note (as defined in the GM/ Hughes Separation Agreement), and, under certain circumstances, notes secured by a pledge of certain shares of ECC stock by Charles W. Ergen (“Ergen”), the controlling stockholder of ECC, and in connection with such dividend the denominator of the fraction described in Article

Fourth, Division I, Section (a)(4) of the GM Certificate of Incorporation will be reduced as contemplated by the GM/ Hughes Separation Agreement (the “Hughes Recapitalization”); and

(b) immediately following the Hughes Recapitalization, GM will effect the Spin-Off in the following manner: (i) pursuant to an amendment to the GM Certificate of Incorporation made in connection with the Hercules Recapitalization, GM will distribute to the holders of record of GM Class H Common Stock shares of Hughes Class C Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock, and the GM Class H Common Stock will be redeemed and canceled, (ii) in accordance with the Certificate of Designations relating to the GM Series H Preference Stock, GM will distribute to holders of record of GM Series H Preference Stock shares of Hughes Preference Stock in exchange for all of the outstanding shares of GM Series H Preference Stock, and the GM Series H Preference Stock will be canceled, and (iii) subject to Section 5.2(h) of the Implementation Agreement, GM will either retain, or, immediately following the redemption of shares of GM Class H Common Stock in exchange for shares of Hughes Class C Common Stock as described in clause (i) above, distribute by means of a dividend to the holders of record of the GM $1 2/3 Common Stock, in respect of all outstanding shares of GM $1 2/3 Common Stock, the remaining shares of Hughes Class C Common Stock held by GM and not previously distributed to the holders of record of GM Class H Common Stock (the transactions described in clauses (i) through (iii) above being herein referred to collectively as the “Spin-Off,” and the Hughes Recapitalization, the Spin-Off and the GM Debt/ Equity Exchange being herein referred to collectively as the “GM Transactions”).

      We understand that pursuant to the PanAmSat Stock Purchase Agreement, HCI, HCG and HCSS have agreed to sell to ECC, and ECC has agreed to purchase from HCI, HCG and HCSS, all of the shares of capital stock of PanAmSat owned by HCI, HCG and HCSS in the event that the Merger Agreement is terminated in certain specified circumstances relating to the treatment of the Merger under applicable antitrust laws or relating to a failure of the Hughes Financing. In addition, you have informed us that (i) certain lenders have delivered a commitment letter to Hughes and ECC pursuant to which they have committed to lend to Hughes (prior to the Merger Effective Time) and the Surviving Corporation (immediately after the Merger Effective Time) up to $2.7625 billion for the purpose of financing the Recapitalization Amount (as defined in the GM/ Hughes Separation Agreement), refinancing certain outstanding indebtedness in connection with the consummation of the Merger and financing the combined business of Hughes and ECC following the Merger on the terms set forth therein (together with the arrangements described under clause (ii) below, the “Hughes Financing”), (ii) ECC has committed to use its best efforts to arrange for additional financing such that the aggregate amount of financing to be obtained pursuant to the Hughes Financing (including financing arranged pursuant to any co-arrangements with co-arrangers as contemplated under the commitment letter relating to the Hughes Financing) shall be in the amount of at least $5.525 billion, and, in the event and to the extent that there is not such additional financing, GM will receive a note secured by certain shares of ECC stock pledged by Ergen, and (iii) certain lenders have delivered a commitment letter to ECC pursuant to which they have committed to lend to ECC up to $1.9 billion for the purpose of consummating the PanAmSat Stock Sale on the terms set forth therein (the “PanAmSat Financing” and, together with the Hughes Financing, the “Financings”). You have also informed us that at any time after the date of the Merger Agreement and prior to the date that is six months after the Spin-Off Effective Time, GM may, pursuant to one or more transactions, issue shares of GM Class H Common Stock or distribute shares of Hughes Class C Common Stock up to an aggregate of one hundred million Exchange Shares (subject to reduction pursuant to the Separation Agreement and subject to increase by up to an additional fifty million Exchange Shares pursuant to the Implementation Agreement) to holders of Exchange Debt in exchange for such Exchange Debt.

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hughes and GM, having provided certain investment banking services to Hughes and GM from time to time, including (i) having advised Hughes in its purchase of an equity interest in Thomson Multimedia in December 1998; (ii) having acted as underwriter with respect to the initial public offering of 100 million shares of Common Stock of Delphi Automotive Systems Corporation, a wholly owned subsidiary of GM at the time of the transaction in February 1999; (iii) having acted as financial advisor to Hughes in connection with its acquisition of the medium power direct broadcast satellite business of Primestar Inc. in April 1999; (iv) having acted as underwriter in connection with the Delphi Automotive Systems Corporation offering of aggregate principal amount $500 million of 6.15% Notes due May 2004 in April 1999, of aggregate principal amount $500 million of 6.50% Notes due May 2009 in April 1999, and of aggregate principal amount $500 million of 7.125% Notes due May 2029 in April 1999; (v) having acted as underwriter with respect to certain General Motors Acceptance Corporation mortgage securitizations of aggregate principal amount $1 billion in June 1998, aggregate principal amount $1.362 billion in February 1999, aggregate principal amount $1.0 billion in June 1999 and of aggregate principal amount $1.150 billion in October 1999; (vi) having acted as bookrunner with respect to the Delphi Automotive Systems Corporation Stock Repurchase Program in May 2000; and (vii) having acted as bookrunner in connection with the GM Nova Scotia Finance Company offering of aggregate principle amount $750 million of 6.85% Notes due October 2008 in October 2001. We have also acted as financial advisor to Hughes in connection with, and have participated in certain of the negotiations leading up to, the definitive agreements relating to the Merger and certain related transactions. We also have provided investment banking services to ECC and its affiliates from time to time. Goldman, Sachs & Co. may provide investment banking and advisory services to GM, Hughes, ECC and their respective affiliates in the future. Goldman, Sachs & Co. provides a full range of financial, advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hughes (after the Spin-Off), GM, ECC or their respective affiliates, for its own account or the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Implementation Agreement; the GM/ Hughes Separation Agreement; the Supplemental Agreement; the Pledge Agreement; the Merger Commitment Letter; the PanAmSat Commitment Letter; the PanAmSat Stock Purchase Agreement; Annual Reports to holders of GM Class H Common Stock for each of the five years ended December 31, 2000; Annual Reports to Stockholders of PanAmSat on Form 10-K for each of the three years ended December 31, 2000; Annual Reports to stockholders of ECC on Form 10K for each of the five years ended December 31, 2000; certain quarterly reports to stockholders of ECC on Form 10Q; various Prospectuses and Offering Memoranda of ECC with respect to certain ECC public debt securities; certain other communications from GM and ECC to their respective stockholders; and certain internal financial analyses and forecasts for Hughes and ECC (and certain of their affiliates) prepared by their managements, including certain other estimates prepared by Hughes management as to the cost savings and other potential synergies expected to result from the Merger (the “Synergies”). We also have held discussions with members of the senior management of Hughes, PanAmSat and ECC regarding their assessment of the past and current business operations, financial condition, and future prospects of their respective companies including, in the case of Hughes and ECC, discussions of the strategic rationale for and potential benefits of the Merger and related transactions, including the Synergies. In addition, we have reviewed the reported price and trading activity for the shares of GM Class H Common Stock and the publicly traded shares of ECC; compared certain financial information for Hughes and ECC with similar information for certain other companies the securities of which are publicly traded; compared certain stock market information for ECC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the communications, direct-to-home satellite broadcast and media industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed the accuracy and completeness thereof for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts provided to us, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Hughes and ECC (and certain of their affiliates), as applicable, and that such forecasts will be realized in the amounts and at the times contemplated thereby. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement and the Implementation Agreement will be obtained without any adverse effect on Hughes, GM, ECC or the combined company following the Merger or the contemplated benefits thereof reflected in such financial forecasts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Hughes or ECC or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Boards of Directors of GM and Hughes in connection with their consideration of the Merger and certain related transactions.

      You have informed us that the Boards of Directors of GM and Hughes are considering the Merger in the context of the GM Transactions, the Financings and certain related transactions. For purposes of our analyses, we have been advised and have assumed (and we have been advised that for purposes of preparing the financial forecasts referred to above that the managements of Hughes and ECC have assumed) that the GM Transactions, the Financings and certain related transactions will be completed as contemplated by the Merger Agreement, the Implementation Agreement, the GM/ Hughes Separation Agreement and certain related agreements contemplated thereby (including as respects the tax treatment of each of such transactions), and we took into account the terms of such transactions, among other things, in our analyses. You also have advised us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. However, we express no opinion whatsoever concerning the GM Transactions, the Financings and certain related transactions or the likelihood of their consummation. In particular, we are not opining as to the fairness of the GM Transactions or as to the fairness to, or as between, each of the holders of the GM 1 2/3 Common Stock and the GM Class H Common Stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM 1 2/3 Common Stock and to the holders of the GM Class H Common Stock in the GM Transactions. Furthermore, you have advised us that GM expects to receive from other financial advisors opinions as to the fairness from a financial point of view to each of the holders of the GM 1 2/3 Common Stock and the GM Class H Common Stock, respectively, of the consideration to be provided to GM and its subsidiaries, to the holders of the GM 1 2/3 Common Stock as a class and to the holders of the GM Class H Common Stock as a class in the GM Transactions. Our opinion necessarily is based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion is directed only to the fairness from a financial point of view of the Exchange Ratios, and as such does not in any respect address GM’s or Hughes’s underlying business decision to effect the Merger or the GM Transactions or constitute a recommendation concerning how holders of the Common Shares should vote with respect to the GM Transactions. We also express no opinion herein as to the prices at which the shares of Hughes Class C Common Stock may trade if and when they trade publicly. In addition, we express no opinion as to the relative merits of the Merger and alternative potential transactions.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof and based on current market conditions the Exchange Ratios are fair from a financial point of view to the holders of Hughes Common Stock immediately prior to the Merger, including GM and the holders of GM 1 2/3 Common Stock and GM Class H Common Stock, as applicable.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

Deutsche Banc Alex. Brown Fairness Opinion

[DEUTSCHE BANC ALEX. BROWN LOGO]	[DEUTSCHE BANK LOGO]
Deutsche Banc Alex. Brown Inc.
Global Corporate Finance
280 Park Avenue, 9th Floor
New York, NY 10017
Tel 212-454-6500
Fax 212-454-0200

October 28, 2001

Board of Directors

EchoStar Communications Corporation
5701 S. Santa Fe Drive
Littleton, CO 80120

Members of the Board of Directors:

      Deutsche Banc Alex. Brown Inc. (“DBAB”) has acted as financial advisor to EchoStar Communications Corporation (“EchoStar”), a Nevada corporation, in connection with the proposed merger of EchoStar and Hughes Electronics Corporation (“Hughes”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of October 28, 2001 by and between Hughes and EchoStar (the “Merger Agreement”), which provides, among other things, for the merger of EchoStar with and into Hughes (the “Transaction”) after the recapitalization of Hughes pursuant to a Separation Agreement, dated as of October 28, 2001, by and between General Motors Corporation (“GM”), a Delaware corporation and Hughes (the “Separation Agreement”) and the spin-off of Hughes from GM pursuant to the Implementation Agreement, dated as of October 28, 2001 by and among GM, Hughes and EchoStar (the “Implementation Agreement”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of Class A common stock, par value $0.01 per share, of EchoStar (“Class A Common Stock”) not owned directly by EchoStar will be converted into the right to receive 1/.73 shares (the “Class A Exchange Ratio”) of Class A common stock, par value $0.01 per share, of Hughes and each share of Class B common stock, par value $0.01 per share, of EchoStar not owned directly by EchoStar will be converted into the right to receive 1/.73 shares of Class B common stock, par value $0.01 per share, of Hughes. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used and not defined herein have the meaning assigned to such terms in the Merger Agreement.

      You have requested DBAB’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of the Class A Common Stock.

      In connection with DBAB’s role as financial advisor to EchoStar, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Hughes and EchoStar and certain internal analyses and other information furnished to it by Hughes and EchoStar. DBAB has also held discussions with members of the senior managements of Hughes and EchoStar regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Class H common stock, par value $0.10 per share, of GM, and Class A Common Stock, (ii) compared certain financial and stock market information for Hughes and EchoStar with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the terms of the Merger Agreement, the Implementation Agreement, the Separation Agreement and the PanAmSat Stock Purchase Agreement, and certain related documents (collectively, the “Transaction Documents”), and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

      DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Hughes or EchoStar, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Hughes or EchoStar. With respect to the financial forecasts and projections made available by EchoStar and Hughes to DBAB and used in DBAB’s analyses, and with respect to analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected to be achieved as a result of the Transaction (collectively, the “Synergies”), made available by EchoStar to DBAB and used in DBAB’s analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Hughes or EchoStar, as the case may be, as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. DBAB’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

      For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analyses, the representations and warranties of GM, EchoStar and Hughes contained in the Transaction Documents are true and correct, GM, EchoStar and Hughes will each perform all of the covenants and agreements to be performed by it under the Transaction Documents and certain related documents and all conditions to the obligations of each of GM, EchoStar and Hughes to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either EchoStar or Hughes is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the combined company or materially reduce the contemplated benefits of the Transaction to EchoStar. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Transaction will be tax-free to each of EchoStar and Hughes and their respective stockholders.

      This opinion is addressed to, and for the use and benefit of, the Board of Directors of EchoStar and is not a recommendation to the stockholders of EchoStar to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, of the Class A Exchange Ratio to the holders of the Class A Common Stock, and DBAB expresses no opinion as to the merits of the underlying decision by EchoStar to engage in the Transaction.

      DBAB will be paid a fee for its services as financial advisor to EchoStar in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to EchoStar, GM and Hughes or their affiliates for which it has received compensation. One or more members of the DB Group have agreed to provide financing in connection with the Transaction. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of EchoStar, GM and Hughes for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

      Based upon and subject to the foregoing, it is DBAB’s opinion as investment bankers that, as of the date hereof, the Class A Exchange Ratio is fair, from a financial point of view, to the holders of the Class A Common Stock.

Very truly yours,

/s/ Deutsche Banc Alex. Brown Inc.

DEUTSCHE BANC ALEX. BROWN INC.

APPENDIX D:

HEC HOLDINGS, INC.

BALANCE SHEET

Index

Independent Auditors’ Report	D-2
Balance Sheet as of March 11, 2002	D-3
Notes to Balance Sheet	D-4

Independent Auditors’ Report

To the Board of Directors of General Motors Corporation, the sole stockholder of HEC Holdings, Inc., and the Board of Directors of HEC Holdings, Inc.:

We have audited the balance sheet of HEC Holdings, Inc. as of March 11, 2002. This balance sheet is the responsibility of HEC Holdings, Inc.’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of HEC Holdings, Inc. as of March 11, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Detroit, Michigan

March 12, 2002

HEC HOLDINGS, INC.

BALANCE SHEET

March 11, 2002

ASSETS
Total Assets	$—

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities	$—
Stockholder’s Equity:
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	$99
Receivable from General Motors Corporation	$(100)

Total Stockholder’s equity	$—
Total Liabilities and Stockholder’s Equity	$—

See accompanying notes

HEC HOLDINGS, INC.

NOTES TO BALANCE SHEET

Note 1: Organization and Basis of Presentation

      HEC Holdings, Inc. (the “Company”) was incorporated in the state of Delaware on March 7, 2002. The Company was formed in connection with the contemplated merger (the “Merger”) of the businesses of Hughes Electronics Corporation (“Hughes”) and EchoStar Communications Corporation (“EchoStar”). The Company is currently a wholly owned subsidiary of General Motors Corporation (“GM”). In the event of the Merger, the Company will eventually hold all of the capital stock of Hughes and be separated from GM pursuant to the Hughes split-off. In the event of the Merger, EchoStar will be merged with and into the Company, with the Company as the surviving corporation. In the event of the Merger, the name of the Company will be changed to “EchoStar Communications Corporation” and Hughes will become a wholly owned subsidiary of the surviving company. Immediately after such a Merger, the business of the surviving company will consist of the combined businesses currently conducted separately by Hughes and EchoStar.

      Other than its formation, the Company has not conducted any activities; accordingly no statements of operations, cash flows, comprehensive income, or changes in stockholder’s equity are presented.

Note 2: Stockholder’s Equity

      The Company is authorized to issue 1,000 shares of $0.01 par value common stock. The Company issued 100 shares to GM on March 11, 2002 for one dollar ($1) per share, and has recorded a receivable from GM of $100 related to this issuance. This receivable from General Motors Corporation is payable at such time or times as determined by the Board of Directors of the Company, in cash or other consideration as approved by the Board of Directors of the Company.

GM $1 2/3 PAR VALUE COMMON STOCKHOLDERS AND GM CLASS H COMMON STOCKHOLDERS ARE URGED TO COMPLETE AND RETURN THEIR CONSENT CARDS AS SOON AS POSSIBLE

      For the GM/Hughes separation transactions and the Hughes/EchoStar merger to occur, GM $1 2/3 par value common stockholders and GM Class H common stockholders, voting separately as classes and voting together as a single class based on their respective per share voting power, must approve BOTH proposals relating to the Transactions. If GM $1 2/3 par value common stockholders and GM Class H common stockholders do not complete, date, sign and return the enclosed consent card, it has the same effect as voting against the Transactions.

      If you are a GM $1 2/3 par value common stockholder or a GM Class H common stockholder and you have any questions about the Transactions or how to complete and submit your consent card, or if you would like to request additional copies of this document, contact the GM solicitation agent as follows:

Morrow & Co., Inc.

445 Park Avenue
5th Floor
New York, New York 10022
(      )       -            (Toll-Free) for calls in the United States, Canada and Mexico
(      )       -            (Collect) for calls outside the United States, Canada and Mexico